EXHIBIT 2.1

MASTER TRANSACTION AGREEMENT

by and among

VORNADO REALTY TRUST,

VORNADO REALTY L.P.,

JBG PROPERTIES INC.,

JBG/OPERATING PARTNERS, L.P.,

THE JBG PARTIES SET FORTH ON SCHEDULE A,

VORNADO DC SPINCO

and

VORNADO DC SPINCO OP LP

dated as of

October 31, 2016

i

ii

iii

iv

Schedules and Exhibits

Schedule A	JBG Properties Affiliates
Schedule B	Asset Values
Schedule C	Terms of Cleaning Services Agreements
Schedule D	Example of Share Number Calculation
Exhibit A-1	Vornado Included Properties
Exhibit A-2	Vornado Included Entities
Exhibit A-3	Vornado Included Investments
Exhibit B-1	JBG Included Properties
Exhibit B-2	JBG Included Entities
Exhibit B-3	JBG Managing Member Entities
Exhibit C-1	Form of JBG LLC Merger Agreement
Exhibit C-2	Form of JBG Fund Contribution Agreement
Exhibit C-3	Form of JBG Partnership Merger Agreement
Exhibit C-4	Form of JBG Properties Contribution Agreement
Exhibit C-5	Form of JBG Managing Member Contribution Agreement
Exhibit D	Form of Separation and Distribution Agreement
Exhibit E	Form of Registration Rights Agreements
Exhibit F	Form of Partnership Agreement Amendment and Restatement
Exhibit G	Form of Employee Matters Agreement
Exhibit H	Form of Tax Matters Agreement
Exhibit I	Form of GP Subcontract
Exhibit J	Form of FIRPTA Certificate
Exhibit K	Form of Equity Incentive Plan
Exhibit L	Form of Declaration of Trust Amendment and Restatement
Exhibit M	Form of Bylaws Amendment and Restatement
Exhibit N	Form of Ground Lease Estoppel

v

MASTER TRANSACTION AGREEMENT

This MASTER TRANSACTION AGREEMENT (hereinafter referred to as this “Agreement”), dated as of October 31, 2016, is made by and among Vornado Realty Trust, a Maryland real estate investment trust (“Vornado”), Vornado Realty L.P., a Delaware limited partnership (“Vornado OP”, and together with Vornado, the “Vornado Parties”), JBG Properties Inc., a Maryland corporation (“JBG Properties”), JBG/Operating Partners, L.P., a Delaware limited partnership (“JBG Operating Partners” and together with JBG Properties, the “JBG Management Entities”) and the JBG Properties affiliates listed on Schedule A (the “JBG Funds” and together with the JBG Management Entities, the “JBG Parties”), Vornado DC Spinco, a Maryland real estate investment trust (“Newco”) and Vornado DC Spinco OP LP, a Delaware limited partnership (“Newco OP”, and together with the Vornado Parties, the JBG Parties and Newco, collectively, the “Parties”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.6 (Certain Definitions) or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

WHEREAS, certain subsidiaries of the Vornado Parties are engaged in real estate investment, development, leasing and property management in the Washington D.C. metropolitan area;

WHEREAS, the JBG Parties and their affiliate entities are engaged in real estate investment, development, leasing and property management predominantly in the Washington D.C. metropolitan area;

WHEREAS, the Vornado Parties own direct or indirect interests in the real properties set forth on Exhibit A-1 hereto (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances benefitting such real property, collectively, the “Vornado Included Properties”) through their ownership of the Equity Interests of the entities set forth on Exhibit A-2 hereto (the “Vornado Included Entities”) (collectively, the “Vornado Included Interests”);

WHEREAS, the Vornado Included Entities own direct or indirect interests in the real properties listed on Section A of the Vornado Disclosure Letter (collectively, the “Vornado Excluded Properties”), which Vornado Excluded Properties will not be acquired by Newco or Newco OP (together with all other assets and properties of the Vornado Parties that constitute Vornado Assets as defined in the Separation and Distribution Agreement, the “Vornado Excluded Assets”);

WHEREAS, certain Vornado Included Entities own direct or indirect debt or equity investments in the entities listed on Exhibit A-3 hereto (collectively, the “Vornado Included Investments”);

WHEREAS, the JBG Funds own direct or indirect interests in the real properties and hold real property purchase options and interests set forth on Exhibit B-1 hereto (all such real property interests and purchase options, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances benefitting such real property, collectively, the “JBG Included Properties”) through their ownership of the Equity Interests of the entities (the “JBG Included Entities”) set forth on Exhibit B-2 hereto (collectively, the “JBG Included Interests”);

WHEREAS, the entities listed on Exhibit B-3 hereto (the “JBG Managing Member Entities”) act as the managing member in respect of certain JBG Included Entities;

WHEREAS, the JBG Funds own direct or indirect interests in the real properties listed on Section A of the JBG Disclosure Letter hereto (collectively, the “JBG Excluded Properties”), which JBG Excluded Properties will not be acquired by Newco or Newco OP (together with all other assets and properties of the JBG Funds other than the JBG Included Assets, the “JBG Excluded Assets”);

WHEREAS, prior to the Closing, each JBG Fund will engage in a restructuring through a series of steps pursuant to which, among other things, the JBG Included Assets of each JBG Fund will be transferred to a newly formed entity (each such newly formed entity, a “Transferred LLC”) to be owned directly or indirectly by the members or partners of such JBG Fund, as applicable;

WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, the Parties desire to effectuate a series of transactions, including the Pre-Combination Transactions (as defined below), the Combination Transactions (as defined below) and the Restructuring Transactions (as defined below) (together, the “Transactions”);

WHEREAS, as consideration for the contributions of the JBG Included Assets, by way of contribution, merger or otherwise, of the Transferred LLCs by way of contribution, merger or otherwise, and of the merger of JBG Operating Partners described below, (a) Newco shall, or shall cause Newco OP to, deliver to the applicable JBG Parties or JBG Designees the Cash Consideration, (b) Newco shall issue to the applicable JBG Parties or JBG Designees the Issued Newco Shares and/or shall contribute certain of the Issued Newco Shares to Newco OP in exchange for an equal number of OP Units, and in turn Newco OP shall deliver such Issued Newco Shares to the applicable JBG Parties or JBG Designees, and (c) Newco OP shall issue to the JBG Parties the Issued OP Units (the transactions contemplated under the preceding clauses (b) and (c) being referred to herein as the “Equity Issuance”);

WHEREAS, the board of trustees of Vornado (the “Vornado Board”) has duly and validly authorized the execution and delivery of this Agreement and the Transactions to be effected by Vornado, Vornado OP and the Vornado Subsidiaries;

WHEREAS, Vornado in its capacity as the sole general partner of Vornado OP, on behalf of Vornado OP, has approved this Agreement and the Transactions to be effected by Vornado OP and its Subsidiaries;

WHEREAS, each of the JBG Parties has received any requisite approval pursuant to its Governing Documents of the Restructuring Transactions, this Agreement, the contribution of the JBG Included Assets and the other Transactions;

WHEREAS, as an inducement to and condition of the Vornado Parties entering into this Agreement, each of the employees listed in Section B of the JBG Disclosure Letter have concurrently entered into employment agreements with Newco, which shall become effective contingent upon and as of the Closing (the “Employment Agreements”); and

WHEREAS, the Vornado Parties and the JBG Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various conditions to the Transactions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

CONTRIBUTIONS, DISTRIBUTIONS AND MERGERS

Section 1.1. Pre-Combination Transactions. Subject to Section 5.8, and pursuant to the terms and subject to the conditions herein, and in reliance upon the representations, warranties and agreements herein, the steps set forth on Section 1.1 of the Vornado Disclosure Letter constitute the “Pre-Combination Transactions”.

Section 1.2. Combination Transactions. Subject to Section 5.8, immediately following the occurrence of the Pre-Combination Transactions, and pursuant to the terms and subject to the conditions herein, and in reliance upon the representations, warranties and agreements herein, the following “Combination Transactions” shall occur:

(a) Fund VI Contribution. Immediately prior to or at the Closing, but following the occurrence of the Pre-Combination Transactions, JBG Investment Fund VI, L.L.C. (“Fund VI”) will consummate a series of transactions, pursuant to which the Transferred LLC of Fund VI (which will own all right, title and interest in and to the JBG Included Interests with respect to the JBG Included Properties listed under “Fund VI” on Section 1.2 of the JBG Disclosure Letter and all JBG Included Assets related thereto and no other assets or properties) will merge (pursuant to a merger agreement substantially in the form attached hereto as Exhibit C-1 (such form, with all blanks completed and other applicable revisions made in a manner consistent with this Agreement being hereinafter referred to as the “JBG LLC Merger

Agreement”)) with a wholly-owned subsidiary (directly and indirectly) of Newco OP, with the Transferred LLC of Fund VI surviving in such merger and Newco OP owning all of the interests in the Transferred LLC of Fund VI (directly and indirectly).

(b) Fund VII Contribution. Immediately prior to or at the Closing, but following the occurrence of the Pre-Combination Transactions, JBG Investment Fund VII, L.L.C. (“Fund VII”) will consummate a series of transactions, pursuant to which the Transferred LLC of Fund VII (which will own all right, title and interest in and to the JBG Included Interests with respect to the JBG Included Properties listed under “Fund VII” on Section 1.2 of the JBG Disclosure Letter and all JBG Included Assets related thereto and no other assets or properties) will merge (pursuant to a JBG LLC Merger Agreement with all blanks completed and other applicable revisions made in a manner consistent with this Agreement) with a wholly-owned subsidiary (directly and indirectly) of Newco OP, with the Transferred LLC of Fund VII surviving in such merger and Newco OP owning all of the interests in the Transferred LLC of Fund VII (directly and indirectly).

(c) Fund VIII Contribution. Immediately prior to or at the Closing, but following the occurrence of the Pre-Combination Transactions, JBG Investment Fund VIII, L.L.C. (“Fund VIII”) will consummate a series of transactions, pursuant to which all of the Equity Interests in the Transferred LLC of Fund VIII (which will own 100% of the outstanding common Equity Interests in JBG/Fund VIII Trust (“Fund VIII REIT”) and which together with Fund VIII REIT will collectively own all right, title and interest in and to the JBG Included Interests with respect to the JBG Included Properties listed under “Fund VIII” on Section 1.2 of the JBG Disclosure Letter and all JBG Included Assets related thereto and no other assets or properties) will be contributed to Newco OP pursuant to a contribution agreement substantially in the form attached hereto as Exhibit C-2 (such form, with all blanks completed and other applicable revisions made in a manner consistent with this Agreement being hereinafter referred to as the “JBG Fund Contribution Agreement”).

(d) Fund IX Contribution. Immediately prior to or at the Closing, but following the occurrence of the Pre-Combination Transactions, JBG Investment Fund IX, L.L.C. (“Fund IX”) will consummate a series of transactions, pursuant to which the Transferred LLC of Fund IX (which will own all right, title and interest in and to the JBG Included Interests with respect to the JBG Included Properties listed under “Fund IX” on Section 1.2 of the JBG Disclosure Letter and all JBG Included Assets related thereto and no other assets or properties) will merge (pursuant to a JBG LLC Merger Agreement with all blanks completed and other applicable revisions made in a manner consistent with this Agreement) with a wholly-owned subsidiary (directly and indirectly) of Newco OP, with the Transferred LLC of Fund IX surviving in such merger and Newco OP owning all of the interests in the Transferred LLC of Fund IX (directly and indirectly).

(e) UDM Contribution. Immediately prior to or at the Closing, but following the occurrence of the Pre-Combination Transactions, JBG/Urban Direct Member, L.L.C. (“UDM”) will consummate a series of transactions, pursuant to which all of the Equity Interests in the Transferred LLC of UDM (which will own all right, title and interest in and to the JBG

Included Interests listed under “UDM” on Section 1.2 of the JBG Disclosure Letter and all JBG Included Assets related thereto and no other assets or properties) will be contributed to Newco OP pursuant to a JBG Fund Contribution Agreement with all blanks completed and other applicable revisions made in a manner consistent with this Agreement.

(f) Management Company Transactions. Immediately prior to or at the Closing, but following the occurrence of the Pre-Combination Transactions:

(i) JBG Operating Partners will merge with and into a wholly owned limited liability company Subsidiary of Newco OP, with the partners of JBG Operating Partners receiving OP Units as set forth in a merger agreement substantially in the form attached hereto as Exhibit C-3 (such form with all blanks completed in a manner consistent with this Agreement being hereinafter referred to as the “JBG Partnership Merger Agreement” and together with the JBG LLC Merger Agreement, the “JBG Merger Agreements”);

(ii) JBG Properties will transfer all of its assets to Newco OP in exchange for OP Units as set forth in a contribution agreement substantially in the form attached hereto as Exhibit C-4 (such form with all blanks completed in a manner consistent with this Agreement being hereinafter referred to as the “JBG Properties Contribution Agreement”); and

(iii) The JBG Management Entities shall cause each JBG Managing Member Entity to transfer and contribute any managing member interest it has in any JBG Included Entity as set forth on Section 1.2 of the JBG Disclosure Letter (collectively, the “Managing Member Interests”) other than any Excluded Managing Member Interest, to a newly formed wholly owned Subsidiary of Newco OP pursuant to a contribution agreement substantially in the form attached hereto as Exhibit C-5 (such form, with all blanks completed and other applicable revisions made in a manner consistent with this Agreement being hereinafter referred to as the “JBG Managing Member Contribution Agreement” and together with the JBG Fund Contribution Agreements and the JBG Properties Contribution Agreement, the “JBG Contribution Agreements”).

Section 1.3. Post-Closing Structuring. Immediately following the Closing, Newco shall cause the actions set forth on Section 1.3 of the JBG Disclosure Letter that are contemplated to be taken after Closing (the “Post-Closing Transactions”) to be implemented as set forth therein. The Parties will reasonably agree to modify the Post-Closing Transactions as requested by either Party so long as such modifications do not adversely affect the non- requesting Party in any material respect.

Section 1.4. Consideration for JBG Contributions. In consideration of the JBG Parties’ contribution of the JBG Included Assets pursuant to the transactions described in Section 1.2, the JBG Parties and their JBG Designees will receive from Newco and Newco OP, collectively, a number of Issued Newco Shares and/or Issued OP Units (collectively, the “Equity

Consideration”) equal to the Share Number. The composition of the Equity Consideration will be determined in accordance with Section 1.7 (it being understood that certain JBG Parties or JBG Designees may be required to accept Cash Consideration in lieu of Equity Consideration as provided by Section 1.7).

Section 1.5. Asset Values of the Included Assets.

(a) As of the applicable Valuation Date, the equity value of each Included Property, each Vornado Included Investment, and of the Vornado management business and of the JBG management business (each such value, the “Asset Value”) is set forth on Schedule B.

(b) Adjustments to Valuations.

(i) The Asset Value of each Included Property shall be increased, without duplication, by amounts actually paid prior to the Revaluation Time in connection with such Included Property by the Vornado Parties or their Subsidiaries or the JBG Parties or their Subsidiaries, as applicable, for (A) tenant improvement costs, tenant improvement allowances, landlord work, base building work required in connection with a lease, leasing commissions, buyout costs (net of any subleasing or other similar revenues) with respect to a tenant’s former premises and other leasing costs (collectively, “Leasing Costs”) actually paid before the Revaluation Time (or, as provided by Section 1.5(d), after the Revaluation Time and before the Closing Date) pursuant to any Vornado Lease or JBG Lease (including any amendments, extensions, expansions or renewals of a Vornado Lease or JBG Lease) first signed after the applicable Valuation Date, provided, that with respect to the Included Properties identified on Section 1.5(b)(i)(A) of the JBG Disclosure Letter or on Section 1.5(b)(i)(A) of the Vornado Disclosure Letter (collectively, the “Under Construction and Predevelopment Properties”), the adjustment described in this clause (A) shall also apply with respect to Leasing Costs actually paid after the Valuation Date with respect to Vornado Leases and JBG Leases (including any amendments, extensions, expansions or renewals of a Vornado Lease or JBG Lease) in existence as of the applicable Valuation Date, (B) costs of capital expenditures to an Included Property paid after the applicable Valuation Date and before the Revaluation Time (or, as provided by Section 1.5(d), after the Revaluation Time and before the Closing Date), (C) amortization, repayment, prepayment or paydown after the applicable Valuation Date and before the Revaluation Time (or, as provided by Section 1.5(d), after the Revaluation Time and before the Closing Date) of the principal amount of any Indebtedness, other than Intercompany Indebtedness (but excluding, however, any Interest Payments, exit fees, prepayment premiums, LIBOR breakage fees, hedge breakage costs and similar amounts payable in connection therewith, and any other financing fees and closing costs paid in connection therewith) of a JBG Included Entity or a Vornado Included Entity, as applicable, which owns a direct or indirect interest in such Included Property, (D) land acquisition and development costs, including soft costs such as architect’s and engineering fees, pre- development fees, development fees, construction management fees, legal fees, marketing expenses, taxes and utilities during construction, brokerage fees, etc. and all hard costs, including amounts payable to contractors and subcontractors with respect to the development project, including but not limited to site costs, parking and garage costs and base building costs (“Acquisition and Development Costs”), paid for the Included Properties after the applicable Valuation Date and before the Revaluation Time (or, as provided by Section 1.5(d), after the Revaluation Time and before the Closing Date), but excluding, however, (x) Interest Payments and capitalized interest for the Included Properties and (y) real estate taxes, insurance premiums and other carrying costs for the Included Properties (except that the exclusion described in this clause (y) shall not apply to Under Construction and Predevelopment Properties, the amounts for which shall not be excluded), and (z) Acquisition and Development Costs paid to acquire an additional interest in an Included Property, to the extent the ownership percentage in such Included Property is thereby increased as contemplated by Section 1.5(b)(iii), (E) with respect to the Vornado Included Properties only, an amount equal to the fees that would have been paid with respect to such Vornado Included Property between the applicable Valuation Date and the Revaluation Time had the Vornado Parties paid fees in accordance with the fee schedule set forth on Section 1.5(b)(i)(E) of the Vornado Disclosure Letter, (F) costs spent for any purpose set forth on Section 1.5(b)(i)(F) of the Vornado Disclosure Letter or Section 1.5(b)(i)(F) of the JBG Disclosure Letter between the applicable Valuation Date and the Revaluation Time, (G) any overstatement on Schedule B of the debt balance of such Included Property’s debt amount as of the applicable Valuation Date, and (H) any positive Net Working Capital balance of a JBG Included Entity or Vornado Included Entity as of the Revaluation Time.

(ii) The Asset Value of each Included Property shall be decreased, without duplication, by the amount of (A) Leasing Costs that are not yet paid as of the Revaluation Time (or, as provided by Section 1.5(d), as of the Closing Date) pursuant to any Vornado Lease or JBG Lease (including any amendments, extensions, expansions or renewals of a Vornado Lease or JBG Lease) existing as of the applicable Valuation Date, provided, that any liability for ongoing lease and other payment obligations related to the assumption of space on behalf of a tenant (net of any subleasing or other similar revenues) shall decrease Asset Value by only fifty percent (50%) of the outstanding liability; provided, further, that this clause (A) shall not apply to Under Construction and Predevelopment Properties, (B) new Indebtedness or advances with respect to existing Indebtedness, or the accrual of additional accrued and unpaid interest of any new or existing Indebtedness, of any JBG Included Entity or Vornado Included Entity, as applicable, which owns a direct or indirect interest in such Included Property incurred after the applicable Valuation Date and existing as of the Revaluation Time, but in each case, excluding any Intercompany Indebtedness, (C) exit fees, prepayment premiums, LIBOR breakage fees, hedge breakage costs and similar amounts payable in connection with the refinancing of Indebtedness pursuant to a Credit Facility Refinancing Draw as provided by Section 5.2(f)(i) or Section 5.2(f)(ii), (D) any understatement on Schedule B of the debt balance of such Included Property’s debt amount as of the applicable Valuation Date and (E) any negative Net Working Capital balance of a JBG Included Entity or Vornado Included Entity as of the Revaluation Time.

(iii) Schedule B sets forth the ownership percentage in each Included Property represented by the Vornado Included Interests or the JBG Included Interests, as applicable, as of the applicable Valuation Date. Any adjustments made pursuant to this Section 1.5(b) shall take into account the percentage ownership such that the increase or decrease with respect to a particular item shall be in an amount equal to the product of the total amount paid multiplied by the “Contributed Percentage” with respect to such Included Property as specified on such Schedule B. If as of the Revaluation Time a Vornado Party or the applicable JBG Party owns a percentage of the direct or indirect interests in any Included Property that is different than the percentage specified on Schedule B, then the adjustments made pursuant to this Section 1.5(b) as modified by this clause (iii) shall take into account the actual amount of such ownership as of the Revaluation Time. In addition, the initial Asset Values will be adjusted to reflect the actual amount of the Parties’ ownership in any Included Property as of the Revaluation Time.

(iv) Notwithstanding the foregoing, with respect to the Included Properties listed on Section 1.5(b)(iv) of the JBG Disclosure Letter and on Section 1.5(b)(iv) of the Vornado Disclosure Letter, there will be no increase to the Asset Value of such Included Properties on account of payments of amounts described in clauses (A), (B) or (D) of Section 1.5(b)(i), and the Asset Values of such Included Properties shall be decreased by the amount of any Acquisition and Development Costs and any Leasing Costs required to achieve stabilization of such Included Properties, in each case, that are still to be paid as of the Revaluation Time (or, as provided by Section 1.5(d), as of the Closing Date).

(v) The Asset Value of the JBG management business shall be decreased by (A) the amount of any liabilities set forth on Section 1.5(b)(v) of the JBG Disclosure Letter and (B) the amount of any further management fees to be paid by any JBG Fund to any JBG Party other than in cash.

(vi) The Asset Value of any Vornado Included Investment shall be increased by amounts actually contributed after September 30, 2016 and prior to the Revaluation Time by the Vornado Parties or their Subsidiaries (other than from one Vornado Included Entity to another) on account of unfunded capital commitments to the entities pertaining to such Vornado Included Investments.

(vii) The aggregate Asset Values of the JBG Included Assets (such decrease to be allocated among the individual JBG Included Properties on a pro rata basis, based on Asset Values as adjusted on the Revaluation Time pursuant to this Section 1.5) and the aggregate Asset Values of the Vornado Included Assets shall be decreased by the amounts set forth on Section 1.5(b)(vii) of the JBG Disclosure Letter and Section 1.5(b)(vii) of the Vornado Disclosure Letter, respectively.

(c) Each Group shall use Commercially Reasonable Efforts to prepare and provide to the other Group an interim calculation of the adjustments to its Asset Values described in Section 1.5(b) with respect to the most recently ended fiscal quarter within thirty (30) days after the end of each such fiscal quarter, beginning with the quarter ending December 31, 2016. Promptly after the date hereof, the each Group will engage a “Big Four” accounting firm (each a “Retained Accountant”) to periodically review its interim calculations and the draft final adjustments to be made as of the Revaluation Time. Each Group will, and will instruct its Retained Accountant to, cooperate in good faith with the other Group and its Retained Accountant to agree upon sets of procedures that will be conducted on the calculations of the adjustments set forth in this Section 1.5 and the schedules and information supporting such calculations.

(d) With respect to each of its Included Properties, each Group shall be entitled to identify, reasonably and in good faith, the amount of any Leasing Costs, capital expenditures, debt amortization, and Acquisition and Development Costs that such Group anticipates to be paid with respect to such Included Property between the Revaluation Time and the Closing Date and that, had they been paid prior to the Revaluation Time, would have been the subject of an increase in such Included Property’s Asset Value pursuant to clauses (A) through (D) of Section 1.5(b)(i), or any Leasing Costs, capital expenditures and Acquisition and Development Costs that such Group anticipates to be paid with respect to such Included Property between the Revaluation Time and the Closing Date and that, had they been paid prior to the Revaluation Time, would have averted a decrease in such Included Property’s Asset Value pursuant to clause (A) of Section 1.5(b)(ii) or Section 1.5(b)(iv) (collectively, “Credited Post- Revaluation Time Amounts”), itemizing the same in reasonable detail, and the applicable Included Property’s Asset Value will be increased, or will not be decreased, as applicable, on the Revaluation Time by such Credited Post-Revaluation Time Amounts. Between the Revaluation Time and the Closing Date, neither Group shall (x) declare, set aside or pay any Distribution on or with respect to Equity Interests of any of its Included Entities, except as may be expressly contemplated by the Pre-Combination Transactions, the Restructuring Transactions or the Combination Transactions, or (y) permit any of its Included Entities to incur any Indebtedness for borrowed money, in each case, without the approval of the other Group in its sole discretion (and if any Party shall do so in violation of this sentence, the amount of such Distribution shall be added to the amount of cash to be contributed by such Group pursuant to Section 2.2(o) or Section 2.3(k), as applicable).

(e) The Parties shall prepare and file their respective Tax Returns and any Transfer Tax returns or other filings consistent with the Asset Values of the Included Assets as adjusted pursuant to this Section 1.5 and otherwise in accordance with the methodology set forth on Section 1.5(e) of the JBG Disclosure Letter and Section 1.5(e) of the Vornado Disclosure Letter, and shall take no positions contrary thereto in any Tax Return or other Tax filing or proceeding unless otherwise required by applicable Law. Each Party’s Transfer Tax returns shall be subject to the approval of the other Group, such approval not to be unreasonably withheld, delayed or conditioned.

Section 1.6.         Kickout of Included Interests; Designation of Additional Vornado Excluded Properties.

(a)          The Parties acknowledge that certain Included Interests may be Kickout Interests pursuant to Section 5.2(f) or another provision of this Agreement. Notwithstanding anything to the contrary contained herein, no Kickout Interest shall be transferred at the Closing, and the Asset Value of a Kickout Interest shall not be taken into account when calculating the amount of Consideration payable at Closing.

(b)         At any time on or before the Revaluation Time, the Vornado Parties shall have the right, upon written notice to the JBG Parties, to designate any or all of the properties listed on Section 1.6(b) of the Vornado Disclosure Letter as Vornado Excluded Properties or JBG Excluded Properties, as applicable. Following such designation, any such properties and any entities that own only a direct or indirect ownership interest in any such properties (and no direct or indirect ownership interest in any Vornado Included Assets or JBG Included Assets) shall constitute Vornado Excluded Assets or JBG Excluded Assets, as applicable, for all purposes of this Agreement (and the Parties shall reasonably modify the Pre-Combination Transactions as necessary to effect the same).

(c)         If any Vornado Included Interest is permanently designated as a Kickout Interest pursuant to the terms of this Agreement or if any JBG Included Asset listed on Section 1.6(c) of the JBG Disclosure Letter (the “Must-Have Properties”) is permanently designated as a Kickout Interest pursuant to the terms of this Agreement, then for the period beginning on the Closing Date through the later of (i) the Outside Date and (ii) sixty (60) days after the Closing Date, the Vornado Parties or the JBG Parties (as applicable), Newco and Newco OP shall cooperate in good faith and use their Commercially Reasonable Efforts to obtain such Required Consent. If a Required Consent is obtained within such period, then the applicable Party shall cause the applicable Vornado Included Interest or JBG Included Interest to be contributed to Newco OP, and Newco OP shall accept such applicable Vornado Included Interest or JBG Included Interest from the applicable Party. In exchange for such contribution, Newco OP shall issue to the Vornado Parties or the applicable JBG Parties an amount of Issued OP Units or Issued Newco Shares (as elected by such Vornado Parties or such applicable JBG Parties) equal to the Post-Closing Consideration Number. Newco shall pay or reimburse the transferring Party for any Transfer Taxes or other Expenses (other than Consent Expenses, Financial Advisor Expenses and the expenses set forth in Section 6.1(f) of the JBG Disclosure Letter below the cap described therein) owed on account of such contribution. The foregoing provisions of this Section 1.6(c) shall survive the Closing.

(d)         If any Joint Venture Partner or ground lease counterparty exercises a right of first offer, right of first refusal, buy/sell right or other similar right to acquire the direct or indirect interest in an Included Property, then (i) the applicable Party shall notify the other Group of the same, (ii) the net purchase price paid or payable to the applicable Party with respect to the applicable Included Property shall be included in the Included Assets and (iii) the applicable Included Property shall not be a Kickout Interest.

Section 1.7.           Determination and Election of Consideration to the JBG Parties; Requirements of Equity Consideration of the JBG Parties.

(a)           Promptly following the first filing of a Form 10 by the Vornado Parties with the SEC as contemplated by Section 5.19 (but in any event no later than ten (10) days after the date of such filing), the Parties shall cause an information statement regarding the Transactions and a JBG Investor Questionnaire to be distributed to each direct and indirect owner of such JBG Party (each, a “JBG Designee”). The JBG Parties shall use their Commercially Reasonable Efforts to obtain from each such JBG Designee within forty-five (45) days after such distribution a completed JBG Investor Questionnaire from such JBG Designee and an election, from each JBG Designee entitled to make such an election, with respect to the composition of the Consideration such JBG Designee may be entitled to pursuant to the Transactions. The JBG Parties shall periodically update the Vornado Parties regarding the status of the receipt of the above-referenced JBG Investor Questionnaires and elections. As soon as reasonably practicable following receipt by the JBG Parties of the above-referenced elections (but in any event no later than seventy-five (75) days after the distribution of the information statement to the JBG Designees), the JBG Parties shall deliver to the Vornado Parties a final schedule (the “JBG Election Schedule”), certified by such JBG Parties as true and complete, setting forth the election of each JBG Party or JBG Designee with respect to the composition (expressed as percentages) of the Consideration such JBG Designee may be entitled to and the name of each JBG Designee with respect thereto; provided, however, that if on the date the JBG Election Schedule is delivered the JBG Parties have not obtained completed JBG Investor Questionnaires (or otherwise received information to enable the Parties to reasonably conclude that the applicable JBG Investor is an Accredited Investor) from a sufficient number of JBG Designees to permit payment of Cash Consideration (as calculated in accordance with Section 1.7(b)) equal to or less than the Cash Consideration Cap, then, unless the Vornado Parties agree that any Cash Consideration in excess of the Cash Consideration Cap may be drawn from the Credit Facility or otherwise borne by Newco and Newco OP in accordance with Section 1.7(b), then the Revaluation Time will be extended until 11:59 p.m. Eastern time on the last day of the calendar month in which the Parties first determine that the Cash Consideration will be equal to or less than the Cash Consideration Cap; provided, that if the Parties first so determine in the last five (5) days of a calendar month, then the Revaluation Time will be extended until the date that is 11:59 p.m. (Eastern time) on the last day of the next calendar month; provided, further, that in no event may the Revaluation Time be extended pursuant to this sentence to a date later than April 30, 2017. The JBG Parties shall have the right to update from time to time the JBG Election Schedule after its initial delivery based on information received following such delivery, provided that any such updates shall not, in the Vornado Parties’ reasonable judgment, require any delay in the anticipated Closing Date.

(b)           The JBG Parties shall make available to the Vornado Parties each completed JBG Investor Questionnaire received by the JBG Parties with respect to each JBG Party or JBG Designee identified therein. To the extent that the Vornado Parties reasonably determine following a review of such JBG Investor Questionnaires that the issuance of Newco Shares and/or OP Units cannot be effected in a private placement satisfying the requirements of Regulation D of the Securities Act, then the Vornado Parties may require that, with respect to any JBG Party or JBG Designee as to which there is not a reasonable basis to conclude that such JBG Party or JBG Designee is an Accredited Investor, or as to which the JBG Parties do not timely furnish to the Vornado Parties a JBG Investor Questionnaire by the date that is forty-five (45) days prior to the anticipated Closing Date (or such later date as may be permitted by Section 1.7(a)), Newco and Newco OP shall pay the Consideration owed to such JBG Party or JBG Designee in the form of cash (“Cash Consideration”) rather than Equity Consideration. Any such Cash Consideration shall be equal to the product of (x) the number of Issued Newco Shares and/or Issued OP Units that would otherwise have been payable to such JBG Party or JBG Designee multiplied by (y) the Trading Price. Any Cash Consideration shall be drawn from the Credit Facility or otherwise paid by Newco and Newco OP, up to a maximum amount equal to the Cash Consideration Cap (unless otherwise agreed pursuant to Section 1.7(a)). Subject to Section 1.7(a), any amount of Cash Consideration in excess of the Cash Consideration Cap shall be contributed to Newco by the JBG Parties. The amount of Cash Consideration shall be determined on the Closing Date and shall be paid to the applicable JBG Party or JBG Designee by Newco within ten (10) Business Days. In exchange for the JBG Parties’ contribution of any portion of the Cash Consideration, Newco or Newco OP shall deliver to the JBG Parties Equity Consideration equal to the Share Number that would have been payable to the applicable JBG Party or JBG Designee had such JBG Party or JBG Designee been entitled to receive Equity Consideration in accordance with this Section 1.7.

(c)           With respect to the transactions described in Sections 1.2(a) through 1.2(e), the applicable JBG Party (or its JBG Designees) shall be entitled to receive either Issued Newco Shares or Issued OP Units, in each case payable in accordance with Section 1.7(d) (subject, however, to the provisions of Section 1.7(b) with respect to Cash Consideration). With respect to the transactions described in Section 1.2(f)(i), (ii) and (iii), the applicable JBG Party (or its JBG Designees) shall be entitled to receive only Issued OP Units, payable in accordance with Section 1.7(d) (subject, however, to the provisions of Section 1.7(b) with respect to Cash Consideration). With respect to the transactions described in Section 1.2(f), the individuals listed in Section 1.7(c)(i) of the JBG Disclosure Letter must execute an agreement with Newco OP in the form set forth in Section 1.7(c)(ii) of the JBG Disclosure Letter and the individuals listed in Section 1.7(c)(iii) of the JBG Disclosure Letter must execute an agreement with Newco OP in the form set forth in Section 1.7(c)(iv) of the JBG Disclosure Letter, in each case prior to or at the Closing in order to receive Issued OP Units pursuant to this Section 1.7(c). Vornado agrees to cause Newco OP to enter into agreements in such form with such individuals prior to or at the Closing, provided that such individuals are willing to execute such an agreement with Newco OP.

(d)           With respect to any Newco Shares to be delivered by Newco OP to the applicable JBG Parties and/or one or more JBG Designees, Newco shall contribute to Newco OP and the JBG Parties (and/or JBG Designees, if applicable) shall receive from Newco OP, newly issued Newco Shares in a transaction to which Treasury Regulations Section 1.1032-3 is intended to apply, and with respect to any Newco Shares to be issued by Newco directly to the JBG Parties or JBG Designees, Newco shall issue newly issued Newco Shares (collectively, the “Issued Newco Shares”), which shall be validly issued, fully paid and non-assessable, and free and clear of all Liens (other than restrictions arising under the Governing Documents of Newco), and which will be registered in the name of the applicable JBG Party (and/or JBG Designee) by book entry in an account or accounts with Newco’s transfer agent. With respect to any OP Units to be delivered by Newco OP to the applicable JBG Parties and/or one or more JBG Designees, Newco OP shall issue to the JBG Parties (and/or JBG Designees, if applicable), and the JBG Parties (and/or JBG Designees, if applicable) shall receive from Newco OP, a number of newly issued OP Units (collectively, the “Issued OP Units”), which shall be validly issued and free and clear of all Liens (other than restrictions arising under the Governing Documents of Newco OP), and which will be registered in the name of the applicable JBG Party (and/or JBG Designee) by book entry in an account or accounts with Newco OP’s transfer agent.

Section 1.8.           Distributions of Consideration to the Equityholders of the JBG Parties. The JBG Parties shall cause any Consideration received by the JBG Parties hereunder to be distributed in accordance with the allocation schedule set forth on Section 1.8 of the JBG Disclosure Letter and otherwise in accordance with the respective JBG Contribution Agreements and JBG Merger Agreements, the Restructuring Transactions and the applicable Governing Documents of the JBG Parties and their respective Affiliates.

Section 1.9.           JBG Representative.

(a)           Each JBG Party (on behalf of itself, its Subsidiaries, its JBG Designees and their respective successors, assigns and heirs) hereby irrevocably appoints JBG Properties as the representative of the JBG Parties (the “JBG Representative”) and to be the agent, proxy and attorney-in-fact for such Person regarding any matter relating to or arising from this Agreement, any Ancillary Document or the Transactions, including the full power and authority on such Person’s behalf (i) to execute the Partnership Agreement Amendment and Restatement and any other Ancillary Documents and otherwise to consummate the transactions contemplated herein and therein, (ii) to pay such Person’s expenses incurred in connection with the negotiation and performance of this Agreement, the Ancillary Documents and any other agreement entered into in connection herewith (whether incurred on or after the date hereof), (iii) to disburse any funds received hereunder to the JBG Parties (as applicable), (iv) to endorse and deliver any certificates or instruments representing the Equity Consideration and execute such further agreements or instruments of assignment as the Vornado Parties, Newco or Newco OP shall reasonably request or which the JBG Representative shall consider necessary or proper to effectuate the Transactions, all of which shall have the effect of binding the JBG Parties, their Subsidiaries and the JBG Designees as if such Person had personally executed such agreement or instrument, (v) to give and receive notices, communications and other deliverables hereunder or under any Ancillary Document on behalf of such Person, (vi) to take all other actions to be taken by or on behalf of such Person in connection herewith, including under any Ancillary Document, (vii) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the Transactions, (viii) to retain legal and other professional advisors on behalf of, and at the expense of such Persons in connection with its actions hereunder and (ix) to take all actions necessary or appropriate in the judgment of the JBG Representative for the accomplishment of the foregoing. Each JBG Party agrees that such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, and are therefore irrevocable without the consent of the JBG Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Person. If, after the execution of this Agreement, any JBG Party, its Subsidiaries or its JBG Designee dies, dissolves or liquidates or becomes incapacitated or incompetent, then the JBG Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All actions, decisions or determinations so made or taken by the JBG Representative (to the extent authorized by this Agreement) shall be deemed the actions, decisions or determinations of each such Person, and any notice, communication, document, certificate or information required (other than any notice required by Law or under any JBG Party’s or its Subsidiaries’ Governing Documents) to be given to any JBG Party, its Subsidiaries or its JBG Designees hereunder or pursuant to any other agreement entered into in connection herewith shall be deemed so given if given to the JBG Representative.

(b)           Each JBG Party will severally, for itself, its Subsidiaries, and its JBG Designees only, and not jointly, indemnify the JBG Representative and hold the JBG Representative harmless against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred without gross negligence or willful misconduct on the part of the JBG Representative and arising out of or in connection with the good faith acceptance or administration of its duties hereunder, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.

(c)           The JBG Representative hereby accepts its appointment as representative of the JBG Parties under this Agreement. The JBG Representative shall act in good faith. Subject to the JBG Representative’s right to pay expenses reasonably incurred in connection with the negotiation and performance of this Agreement or otherwise to satisfy the reasonable expenses and obligations of the JBG Parties, their Subsidiaries and their JBG Designees, the JBG Representative shall promptly disburse to each Person such Person’s share of any Cash Consideration and Equity Consideration (as applicable) received by the JBG Representative in accordance with the terms of this Agreement. The JBG Representative shall have only the duties expressly stated in this Agreement and shall have no other duty, express or implied. The JBG Representative is not, by virtue of serving as the JBG Representative, a fiduciary of the JBG Parties or any other Person. The JBG Representative, in its capacity as such, has no personal responsibility or liability for any representation, warranty or covenant of the JBG Parties.

(d)           The JBG Representative shall not be liable to any JBG Party or any other Person for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the JBG Representative shall not be relieved of any liability imposed by Law for fraud or bad faith. The JBG Representative shall not be liable to the JBG Parties or any other Person for any apportionment or distribution of consideration made by the JBG Representative in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Person to whom payment was due, but not made, shall be to recover from other JBG Parties any payment in excess of the amount to which they are determined to have been entitled. The JBG Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the JBG

Representative nor any agent employed by it shall incur any liability to any JBG Party or any other Person by virtue of the failure or refusal of the JBG Representative for any reason to consummate the Transactions or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(e)           The JBG Representative shall not be entitled to and shall not charge or collect from the JBG Parties or any other Person any fees or other compensation for its services as the JBG Representative under this Agreement. The JBG Representative, however, shall be entitled to reimbursement from the JBG Parties for its reasonable out-of-pocket expenses incurred in connection with its services as the JBG Representative under this Agreement.

(f)            If the JBG Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the JBG Parties will appoint a new Person to serve as the JBG Representative and will provide prompt written notice thereof to Vornado, Newco and Newco OP. Until such notice is received, the Vornado Parties, Newco and Newco OP will be entitled to rely on the actions and statements of the previous JBG Representative.

Section 1.10.         Withholding. Notwithstanding anything to the contrary in this Agreement, Newco and Newco OP shall be entitled to deduct and withhold from any amounts otherwise payable in connection with this Agreement and the Transactions to any Person such amounts as are required to be deducted and withheld under the Code or any provision of applicable Law. Any amounts so withheld shall be paid over to the appropriate Governmental Entity to the extent required by Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding were made.

ARTICLE II

CLOSING

Section 2.1.           Closing. The closing of the Combination Transactions (the “Closing”) shall take place at 12:01 a.m. Eastern time on the fifteenth (15th) day of the calendar month immediately following the month in which the Revaluation Time occurs (or, if such day is not a Business Day, the next succeeding Business Day). Subject to the last sentence of Section 7.1(g), the “Revaluation Time” shall be 11:59 p.m. Eastern time on the last day of the calendar month in which all of the conditions set forth in Sections 7.1, 7.2 and 7.3 (other than those that by their terms are to be satisfied at the Closing) are satisfied or waived by the Parties entitled to grant such waiver; provided, that if such conditions are so satisfied or waived in the last five (5) days of a calendar month, then the Revaluation Time will be 11:59 p.m. (Eastern time) on the last day of the next calendar month. Notwithstanding the foregoing, (x) in no event shall the Closing take place before March 15, 2017, and (y) the Revaluation Time and the Closing shall be subject to extension as provided by Section 1.7(a). If each of the closing conditions described in Sections 7.1, 7.2 and 7.3 (other than those that by their terms are to be satisfied at the Closing) has been satisfied or waived by the Parties entitled to grant such waiver, then subject to the last sentence of Section 7.1(g), (a) the Vornado Parties may set the Revaluation Time in accordance with the first two sentences of this paragraph to allow the date of Closing to be on or after March 15, 2017 once (i) no more than ten percent (10%) of the Vornado Included Properties are Kickout Interests and (ii) no more than twenty percent (20%) of the JBG Included Properties are Kickout Interests; (b) the Vornado Parties may set the Revaluation Time in accordance with the first two sentences of this paragraph to allow the date of Closing to be after May 1, 2017 once (i) no more than fifteen percent (15%) of the Vornado Included Properties are Kickout Interests and (ii) no more than thirty percent (30%) of the JBG Included Properties are Kickout Interests; (c) the JBG Parties may set the Revaluation Time in accordance with the first two sentences of this paragraph to allow the date of Closing to be after July 1, 2017 once (i) no more than ten percent (10%) of the Vornado Included Properties are Kickout Interests, (ii) no more than twenty percent (20%) of the JBG Included Properties are Kickout Interests and (iii) no more than twenty percent (20%) of the Must-Have Properties are Kickout Interests; and (d) the JBG Parties may set the Revaluation Time in accordance with the first two sentences of this paragraph to allow the date of Closing to be on or after March 15, 2017 once no Vornado Included Properties or JBG Included Properties are deemed Kickout Interests. For clarity, the percentages described in the immediately preceding sentence shall be calculated (x) with respect to the JBG Included Properties, on the basis of their initial Asset Values as a percentage of the aggregate initial Asset Values of all of the JBG Included Properties, including any Kickout Interests, (y) with respect to the Vornado Included Properties, on the basis of their initial Asset Values as a percentage of the aggregate initial Asset Values of all of the Vornado Included Properties, including any Kickout Interests, and (z) with respect to the Must-Have Properties, on the basis of their initial Asset Values as a percentage of the aggregate initial Asset Values of all of the Must-Have Properties, including any Kickout Interests. The date of the Closing hereunder is referred to herein as the “Closing Date”. The documents for the Closing shall be assembled at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, NW, Washington, District of Columbia 20004, or at such other location as is mutually acceptable to the Vornado Parties and the JBG Parties, no later than the Business Day before the Closing Date.

Section 2.2.           Deliveries by the Vornado Parties at the Closing. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing, the applicable Vornado Party shall deliver, or cause to be delivered, to the JBG Parties (and/or the JBG Designees, as applicable):

(a)           evidence of the issuance to the JBG Parties (and/or JBG Designees, as applicable) of the Newco Shares by Newco and/or OP Units by Newco OP issuable pursuant to Section 1.4 and Section 1.7;

(b)           the Separation and Distribution Agreement, in the form attached hereto as Exhibit D (the “Separation and Distribution Agreement”), duly executed by Vornado, Vornado OP, Newco and Newco OP (which, for the avoidance of doubt, will be signed no later than the time at which the Pre-Combination Transactions are effected pursuant to Section 5.8(a));

(c)           the JBG Contribution Agreements referenced in Section 1.2 and the JBG Merger Agreements referenced in Section 1.2, duly executed by Newco or its applicable Subsidiary;

(d)           Registration Rights Agreements, each in the form attached hereto as Exhibit E (the “Registration Rights Agreements”), duly executed by Newco;

(e)           an amendment and restatement of the Partnership Agreement in the form attached hereto as Exhibit F (the “Partnership Agreement Amendment and Restatement”), duly executed by Newco in its capacity as the sole general partner of Newco OP and as the attorney- in-fact for the other partners of Newco OP, and effective as of the time during the Pre- Combination Transactions at which a third party is first admitted as a partner of Newco OP;

(f)                                   intentionally omitted;

(g)                                  a certificate executed by a duly authorized officer of Vornado pursuant to Section 7.3(c);

(h)                                 the Vornado REIT Opinions;

(i)            any Transfer Tax returns as may be necessary to comply with Title 42, Subtitle 1, Chapter 11 of the District of Columbia Code and the regulations applicable thereto, and Titles 12 and 13 of the Maryland Tax-Property Code and the regulations applicable thereto and any other required Transfer Tax declarations or similar documentation required to evidence the payment of any Tax imposed by any state, county or municipality together with any change of ownership statements required under any legal requirements;

(j)            the Employee Matters Agreement, in the form attached hereto as Exhibit G (the “Employee Matters Agreement”), duly executed by Vornado, Vornado OP, Newco and Newco OP;

(k)           the Transition Services Agreement, duly executed by Vornado OP, Newco and Newco OP;

(l)            the Tax Matters Agreement, in the form attached hereto as Exhibit H (the “Tax Matters Agreement”), duly executed by Vornado and Newco;

(m)          the Cleaning Services Agreements, duly executed by Newco and the applicable Vornado Affiliates;

(n)           intentionally omitted;

(o)           evidence of a cash contribution to Newco in an amount set forth on Section 2.2(o) of the Vornado Disclosure Letter;

(p)           one or more subcontracts, in the form attached hereto as Exhibit I (the “GP Subcontracts”), duly executed by Newco or Newco’s Subsidiary, pursuant to which the managing members of each of the JBG Funds and of the general partners or managing members of JBG Investment Fund I, L.P., JBG Investment Fund II, L.P., JBG Investment Fund III, L.P., JBG Investment Fund IV, L.L.C., JBG Investment Fund V, L.L.C., JBG/Recap Investors, L.L.C.,

JBG/SEFC Fund Investors, L.L.C. and JBG/SEFC Partners, L.L.C., as applicable, will subcontract asset management services to Newco or a Subsidiary thereof;

(q)         all documents, items or agreements required to be delivered by the Vornado Parties or their Affiliates under the Separation and Distribution Agreement, the JBG Merger Agreements and the JBG Contribution Agreements.

Section 2.3.         Deliveries by the JBG Parties at the Closing. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing, the applicable JBG Party shall deliver, or cause to be delivered, to the Vornado Parties:

(a)         the Registration Rights Agreements, duly executed by each of the JBG Parties (and/or JBG Designees, as applicable);

(b)         a counterpart signature page to the Partnership Agreement Amendment and Restatement and all other documents or instruments as required by the terms of the Partnership Agreement for the admission of the JBG Parties (and/or JBG Designees, as applicable) as limited partners of Newco OP;

(c)         counterpart signature pages to JBG Contribution Agreements referenced in Section 1.2 and the JBG Merger Agreements referenced in Section 1.2, duly executed by the applicable JBG Parties;

(d)         a certificate executed by a duly authorized officer of each of the JBG Parties or its general partner or manager pursuant to Section 7.2(c);

(e)         a certificate duly completed and executed by each of the transferor JBG Parties, dated as of the Closing Date, certifying in accordance with Section 1445 of the Code that each such JBG Party (or, if such JBG Party is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of such JBG Party’s assets for such purposes) is not a “foreign person” within the meaning of such section, in substantially the form of Exhibit J hereto;

(f)         an Internal Revenue Service Form W-9 or relevant Form W-8, as applicable, completed and executed by each JBG Party or Affiliate directly receiving Equity Consideration pursuant to this Agreement;

(g)         any Transfer Tax returns as may be necessary to comply with Title 42, Subtitle 1, Chapter 11 of the District of Columbia Code and the regulations applicable thereto, and Titles 12 and 13 of the Maryland Tax-Property Code and the regulations applicable thereto and any other required Transfer Tax declarations or similar documentation required to evidence the payment of any Tax imposed by any state, county or municipality together with any change of ownership statements required under any legal requirements;

(h)                                 the JBG REIT Opinions;

(i)            intentionally omitted;

(j)            Intentionally omitted;

(k)           evidence of a cash contribution to Newco in an amount set forth on Section 2.3(k) of the JBG Disclosure Letter;

(l)            counterpart signature pages to the GP Subcontracts, duly executed by the managing members of each of the JBG Funds and of the general partners or managing members of JBG Investment Fund I, L.P., JBG Investment Fund II, L.P., JBG Investment Fund III, L.P., JBG Investment Fund IV, L.L.C., JBG Investment Fund V, L.L.C., JBG/Recap Investors, L.L.C., JBG/SEFC Fund Investors, L.L.C. and JBG/SEFC Partners, L.L.C., as applicable; and

(m)          all documents, items or agreements required to be delivered by the JBG Parties or their Affiliates under the Separation and Distribution Agreement, the JBG Merger Agreements and the JBG Contribution Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE VORNADO PARTIES

The following representations and warranties by the Vornado Parties set forth in this Article III are qualified in their entirety by reference to the disclosures (i) in any document or instrument attached as an exhibit to, or incorporated by reference in, any publicly available Vornado SEC Filings filed or furnished on or after January 1, 2016 and prior to the second Business Day preceding the date hereof; provided, however, that such disclosures in the Vornado SEC Filings shall not be deemed to qualify the representations and warranties made in Sections 3.1(a) and (c) (Organization and Qualification; Subsidiaries), Section 3.2 (Organizational Documents), Section 3.4 (Authority), Section 3.5 (No Conflict; Required Filings and Consents), and Section 3.24 (Brokers; Expenses) and (ii) set forth in the disclosure letter delivered by the Vornado Parties to the JBG Parties immediately prior to the execution of this Agreement (the “Vornado Disclosure Letter”). Each disclosure set forth in the Vornado Disclosure Letter shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the text of the disclosure made.

Section 3.1.           Organization and Qualification; Subsidiaries.

(a)           Each Vornado Party is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Vornado Party is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Vornado Material Adverse Effect. Each Vornado Party is in compliance in all material respects with the terms of its Governing Documents.

(b)           Each of Newco and Newco OP is, or as of the Closing will be, duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has, or will have as of the Closing, the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of Newco and Newco OP is, or as of the Closing will be, duly qualified or licensed to do business, and is, or as of the Closing will be, in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary. Each of Newco and Newco OP is, or as of the Closing will be, in compliance in all material respects with the terms of is Governing Documents.

(c)           Each Vornado Included Entity is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties (including its Vornado Included Assets) and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Vornado Material Adverse Effect. Each Vornado Included Entity is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Vornado Material Adverse Effect. Each Vornado Included Entity is in compliance in all material respects with the terms of its Governing Documents, except for such noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Vornado Material Adverse Effect.

(d)           Section 3.1(d) of the Vornado Disclosure Letter sets forth a true, correct and complete list of Newco, Newco OP and all of the Vornado Included Entities, including a list of each Vornado Included Entity that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”) or a real estate investment trust within the meaning of Sections 856 — 860 of the Code (“REIT”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Vornado Included Entity, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial interest held, directly or indirectly, by Vornado OP in and to each Vornado Included Entity, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial interest held by any Person other than Vornado or a Vornado Subsidiary in each

Vornado Included Entity, and (iv) the classification for U.S. federal income tax purposes of each Vornado Included Entity. None of the Vornado Included Entities other than the Vornado REITs has elected or will elect to be treated as a REIT.

(e)           Newco and Newco OP have been organized solely for the purpose of, and have not engaged in activities except in preparation for, the Transactions. The Vornado Included Entities have not engaged in any activities except for the acquisition, construction, development, ownership, operation, management, leasing and repair of the Vornado Included Properties and the management of properties belonging to third parties, and other activities ancillary thereto.

Section 3.2.           Organizational Documents. Vornado has made available to the JBG Parties complete and correct copies of (i) Newco’s declaration of trust (the “Newco Declaration”) and Newco’s bylaws, as amended to date (the “Newco Bylaws”), the Partnership Agreement and the certificate of limited partnership of Newco OP, and (ii) the Governing Documents of each Vornado Included Entity, each as in effect on the date hereof.

Section 3.3.           Capital Structure; Subsidiaries.

(a)           As of the date hereof, (i) the authorized capital stock of Newco consists of 1,000 Newco Shares; (ii) the outstanding partnership interests of Newco OP consist of an undivided one hundred percent (100%) limited partnership interest and a zero percent (0%) noneconomic general partner interest, respectively; (ii) all such Newco Shares are issued and outstanding and owned by Vornado; (iii) the one hundred percent (100%) limited partnership interest in Newco OP is owned by Vornado OP; (iv) the zero percent (0%) noneconomic general partner interest in Newco OP is owned by Vornado DC Spinco GP LLC, a Delaware limited liability company (“Newco GP”); and (v) all of the membership interests in Newco GP are owned by Newco OP. Immediately prior to the Closing, (x) the number of authorized Newco Shares shall be sufficient to issue the Equity Consideration to the JBG Parties and the JBG Designees and (y) the number of authorized OP Units shall be sufficient to issue the Equity Consideration to the JBG Parties and JBG Designees.

(b)           All the outstanding shares of capital stock of each of Newco and any of the Vornado Included Entities that is a corporation or trust are, or in the case of Newco, will be as of the Closing, duly authorized, validly issued, fully paid and non-assessable. All Equity Interests in Newco OP and each of the Vornado Included Entities that is a partnership or limited liability company are, or in the case of Newco OP, will be as of the Closing, duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) Newco, Newco OP and each of the Vornado Included Entities that may be issued upon exercise of outstanding options or exchange rights are, or in the case of Newco and Newco OP, will be as of the Closing, duly authorized and, upon issuance, will be validly issued and in the case of Newco, fully paid and non-assessable. Immediately prior to the Vornado Distribution (as defined in Section 1.1 of the Vornado Disclosure Letter), (i) Vornado will own all of the issued and outstanding Newco Shares, (ii) Newco will own all of the limited partnership interests in Newco OP except for those limited partnership interests in Newco OP previously distributed to the limited partners of Vornado OP pursuant to the Pre-Combination Transactions, (iii) Newco GP will own one hundred percent (100%) of the general partnership interests in Newco OP, and (iv) Newco will own one hundred percent (100%) of the limited liability company interests in Newco GP. Except as set forth in Section 3.3(b) of the Vornado Disclosure Letter, Vornado OP owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Vornado Included Entities, free and clear of all Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on Vornado’s Financial Statements in accordance with GAAP to the extent required under GAAP, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments (other than commitments to contribute capital to Joint Ventures) or obligations of any character relating to the outstanding capital stock or other securities of any Vornado Included Entity or which would require any Vornado Included Entity to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(c)           Except as set forth in this Agreement or in Section 3.3(c) of the Vornado Disclosure Letter, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Newco, Newco OP or any of the Vornado Included Entities is a party or by which any of them is bound, obligating Newco, Newco OP or any Vornado Included Entity to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Newco Shares, OP Units, or any other partnership units or other Equity Interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of or in reference to any equity security of Newco, Newco OP or any Vornado Included Entity or obligating Newco, Newco OP or any Vornado Included Entity to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in this Agreement or in Section 3.3(c) of the Vornado Disclosure Letter, there are no outstanding contractual obligations of Newco, Newco OP or any Vornado Included Entity to repurchase, redeem or otherwise acquire any Newco Shares, OP Units, or any other partnership units or other Equity Interests. None of Newco, Newco OP or any Vornado Included Entity is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Newco, Newco OP or any Vornado Included Entity.

(d)           Section 3.1(d) of the Vornado Disclosure Letter sets forth Vornado OP’s direct or indirect percentage ownership interests in Newco, Newco OP and each of the Vornado Included Entities as of the date hereof, and, subject to the exceptions set forth on Section 3.1(d) of the Vornado Disclosure Letter, Vornado OP will own not less than such percentage immediately prior to the consummation of the Pre-Combination Transactions except as adjusted or modified as permitted under this Agreement. Except as set forth on Section 3.1(d) of the Vornado Disclosure Letter, each Vornado Included Entity is and, immediately prior to the Pre- Combination Transactions, will be, directly or indirectly wholly owned by Vornado OP. Newco is and, immediately prior to the Vornado Distribution, will be directly or indirectly wholly owned by Vornado. Newco OP is and, immediately prior to the Pre-Combination Transactions, will be, directly or indirectly wholly owned by Vornado OP.

(e)           With regard to the Vornado Included Interests, except as set forth in Section 3.3(e) of the Vornado Disclosure Letter, all of the material capital obligations currently due and payable of Newco, Newco OP and any Vornado Included Entity and, to the knowledge of the Vornado Parties, all of the material capital obligations currently due and payable of any Joint Venture Partner have been fully funded. To the knowledge of the Vornado Parties, except as set forth in Section 3.3(e) of the Vornado Disclosure Letter, no Joint Venture Partner has made or advanced any loans that would adversely impact the Vornado Parties’ share of distributions from the Joint Venture.

(f)            As of the date hereof, (i) no right of first offer, forced sale, buy/sell or similar right under any Joint Venture Agreement has been exercised by any Vornado Party or any Vornado Included Entity, on the one hand, or any Joint Venture Partner of a Vornado Party or Vornado Included Entity, on the other hand, or is the exercise of any such right now pending or proposed and (ii) no Joint Venture to which a Vornado Included Entity is party has been dissolved or liquidated and not reconstituted in accordance with the applicable Joint Venture Agreement and no event or condition which would trigger or result in the dissolution or liquidation of a Joint Venture has occurred and is continuing without the reconstitution of such Person in accordance with the applicable Joint Venture Agreement.

Section 3.4.         Authority.

(a)           Each of the Vornado Parties, Newco and Newco OP has all necessary corporate, trust or limited partnership power and authority, as applicable, to execute and deliver this Agreement, and each Ancillary Document to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by the Vornado Parties, Newco and Newco OP of this Agreement and the execution, delivery and performance by such Vornado Party, Newco or Newco OP of each Ancillary Document to which such Vornado Party, Newco or Newco OP is or will be a party and the consummation by the Vornado Parties, Newco and Newco OP of the Transactions have been duly and validly authorized by all necessary corporate, trust and limited partnership action, and no other corporate, trust or limited partnership proceedings on the part of the Vornado Parties, Newco or Newco OP, as applicable, are, or in the case of Newco and Newco OP, will be as of the Closing, necessary to authorize the execution and delivery by any Vornado Party, Newco and Newco OP of this Agreement, any such Ancillary Document and the consummation by it of the Transactions, subject to the filing with and acceptance by, the applicable Governmental Entity, of any certificate or articles of merger for any merger contemplated by the Transactions. This Agreement has been, and each Ancillary Document to which it is or will be contemplated that such Vornado Party, Newco or Newco OP will be party is or will be, duly executed and delivered by such Vornado Party, Newco or Newco OP (as applicable) and, assuming due and valid authorization, execution and delivery hereof and thereof by such JBG Parties party thereto, is or will be a valid and binding obligation of such Vornado Party, Newco or Newco OP, enforceable against such Vornado Party, Newco or Newco OP in accordance with its terms, except as the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b)           Each of the Vornado Board and the Newco Board, at a duly held meeting, has duly and validly authorized the execution and delivery of this Agreement and each Ancillary Document to be executed and delivered by Vornado and Vornado OP at the Closing, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

Section 3.5.         No Conflict; Required Filings and Consents.

(a)           Except as set forth in Section 3.5(a) of the Vornado Disclosure Letter, none of the execution, delivery or performance of this Agreement or the Ancillary Documents to which any Vornado Party, Newco or Newco OP is a party, the consummation of the Transactions or compliance by such Vornado Parties, Newco or Newco OP with any of the provisions of this Agreement or any Ancillary Document will (i) conflict with or result in any breach of any provision of (A) the Newco Declaration, the Newco Bylaws, the certificate of limited partnership of Newco OP or the Partnership Agreement or (B) any Governing Documents of any Vornado Party or Vornado Included Entity, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained, all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired, require any filing by the Vornado Parties, Newco or Newco OP with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state or local (a “Governmental Entity”) (except for (x) compliance with applicable requirements of the Exchange Act and (y) such filings as may be required in connection with state and local Transfer Taxes), (iii) automatically result in a modification, violation or breach of, or material increase in cost or obligation of any Vornado Included Entity, Newco or Newco OP under, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right to others, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of any Vornado Included Entity, Newco or Newco OP pursuant to any note, bond, mortgage, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which any Vornado Included Entity, Newco or Newco OP is a party, (iv) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained, all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired, violate any order, writ, injunction, decree or Law applicable to such Vornado Parties, Newco or Newco OP or any of their respective properties or assets, (v) require any consent or approval of, or notice to, any other Person, under any of the terms, conditions or provisions of (x) any Vornado Ground Lease other than any Vornado Ground Lease set forth in Section 3.5(a)(v)(x) of the Vornado Disclosure Letter (the “Required Vornado Ground Lease Consents”), (y) any Joint Venture Agreement of a Vornado Included Entity other than any Joint Venture Agreement set forth on Section 3.5(a)(v)(y) of the Vornado Disclosure Letter (the “Required Vornado JV Consents”), or (z) any Contract constituting an Indebtedness obligation of a Vornado Included Entity that relates to any of the Vornado Included Assets or pursuant to which any Vornado Included Entity could become an obligor pursuant to the Transactions other than any such Contract set forth on Section 3.5(a)(v)(z) of the Vornado Disclosure Letter (the “Required Vornado Debt Consents”), or (vi) require any consent or approval of, or notice to, any other Person, including, without limitation, from limited partners, members or parties to leases or other agreements or commitments, except, as to clauses (i)(B), (ii), (iii), (iv) and (vi), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Vornado Material Adverse Effect.

(b)           The execution and delivery of this Agreement or the Ancillary Documents to which any Vornado Party, Newco or Newco OP is a party does not, and the performance of this Agreement, any Ancillary Document or the Ancillary Documents to which any Vornado Party, Newco or Newco OP is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) such reports under, and compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the Transactions, (ii) as may be required under the rules and regulations of the NYSE, (iii) filings, permits, authorizations, consents, waiting period expirations or terminations, and approvals as may be required under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the filing with SDAT of an amendment and restatement of the Newco Declaration (the “Declaration of Trust Amendment and Restatement”) and any articles of merger and the acceptance for record by SDAT of the Declaration of Trust Amendment and Restatement and any such articles of merger, or the filing of any certificate of merger with the Delaware Secretary of State, in each case, as required in connection with any merger contemplated by the Transactions, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local Transfer Taxes and ordinary course information reporting filings required to be made with the IRS, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Vornado Material Adverse Effect.

Section 3.6.         Financial Statements.

(a)           Attached as Section 3.6(a) of the Vornado Disclosure Letter are copies of the following: balance sheets, statements of income, statements of changes in equity and statements of cash flows with respect to the Vornado Included Assets on an aggregate basis, each unaudited and with any footnotes in draft format only, as of and for the fiscal years ended December 31, 2015, 2014 and 2013 and the unaudited consolidated balance sheet as of June 30, 2016 and the related consolidated statements of operations and comprehensive income, consolidated statements of changes in partners’ deficit and consolidated statements of cash flows as of and for the six months ended June 30, 2016 and 2015, each unaudited and with any footnotes in draft format only (collectively, the “Newco Financial Statements”). The Newco Financial Statements were derived from the books and records of the Vornado Parties and their

Subsidiaries and were prepared in accordance with GAAP (it being understood, however, that the Vornado Included Entities have not been operating historically as a separate “standalone” entity or reporting segment and, therefore, when the Newco Financial Statements (including footnotes) are audited and filed in connection with the Form 10 (in such form, the “Newco Audited Financial Statements”), they will reflect certain adjustments necessary to be presented on a stand-alone basis in accordance with GAAP and SEC requirements), subject in the case of unaudited combined financial statements, to normal year-end adjustments, as at the dates and for the periods presented, and present fairly in all material respects the financial position, results of operations and cash flows of the Vornado Included Assets as at the dates and for the periods presented. The Newco Financial Statements present fairly, in all material respects, the combined financial position and the combined results of operations of the Vornado Included Entities (taken as a whole and assuming none of them had been designated as Kickout Interests), as of the respective dates thereof or the periods then ended, in each case except as may be noted therein (it being understood, however, that the Vornado Included Entities have not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Newco Audited Financial Statements will reflect certain adjustments necessary to be presented on a stand-alone basis in accordance with GAAP and SEC requirements).

(b)           When delivered, the Newco Audited Financial Statements will present fairly, in all material respects, the combined financial position and the combined results of operations of the Vornado Included Entities (taken as a whole and assuming none of them had been designated as Kickout Interests) as of the dates thereof or for the periods covered thereby, and will have been prepared in accordance with GAAP consistently applied based on the historic practices and accounting policies of Vornado to the extent compliant with GAAP (it being understood, however, that the Vornado Included Entities have not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Newco Audited Financial Statements will reflect certain adjustments necessary to be presented on a stand-alone basis in accordance with GAAP and SEC requirements). The Newco Audited Financial Statements will conform in all material respects to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the Form 10.

(c)           With respect to Newco and Newco OP, Vornado and its Subsidiaries maintain, and have maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis. Vornado and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions in the Vornado Included Entities, Newco and Newco OP are executed in accordance with management’s general or specific authorizations; (ii) transactions in the Vornado Included Entities, Newco and Newco OP are recorded as necessary to permit preparation of Newco Financial Statements in conformity with GAAP applied on a consistent basis and to maintain accountability for assets of the Vornado Included Entities, Newco and Newco OP; (iii) access to assets of the Vornado Included Entities, Newco and Newco OP is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets of the Vornado Included Entities, Newco and Newco OP is compared with the existing assets at reasonable intervals and appropriate action is to be taken with respect to any differences.

(d)           Vornado and Vornado OP maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, including in relation to the Vornado Included Assets, and such controls and procedures are effective to ensure that all material information concerning Vornado and Vornado OP and their subsidiaries in relation to the Vornado Included Assets is made known on a timely basis to the individuals responsible for the preparation of Vornado SEC Filings and other public disclosure documents. As used in this Section 3.6, the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 3.7.           No Undisclosed Liabilities. Except as reflected or reserved against on the most recent balance sheet (or in the notes thereto) included in the Newco Financial Statements, none of Newco, Newco OP or any Vornado Included Entity has any liabilities or obligations of any nature (whether accrued, contingent or otherwise) which are required by GAAP to be reflected in a consolidated balance sheet, except for liabilities or obligations (i) expressly contemplated by, or arising out of, or under this Agreement, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Newco Financial Statements made through and including the date of this Agreement, (iii) described in Section 3.7 of the Vornado Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Vornado Material Adverse Effect.

Section 3.8.           Absence of Certain Changes or Events. Between June 30, 2016 and the date hereof, (a) except as contemplated by this Agreement or as set forth in Section 3.8 of the Vornado Disclosure Letter, Newco, Newco OP and each Vornado Included Entity has conducted its business in the ordinary course in all material respects consistent with past practice and (b) there has not been any Vornado Material Adverse Effect, or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Vornado Material Adverse Effect.

Section 3.9.           Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Vornado Material Adverse Effect or adversely affect the ability of Newco, Newco OP, any Vornado Included Entity, any Vornado Party or any other Subsidiary of a Vornado Party to perform its obligations hereunder or under any Ancillary Documents to which such Person is a party, or prevent or materially delay the consummation of the Transactions, and except as set forth in Section 3.9 of the Vornado Disclosure Letter, as of the date hereof, (a) there is no litigation, claim, action, suit, arbitration, alternative dispute resolution action, order, decree, writ, injunction, government investigation, proceeding or any other judicial or administrative proceeding, in Law or equity (each, an “Action”), pending against (or to the knowledge of the Vornado Parties, threatened in writing against), Newco, Newco OP, any Vornado Included Entity or their Included Assets or any Vornado Party, nor, to the knowledge of the Vornado Parties, is there any investigation by a Governmental Entity pending or threatened in writing against Newco, Newco OP or any Vornado Included Entity, and (b) none of Newco, Newco OP, any Vornado Included Entity or with respect to any Included Assets thereof or any Vornado Party is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment or award of any Governmental Entity.

Section 3.10.         Taxes. Except as expressly set forth in Section 3.10 of the Vornado Disclosure Letter:

(a)           Newco, Newco OP and each Vornado Included Entity each has (i) duly and timely filed (or caused to be filed on its behalf) with the appropriate Governmental Entity all U.S. federal and all other material Tax Returns required to be filed by it, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects and (ii) duly and timely paid in full (or there has been duly and timely paid in full on its behalf), or made adequate provision for, all material amounts of Taxes required to be paid by it.

(b)           Each Vornado REIT and Newco (i) for its First Applicable Year and through and including its taxable year ended December 31, 2015 (and, for purposes of Section 7.3(a), through and including its taxable year ended December 31, 2016, if the Closing Date occurs in the taxable year ending December 31, 2017) has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such taxable years; (ii) has operated since January 1, 2016 (and, for purposes of Section 7.3(a), January 1, 2017, if the Closing Date occurs in the taxable year ending December 31, 2017) to the date hereof in such a manner so as to qualify as a REIT; (iii) intends to continue to operate through the Closing Date in such a manner so as to qualify as a REIT; and (iv) has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or threatened in writing.

(c)           Since the later of its acquisition or formation by Vornado, Newco, Newco OP and each Vornado Included Entity has been and continues to be treated for U.S. federal Tax purposes as a (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a Qualified REIT Subsidiary, (C) a Taxable REIT Subsidiary, or (D) a REIT.

(d)           Other than H Street, UBI and their respective Subsidiaries (and any successors thereof), none of Newco, Newco OP nor any Vornado Included Entity holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code or, taking into account the Transactions, Treasury Regulations Section 1.337(d)-7 and Temporary Treasury Regulations Section 1.337(d)-7T.

(e)           (i) There are no audits, investigations or proceedings pending (or threatened in writing) for and/or in respect of any material Taxes or material Tax Returns of Newco, Newco OP or any Vornado Included Entity and none of Newco, Newco OP or any Vornado Included Entity is a party to any litigation or administrative proceeding relating to a material amount of Taxes; (ii) no deficiency for a material amount of Taxes of Newco, Newco OP or any Vornado Included Entity has been claimed, proposed or assessed in writing or, to the knowledge of Vornado, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith; (iii) none of Newco, Newco OP or any Vornado Included Entity has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material amount of Tax that has not since expired; and (iv) none of Newco, Newco OP or any Vornado Included Entity has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) regarding a material amount of Tax.

(f)            Since its formation, (i) none of Newco, Newco OP or any Vornado Included Entity has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code that has not been previously paid; and (ii) none of Newco, Newco OP or any Vornado Included Entity has incurred any material liability for any other Taxes other than (x) in the ordinary course of business, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Newco, Newco OP or any Vornado Included Entity (other than transfer or similar Taxes arising in connection with the Transactions).

(g)           Newco, Newco OP and each Vornado Included Entity have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)           Except as described on Section 3.10(h) of the Vornado Disclosure Letter, there are no Vornado Included Entity Tax Protection Agreements (as hereinafter defined) in force as of the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing a material claim against any Vornado Included Entity for any breach of any Vornado Included Entity Tax Protection Agreement. As used herein, “Vornado Included Entity Tax Protection Agreement” means any written agreement which Newco, Newco OP or any Vornado Included Entity is a party to or is otherwise bound by or subject to pursuant to which: (i) any liability to holders of limited partnership interests in a Vornado Included Entity that is a partnership for U.S. federal income tax purposes relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Vornado Included Entity that is a partnership for U.S. federal income tax purposes, Newco, Newco OP or the Vornado Included Entities have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner.

(i)            There are no material Tax Liens upon any property or assets of Newco, Newco OP or any Vornado Included Entity except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)            None of Newco, Newco OP or any Vornado Included Entity (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (B) has any liability for material amounts of Taxes of any Person (other than Vornado, Newco, Newco OP or any Vornado Included Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor.

(k)           None of Newco, Newco OP or any Vornado Included Entity has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)            Other than in connection with the distribution by Vornado of its Equity Interests in Urban Edge Properties to its stockholders on January 15, 2015 and the Pre- Combination Transactions, none of Vornado, Newco, Newco OP or any of the Vornado Included Entities has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(m)          None of Newco, Newco OP or any of the Vornado Included Entities (other than Taxable REIT Subsidiaries and other than, in the case of any Vornado REITs, during any taxable year before its First Applicable Year) currently has or, as of December 31 of any taxable year through and including the taxable year ended December 31 immediately prior to the Closing Date, has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857(a) of the Code.

Section 3.11.      Material Contracts.

(a)           Except for contracts listed in Section 3.11(a) of the Vornado Disclosure Letter or publicly filed by Vornado or Newco with the SEC, as of the date of this Agreement, none of Newco, Newco OP or any Vornado Included Entity is a party to or bound by or subject to any contract that, as of the date hereof:

(i)          obligates Newco, Newco OP or such Vornado Included Entity to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to such Vornado Included Entity, except for any lease under which such Vornado Included Entity is lessee or any ground lease affecting any Vornado Included Property or relates to tenant improvement expenses under a Vornado Lease;

(ii)         contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Newco, Newco OP or such Vornado Included Entity in any material respect, or would otherwise limit the freedom of such Persons with respect to, or restrict the lines of business conducted by Newco, Newco OP or such Vornado Included Entity or the geographic area in which

Newco, Newco OP or such Vornado Included Entity may conduct business in any material respect, excluding any such contract that is a Vornado Lease;

(iii)        is an agreement which obligates Newco, Newco OP or such Vornado Included Entity to indemnify any past or present directors, officers, trustees, employees and agents of Vornado, Newco, Newco OP or such Vornado Included Entity pursuant to which Newco, Newco OP or such Vornado Included Entity is the indemnitor, in each case, other than pursuant to any Governing Documents, operating agreements, property management agreements, advisory agreements or any similar agreement;

(iv)        obligates Newco, Newco OP or such Vornado Included Entity to any material continuing contractual obligation (i) for indemnification under any agreements relating to the sale of real property, or any other business or material assets, previously owned, whether directly or indirectly, by Newco, Newco OP or such Vornado Included Entity that are reasonably likely to involve a Liability of $1,000,000 or more or (ii) to make payments, contingent or otherwise, on account of prior acquisitions or sales of any Vornado Included Property;

(v)         constitutes an Indebtedness obligation of Newco, Newco OP or such Vornado Included Entity with a principal amount outstanding as of the date hereof greater than $500,000, other than any such Indebtedness for which all parties are Vornado Included Entities;

(vi)        requires Newco, Newco OP or such Vornado Included Entity to dispose of or acquire assets or properties (other than in connection with the expiration of a Vornado Lease or a ground lease affecting a Vornado Included Property) with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Vornado Lease or any ground lease affecting any Vornado Included Property;

(vii)       constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction that relates to any of Newco, Newco OP or a Vornado Included Entity or to Indebtedness secured by any Vornado Included Asset;

(viii)      is an agreement, arrangement or understanding between Newco, Newco OP or such Vornado Included Entity, on the one hand, and any other Vornado Party, any Affiliate of Vornado, Newco, Newco OP, any other Vornado Included Entity, or any Vornado Party’s respective current directors, officers, trustees, partners, members or other Affiliates, on the other hand, other than any such agreement (A) where all parties are Vornado Included Entities, (B) which will be terminated on or before the Closing or (C) which will otherwise not be binding on Newco, Newco OP or a Vornado Included Entity following Closing;

(ix)        sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of Newco, Newco OP or such Vornado Included Entity with any party other than a Vornado Included Entity;

(x)         constitutes a loan to any Person (other than a wholly owned Vornado Included Entity) by Newco, Newco OP or such Vornado Included Entity (other than advances made pursuant to the Vornado Leases or any disbursement agreement, development agreement, or development addendum entered into in connection with a Vornado Lease with respect to the development, construction, or equipping of Vornado Included Properties or the funding of improvements to Vornado Included Properties) in an amount in excess of $500,000;

(xi)        is an agreement obligating Newco, Newco OP or such Vornado Included Entity to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person in excess of $500,000;

(xii)       is an agreement entered into by Newco, Newco OP or such Vornado Included Entity with or for the benefit of any Governmental Entity requiring payment in excess of $500,000 in any calendar year remaining in its term or requires total remaining payment in excess of $500,000, other than any such agreement that is a Vornado Lease or Vornado Ground Lease;

(xiii)      is a gross maximum price contract or an agreement for any construction or development work (including any additions or expansions) which are currently in effect and under which Newco, Newco OP or such Vornado Included Entity currently has an obligation in excess of $5,000,000;

(xiv)     is a management agreement (i.e., contracts providing for or otherwise governing the management and/or operation of any Vornado Included Entities or Vornado Included Properties), including, without limitation, leasing, asset management, construction management and property management agreements pursuant to which Newco, Newco OP or such Vornado Included Entity are obligated to pay to another party an amount in excess of $1,000,000, other than any such agreement where all parties are Vornado Included Entities;

(xv)      is a leasing, development management or property management agreement pursuant to which Newco, Newco OP or any Vornado Included Entity perform such services for a third-party, other than any Vornado Lease or any such agreement where all parties are Vornado Included Entities; or

(xvi)     is an agreement that obligates payments to any Person contingent on the future operating results or other similar future events having a material economic effect relating to the Vornado Included Assets or arising out of prior results, leases, acquisitions or sales in respect of the Vornado Included Assets pursuant to which Newco,

Newco OP or such Vornado Included Entity could become an obligor pursuant to the Transactions.

Each contract of the type described above in this Section 3.11(a), whether or not listed on Section 3.11(a) of the Vornado Disclosure Letter, to which Newco, Newco OP or any Vornado Included Entity is a party or by which it is bound as of the date hereof is referred to herein as a “Vornado Material Contract”. True and complete copies of each Vornado Material Contract listed on Section 3.11(a) of the Vornado Disclosure Letter have been provided or made available to the JBG Parties.

(b)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Vornado Material Adverse Effect, each Vornado Material Contract is legal, valid, binding and enforceable on Newco, Newco OP or each Vornado Included Entity that is a party thereto and, to the knowledge of Vornado, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Vornado Material Adverse Effect, Newco, Newco OP and each Vornado Included Entity has performed all obligations required to be performed by it prior to the date hereof under each Vornado Material Contract and, to the knowledge of Vornado, each other party thereto has performed all obligations required to be performed by it prior to the date hereof under each Vornado Material Contract. None of Newco, Newco OP or any Vornado Included Entity, nor, to the knowledge of Vornado, any other party thereto, is in material breach or violation of, or default under, any Vornado Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Vornado Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, reasonably be expected to have a Vornado Material Adverse Effect. None of Newco, Newco OP or any Vornado Included Entity has given or received notice of any violation or default under any Vornado Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Vornado Material Adverse Effect.

Section 3.12.      Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Vornado Material Adverse Effect, or as set forth in Section 3.12 of the Vornado Disclosure Letter: (a) Newco, Newco OP and each Vornado Included Entity is in compliance with all Environmental Laws; (b) none of Vornado, Vornado OP, Newco, Newco OP or any Vornado Included Entity has received any written notice, demand, letter or claim alleging that Vornado, Newco, Newco OP or any such Vornado Included Entity is in violation of, or liable under, any Environmental Law or with respect to Hazardous Substances or that any judicial, administrative or compliance order has been issued against Newco, Newco OP or any Vornado Included Entity, in each case, which remains unresolved and which relates to any of the Vornado Included Assets; and (c) none of Newco, Newco OP or any Vornado Included Entity has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, claim, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of Vornado, threatened against Newco, Newco OP or any Vornado Included Entity under any Environmental Law, in each case, that relates to the Vornado Included Assets. This Section 3.12 contains the exclusive representations and warranties of Vornado with respect to environmental matters.

Section 3.13.      Compliance with Laws; Permits.

(a)         As of the date hereof, (i) Newco, Newco OP and each Vornado Included Entity has complied and is in compliance with all Laws applicable to Newco, Newco OP or such Vornado Included Entity or by which their Vornado Included Assets and Vornado Included Properties are bound and (ii) no notice, charge or assertion has been received by or, to the knowledge of Vornado, threatened against, Newco, Newco OP or any Vornado Included Entity alleging any non-compliance with any such Laws, except in each case above for such non- compliance that has not had and would not reasonably be expected to have a Vornado Material Adverse Effect. Notwithstanding anything to the contrary in this Section 3.13(a), the provisions of this Section 3.13(a) shall not apply to matters covered by Section 3.12 (Environmental Matters).

(b)         Newco, Newco OP and each Vornado Included Entity is in possession of all authorizations, licenses, permits, certificates, approvals variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity necessary for Newco, Newco OP or such Vornado Included Entity to own, lease and operate its properties or to carry on its respective business as currently conducted (the “Vornado Permits”), and all such Vornado Permits are valid, and in full force and effect, individually or in the aggregate, except where the failure to possess and maintain such Vornado Permits in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Vornado Material Adverse Effect. All applications required to have been filed for the renewal of the Vornado Permits have been filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Vornado Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case, where such failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Vornado Material Adverse Effect. None of Newco, Newco OP or any Vornado Included Entity has received any claim or notice, nor has any knowledge indicating, that Newco, Newco OP or such Vornado Included Entity currently is not in compliance with the terms of any Vornado Permit, except where the failure to be in compliance with the terms of any such Vornado Permit, individually or in the aggregate, would not have had and would not reasonably be expected to have a Vornado Material Adverse Effect.

(c)         None of Newco, Newco OP or any Vornado Included Entity is an “investment company” within the meaning of the Investment Company Act.

Section 3.14.         Intellectual Property. Except as set forth on Section 3.14 of the Vornado Disclosure Letter or, as individually or in the aggregate, has not had and would not reasonably be expected to have a Vornado Material Adverse Effect, (a) Newco, Newco OP and the Vornado Included Entities own or are licensed or otherwise possess valid rights to use all Intellectual Property used in the conduct of their business as it is currently conducted, (b) the conduct of the business of Newco, Newco OP and the Vornado Included Entities as it is currently conducted does not infringe, misappropriate or otherwise violate and, to the knowledge of Vornado, is not alleged to infringe, misappropriate or otherwise violate, the Intellectual Property rights of any third party, (c) there are no pending or, to the knowledge of Vornado, threatened claims with respect to any of the Intellectual Property rights owned by Newco, Newco OP or any Vornado Included Entity, and (d) to the knowledge of Vornado, no third party is currently infringing or misappropriating Intellectual Property rights of Newco, Newco OP or any Vornado Included Entity. This Section 3.14 contains the exclusive representations and warranties of Vornado with respect to Intellectual Property matters.

Section 3.15.         Properties.

(a)           Section 3.15(a) of the Vornado Disclosure Letter sets forth a list of (i) each Vornado Included Property, and (ii) whether the applicable Vornado Included Entity directly or indirectly owns such Vornado Included Property in fee simple or directly or indirectly holds such Vornado Included Property pursuant to a leasehold, ground leasehold or some other property interest. Except as expressly set forth in Section 3.15(a) of the Vornado Disclosure Letter, as of the date hereof there are no real properties that Newco, Newco OP or any Vornado Included Entity is obligated to buy, lease or sublease at some future date, or otherwise enter into any contract for sale, ground lease or letter of intent to sell or ground lease any such Vornado Included Property or any portion thereof (in each case, excluding any Vornado Leases and the Vornado Ground Leases), and no commissions, fees or other amounts are payable (or are to become payable) in connection with the acquisition or disposition of any Vornado Included Property.

(b)           The applicable Vornado Included Entity owns good and marketable fee simple title or leasehold title (as applicable) to each of the Vornado Included Properties, in each case, free and clear of Liens, except for Vornado Permitted Liens. Except as set forth on Section 3.15(b) of the Vornado Disclosure Letter, the Vornado Included Entities have not granted, and to the knowledge of Vornado, none of the Vornado Included Properties is subject to, unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Vornado Included Property or any portion thereof.

(c)           To the knowledge of the Vornado Parties, except as may be disclosed in the third party physical condition reports with respect to the Vornado Included Properties which have been delivered or otherwise made available to the JBG Parties (it being understood and agreed that a reference in a physical condition report to a document not otherwise delivered or made available to the JBG Parties shall not be deemed to constitute disclosure of the contents of such document), as of the date hereof, with respect to each Vornado Included Property, (i) such Vornado Included Property is supplied with utilities and other services as necessary to permit its continued operation as it is now being operated, (ii) such Vornado Included Property is in good working order sufficient for its normal operation in the manner currently being conducted, (iii) such Vornado Included Property has not suffered any casualty or other damage that has not been repaired, and (iv) there are no patent or latent structural, mechanical or other significant defects or deficiencies in the improvements on any Vornado Included Property, in each case, except as has not had and would not reasonably be expected to have a Vornado Material Adverse Effect; provided, however, that this Section 3.15(c) shall not apply to any Vornado Included Property that is an Under Construction and Predevelopment Property or is otherwise raw land, under development or not otherwise in active operation.

(d)           No Vornado Included Entity has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Vornado Included Properties necessary to permit the lawful use and operation of the buildings and improvements on any of the Vornado Included Properties as currently used and operated or that is necessary to permit the lawful use and operation of all utilities and means of egress and ingress to and from any of the Vornado Included Properties for the current use and operation of the Vornado Included Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Vornado Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Vornado Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Vornado Included Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Vornado Material Adverse Effect.

(e)           Except as set forth in Section 3.15(e) of the Vornado Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or to the knowledge of the Vornado Included Entities is pending with respect to any Vornado Included Property and, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Vornado Material Adverse Effect, no Vornado Included Entity has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Vornado Included Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Vornado Included Property.

(f)            Section 3.15(f) of the Vornado Disclosure Letter sets forth all ground leases affecting the interest of the Vornado Included Entities in any Vornado Included Property, other than ground leases as to which a Vornado Included Entity is both lessor and lessee, and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto (collectively, the “Vornado Ground Leases”). Vornado hereby represents that (a) Section 3.15(f) of the Vornado Disclosure Letter contains a true, complete and correct list of all Vornado Ground Leases to which any Vornado Included Entity is bound; (b) true, complete and correct copies of such Vornado Ground Leases have been delivered or made available to the JBG Parties; and (c) each such Vornado Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the applicable Vornado Included Entity and, to the knowledge of Vornado, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). As of the date hereof, there are no monetary or non-monetary material defaults under any Vornado Ground Lease to which any Vornado Included Entity is bound, by any Vornado Included Entity or any other party thereto. As of the date hereof, no Vornado Included Entity has sent or received any notice of any violation or breach of, or default under, any Vornado Ground Lease to which any Vornado Included Entity is bound.

(g)           Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Vornado Material Adverse Effect, the rent rolls for each of the Vornado Included Properties as of September 1, 2016 (with respect to office and retail properties) or as of September 29, 2016 (with respect to residential properties) that have been previously made available to the JBG Parties by the Vornado Included Entities, are true and correct and (i) correctly reference each tenant under each lease that was in effect as of as the respective dates of such rent rolls, and to which a Vornado Included Entity is a party as lessor with respect to each of the Vornado Included Properties (all leases, together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Vornado Leases”) and (ii) identify the rent payable under the Vornado Lease as of such date. Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Vornado Material Adverse Effect, the Vornado Included Entities have made available to the JBG Parties a list of all security deposit amounts currently held under the Vornado Leases as of September 30, 2016.

(h)           True and complete (in all material respects) copies of all (x) Vornado Ground Leases and (y) Vornado Leases for space in excess of 25,000 square feet in or at any Vornado Included Properties (the “Material Vornado Leases”) (it being understood that a Vornado Lease shall constitute a Material Vornado Lease if there are other Vornado Leases with the same tenant at the same Vornado Included Property that, if aggregated with such Vornado Lease, would exceed 25,000 square feet), in each case in effect as of the date hereof and to the extent within Vornado’s possession and control, have been made available to the JBG Parties. Except as would not, individually or in the aggregate, reasonably be expected to have a Vornado Material Adverse Effect, (i) no Vornado Included Entity has given or received written notice of any violation or breach of, or default under, any Material Vornado Lease, which violation or breach remains outstanding and uncured, (ii) except as set forth on Section 3.15(h) of the Vornado Disclosure Letter, no tenant under a Material Vornado Lease is in monetary or non- monetary material default under such Material Vornado Lease, which default remains outstanding and uncured, and (iii) each Material Vornado Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to a Vornado Included Entity and, to the knowledge of Vornado, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as set forth on Section 3.15(h) of the Vornado Disclosure Letter, any and all material leasing commissions or brokerage fees payable by Vornado Included Entities with respect to any Material Vornado Leases have been paid in full. To the knowledge of Vornado, except as set forth on Section 3.15(h) of the Vornado Disclosure Letter, all material tenant improvement allowances, relocation allowances or other inducements due with respect to the current unexpired term of each Material Vornado Lease have been paid in full. As of June 30, 2016, except as set forth on Section 3.15(h) of the Vornado Disclosure Letter, there are no other material Leasing Costs to be paid in the future with respect to any Material Vornado Leases.

(i)            Except as set forth on Section 3.15(i) of the Vornado Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the Vornado Included Properties, and the Vornado Included Entities have not received any written notice of (and the Vornado Included Entities do not have any knowledge of) any proposed increase in the assessed valuation of any of the Vornado Included Properties, except in each case for any such Taxes or assessment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Vornado Material Adverse Effect.

(j)            Except for Vornado Permitted Liens, as set forth in Vornado Leases and title documents made available to the JBG Parties prior to the date hereof or as would not reasonably be expected to have, individually or in the aggregate, a Vornado Material Adverse Effect and except as set forth on Section 3.15(j) of the Vornado Disclosure Letter, no Vornado Included Entity is a party to any (i) unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Vornado Included Property or any portion thereof that would materially adversely affect any Vornado Included Entity’s, ownership, ground lease or right to use a Vornado Included Property subject to a Material Vornado Lease, and (ii) other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Vornado Included Property or any portion thereof that is owned by any Vornado Included Entity, which, in each case, is in favor of any party other than a Vornado Included Entity.

(k)           No written unresolved claim has been made against any title insurance policy evidencing title insurance with respect to a Vornado Included Property which, individually or in the aggregate, would be material to such Vornado Included Property.

(l)            Schedule B accurately states the outstanding principal amount of the Indebtedness secured by each Vornado Included Property as of the applicable Valuation Date.

(m) Newco and Newco OP do not directly own any real or personal property.

Section 3.16.         Intentionally Omitted.

Section 3.17.         Personal Property. The Vornado Included Entities have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them which constitutes part of the “Vornado Included Assets” (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Vornado Material Adverse Effect. The Vornado Included Entities’ ownership of or leasehold interest in any such personal property is not subject to any Liens, except for Vornado Permitted Liens and Liens that have not had and would not reasonably be expected to have a Vornado Material Adverse Effect.

Section 3.18.         Approval Required. No approval of the Vornado stockholders, Newco stockholders or any other vote of holders of securities in Vornado or Newco or holders of limited partnership units in Vornado OP or Newco OP is required to approve this Agreement, the transactions contemplated hereby and the Transactions.

Section 3.19.         Insurance. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Vornado Material Adverse Effect, there is no claim for coverage by Newco, Newco OP or any Vornado Included Entity pending under any of the material insurance policies (including title insurance policies) and all material fidelity bonds or other insurance service contracts in Vornado’s possession providing coverage for all material Vornado Included Properties (the “Vornado Insurance Policies”) that has been denied or disputed by the insurer. Except for those matters that have not had and would not reasonably be expected to have a Vornado Material Adverse Effect, all premiums due and payable under all Vornado Insurance Policies have been paid, and Newco, Newco OP and the Vornado Included Entities have otherwise complied in all material respects with the terms and conditions of all the Vornado Insurance Policies. To the knowledge of Vornado, such Vornado Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by Vornado, Newco, Newco OP or any Vornado Included Entity with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 3.20.         Intentionally Omitted.

Section 3.21.         Information in SEC Filings. None of the information supplied or to be supplied by or on behalf of Vornado, Vornado OP, Newco, Newco OP or any Vornado Included Entity for inclusion or incorporation by reference in any registration statement on Form 10, or such other form as required by the SEC, to be filed with the SEC by Newco or Vornado OP (any such registration statement, a “Form 10”) will at the time such Form 10 is filed and declared effective under the Exchange Act contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Vornado, Newco, Newco OP or any Vornado Included Entity for inclusion in any of the filings made or to be made by the Vornado Parties, Newco, Newco OP or their Affiliates with the SEC or with any stock exchange of or other regulatory authority will, at the time filed with the SEC, any stock exchange or other regulatory authority, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents that Vornado is responsible for filing with the SEC in connection with the Transactions, including any Form 10, to the extent relating to Newco, Newco OP or any Vornado Included Entity or other information supplied by or on behalf of Newco, Newco OP or any Vornado Included Entity for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 3.21 will not apply to statements or omissions included any of the filings to be made by the Vornado Parties, Newco, Newco OP or their Affiliates with the SEC or with any stock exchange of or other regulatory authority to the extent based upon information supplied in writing to Vornado by or on behalf of the JBG Parties for use therein.

Section 3.22.         Bankruptcy. None of Newco, Newco OP or any Vornado Included Entity has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, which remains pending as of such time, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, which remains pending as of such time, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

Section 3.23.         Employee Benefit Plans.

(a)           The Vornado Included Entities do not sponsor, maintain or contribute to any Plans. Except as set forth on Section 3.23(a) of the Vornado Disclosure Letter, no Vornado Service Provider is party to an individual employment Contract with any of the Vornado Parties.

(b)           Each Vornado Benefit Plan (other than a Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Vornado Benefit Plan, a copy of such letter has been made available to the JBG Parties, and, to the Vornado Parties’ knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Vornado Benefit Plan.

(c)           Section 3.23(c) of the Vornado Disclosure Letter sets forth, as of the date of this Agreement, each (i) Multiemployer Plan, or (ii) single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, in each case, that any Vornado Party or any of their respective Subsidiaries or ERISA Affiliates, sponsors, maintains or contributes to, or has within the last six (6) years prior to the date hereof sponsored, maintained or contributed to. For any Vornado Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA (other than a Multiemployer Plan), (i) no such plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code, respectively, (ii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of

ERISA has been, or is expected to be, incurred by a Vornado Party or any of its Subsidiaries or ERISA Affiliates, (iii) the PBGC has not instituted proceedings to terminate any such Vornado Benefit Plan and (iv) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there remains any outstanding liability, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred. Except as set forth on Section 3.23(c) of the Vornado Disclosure Letter, neither such Vornado Party nor any of its Subsidiaries or ERISA Affiliates have incurred or would be likely to incur (whether as a result of the Transactions or otherwise) any liability (including any indirect, contingent or secondary liability) to or on account of a Multiemployer Plan pursuant to Sections 515, 4201, 4204 or 4212 of ERISA; and Vornado Parties and each of their respective Subsidiaries and ERISA Affiliates have made all required contributions and are not delinquent in any contributions to any Multiemployer Plan.

(d)           No assets of the Vornado Parties or any of their ERISA Affiliates constitute “plan assets” for purposes of Title I of ERISA or Section 4975 of the Code or any applicable similar Law.

(e)           Except as described on Section 3.23(e) of the Vornado Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Vornado Service Provider to any payment; (ii) increase the amount of compensation or benefits due to any such Vornado Service Provider; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any Vornado Service Provider; or (iv) result in the payment of any amount to any Vornado Service Provider that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

Section 3.24.         Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than Goldman, Sachs & Co. and Morgan Stanley Incorporated), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Vornado Parties, Newco, Newco OP or any Vornado Included Entity. Other than the arrangements described in the engagement letters with Goldman, Sachs & Co. and Morgan Stanley Incorporated, Section 3.24 of the Vornado Disclosure Letter sets forth the outside legal, accounting and financial advisors retained as of the date hereof by any Vornado Party, Newco, Newco OP or any Vornado Included Entity (on its own behalf or on behalf of any other Person) in connection with the Transactions with which such Vornado Party has any contingent payment arrangements requiring payments to be made after December 31, 2015 in connection with the Transactions that are contingent upon the execution of this Agreement or the Transactions or, in the case of advisors customarily compensated on the basis of hourly time charges, are not based on actual time charges and expense reimbursement and describes such arrangements. Since December 31, 2015, none of the Vornado Parties, Newco, Newco OP or any Vornado Included Entities or their respective Affiliates has made any material payments in excess of the amounts contemplated by this Section 3.24 to any such advisors.

Section 3.25.         Labor and Other Employment Matters.

(a)           Section 3.25(a) of the Vornado Disclosure Letter sets forth, as of the date of this Agreement, each collective bargaining or similar agreement by which a Vornado Party or any Affiliate thereof is, or has, within the past six (6) years been bound with respect to any Vornado Service Providers. As of the date hereof, there is no, and since January 1, 2014, there has not been any, labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending, or to the knowledge of the Vornado Parties threatened in writing or anticipated against any Vornado Included Entity or any Affiliate thereof relating to any Vornado Service Providers. Except as specified in Section 3.25(a) of the Vornado Disclosure Letter, there are no labor unions or other organizations certified or recognized to represent any Vornado Service Providers and as of the date hereof, to the Vornado Parties’ knowledge, no union organization campaign is in progress with respect to, any Vornado Service Providers at any of the Vornado Included Assets. As of the date hereof, there are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending, or to the Vornado Parties’ knowledge threatened in writing or, anticipated by or on behalf of any current or former Vornado Service Providers at any of the Vornado Included Assets.

(b)           No Vornado Service Provider has been improperly excluded from participation in any Vornado Benefit Plan. Each Vornado Service Provider has been properly classified under the Fair Labor Standards Act with respect to any classification of any person as an independent contractor rather than as an employee, with respect to any classification of any employee as exempt versus non-exempt, and with respect to any employee leased from another employer, and neither the Vornado Parties nor any of their Subsidiaries has any written notice or knowledge of any pending or threatened material claim by any Vornado Service Provider that he/she is or was misclassified for any purpose.

(c)           The Vornado Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of current and former Vornado Service Providers, wages and hours, discrimination in employment, wrongful discharge, collective bargaining, the Worker Adjustment Retraining and Notification Act of 1988, as amended or similar state or local Law, statute, rule or regulation (the “WARN Act”), fair labor standards, occupational health and safety, and any other labor and employment-related matters, in each case, with respect to all Vornado Service Providers.

(d)           During the three (3) years prior to the date of this Agreement, no Vornado Party nor any of their respective Subsidiaries have engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the WARN Act), or any similar state or local Law, statute, rule or regulation affecting any current or former Vornado Service Providers.

Section 3.26.         OFAC. None of Newco, Newco OP or any of the Vornado Included Entities constitute a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States Laws and lists published by Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise.

Section 3.27.         Patriot Act. None of the Vornado Parties, Newco, Newco OP or the Vornado Included Entities nor, to the knowledge of Vornado, any Person that owns more than twenty-five percent (25%) of the direct or indirect ownership interests in any Vornado Party (a) is under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (c) has had any of its funds seized or forfeited in any action under any Anti- Money Laundering Laws. For purposes of this Agreement, “Anti-Money Laundering Laws” means all Laws, regulations and sanctions, state and federal, criminal and civil, that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (iii) require identification and documentation of the parties with whom a financial institution conducts business; or (iv) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

Section 3.28.         Anti-Corruption. The Vornado Parties, Newco, Newco OP and the Vornado Included Entities have complied, are in compliance with, and will continue to comply with applicable anti-bribery/anti-corruption laws, including the US Foreign Corrupt Practices Act. None of the Vornado Parties, Newco, Newco OP or any Vornado Included Entity nor, to the knowledge of Vornado, any of their respective principals, owners, officers, directors, trustees, or agents, in each case, acting at the direction or on behalf of a Vornado Party, its Subsidiaries or any of their respective Affiliates, has engaged, promised to engage, will promise to engage, or will cause to be engaged, in any transaction or activity involving a direct or indirect improper inducement to any Person (including but not limited to a government official) to obtain or keep business or to secure some other advantage, in violation of applicable anti-bribery/anti- corruption laws.

Section 3.29.         Capital Commitments for Vornado Included Investments. Section 3.29 of the Vornado Disclosure Letter sets forth, for each Vornado Included Investment, the amount of capital commitments that the Vornado Parties or the Vornado Included Entities have made to each Vornado Included Investment through the date hereof and any outstanding capital commitments of the Vornado Parties or the Vornado Included Entities with respect to each Vornado Included Investment.

Section 3.30.         No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III or in any Ancillary Document, no Vornado Party nor any other Person makes any express or implied representation or warranty with respect to the Vornado Parties, the Vornado Included Entities, Newco, Newco OP or the Vornado Included Assets, or with respect to any other information provided to the JBG Parties in connection with (i) the Transactions or (ii) the businesses, affairs, operations, assets, Liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Vornado Parties, Newco, Newco OP, the Vornado Included Entities and the Vornado Included Assets, including with respect to any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Vornado Parties or any other Person to the JBG Parties. For clarity, none of the representations and warranties set forth in this Article III pertains to or purports to disclose any information with respect to any Vornado Excluded Asset (other than with respect to Liabilities that apply to or could reasonably be expected to adversely impact Newco, Newco OP or any Vornado Included Entity after the Closing), even if such Vornado Excluded Asset is owned by a Vornado Included Entity prior to the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE JBG PARTIES

The following representations and warranties by the JBG Parties set forth in this Article IV are qualified in their entirety by reference to the disclosures set forth in the disclosure letter delivered by the JBG Parties immediately prior to the execution of this Agreement (the “JBG Disclosure Letter”). Each disclosure set forth in the JBG Disclosure Letter shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the text of the disclosure made. Except as set forth in the JBG Disclosure Letter, each JBG Party, severally and not jointly, represents to the Vornado Parties as follows; provided, that with respect to any representation or warranty made by any JBG Fund, such representation or warranty is made jointly and severally by such JBG Fund and JBG Operating Partners:

Section 4.1.           Organization.

(a)           Such JBG Party is a limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite organizational power, as the case may be, and authority and any necessary governmental authorization to own, lease and operate its properties (including its JBG Included Assets) and to conduct its business as it is now being conducted. Such JBG Party and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a JBG Material Adverse Effect. Such JBG Party and each of its Subsidiaries is in compliance in all material respects with the terms of its Governing Documents.

(b)           Each Subsidiary of such JBG Party is a limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite organizational power, as the case may be, and authority and any necessary governmental authorization to own, lease and operate its properties (including its JBG Included Assets) and to conduct its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a JBG Material Adverse Effect. Each Subsidiary of such JBG Party is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a JBG Material Adverse Effect. Each Subsidiary of such JBG Party is in compliance in all material respects with the terms of its Governing Documents, except for such noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a JBG Material Adverse Effect.

(c)           Section 4.1(c) of the JBG Disclosure Letter sets forth a true, correct and complete list of all of the Subsidiaries of such JBG Party, including a list of each Subsidiary of such JBG Party that is a Qualified REIT Subsidiary, a Taxable REIT Subsidiary, a REIT or an “S corporation” within the meaning of Section 1361(a)(1) of the Code (an “S Corporation”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Subsidiary of such JBG Party and (ii) the classification for U.S. federal income tax purposes of each Subsidiary of such JBG Party. As of the date hereof, Exhibit B-2 sets forth for each JBG Included Property, a true, correct and complete organizational chart identifying each JBG Fund, Subsidiary of a JBG Fund, Joint Venture or Subsidiary of a Joint Venture through which any JBG Party holds a direct or indirect ownership interest in such JBG Included Property. None of the JBG Included Entities other than the JBG REITs has elected or will elect to be treated as a REIT. Other than JBG Properties, none of the JBG Included Entities has elected or will elect to be treated as an S Corporation.

(d)           Except as set forth on Section 4.1(d) of the JBG Disclosure Letter, no Person, other than a JBG Managing Member Entity, a JBG Included Entity or a JBG Management Entity, is a managing member or holds any managing member or similar interest in any JBG Included Entity. Section 4.1(d) of the JBG Disclosure Letter sets forth, for each JBG Managing Member Entity, each Person owning Equity Interests therein and the percentage interest of each such Person in such JBG Managing Member Entity.

Section 4.2.           Authorization; Validity of Agreement.

(a)           Such JBG Party and each of its Subsidiaries has all necessary organizational power and authority to execute and deliver this Agreement, the JBG Contribution Agreement, the JBG Merger Agreements and each Ancillary Document to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by such JBG Party of this Agreement and the execution, delivery and performance by such JBG Party or any of its Subsidiaries of each Ancillary Document to which such JBG Party or any such Subsidiary will be a party, and the consummation by such JBG Party and each of its Subsidiaries of the Transactions, have been duly and validly authorized by the general partner or managing member of such JBG Party or each such Subsidiary (as applicable), and each other member or partner or committee of members or partners or their representatives (as applicable and as necessary), and no other organizational action on the part of such JBG Party or any of its Subsidiaries is necessary to authorize the execution and delivery by such JBG Party or any of its Subsidiaries of this Agreement, any such Ancillary Document and the consummation by it of the Transactions. Each JBG Management Entity has obtained all required consents from its stockholders, board of directors or other governing body with respect to the Transactions to be effected by such JBG Management Entity pursuant to this Agreement, including the applicable merger to be effected by such JBG Management Entity, and true, complete and correct copy of such consents have been delivered to the Vornado Parties. This Agreement has been, and each Ancillary Document to which it is contemplated that such JBG Party or any of its Subsidiaries will be party will be, duly executed and delivered by such JBG Party or its Subsidiaries (as applicable) and, assuming due and valid authorization, execution and delivery hereof and thereof by each of the Vornado Parties party thereto, is or will be a valid and binding obligation of such JBG Party or each such Subsidiary, enforceable against such JBG Party or each such Subsidiary in accordance with its terms, except as the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b)           Pursuant to a valid power of attorney to be granted by each of its direct and indirect equityholders (as applicable), the JBG Party designated as attorney in fact in such power of attorney will have full power and authority to execute and deliver the Partnership Agreement and any other Ancillary Document so executed and delivered by such JBG Party on each such equityholder’s behalf, and the execution and delivery by such JBG Party of such Ancillary Documents on any such equityholder’s behalf will be binding on such Person as fully as if such Person had executed and delivered such Ancillary Documents.

Section 4.3.           No Conflict; Consents. Except as set forth in Section 4.3 of the JBG Disclosure Letter, none of the execution, delivery or performance of this Agreement or any Ancillary Document to which such JBG Party or any of its Subsidiaries is a party, the consummation by such JBG Party and its Subsidiaries of the direct or indirect sale of its JBG Included Assets, the Equity Issuance or any other Transaction or compliance by such JBG Party or any of its Subsidiaries with any of the provisions of this Agreement or any Ancillary

Document will (i) conflict with or result in any breach of any provision of such JBG Party’s or any of its Subsidiaries’ Governing Documents, (ii) require any filing by such JBG Party or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (x) compliance with any applicable requirements of the Exchange Act, (y) filings, permits, authorizations, consents, waiting period expirations or terminations, and approvals as may be required under the HSR Act or (z) such filings as may be required in connection with state and local Transfer Taxes), (iii) automatically result in a modification, violation or breach of, or material increase in cost or obligation of such JBG Party or any of its Subsidiaries, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right to others, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any JBG Ground Lease, JBG Lease or other material contract to which such JBG Party or any of its Subsidiaries is a party or by which any of their JBG Included Assets are bound, (iv) assuming that all consents, approvals, authorizations, and permits described in Section 4.3(ii)(y) have been obtained, and all filings and notifications described in Section 4.3(ii)(y) have been made and any waiting periods thereunder have terminated or expired, violate any order, writ, injunction, decree or Law applicable to such JBG Party or any of its Subsidiaries or any of their respective properties or assets, (v) require any consent or approval of, or notice to, any other Person, under any of the terms, conditions or provisions of (x) any JBG Ground Lease other than any JBG Ground Lease set forth in Section 4.3(v)(x) of the JBG Disclosure Letter (the “Required JBG Ground Lease Consents”), (y) any Joint Venture Agreement of a JBG Party or any of its Subsidiaries other than any Joint Venture Agreement set forth on Section 4.3(v)(y) of the JBG Disclosure Letter (the “Required JBG JV Consents”), or (z) any Contract constituting an Indebtedness obligation of such JBG Party or any of its Subsidiaries that relates to any of the JBG Included Assets or pursuant to which Newco or any of its Subsidiaries (including, after the Closing, the JBG Included Entities and the JBG Management Entities) could become an obligor pursuant to the Transactions other than any such Contract set forth on Section 4.3(v)(z) of the JBG Disclosure Letter (the “Required JBG Debt Consents”), or (vi) require any consent or approval of, or notice to, any other Person, including, without limitation, from limited partners, members or parties to leases or other agreements or commitments, except as to clauses (i), (ii), (iv) and (vi), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not materially and adversely affect any JBG Included Asset or JBG Management Entity or the consummation of any contribution or merger contemplated herein or in any JBG Contribution Agreement or JBG Merger Agreements.

Section 4.4.           Capital Structure; Subsidiaries.

(a)           Except as set forth on Section 4.4(a) of the JBG Disclosure Letter, JBG Operating Partners directly or indirectly wholly owns each of its Subsidiaries. Other than through its Equity Interests in JBG Operating Partners, JBG Properties owns no Equity Interests in any Person. As of the date hereof, with respect to each JBG Management Entity and each Subsidiary of each JBG Party, all of the outstanding Equity Interests have been duly authorized and validly issued and (i) in the case of outstanding shares of capital stock of any Subsidiary of such JBG Party that is a corporation, are fully paid and non-assessable and (ii) are free of preemptive or other similar rights under Law, any applicable organization document and any

Contract or instrument to which such JBG Party or any of its Subsidiaries is a party or by which it is bound.

(b)           Except as set forth in this Agreement or Section 4.4(b) of the JBG Disclosure Letter, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which such JBG Party or any of its Subsidiaries is a party or by which any of them is bound, obligating such JBG Party or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Equity Interests, phantom stock or other contractual rights, the value of which is determined in whole or in part by the value of or in reference to any equity security of such JBG Party or any of its Subsidiaries or obligating such JBG Party or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.4(b) of the JBG Disclosure Letter, there are no outstanding contractual obligations of such JBG Party or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership units or other Equity Interests. Neither such JBG Party nor any of its Subsidiaries is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or other Equity Interests of such JBG Party or any of its Subsidiaries.

(c)           Section 4.4(c) of the JBG Disclosure Letter sets forth each JBG Funds’ direct or indirect percentage interests in the JBG Included Properties as of the date hereof and, subject to the exceptions set forth on Section 4.4(c) of the JBG Disclosure Letter and after giving effect to the Restructuring Transactions, such JBG Fund will own not less than such percentage immediately prior to the consummation of the Closing except as adjusted or modified as permitted under this Agreement. The JBG Funds own such percentage interests through the JBG Included Entities. Except as set forth on Section 4.4(c) of the JBG Disclosure Letter, each Subsidiary of JBG Operating Partners is and, immediately prior to the Closing, will be, directly or indirectly wholly owned, beneficially and of record by JBG Operating Partners and neither JBG Operating Partners nor any of its Subsidiaries owns directly or indirectly any other capital stock, limited liability company or partnership interest, joint venture interest or other Equity Interest in any other Person.

(d)           With regard to the JBG Included Interests, all of the material capital obligations currently due and payable of any JBG Party and, to the knowledge of the JBG Parties, all of the material capital obligations currently due and payable of any Joint Venture Partner have been fully funded. To the knowledge of the JBG Parties, no Joint Venture Partner has made or advanced any loans that would adversely impact the JBG Parties’ share of distributions from the Joint Venture.

(e)           The JBG Parties own, directly or indirectly, beneficially and of record all of the JBG Included Interests. Each of the Persons on Section 4.4(e) of the JBG Disclosure Letter owns, directly or indirectly, beneficially and or record each of the Equity Interests in each of the JBG Management Entities set forth opposite his, her or its name on Section 4.4(e) of the JBG Disclosure Letter. All of the JBG Included Interests, Managing Member Interests and the

Equity Interests in each of JBG Operating Partners and JBG Properties, are duly authorized, validly issued (and with respect to any corporate or trust Equity Interests, fully paid and non-assessable), and free and clear of all Liens, except for JBG Permitted Liens. Immediately prior to the Closing, the Transferred LLCs will own beneficially and of record all of the JBG Included Interests, free and clear of all Liens, except for JBG Permitted Liens. Upon the consummation of the transactions contemplated by the JBG Merger Agreements and JBG Contribution Agreements, the applicable JBG Parties will own beneficially and of record all of the JBG Included Interests (other than any Kickout Interest) free and clear of any Liens, except for JBG Permitted Liens.

(f)            Each Equity Interest in each Subsidiary of a JBG Management Entity has been duly authorized, validly issued (and with respect to any corporate or trust Equity Interests, fully paid and non-assessable), and is free and clear of any Liens, except as otherwise set forth in this Agreement.

(g)           As of the date hereof and only with respect to JBG Included Interests, (i) no right of first offer, forced sale, buy/sell or similar right under any Joint Venture Agreement has been exercised by any JBG Party or any Subsidiary thereof, on the one hand, or any Joint Venture Partner of a JBG Party or any Subsidiary thereof, on the other hand, or is the exercise of any such right now pending or proposed and (ii) no Joint Venture of a JBG Party or any Subsidiary thereof has been dissolved or liquidated and not reconstituted in accordance with the applicable Joint Venture Agreement and no event or condition which would trigger or result in the dissolution or liquidation of a Joint Venture of a JBG Party or any Subsidiary thereof has occurred and is continuing without the reconstitution of such Person in accordance with the applicable Joint Venture Agreement.

Section 4.5.           Securities Laws Matters.

(a)           Such JBG Party acknowledges (on behalf of itself and the JBG Designees) that the Issued OP Units and Issued Newco Shares have not been registered under the Securities Act or under any state securities Laws. Such JBG Party acknowledges (on behalf of itself and its JBG Designees) that the Issued OP Units and Issued Newco Shares to be acquired by such JBG Party or any of its Subsidiaries or any JBG Designee pursuant hereto are “restricted securities” as that term is defined by Rule 144(a)(3) under the Securities Act and under applicable state securities Laws and that, pursuant to such Laws, such JBG Party and its JBG Designees must hold such Issued OP Units and Issued Newco Shares until they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available and, other than as set forth in the Registration Rights Agreements, the Vornado Parties, Newco and Newco OP have no obligation to register or qualify such units or shares for resale.

(b)           Such JBG Party (i) acknowledges that it or any of its Subsidiaries or any JBG Designee is acquiring the Issued OP Units and Issued Newco Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Issued OP Units and Issued Newco Shares to any Person in

violation of applicable securities Laws, (ii) will not sell or otherwise dispose of any of the Issued OP Units and Issued Newco Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) is an Accredited Investor, and (iv) (x) has had access to and has received such financial and other information regarding the Parties, Newco, Newco OP, the Issued Newco Shares and/or the Issued OP Units, as applicable, that it deems necessary to make an informed investment decision regarding such Issued OP Units and Issued Newco Shares and (y) can bear the economic risk of an investment in the Issued OP Units and/or Issued Newco Shares indefinitely. Such JBG Party will have obtained investor questionnaires (each, a “JBG Investor Questionnaire”) from each of its JBG Designees to which the Issued OP Units and Issued Newco Shares will be issued, which questionnaires shall contain, for the benefit of Newco and Newco OP (as applicable), acknowledgements with respect to the matters covered in Section 4.5(a) and written representations from each such JBG Designee to the effect that that such JBG Designee is an Accredited Investor (or, in the event any non-Accredited Investor is permitted to receive Equity Consideration consistent with Regulation D pursuant to Section 1.7(b), that such non-Accredited Investor is a Sophisticated Investor) and that the preceding representations and warranties in this Section 4.5(b) are otherwise true, complete and correct with respect to such JBG Designee. To the knowledge of such JBG Party, each such Investor Questionnaire is true, complete and correct.

(c)           Each JBG Party acknowledges that the Issued Newco Shares to be acquired by such JBG Party and its JBG Designees pursuant hereto, if certificated, shall bear the following legends (in addition to any legend required under applicable state securities Laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES EXCEPT PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS.”

(d)           Each JBG Party acknowledges that the Issued OP Units to be acquired by such JBG Party and its JBG Designees pursuant hereto, if certificated, shall bear the following legends (in addition to any legend required under applicable state securities Laws):

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE

SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.”

(e)           In addition, such JBG Party acknowledges that the Issued Newco Shares are subject to restrictions on ownership and transfer set forth in the Newco Declaration, and the Newco Shares to be acquired by such JBG Party and its JBG Designees pursuant hereto, if certificated, shall bear the following legends, or such other legend as may be required from time to time by the Newco Declaration:

“THE EQUITY SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OWNERSHIP FOR THE PURPOSE, AMONG OTHERS, OF THE TRUST’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (A “REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE TRUST’S DECLARATION OF TRUST, (I) NO PERSON MAY BENEFICIALLY OWN EQUITY SHARES IN EXCESS OF THE OWNERSHIP LIMIT; (II) NO PERSON MAY CONSTRUCTIVELY OWN EQUITY SHARES IN EXCESS OF THE CONSTRUCTIVE OWNERSHIP LIMIT; (III) NO PERSON MAY TRANSFER EQUITY SHARES IF SUCH TRANSFER WOULD RESULT IN THE EQUITY SHARES OF THE TRUST BEING OWNED BY FEWER THAN 100 PERSONS; AND (IV) NO PERSON MAY TRANSFER EQUITY SHARES IF SUCH TRANSFER WOULD RESULT IN THE TRUST BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE TRUST TO FAIL TO QUALIFY AS A REIT. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN EQUITY SHARES WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN EQUITY SHARES IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE TRUST. ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE WILL BE VOID AB INITIO, AND IF THE BENEFICIAL OWNERSHIP, CONSTRUCTIVE OWNERSHIP OR TRANSFER OF THE EQUITY SHARES REPRESENTED HEREBY VIOLATES

THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN CLAUSES (I), (II) OR (IV), THE EQUITY SHARES REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A SPECIAL TRUST FOR THE BENEFIT OF ONE OR MORE BENEFICIARIES. IN ADDITION, THE TRUST MAY REDEEM EQUITY SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF TRUSTEES IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF TRUSTEES DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS SET FORTH IN THE DECLARATION OF TRUST, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF EQUITY SHARES OF THE TRUST ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE TRUST AT ITS PRINCIPAL OFFICE.”

Section 4.6.           Financial Statements. The JBG Parties have delivered to Vornado (i) a copy of the audited consolidated balance sheets and the related consolidated statements of operations and comprehensive income, consolidated statements of changes in partners’ deficit and consolidated statements of cash flows as of and for the fiscal years ended December 31, 2015, 2014 and 2013 and the unaudited consolidated balance sheet as of March 31, 2016 and the related consolidated statements of operations and comprehensive income, consolidated statements of changes in partners’ deficit and consolidated statements of cash flows as of and for the three months ended March 31, 2016 and 2015 (the “JBG Operating Partners Financial Statements”); (ii) a copy of the audited balance sheet of the JBG/Rosenfeld Retail Properties, LLC and the related statements of operations and comprehensive income, statements of changes in partners’ deficit and statements of cash flows as of and for the fiscal years ended December 31, 2015 and 2014 (the “JBG Retail Financial Statements”); and (iii) the audited combined statements of revenues and expenses from real estate operations of the JBG Included Properties listed on Section 4.6 of the JBG Disclosure Letter for the years ended December 31, 2015, 2014 and 2013 and the unaudited combined statements of revenues and expenses from real estate operations of the JBG Included Properties listed on Section 4.6 of the JBG Disclosure Letter for the three months ended March 31, 2016 (the “3-14 Financial Statements” and together with the JBG Operating Partners Financial Statements and the JBG Retail Financial Statements, collectively, the “JBG Financial Statements”). The JBG Financial Statements (x) have been prepared from the books and records of the JBG Parties and their Subsidiaries (as applicable), (y) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), and (z) with respect to the JBG Operating Partners Financial Statements, fairly present, in all material respects, the financial position and the results of operations of JBG Operating Partners and its Subsidiaries, with respect to the JBG Retail Financial Statements, fairly present, in all material respects, the financial position and the results of operations of JBG/Rosenfeld Retail Properties, LLC and with respect to the 3-14 Financial Statements, fairly present, in all material respects, the revenues and expenses from the real estate operations presented therein as of the times and for the periods referred to therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

Section 4.7.           No Undisclosed Liabilities. Neither the JBG Included Entities nor the JBG Management Entities has any liabilities or obligations of any nature (whether accrued, contingent or otherwise) which are required by GAAP to be reflected in a consolidated balance sheet, except for liabilities or obligations (a) reflected or reserved against on the most recent balance sheet included in the JBG Operating Partners Financial Statements and the JBG Retail Financial Statements, (b) under the Indebtedness disclosed in Section 4.16(a)(v) of the JBG Disclosure Letter, (c) under the JBG Leases and JBG Ground Leases, (d) incurred in the ordinary course of business consistent with past practice since March 31, 2016, (e) set forth on Section 4.7 of the JBG Disclosure Letter, (f) expressly contemplated by, or arising out of, or under this Agreement, or (g) that, individually or in the aggregate, have not had and would not reasonably be expected to have a JBG Material Adverse Effect. Other than as reflected in the JBG Operating Partners Financial Statements, the JBG Management Entities do not have any material amount of Indebtedness.

Section 4.8.           Absence of Certain Changes or Events. Between March 31, 2016 and the date hereof, (a) except as contemplated by this Agreement or as set forth in Section 4.8 of the JBG Disclosure Letter, each JBG Management Entity, and with respect to the JBG Included Assets other than the JBG Management Entities each JBG Fund and its Subsidiaries, have conducted their businesses in the ordinary course in all material respects consistent with past practice and (b) there has not been any JBG Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a JBG Material Adverse Effect.

Section 4.9.           JBG Included Properties.

(a)           Section 4.9(a)(i) of the JBG Disclosure Letter sets forth a list of (i) each JBG Included Property, and (ii) whether such JBG Party or its Subsidiary directly or indirectly owns such JBG Included Property in fee simple or directly or indirectly holds such JBG Included Property pursuant to a leasehold, ground leasehold or some other property interest, including purchase options. With respect to each JBG Party, Section 4.9(a)(i) of the JBG Disclosure Letter sets forth a true, complete and correct list of all JBG Included Properties in which such JBG Party owns a direct or indirect interest. Except as expressly set forth in Section 4.9(a)(ii) of the JBG Disclosure Letter, as of the date hereof, neither such JBG Party nor its Subsidiaries is obligated to buy, sell, lease or sublease any JBG Included Properties at some future date, or otherwise enter into any contract for sale, ground lease or letter of intent to sell or ground lease any such JBG Included Property or any portion thereof (in each case, excluding any JBG Leases and the JBG Ground Leases), and no commissions, fees or other amounts are payable (or are to become payable) in connection with the acquisition or disposition of any JBG Included Property.

(b)           Such JBG Party and its Subsidiaries owns good and marketable fee simple title or leasehold title (as applicable) to each of their respective JBG Included Properties, in each case, free and clear of Liens, except for JBG Permitted Liens. Except as set forth on Section 4.9(b) of the JBG Disclosure Letter, such JBG Party and its Subsidiaries have not granted, and to the knowledge of such JBG Party, none of its or its Subsidiaries’ JBG Included Properties is subject to, unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any JBG Included Property of such JBG Party or its Subsidiaries or any portion thereof.

(c)           To the knowledge of such JBG Party, except as may be disclosed in the third party physical condition reports with respect to its and its Subsidiaries’ JBG Included Properties which have been delivered or otherwise made available to the Vornado Parties (it being understood and agreed that a reference in a physical condition report to a document not otherwise delivered or made available to the Vornado Parties shall not be deemed to constitute disclosure of the contents of such document), as of the date hereof, with respect to each JBG Included Property of such JBG Party and its Subsidiaries, (i) such JBG Included Property is supplied with utilities and other services as necessary to permit its continued operation as it is now being operated, (ii) such JBG Included Property is in good working order sufficient for its normal operation in the manner currently being conducted, (iii) such JBG Included Property has not suffered any casualty or other damage that has not been repaired, and (iv) there are no patent or latent structural, mechanical or other significant defects or deficiencies in the improvements on any JBG Included Property, in each case, except as has not had and would not reasonably be expected to have a JBG Material Adverse Effect; provided, however, that this Section 4.9(c) shall not apply to any JBG Included Property that is raw land, is a JBG Development Property or is not otherwise in active operation.

(d)           Neither such JBG Party or any of its Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of its JBG Included Properties necessary to permit the lawful use and operation of the buildings and improvements on any of its JBG Included Properties as currently used and operated or that is necessary to permit the lawful use and operation of all utilities and means of egress and ingress to and from any of its JBG Included Properties for the current use and operation of the JBG Included Property is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have a JBG Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that has had or would reasonably be expected to have a JBG Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of its JBG Included Properties which, individually or in the aggregate, has had or would reasonably be expected to have a JBG Material Adverse Effect.

(e)           Except as set forth in Section 4.9(e) of the JBG Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or to the knowledge of such JBG Party is pending with respect to any JBG Included Property of such JBG Party or any of its Subsidiaries and, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a JBG Material Adverse Effect, neither such JBG Party nor any of its Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of its JBG Included Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any of its JBG Included Properties.

(f)            Except as set forth on Section 4.9(f) of the JBG Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the JBG Included Properties of such JBG Party or any of its Subsidiaries, and such JBG Party and its Subsidiaries have not received any written notice of (and such JBG Party and its Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the JBG Included Properties, except in each case for any such Taxes or assessment that have not had and would not reasonably be expected to have, individually or in the aggregate, a JBG Material Adverse Effect.

(g)           No written unresolved claim has been made against any title insurance policy evidencing title insurance with respect to a JBG Included Property which, individually or in the aggregate, would be material to such JBG Included Property.

(h)           Section 4.9(h) of the JBG Disclosure Letter sets forth all ground leases affecting the interest of each JBG Party or its Subsidiaries in any JBG Included Property, other than ground leases as to which a JBG Included Entity is both lessor and lessee, and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto (collectively, the “JBG Ground Leases”). With respect to each JBG Party, such JBG Party hereby represents that (i) Section 4.9(h) of the JBG Disclosure Letter contains a true, complete and correct list of all JBG Ground Leases to which such JBG Party or any of its Subsidiaries is bound; (ii) true, complete and correct copies of such JBG Ground Leases have been delivered or made available to the Vornado Parties; and (iii) each such JBG Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to such JBG Party or its Subsidiary and, to the knowledge of such JBG Party, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). As of the date hereof, there are no monetary or non- monetary material defaults under any JBG Ground Lease to which such JBG Party or any of its Subsidiaries is bound, by such JBG Party or its Subsidiaries or any other party thereto. As of the date hereof, such JBG Party and its Subsidiaries have not sent or received any notice of any violation or breach of, or default under, any JBG Ground Lease to which such JBG Party or any of its Subsidiaries is bound.

(i)            Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a JBG Material Adverse Effect, the rent rolls for each of the JBG Included Properties as of September 15, 2016 that have previously been made available to the Vornado Parties by such JBG Party or its Subsidiaries, are true and correct and (i) correctly reference each tenant under each lease that was in effect as of September 15, 2016, and to which any JBG Party is a party as lessor with respect to each of the JBG Included Properties (all leases, together with, in the case of JBG Leases for non-residential JBG Included

Properties, for all amendments, modifications, supplements, renewals and extensions related thereto, the “JBG Leases”) and (ii) identify the rent payable under the JBG Lease as of such date. Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a JBG Material Adverse Effect, such JBG Party or its Subsidiaries have made available to the Vornado Parties a list of all security deposits currently held under the JBG Leases as of September 15, 2016.

(j)            True and complete (in all material respects) copies of all JBG Leases for space in excess of 25,000 square feet in or at any JBG Included Properties (the “Material JBG Leases”) (it being understood that a JBG Lease shall constitute a Material JBG Lease if there are other JBG Leases with the same tenant at the same JBG Included Property that, if aggregated with such JBG Lease, would exceed 25,000 square feet), in each case in effect as of the date hereof and to the extent within JBG’s possession and control, have been made available to the Vornado Parties. Except as would not, individually or in the aggregate, reasonably be expected to have a JBG Material Adverse Effect, (i) neither such JBG Party nor any of its Subsidiaries has given or received written notice of any violation or breach of, or default under, any JBG Lease, which violation or breach remains outstanding and uncured, (ii) except as set forth on Section 4.9(j) of the JBG Disclosure Letter, no tenant under a JBG Lease is in monetary or other material default under such JBG Lease, which default remains outstanding and uncured, and (iii) each JBG Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to any JBG Party and, to the knowledge of any JBG Party, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as set forth on Section 4.9(j) of the JBG Disclosure Letter, any and all material leasing commissions or brokerage fees payable by such JBG Party or any of its Subsidiaries with respect to any Material JBG Leases have been paid in full. To the knowledge of such JBG Party, except as set forth on Section 4.9(j) of the JBG Disclosure Letter, all material tenant improvement allowances, relocation allowances or other inducements due with respect to the current unexpired term of each Material JBG Lease have been paid in full. As of March 31, 2016, except as set forth on Section 4.9(j) of the JBG Disclosure Letter, there are no other material Leasing Costs to be paid in the future with respect to any Material JBG Leases.

(k)           Other than any economic rights assigned to a JBG Included Entity or the JBG Management Entities, the Managing Member Interests do not include any economic rights in any Joint Venture to which such Managing Member Interests are attributable, except as set forth on Section 4.9(k) of the JBG Disclosure Letter.

(l)            As of the date hereof, the JBG Included Properties and the JBG Excluded Assets constitute all of the real property interests held by the JBG Parties and their controlled Affiliates.

(m)          Except as (i) set forth on Section 4.9(m) of the JBG Disclosure Letter and (ii) by virtue of their interest in the JBG Management Entities, no member of the executive committee of JBG Operating Partners is entitled to receive compensation for providing development, asset and property management, leasing, construction management or other real estate-related services.

(n)           Except for JBG Permitted Liens, as set forth in JBG Leases and title documents made available to the Vornado Parties prior to the date hereof or as would not reasonably be expected to have, individually or in the aggregate, a JBG Material Adverse Effect and except as set forth on Section 4.9(n) of the JBG Disclosure Letter, no such JBG Party nor any of its Subsidiaries is a party to any (i) unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any JBG Included Property or any portion thereof that would materially adversely affect any JBG Included Entity’s, ownership, ground lease or right to use a JBG Included Property subject to a Material JBG Lease, and (ii) other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any JBG Included Property or any portion thereof that is owned by any JBG Party or its Subsidiaries, which, in each case, is in favor of any party other than a JBG Included Entity.

(o)           Schedule B accurately states the outstanding principal amount of the Indebtedness secured by each JBG Included Property as of the applicable Valuation Date.

Section 4.10.         JBG Development Properties.

(a)           Section 4.10(a) of the JBG Disclosure Letter (i) lists each JBG Included Property (x) which is under construction or (y) which is subject to a binding agreement for development or commencement of construction (each, a “JBG Development Property”) and (ii) sets forth the estimated completion date for each JBG Development Property.

(b)           Except as would not reasonably be expected to have, in the aggregate, a JBG Material Adverse Effect, to the knowledge of such JBG Party, no circumstances exist that would (i) prevent or unreasonably delay the development or construction of any of its or its Subsidiaries’ JBG Development Properties or (ii) prevent or unreasonably delay the attainment of any entitlements required to commence or complete construction or development of such JBG Development Properties, in each case, in accordance with the estimated completion date set forth on Section 4.10(a) of the JBG Disclosure Letter, subject, in the case of any JBG Development Property where the development or construction is not “by right,” to (A) any delays in the receipt of all required approvals, (B) failure to receive all required approvals and (C) receipt of approvals with conditions that are unacceptable to the applicable JBG Party in its good faith business discretion.

(c)           Except as would not reasonably be expected to have, in the aggregate, a JBG Material Adverse Effect, (i) all development and construction required to be completed with respect to any JBG Development Property (and any Contract related to such development or construction) (A) has been completed timely and on budget (or such requirement has been waived by the party benefiting from such covenant), or (B) is on schedule to be completed timely and on budget, and all payments, expenses and fees required in connection therewith have been made, in each case, in accordance therewith and (ii) neither such JBG Party nor any of its

Subsidiaries is and, to the knowledge of such JBG Party, no other party is in breach or violation of, or default under, any such JBG Lease or Contract related to such development or construction, nor has any event occurred which would result in a breach or violation of, or a default under, any such JBG Lease or Contract by such JBG Party or any of its Subsidiaries, or, to the knowledge of such JBG Party, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.11.         Personal Property. Such JBG Party and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them which constitutes part of the “JBG Included Assets” (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a JBG Material Adverse Effect. Neither such JBG Party’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for JBG Permitted Liens and Liens that have not had and would not reasonably be expected to have a JBG Material Adverse Effect.

Section 4.12.         Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a JBG Material Adverse Effect or adversely affect the ability of such JBG Party or any of its Subsidiaries to perform their obligations hereunder or under any Ancillary Documents to which such Persons are a party, or prevent or materially delay the consummation of the Transactions, and except as set forth in Section 4.12 of the JBG Disclosure Letter, as of the date hereof, (a) there is no Action, pending against (or to the knowledge of such JBG Party, threatened in writing against), such JBG Party, any of its Subsidiaries or their Included Assets nor, to the knowledge of such JBG Party, is there any investigation by a Governmental Entity pending or threatened in writing against such JBG Party or any of its Subsidiaries or, with respect to any Included Assets of such JBG Party or its Subsidiaries, and (b) neither such JBG Party nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment or award of a Governmental Entity.

Section 4.13.         Taxes. Except as expressly set forth in Section 4.13 of the JBG Disclosure Letter:

(a)           The JBG Parties and their Subsidiaries each has (i) duly and timely filed (or caused to be filed on its behalf) with the appropriate Governmental Entity all U.S. federal and all other material Tax Returns required to be filed by it, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects and (ii) duly and timely paid in full (or there has been duly and timely paid in full on its behalf), or made adequate provision for, all material amounts of Taxes required to be paid by it.

(b)           Each JBG REIT (i) for its First Applicable Year and through and including its taxable year ended December 31, 2015 (and, for purposes of Section 7.2(a), through and including its taxable year ended December 31, 2016, if the Closing Date occurs in the taxable year ending December 31, 2017) has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such taxable years; (ii) has operated since January 1, 2016 (and, for purposes of Section 7.2(a), January 1, 2017, if the Closing Date occurs in the taxable year ending December 31, 2017) to the date hereof in such a manner so as to qualify as a REIT; (iii) intends to continue to operate through the Closing Date in such a manner so as to qualify as a REIT; and (iv) has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or threatened in writing.

(c)           Each of the JBG Parties and their Subsidiaries, other than the JBG Corporate Entities, has been since the later of its acquisition or formation and continues to be treated for U.S. federal Tax purposes as a partnership (or a disregarded entity (other than a Qualified REIT Subsidiary)) and not as a corporation or an association or publicly traded partnership taxable as a corporation.

(d)           None of the JBG Parties nor any of their Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code or, taking into account the Transactions, Treasury Regulations Section 1.337(d)-7 and Temporary Treasury Regulations Section 1.337(d)-7T.

(e)           (i) There are no audits, investigations or proceedings pending (or threatened in writing) for and/or in respect of any material Taxes or material Tax Returns of a JBG Party or any of their Subsidiaries and none of the JBG Parties nor any of their Subsidiaries is a party to any litigation or administrative proceeding relating to a material amount of Taxes; (ii) no deficiency for a material amount of Taxes of the JBG Parties or any of their Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the JBG Parties, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith; (iii) none of the JBG Parties nor any of their Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material amount of Tax that has not since expired; and (iv) none of the JBG Parties nor any of their Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) regarding a material amount of Tax.

(f)            Since formation of the JBG REITs, (i) none of the JBG REITs nor any of their Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code that has not been previously paid; and (ii) none of the JBG REITs nor any of their Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the JBG REITs or any of their Subsidiaries (other than transfer or similar Taxes arising in connection with the Transactions).

(g)           The JBG Parties and each of their Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)           None of the JBG Parties, the JBG Designees, and the members or owners of the JBG Parties is a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(i)            There are no JBG Tax Protection Agreements (as hereinafter defined) in force as of the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing a material claim against the JBG Parties or any of their Subsidiaries for any breach of any JBG Tax Protection Agreement. As used herein, “JBG Tax Protection Agreement” means any written agreement which the JBG Parties or any of their Subsidiaries is a party to or is otherwise bound by or subject to pursuant to which: (i) any liability to holders of limited partnership interests in a JBG Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a JBG Subsidiary Partnership, the JBG Parties or any of their Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “JBG Subsidiary Partnership” means a JBG Party or a Subsidiary of a JBG Party that is a partnership for United States federal income tax purposes.

(j)            Section 4.13(j) of the JBG Disclosure Letter sets forth, for each JBG Included Property, the relevant JBG Party’s adjusted tax basis in such JBG Included Property.

(k)           There are no material Tax Liens upon any property or assets of the JBG Parties or any of their Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(l)            Neither the JBG Parties nor any of their Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the JBG Parties or any of their Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise.

(m)          Neither the JBG Parties nor any of their Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n)           Neither the JBG Parties nor any of their Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(o)           None of the JBG REITs nor any of their Subsidiaries (other than Taxable REIT Subsidiaries) currently has or, as of December 31 of any taxable year through and including the taxable year ended December 31 immediately prior to the Closing Date, has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857(a) of the Code.

(p)           The JBG Tax Group does not own any stock, or options to acquire stock of Vornado or Newco.

Section 4.14.         Compliance with Laws; Permits.

(a)           As of the date hereof (i) such JBG Party and its Subsidiaries, have complied and are in compliance with all Laws applicable to such JBG Party or any of its Subsidiaries or by which their JBG Included Assets (including, without limitation, any JBG Included Property) is bound, and (ii) no notice, charge or assertion has been received by such JBG Party or its Subsidiaries or, to the knowledge of such JBG Party, threatened against such JBG Party or its Subsidiaries alleging any non-compliance of any JBG Party or its Subsidiaries, except in each case above for such non-compliance that has not had and would not reasonably be expected to have a JBG Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.14(a), the provisions of this Section 4.14(a) shall not apply to matters covered by Section 4.17 (Environmental Matters), Section 4.19 (Employee Benefit Plans) and Section 4.20 (Labor and Other Employment Matters).

(b)           Such JBG Party and its Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity necessary for such JBG Party and its Subsidiaries to own, lease and operate their respective JBG Included Assets (including, without limitation, the JBG Included Properties) and conduct their respective businesses as currently conducted (the “JBG Permits”), and all such JBG Permits are valid, and in full force and effect, except where the failure to possess and maintain such JBG Permits in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a JBG Material Adverse Effect. All applications required to have been filed for the renewal of the JBG Permits have been filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such JBG Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case, where such failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a JBG Material Adverse Effect. Neither any JBG Party nor any of their Subsidiaries has received any claim or notice, nor has any knowledge indicating, that such JBG Party or its Subsidiaries currently is not in compliance with the terms of any JBG Permit, except where the failure to be in compliance with the terms of any such JBG Permit, individually or in the aggregate, would not have had and would not reasonably be expected to have a JBG Material Adverse Effect.

(c)           Neither such JBG Party nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act.

Section 4.15.         Funds.

(a)           The Equity Interests of such JBG Party and any of its Subsidiaries have been issued and sold in compliance with applicable Law in all material respects.

(b)           Neither of the JBG Management Entities nor any of its Subsidiaries or any managing member of any JBG Fund currently acts as an adviser, sub-adviser, general partner, managing member, manager or sponsor to any pooled investment vehicle that would be required to be a registered “Investment Company” under the Investment Company Act. Section 4.15(b)(i) of the JBG Disclosure Letter sets forth each material agreement pursuant to which such JBG Management Entity (or its Subsidiaries) or any other JBG Included Entity performs management, advisory or sub-advisory services for any Person, and each material Contract pursuant to which such JBG Management Entity (or its Subsidiaries) or JBG Included Entity receives compensation in respect of any such activities in connection with any such Person (each such agreement, a “JBG Advisory Agreement”), and each such JBG Advisory Agreement was duly approved and performed in all material respects in accordance with the applicable Governing Documents of such fund and applicable Law. There are no existing material violations by such JBG Management Entity or any of its Subsidiaries, such JBG Included Entity or their respective Affiliates or any managing member of any JBG Fund or, to the knowledge of such Persons, any other party thereto, of the Governing Documents of any fund or any JBG Advisory Agreement or any side letter with any investor in a JBG Fund. True and complete copies have been made available to the Vornado Parties prior to the date hereof of (i) each form of subscription agreement and private placement memorandum or other offering document in effect as of the date hereof for each JBG Fund, (ii) the Governing Documents of each JBG Fund, (iii) each JBG Advisory Agreement and (iv) all material side letters with any investor in any JBG Fund.

Section 4.16.         Material Contracts.

(a)           Except for contracts listed in Section 4.16(a) of the JBG Disclosure Letter, as of the date of this Agreement, no such JBG Party or any of its Subsidiaries is a party to or bound by or subject to any contract that, as of the date hereof:

(i)            obligates such JBG Party or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to such JBG Party or any of its Subsidiaries that relates to any of the JBG Included Assets or pursuant to which Newco or any of its Subsidiaries (including, after the Closing, the JBG

Included Entities and the JBG Management Entities) could become an obligor pursuant to the Transactions, except for any lease under which such JBG Party or any of its Subsidiaries is lessee, any ground lease affecting any JBG Included Property or relates to tenant improvement expenses under a JBG Lease;

(ii)           contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of such JBG Party or any of its Subsidiaries in any material respect, or would otherwise limit the freedom of such persons with respect to, or restrict, the lines of business conducted by such JBG Party or any of its Subsidiaries or the geographic area in which such JBG Party or any of its Subsidiaries may conduct business in any material respect that relates to any of the JBG Included Assets or pursuant to which Newco or any of its Subsidiaries (including, after the Closing, the JBG Included Entities and the JBG Management Entities) could become an obligor pursuant to the Transactions, excluding any such contract that is a JBG Lease;

(iii)          obligates any JBG Included Entity, JBG Management Entity or Subsidiary of a JBG Party to any material continuing contractual obligation (i) for indemnification under any agreements relating to the sale of real property, or any other business or material assets, previously owned, whether directly or indirectly, by a JBG Management Entity, a JBG Included Entity, or Subsidiary of a JBG Party that are reasonably likely to involve a Liability of $1,000,000 or more or (ii) to make payments, contingent or otherwise, on account of prior acquisitions or sales of any real property;

(iv)          is an agreement which obligates such JBG Party or any of its Subsidiaries to indemnify any past or present directors, officers, trustees, employees and agents of such JBG Party or any of its Subsidiaries pursuant to which such JBG Party or any of its Subsidiaries is the indemnitor, in each case, other than pursuant to any Governing Documents, operating agreements, property management agreements, development agreements, advisory agreements or any similar agreement;

(v)           constitutes an Indebtedness obligation of such JBG Party or any of its Subsidiaries with a principal amount outstanding as of September 30, 2016 greater than $500,000 that relates to any of the JBG Included Assets or pursuant to which Newco or any of its Subsidiaries (including, after the Closing, the JBG Included Entities and the JBG Management Entities) could become an obligor pursuant to the Transactions, other than any such Indebtedness for which both obligor and obligee are JBG Included Entities;

(vi)          requires such JBG Party or any of its Subsidiaries to dispose of or acquire assets or properties (other than in connection with the expiration of a JBG Lease or a ground lease affecting a JBG Included Property) with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any JBG Lease or any ground lease affecting any JBG Included Property, that relates to any of the JBG Included Assets or pursuant to which Newco or any of its Subsidiaries (including, after the Closing, the JBG

Included Entities and the JBG Management Entities) could become an obligor pursuant to the Transactions;

(vii)         constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction that relates to any of the JBG Included Assets or pursuant to which Newco or any of its Subsidiaries (including, after the Closing, the JBG Included Entities and the JBG Management Entities) could become an obligor pursuant to the Transactions or to Indebtedness secured by any JBG Included Asset;

(viii)        is a JBG Advisory Agreement;

(ix)          sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of a JBG Included Entity, a JBG Management Entity or Subsidiary of a JBG Party with any party other than a JBG Included Entity, JBG Management Entity or Subsidiary of a JBG Party;

(x)           constitutes a loan to any Person (other than to a wholly owned Subsidiary of a JBG Party) by a JBG Included Entity, JBG Management Entity or Subsidiary of a JBG Party (other than advances made pursuant to the JBG Leases or any disbursement agreement, development agreement, or development addendum entered into in connection with a JBG Lease with respect to the development, construction, or equipping of a JBG Included Property or the funding of improvements to JBG Included Properties) in an amount in excess of $500,000;

(xi)          is an agreement that obligates payments to any Person contingent on the future operating results or other similar future events having a material economic effect relating to the JBG Included Assets or arising out of prior results, leases, acquisitions or sales in respect of the JBG Included Assets pursuant to which Newco or any of its Subsidiaries (including, after the Closing, the JBG Included Entities and the JBG Management Entities) could become an obligor pursuant to the Transactions;

(xii)         is an agreement (other than a Joint Venture Agreement) obligating a JBG Included Entity, a JBG Management Entity or a Subsidiary of a JBG Party to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person in excess of $500,000;

(xiii)        is an agreement with or for the benefit of any Governmental Entity requiring payment by a JBG Included Entity, a JBG Management Entity or Subsidiary of a JBG Party in excess of $500,000 in any calendar year remaining in its term or requires total remaining payment in excess of $500,000 other than a ground lease that relates to any of the JBG Included Assets or pursuant to which Newco or any of its Subsidiaries (including, after the Closing, the JBG Included Entities and the JBG Management Entities) could become an obligor pursuant to the Transactions, other than any such agreement that is a JBG Lease or JBG Ground Lease;

(xiv)        is a gross maximum price construction contract or an agreement for any construction or development work (including any additions or expansions) which are currently in effect and under which such JBG Party or any of its Subsidiaries currently has an obligation in excess of $5,000,000, unless a JBG Party or its Subsidiary is the developer, that relates to any of the JBG Included Properties or pursuant to which Newco or any of its Subsidiaries (including, after the Closing, the JBG Included Entities and the JBG Management Entities) could become an obligor pursuant to the Transactions;

(xv)         is an agreement between a JBG Management Entity or a JBG Included Entity, on the one hand, and the current directors, officers, trustees, partners, members or other Affiliates of any JBG Party (but not including as Affiliates any JBG Included Entities or JBG Management Entities), on the other hand, pursuant to which Newco or any of its Subsidiaries (including, after the Closing, the JBG Included Entities and the JBG Management Entities) could become an obligor pursuant to the Transaction, other than any such agreement (A) where all parties are JBG Included Entities, (B) which will be terminated on or before the Closing or (C) which will otherwise not be binding on Newco or any of its Subsidiaries following Closing; or

(xvi)        is a management agreement (i.e., contracts providing for or otherwise governing the management and/or operation of such JBG Party, its Subsidiaries or any of their JBG Included Assets (including their JBG Included Properties)), including, without limitation, asset management, construction management and property management agreements pursuant to which such JBG Party or its Subsidiaries are obligated to pay to another party (that is not a JBG Party or a JBG Party’s Subsidiary) an amount in excess of $1,000,000 that relates to any of the JBG Included Assets or pursuant to which Newco or any of its Subsidiaries (including, after the Closing, the JBG Included Entities and the JBG Management Entities) could become an obligor pursuant to the Transactions, other than any such agreement where all parties are JBG Included Entities.

Each contract of the type described above in this Section 4.16(a), whether or not listed on Section 4.16(a) of the JBG Disclosure Letter, to which such JBG Party or any of its Subsidiaries is a party is referred to herein as a “JBG Material Contract”. True and complete copies of each JBG Material Contract listed on Section 4.16(a) of the JBG Disclosure Letter have been provided or made available to the Vornado Parties.

(b)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a JBG Material Adverse Effect, each JBG Material Contract is legal, valid, binding and enforceable on such JBG Party and each of its Subsidiaries that is a party thereto and, to the knowledge of such JBG Party, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a JBG Material Adverse Effect, such JBG Party and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each JBG Material Contract and, to the knowledge of such JBG Party, each other party thereto has performed all obligations required to be performed by it prior to the date hereof under each JBG Material Contract. No such JBG Party or any of its Subsidiaries, nor, to the knowledge of such JBG Party, any other party thereto, is in material breach or violation of, or default under, any JBG Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any JBG Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, or reasonably be expected to have a JBG Material Adverse Effect. Neither such JBG Party nor any of its Subsidiaries has given or received notice of any violation or default under any JBG Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a JBG Material Adverse Effect.

Section 4.17.         Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a JBG Material Adverse Effect, or as set forth in Section 4.17 of the JBG Disclosure Letter: (a) with respect to the JBG Included Assets, such JBG Party and its Subsidiaries are in compliance with all Environmental Laws; (b) neither such JBG Party nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that such JBG Party or any of its Subsidiaries is in violation of, or liable under, any Environmental Law or with respect to Hazardous Substances or that any judicial, administrative or compliance order has been issued against such JBG Party or any of its Subsidiaries, in each case, which remains unresolved and which relates to any of the JBG Included Assets; and (c) neither such JBG Party nor any of its Subsidiaries has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, claim, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of such JBG Party, threatened against such JBG Party or any of its Subsidiaries under any Environmental Law, in each case, that relates to the JBG Included Assets. This Section 4.17 contains the exclusive representations and warranties of such JBG Party with respect to environmental matters.

Section 4.18.         Bankruptcy. Neither such JBG Party nor any of its Subsidiaries has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by such JBG Party’s or any such Subsidiary’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such JBG Party’s or any such Subsidiary’s assets, which remains pending as of such time, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such JBG Party’s or any such Subsidiary’s assets, which remains pending as of such time, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

Section 4.19.         Employee Benefit Plans.

(a)           Section 4.19(a) of the JBG Disclosure Letter sets forth a correct and complete list of all material JBG Benefit Plans. For each material JBG Benefit Plan (other than any Multiemployer Plan), the JBG Parties have made available to the Vornado Parties, to the extent applicable, accurate and complete copies of (i) the Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description, if not set forth in a written document, (iii) the most recently prepared actuarial report, and (iv) all material correspondence to or from any Governmental Entity received in the last three years.

(b)           (i) Each JBG Benefit Plan (other than any Multiemployer Plan) has been established and administered in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code, (ii) all material contributions, benefits and premiums required by and due under the terms of each JBG Benefit Plan for current or prior plan years have been paid or accrued in accordance with GAAP, and (iii) there are no pending or, to the JBG Parties’ knowledge, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any JBG Benefit Plan or any trust related thereto which could reasonably be expected to result in any material liability to any JBG Party or any of their Subsidiaries.

(c)           Each JBG Benefit Plan (other than any Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such JBG Benefit Plan, a copy of such letter has been made available to the Vornado Parties, and, to the JBG Parties’ knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such JBG Benefit Plan. Each trust established in connection with any JBG Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the JBG Parties’ knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d)           Section 4.19(d) of the JBG Disclosure Letter sets forth, as of the date of this Agreement, each (i) Multiemployer Plan, or (ii) single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, in each case, that any JBG Party or any of their respective Subsidiaries or ERISA Affiliates, sponsors, maintains or contributes to, or has within the last six (6) years prior to the date hereof sponsored, maintained or contributed to. For any JBG Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA (other than a Multiemployer Plan), (i) no such plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code, respectively, (ii) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by a JBG Party or any of its Subsidiaries or ERISA Affiliates, (iii) the PBGC has not instituted proceedings to terminate any such JBG Benefit Plan and (iv) no “reportable event” within the meaning of Section 4043 of ERISA ((excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there remains any outstanding liability, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred. Except as set forth on Section 4.19(d) of the JBG Disclosure Letter, neither such JBG Party nor any of its Subsidiaries or ERISA Affiliates have incurred or would be likely to incur (whether as a result of the Transactions or otherwise) any liability (including any indirect, contingent or secondary liability) to or on account of a Multiemployer Plan pursuant to Sections 515, 4201, 4204 or 4212 of ERISA; and JBG Parties and each of their respective Subsidiaries and ERISA Affiliates have made all required contributions and are not delinquent in any contributions to any Multiemployer Plan.

(e)           No JBG Benefit Plan provides health, accident, disability, life insurance benefits to any JBG Service Provider (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of service or retirement of such JBG Service Provider other than as required under Section 4980B of the Code or any similar applicable Law or at the sole expense of such JBG Service Provider.

(f)            No assets of the JBG Parties or any of their ERISA Affiliates constitute “plan assets” for purposes of Title I of ERISA or Section 4975 of the Code or any applicable similar Law.

(g)           Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former JBG Service Provider to any payment; (ii) increase the amount of compensation or benefits due to any such JBG Service Provider; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any JBG Service Provider; or (iv) result in the payment of any amount to any JBG Service Provider that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h)           Neither such JBG Party nor any of its Subsidiaries is a party to, or has any obligation under, any Contract or JBG Benefit Plan to compensate any Person for additional taxes payable pursuant to Sections 409A or 4999 of the Code.

Section 4.20.         Labor and Other Employment Matters.

(a)           Section 4.20(a) of the JBG Disclosure Letter sets forth, as of the date of this Agreement, each collective bargaining or similar agreement by which a JBG Party or any Affiliate thereof is, or has, within the past six (6) years been bound with respect to any JBG Service Providers. As of the date hereof, there is no, and since January 1, 2014, there has not been any, labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending, or to the knowledge of the JBG Parties threatened in writing or anticipated against any JBG Party or any Affiliate thereof relating to any JBG Service Providers. Except as specified in Section 4.20(a) of the JBG Disclosure Letter, there are no labor unions or other organizations certified or recognized to represent any JBG Service Providers and as of the date hereof, to the JBG Parties’ knowledge, no union organization campaign is in progress with respect to, any JBG Service Providers at any of the JBG Included Assets. As of the date hereof, there are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending, or to the knowledge of the JBG Parties threatened in writing or anticipated by or on behalf of any current or former JBG Service Providers at any of the JBG Included Assets.

(b)           No JBG Service Provider has been improperly excluded from participation in any JBG Benefit Plan. Each JBG Service Provider has been properly classified under the Fair Labor Standards Act with respect to any classification of any person as an independent contractor rather than as an employee, with respect to any classification of any employee as exempt versus non-exempt, and with respect to any employee leased from another employer, and neither the JBG Parties nor any of their Subsidiaries has any written notice or knowledge of any pending or threatened material claim by any JBG Service Provider that he/she is or was misclassified for any purpose.

(c)           The JBG Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of current and former JBG Service Providers, wages and hours, discrimination in employment, wrongful discharge, collective bargaining, WARN Act, fair labor standards, occupational health and safety, and any other labor and employment-related matters, in each case, with respect to all JBG Service Providers.

(d)           During the three (3) years prior to the date of this Agreement, no JBG Party nor any of their respective Subsidiaries have engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the WARN Act), or any similar state or local Law, statute, rule or regulation affecting any current or former JBG Service Providers.

Section 4.21.         Intellectual Property. Except as set forth on Section 4.21 of the JBG Disclosure Letter or, as individually or in the aggregate, has not had and would not reasonably be expected to have a JBG Material Adverse Effect, (a) such JBG Party and its Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of such JBG Party and its Subsidiaries as it is currently conducted, (b) the conduct of the business of such JBG Party and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate and, to the knowledge of such JBG Party, is not alleged to infringe misappropriate or otherwise violate, the Intellectual Property rights of any third party (c) there are no pending or, to the knowledge of such JBG Party, threatened claims with respect to any of the Intellectual Property rights owned by such JBG Party or any of its Subsidiaries, and (d) to the knowledge of such JBG Party, no third party is currently infringing or misappropriating Intellectual Property rights of such JBG Party or any of its Subsidiaries. This Section 4.21 contains the exclusive representations and warranties of such JBG Party and its Subsidiaries with respect to Intellectual Property matters.

Section 4.22.         OFAC. Neither such JBG Party nor any of its Subsidiaries constitutes a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States Laws and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise.

Section 4.23.         Patriot Act. Neither such JBG Party or any of its Subsidiaries nor, to the knowledge of such JBG Party, any Person providing funds to a JBG Party or any of its Subsidiaries (a) is under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti- Money Laundering Laws; or (c) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

Section 4.24.         Anti-Corruption. The JBG Parties have complied, are in compliance with, and will continue to comply with applicable anti-bribery/anti-corruption laws, including the US Foreign Corrupt Practices Act. Neither such JBG Party or any of its Subsidiaries nor, to the knowledge of such JBG Party, any of their principals, owners, officers, directors, trustees, or agents, in each case, acting at the direction or on behalf of such JBG Party, its Subsidiaries or any of their respective Affiliates, has engaged, promised to engage, will promise to engage, or will cause to be engaged, in any transaction or activity involving a direct or indirect improper inducement to any Person (including but not limited to a government official) to obtain or keep business or to secure some other advantage, in violation of applicable anti-bribery/anti- corruption laws.

Section 4.25.         Insurance. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a JBG Material Adverse Effect, there is no claim for coverage by such JBG Party or any of its Subsidiaries that relates to any of the JBG Included Assets pending under any of the material insurance policies (including title insurance policies) and all material fidelity bonds or other insurance service contracts in such JBG Party’s or its Subsidiaries’ possession providing coverage for all JBG Included Properties (the “JBG Insurance Policies”) that has been denied or disputed by the insurer. Except for those matters that have not had and would not reasonably be expected to have a JBG Material Adverse Effect, all premiums due and payable under all JBG Insurance Policies that relate to any of the JBG Included Assets have been paid, and such JBG Party and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all JBG Insurance Policies. To the knowledge of such JBG Party, such JBG Insurance Policies that relate to any of the JBG Included Assets are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by such JBG Party or any of its Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.26.         Information in the SEC Filings. None of the information supplied or to be supplied by or on behalf of such JBG Party or its Subsidiaries for inclusion in any of the filings made or to be made by the Vornado Parties or their Affiliates with the SEC or with any stock exchange of or other regulatory authority will, at the time filed with the SEC, any stock exchange or other regulatory authority, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.27.         Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than Bank of America Merrill Lynch), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of such JBG Party or any of its Subsidiaries. Other than the arrangements described in the engagement letters with Bank of America Merrill Lynch, Section 4.27 of the JBG Disclosure Letter sets forth the outside legal, accounting and financial advisors retained as of the date hereof by any JBG Party (on its own behalf or on behalf of any other Person) in connection with the Transactions with which such JBG Party has any contingent payment arrangements requiring payments to be made after December 31, 2015 in connection with the Transactions that are contingent upon the execution of this Agreement or the Transactions or, in the case of advisors customarily compensated on the basis of hourly time charges, are not based on actual time charges and expense reimbursement and describes such arrangements. Since December 31, 2015, none of the JBG Parties or any of their Subsidiaries or Affiliates has made any material payments in excess of the amounts contemplated by this Section 4.27 to any such advisors.

Section 4.28.         Capital Commitments. Section 4.28 of the JBG Disclosure Letter sets forth, for each JBG Fund, the aggregate amount of capital commitments that the general partner or managing member of the applicable JBG Fund has available to call from the direct and indirect limited partners or members of each JBG Fund.

Section 4.29.         Non-Controlled Subsidiaries. Each Subsidiary of the JBG Parties listed on Section 4.29 of the JBG Disclosure Letter is controlled, directly or indirectly, by a Person other than a JBG Party or its Affiliates. Notwithstanding anything to the contrary contained herein, the representations and warranties of the JBG Parties in this Article IV with respect to such Subsidiaries shall be qualified to the knowledge of the JBG Parties.

Section 4.30.         JBG Fund Credit Amounts. With respect to each JBG Fund, all further management fees to be paid by any JBG Fund to any JBG Party, will be paid entirely in cash.

Section 4.31.         No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV or any Ancillary Document, no JBG Party nor any of its Subsidiaries or any other Person makes any other express or implied representation or warranty with respect to such JBG Party, its Subsidiaries, the JBG Included Properties, the JBG Included Entities, the JBG Included Interests, the Managing Member Interests, the JBG Included Assets, or with respect to any other information provided to the Vornado Parties in connection with (i) the Transactions or (ii) the businesses, affairs, operations, assets, Liabilities, condition (financial or otherwise) or prospects or any other matter relating to such JBG Party, its Subsidiaries or any of their JBG Included Properties, including with respect to any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by such JBG Party, its Subsidiaries or any other Person to the Vornado Parties. For clarity, none of the representations and warranties set forth in this Article IV pertains to or purports to disclose any information with respect to any JBG Excluded Asset (other than with respect to Liabilities that apply to or could reasonably be expected to adversely impact Newco, Newco OP or any Vornado Included Entity after the Closing), even if such JBG Excluded Asset is owned by a JBG Included Entity prior to the Closing.

ARTICLE V

PRE-CLOSING COVENANTS

Each of the Parties covenants and agrees to the extent applicable to it as follows (it being understood that the covenants and agreements of any JBG Party are as to itself and not as to the other JBG Parties and are several and not joint; provided, that with respect to any covenant or agreement of any JBG Fund, such covenant or agreement is made jointly and severally by such JBG Fund and JBG Operating Partners).

Section 5.1.           Access; Notice of Certain Events.

(a)           Between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and contracts, the members of each Group shall, and shall cause each of their Subsidiaries to, afford to the other Group and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments and records to the extent related to such Group’s Included Assets and, during such period, the members of each Group shall, and shall cause each of their Subsidiaries to, furnish reasonably promptly to the other Group all information (financial or otherwise) concerning their business and properties and to the extent related to their Included Assets that the other Group may reasonably request. Notwithstanding the foregoing, the Parties shall not be required by this Section 5.1 to provide members of the other Group or their respective Representatives with access to or to disclose (i) material prepared in connection with or relating to the Transactions or any other strategic alternatives contemplated by the Parties, (ii) information that is subject to confidentiality obligations to a third party (provided, however, that each Group shall use its Commercially Reasonable Efforts to obtain the required consent of such third party to such access or disclosure), (iii) information the disclosure of which would violate any Law, (iv) information that is subject to any attorney-client, attorney work product or other legal privilege, (v) information that the Group reasonably believes is competitively sensitive with respect to the other Group, (vi) information to the extent it relates solely to any Vornado Excluded Asset or JBG Excluded Asset (as applicable) or (vii) information pertaining to the activities or assets of Vornado and its Subsidiaries that are Vornado Assets (as defined in the

Separation and Distribution Agreement). The members of each Group shall use their Commercially Reasonable Efforts to minimize any disruption to the business of the other Group or any of their Subsidiaries that may result from any requests for access, data or information hereunder. Any access to the properties of a Group or any of its Subsidiaries shall be subject to the other Group’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing without the members of such other Group’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Prior to the Closing, the members of each Group shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with any tenants, lenders, Joint Venture Partners or other parties with which such other Group or any of its Subsidiaries has a business relationship regarding the business of such other Group and its Subsidiaries or this Agreement and the Transactions (other than in connection with efforts to obtain any Required Consent, in accordance with Section 5.2), in each case, without the prior consent of the other Group, not to be unreasonably withheld, delayed or conditioned.

(b)           Each Party agrees to give prompt written notice to the members of the other Group (i) of any notice or other communication received by such Party (A) from any Governmental Entity in connection with this Agreement or the Transactions, (B) from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions, or (C) of any written notice received from any Person in connection with any material violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Vornado Material Contract or JBG Material Contract, as applicable, (ii) of any legal proceeding commenced or, any written threat to commence against, such Party or any of its Subsidiaries or Affiliates or, to its knowledge, otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, and (x) upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any Vornado Subsidiary or any Subsidiary of such JBG Party, respectively, which makes or is reasonably likely to make any of the conditions set forth in Article VII to not be satisfied. The failure to deliver any such notice, in and of itself, shall not result in the failure of, or otherwise affect, any of the conditions set forth in Article VII.

Section 5.2.           Consents and Approvals.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use Commercially Reasonable Efforts (unless, with respect to any action, another standard is set forth herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Transactions, including using Commercially Reasonable Efforts (i) to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) to obtain all necessary actions or nonactions, waiting period expirations or terminations, waivers, consents, authorizations and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Transactions, including, with respect to the Vornado Parties, the consents listed on Section 3.5(a) of the Vornado

Disclosure Letter and with respect to the JBG Parties, the consents listed on Section 4.3 of the JBG Disclosure Letter, and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) to obtain an approval, waiting period expirations or terminations or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Transactions, (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and avoid each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible, and (iv) to execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Each Group shall keep the other Group reasonably apprised of the status of the matters related to the completion of the Transactions, including with respect to obtaining the Required Consents, and shall afford the other Group a reasonable opportunity to participate in discussions with lenders, Joint Venture Partners, ground lessors and other third parties with respect to the Required Consents.

(b)           In connection with and without limiting the foregoing, each Party shall give (or shall cause to be given) any notices to any Person, and the Parties shall use, and cause each of their respective Affiliates to use, Commercially Reasonable Efforts to obtain any consents, terminations, waivers, authorizations and approvals not covered by Section 5.2(a) that are proper or advisable to consummate the Transactions.

(c)           Any material notices pursuant to Sections 5.2(a) and (b) shall be subject to the review and consent of the other Group, such consent not to be unreasonably withheld, delayed or conditioned. Any material notice with respect to any waiver, consent, authorization or approval shall be subject to the review and consent of the other Group, such consent not to be unreasonably withheld, delayed or conditioned.

(d)           The members of each Group will furnish to the other such necessary information and reasonable assistance as the other Group may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Group of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings, productions or communications between either Group and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the other Group or its Representatives shall have the right to review in advance and each of the Parties will consult the other Group on, all the information relating to the other Group and each of its Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. The Parties may, as they deem advisable and necessary, designate any commercially sensitive materials provided to the other Group under this Section 5.2 as “outside counsel only”. Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. To the extent reasonably practicable, neither the Vornado Parties nor the JBG Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transactions without giving the other Group prior notice of such meeting or conversation and, to the extent permitted by applicable Law and the Governmental Entity, without giving the other Group the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity. Subject to applicable law, each Party will consult and cooperate with the other Group in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the Transactions.

(e)           The Vornado Parties and the JBG Parties agree: (i) to make, or cause their ultimate parent entities as that term is defined in the HSR Act to make, or cause to be made, appropriate filings of the Notification and Report Form under the HSR Act if applicable, with respect to the Transactions as promptly as practicable; and (ii) to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The responsibility for the payment of any filings fees in connection with any filings under the HSR Act shall be apportioned between the JBG Parties and the Vornado Parties in proportion to the relative aggregate Asset Values of their Included Assets on the date hereof, in each case, including any Kickout Interests.

(f)                                   Additional Third Party Consent Procedures; Kickout Interests.

(i)            If a Required Debt Consent has not been obtained as to a JBG Included Asset within one hundred twenty (120) days of the date hereof, then, except with the consent of the Vornado Parties (not to be unreasonably withheld, conditioned or delayed), the JBG Parties shall use Commercially Reasonable Efforts either (x) to prepay the applicable Indebtedness with their own funds (which may, at the JBG Parties’ election and on notice to the Vornado Parties, be prepaid concurrently with Closing) or (y) to refinance the applicable Indebtedness (A) for a principal amount not to exceed the sum of the outstanding principal amount under the Indebtedness being refinanced plus all costs specifically necessary to accomplish such refinancing, (B) for a term that is no shorter than five (5) years (or three (3) years for Indebtedness related to an Included Asset under development), inclusive of extension terms and (C) on market terms and on terms which do not restrict the consummation of the Transactions (either of the foregoing provisions (x) and (y), a “Debt Refinancing”). The JBG Parties shall provide the Vornado Parties copies of any term sheets, commitments, agreements or instruments to be executed in connection with any Debt Refinancing prior to the execution thereof, shall keep the Vornado Parties reasonably apprised of the progress of and reasonably consult with the Vornado Parties regarding the terms of any Debt Refinancing prior to the consummation thereof, and shall promptly provide to the Vornado Parties written notice of the consummation of any Debt Refinancing. If a Required Debt Consent has not been obtained or a Debt Refinancing consummated as of the date that is twenty (20) days before the anticipated Closing Date, then (i) the JBG Parties may elect to draw on the Credit Facility on the Closing Date (in the event that it is reasonably expected that the Credit Facility will be in effect at or prior to the Closing) in an amount sufficient to repay the outstanding principal amount of such Indebtedness and to use such the proceeds of such draw to repay the Indebtedness under which such Required Debt Consent is required (a “Credit Facility Refinancing Draw”); provided, that the JBG Parties may not elect to effect Credit Facility Refinancing Draws in excess of one hundred million dollars ($100,000,000) in the aggregate for this purpose without the consent of the Vornado Parties, in the Vornado Parties’ sole discretion; and (ii) if the JBG Parties have not elected to effect a Credit Facility Refinancing Draw as to a given Included Property, but if they did so the applicable percentage thresholds specified in Section 2.1(a), Section 2.1(b) or Section 7.1(g) would be met, then the Vornado Parties may elect to effect a Credit Facility Refinancing Draw in an amount sufficient to meet the applicable threshold; provided, that (x) the total amount of Credit Facility Refinancing Draws (including those drawn by the JBG Parties) shall not exceed one hundred million dollars ($100,000,000) in the aggregate for this purpose; and (y) Newco shall bear any prepayment fees or similar costs with respect to each separate Indebtedness in excess of the greater of (A) one hundred thousand dollars ($100,000) and (B) one percent (1%) of the principal amount of each separate Indebtedness to be repaid with the proceeds of a Credit Facility Refinancing Draw. Any Included Interest that is subject to a Required Debt Consent shall be deemed a Kickout Interest until such Required Debt Consent is obtained or until a Debt Refinancing is consummated or a Credit Facility Refinancing Draw is available with respect to the applicable Indebtedness as described above; provided, that if as of the date that is twenty (20) days before the anticipated Closing Date, the JBG Parties have not been able to obtain such Required Debt Consent or consummate a Debt Refinancing with respect to the applicable Indebtedness or it is not then reasonably expected that a Credit Facility Refinancing Draw can be made at Closing with respect to the applicable Indebtedness (or if it is reasonably expected that a Credit Facility Refinancing Draw can be made but then no such Credit Facility Refinancing Draw actually occurs at Closing), then (a) if the Closing occurs on the then-anticipated Closing Date, the Included Interest the contribution of which requires such Required Debt Consent will be permanently deemed a “Kickout Interest” for purposes of this Agreement and the contribution of such Kickout Interest shall not occur or (b) if the Closing does not occur on the then-anticipated Closing Date, then the provisions of this Section 5.1(f)(i) will continue to apply in accordance with their terms (including as to such Required Debt Consent) in connection with the actual Closing Date.

(ii)           If a Required Debt Consent has not been obtained as to a Vornado Included Asset within one hundred twenty (120) days of the date hereof, then, except with the consent of the JBG Parties (not to be unreasonably withheld, conditioned or delayed), the Vornado Parties shall use Commercially Reasonable Efforts to consummate a Debt Refinancing with respect to the applicable Indebtedness. The Vornado Parties shall provide the JBG Parties copies of any term sheets, commitments, agreements or instruments to be executed in connection with any Debt Refinancing prior to the execution thereof, shall keep the JBG Parties reasonably apprised of the progress of and reasonably consult with the JBG Parties regarding the terms of any Debt Refinancing prior to the consummation thereof, and shall promptly provide to the JBG Parties written notice of the consummation of any Debt Refinancing. If a Required Debt Consent has not been obtained or a Debt Refinancing consummated as of the date that is twenty (20) days before the anticipated Closing Date, then (i) the Vornado Parties may effect a Credit Facility Refinancing Draw (in the event that it is reasonably expected that the Credit Facility will be in effect at or prior to the Closing); provided, that the Vornado Parties may not elect to effect a Credit Facility Refinancing Draws in excess of one hundred fifty million dollars ($150,000,000) in the aggregate for this purpose without the consent of the JBG Parties, in the JBG Parties’ sole discretion; provided further, that the Vornado Parties may elect to draw on the Credit Facility in an amount not to exceed the amount set forth on Section 5.2(f)(ii) of the Vornado Disclosure Letter for the purpose identified on Section 5.2(f)(ii) of the Vornado Disclosure Letter, which draw shall not be subject to the JBG Parties’ consent and which shall not count for purposes of the foregoing $150,000,000 cap or be otherwise restricted by the provisions of this paragraph; and (ii) if the Vornado Parties have not elected to effect a Credit Facility Refinancing Draw as to a given Included Property, but if they did so the percentage thresholds specified in Section 2.1(c) or Section 7.1(g) would be met, then the JBG Parties may elect to effect a Credit Facility Refinancing Draw in an amount sufficient to meet the threshold; provided, that (x) the total amount of Credit Facility Refinancing Draws (including those drawn by the Vornado Parties) shall not exceed one hundred fifty million dollars ($150,000,000) in the aggregate for this purpose; and (y) Newco shall bear any prepayment fees or similar costs with respect to each separate Indebtedness in excess of the greater of (A) one hundred thousand dollars ($100,000) and (B) one percent (1%) of the principal amount of each separate Indebtedness to be repaid with the proceeds of a Credit Facility Refinancing Draw. Any Included Interest that is subject to a Required Debt Consent shall be deemed a Kickout Interest until such Required Debt Consent is obtained or until a Debt Refinancing is consummated or a Credit Facility Refinancing Draw is available with respect to the applicable Indebtedness as described above; provided, that if as of the date that is twenty (20) days before the anticipated Closing Date, the Vornado Parties have not been able to obtain such Required Debt Consent or consummate a Debt Refinancing with respect to the applicable Indebtedness or it is not then reasonably expected that a Credit Facility Refinancing Draw can be made at Closing with respect to the applicable Indebtedness (or if it is reasonably expected that a Credit Facility Refinancing Draw can be made but then no such Credit Facility Refinancing Draw actually occurs at Closing), then (a) if the Closing occurs on the then-anticipated Closing Date, the Included Interest the contribution of which requires such Required Debt Consent will be permanently deemed a “Kickout Interest” for purposes of this Agreement and the contribution of such Kickout Interest shall not occur or (b) if the Closing does not occur on the then- anticipated Closing Date, then the provisions of this Section 5.1(f)(ii) will continue to apply in accordance with their terms (including as to such Required Debt Consent) in connection with the actual Closing Date.

(iii)          Until a Party is able to obtain any Required Ground Lease Consent, then the applicable Included Property shall be deemed a Kickout Interest. If such Required Ground Lease Consent is not obtained on or before the date that is twenty (20) days before the anticipated Closing Date, the applicable Included Interest the contribution of which requires such Required Ground Lease Consent will be permanently deemed a “Kickout Interest” for purposes of this Agreement and the contribution of such Kickout Interest shall not occur. If a Required Ground Lease Consent with respect to any JBG Included Interest holding a direct or indirect interest in the Included Properties set forth on Section 5.2(f)(iii) of the JBG Disclosure Letter is not obtained on or before the date that is twenty (20) days before the anticipated Closing Date, then, notwithstanding anything to the contrary in this Agreement but subject to Section 5.2(f)(iii) of the JBG Disclosure Letter, if the Closing occurs on the then-anticipated Closing Date such JBG Included Interest shall not be deemed a Kickout Interest but the Managing Member Interest with respect to any such JBG Included Interest will be deemed an “Excluded Managing Member Interest” for purposes of this Agreement and shall not be contributed to Newco OP or any Subsidiary thereof.

(iv)          Until a Party is able to obtain any Required JV Consent, the applicable Included Property shall be deemed a Kickout Interest. If such Required JV Consent is not obtained on or before the date that is twenty (20) days before the anticipated Closing Date, and if the Closing occurs on the then-anticipated Closing Date, the applicable Included Interest the contribution of which requires such Required JV Consent will be permanently deemed a “Kickout Interest” for purposes of this Agreement and the contribution of such Kickout Interest shall not occur. If a Required JV Consent with respect to any JBG Included Interest holding a direct or indirect interest in the Included Properties set forth on Section 5.2(f)(iv) of the JBG Disclosure Letter is not obtained on or before the date that is twenty (20) days before the anticipated Closing Date, then, notwithstanding anything to the contrary in this Agreement but subject to Section 5.2(f)(iv) of the JBG Disclosure Letter, such JBG Included Interest shall not be deemed a Kickout Interest but the Managing Member Interest with respect to any such JBG Included Interest will be deemed an “Excluded Managing Member Interest” for purposes of this Agreement and shall not be contributed to Newco OP or any Subsidiary thereof.

(v)           The JBG Parties shall use Commercially Reasonable Efforts to cause the actions specified on Section 5.2(f)(v) of the JBG Disclosure Letter to occur with respect to the JBG Included Interests identified on Section 5.2(f)(v) of the JBG Disclosure Letter. Until such an action is completed, the applicable JBG Included Interests shall be deemed to be a Kickout Interest. If any such action is not completed on or before the date that is twenty (20) days before the anticipated Closing Date for any reason, then, and if the Closing occurs on the then-anticipated Closing Date, then the applicable JBG Included Interest will be permanently deemed a “Kickout Interest” for purposes of this Agreement and the contribution of such Kickout Interest shall not occur.

(vi)          Until the lease identified on Section 5.2(f)(vi) of the Vornado Disclosure Letter is modified to eliminate any percentage rent payments to the relevant Vornado Included Entity, the Vornado Included Interest identified on Section 5.2(f)(vi) of the Vornado Disclosure Letter shall be a Kickout Interest. If such lease is not so modified on or before the date that is twenty (20) days before the anticipated Closing Date, then the Vornado Included Interest identified on Section 5.2(f)(vi) of the Vornado Disclosure Letter will be permanently deemed a “Kickout Interest” for purposes of this Agreement and the contribution of such Kickout Interest shall not occur. The Vornado Parties shall use Commercially Reasonable Efforts to obtain such lease modification.

(g)                                  Release of Vornado and JBG Guarantees.

(i)            On or prior to the Closing Date, or as soon as practicable thereafter, Newco shall, with the reasonable cooperation of the other Parties, use Commercially Reasonable Efforts to (A) have any Vornado Party or Affiliate of any Vornado Party related to a Vornado Included Asset removed as guarantor of, indemnitor of or obligor for any Indebtedness, including the removal of any security interest on or in any assets of the Vornado Parties and their Subsidiaries that are not Vornado Included Assets that may serve as collateral or security for any such Indebtedness; and (B) have any member(s) of any JBG Party or Affiliate of any JBG Party related to a JBG Included Asset removed as guarantor of, indemnitor of or obligor for any Indebtedness, including the removal of any security interest on or in any assets of the JBG Parties and their Subsidiaries that are not JBG Included Assets that may serve as collateral or security for any such Indebtedness.

(ii)           To the extent required to obtain a release from any such guarantee or indemnity described in Section 5.2(g)(i), Newco or a suitable Newco Subsidiary shall execute a guarantee or indemnity agreement in the form of the existing guarantee or indemnity or such other form as is agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the removal of any security interest on or in any assets of the Vornado Parties and their Subsidiaries or the JBG Parties and their Subsidiaries that are not Included Assets that may serve as collateral or security for any such Indebtedness, except to the extent that such existing guarantee or indemnity contains representations, covenants or other terms or provisions either (A) with which Newco or such Subsidiary would be reasonably unable to comply or (B) which Newco or such Subsidiary would not reasonably be able to avoid breaching.

(iii)          The reasonable consent of JBG Properties (with respect to Vornado Included Assets) or Vornado (with respect to JBG Included Assets) shall be required prior to Newco or a Newco Subsidiary undertaking any obligation in furtherance of clause (i) or (ii) of this Section 5.2(g) that subjects Newco or a Newco Subsidiary to obligations that are materially different from those that the Vornado Parties or the JBG Parties, or their respective Affiliates, are currently subject to under the existing guaranty or indemnity arrangement, including entering into guarantee or indemnity agreements in a materially different form than any existing agreement, if such obligations or differences would adversely affect, in any material respect, the rights or obligations of Newco or such Newco Subsidiary under the existing guarantee or indemnity arrangement.

(iv)          From and after the Closing Date, until such time as Newco or a suitable Newco Subsidiary has obtained any removal or release as set forth in this Section 5.2(g), (A) Newco, or a suitable Newco Subsidiary, will indemnify, defend and hold harmless the applicable JBG Party, Vornado Party or Affiliate thereof, as the case may be, and its respective agents, assigns and successors against or from any Liabilities arising under or relating to such guarantees or similar agreements described in Section 5.2(g)(i) with respect to Liabilities arising thereunder from and after the Closing Date, and shall, as agent or subcontractor for such guarantor, indemnitor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor, indemnitor or obligor thereunder. Until such time as Newco or a suitable Newco Subsidiary has obtained any removal or release as set forth in this Section 5.2(g), Newco agrees not to renew or extend the term of, increase any obligations under, or transfer to a third party, any loan, guarantee, lease, Contract or other obligation for which a Vornado Party, a JBG Party, Affiliates thereof, or their respective agents, assigns and successors, is or may be liable unless all obligations of such Vornado Party, JBG Party, Affiliate, agents, assigns and successors thereunder are thereupon terminated by documentation satisfactory in form and substance to the Vornado Parties or the JBG Parties (as the case may be).

(v)           Until such time as Newco or a Newco Subsidiary has obtained any removal or release as set forth in this Section 5.2(g), Vornado and Newco (in the case of Vornado Included Assets) and JBG Properties and Newco (in the case of JBG Included Assets) shall coordinate with respect to contact with the beneficiary of such guarantee, afford each other a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep the other Party reasonably informed of any discussions with such beneficiaries in which such other Party does not participate.

(vi)          For the avoidance of doubt, this Section 5.2(g) shall not be construed in a manner as creating any Vornado Included Entity Tax Protection Agreement or a JBG Tax Protection Agreement, or otherwise causing the representations in Section 3.10(g) and Section 4.13(j) to be untrue.

(vii)                           The provisions of this Section 5.2(g) shall survive Closing.

Section 5.3.           Publicity. So long as this Agreement is in effect, no Party, nor any Affiliate or Representative of a Party, shall issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement without the prior written consent of the other Group, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Group to review and comment upon such press release or other public announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that this Section 5.3 does not apply to the information that the Parties are required to include in any notification required under the HSR Act or in connection with their responses to any inquiries from a Governmental Entity regarding the Transactions.

Section 5.4.           Conduct of Business by the Vornado Parties.

(a)           The Vornado Parties agree that between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as set forth in Section 5.4 of the Vornado Disclosure Letter, (ii) as required pursuant to this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by the JBG Parties (which consent shall not be unreasonably withheld, delayed or conditioned), they shall cause Newco, Newco OP and each of the Vornado Included Entities to (A) conduct their business in all material respects in the ordinary course of business consistent with past practices, (B) operate, manage and develop the Vornado Included Properties in the ordinary course and consistent with past practices (including, with respect to maintenance of insurance and the application of security deposits and the payment of obligations) in all material respects, provided that the foregoing shall not impose any obligation on any Vornado Included Entity to undertake any new capital improvement projects after the date hereof (other than to repair or replace any capital improvements requiring immediate repair or replacement or in connection with contractual lease obligations and Material Contracts) except as provided in Section 5.4 of the Vornado Disclosure Letter, (C) perform and otherwise comply, or cause their agents to perform and otherwise comply, in all material respects with, all of the obligations of the lessee under the ground leases affecting any Vornado Included Property and all obligations of the Vornado Included Entities under the Vornado Material Contracts, (D) use their respective Commercially Reasonable Efforts to maintain in all material respects the Vornado Included Properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with lenders, tenants, employees and business associates in all material respects, (E) maintain the status of Newco OP as a disregarded entity or a partnership for U.S. federal income tax purposes, (F) maintain the status of the Vornado REITs as REITs and the Vornado TRSs as Taxable REIT Subsidiaries and (G) from the time Newco makes its REIT election pursuant to Section 856(c)(1) of the Code, maintain the status of Newco as a REIT.

(b)           Without limiting the generality of the foregoing, and except (w) as set forth in Section 5.4 of the Vornado Disclosure Letter, (x) as required pursuant to this Agreement, (y) as required by Law or (z) as consented to in writing by the JBG Parties (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Vornado Parties shall not, and shall cause Newco, Newco OP and each Vornado Included Entity not to, directly or indirectly:

(i)                                     amend the Governing Documents of Newco, Newco OP or any Vornado Included Entity, except as contemplated by the Declaration of Trust Amendment and Restatement, the Bylaws Amendment and Restatement or the Partnership Agreement Amendment and Restatement;

(ii)                                  adjust, split, combine, subdivide or reclassify any shares of the capital stock of Newco, Newco OP or any Vornado Included Entity;

(iii)                               redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock or other Equity Interests of Newco, Newco OP or any Vornado Included Entity;

(iv)                              grant, issue, deliver or sell any additional Equity Interests of Newco, Newco OP or any Vornado Included Entity;

(v)                                 cause or permit Newco, Newco OP or any Vornado Included Entity to enter into a line of business other than the line of business currently engaged in by it;

(vi)                              enter into a merger agreement, acquisition agreement or disposition agreement with respect to Newco, Newco OP or any Vornado Included Entity or any Vornado Included Property or authorize the liquidation, dissolution, consolidation, bankruptcy or other reorganization of Newco, Newco OP or any Vornado Included Entity;

(vii)                           with respect to Newco, Newco OP or any Vornado Included Entity, change any material method of Tax accounting, make or change any material Tax election, file any amended material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes other than in the ordinary course of business, enter into any closing agreement with respect to a material amount of Tax or surrender any right to claim a material Tax refund;

(viii)                        take any action that (or fail to take any action the omission of which) would reasonably be expected to prevent the Pre-Combination Transactions from qualifying for the Agreed Treatment (provided that the Combination Transactions and Post-Closing Transactions shall be treated as in compliance with this clause (viii));

(ix)                              cause or permit Newco, Newco OP or any Vornado Included Entity to enter into any acquisition agreement or acquire any real property, or otherwise enter into any acquisition agreement for, or acquire, any real property in the Washington, D.C. metropolitan area;

(x)                                 except for the properties listed on Section 1.6(b) of the Vornado Disclosure Letter, sell, transfer or assign any Vornado Included Property or any direct interest therein (other than pursuant to a buy-sell or other mandatory contractual obligation triggered by a third party) or encumber (other than in connection with Indebtedness permitted to be incurred hereunder) any Vornado Included Property with any mortgages, deeds of trust or other Liens which secure Indebtedness for borrowed money;

(xi)                              sell, transfer, assign or remove any material personal property from any Vornado Included Property, except in the ordinary course consistent with past practices, unless replaced by unencumbered personal property of equal or greater utility and value;

(xii)                           cause or permit Newco, Newco OP or any Vornado Included Entity to incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms in any material respect of any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for any Indebtedness of any other Person other than in the ordinary course of business, except (A) the refinancing of existing Indebtedness within six (6) months of maturity, in a principal amount not to exceed the principal amount of such Indebtedness being refinanced, for a term that is no shorter than five (5) years (or three (3) years for Indebtedness related to a Vornado Included Asset under development), inclusive of extension terms, and on other market terms and on terms which do not restrict the Transactions, (B) as set forth on Section 5.4(b)(xii) of the Vornado Disclosure Letter, (C) as contemplated by Section 5.2(f), (D) the drawdown of unused amounts under existing construction loans and delayed draw mortgage loans that are available for draw in accordance with the terms of such facilities, (E) the repayment or prepayment of Indebtedness with cash and not with the proceeds of a refinancing and (F) the exercise of any as-of-right extension options with respect to existing Indebtedness;

(xiii)                        except as required by applicable Law or written Contract in effect as of the date of this Agreement that has been disclosed or made available to the JBG Parties, take or permit to be taken any action or commitment to enter into or amend any employment, severance, retention or change in control agreement or arrangement with any individual Vornado Service Providers that may result in any Liability to Newco or its Affiliates (other than any agreement or arrangement which is terminable upon ninety (90) days’ notice without incurring any obligation other than payment for the 90-day notice period);

(xiv)                       cause or permit any Vornado Included Entity to materially amend (except as required by applicable Law), adopt or establish any Plan for the benefit of the Vornado Service Providers, or the spouses, beneficiaries or other dependents thereof ;

(xv)                          cause or permit Newco, Newco OP or any Vornado Included Entity to enter into, or amend, extend, modify, terminate or consent to any such amendment, extension, modification or termination of, any agreement with any Related Party;

(xvi)                       enter into, amend, extend, modify, terminate or consent to any such entry into, amendment, extension, modification or termination of (i) any lease affecting any Vornado Included Property demising square footage in excess of 25,000 square feet, other than any lease for which a written proposal was submitted to the tenant before the date hereof, (ii) any lease for premises in a building that is not in operation or substantially under construction as of the date hereof;

(xvii)                    enter into or extend the term of any retail lease affecting any Vornado Included Property described on Section 5.4(b)(xvii) of the Vornado Disclosure Letter, other than any lease which is terminable by the landlord without penalty (other than a de minimis amount) either on no more than one hundred eighty (180) days’ notice or in connection with the demolition or significant renovation of the premises; provided, that with respect to any proposal to enter into or extend a lease described in this paragraph, such proposal shall be deemed approved by the JBG Parties if the JBG Parties fail to respond to a written request for approval within five (5) days of the delivery thereof; provided, further, that the Vornado Parties shall be liable to Newco for any damages to Newco or its Subsidiaries caused by a Willful Breach of this paragraph caused by a senior executive officer of the Vornado Parties, even if the Closing nevertheless occurs (This clause shall survive Closing.);

(xviii)                 amend, extend, modify, terminate or consent to any such amendment, extension, modification or termination of any ground lease affecting any Vornado Included Property in a manner that would materially and adversely affect such Vornado Included Property;

(xix)                       enter into, or amend, extend, modify, terminate or consent to, any such amendment, extension, modification or termination of, any Joint Venture Agreement affecting any Vornado Included Property in a manner that would materially and adversely affect such Vornado Included Property;

(xx)                          enter into a new agreement with a general contractor pertaining to, obtain or guarantee any construction financing with respect to, or actually commence, the development or construction of any Vornado Included Property;

(xxi)                       commence any new base building capital project with respect to a Vornado Included Property, the aggregate cost to the Vornado Parties of which is projected to exceed $2,000,000, other than a project commenced prior to the date hereof, a project that is under the control of a Joint Venture Partner, or a project required by law or a Vornado Lease or to address an emergency;

(xxii)                    amend or modify, or consent to the amendment or modification of, the zoning or entitlements use of any Vornado Included Property in a manner that would materially and adversely affect such Vornado Included Property;

(xxiii)                 knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause any of the Vornado REITs to fail to qualify as a REIT or that would reasonably be expected to cause Newco to fail to qualify as a REIT after the Closing;

(xxiv)                waive, release, assign, commence, settle or compromise any pending or threatened legal proceeding by or against Newco, Newco OP or any Vornado Included Entity that (A) requires payment (not covered by insurance) by Newco, Newco OP or any Vornado Included Entity of an amount in excess of $1,000,000 in the aggregate or that would require the issuance of any Equity Interests, (B) entails the incurrence of any obligation or liability of in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on its business or operations, or (C) imposes any non-monetary relief or an admission of liability or wrongdoing or that would result in any supplement, modification to or amendment of the terms of (1) any agreement or document relating to the Transactions to which the JBG Parties or any of their Affiliates is a party or (2) any Vornado Material Contract;

(xxv)                   take any of the actions described on Section 5.4(b)(xxv) of the Vornado Disclosure Letter; or

(xxvi)                authorize, or enter into, any Contract, commitment or arrangement to do any of the foregoing.

(c)                                  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Vornado from taking, or causing Newco, Newco OP or any Vornado Included Entity to take, any action, at any time or from time to time, that in the reasonable judgment of Vornado is reasonably necessary for Vornado to maintain its and Newco’s qualification as REITs under the Code for any period or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Vornado in accordance with this Agreement or otherwise. If Vornado determines that it is necessary to take any such action, it shall notify the JBG Parties in writing as soon as reasonably practicable and the JBG Parties shall be given a reasonable opportunity to review and provide comments to such action, and Vornado shall give consideration, not to be unreasonably withheld, to such comments of the JBG Parties prior to the taking of such action.

(d)                                 Nothing in this Section 5.4 shall restrict the Vornado Parties’ rights with respect to any Vornado Excluded Assets or give the JBG Parties any approval, consent or other rights with respect thereto.

(e)                                  Nothing contained in this Agreement shall give the JBG Parties, directly or indirectly, the right to control or direct the Vornado Parties’ operations prior to the Closing. Prior to the Closing, the Vornado Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of the JBG Parties shall be required with respect to any matter set forth in Section 5.4 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.

Section 5.5.                          Conduct of Business by the JBG Parties.

(a)                                 Each JBG Party agrees that between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as set forth in Section 5.5 of the JBG Disclosure Letter, (ii) as required pursuant to this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by the Vornado Parties (which consent shall not be unreasonably withheld, delayed or conditioned), such JBG Party shall (A) conduct its business in all material respects in the ordinary course of business consistent with past practice (it being understood that this clause (A) shall not restrict any JBG Party from the issuance of any Equity Interests if such issuance is permitted by Sections 5.5(b)(iv), 5.5(b)(vi) and 5.5(b)(ix)); (B) operate, manage and develop the JBG Included Properties in the ordinary course and consistent with past practices (including, with respect to maintenance of insurance and the application of security deposits and the payment of obligations) in all material respects, provided that the foregoing shall not impose any obligation on the JBG Parties to undertake any new capital improvement projects after the date hereof (other than to repair or replace any capital improvements requiring immediate repair or replacement or in connection with contractual lease obligations and Material Contracts) except as provided in Section 5.5 of the JBG Disclosure Letter; (C) perform and otherwise comply, or cause its agents to perform and otherwise comply, in all material respects with, all of the obligations of the lessee under the ground leases affecting any JBG Included Property and all obligations of the JBG Parties under the JBG Material Contracts; (D) use their respective Commercially Reasonable Efforts to maintain in all material respects the JBG Included Properties in their current condition (ordinary wear and tear excepted and except in relation to JBG Development Properties), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with lenders, tenants, employees and business associates in all material respects; (E) continue to implement the development plan for the JBG Included Properties that constitute properties under development in accordance with existing plans, specifications and budgets and past practice; and (F) maintain the status of the JBG REITs as REITs and the status of the JBG TRSs as Taxable REIT Subsidiaries and the status of other JBG Funds and the JBG Management Entities as partnerships or, in the case of JBG Properties Inc., as a corporation, for U.S. federal income tax purposes.

(b)                                 Without limiting the generality of the foregoing, and except (w) as set forth in Section 5.5 of the JBG Disclosure Letter, (x) as required pursuant to this Agreement, (y) as required by Law or (z) as consented to in writing by the Vornado Parties (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the JBG Parties shall not, and shall cause each of their Subsidiaries not to:

(i)                                     amend the Governing Documents of any JBG Party or its Subsidiary, other than (x) in connection with the Restructuring Transactions, (y) in connection with obtaining a Required Debt Consent, Required JV Consent or Required Ground Lease Consent or (z) in a manner that would not materially adversely affect any JBG Included Asset;

(ii)                                  adjust, split, combine, subdivide or reclassify any shares of the capital stock of any JBG Included Entity other than in connection with the Restructuring Transactions;

(iii)                               redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock or other Equity Interests of any JBG Included Entity other than in connection with the Restructuring Transactions;

(iv)                              grant, issue, deliver or sell any additional Equity Interests of any JBG Included Entity; provided, however, that the JBG Parties may issue Equity Interests as required in connection with the Restructuring Transactions;

(v)                                 enter into a line of business other than the line of business currently engaged in by it;

(vi)                              enter into a merger agreement, acquisition agreement or disposition agreement or authorize the liquidation, dissolution, consolidation, bankruptcy or other reorganization of any JBG Party or its Subsidiary other than in connection with the Restructuring Transactions or Combination Transactions;

(vii)                           change any material method of Tax accounting, make or change any material Tax election, file any amended material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes other than in the ordinary course of business, enter into any closing agreement with respect to a material amount of Tax or surrender any right to claim a material Tax refund with respect to the JBG Parties and the JBG Included Entities;

(viii)                        take any action that (or fail to take any action the omission of which) would reasonably be expected to prevent the Pre-Combination Transactions from qualifying for the Agreed Treatment (provided that the Combination Transactions and Post-Closing Transactions shall be treated as in compliance with this clause (viii));

(ix)                              enter into any acquisition agreement or acquire any real property, (or permit any fund or other investment vehicle advised, managed or controlled by any JBG Party to do the same, except for acquisitions of real property that are subject to a binding acquisition agreement as of the date hereof or that are related to and would reasonably be expected to directly enhance the value of a JBG Excluded Asset; provided, that the JBG Parties shall give the Vornado Parties at least five (5) days’ prior written notice before entering into any such acquisition agreement or consummating any such acquisition);

(x)                                 sell, transfer or assign any JBG Included Property or any direct interest therein (other than pursuant to a buy-sell, forced sale or other mandatory contractual obligation triggered by a third party) or encumber (other than in connection with Indebtedness permitted to be incurred hereunder) any JBG Included Property with any mortgages, deeds of trust or other Liens which secure Indebtedness for borrowed money;

(xi)                              sell, transfer, assign or remove any material personal property from any JBG Included Property, except in the ordinary course consistent with past practices, unless replaced by unencumbered personal property of equal or greater utility and value;

(xii)                           take any action to cause the termination or material amendment or waiver of any provision of any JBG Advisory Agreement other than in connection with the Restructuring Transactions or Combination Transactions or in a manner that would not materially adversely affect any JBG Included Asset;

(xiii)                        incur, create, assume, refinance, replace or prepay any material Indebtedness for borrowed money or issue or amend the terms of any material Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for any material Indebtedness of any other Person other than in the ordinary course of business, except (A) the refinancing of existing Indebtedness within six (6) months of maturity, in a principal amount not to exceed the principal amount of such Indebtedness being refinanced, for a term that is no shorter than five (5) years (or three (3) years for Indebtedness related to a JBG Included Asset under development), inclusive of extension terms, and on other market terms and on terms which do not restrict the Transactions, (B) as set forth on Section 5.5(b)(xiii) of the JBG Disclosure Letter, (C) as contemplated by Section 5.2(f), (D) the drawdown of unused amounts under existing construction loans and delayed draw mortgage loans that are available for draw in accordance with the terms of such facilities, (E) the repayment or prepayment of Indebtedness with cash and not with the proceeds of a refinancing and (F) the exercise of any as-of-right extension options with respect to existing Indebtedness;

(xiv)                       with respect to the JBG Management Entities only, have outstanding Indebtedness as of the Closing Date for borrowed money in excess of the aggregate amount of Expenses (other than Consent Expenses, Financial Advisor Expenses and the expenses set forth in Section 6.1(f) of the JBG Disclosure Letter below the cap described therein) actually incurred and paid by the JBG Parties prior to the Closing;

(xv)                          except as required by applicable Law or written Contract in effect as of the date of this Agreement that has been disclosed or made available to the Vornado Parties, take or permit to be taken any action or commitment to enter into or amend any employment, severance, retention or change in control agreement or arrangement with any JBG Service Providers (other than any agreement or arrangement which is terminable upon ninety (90) days’ notice without incurring any obligation other than payment for the 90-day notice period);

(xvi)                       cause or permit any JBG Included Entity or JBG Management Entity to materially amend (except as required by applicable Law), adopt or establish any Plan (other than any “welfare plan” within the meaning of ERISA Section 3(1)) for the benefit of the JBG Service Providers, or the spouses, beneficiaries or other dependents thereof, except in connection with the Restructuring Transactions;

(xvii)                    enter into, or amend, extend, modify, terminate or consent to any such amendment, extension, modification or termination of, any agreement with any Related Party affecting any JBG Included Asset in a materially adverse manner;

(xviii)                 enter into, amend, extend, modify, terminate or consent to any such entry into, amendment, extension, modification or termination of (i) any lease affecting any JBG Included Property demising square footage in excess of 25,000 square feet, other than any lease for which a written proposal was submitted to the tenant before the date hereof, (ii) any lease for premises in a building that is not in operation or substantially under construction as of the date hereof;

(xix)                       other than as necessary to effect the Restructuring Transactions, amend, extend, modify, terminate or consent to any such amendment, extension, modification or termination of any ground lease affecting a JBG Included Property in a manner that would materially adversely affect such JBG Included Property;

(xx)                          enter into, or amend, extend, modify, terminate or consent to any such amendment, extension, modification or termination of, any Joint Venture Agreement affecting any JBG Included Property other than as provided in clause (i) of this Section 5.5(b), or extend or permit the extension of the permitted investment period of any Joint Venture;

(xxi)                       enter into a new agreement with a general contractor pertaining to, obtain or guarantee any construction financing with respect to, or actually commence, the development or construction of any JBG Included Property;

(xxii)                    commence any new base building capital project with respect to a JBG Included Property, the aggregate cost to the JBG Parties of which is projected to exceed $2,000,000, other than a project commenced prior to the date hereof, a project that is under the control of a Joint Venture Partner, or a project required by law or a JBG Lease or to address an emergency;

(xxiii)                 amend or modify, or consent to the amendment or modification of, the zoning or entitlements use of any JBG Included Property in a manner that would materially adversely affect such JBG Included Property;

(xxiv)                knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause any of the JBG REITs to fail to qualify as a REIT or that would reasonably be expected to cause Newco to fail to qualify as a REIT after the Closing;

(xxv)                   waive, release, assign, commence, settle or compromise any pending or threatened legal proceeding by or against the JBG Management Entities, any JBG Included Entity or any Transferred LLC that (A) requires payment (not covered by insurance) by the JBG Management Entities or any JBG Included Entity of an amount in excess of $1,000,000 in the aggregate or that would require the issuance of any Equity Interests, (B) entails the incurrence of any obligation or liability in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on its business or operations, or (C) imposes any non-monetary relief or an admission of liability or wrongdoing or that would result in any supplement, modification to or amendment of the terms of (1) any agreement or document relating to the Transactions to which the JBG Parties or any of their Affiliates is a party or (2) any JBG Material Contract;

(xxvi)                take any of the actions described on Section 5.5(b)(xxvi) of the JBG Disclosure Letter; or

(xxvii)             authorize, or enter into, any Contract, commitment or arrangement to do any of the foregoing.

(c)                                  Nothing in this Section 5.5 shall restrict the JBG Parties’ rights with respect to any JBG Excluded Assets or give the Vornado Parties any approval, consent or other rights with respect thereto.

(d)                                 Nothing contained in this Agreement shall give the Vornado Parties, directly or indirectly, the right to control or direct the JBG Parties’ operations prior to the Closing. Prior to the Closing, the JBG Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of the Vornado Parties shall be required with respect to any matter set forth in this Section 5.5 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.

(e)                                  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the JBG Parties from taking, or causing any JBG Party or a Subsidiary to take, any action, at any time or from time to time, that in the reasonable judgment of the JBG Parties is reasonably necessary for the JBG REITs to maintain their qualification as REITs under the Code for any period or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to shareholders of the JBG REITs in accordance with this Agreement or otherwise. If the JBG Parties determine that it is necessary to take any such action, it shall notify Vornado in writing as soon as reasonably practicable and Vornado shall be given a reasonable opportunity to review and provide comments to such action, and the JBG Parties shall give consideration, not to be unreasonably withheld, to such comments of Vornado prior to the taking of such action.

Section 5.6.                                 Compliance with Securities Regulations. Vornado shall use Commercially Reasonable Efforts to take any action required to be taken under the Securities Act, the Exchange Act, and any applicable foreign or state securities or “blue sky” Laws and regulations thereunder in connection with the Equity Issuance and the JBG Parties shall furnish all information as Vornado may reasonably request in connection with any such actions.

Section 5.7.                                 Credit Facility.

(a)                                 The Parties shall use Commercially Reasonable Efforts to cooperate to arrange a debt financing for Newco and Newco OP (the “Credit Facility”) and take, or cause to be taken, all actions and do, or cause to be done, all things that are within their respective control and are reasonably necessary or advisable to obtain the Credit Facility on or immediately prior to the Closing, on terms acceptable to the Parties in their reasonable discretion. Without limiting the generality of the foregoing, such actions shall include, to the extent reasonably necessary or advisable to obtain and close the Credit Facility, the following: (i) using Commercially Reasonable Efforts to identify and contact potential lenders; (ii) preparing any materials related to marketing the Credit Facility to the extent reasonably requested by the Financing Sources; (iii) participating in and assisting with the preparation of rating agency presentations and meetings with rating agencies; (iv) delivering to the Financing Sources all information related to the Included Properties reasonably requested by them and within the Parties’ possession or control; (v) at the reasonable request of the Financing Sources, using Commercially Reasonable Efforts to deliver any requests for, and reasonably cooperating in seeking to obtain, consents, landlord waivers and estoppels, or non-disturbance agreements to the applicable counterparties; (vi) granting the Financing Sources and their Representatives access to the Included Properties (including related documentation or other items in the Parties’ respective possession or control) in order to conduct field examinations, collateral audits, asset appraisals, surveys, environmental site assessments and engineering/property condition reports and other inspections that are reasonably necessary in connection with the Credit Facility, including taking and analyzing any samples of any environmental media or any building material, but only to the extent such sampling is reasonably recommended pursuant to a third party environmental report and reasonably required by such Financing Source; (vii) participating in negotiating definitive Credit Facility documentation; and (viii) paying reasonable and customary fees and expenses in connection with obtaining the Credit Facility.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall require, and in no event shall the Commercially Reasonable Efforts of the Parties be deemed or construed to require in connection with the obtaining or assistance in obtaining the Credit Facility, a Party to provide assistance that (i) unreasonably interferes with such Party’s ongoing business; (ii) causes any representation or warranty of such Party in this Agreement to be breached; (iii) causes any closing condition set forth in Article VII to fail to be satisfied or otherwise causes the breach of this Agreement or any

Contract to which such Party is a party; or (iv) requires such Party (other than Newco or Newco OP) or its directors, officers, trustees, managers or employees (except in their capacity, or contemplated capacity as directors, officers, trustees, managers or employees of Newco, Newco OP or any of their Subsidiaries) to execute, deliver or enter into, or perform any agreement, document or instrument, including any commitment letter, with respect to the Credit Facility prior to the Closing, except for (x) a customary UCC pre-filing authorization letter effective as of the Closing, (y) any customary payoff letters in connection with the payment in full of any Indebtedness and release of Liens securing such Indebtedness required to be delivered as a condition precedent to the closing of the Credit Facility, and (z) customary fee and expense reimbursement and/or indemnity agreements entered into in favor of the Financing Sources prior to the Closing (but which reimbursement and/or indemnity obligations shall expire upon the closing of the Credit Facility).

(c)                                  If Closing does not occur, then all costs, fees, expenses and indemnification obligations associated with pursuing the Credit Facility shall be apportioned between the JBG Parties and the Vornado Parties in proportion to the relative aggregate Asset Values of their Included Assets on the date hereof, in each case, including any Kickout Interests.

(d)                                 Newco and Newco OP shall use the proceeds from the Credit Facility for the purposes set forth in the definition of Closing Date Payments and in accordance with Section 5.2(f), as applicable.

Section 5.8.                                 Certain Pre-Closing Actions.

(a)                                 Prior to the Closing (and in any event no later than 11:59 p.m. on the Business Day preceding the Closing Date), the Vornado Parties, Newco and Newco OP shall cause the Pre-Combination Transactions set forth on Section 5.8(a) of the Vornado Disclosure Letter to be implemented as set forth therein. Immediately following the occurrence of the Pre- Combination Transactions, but prior to the Closing, the JBG Parties shall cause the actions set forth on Section 5.8(a) of the JBG Disclosure Letter that are contemplated to be taken prior to the Closing (collectively, the “Restructuring Transactions”) to be implemented as set forth therein. The Parties will reasonably agree to modify the Restructuring Transactions, the Combination Transactions and the Pre-Combination Transactions as requested by either Party and agree further to reasonably cooperate with each other for four (4) weeks following the date hereof in respect of the “Potential Restructuring”, as set forth on Section 5.8(a) of the Vornado Disclosure Letter, so long as (i) such modifications do not adversely affect the non-requesting Party in any material respect and (ii) such modifications would not reasonably be expected to affect the ability of the Vornado Parties to receive the opinions described in Section 7.2(e) and Section 7.2(f) and the ability of the JBG Parties to receive the opinions described in Section 7.3(e). The Parties agree to amend the provisions of this Agreement, any schedule thereto, and any exhibit thereto to reflect any modifications described in the previous sentence. With the mutual consent of the Parties, the obligations of Newco hereunder may be assigned, to the extent necessary to reflect any modifications described herein, to a newly formed Subsidiary of Vornado.

(b)                                 The Parties and their Subsidiaries shall use Commercially Reasonable Efforts prior to the Closing, to take such actions as may be necessary so that at Closing Newco has the capacity, after taking into account the services to be provided under the Transition Services Agreement and any available transition periods, to maintain material compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder and related or similar rules and regulations promulgated by any other governmental or self-regulatory entity or agency with jurisdiction over Newco.

(c)                                  The JBG Parties shall take the actions set forth on Section 5.8(c) of the JBG Disclosure Letter and shall otherwise use Commercially Reasonable Efforts to cause the closing condition set forth in Section 7.2(h) to be satisfied on or before the Closing Date.

(d)                                 Prior to the Closing date, the JBG Parties shall take the actions set forth on Section 5.8(d) of the JBG Disclosure Letter.

Section 5.9.                                 Rule 3-14/Regulation S-X Cooperation. Without limiting the obligations of the JBG Parties under this Section 5.9, from the date of this Agreement and continuing through the first (1st) anniversary of the Closing Date, the JBG Parties shall, within thirty (30) days of the date of this Agreement, and thereafter from time to time, at Newco’s or Newco OP’s reasonable request, within thirty (30) days after a calendar quarter end, provide:

(a)                                 Newco, Newco OP and their Representatives with financial statements (prepared from the books and records of the JBG Parties, in accordance with GAAP applied on a consistent basis during the periods involved and fairly presenting, in all material respects, the financial position and results of operations of the JBG Management Entities and other JBG Included Entities, as of the times and for the periods referred to therein) and access to all financial and other information pertaining to the JBG Parties and the JBG Included Properties pertaining to the period of the JBG Parties’ ownership and operation of the JBG Included Properties to the extent in the JBG Parties’ possession or control (or to the extent the JBG Parties could obtain such information without unreasonable effort or expense), which information is relevant and reasonably necessary, in the opinion of Newco and Newco OP, for the preparation and filing of financial statements in compliance with the requirements of any or all of (x) Rules 3-12 and 3-14 of Regulation S-X of the SEC, or if required by the SEC, Rule 3-05 of Regulation S-X of the SEC, and enable the JBG Parties’ outside, third-party accountants (the “Accountants”) to audit such information, (y) any other rule issued by the SEC and applicable to Newco and Newco OP or their Affiliates, and (z) any registration statement, schedule, proxy statement, report or disclosure statement filed with the SEC by or on behalf of Newco and Newco OP or their Affiliates; and

(b)                                 reasonable assistance to Newco and Newco OP and the Accountants in completing audits and the preparation of such financial statements and any required pro forma financial statements. Without limiting the generality of the foregoing, if requested by Newco and Newco OP (A) the JBG Parties shall deliver a customary representation letter in such form as is reasonably required by the Accountants, with such facts and assumptions as reasonably determined by the Accountants in order to make such certificate accurate, signed by the individual(s) responsible for the JBG Parties’ financial reporting, as prescribed by GAAP promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required to assist the Accountants in rendering an opinion on such financial statements in order to comply with subclauses (x), (y) and (z) of Section 5.9(a) above and (B) to the extent that the JBG Parties’ financial statements have previously been audited, the JBG Parties shall use Commercially Reasonable Efforts to cause the auditor of the JBG Parties’ financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements, to provide to Newco and Newco OP and/or their Affiliates or the underwriters or initial purchasers in any financing with appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards and to participate in due diligence sessions customarily conducted in connection with the provision of comfort letters.

Section 5.10.                          Exclusivity. From the date of this Agreement until the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, each Party shall not, and shall cause each of its Affiliates not to, and shall direct its Representatives not to, directly or indirectly, except as permitted under Section 5.4 or Section 5.5, solicit, initiate, knowingly facilitate or otherwise enter into any discussions, negotiations or agreements which could reasonably be expected to lead to a possible sale or other disposition of (a) all or any of the Included Assets of its Group, other than as specifically required pursuant to the terms of any right of first refusal described in Section 6.1(b) or Section 6.1(c), or (b) except as contemplated by the Restructuring Transactions, all or any part of the ownership interests in any JBG Included Entity or Vornado Included Entity owned by such Party (whether by merger, reorganization, recapitalization or otherwise), in each case with any Person other than the other Group, or provide any non-public information regarding such Party’s Included Assets to any Person other than the other Group and its Affiliates and Representatives and Financing Sources other than as required by applicable Law or as specifically required pursuant to the terms of any Contract affecting an Included Property or Joint Venture Agreement, in each case excluding any information which is traditionally provided in the regular course of the such Party’s operation and management of its Included Properties to third parties where such Party and its Affiliates and Representatives have no reason to believe that such information may be utilized to evaluate any such transaction.

Section 5.11.                          NYSE Listing. Vornado shall cause Newco to use its Commercially Reasonable Efforts to cause the Issued Newco Shares to be approved for listing on the NYSE prior to the Closing Date, subject only to official notice of issuance. The Parties agree that Newco shall be listed on the NYSE under the ticker symbol listed on Section 5.11 of the Vornado Disclosure Letter.

Section 5.12.                          Equity Incentive Plan. Prior to Closing, the Newco Board shall adopt an equity incentive plan, in the form attached hereto as Exhibit K, to be effective as of Closing.

Section 5.13.                          Newco Board of Trustees and Officers.

(a)                                 Immediately after the Pre-Combination Transactions, the Newco Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Closing, to (i) increase the number of trustees of Newco to twelve (12), (ii) cause six (6) individuals designated by the JBG Parties (such persons, and any replacement designees selected, the “JBG Board Designees”) and six (6) individuals designated by the Vornado Parties (such persons, and any replacement designees selected, the “Vornado Board Designees”, and together with the JBG Board Designees, the “Board Designees”) to compose the entire Newco Board, (iii) appoint the individual listed on Section 5.13(a) of the Vornado Disclosure Letter as Chairman of the Newco Board; provided, that if such individual dies or becomes disabled or incapacitated prior to Closing, the Vornado Parties shall have the right to designate a replacement for such individual, subject to the consent of the JBG Parties (which consent shall not be unreasonably withheld, delayed or conditioned), (iv) appoint the individual listed on Section 5.13(a) of the JBG Disclosure Letter as Vice Chairman of the Newco Board, and (v) appoint an equal number of JBG Board Designees and Vornado Board Designees to the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (with the JBG Board Designees to serve on such committees being selected at the direction of the JBG Parties). The Vornado Board Designees shall include the individuals listed on Section 5.13(a) of the Vornado Disclosure Letter, and the JBG Board Designees shall include the individuals listed on Section 5.13(a) of the JBG Disclosure Letter. The remaining three (3) JBG Board Designees and four (4) Vornado Board Designees shall be independent as determined under the applicable NYSE independence rules. If any of such independent Board Designees is unable or unwilling to serve on the Newco Board, as of the Closing, the JBG Parties (in the case of any Board Designee initially designated by the JBG Parties) or the Vornado Parties (in the case of any Board Designee initially designated by the Vornado Parties) shall select, within a reasonable period of time prior to the Closing, a replacement, which designee shall (i) not violate any of the NYSE independence tests set forth in Section 303A.02(b) of the NYSE Listed Company Manual and (ii) not be subject to any disclosures required under Rule 401(f) of Regulation S-K. Subject to the foregoing, the Newco Board shall elect such replacement as a member of the Newco Board, as of the Closing. Immediately after the Pre-Combination Transactions, the Newco Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Closing, to elect the individuals set forth on Section 5.13(a) of the Vornado Disclosure Letter as executive officers of Newco.

(b)                                 For a period of two (2) years following the Closing, if any Vornado Board Designee or JBG Board Designee is unable or unwilling to serve or is otherwise no longer serving as a member of the Newco Board, then the remaining Vornado Board Designees or JBG Board Designees, respectively, may designate a replacement individual reasonably satisfactory to the Nominating and Corporate Governance Committee of the Newco Board (a “Replacement Designee”) and the Newco Board shall promptly appoint such Replacement Designee to fill the vacancy created thereby. In connection with the first annual meeting of shareholders following the closing, the Newco Board shall, subject to the reasonable exercise of its duties, take all such actions as may be necessary to nominate the Vornado Board Designees and the JBG Board Designees (as they may have changed as the result of the appointment of any Replacement

Designees) for election by Newco’s shareholders and shall use no less rigorous efforts to cause the election of each such Vornado Board Designee and JBG Board Designee than the manner in which Newco supports all other nominees of the Newco Board. In addition, for a period of two (2) years following the Closing, the Newco Board shall, to the extent reasonably practicable, appoint an equal number of Vornado Board Designees and JBG Board Designees (including, if applicable, their respective Replacement Designees) to the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Newco Board.

Section 5.14.                          Newco Declaration and Bylaws. Prior to the Closing, the Newco Board shall adopt (a) the Declaration of Trust Amendment and Restatement, in the form attached hereto as Exhibit L, to be effective as of the Closing, and (b) an amendment and restatement of the Newco Bylaws, in the form attached hereto as Exhibit M (the “Bylaws Amendment and Restatement”), to be effective as of the Closing. The applicable Vornado Party shall cause the Declaration of Trust Amendment and Restatement and the Bylaws Amendment and Restatement to be authorized and approved.

Section 5.15.                          Intentionally Omitted.

Section 5.16.                          Newco Officer’s Certificate. Newco shall deliver to JBG REIT Counsel and Vornado REIT Counsel an officer’s certificate, dated as of the Closing Date, signed by an officer of Newco with the knowledge necessary to make the representations contained therein and in form and substance reasonably satisfactory to the JBG Parties and the Vornado Parties, respectively, containing representations of Newco as shall be reasonably necessary or appropriate to enable JBG REIT Counsel and Vornado REIT Counsel, respectively, to render the opinions described in Section 7.3(e)(ii) and Section 7.2(e)(ii), respectively, on the Closing Date.

Section 5.17.                          Vornado Officer’s Certificates.

(a)                                 Vornado shall deliver to Sullivan & Cromwell LLP an officer’s certificate, dated as of the Closing Date, signed by an officer of Vornado with the knowledge necessary to make the representations contained therein, containing representations of Vornado as shall be reasonably necessary or appropriate to enable Sullivan & Cromwell LLP to render the opinion described in Section 7.2(f) on the Closing Date.

(b)                                 Vornado and the Vornado REITs shall each deliver to Vornado REIT Counsel an officer’s certificate, dated as of the Closing Date, signed by an officer of Vornado or such Vornado REIT, as applicable, with the knowledge necessary to make the representations contained therein and in form and substance reasonably satisfactory to the JBG Parties, containing representations of Vornado and the Vornado REITs as shall be reasonably necessary or appropriate to enable Vornado REIT Counsel to render the opinions described in Section 7.3(e)(i) and Section 7.3(e)(iii) on the Closing Date.

Section 5.18.                          JBG Officer’s Certificates.

(a)                                 The JBG REITs shall each deliver to JBG REIT Counsel an officer’s certificate, dated as of the Closing Date, signed by an officer of such JBG REIT with the knowledge necessary to make the representations contained therein and in form and substance reasonably satisfactory to the Vornado Parties, containing representations of the JBG REITs as shall be reasonably necessary or appropriate to enable JBG REIT Counsel to render the opinions described in Section 7.2(e)(i) on the Closing Date.

Section 5.19.                          Form 10 Filing. As promptly as practicable following the execution of this Agreement, Vornado shall cause Newco to prepare and file with the SEC an initial registration statement on Form 10. Vornado shall, and shall cause Newco to, use Commercially Reasonable Efforts to have such Form 10 declared effective under the Exchange Act as promptly as practicable after the date hereof and keep the Form 10 effective for so long as necessary to consummate the Transactions. No filing of, or amendment or supplement to, any Form 10 will be made by Vornado or Newco without providing the JBG Parties a reasonable opportunity to review and comment thereon. Vornado shall promptly notify the JBG Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to such Form 10, and shall, as soon as reasonably practicable, provide the JBG Parties with copies of all correspondence between Vornado and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form 10 received from the SEC, and shall promptly advise the JBG Parties of any oral comments with respect to the Form 10 received from the SEC. Vornado shall use Commercially Reasonable Efforts to respond as soon as practicable to any comments from the SEC with respect to the Form 10 and to have such comments cleared by the SEC as soon as practicable. Notwithstanding the foregoing, prior to filing the Form 10 or responding to any comments of the SEC with respect thereto, Vornado shall cooperate and provide the JBG Parties a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all changes provided by the JBG Parties.

Section 5.20.                          Confidentiality.

(a)                                 Each of the JBG Parties, on the one hand, and the Vornado Parties, on the other hand, in the course of discussions and negotiations, have disclosed to the other Confidential Information relating to its business. Each Party shall use the Confidential Information of the other Party only for the purposes contemplated by this Agreement. The Receiving Party shall ensure that the Confidential Information of the Disclosing Party is not used, disclosed, published, released, transferred or otherwise made available in any form to, for the use or benefit of, any person (other than its Affiliates) except as provided in this Section 5.20, without such Disclosing Party’s approval. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information in connection with any notification under the HSR Act that it is required to file to report any of the transactions described herein or to respond to any request for information or documents made by a Governmental Entity in connection with its investigation of the transactions described herein. In addition, the Receiving Party may disclose Confidential Information to any of its Representatives who need to know such Confidential Information for the purpose of evaluating the Transaction; provided, however, that the Receiving Party informs each such Representative of the confidential nature of the Confidential Information and the restrictive terms of this Section 5.20 and that the Receiving Party directs such Representative to comply with such restrictions. The Receiving Party shall be liable for any disclosure or use by any such Representative other than in accordance with this Section 5.20. The obligations of this Section 5.20 shall not restrict any disclosure by any Receiving Party pursuant to applicable Law; provided, that the Receiving Party (including with respect to any notification under the HSR Act that it is required to file to report any of the transactions described herein or to respond to any request for information or documents made by a Governmental Entity in connection with its investigation of the transactions described herein) will (a) provide the Disclosing Party with prompt notice thereof; (b) consult with the Disclosing Party on the advisability of taking steps to resist or narrow such disclosure; (c) cooperate (following the Disclosing Party’s written request and at its expense) with the Disclosing Party in any attempt that the Disclosing Party may make to resist such disclosure or obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information; and (d) subject to the foregoing, disclose only that portion of Confidential Information that the Receiving Party reasonably deems it is required to disclose. Nothing herein, however, will require the Receiving Party to become subject to criminal or civil liability or regulatory censure for failure to disclose information pursuant to applicable Law.

(b)                                 The Receiving Party acknowledges that significant portions of Confidential Information are proprietary in nature and that the Disclosing Party may suffer significant and irreparable harm in the event of the misuse or disclosure of Confidential Information and acknowledges that remedies other than injunctive relief may not be adequate. Accordingly, each Party has the right to seek the remedies of injunction, specific performance and other equitable relief for any breach, threatened breach or anticipatory breach of the provisions of this Section 5.20 by the Receiving Party or its Representatives. Notwithstanding the foregoing, any claim for damages hereunder shall be limited to actual damages and losses and shall not include punitive, consequential, special or indirect damages.

(c)                                  The confidentiality provisions contained in this Section 5.20 supersede any and all prior agreements or understandings, whether written or oral, between or among the parties with respect to the matters covered by this Section 5.20, and shall survive the Closing for six (6) months.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1.                                 ROFRs and Tenant Estoppels under Ground Leases and Joint Venture Agreements.

(a)                                 The JBG Parties and the Vornado Parties shall use Commercially Reasonable Efforts to obtain prior to the Closing from each of the ground lessors under the JBG Ground Leases listed on Section 4.9(h) of the JBG Disclosure Letter and under the Vornado Ground Leases listed on Section 3.15(f) of the Vornado Disclosure Letter, respectively, a ground lease estoppel substantially in the form of Exhibit N hereto or such other form or terms as is provided under the applicable JBG Ground Lease or Vornado Ground Lease, if applicable. The Parties shall keep the other Group reasonably informed regarding the status of the discussions with the applicable ground lessors regarding the foregoing matters from time to time prior to the Closing and shall within a reasonable period of time, provide the other Group with any estoppel received under this Section 6.1. In no event will failure to obtain a ground lease estoppel be a condition to the Closing.

(b)                                 With regard to any Included Property located in Montgomery County, Maryland that is a multifamily property that already has leases, which Included Properties are listed on Section 6.1(b) of the JBG Disclosure Letter and Section 6.1(b) of the Vornado Disclosure Letter (the “Montgomery County Multifamily Properties”), the Parties acknowledge that the Transactions may be subject to the requirements imposed by Section 11C-18 and Chapter 53A of the Code of Ordinances (said referenced sections, the “Ordinances”) of Montgomery County, Maryland (the “County”), pursuant to which the County and certain other entities, organizations and persons (the County and such other entities, organizations and persons, collectively, the “Montgomery County Rights Holders”) may be entitled to notice of any sale of certain rental housing projects in the County, and may have a right of first refusal to acquire such a project on substantially the same terms and conditions as a pending bona fide contract of sale from a third party to buy the rental housing. For each Montgomery County Multifamily Property, to the extent a JBG Party or Vornado Party, as applicable, is required to provide a right of first refusal, said right of first refusal shall be for the purchase price set forth on Section 6.1(b) of the JBG Disclosure Letter or Section 6.1(b) of the Vornado Disclosure Letter, as applicable, or as otherwise required by the Ordinances.

(c)                                  With regard to any Included Property located in the District of Columbia that is a multifamily property that already has leases, which Included Properties are listed on Section 6.1(c) of the JBG Disclosure Letter and Section 6.1(c) of the Vornado Disclosure Letter (the “DC Multifamily Properties”), the Parties acknowledge that the Transactions may be subject to the requirements imposed by Subchapter IV of Section 42-3404 of the District of Columbia Code (“TOPA”) pursuant to which the tenants of said DC Multifamily Properties (collectively, the “DC Rights Holders”) are entitled to notice of any sale of certain rental housing projects in the District of Columbia. For each DC Multifamily Property, to the extent a JBG Party or Vornado Party, as applicable, is required to provide a right of first refusal, said right of first refusal shall be for the purchase price set forth on Section 6.1(c) of the JBG Disclosure Letter or Section 6.1(c) of the Vornado Disclosure Letter, as applicable.

(d)                                 The Party that directly or indirectly owns the affected Included Property shall prepare all notices and take all required steps as required under the Ordinances and TOPA as promptly as reasonably possible after the date hereof in consultation with the other Group and may enter into such settlements and agreements with the Montgomery County Rights Holders and the DC Rights Holders with the approval of the other Group, which shall not be unreasonably withheld.

(e)                                  Should Montgomery County Rights Holders or DC Rights Holders exercise their right to purchase and close such purchase of the applicable Included Property, (i) the applicable Party shall notify the other Group of the same, and (ii) the net purchase price paid or payable to the applicable Party with respect to the applicable Included Property shall be included in the Included Assets and such purchase price shall be conclusively deemed to be the Asset Value of such Included Property.

(f)                                   Each Group shall bear or reimburse Newco and Newco OP at Closing the expenses as set forth on Section 6.1(f) of the JBG Disclosure Letter or Vornado Disclosure Letter.

Section 6.2.                                 Casualty and Condemnation. The risk of loss relating to the Included Assets prior to the Closing shall be borne by Newco and Newco OP if the Transaction closes and the Closing shall not be affected by a condemnation or casualty. If, prior to the Closing, (a) any Included Property is materially or totally destroyed or damaged by fire or other casualty or (b) any Included Property is materially or totally taken by eminent domain or through condemnation proceedings, then at Closing any sums collected (directly or indirectly) by the applicable Party, if any, under any policies of insurance or award proceeds relating to such casualty or condemnation, which have not been applied to repair or replacement of any such damage or destruction shall be paid to Newco, and all rights (directly or indirectly) of such Party to collect such sums as may then be uncollected shall be included in such Party’s Included Assets, except to the extent required for collection costs or repairs by such Party prior to the Closing Date; provided, however, that the Asset Value of any Included Property subject to a casualty shall be decreased for any deductible not applied or any remaining cost to repair any damage not covered by insurance.

Section 6.3.                                 Tax Matters.

(a)                                 The Vornado Parties and the JBG Parties and their respective Affiliates will timely and reasonably cooperate, to the extent reasonably requested by any of the Vornado Parties, JBG Parties and their respective Affiliates, in connection with any Tax matters relating to the JBG Included Assets, the Vornado Included Assets or the Transactions (including by the timely provision of reasonably relevant records or information reasonably available to such party, which shall include information regarding depreciation methodology and other Tax information necessary for the preparation and filing of any Tax Return); provided, however, that in recognition of the thorough cooperation and diligence that to date has been dedicated to REIT Diligence Matters, no further diligence in respect of such matters will be required, from this date forward, from the Vornado Parties by the JBG Parties, or from the JBG Parties by the Vornado Parties with respect to periods through the date of this Agreement (recognizing that, consistent with Section 6.3(e), the Parties will cooperate to complete any diligence necessary with respect to the period from the date of this Agreement to Closing to facilitate consummation of the Transactions as contemplated by this Agreement). The Vornado Parties and the JBG Parties agree and shall cause their respective Affiliates (i) to retain all books and records with respect to Tax matters pertinent to the JBG Included Assets, the Vornado Included Assets and the Transactions relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Vornado Parties or JBG Parties, as applicable, any extensions thereof) of the respective taxable periods, and to substantially abide by all record retention agreements entered into with any Tax authority or other Governmental Entity, and (ii) to give the other Group reasonable written notice prior to transferring, destroying or discarding any such books and records and, upon reasonable request, the Vornado Parties or the JBG Parties or their respective Affiliates, as the case may be, shall furnish or cause to be furnished to the other Group or allow the other Group access to such books and records.

(b)                                 The Vornado Parties and the JBG Parties and their respective Affiliates will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording registration and other fees and any similar taxes that become payable in connection with the Transactions (together with any related interest, penalties or additions to such Tax, “Transfer Taxes”). Newco shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable pursuant to this Agreement, all Transfer Taxes resulting from the Pre-Combination Transactions and the Combination Transactions, whether payable at or after the Closing; provided, that for the avoidance of doubt, the JBG Parties and their respective Affiliates shall be liable for and shall pay or cause to be paid all Taxes (excluding Transfer Taxes previously described in this Section 6.3(b)) that may be incurred by them as a result of the Restructuring Transactions.

(c)                                  Newco, as general partner of Newco OP, shall adjust the Carrying Value (as defined in the Partnership Agreement) of Newco OP’s assets immediately prior to the consummation of the Combination Transactions (the “Historic Vornado Assets”) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and paragraph 1.D.(2) of Exhibit B of the Partnership Agreement, and the capital accounts of the partners of Newco OP who were partners immediately prior to the consummation of the Combination Transactions shall be adjusted to reflect such adjustment to the Carrying Value of the Historic Vornado Assets.

(d)                                 The Vornado Parties and the JBG Parties agree to report for U.S. federal income tax purposes (i) the Pre-Combination Transactions in accordance with the Agreed Treatment (as that term is defined in the Tax Matters Agreement) and (ii) the Combination Transactions in the manner set forth in the relevant JBG Contribution Agreement or JBG Merger Agreements.

(e)                                  The Vornado Parties and the JBG Parties will cooperate with each other in good faith and use reasonable best efforts to (i) cause the applicable Transactions to qualify for the Agreed Treatment (as that term is defined in the Tax Matters Agreement), including (x) refraining from any action that such Party knows is reasonably likely to prevent the Agreed Treatment, (y) executing such amendments to this Agreement or the Ancillary Documents as may be reasonably required in order for the applicable Transactions to qualify for the Agreed Treatment (it being understood that no Party will be required to agree to any such amendment that it determines in good faith materially adversely affects the value of the applicable Transactions to such Party or its stockholders or equityholders) and (z) permitting the Vornado Parties to obtain the opinions described in Section 7.2(e) and Section 7.2(f) and permit the JBG Parties to obtain the opinions described in Section 7.3(e), and (ii) minimize the amount of any Taxes resulting from the Transactions. For the avoidance of doubt, the Parties shall reasonably cooperate with each other so that the activities and assets associated with the Vornado Included Interests and the JBG Included Interests, between the date hereof and the Closing, shall be consistent with the applicable REIT requirements and shall work with each to identify and remove any issues that may arise.

(f)                                   The JBG Parties shall not (and shall cause the other members of the JBG Tax Group not to) acquire any shares of Vornado or Newco stock prior to the Closing, it being understood that the receipt of the Equity Consideration as contemplated by this Agreement is not prohibited hereby.

Section 6.4.                                 Employee Matters.

(a)                                 Employees. Following the Closing, the Parties shall cause Newco or its Subsidiary to employ each JBG Employee who is employed by a JBG Party as of the Closing. Each JBG Employee who so remains in active employment with Newco or an Affiliate thereof shall hereinafter be referred to as a “Continuing Employee” as of the Closing.

(b)                                 No Severance Obligations. The Parties intend that the Transactions shall not result in a separation of employment of any Continuing Employee for purposes of any JBG Benefit Plan prior to or upon the consummation of the Transactions and that the Continuing Employees will have continuous and uninterrupted employment for such purposes immediately before and immediately after the Closing, and the Parties shall make reasonable efforts to ensure the same. Newco shall be responsible for all severance obligations for Newco employees (including the Continuing Employees) arising from employment terminations after the Closing, except as set forth in Section 6.4(b) of the JBG Disclosure Letter or Section 6.4(b) of the Vornado Disclosure Letter.

(c)                                  WARN Act. Without limiting any other provision hereof, the JBG Parties and Vornado Parties shall each be responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to their respective employees, provided that in the case of Vornado employees, this paragraph shall apply with respect to only those employees who are anticipated to continue as employees of Newco or an Affiliate thereof prior to, at or after Closing, as a result of any action by any JBG Party or Vornado Party with respect to such respective employees on or prior to the Closing Date.

(d)                                 Collective Bargaining Agreements. The JBG Parties shall, or shall cause their Affiliates, consistent with applicable Law, to bargain in good faith and consistent with past practice with any union that has been certified or recognized as the collective bargaining representative of any Continuing Employees who are employed by the JBG Parties and/or their Affiliates; to assume all obligations to any such employees under all collective bargaining, works council or other similar employee representative agreements; and to cooperate and take all reasonable steps and fulfill all of their respective obligations under applicable Law and the terms of such collective bargaining, works council or other similar employee representative agreements, including obtaining any prior approvals or consents, or engaging in any prior discussions or consultations, on a timely basis, as may be legally required in order for the JBG

Parties and their Affiliates to assume such obligations. This Agreement shall only be subject to such agreements, if any, that result from such bargaining, if such agreements are approved by the Vornado Parties, in their sole and absolute discretion after discussions with the JBG Parties. The JBG Parties will retain, and will indemnify Newco for, any liability in respect of the items set forth in Section 6.4(d) of the JBG Disclosure Letter.

(e)                                  Incentive Compensation. The Vornado Parties shall be responsible for all annual bonuses payable to Vornado Service Providers with respect to performance periods ending on or prior to the Closing, and the JBG Parties shall be responsible for all annual bonuses payable to JBG Service Providers with respect to performance periods ending on or prior to the Closing.

(f)                                   No Third Party Beneficiaries; No Continued Service or Service Terms. The provisions of this Section 6.4 are solely for the benefit of the Parties and nothing in this Section 6.4, express or implied, shall confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with the Parties or any of their Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.4, express or implied, shall be: (i) an amendment or deemed amendment of any Plan, (ii) construed to interfere with the right of the Vornado Parties, Newco or their Affiliates to terminate the employment or other service relationship of any of the Continuing Employees at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Continuing Employees, or (iii) deemed to obligate the Parties or any of their Affiliates to adopt, enter into or maintain any Plan at any time.

Section 6.5.                                 Management of Vornado Excluded Assets. Following Closing, upon request of the Vornado Parties from time to time, Newco or its Subsidiary shall provide property management, asset management, leasing brokerage and other similar services with respect to any Vornado Excluded Asset (including any Vornado Included Asset that is designated as a Kickout Interest) consisting of real property located in the Washington, D.C. metropolitan area as of the Closing Date, except for any services that, as of the Closing Date, are provided to such property by a third party that is not an Affiliate of Vornado. Such services shall be provided pursuant to a management agreement reflecting the terms set forth on Section 6.5 of the Vornado Disclosure Letter and such other reasonable and customary terms as the Parties may agree in good faith. The foregoing provisions of this Section 6.5 shall survive the Closing.

Section 6.6.                                 Transition Services; Separation and Distribution Agreement; Cleaning Services Agreements.

(a)                                 Between the date of this Agreement and March 15, 2017, the Vornado, JBG Properties and Newco agree to negotiate in good faith and finalize, for execution and delivery at the Closing, the terms and conditions (including cost and duration) of a transition services agreement (the “Transition Services Agreement”) whereby Vornado, or its Subsidiaries, will provide transition services to Newco and Newco OP.

(b)                                 After the date of this Agreement, the Vornado Parties shall prepare all schedules to be attached to the Separation and Distribution Agreement when such Separation and Distribution Agreement is executed, and provide such schedules to the JBG Parties sufficiently in advance of the anticipated execution of the Separation and Distribution Agreement by the parties thereto so that the JBG Parties have a reasonable opportunity to review and provide comments on such schedules, which schedules shall be in form and substance reasonably acceptable to the JBG Parties.

(c)                                  Between the date of this Agreement and March 15, 2017, the Vornado, JBG Properties and Newco agree to negotiate in good faith and finalize, for execution and delivery at the Closing, the terms and conditions of agreement for cleaning services (the “Cleaning Services Agreements”) in accordance with the terms set forth on Schedule C.

Section 6.7.                                 Further Assurances. Upon the terms and subject to the conditions contained herein, the Parties agree, both prior to and following the Closing (for a period not to exceed twelve (12) months) (a) to use Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transfer of the JBG Included Interests contemplated hereunder, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the transfer of the JBG Included Interests contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing. The foregoing provisions of this Section 6.7 shall survive the Closing. In addition, if requested by a Party, the members of the other Group agree prior to Closing to use Commercially Reasonable Efforts to deliver requests for estoppels, waivers or other agreements under any covenants, conditions or restrictions or other encumbrances affecting any of the Included Properties and Joint Venture Agreements.

Section 6.8.                                 Other Post-Closing Matters. At all times from and after Closing, Newco and the JBG Parties shall, and shall cause their respective Affiliates to, take the actions set forth on Section 6.8 of the JBG Disclosure Letter. The provisions of this Section 6.8 shall survive the Closing.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 7.1.                                 Conditions to Each Party’s Obligations to Consummate the Transactions at the Closing. The respective obligations of each Party to consummate the Transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Vornado Parties and the JBG Representative, as the case may be, to the extent permitted by applicable Law:

(a)                                 Listing. The Issued Newco Shares and Newco Shares issuable in exchange for OP Units shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(b)                                 Laws; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Transactions, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Transactions.

(c)                                  Antitrust Laws. Any required waiting periods (or any extensions thereof) under any provision of the HSR Act, and all other all federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, shall have expired, been waived or been terminated.

(d)                                 Pre-Combination Transactions. Subject to Section 5.8(a), the Pre- Combination Transactions shall have been consummated in all material respects in accordance with the Separation and Distribution Agreement.

(e)                                  Closing of Contribution and Merger Agreements. The closing of the transactions contemplated by the JBG Contribution Agreements and JBG Merger Agreements with respect to the other JBG Parties shall occur substantially contemporaneously with the Closing (but after the closing of the Pre-Combination Transactions).

(f)                                   Form 10. The Form 10 shall have become effective in accordance with the Exchange Act and shall not be subject to any stop order or proceeding seeking a stop order.

(g)                                  Kickout Interests.

(i)                                     No more than forty percent (40%) (calculated on the basis of the initial Asset Values as a percentage of the aggregate initial Asset Values of all of the JBG Included Properties, including any Kickout Interests) of the JBG Included Properties shall be Kickout Interests.

(ii)                                  No more than twenty percent (20%) (calculated on the basis of the initial Asset Values as a percentage of the aggregate initial Asset Values of all of the Vornado Included Properties, including any Kickout Interests) of the Vornado Included Properties shall be Kickout Interests.

It being understood that even if the closing condition described in this Section 7.1(g) has been satisfied before the Outside Date, the Closing may not occur before the Outside Date unless a Party has the right to set the Revaluation Time and require the Closing to occur at an earlier time pursuant to Section 2.1.

Section 7.2.                                 Conditions to Obligations of the Vornado Parties. The obligations of the Vornado Parties to consummate the Transactions shall also be subject to the satisfaction or waiver by Vornado Parties (in writing) on or prior to the Closing Date of each of the following additional conditions:

(a)                                 Representations and Warranties. (i) Other than the representations and warranties set forth in Section 4.1 (Organization) (except to the extent such representations and warranties relate only to Subsidiaries of the JBG Parties), Section 4.2 (Authorization; Validity of Agreement), Section 4.4 (Capital Structure; Subsidiaries) (except to the extent such representations and warranties relate only to Subsidiaries of the JBG Parties) and Section 4.27 (Brokers; Expenses), each of the representations and warranties of each of the JBG Parties set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or JBG Material Adverse Effect contained in Article IV) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct (without giving effect to any qualification as to materiality or JBG Material Adverse Effect contained in Article IV) as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a JBG Material Adverse Effect, and (ii) the representations and warranties set forth in Section 4.1 (Organization) (except to the extent such representations and warranties relate only to Subsidiaries of the JBG Parties), Section 4.2 (Authorization; Validity of Agreement), Section 4.4 (Capital Structure; Subsidiaries) (except to the extent such representations and warranties relate only to Subsidiaries of the JBG Parties) and Section 4.27 (Brokers; Expenses) of each of the JBG Parties shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date).

(b)                                 Performance of Obligations of the JBG Parties. Each of the JBG Parties shall have performed or complied (i) with all obligations required to be performed or complied with by such JBG Party under Section 5.5 of this Agreement (other than the obligations set forth in Section 5.5(b)(xiv)) at or prior to the Closing, except where such non-performance or non- compliance would not reasonably be expected to have, individually or in the aggregate, a JBG Material Adverse Effect, and (ii) in all material respects with all other obligations required to be performed or complied with by such JBG Party under this Agreement at or prior to the Closing (including, without limitation, their obligations set forth in Section 5.5(b)(xiv) and in the last sentence of Section 9.4).

(c)                                  Officer’s Certificate. The JBG Parties shall have delivered to Vornado a certificate, dated the date of the Closing and signed by the chief executive officer or another senior officer of its general partner or managing member on behalf of each of the JBG Parties, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)                                 JBG Party Deliverables. The JBG Parties shall have delivered to the Vornado Parties at the Closing all other agreements and items set forth in Section 2.3.

(e)                                  REIT Opinions.

(i)                                     The Vornado Parties and Newco shall have received a written opinion of JBG REIT Counsel with respect to each JBG REIT on which Vornado REIT Counsel shall be entitled to rely in connection with its opinion rendered pursuant to Section 7.2(e)(ii) and on which Newco and its REIT counsel shall be entitled to rely following the Closing Date for future opinions, dated as of the Closing Date and in form and substance reasonably satisfactory to the Vornado Parties, to the effect that, commencing with such JBG REIT’s First Applicable Year, such JBG REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled such JBG REIT to meet, through the Closing Date, and its proposed method of operation will enable such JBG REIT to continue to meet, the requirements for qualification and taxation as a REIT under the Code (each, a “JBG REIT Opinion” and, collectively and together with the JBG Newco REIT Opinion, the “JBG REIT Opinions”), which opinion will (i) be subject to customary exceptions, assumptions and qualifications (including Reasonable Cause Exceptions) and (ii) be based on customary representations contained in an officer’s certificate from the JBG Parties (including Reasonable Cause Exceptions) provided pursuant to Section 5.18, and executed by an officer with the knowledge necessary to make the representations contained therein.

(ii)                                  The Vornado Parties and Newco shall have received a written opinion of Vornado REIT Counsel, dated as of the Closing Date and in form and substance reasonably satisfactory to the Vornado Parties and on which Newco and its REIT counsel shall be entitled to rely following the Closing Date, to the effect that, commencing with Newco’s first taxable year and taking into account the Transactions and the Post-Closing Transactions, Newco will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable Newco to continue to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year that includes the Closing and subsequent taxable years (the “Vornado Newco REIT Opinion”), which opinion will (i) be subject to customary exceptions, assumptions and qualifications (including Reasonable Cause Exceptions) and (ii) be based on customary representations contained in officer’s certificates from Newco (including Reasonable Cause Exceptions) provided pursuant to Section 5.16, and executed by an officer with the knowledge necessary to make the representations contained therein.

(f)                                   Distribution Opinion. The Vornado Parties shall have received a written opinion of Sullivan & Cromwell LLP, special tax counsel to Vornado, satisfactory to the Vornado board of trustees, to the effect that the Vornado Contribution of OP Units (as defined in Section 1.1 of the Vornado Disclosure Letter) together with the Vornado Distribution (as defined in Section 1.1 of the Vornado Disclosure Letter), each as provided in the Separation and Distribution Agreement, and taking into account the other Transactions and the Post-Closing Transactions, will qualify (a) as a transaction described in Section 368(a)(1)(D) and Section 355 of the Code, (b) as a transaction in which the stock distributed by Vornado is “qualified property” for purposes of Section 355(d) and 355(e) of the Code, and (c) as a transaction in which shareholders of Vornado will not recognize gain or loss upon the distribution under Section 355(a) of the Code, which opinion will (i) be subject to customary exceptions, assumptions and qualifications, (ii) be based on customary representations contained in officer’s certificates from Vornado, provided pursuant to Section 5.17(a), and executed by an officer with the knowledge necessary to make the representations contained therein.

(g)                                  Key Persons. Each of the individuals listed on Section 7.2(g) of the Vornado Disclosure Letter shall have remained employed by the JBG Parties through the Closing Date, and no such individual shall have repudiated his or her Employment Agreement.

(h)                                 Licenses, Approvals, Permits and Registrations. Except as set forth on Section 7.2(h) of the JBG Disclosure Letter, the JBG Parties shall have obtained all of the licenses, approvals, permits and registrations necessary to operate the management business of the JBG Parties following the Closing, except where the failure to have obtained the same would not reasonably be expected to have, individually or in the aggregate, a JBG Material Adverse Effect.

Section 7.3.                                 Conditions to Obligations of the JBG Parties. The obligations of the JBG Parties to consummate the Transactions contemplated at the Closing are also subject to the satisfaction or waiver (in writing) by the JBG Representative on or prior to the Closing Date of each of the following additional conditions:

(a)                                 Representations and Warranties. (i) Other than the representations and warranties set forth in Section 3.1 (Organization and Qualifications; Subsidiaries) (except, with respect to the representations and warranties in Section 3.1(e), to the extent the same relate only to Vornado Included Entities), Section 3.3 (Capital Structure) (except to the extent such representations and warranties relate only to Vornado Included Entities), Section 3.4 (Authority) and Section 3.24 (Brokers; Expenses), each of the representations and warranties of the Vornado Parties set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Vornado Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct (without giving effect to any qualification as to materiality or Vornado Material Adverse Effect contained in Article III) as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Vornado Material Adverse Effect, and (ii) the representations and warranties set forth in Section 3.1 (Organization and Qualifications; Subsidiaries) (except, with respect to the representations and warranties in Section 3.1(e), to the extent the same relate only to Vornado Included Entities), Section 3.3 (Capital Structure) (except to the extent such representations and warranties relate only to Vornado Included Entities), Section 3.4 (Authority) and Section 3.24 (Brokers; Expenses) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date).

(b)                                 Performance of Obligations of the Vornado Parties. The Vornado Parties shall have performed or complied (i) with all obligations required to be performed or complied with by them under Section 5.4 of this Agreement at or prior to the Closing, except where such non-performance or non-compliance would not reasonably be expected to have, individually or in the aggregate, a Vornado Material Adverse Effect, and (ii) in all material respects with all other obligations required to be performed or complied with by such Vornado Party under this Agreement at or prior to the Closing (including, without limitation, their obligations set forth in the last sentence of Section 9.4).

(c)                                  Officer’s Certificate. Vornado shall have delivered to the JBG Parties a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Vornado, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)                                 Vornado Party Deliverables. The Vornado Parties shall have delivered or caused to be delivered to the JBG Parties at the Closing the Equity Consideration and all agreements and other items set forth in Section 2.2.

(e)                                  REIT Opinions.

(i)                                     The JBG Parties and Newco shall have received a written opinion of Vornado REIT Counsel with respect to each Vornado REIT on which JBG REIT Counsel shall be entitled to rely in connection with its opinion rendered pursuant to Section 7.3(e)(ii) and on which Newco and its REIT counsel shall be entitled to rely following the Closing Date for future opinions, dated as of the Closing Date and in form and substance reasonably satisfactory to the JBG Parties, to the effect that, commencing with such Vornado REIT’s First Applicable Year, such Vornado REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled such Vornado REIT to meet, through the Closing Date, and its proposed method of operation will enable such Vornado REIT to continue to meet, the requirements for qualification and taxation as a REIT under the Code (each, a “Vornado REIT Opinion” and, collectively and together with the Vornado Newco REIT Opinion, the “Vornado REIT Opinions”), which opinion will (i) be subject to customary exceptions, assumptions and qualifications (including Reasonable Cause Exceptions) and (ii) be based on customary representations contained in an officer’s certificate from the Vornado Parties (including Reasonable Cause Exceptions) provided pursuant to Section 5.17(b), and executed by an officer with the knowledge necessary to make the representations contained therein.

(ii)                                  The JBG Parties and Newco shall have received a written opinion of JBG REIT Counsel, dated as of the Closing Date and in form and substance reasonably satisfactory to the JBG Parties and on which Newco and its REIT counsel shall be entitled to rely following the Closing Date, to the effect that, commencing with Newco’s first taxable year and taking into account the Transactions and the Post-Closing Transactions, Newco will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable Newco to continue to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year that includes the Closing and subsequent taxable years (the “JBG Newco REIT Opinion”), which opinion will (i) be subject to customary exceptions, assumptions and qualifications (including Reasonable Cause Exceptions) and (ii) be based on customary representations contained in officer’s certificates from Newco (including Reasonable Cause Exceptions) provided pursuant to Section 5.16, and executed by an officer with the knowledge necessary to make the representations contained therein.

(iii)                               The JBG Parties and Newco shall have received a written opinion of Vornado REIT Counsel on which JBG REIT Counsel shall be entitled to rely in connection with its opinion rendered pursuant to Section 7.3(e)(ii) and on which Newco and its REIT counsel shall be entitled to rely following the Closing Date for future opinions, dated as of the Closing Date and in form and substance reasonably satisfactory to the JBG Parties, to the effect that, commencing with Vornado’s First Applicable Year, Vornado has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Vornado to meet, through the Closing Date, and its proposed method of operation will enable Vornado to continue to meet, the requirements for qualification and taxation as a REIT under the Code, which opinion will (i) be subject to customary exceptions, assumptions and qualifications (including Reasonable Cause Exceptions) and (ii) be based on customary representations contained in an officer’s certificate from the Vornado Parties (including Reasonable Cause Exceptions) provided pursuant to Section 5.17(b), and executed by an officer with the knowledge necessary to make the representations contained therein.

(f)                                   Newco Board Resignations. Each current member of the Newco Board who is not a JBG Board Designee or a Vornado Board Designee shall have delivered an irrevocable written resignation from the Newco Board or shall have otherwise ceased to be a member of the Newco Board.

Section 7.4.                                 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party to comply with its obligations set forth in this Agreement or the Separation and Distribution Agreement.

ARTICLE VIII

TERMINATION

Section 8.1.                                 Termination. This Agreement may be terminated at any time prior to the Closing, as follows:

(a)                                 by mutual written agreement of each of Vornado and the JBG Representative; or

(b)                                 by either Vornado or the JBG Parties, if:

(i)                                     the Closing shall not have occurred on or before December 29, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party if the failure of such Party (and (A) in the case of Vornado, including the failure of any Vornado Party and (B) in the case of the JBG Parties, including the failure of any JBG Party) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to be consummated on or before such date; or

(ii)                                  any Governmental Entity of competent jurisdiction shall have issued a judgment, injunction, order or decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such judgment, injunction, order or decree or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable judgment, injunction, order or decree was primarily due to the failure of such Party (and (A) in the case of Vornado, including the failure of any Vornado Party and (B) in the case of the JBG Parties, including the failure of any JBG Party) to perform any of its obligations under this Agreement; or

(c)                                  by the Vornado Parties if any JBG Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (x) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the JBG Parties within twenty (20) Business Days of receipt by the JBG Parties of written notice of such breach or failure; provided that Vornado shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if any Vornado Party is then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.1 or Section 7.3 would not be satisfied; or

(d)                                 by the JBG Parties if any Vornado Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (x) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Vornado Parties within twenty (20) Business Days of receipt by the Vornado Parties of written notice of such breach or failure; provided that the JBG Parties shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if any JBG Party is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.1 or Section 7.2 would not be satisfied.

Section 8.2.                                 Effect of Termination. In the event that this Agreement is terminated and the Closing and the other Transactions are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without Liability on the part of any party hereto (or any of the Vornado Subsidiaries, JBG Parties’ Subsidiaries or any of the Vornado Parties’ or the JBG Parties’ respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any party hereto of any Liability or damages resulting from or arising out of any fraud or Willful Breach of this Agreement prior to such termination of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity; and (b) Section 5.20, this Section 8.2, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1 for twelve (12) months. For avoidance of doubt, and without limiting the foregoing, any failure of the Vornado Parties or the JBG Parties (as applicable) to effect the Closing as required by Section 2.1 shall be a willful and intentional material breach of this Agreement by such parties and shall be deemed to constitute a Willful Breach. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Entity or other Person to which they were made.

ARTICLE IX

MISCELLANEOUS

Section 9.1.                                 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by their respective boards of directors, boards of trustees, general partners or other similar governing body or entity at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 9.2.                                 Waiver. At any time prior to the Closing, subject to applicable Law, any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 9.1, waive compliance with any agreement or condition contained herein.

Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.3.                                 Non-Survival. None of the representations, warranties, pre-Closing covenants or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing; provided, however, that this Section 9.3 shall not limit any covenant or agreement of the Parties to the extent such covenant or agreement by its terms contemplates performance after the Closing, which shall survive the Closing.

Section 9.4.                                 Expenses. Except as may be otherwise expressly contemplated herein, all Expenses incurred in connection with this Agreement and the Transactions (including Financial Advisor Expenses) shall be paid by the Party incurring such Expenses in the event the Closing does not occur unless the Closing does not occur by reason of the other Party’s Willful Breach, breach of representation or warranty or breach or default of covenant which results in a condition in Section 7.1, Section 7.2 or Section 7.3 not to be satisfied (it being agreed, for clarity, that a failure of the condition in Section 7.2(g) to be satisfied on account of the death, disability or incapacity of one or more of the individuals listed on Section 7.2(g) of the Vornado Disclosure Letter shall not be deemed a breach or default of covenant by the JBG Parties for purposes of this sentence). In the event that the Closing occurs, Newco and Newco OP shall pay all bona fide third party Expenses (which, for the avoidance of doubt, shall not include any expenses incurred by the JBG Parties or their Affiliates solely in connection with the proposed initial public offering of the JBG Parties or the proposed transaction between the JBG Parties and New York REIT, Inc.) incurred by the Parties in connection with this Agreement, the Restructuring Transactions and the other Transactions (and shall reimburse the JBG Parties and the Vornado Parties for any such Expenses previously paid by them), other than Consent Expenses, Financial Advisor Expenses and the expenses set forth in Section 6.1(f) of the JBG Disclosure Letter and the Vornado Disclosure Letter below the cap described therein; provided, that if the JBG Management Entities incur Indebtedness in amounts permitted by Section 5.5(b)(xiv), then the JBG Parties agree to apply any reimbursement for Expenses from Newco and Newco OP to the repayment of such Indebtedness until the same is fully repaid. On or before the Closing, the JBG Parties and the Vornado Parties shall pay their respective Consent Expenses, Financial Advisor Expenses and the expenses set forth in Section 6.1(f) of the JBG Disclosure Letter and the Vornado Disclosure Letter below the cap described therein.

Section 9.5.                                 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if delivered personally; (ii) when transmitted if transmitted by e-mail of a pdf attachment and the hard copy is sent by the next Business Day by reliable overnight delivery service (with proof of service) or hand delivery); and (iii) the Business Day after it is sent, if sent for next day delivery by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.5):

if to the Vornado Parties, to:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention:	Secretary and General Counsel
E-mail:	arice@vno.com

Vornado Realty
888 Seventh Avenue
New York, New York 10019
Attention:	Executive Vice President — Chief Investment Officer
E-mail:	mfranco@vno.com

Vornado Realty Trust
210 Route 4 East
Paramus, New Jersey 07652
Attention:	Executive Vice President — Finance and
Chief Administrative Officer
E-mail:	jmacnow@vno.com

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Arthur S. Adler, Esq.
E-mail:	adlera@sullcrom.com

if to the JBG Parties, to:

JBG Properties Inc.
4445 Willard Avenue, Suite 400
Chevy Chase, Maryland 20815
Attention:	W. Matthew Kelly
E-mail:	mkelly@jbg.com

with copies to (which shall not constitute notice):

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, District of Columbia 20004

Attention:	David W. Bonser, Esq.
E-mail:	david.bonser@hoganlovells.com

Section 9.6.                                 Certain Definitions. For the purposes of this Agreement, the term:

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Treatment” has the meaning ascribed to such term in the Tax Matters Agreement.

“Ancillary Documents” means the Separation and Distribution Agreement, the JBG Fund Contribution Agreements, the JBG Managing Member Contribution Agreements, the JBG Properties Contribution Agreement, the JBG Partnership Merger Agreement, the JBG LLC Merger Agreement, the Registration Rights Agreements, the Declaration of Trust Amendment and Restatement, the Bylaws Amendment and Restatement, the Partnership Agreement Amendment and Restatement, the Employment Agreements, the Employee Matters Agreement, the Transition Services Agreement, the Tax Matters Agreement, the GP Subcontracts, the Cleaning Services Agreement and each other document or instrument contemplated hereby to be executed and delivered by any of the Parties at or prior to the Closing.

“Atlantic REIT” means JBG/Atlantic REIT, L.L.C.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City or Washington D.C. are authorized or required by Law to close.

“Cash Consideration Cap” means five million dollars ($5,000,000).

“Cash Contributed at Closing by JBG” means the product of (x) a fraction, the numerator of which is the aggregate of the Asset Values of the JBG Parties’ JBG Included Assets (as determined in accordance with Section 1.5 and Section 1.6(a), and including, for clarity, all JBG Included Assets initially designated as Kickout Interests that are subsequently included in the transaction following the receipt of all applicable Required JBG Consents), and the denominator of which is the aggregate of the Asset Values of the Vornado Included Assets (as determined in accordance with Section 1.5 and Section 1.6(a), and including, for clarity, all Vornado Included Assets initially designated as Kickout Interests that are subsequently included in the transaction following the receipt of all applicable Required Vornado Consents), multiplied by (y) $200,000,000.

“Cash Contributed at Closing by Vornado” means $200,000,000.

“Closing Date Payments” means the payment in full, in cash, of the aggregate Expenses of the Parties other than Consent Expenses, Financial Advisor Expenses and the expenses set forth on Section 6.1(f) of the JBG Disclosure Letter and the Vornado Disclosure Letter below the cap described therein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that, except as otherwise set forth herein (including, for clarity, any provision of this Agreement requiring a Person to expend funds in given amounts), a Person required to use Commercially Reasonable Efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person under this Agreement or the transactions contemplated hereby, to consummate the Closing at any time prior to the date determined in accordance with Section 2.1, to make any change to its business, to incur any material fees or expenses (other than reasonable or customary consent fees not to exceed the amounts set forth on Section 9.6(a) of the Vornado Disclosure Letter and Section 9.6(a) of the JBG Disclosure Letter, normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material obligation or liability.

“Confidential Information” means all confidential and proprietary information of the Disclosing Party, including, but not limited to, all documents, financial statements, reports, forecasts, projections, surveys, diagrams, records, engineering reports and all other written or oral information, as well as diskettes and other forms of electronically transmitted data, furnished or made available by the Disclosing Party to, or at the direction of, the Receiving Party, or the Receiving Party’s Representatives relating to the Disclosing Party, the Transaction or directly related matters to, as well as any written memoranda, notes, analyses, reports, compilations, or studies prepared by the Receiving Party or any of its Representatives (in whatever form of medium) that contain, or are derived from, such information. Confidential Information shall also include the fact that Confidential Information has been furnished or made available, that discussions or negotiations are taking place concerning the Transaction, or any of the terms, conditions or other facts with respect to the Transaction, including the status thereof. Notwithstanding the foregoing, Confidential Information does not include information furnished or made available by or on behalf of the Disclosing Party if such information (a) is or becomes generally available to the public, other than as a result of disclosure by or through the Receiving Party or its Representatives in violation of this agreement; (b) was already in the possession of the Receiving Party prior to its disclosure hereunder; (c) becomes available to the Receiving Party from a source (other than the Disclosing Party or its Representatives) not bound, to the knowledge of the Receiving Party or its Representatives, by any obligation of confidentiality to the Disclosing Party with respect to such information; or (d) is independently developed by the Receiving Party or its Representatives without the use of any Confidential Information. Consistent with the foregoing, (i) as to all Confidential Information about the Vornado Included

Entities, Vornado Included Assets, JBG Included Entities and JBG Included Assets, from and after the Closing, such Confidential Information shall be Confidential Information of Newco and Newco OP, (ii) with respect to all Confidential Information about the JBG Excluded Assets or any of the JBG Parties (other than any JBG Included Entities, such Confidential Information shall remain be Confidential Information of the JBG Parties and (iii) with respect to all Confidential Information about the Vornado Excluded Assets or any of the Vornado Parties (other than the Newco, Newco OP and any Vornado Included Entities, such Confidential Information shall remain Confidential Information of the Vornado Parties.

“Consent Expenses” means (i) any assumption, consent or transfer fees owed or otherwise charged by the applicable counterparty (or its servicer or representative) in connection with obtaining any Required Consents, (ii) all refinancing costs and expenses (including, without limitation, brokerage fees, origination fees, title insurance premiums and other costs incurred or reimbursed to a lender) relating to any refinanced Indebtedness in respect of any Included Properties as a result of a Debt Refinancing, a Failed Loan Assumption or otherwise, (iii) all prepayment premiums and penalties and “make-wholes” that result from the refinancing of any Indebtedness in respect of any Included Property as a result of a Debt Refinancing, a Failed Loan Assumption or otherwise, (iv) all costs to provide replacement collateral required to defease any Indebtedness in respect of any Included Property as a result of a Debt Refinancing, a Failed Loan Assumption or otherwise, (v) all processing fees charged by a lender or a servicer in order to submit application packages relating to the assumption of any Indebtedness in respect of any Included Property, (vi) all applicable mortgage taxes, intangible taxes, documentary stamp taxes and recordation charges relating to any assumption of any Indebtedness in respect of any Included Property or a refinancing thereof, (vii) any third party, out-of-pocket costs and expenses, including attorneys’ fees and expenses charged by a lender in connection with the assumption of any Indebtedness relating to any Included Property or the refinancing thereof, and (viii) any third party, out-of-pocket costs and expenses, including attorneys’ fees and expenses charged by a lender, landlord or Joint Venture Partner in connection with the consideration of, and/or the documentation of, any Required Debt Consent, Required Ground Lease Consent or Required JV Consent, as applicable.

“Consideration” means, collectively, the Cash Consideration and the Equity Consideration.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral, but excluding any Vornado Leases, JBG Leases and any ground lease affecting an Included Property.

“Core REITs” means 151 Q Street REIT, L.L.C., Fairways Residential REIT, L.L.C., JBG/Foundry Office REIT, L.L.C., JBG/Pickett Office REIT, L.L.C., and JBG/Woodbridge REIT, L.L.C.

“Disclosing Party” means either the JBG Parties or the Vornado Parties, as applicable, when such Party is acting in its capacity as the provider of Confidential Information and any Representative thereof providing information hereunder.

“Distributions” means, during the applicable period, any of the following: (i) the declaration or payment of any dividend or any other distribution in respect of the partnership, membership or other ownership interests or any payment made to the direct or indirect holders (in their capacities as such) of the partnership, limited liability company or other entity, or (ii) the purchase, redemption or other acquisition or retirement for value by of any Equity Interest in such entity.

“Environmental Law” means any and all applicable Laws which (i) regulate or relate to the protection or clean-up of natural resources or the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees, with respect to exposure to Hazardous Substances; or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permits” means any material permit, exemption, license, authorization or approval required under applicable Environmental Laws.

“Equity Interest” means, with respect to any entity, any share, capital stock, partnership, member or similar interest in such entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations, rules and other guidance promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, any Party as defined in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations, rules and other guidance promulgated thereunder.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts and consultants to a Party and its affiliates, except to the extent constituting Financial Advisor Expenses) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of equityholder and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, the obtaining of the licenses, approvals, permits and registrations described on Section 7.2(h) of the JBG Disclosure Letter, any filings with the SEC and all other matters related to the consummation of the Transactions, including debt assumption costs and expenses (except to the extent constituting Consent Expenses), mortgage recording fees and Transfer Taxes.

“Failed Loan Assumption” means the rejection by a lender or servicer (acting on behalf of a lender) to consent to the direct or indirect transfer of an Included Property in accordance with the Transactions.

“Financial Advisor Expenses” means all amounts, whether contractual or otherwise, to be paid to a broker, investment banker, financial advisor, including, with respect to the Vornado Parties, the amounts described in Section 3.24, and with respect to the JBG Parties, the amounts described in Section 4.27.

“Financing Sources” means the entities that provide or arrange or otherwise have entered into agreements in connection with all or any part of the Credit Facility in connection with the Transactions, together with their respective Affiliates, and their respective Affiliates’ officers, directors, trustees, employees, agents and representatives and their respective successors and assigns.

“First Applicable Year” means, in the case of any REIT, its taxable year that ended on December 31 of the year for which it made its initial REIT election pursuant to Section 856(c)(1) of the Code.

“GAAP” means U.S. generally accepted accounting principles, applied on a consistent basis (except as may be indicated in the notes to financial statements or, in the case of interim financial statements, for normal year-end adjustments).

“Governing Documents” means (a) the articles or certificate of formation or incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Group” means either the JBG Parties taken as a whole or the Vornado Parties taken as a whole.

“H Street” means H Street Building Corporation, a Delaware corporation, and any corporation to which the tax attributes of H Street enumerated in Section 381(c) of the Code are carried over in a transaction to which Section 381(a) of the Code applies.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control, remediation or with respect to which liability may be imposed under any Environmental Laws, including any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.

“Included Assets” means, collectively, the JBG Included Assets and the Vornado Included Assets.

“Included Interest” means a JBG Included Interest or a Vornado Included Interest. “Included Property” means a JBG Included Property or a Vornado Included Property. “Indebtedness” means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all indebtedness evidenced by a note, bond, debenture or other similar instrument or debt security, (iii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iv) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (v) all obligations under capital leases, (vi) all obligations in respect of bankers acceptances or letters of credit, (vii) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (viii) any guarantee (other than customary non-recourse carve-out or “bad boy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Intercompany Indebtedness” means Indebtedness with respect to which both the borrower and the lender either are Vornado Parties and their Affiliates and Subsidiaries or are JBG Parties and their Affiliates and Subsidiaries.

“Interest Payments” means, during the applicable period, all interest payments, including the net cash costs or benefits under all interest rate protection agreements related to the applicable Indebtedness, made in accordance with the loan documents evidencing Indebtedness for borrowed money, excluding any interest payments that would be capitalized under GAAP.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“JBG Benefit Plan” means each Plan which is sponsored, maintained or contributed to, or required to be contributed to, by to the JBG Included Entities or the JBG Management Entities or that provides, or under which any JBG Party or its Subsidiary has any obligation or liability to provide compensation or benefits to or for the benefit of any current or former JBG Employee, or the spouses, beneficiaries or other dependents thereof.

“JBG Corporate Entities” means Fund VIII REIT, Atlantic REIT, the Core REITs, 51 N 50 Patterson Corporate Member, L.L.C., JBG/Landbay G Corporate Member, L.L.C., the JBG TRSs and JBG Properties.

“JBG Employees” means any current or former employees of the JBG Included Entities or the JBG Management Entities.

“JBG Included Assets” means, in addition to the JBG Included Interests, JBG Operating Partners and the assets and liabilities of JBG Properties, all assets, liabilities and properties of the JBG Funds and their Subsidiaries related to the JBG Included Properties and JBG Included Interests or the proceeds from any sale thereof.

“JBG Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operation or financial condition of the JBG Included Assets, taken as a whole; provided, however, that no effect, change, event or occurrence resulting or arising from the following shall be deemed to constitute a JBG Material Adverse Effect or shall be taken into account when determining whether a JBG Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes in general United States or global political, regulatory or economic conditions, or the capital, financial or securities markets, including changes in interest rates, to the extent that such changes do not have a disproportionately greater adverse impact on the JBG Parties and their Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the JBG Parties and their Subsidiaries operate generally, (ii) any changes generally affecting the industries or markets in which the JBG Parties and their Subsidiaries operate to the extent that such changes do not disproportionately have a greater adverse impact on the JBG Parties and their Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the JBG Parties operate generally, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations), (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the JBG Parties and their Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the JBG Parties operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Vornado Parties, (vi) any effect, change, event or occurrence attributable to the negotiation, execution, announcement or other public disclosure or performance of this Agreement and the Transactions or the impact of such negotiation, execution, announcement, disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, Joint Venture Partners or other Persons with business relationships with the JBG Parties or their Subsidiaries, or any action by a Governmental Entity or any Action or dispute brought or threatened arising out of or relating from such negotiation, execution, announcement, disclosure or performance (provided that this clause (vi) shall not apply with respect to Section 4.3 of this Agreement), (vii) any failure by the JBG Parties to meet any internal or published projections, estimates or expectations of the JBG Parties’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the JBG Parties to meet their internal budgets, plans or forecasts of their revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “JBG Material Adverse Effect” may be taken into account, unless such fact or occurrence is otherwise excluded from this definition), and (viii) any effect, change, event or occurrence after the date hereof arising out of changes in geopolitical conditions, acts of terrorism, civil disobedience or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on the JBG Parties and their Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the JBG Parties operate generally.

“JBG Permitted Liens” means all of the following: (i) the matters set forth in any title insurance policy evidencing title insurance with respect to a JBG Included Property provided to the Vornado Parties prior to the date hereof, (ii) the JBG Leases and any ground lease affecting any of the JBG Included Properties as of the date hereof, or amendments or modifications to the foregoing, entered into after the date hereof in accordance with the terms of this Agreement, (iii) Liens for current real estate taxes and special assessments which are not yet due and payable (subject to apportionment in accordance with the terms hereof), (iv) standard exceptions and provisions contained in the form of owner’s title insurance policies for each of the JBG Included Properties, (v) subject to the adjustments provided for herein and to the extent due after Closing, any charges for service, installation, connection, maintenance, sewer, water, electricity, telephone, cable television or gas, (vi) rights of vendors and holders of security interests on personal property installed at any JBG Included Property by tenants under JBG Leases in effect on the date hereof or entered into after the date hereof in accordance with the terms of this Agreement, (vii) to the extent permitted under the JBG Leases in effect on the date hereof or entered into after the date hereof in accordance with the terms of this Agreement, rights of tenants to remove fixtures at the expiration of the term of the JBG Leases of such tenants, (viii) mechanics liens arising by or through the tenants under any JBG Leases affecting the JBG Included Assets, (ix) any exceptions created by the ground lessor pursuant to any ground lease on the fee interest of the relevant property, (x) Laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of any JBG Included Property currently or hereinafter imposed by any governmental or quasi-governmental body or authority, (xi) Liens relating to Indebtedness that is disclosed in Section 4.16(a)(v) of the JBG Disclosure Letter, and (xii) such other easements, covenants, restrictions and other matters affecting title to the JBG Included Asset that do not have a JBG Material Adverse Effect on the applicable JBG Included Asset. In no event shall any JBG right of first refusal under Section 6.1 constitute a JBG Permitted Lien.

“JBG REIT Counsel” means Hogan Lovells US LLP.

“JBG REITs” means Fund VIII REIT, Atlantic REIT and the Core REITs.

“JBG Service Provider” means any employee (including any JBG Employee), consultant, director or other service provider of the JBG Included Entities or the JBG Management Entities or who is engaged or employed at, or principally provides services to, any of the JBG Included Properties.

“JBG Tax Group” means the JBG Parties and the JBG Included Entities, together with any person (i) whose ownership of stock would be attributable to or aggregated with the JBG Parties under Section 355(d)(8) or 355(e)(4)(C) of the Code, (ii) who is a member of any “coordinating group” (within the meaning of Treasury Regulation Section 1.355-7(h)(4)) that includes any of the JBG Parties or the JBG Included Entities, or (iii) who is acting pursuant to a “plan or arrangement” (within the meaning of Section 355(d)(7)(B) of the Code) with any of the JBG Parties or the JBG Included Entities.

“JBG TRSs” means the Taxable REIT Subsidiaries of the JBG REITs which include: Fund VIII TRS, L.L.C., JBG/Fund VIII Services, L.L.C., JBG/New York Hotel Operator, L.L.C., JBG/Crystal City Hotel Operator, L.L.C., JBG/151 Q Street Services, L.L.C., and JBG/Foundry Office Services, L.L.C].

“Joint Venture” means any Person owning, directly or indirectly, any interests in any Included Properties and in which one or more Parties owns Equity Interests and which Person is not wholly owned, directly or indirectly, by such Parties.

“Joint Venture Agreement” means any partnership agreement, limited partnership agreement, shareholders’ agreement, limited liability company operating agreement, joint venture agreement (or the equivalent), together with all amendments, amendment and restatements, addendums, side letters and joinders in respect of which any of the Joint Ventures is governed.

“Joint Venture Partner” means any Person, other than a Party, which holds a direct or indirect legal or beneficial right, title or interest or the right or option to acquire such right, title or interest, in a Joint Venture.

“Kickout Interest” means any Included Interest that is deemed to be a “Kickout Interest” pursuant to Section 5.2(f) or another provision of this Agreement.

“knowledge” means, with respect to any Vornado Party, the actual knowledge of any of the persons listed on Section 9.6(b) of the Vornado Disclosure Letter as of the date hereof.

“knowledge” means, with respect to any JBG Party, the actual knowledge of any of the persons listed on Section 9.6(b) of the JBG Disclosure Letter as of the date hereof.

“Law” means any law, common law, statute, code, rule, regulation, order, ordinance, judgment or decree or other requirement or rule of law of any Governmental Entity having the effect of law.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, damage, judgment, cause of action or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether matured or unmatured, regardless of when asserted.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Net Working Capital” means, with respect to any JBG Included Entity or Vornado Included Entity, the difference between:

(i)                                     all current assets, including:

(a)                                 restricted cash and escrows (including lender-controlled accounts), except restricted accounts for tenant security deposits,

(b)                                 accounts receivable from tenants and other third parties,

(d)                                 allowances for doubtful accounts (with 50% credit for non-GSA tenant receivables more than sixty (60) days past due and with no credit for receivables from bankrupt or insolvent tenants, for amounts disputed by the GSA or non-GSA tenant receivables more than one hundred twenty (120) days past due),

(e)                                  prepaid expenses (including real estate taxes and insurance), and

(f)                                   all other current assets (i.e., assets that settle in cash within twelve (12) months).

minus

(ii)                                  all current liabilities, including:

(a)                                 accounts payable,

(b)                                 accrued expenses,

(c)                                  prepaid rent,

(d)                                 amounts due to tenants, and

(e)                                  all other current liabilities (i.e., liabilities that settle in cash within twelve (12) months).

The foregoing amounts shall each be determined in accordance with the accrual basis of accounting. For the avoidance of doubt, none of the following items shall be taken into consideration in any calculation of Net Working Capital:

(1)                                 unrestricted cash,

(2)                                 cash contributed by the Parties at Closing (including by means of repayment of intercompany debt),

(3)                                 cash and liabilities related to tenant security deposits,

(4)                                 fixed assets (e.g., property, plant & equipment),

(5)                                 straight-line rent receivables,

(6)                                 deferred compensation plans,

(7)                                 mortgage loans and other long-term Indebtedness,

(8)                                 intercompany accounts that are wholly among Included Entities or that will be eliminated by or in connection with the Closing,

(9)                                 accrued Leasing Costs (it being agreed that adjustments on account of Leasing Costs are otherwise addressed by Section 1.5(b)),

(10)                          accrued capital improvements (it being agreed that adjustments on account of capital improvements are otherwise addressed by Section 1.5(b)),

(11)                          accrued Acquisition and Development Costs (it being agreed that adjustments on account of Acquisition and Development Costs are otherwise addressed by Section 1.5(b)) and

(12)                          any other items that are the subject of an adjustment to Asset Values pursuant to clauses (A) through (G) of Section 1.5(b)(i) or clauses (A) through (D) of Section 1.5(b)(ii).

“Newco Board” means the board of trustees of Newco.

“Newco Shares” means common shares of beneficial interest, par value ($0.01) per share, of Newco.

“NYSE” means the New York Stock Exchange.

“OP Units” means a partnership unit designated by Newco OP as an OP Unit under the Partnership Agreement.

“Partnership Agreement” means the Agreement of Limited Partnership of Newco OP entered into on October 31, 2016.

“Person” means a natural person, sole proprietorship, firm, entity, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, unincorporated syndicate, unincorporated organization, joint venture, Governmental Entity or other entity or organization.

“Plan” means (i) each employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, retention, transaction and change in control arrangement, agreement, policy or commitment, (ii) each stock option, restricted stock, deferred stock, performance stock, stock appreciation, stock unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, and (iii) each pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, savings, life, health, disability, accident, medical, dental, vision, death benefit, cafeteria, insurance, flexible spending, adoption assistance, employee assistance, tuition reimbursement, vacation, paid-time- off, perquisite, outplacement, welfare benefit, fringe benefit and other similar compensation or benefit plan, program, arrangement, agreement, policy (whether formal or informal) or commitment, including in each case each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Post-Closing Consideration Number” means, with respect to any Included Interest contributed to Newco OP subsequent to the Closing in accordance with Section 1.6(c), the product of (x) a fraction, the numerator of which is the Asset Value of the applicable Included Interest as adjusted in accordance with Section 1.5, and the denominator of which is the sum of (1) the aggregate of the Asset Values, each as adjusted in accordance with Section 1.5, of all Included Assets (excluding any Kickout Interests as of the Closing Date but, for clarity, including any Included Interest previously contributed to Newco OP subsequent to the Closing in accordance with Section 1.6(c), and including, without duplication, the Asset Value of the Vornado management business) plus all Cash Contributed at Closing by JBG plus all Cash Contributed at Closing by Vornado, multiplied by (y) the sum of the number of OP Units

(excluding any OP Units issued as equity incentive awards) issued and outstanding immediately after the Closing plus, in the event the Credit Facility is utilized to pay any Cash Consideration pursuant to Section 1.7(b), the number of additional OP Units that would have been issued at Closing had the recipients of such Cash Consideration received Equity Consideration plus the number of OP Units previously issued in connection with the contribution of any Included Interest subsequent to the Closing in accordance with Section 1.6(c). For purposes of this definition, the Asset Value of each Included Interest contributed subsequent to the Closing in accordance with Section 1.6(c) shall be determined in accordance with Section 1.5, except that all references to the “Closing Date” in Section 1.5(b) shall be deemed to refer to the date on which such Vornado Included Interest is actually contributed to Newco or its Subsidiary.

“Reasonable Cause Exceptions” means the “reasonable cause” exceptions specified in Section 856(c)(6), Section 856(c)(7), Section 856(g)(4), or Section 856(g)(5) of the Code.

“Receiving Party” means either the JBG Parties or the Vornado Parties, as applicable, when such Party is acting in its capacity as the recipient of Confidential Information.

“Related Party” means (i) with respect to the Vornado Parties, any former, current or future officers, employees, directors, trustees, partners, equityholders, managers, members, Affiliates or agents of Vornado or any Vornado Subsidiary, and the family members of each such person (other than the JBG Parties) and (ii) with respect to the JBG Parties, the principals and executive officers of any JBG Party or its Subsidiaries, Affiliates and members of the family of each such person (other than the Vornado Parties).

“Representatives” means a Person’s Affiliates and a Person’s and its Affiliates’ directors, officers, trustees, employees, consultants, financial advisors, partners, Subsidiaries, shareholders, co-investors, joint venture partners, existing financing sources, accountants, legal counsel, investment bankers, and other agents, advisors and representatives.

“Required Consent” means a Required JBG Consent or a Required Vornado Consent. “Required Debt Consent” means a Required JBG Debt Consent or a Required Vornado Debt Consent.

“Required Ground Lease Consent” means a Required JBG Ground Lease Consent or a Required Vornado Ground Lease Consent.

“Required JBG Consents” means, collectively, the Required JBG Debt Consents, the Required JBG Ground Lease Consents and the Required JBG JV Consents.

“Required JV Consent” means a Required JBG JV Consent or a Required Vornado JV Consent.

“Required Vornado Consents” means, collectively, the Required Vornado Debt Consents, the Required Vornado Ground Lease Consents and the Required Vornado JV Consents.

“SDAT” means the State Department of Assessments and Taxation of Maryland. “SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and all regulations, rules and other guidance promulgated thereunder.

“Share Number” means the product of (x) a fraction, the numerator of which is the aggregate of the Asset Values of the JBG Parties’ JBG Included Assets (as determined in accordance with Section 1.5 and Section 1.6(a), and including, for clarity, all JBG Included Assets initially designated as Kickout Interests that are subsequently included in the transaction at the Closing Date following the receipt of all applicable Required JBG Consents) and of the Cash Contributed at Closing by JBG, and the denominator of which is the aggregate of the Asset Values of the Vornado Included Assets (as determined in accordance with Section 1.5 and Section 1.6(a), including, without duplication, the Asset Value of the Vornado management business and including, for clarity, all Vornado Included Assets initially designated as Kickout Interests that are subsequently included in the transaction at the Closing Date following the receipt of all applicable Required Vornado Consents) and of the Cash Contributed at Closing by Vornado, multiplied by (y) a figure equal to the sum of the number of OP Units received by partners of Vornado OP (other than Vornado) pursuant to the Vornado OP Distribution of OP Units (as defined in Section 1.1 of the Vornado Disclosure Letter) plus the number of Newco Shares received by shareholders of Vornado pursuant to the Vornado Distribution (as defined in Section 1.1 of the Vornado Disclosure Letter). An example of the calculation of the Share Number, which is provided for illustrative purposes only, is attached hereto as Schedule D.

“Sophisticated Investor” means an investor who is not an Accredited Investor who either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that such investor is capable of evaluating the merits and risks of an investment in the Equity Consideration, or who Newco or Newco OP reasonably believes immediately prior to issuing such Equity Consideration comes within this description, as contemplated in Rule 506(b)(ii) promulgated under the Securities Act.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other Equity Interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) with respect to a partnership or any limited liability company, such Person or any other Affiliate of such Person is a general partner or managing member of such partnership or limited liability company. Notwithstanding the above, with regard to each JBG Fund, a “Subsidiary” means only a JBG Included Entity in which such JBG Fund has a direct or indirect Equity Interest.

“Tax” or “Taxes” has the meaning ascribed to such term in the Tax Matters Agreement.

“Tax Return” has the meaning ascribed to such term in the Tax Matters Agreement.

“Trading Price” means the average of the high and the low trading prices of Newco Shares on the New York Stock Exchange on the Closing Date.

“Treasury Regulations” means the U.S. Treasury Regulations, promulgated under the Code.

“UBI” means Universal Building Inc. and any corporation to which the tax attributes of UBI enumerated in Section 381(c) of the Code are carried over in a transaction to which Section 381(a) of the Code applies.

“Valuation Date” means (i) the date indicated on Section 9.6(c) of the Vornado Disclosure Letter, as to the Vornado Included Assets, and (ii) the date indicated on Section 9.6(c) of the JBG Disclosure Letter, as to the JBG Included Assets.

“Vornado Benefit Plan” means each Plan which is sponsored, maintained or contributed to, or required to be contributed to, by the Vornado Parties, or in which any Vornado Service Provider participates or under which any Vornado Party or its Subsidiary has any obligation or liability to provide compensation or benefits to or for the benefit of any current or former Vornado Service Provider, or the spouses, beneficiaries or other dependents thereof.

“Vornado Included Assets” means, in addition to the Vornado Included Interests, all assets, and properties of the Vornado Parties and their Subsidiaries related to the Vornado Included Properties, the Vornado Included Interests and the Vornado Included Investments or the proceeds from any sale thereof that comprise the Newco Assets (as defined in the Separation and Distribution Agreement), but excluding any Vornado Excluded Assets.

“Vornado Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Vornado Included Assets, taken as a whole; provided, however, that no effect, change, event or occurrence resulting or arising from the following shall be deemed to constitute a Vornado Material Adverse Effect or shall be taken into account when determining whether a Vornado Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes in general United States or global political, regulatory or economic conditions, or the capital, financial or securities markets, including changes in interest rates, to the extent that such changes do not disproportionately have a greater adverse impact on the Vornado Included Entities, taken as a whole, relative to other similarly situated participants in the industries in which the Vornado Included Entities operate generally, (ii) any changes generally affecting the industries or markets in which the Vornado Included Entities operate to the extent that such changes do not disproportionately have a greater adverse impact on the Vornado Included Entities, taken as a whole, relative to other similarly situated participants in the industries in which the Vornado Included Entities operate generally, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards

Board Statements of Financial Accounting Standards and Interpretations), (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the Vornado Included Entities, taken as a whole, relative to other similarly situated participants in the industries in which the Vornado Included Entities operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the JBG Parties, (vi) any effect, change, event or occurrence attributable to the negotiation, execution, announcement or other public disclosure or performance of this Agreement and the Transactions or the impact of such negotiation, execution, announcement, disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, Joint Venture Partners or other Persons with business relationships with Vornado or any Vornado Subsidiary, or any action by a Governmental Entity or any Action or dispute brought or threatened arising out of or relating from such negotiation, execution, announcement, disclosure or performance (provided that this clause (vi) shall not apply with respect to Section 3.5 of this Agreement), (vii) any failure by the Vornado Included Entities to meet any internal or published projections, estimates or expectations of their revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Vornado Included Entities to meet their internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Vornado Material Adverse Effect” may be taken into account, unless such fact or occurrence is otherwise excluded from this definition), and (viii) any effect, change, event or occurrence after the date hereof arising out of changes in geopolitical conditions, acts of terrorism, civil disobedience or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on the Vornado Included Entities, taken as a whole, relative to other similarly situated participants in the industries in which the Vornado Included Entities operate generally.

“Vornado Permitted Liens” means all of the following: (i) the matters set forth in any title insurance policy evidencing title insurance with respect to a Vornado Included Property provided to the JBG Parties prior to the date hereof, (ii) the Vornado Leases and the ground leases affecting any of the Vornado Included Properties as of the date hereof, or amendments or modifications to the foregoing, entered into after the date hereof in accordance with the terms of this Agreement, (iii) Liens for current real estate taxes and special assessments which are not yet due and payable (subject to apportionment in accordance with the terms hereof), (iv) standard exceptions and provisions contained in the form of owner’s title insurance policies for each of the Vornado Included Properties, (v) subject to the adjustments provided for herein and to the extent due after Closing, any charges for service, installation, connection, maintenance, sewer, water, electricity, telephone, cable television or gas, (vi) rights of vendors and holders of security interests on personal property installed at any Vornado Included Property by tenants under

Vornado Leases in effect on the date hereof or entered into after the date hereof in accordance with the terms of this Agreement, (vii) to the extent permitted under the Vornado Leases in effect on the date hereof or entered into after the date hereof in accordance with the terms of this Agreement, rights of tenants to remove fixtures at the expiration of the term of the Vornado Leases of such tenants, (viii) mechanics liens arising by or through the tenants under any Vornado Leases affecting Vornado Included Properties, (ix) any exceptions created by the ground lessor pursuant to any ground lease on the fee interest of the relevant property, (x) Laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of any Vornado Included Property currently or hereinafter imposed by any governmental or quasi-governmental body or authority; (xi) Liens relating to Indebtedness that is disclosed in Section 3.11(a)(v) of the Vornado Disclosure Letter; and (xii) any other non-monetary Liens, limitations, restrictions or title defects first arising from and after the date of this Agreement in the ordinary course of operation of the applicable Vornado Included Asset that do not have a Vornado Material Adverse Effect on the applicable Vornado Included Property.

“Vornado REIT Counsel” means Sullivan & Cromwell LLP.

“Vornado REITs” means H Street, Vornado 17th Street LLC, UBI and Vornado Warner LLC.

“Vornado SEC Filings” means all forms, reports, schedules, statements and documents required to be filed or furnished by Vornado or Vornado OP under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto.

“Vornado Service Provider” means any employee, consultant, director or other service provider of the Vornado Included Entities.

“Vornado TRSs” means CESC TRS Inc., CESC Engineering TRS Inc., VNO Crystal City TRS Inc., VNO Crystal City Marriott Inc., The Commerce Metro Center Association of Co- Owners, Washington CESC TRS Inc. and Washington Mart TRS Inc.

“Willful Breach” means a material breach or material default of this Agreement that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of this Agreement.

Section 9.7.                                 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“3-14 Financial Statements”	Section 4.6
“Accountants”	Section 5.9(a)
“Acquisition and Development Costs”	Section 1.5(b)(i)
“Action”	Section 3.9
“Agreement”	Preamble

“Anti-Money Laundering Laws”	Section 3.27
“Asset Value”	Section 1.5(a)
“Board Designees”	Section 5.13(a)
“Bylaws Amendment and Restatement”	Section 5.14
“Cash Consideration”	Section 1.7(b)
“Chosen Courts”	Section 9.12(b)
“Cleaning Services Agreements”	Section 6.6(c)
“Closing”	Section 2.1
“Closing Date”	Section 2.1
“Combination Transactions”	Section 1.2
“Continuing Employee”	Section 6.4(a)
“County”	Section 6.1(b)
“Credited Post-Revaluation Time Amounts”	Section 1.5(d)
“Credit Facility”	Section 5.7(a)
“Credit Facility Refinancing Draw”	Section 5.2(f)(i)
“DC Multifamily Properties”	Section 6.1(c)
“DC Rights Holders”	Section 6.1(c)
“Debt Refinancing”	Section 5.2(f)(i)
“Declaration of Trust Amendment and Restatement”	Section 3.5(b)
“Employee Matters Agreement”	Section 2.2(j)
“Employment Agreements”	Recitals
“Equity Consideration”	Section 1.4
“Equity Issuance”	Recitals
“Excluded Managing Member Interest”	Section 5.2(f)(iii-iv)
“Form 10”	Section 3.21
“Fund VI”	Section 1.2(a)
“Fund VII”	Section 1.2(b)
“Fund VIII”	Section 1.2(c)
“Fund IX”	Section 1.2(d)
“Fund VIII REIT”	Section 1.2(c)
“Governmental Entity”	Section 3.5(a)
“GP Subcontracts”	Section 2.2(p)
“Historic Vornado Assets”	Section 6.3(c)
“HSR Act”	Section 3.5(b)
“Issued Newco Shares”	Section 1.7(d)
“Issued OP Units”	Section 1.7(d)
“JBG Advisory Agreement”	Section 4.15(b)
“JBG Board Designee”	Section 5.13(a)
“JBG Contribution Agreements”	Section 1.2(f)(iii)

“JBG Designee”	Section 1.7(a)
“JBG Development Property”	Section 4.10(a)
“JBG Disclosure Letter”	Article IV
“JBG Election Schedule”	Section 1.7(a)
“JBG Excluded Assets”	Recitals
“JBG Excluded Properties”	Recitals
“JBG Financial Statements”	Section 4.6
“JBG Fund Contribution Agreement”	Section 1.2(c)
“JBG Funds”	Preamble
“JBG Ground Leases”	Section 4.9(h)
“JBG Included Entity”	Recitals
“JBG Included Interests”	Recitals
“JBG Included Properties”	Recitals
“JBG Insurance Policies”	Section 4.25
“JBG Investor Questionnaire”	Section 4.5(b)
“JBG Leases”	Section 4.9(i)
“JBG LLC Merger Agreement”	Section 1.2(a)
“JBG Management Entities”	Preamble
“JBG Managing Member Contribution Agreement”	Section 1.2(f)(iii)
“JBG Managing Member Entities”	Recitals
“JBG Material Contract”	Section 4.16(a)
“JBG Merger Agreements”	Section 1.2(f)(i)
“JBG Newco REIT Opinion”	Section 7.3(e)(ii)
“JBG Operating Partners”	Preamble
“JBG Operating Partners Financial Statements”	Section 4.6
“JBG Parties”	Preamble
“JBG Partnership Merger Agreement”	Section 1.2(f)(i)
“JBG Permits”	Section 4.14(b)
“JBG Properties”	Preamble
“JBG Properties Contribution Agreement”	Section 1.2(f)(ii)
“JBG REIT Opinion”	Section 7.2(e)(i)
“JBG REIT Opinions”	Section 7.2(e)(i)
“JBG Representative”	Section 1.8(a)
“JBG Retail Financial Statements”	Section 4.6
“JBG Subsidiary Partnership”	Section 4.13(i)
“JBG Tax Protection Agreement”	Section 4.13(i)
“JBG Title Policies”	Section 4.9(g)
“Leasing Costs”	Section 1.5(b)(i)
“Managing Member Interests”	Section 1.2(f)(iii)

“Material Vornado Leases”	Section 3.15(h)
“Material JBG Leases”	Section 4.9(j)
“Montgomery County Multifamily Properties”	Section 6.1(b)
“Montgomery County Rights Holders”	Section 6.1(b)
“Must-Have Properties”	Section 1.6(c)
“Newco”	Preamble
“Newco Bylaws”	Section 3.2
“Newco Declaration”	Section 3.2
“Newco Audited Financial Statements”	Section 3.6(a)
“Newco Financial Statements”	Section 3.6(a)
“Newco GP”	Section 3.3(a)
“Newco OP”	Preamble
“Non-Recourse Party”	Section 9.16
“OFAC”	Section 3.26
“Ordinances”	Section 6.1(b)
“Outside Date”	Section 8.1(b)(i)
“Parties”	Preamble
“Partnership Agreement Amendment and Restatement”	Section 2.2(e)
“PBGC”	Section 3.23(c)
“Post-Closing Transactions”	Section 1.3
“Potential Restructuring”	Section 5.8(a)
“Pre-Combination Transactions”	Section 1.1
“Qualified REIT Subsidiary”	Section 3.1(d)
“Registration Rights Agreements”	Section 2.2(d)
“REIT”	Section 3.1(d)
“Replacement Designee”	Section 5.13(b)
“Required JBG Debt Consents”	Section 4.3
“Required JBG Ground Lease Consents”	Section 4.3
“Required JBG JV Consents”	Section 4.3
“Required Vornado Debt Consents”	Section 3.5(a)
“Required Vornado Ground Lease Consents”	Section 3.5(a)
“Required Vornado JV Consents”	Section 3.5(a)
“Restructuring Transactions”	Section 5.8(a)
“Retained Accountant”	Section 1.5(c)
“Revaluation Time”	Section 2.1
“S Corporation”	Section 4.1(c)
“Separation and Distribution Agreement”	Section 2.2(b)
“Specified REIT Matters”	Section 5.1(a)
“Taxable REIT Subsidiary”	Section 3.1(d)

“Tax Matters Agreement”	Section 2.2(l)
“TOPA”	Section 6.1(c)
“Transactions”	Recitals
“Transfer Taxes”	Section 6.3(b)
“Transferred LLC”	Recitals
“Transition Services Agreement”	Section 6.6(a)
“UDM”	Section 1.2(e)
“Under Construction and Predevelopment Properties”	Section 1.5(b)(i)
“Vornado”	Preamble
“Vornado Board”	Recitals
“Vornado Board Designee”	Section 5.13(a)
“Vornado Disclosure Letter”	Article III
“Vornado Excluded Assets”	Recitals
“Vornado Excluded Properties”	Recitals
“Vornado Ground Leases”	Section 3.15(f)
“Vornado Included Entities”	Recitals
“Vornado Included Entity Tax Protection Agreement”	Section 3.10(g)
“Vornado Included Interests”	Recitals
“Vornado Included Investments”	Recitals
“Vornado Included Properties”	Recitals
“Vornado Insurance Policies”	Section 3.19
“Vornado Investor Questionnaire”	Section 3.20(b)
“Vornado Leases”	Section 3.15(g)
“Vornado Material Contract”	Section 3.11(a)
“Vornado Newco REIT Opinion”	Section 7.2(e)(ii)
“Vornado OP”	Preamble
“Vornado Parties”	Preamble
“Vornado Permits”	Section 3.13(b)
“Vornado REIT Opinion”	Section 7.3(e)(i)
“Vornado REIT Opinions”	Section 7.3(e)(i)
“Vornado Title Policies”	Section 3.15(k)
“WARN Act”	Section 3.25(c)

Section 9.8.                                 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.9.                                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.10.                          Entire Agreement; Third-Party Beneficiaries.

(a)                                           This Agreement (including the Vornado Disclosure Letter and the JBG Disclosure Letter) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)                                           This Agreement (including the Vornado Disclosure Letter and the JBG Disclosure Letter) is not intended to confer upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies hereunder, other than Section 9.16 (No Recourse).

Section 9.11.                          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.12.                   Governing Law; Jurisdiction.

(a)                                 This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to conflicts of laws principles (whether of the State of New York or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of New York).

(b)                                 All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the state courts sitting in the City, County and State of New York, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the Southern District of New York, and the appellate courts to which orders and judgments thereof may be appealed (the “Chosen Courts”). Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party, whether sounding in tort, contract or otherwise, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Chosen Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 9.13.                          Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14.                          Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any assignment referred to in the immediately preceding sentence shall not relieve any Party of any obligation hereunder, and following such assignment this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.15.                          Enforcement; Remedies.

(a)                                 Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)                                 The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and except as set forth in this Section 9.15, each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.15. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.15.

(c)                                  Notwithstanding anything in this Agreement or in any Ancillary Agreement to the contrary, in no event shall either Party have any Liability under this Agreement for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement).

Section 9.16.                          No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no former, current or future equity holders, controlling persons, directors, officers, trustees, employees, agents or Affiliates of any Party, any Financing Source or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether at Law or equity, in contract, tort or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, this Section 9.16 shall in no way be deemed to limit the liability or obligations of any Party to the extent that such Party is required to cause its subsidiaries, Affiliates or Representatives to take any action or refrain from taking any action pursuant to this Agreement.

Section 9.17.                          Joint and Several. Unless otherwise specifically indicated herein, the obligations of the JBG Parties hereunder, on the one hand, and the Vornado Parties hereunder, on the other hand, are joint and several.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

VORNADO:

VORNADO REALTY TRUST, a Maryland real estate investment trust

By:	/s/ Alan J. Rice
Name: Alan J. Rice
Title: Senior Vice President

VORNADO OP:

VORNADO REALTY L.P., a Delaware limited partnership

By:	Vornado Realty Trust, a Maryland real estate investment trust, its general partner

	By:	/s/ Alan J. Rice
Name: Alan J. Rice
Title: Senior Vice President

[Signature Page to Master Transaction Agreement]

NEWCO:

VORNADO DC SPINCO, a Maryland real estate investment trust

By:	/s/ Alan J. Rice
Name: Alan J. Rice
Title: Vice President and Secretary

NEWCO OP:

VORNADO DC SPINCO OP LP, a Delaware limited partnership

By:	Vornado DC Spinco GP LLC, a Delaware limited liability company, its general partner

	By:	Vornado Realty L.P., a Delaware limited partnership, its manager

	By:	Vornado Realty Trust, a Maryland real estate investment trust, its general partner

		By:	/s/ Alan J. Rice
Name: Alan J. Rice
Title: Senior Vice President

[Signature Page to Master Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JBG PROPERTIES:

JBG PROPERTIES, INC., a Maryland
corporation

By:	/s/ W. Matthew Kelly
Name: W. Matthew Kelly
Title: Executive Vice President and Assistant Secretary

JBG OPERATING PARTNERS:

JBG/OPERATING PARTNERS, L.P., a Delaware limited partnership

By:	JBG Properties, Inc., its General Partner

	By:	/s/ W. Matthew Kelly
Name: W. Matthew Kelly
Title: Executive Vice President and Assistant Secretary

[Signature Page to Master Transaction Agreement]

JBG FUNDS:

JBG INVESTMENT FUND VI, L.L.C., a
Delaware limited liability company

By:	JBG/Fund VI Manager, L.L.C., its Managing Member

	By:	/s/ Michael J. Glosserman
Name: Michael J. Glosserman
Title: Managing Member

JBG INVESTMENT FUND VII, L.L.C., a
Delaware limited liability company

By:	JBG/Fund VII Manager, L.L.C., its Managing Member

	By:	/s/ W. Matthew Kelly
Name: W. Matthew Kelly
Title: Managing Member

JBG INVESTMENT FUND VIII, L.L.C., a
Delaware limited liability company

By:	JBG/Fund VIII Manager, L.L.C., its Managing Member

	By:	/s/ W. Matthew Kelly
Name: W. Matthew Kelly
Title: Managing Member

[Signature Page to Master Transaction Agreement]

JBG INVESTMENT FUND IX, L.L.C., a
Delaware limited liability company

By:	JBG/Fund IX Manager, L.L.C., its Managing Member

	By:	/s/ W. Matthew Kelly
Name: W. Matthew Kelly
Title: Managing Member

JBG/URBAN DIRECT MEMBER, L.L.C., a
Delaware limited liability company

By:	JBG/Company Manager IV, L.L.C., its Managing Member

	By:	/s/ W. Matthew Kelly
Name: W. Matthew Kelly
Title: Managing Member

[Signature Page to Master Transaction Agreement]

Pursuant to Item 601(b)(2) of Regulation S-K, we have omitted schedules (or similar attachments) to this agreement that contain information that is immaterial to an investment decision and/or that is otherwise disclosed in this agreement or the Annual Report on Form 10-K for the year ended December 31, 2016. The omitted schedules (or similar attachments) are:

•                  Schedule A: JBG Properties Affiliates

•                  Schedule B: Asset Values

•                  Schedule C: Terms of Cleaning Services Agreements

•                  Schedule D: Example of Share Number Calculation

We will furnish supplementally a copy of any omitted schedule (or similar attachment) to the Commission upon request.

Exhibit A-1

Vornado Included Properties

NAME	ADDRESS
Crystal Mall 1 land	1800 South Bell Street, Arlington, VA 22202
Crystal Mall 3 land	1851 South Bell Street, Arlington, VA 22202
Crystal Mall 4 land	1901 South Bell Street, Arlington, VA 22202
Crystal Mall 1	1800 South Bell Street, Arlington, VA 22202
Crystal Mall 3	1851 South Bell Street, Arlington, VA 22202
Crystal Mall 4	1901 South Bell Street, Arlington, VA 22202
Crystal Square 2	1550 Crystal Drive, Arlington, VA 22202
Crystal Square 3	1750 Crystal Drive, Arlington, VA 22202
Crystal Underground III	1750 Crystal Drive, Arlington, VA 22202
Crystal Underground IV	1550 Crystal Drive, Arlington, VA 22202
Crystal Underground West aka Crystal Underground V	1615 Jefferson Davis Highway, Arlington, VA 22202
Crystal Square 4	241 18th Street South, Arlington, VA 22202
Crystal Underground II	241 18th Street South, Arlington, VA 22202
Crystal Gateway 2	1225 South Clark Street, Arlington, VA 22202
Crystal Square 5	251 18th Street South, Arlington, VA 22202
Crystal Gateway 3	1215 South Clark Street, Arlington, VA 22202
Crystal Gateway 4	200 12th Street South, Arlington, VA 22202
Crystal Underground I	251 18th Street South, Arlington, VA 22202
Potomac Parking Lot	As identified on property tax bills as RPC 34-027-035 3535 South Ball Street, RPC 34-027-036 2733 Crystal Drive, and RPC

34-027-037 2777 Crystal Drive, Arlington, VA 22202 (being the same 3 parcels identified elsewhere as 2595 Crystal Drive)
Crystal Plaza 5	223 23rd Street South, Arlington, VA 22202
Crystal Plaza 1	2001 Jefferson Davis Hwy ,Arlington, VA 22202
Crystal Plaza 3	2100 Crystal Drive, Arlington, VA 22202
Crystal Plaza 4	2200 Crystal Drive, Arlington, VA 22202
Crystal Plaza 6	2221 South Clark Street, Arlington, VA 22202
220 20th Street South	220 20th Street South, Arlington, VA 22202
Courthouse Plaza I	2200 Clarendon Boulevard, Arlington, VA 22201
Courthouse Plaza II	2300 Clarendon Boulevard, Arlington, VA 22201
2101 L Street, NW	2101 L Street, NW, Washington, DC 20037
1700 M St., NW (being a combination through resubdivision of the properties previously known as 1150 17th Street, NW, and 1726 M Street, NW)	1700 M Street, NW, Washington, DC 20036
1730 M St., NW	1730 M Street, NW, Washington, DC 20036
Two Crystal Park	2121 Crystal Drive, Arlington, VA 22202
Track corridor parcel related to Two Crystal Park	2121 Crystal Drive, Arlington, VA 22202
One Crystal Park	2011 Crystal Drive, Arlington, VA 22202
One Crystal Park land and related track corridor parcel	2011 Crystal Drive, Arlington, VA 22202
Three Crystal Park	2231 Crystal Drive, Arlington, VA 22202
Three Crystal Park land and related track corridor parcel	2231 Crystal Drive, Arlington, VA 22202

Four Crystal Park	2345 Crystal Drive, Arlington, VA 22202
Four Crystal Park land and related track corridor parcel	2345 Crystal Drive, Arlington, VA 22202
Five Crystal Park	2451 Crystal Drive, Arlington, VA 22202
Track corridor parcel related to Five Crystal Park	2451 Crystal Drive, Arlington, VA 22202
Fairfax Square	8045, 8065 and 8075 Leesburg Pike, Vienna, VA 22182
Commerce Executive III	1850 Centennial Park Drive, Reston, VA 20191
Commerce Executive IV	11400 Commerce Park Drive, Reston, VA 20191
Commerce Executive V	11440 Commerce Park Drive, Reston, VA 20191
Vienna Retail	352 Maple Avenue East and 362 Maple Avenue East, Vienna, VA 22180
The Bartlett	520 12th Street S, Arlington, VA 22202
Metropolitan Park 5	RPCs 35003023 and 35003015
Metropolitan Park 6	RPCs 35003016, 35003017, 35003018 and 35003019
Metropolitan Park 7	RPCs 35003020 and 35003021
Metropolitan Park 8	RPCs 35003001 and 35003002
PenPlace	RPCs 35003436, 35003032, 35003033 and 35003438
Crystal Gateway North	201 12th Street S., Arlington, VA 22202
Crystal Gateway 1	1235 South Clark Street, Arlington, VA 22202
Universal South	1825 Connecticut Ave, NW, Washington, DC 20009
Universal North	1875 Connecticut Ave., NW, Washington, DC

20009
Ashley House	1600 South Joyce St., Arlington, VA 22202
James House	1111 Army Navy Drive, Arlington, VA 22202
Potomac House	1400 South Joyce St., Arlington, VA 222202
The Warner	1299 Pennsylvania Ave, NW, Washington, DC 20004
Investment Building	1501 K Street, NW, Washington, DC 20005
Bowen Building	875 15th Street, NW, Washington, DC 20005
London House	1001 Wilson Boulevard, Arlington, VA 22209
Normandy House	1701 North Kent Street, Arlington, VA 22209
Spectrum Theater	1611 North Kent Street, Arlington, VA 22209
Building C	1601 North Kent Street, Arlington, VA 22209
Building D	1611 North Kent Street, Arlington, VA 22209
Building E	1621 North Kent Street, Arlington, VA 22209
1.10856 acres purchased from VDOT	Arlington, VA
Rosslyn Plaza North	1777 North Kent Street, Arlington, VA 22209
1101 17th Street	1101 17th Street, NW, Washington, DC 20036
1101 17th Street	1101 17th Street, NW, Washington, DC 20036
Square 649 Lot 48	1101/1109 South Capitol St, SW, Washington, DC 20003
Democracy Plaza	6701 Democracy Boulevard, Bethesda, MD 20817
1399 NY Ave.	1399 New York Ave., NW, Washington, DC 20005
Square 649 Lots 43, 44 and 45.	Parcels at 20 L Street, SW, 30 L Street, SW, and 25 M Street, SW, Washington, DC 20024

Waterfront Station	375 M Street, SE , Washington, DC 20003
Waterfront Station	425 M Street, SE, Washington, DC 20003
Crystal City Water Park	1601 Crystal Drive, Arlington, VA 22202
West End 25	1255 25th Street, NW, Washington, DC 20037
CC Marriott	1999 Jefferson Davis Highway, Arlington, VA 22202
CC Marriott	1999 Jefferson Davis Highway, Arlington, VA 22202
Crystal Drive Retail	2010/2100/2200/2250 Crystal Drive, Arlington, VA 22202
Crystal Plaza Arcade	2100 Crystal Drive, Arlington, VA 22202

Exhibit A-2

Vornado Included Entities

Name of Vornado Included Entity	Jurisdiction
1101 Fern St., Inc.	Delaware
1200 Eads St., Inc.	Delaware
1400 Eads St., Inc.	Delaware
1776 Seed Investors, LP	Delaware
220 S. 20th Street Developer LLC	Delaware
Arna-Eads, Inc.	Delaware
Arna-Fern, Inc.	Delaware
Bowen Building, L.P.	Delaware
CESC 1101 17th Street L.L.C.	Delaware
CESC 1101 17th Street Limited Partnership	Maryland
CESC 1101 17th Street Manager L.L.C.	Delaware
CESC 1150 17th Street L.L.C.	Delaware
CESC 1150 17th Street Manager L.L.C.	Delaware
CESC 1730 M Street L.L.C.	Delaware
CESC 2101 L Street L.L.C.	Delaware
CESC Commerce Executive Park L.L.C.	Delaware
CESC Crystal Square Four L.L.C.	Delaware
CESC Crystal/Rosslyn L.L.C.	Delaware
CESC District Holdings L.L.C.	Delaware
CESC Downtown Member L.L.C.	Delaware
CESC Engineering TRS Inc.	Delaware
CESC Fairfax Square Manager L.L.C.	Delaware
CESC Gateway One L.L.C.	Delaware
CESC Gateway Two Limited Partnership	Virginia
CESC Gateway Two Manager L.L.C.	Virginia
CESC Gateway/Square L.L.C.	Delaware
CESC Gateway/Square Member L.L.C.	Delaware

CESC H Street L.L.C.	Delaware
CESC Mall L.L.C.	Virginia
CESC Mall Land L.L.C.	Delaware
CESC One Courthouse Plaza Holdings L.L.C.	Delaware
CESC One Courthouse Plaza L.L.C.	Delaware
CESC One Democracy Plaza L.P.	Maryland
CESC One Democracy Plaza Manager L.L.C.	Delaware
CESC Park Five Land L.L.C.	Delaware
CESC Park Five Manager L.L.C.	Virginia
CESC Park Four Land L.L.C.	Delaware
CESC Park Four Manager L.L.C.	Virginia
CESC Park One Land L.L.C.	Delaware
CESC Park One Manager L.L.C.	Delaware
CESC Park Three Land L.L.C.	Delaware
CESC Park Three Manager L.L.C.	Virginia
CESC Park Two L.L.C.	Delaware
CESC Park Two Land L.L.C.	Delaware
CESC Plaza Five Limited Partnership	Virginia
CESC Plaza Limited Partnership	Virginia
CESC Plaza Manager L.L.C.	Virginia
CESC Potomac Yard LLC	Delaware
CESC Square L.L.C.	Virginia
CESC TRS, Inc.	Delaware
CESC Two Courthouse Plaza Limited Partnership	Virginia
CESC Two Courthouse Plaza Manager L.L.C.	Delaware
CESC Water Park L.L.C.	Virginia
Charles E. Smith Commercial Realty L.P.	Delaware
Crystal Tech Fund LP	Delaware
Fairfax Square LLC	Delaware

Fairfax Square Parking LLC	Delaware
Fairfax Square Partners	Delaware
Fifth Crystal Park Associates Limited Partnership	Virginia
First Crystal Park Associates Limited Partnership	Virginia
Fourth Crystal Park Associates Limited Partnership	Virginia
Geneva Associates Limited Partnership	Virginia
Geneva Associates Owner LLC	Delaware
Geneva Rosslyn LLC	Virginia
H Street Building Corporation	Delaware
H Street Management LLC	Delaware
IB Associates Limited Partnership	Delaware
JBG/VNO Holdings, L.L.C.	Delaware
Kaempfer Management Services, LLC	Delaware
New Kaempfer 1501 LLC	Delaware
New Kaempfer IB LLC	Delaware
New Kaempfer Waterfront LLC	Delaware
Palisades 1399 New York Avenue TIC Owner LLC	Delaware
Paris Associates Limited Partnership	Virginia
Paris Associates Owner LLC	Delaware
Paris LLC	Virginia
Park One Member L.L.C.	Delaware
Sinewave Ventures Fund I, L.P.	Delaware
South Capitol L.L.C.	Delaware
The Commerce Metro Center Association of Co-Owners	Virginia
Third Crystal Park Associates Limited Partnership	Virginia
UBI Management LLC	Delaware
Universal Bldg., North, Inc.	District of Columbia
Universal Building, Inc.	District of Columbia

VNO 1229-1231 25th Street LLC	Delaware
VNO 1399 Holding LLC	Delaware
VNO 1399 New York Avenue TIC Owner LLC	Delaware
VNO 220 S 20th Street LLC	Delaware
VNO 220 S. 20th Street Member LLC	Delaware
VNO Ashley House LLC	Delaware
VNO Ashley House Member LLC	Delaware
VNO Courthouse I LLC	Delaware
VNO Courthouse II LLC	Delaware
VNO Crystal City Marriott, Inc.	Delaware
VNO Crystal City TRS, Inc.	Delaware
VNO Hotel L.L.C.	Delaware
VNO James House LLC	Delaware
VNO James House Member LLC	Delaware
VNO Pentagon Plaza LLC	Virginia
VNO Potomac House LLC	Delaware
VNO Potomac House Member LLC	Delaware
VNO South Capitol LLC	Delaware
VNO/HQ Member LLC	Delaware
Vornado 17th Street Holdings, L.P.	Delaware
Vornado 17th Street LLC	Delaware
Vornado Bowen GP LLC	Delaware
Vornado Bowen II LLC	Delaware
Vornado Bowen LLC	Delaware
Vornado CESCR Gen-Par, LLC	Delaware
Vornado Crystal City L.L.C.	Delaware
Vornado IB Holdings LLC	Delaware
Vornado KMS Holdings LLC	Delaware
Vornado Rosslyn LLC	Delaware
Vornado Warner Acquisition LLC	Delaware
Vornado Warner GP LLC	Delaware
Vornado Warner Holdings, L.P.	Delaware

Vornado Warner LLC	Delaware
Vornado Waterfront Holdings LLC	Delaware
Vornado/ Charles E. Smith L.P.	Virginia
Vornado/ Charles E. Smith Management L.L.C.	Virginia
Warner Investments, L.P.	Delaware
Washington CESC TRS, Inc.	Delaware
Washington CT Fund GP LLC	Delaware
Washington Mart TRS Inc.	Delaware
Waterfront 375 M Street, LLC	Delaware
Waterfront 425 M Street, LLC	Delaware

Exhibit A-3

Vornado Included Investments

1.              SineWave Ventures Fund I, L.P.

2.              1776 Global, Inc. PBC.

3.              1776 Seed Investors, LP

4.              Crystal Tech Fund LP

5.              Local Motors, Inc.

FINAL FORM

Exhibit B-1

JBG Included Properties

Property Name		Address	City	State
1.	1233 20th Street	1233 20th Street NW	Washington	DC
2.	1600 K Street	1600 K Street NW	Washington	DC
3.	Pickett Industrial Park	841-929 South Pickett Street	Alexandria	VA
4.	800 North Glebe Road	800 North Glebe Road	Arlington	VA
5.	RTC West	12100-12120 Sunset Hills Road	Reston	VA
6.	Summit I	2000 Edmund Halley Drive	Reston	VA
7.	Summit II	2002 Edmund Halley Drive	Reston	VA
8.	Wiehle Avenue Office Building	1861 Wiehle Ave	Reston	VA
9.	1831 Wiehle Avenue	1831 Wiehle Ave	Reston	VA
10.	Artery Plaza	7200 Wisconsin Avenue	Bethesda	MD
11.	Rosslyn Gateway — North	1911 North Fort Meyer Drive	Arlington	VA
12.	Rosslyn Gateway — South	1901 South Fort Myer Drive	Arlington	VA
13.	L’Enfant Plaza Office — East	470/490 L’Enfant Plaza SW	Washington	DC
14.	L’Enfant Plaza Office — North	955 L’Enfant Plaza SW	Washington	DC
15.	11333 Woodglen Drive	11333 Woodglen Drive	Rockville	MD
16.	NoBe II Office	11411 Woodglen Drive	Rockville	MD
17.	The Foundry	1055 Thomas Jefferson Street NW	Washington	DC
18.	The Gale	151 Q Street NE	Washington	DC
19.	Fairway Apartments	11659 North Shore Drive	Reston	VA
20.	Falkland Chase South & West	8305 16th Street	Silver Spring	MD
21.	Falkland Chase North	8305 16th Street	Silver Spring	MD
22.	The Terano	5700 Fishers Lane	Rockville	MD
23.	The Alaire	1101 Higgins Place	Rockville	MD
24.	Fort Totten Square	5601 3rd Street NE	Washington	DC
25.	Galvan	1800 Rockville Pike	Rockville	MD
26.	Atlantic Plumbing	2112 8th Street NW	Washington	DC
27.	7770 Norfolk	7770 Norfolk	Bethesda	MD
28.	Fort Totten Square Retail	300 Riggs Road NE	Washington	DC
29.	Galvan Retail	1800 Rockville Pike	Rockville	MD
30.	North End Retail I	1921 & 1924 8th Street NW	Washington	DC
31.	L’Enfant Plaza Retail — West	429 L’Enfant Plaza SW	Washington	DC
32.	L’Enfant Plaza Retail — East	470 L’Enfant Plaza SW	Washington	DC
33.	Stonebridge at Potomac Town Center	14900 Potomac Town Place	Woodbridge	VA
34.	CEB Tower at Central Place	1201 Wilson Boulevard	Arlington	VA
35.	1244 South Capitol Street	1244 South Capitol Street SE	Washington	DC
36.	RTC West Retail	12100-12120 Sunset Hills Road	Reston	VA
37.	4749 Bethesda Avenue Retail (f/k/a 4735 Bethesda Avenue Retail)	4749 Bethesda Avenue	Bethesda	MD
38.	1900 N Street	1900 N Street NW	Washington	DC
39.	1250 1st Street	1250 1st Street	Washington	DC
40.	50 Patterson Street	50 Patterson St.	Washington	DC
41.	4747 Bethesda Avenue (f/k/a 4733 Bethesda Avenue)	4747 Bethesda Avenue	Bethesda	MD
42.	West Half II	1201 West Half Street	Washington	DC
43.	West Half III	1202 West Half Street	Washington	DC
44.	51 N Street	51 N St NE	Washington	DC
45.	Atlantic Plumbing C — North	X	Washington	DC
46.	Atlantic Plumbing C — South	X	Washington	DC
47.	Stonebridge at Potomac Town Center — Phase II	14900 Potomac Town Place	Woodbridge	VA

48.	Gallaudet	X	Washington	DC
49.	Capitol Point North Option	35, 39, 41, and 75 New York Avenue NE	Washington	DC
50.	Capitol Point North	1300 1st Street NE	Washington	DC
51.	965 Florida Avenue	965 Florida Avenue NW 1923 9th Street NW	Washington	DC
52.	DCDF- 801 17th Street, NE	801 17th Street NE	Washington	DC
53.	Hoffman Town Center	X	Alexandria	VA
54.	Potomac Yard Land Bay G	X	Alexandria	VA
55.	Potomac Yard Land Bay F	X	Alexandria	VA
56.	Wiehle Avenue Development Parcel	1861 Wiehle Ave	Reston	VA
57.	1831 Wiehle Avenue Land	1831 Wiehle Ave	Reston	VA
58.	Summit I & II Land	2000 Edmund Halley Drive	Reston	VA
59.	Fairway Land	11659 North Shore Drive	Reston	VA
60.	RTC West Land	12100-12120 Sunset Hills Road	Reston	VA
61.	Stonebridge Land	14900 Potomac Town Place	Woodbridge	VA
62.	Falkland Chase North Land	8305 16th Street	Silver Spring	MD
63.	Rosslyn Gateway South Land	1901 South Fort Myer Drive	Rosslyn	VA
64.	Rosslyn Gateway North Land	1911 North Fort Meyer Drive	Rosslyn	VA
65.	L’Enfant Plaza Office Center	X	Washington	DC
66.	L’Enfant Plaza Office Southeast	X	Washington	DC
67.	NoBe II Land	11411 Woodglen Drive	Rockville	MD
68.	5615 Fishers Drive	5615 Fishers Drive	Rockville	MD
69.	12511 Parklawn Drive	12511 Parklawn Drive	Rockville	MD
70.	Bethesda North Marriott Land	X	Rockville	MD
71.	Woodglen	5640 Nicholson Lane	Rockville	MD
72.	Twinbrook	X	Rockville	MD
73.	Courthouse Metro Land Option	2046 Wilson Blvd.	Arlington	VA
74.	Courthouse Metro Land	2046 Wilson Blvd.	Arlington	VA
75.	FBI	X	Washington	DC
76.	7900 Wisconsin	X	Washington	DC
77.	Aldi (901 17th Street NE)	X	Washington	DC
78.	Howard University	X	Washington	DC

Exhibit B-2

JBG Included Entities

The JBG Included Entities are highlighted in yellow in the attached exhibit.

1233 20th Street

JBG Investment Fund VIII, L.L.C.
Preferred Shareholders
JBG/DC Manager, L.L.C.
JBG/Fund VIII Trust
0% MM
100%
JBG/1233 20th Street, L.L.C.
1233 20th Street

1600 K Street

JBG Investment Fund VII, L.L.C.
Preferred Shareholders
JBG/Company Manager IV, L.L.C.
JBG/Fund VII Trust
0% MM
100%
JBG/DC Manager, L.L.C.
JBG/1600 K Member, L.L.C.
0% MM
100%
JBG/1600 K, L.L.C.
1600 K Street

Pickett Industrial Park
Stonebridge at Potomac Town Center
Stonebridge at Potomac Town Center – Phase II
The Foundry
Fairway Apartments
Fairway Land
Stonebridge Land

JBG/Company Manager IV, L.L.C.
JBG Investment Fund IX, L.L.C.
0% MM
100%
CB Richard Ellis Global Alpha Fund
100% LP
JBG/Core I GP, L.L.C.
JBG/Core I LP, L.L.C.
CB Richard Ellis Global Alpha Fund
Other Limited Partners
0% GP
0% GP
10% LP
19.5% LP
71.5% LP
Preferred Shareholders
151 Q Street Co-Investment, L.P.
JBG Core Venture I, L.P.
50% common
50% common
151 Q Street REIT, L.L.C.*
151 Q Street Residential, L.L.C.
The Gale
100% common
100% common
Preferred Shareholders
JBG/Company Manager IV, L.L.C.
Preferred Shareholders
Preferred Shareholders
Preferred Shareholders
100% preferred
0% MM
JBG/Company Manager IV, L.L.C.
Fairways Residential REIT, L.L.C.*
JBG/Pickett Office REIT, L.L.C.*
JBG/Foundry Office REIT, L.L.C.*
JBG/Woodbridge REIT, L.L.C.*
0% MM
100%
100%
MM
Boundary TJ LLC ($500K Capital Account)
100% MM
100% MM
Fairways I Residential, L.L.C.
Fairways II Residential, L.L.C.
JBG/Pickett Office, L.L.C.
JBG/Foundry Office, L.L.C.
JBG/Woodbridge, L.L.C. (Development Parcel)
JBG/Woodbridge Retail, L.L.C. (Operating Parcel)
Fairway Apartments
Fairway Land
Pickett Industrial Park
The Foundry
Stonebridge Land
Stonebridge at PTC - Phase II
Stonebridge at Potomac Town Center

*Managed by a Board of Directors consisting of JBG Principals.

800 North Glebe

JBG/Company Manager IV, L.L.C.
JBG Investment Fund VII, L.L.C.
JBG/Urban Direct Member, L.L.C.
0% MM
82%
18%
North Glebe Office, L.L.C.
800 North Glebe

RTC West
RTC West Retail
RTC West Land

Preferred Shareholders
JBG Investment Fund VIII, L.L.C.
JBG/Company Manager IV, L.L.C.
JBG/Fund VIII Trust
0% MM
100%
JBG/Reston Executive Center, L.L.C.
RTC West
RTC West Retail
RTC West Land

Summit I
Summit II
Summit I & II Land

JBG Investment Fund VIII, L.L.C.
Preferred Shareholders
JBG/Company Manager IV, L.L.C.
JBG/Fund VIII Trust
0% MM
100%
JBG/Summit Member, L.L.C.
JBG/Summit, L.L.C.
Summit I
Summit II
Summit I & II Land

Wiehle Avenue Office Building
Wiehle Avenue Development Parcel

JBG/Company Manager IV, L.L.C.
JBG Investment Fund VIII, L.L.C.
0% MM
100%
JBG/1861 Wiehle Lessee, L.L.C.
Wiehle Avenue Office Building*
Wiehle Avenue Development Parcel*

*Ground Lease

1831 Wiehle Avenue
1831 Wiehle Avenue Land

JBG/Company Manager, L.L.C.
JBG Investment Fund VIII, L.L.C.
JBG/Urban Direct Member, L.L.C.
0% MM
82%
18%
JBG/1831 Wiehle, L.L.C.
1831 Wiehle Avenue
1831 Wiehle Avenue Land

Artery Plaza

JBG/Company Manager IV, L.L.C.
JBG Investment Fund VI, L.L.C.
0% MM
100%
JBG/7200 Wisconsin Mezz, L.L.C.
JBG/7200 Wisconsin, L.L.C.
Artery Plaza

Rosslyn Gateway – North
Rosslyn Gateway North Land

JBG/Urban Manager, L.L.C.
JBG/Urban Direct Member, L.L.C.
MFP-JBGU, LLC
0% MM
18%
82%
JBG Urban, L.L.C.
JBG/Company Manager, L.L.C.
100%
0% MM
JBG/Rosslyn Gateway North, L.L.C.
Rosslyn Gateway – North
Rosslyn Gateway North Land

Rosslyn Gateway – South
Rosslyn Gateway South Land

JBG/Urban Manager, L.L.C.
JBG/Urban Direct Member, L.L.C.
MFP-JBGU, LLC
0% MM
18%
82%
JBG Urban, L.L.C.
JBG/Company Manager, L.L.C.
100%
0% MM
JBG/Rosslyn Gateway South, L.L.C.
Rosslyn Gateway - South
Rosslyn Gateway South Land

L'Enfant Plaza Office – East
L'Enfant Plaza Office – North
L'Enfant Plaza Retail – East
L'Enfant Plaza Retail – West
L'Enfant Plaza Office Center
L'Enfant Plaza Office Southeast

JBG/Urban Manager, L.L.C.
JBG/Urban Direct Member, L.L.C.
MFP-JBGU, LLC
0% MM
18%
82%
JBG Investment Fund VI, L.L.C.
JBG Urban, L.L.C.
JBG/Company Manager II, L.L.C.
37.7990915836%
62.2009084164%
0% MM
JBG/L'Enfant Plaza Member, L.L.C.
JBG/L'Enfant Plaza Mezzanine, L.L.C.
Potomac Creek Associates, L.L.C.
L'Enfant Plaza Office - East
L'Enfant Plaza Office -North
L'Enfant Plaza Retail - East
L'Enfant Plaza Retail - West
L'Enfant Plaza Office Center
L'Enfant Plaza Office Southeast

11333 Woodglen Drive
NoBe II Office
NoBe II Land
Woodglen

JBG/Urban Manager, L.L.C.
JBG/Urban Direct Member, L.L.C.
MFP-JBGU, LLC
0% MM
18%
82%
JBG/Company Manager II, L.L.C.
JBG Urban, L.L.C.
100%
0% MM
JBG/Nicholson Member, L.L.C.
100%
JBG/Nicholson Lane West, L.L.C.
JBG/Nicholson Lane East, L.L.C.
JBG/Nicholson Lane East II, L.L.C.
Woodglen*
11333 Woodglen Drive
NoBe II Office
NoBe II Land

* Ground lease

Falkland Chase – South & West
Falkland Chase North
Falkland Chase North Land

JBG Investment Fund VIII, L.L.C.
Preferred Shareholders
JBG/Company Manager IV , L.L.C.
JBG/Fund VIII Trust
0% MM
100%
Falkland Road Residential, L.L.C.
Falkland Chase Residential I, L.L.C.
Falkland Chase Residential II, L.L.C.
Falkland Chase North
Falkland Chase North Land
Falkland Chase - West
Falkland Chase - South

The Terano

JBG/Urban Manager, L.L.C.
JBG/Urban Direct Member, L.L.C.
MFP-JBGU, LLC
0% MM
18%
82%
JBG Urban, L.L.C.
MFP Twinbrook 1B, LLC
10% MM
90%
Twinbrook Commons Residential 1B, L.L.C.
The Terano*

*Ground Lease

The Alaire
Twinbrook

JBG/Urban Manager, L.L.C.
JBG/Urban Direct Member, L.L.C.
MFP-JBGU, LLC
0% MM
18%
82%
JBG/Company Manager II, L.L.C.
JBG Urban, L.L.C.
0% MM
100%
Twinbrook Commons, L.L.C.***
Twinbrook Commons Residential North, L.L.C.
Twinbrook Commons Office, L.L.C.
Twinbrook Commons Residential South, L.L.C.
Twinbrook Commons Residential West, L.L.C.
Twinbrook Phase IA Associates, L.L.C.*
The Alaire**

*IDOT Borrower
** Ground lease
*** With respect to Twinbrook, Twinbrook Commons, L.L.C. is party to a joint development agreement with WMATA pursuant to which Twinbrook Commons, L.L.C. may ground lease and develop future phases (Twinbrook) adjacent to the Alaire and The Terano.

Fort Totten Square
Fort Totten Square Retail

JBG/Company Manager IV, L.L.C.
JBG Investment Fund VII, L.L.C.
1111 Property Associates (2012-3) L.L.C.
JBGR Fort Totten Square, L.L.C.
0% MM
99.25%
Promote Interest Only
0.75%
JBG/Fort Totten Member, L.L.C.*
100%
JBG/DC Manager, L.L.C.
JBG Investment Fund VII, L.L.C.
0% MM
90.3063%*
9.6937%*
Fort Totten North, L.L.C.
Fort Totten Square
Fort Totten Square Retail

*Percentages as of 11/18/2015. JBG/Fort Totten Member will fund all future capital calls, and percentage interests will be adjusted accordingly.

Galvan
Galvan Retail

JBG/Urban Manager, L.L.C.
JBG/Urban Direct Member, L.L.C.
MFP-JBGU, LLC
0% MM
18%
82%
JBG Urban, L.L.C.
MFP 1800 Rockville Pike, LLC
10% MM
90%
1800 Rockville Residential, L.L.C.
Galvan
Galvan Retail

Atlantic Plumbing

JBG/Company Manager IV, L.L.C.
JBG Investment Fund VII, L.L.C.
0% MM
100%
CBREI Investors
JBG/Atlantic GP, L.L.C.
100% LP
0% GP (promote only)
125 Preferred Shareholders
JBG/Atlantic Fund, L.P.
100% common
JBG/Atlantic REIT, L.L.C.
JBG/Atlantic Investor, L.L.C.
36% MM
64%
Atlantic AB Holdings, L.L.C.
100%
100%
Atlantic Residential A, L.L.C.
Atlantic Retail B, L.L.C.
Atlantic Plumbing Residential A
Atlantic Plumbing Retail A
Atlantic Plumbing Retail B

7770 Norfolk

JBG/Company Manager IV, L.L.C.
0% MM
JBG Investment Fund VII, L.L.C.
100%
CIM Urban Fund GP, LLC (CA)
GP
CIM Urban Real Estate Fund, LP
100%
4900 Ross Manager, LLC
0% Manager
4900 Alliance RDI, LLC
10%
JBG/4900 Fairmont Member, L.L.C.
CIM/Fairmont LLC
Fairmont Ross Investor LLC
78.3%*
19.5%*
90%
2.2%*
Fairmont Development, LLC
Participation Interest
4900 Fairmont Residential, L.L.C.
7770 Norfolk

*Percentage interest may vary over time and will be based on capital contributed.

North End Retail I

JBG/DC Manager, L.L.C.
JBG Investment Fund VII, L.L.C.
0% MM
99%
100%
JBG Fund VII Corporate, L.L.C.
1%
JBG/Hatton Retail, L.L.C.
JBG/Shay Retail, L.L.C.
Hatton Retail
Shay Retail

CEB Tower at Central Place

JBG/Company Manager IV, L.L.C.
JBG Investment Fund IX, L.L.C.
JBG/Urban Direct Member, L.L.C.
0% MM
82%
18%
Central Place Office, L.L.C.
CEB Tower at Central Place*

*A portion is held via ground Lease

1244 South Capitol Street

JBG Investment Fund VIII, L.L.C.
99%
100%
JBG/DC Manager, L.L.C.
JBG/Fund VIII Corporate Member, L.L.C.
1%
0% MM
1244 South Capitol Residential, L.L.C.
1244 South Capitol Street

JBG/Company Manager IV, L.L.C.
JBG Investment Fund VIII, L.L.C.
JBG/Urban Direct Member, L.L.C.
0% MM
82%
18%
JBG/Woodmont II, L.L.C.
4749 Bethesda Avenue Retail

1900 N Street

JBG/DC Manager, L.L.C.
JBG Investment Fund VI, L.L.C.
JBG Investment Fund VIII, L.L.C.
0% MM
7.22%
92.78 %
JBG/19th & N Holdings, L.L.C.
JBG/1920 N, L.L.C.
JBG/19th Street, L.L.C.
JBG/1247 20th St. Lessee, L.L.C.
JBG/1253 20th Street, L.L.C.
1920 N Street
1244 19th Street*
1247 20th Street
1253 20th Street
1924 N Street
1926/28 N Street

*Ground Lease

1250 1st Street
50 Patterson Street
51 N Street

JBG/Company Manager IV, L.L.C.
JBG Investment Fund VI, L.L.C.
JBG/Urban Direct Member, L.L.C.
0% MM
84.746%
15.254%
JBG/DC Manager, L.L.C.
JBG/N & Patterson Member, L.L.C.
BDN NoMa LLC
JBG/1250 First Member, L.L.C.
JBG/DC Manager, L.L.C.
0% MM
0% MM
30%
70%
30%
0% MM
51 N 50 Patterson Holdings, L.L.C.
1250 First Street Office, L.L.C.
100%
51 N 50 Patterson Corporate Member, L.L.C.
1%
99%
51 N Residential, L.L.C.
50 Patterson Office, L.L.C.
51 N Street
50 Patterson Street
1250 1st Street

4747 Bethesda Avenue
(f/k/a 4733 Bethesda Avenue)

JBG/Company Manager IV, L.L.C.
JBG Investment Fund VIII, L.L.C.
JBG/Urban Direct Member, L.L.C.
0% MM
82%
18%
JBG/Bethesda Avenue, L.L.C.
4747 Bethesda Avenue

West Half II
West Half III

JBG/Company Manager IV, L.L.C.
JBG Investment Fund IX, L.L.C.
0% MM
100%
JBG/DC Manager, L.L.C.
JBG/West Half Residential Member, L.L.C.
Half Street Holdings, LLC
0% MM
94.2497%
5.7503%
West Half Residential II, L.L.C.
West Half Residential III, L.L.C.
West Half II
West Half III

Atlantic Plumbing C – North
Atlantic Plumbing C – South

JBG Investment Fund VII, L.L.C.
100%
99%
JBG/DC Manager, L.L.C.
JBG Fund VII Corporate, L.L.C.
0% MM
1%
Atlantic Residential C, L.L.C.
Florida Avenue Residential, L.L.C.
60% tenant in common
40% tenant in common
Atlantic Plumbing C - North*
Atlantic Plumbing C - South*

7900 Wisconsin

JBG currently owns only an interest in a small spike parcel at 7900 Wisconsin. With the respect to the remainder of the land, JBG has an LOI in place to purchase the land and an LOI with Berkshire to enter into a joint venture. The PSA and JV agreement are being negotiated. Fund VI would be the owner of the asset if acquired.

Gallaudet

JBG Investment Fund IX, L.L.C.
JBG/Company Manager IV, L.L.C.
100%
0% MM
JBG/DC Manager, L.L.C.
JBG/Fund IX Corporate Member, L.L.C.
0% MM
99%
1%
JBG/6th Street Associates, L.L.C.*

* Option to ground lease pursuant to Development and Transfer Agreement between JBG/6th Street Associates, L.L.C., Gallaudet University and Gallaudet University Foundation dated as of April 10, 2015 (as amended).

Capitol Point North

JBG/Urban Manager, L.L.C.
JBG/Urban Direct Member, L.L.C.
MFP-JBGU, LLC
0% MM
18%
82%
100%
JBG/DC Manager, L.L.C.
JBG Investment Fund VI, L.L.C.
JBG Urban, L.L.C.
MFP Capitol Point North, LLC
0% MM
14.304%
14.304%
71.392%
JBG/1300 First Street, L.L.C.
JBG/55 New York Avenue, L.L.C.
1300 First Street
55 New York Avenue

Note: JBG intends to exercise its option to purchase the interest of MFP Capitol Point North, LLC and redistribute the ownership interests between Fund VI and JBG Urban, resulting in Fund VI and JBG Urban each owning 50% of the assets.

965 Florida Avenue

JBG/Company Manager IV, L.L.C.
JBG Investment Fund IX, L.L.C.
1111 Property Associates 2015-6, L.L.C.
0% MM
100%
0% promote
JBG/Sherman Member, L.L.C.
MRP/Ellis Sherman, L.L.C.
70%
30% MM
Sherman Avenue LLC
965 Florida Avenue*

*Option to purchase pursuant to Land Disposition Agreement by and between District of Columbia, a municipal corporation, acting by and through the Office of the Deputy Mayor for Planning and Economic Development and Sherman Avenue, LLC, dated November 17, 2015

DCDF 801 17th Street, NE

Pursuant to that certain Purchase and Sale Agreement, dated as on or about July 20, 2015, by and between Developing Families Center, Inc. and JBG Associates, L.L.C., JBG Associates, L.L.C. (or its permitted assigns) is entitled to acquire fee simple ownership of the land and improvements located at 801 17th Street, NE, Washington DC 20002, subject to the satisfaction or waiver of certain conditions. It is currently intended that JBG Associates, L.L.C. will assign the right to purchase to JBG Investment Fund IX, L.L.C.

Hoffman Town Center

Pursuant to that certain Purchase and Sale Agreement, dated as of January 13, 2015, by and among Hoffman Family, LLC, Hoffman Management, Inc. and JBG Associates, L.L.C., as amended, JBG Associates, L.L.C. (or its permitted assigns) is entitled to purchase the fee simple interest in the land and improvements thereon generally known as "Block 2," Hoffman Town Center, 312 Taylor Drive, 314 Taylor Drive and 301 Stovall Street, subject to the satisfaction or waiver of certain conditions. It is currently intended that JBG Associates, L.L.C. will assign the right to purchase to JBG Investment Fund IX, L.L.C.

Potomac Yard Land Bay G

JBG Investment Fund VII, L.L.C.
JBG/Company Manager IV, L.L.C.
100%
0% MM
MRP PY LBG, LLC
JBG/Landbay G Member, L.L.C.
2%
98%
JBG/Landbay G, L.L.C.
100%
Landbay G Declarant, L.L.C.
100%
100%
100% MM
MRP PY CF Manager, LLC
MM + promote
JBG/Notch 8 Residential Investor, L.L.C.
0% promote
LACERA
99%
Gateway Belleve, LLC
MRB/JBG Gateway Residences Member, L.L.C.*
JBG/Company Manager IV, L.L.C.
Landbay G Corporate Member, L.L.C.
JBG/MRP Notch 8 Residential Member, L.L.C.
CARING
90% MM
10%
0% MM
1%
15%
85%
Gateway Residences at Exchange LLC*
Notch 8 Residential, L.L.C.
LBG Parcel A, L.L.C.**
LBG Parcel B, L.L.C.
LBG Parcel C, L.L.C.*
LBG Parcel D, L.L.C.*
LBG Parcel E, L.L.C.
LBG Parcel F, L.L.C.*
LBG Parcel G, L.L.C.*
Potomac Yard Land Bay G (Parcel D)
Potomac Yard Land Bay G (Parcel B)
Potomac Yard Land Bay G (Parcel E)
Notch 8
Notch 8 Retail

*Property has been sold. Entities remain in structure until dissolved.
** Entity owns the land and the right to repurchase the retail unit when building is constructed on the portion of the land previously sold.

Potomac Yard Land Bay F

JBG Individuals
JBG/Company Manager IV, L.L.C.
Preferred Shareholders
JBG Investment Fund VIII, L.L.C.
0% MM
0% MM
JBG/Landbay F Investors, L.L.C.
JBG Fund VIII Trust (REIT)
1111 Property Associates 2014-1, L.L.C. (JBGR Entity)
33.3333%
33.3334%
33.3333%
JBG/Landbay F Member, L.L.C.
Roadhouse Alexandria, LLC
0% promote
100%
CPYR, LLC*
100%
100%
CPYR Shopping Theater, LLC*
CPYR Shopping Center, LLC*
Theater Parcel
Non-theater Parcel

*Each of these entities is managed by an appointed manager. Not JBG managed.

5615 Fishers Drive

JBG/Urban Manager, L.L.C.
JBG/Urban Direct Member, L.L.C.
MFP-JBGU, LLC
0% MM
18%
82%
JBG Urban, L.L.C.
JBG/Company Manager II, L.L.C.
100%
0% MM
JBG/Twinbrook Metro, L.L.C.
5615 Fishers Drive

12511 Parklawn Drive

JBG/Urban Manager, L.L.C.
JBG/Urban Direct Member, L.L.C.
MFP-JBGU, LLC
0% MM
18%
82%
JBG/Company Manager II, L.L.C.
JBG Urban, L.L.C.
0% MM
100%
JBG/12511 Parklawn, L.L.C.
12511 Parklawn Drive

Bethesda North Marriott Land

JBG/Urban Manager, L.L.C.
JBG/Urban Direct Member, L.L.C.
MFP-JBGU, LLC
0% MM
18%
82%
JBG Urban, L.L.C.
JBG/Company Manager IV, L.L.C.
100%
0% MM
North Bethesda Lessee, L.L.C.*
Bethesda North Marriott Land

*North Bethesda Hotel, L.L.C. currently owns the ground lease for this asset, but the ground lease is intended to be bifurcated, at which time the ground lease, with respect to the Bethesda North Mariott Land, will be owned by North Bethesda Lessee, L.L.C.

Courthouse Metro Land Option
Courthouse Metro Land

JBG/Urban Manager, L.L.C.
JBG/Urban Direct Member, L.L.C.
MFP-JBGU, LLC
0% MM
18%
82%
JBG Urban, L.L.C.
JBG/Company Manager, L.L.C.
100%
0% MM
JBG/Courthouse Metro, L.L.C.
Courthouse Metro Land*
Courthouse Metro Land Option**

* Ground lease
** Option to purchase pursuant to Purchase and Sale Agreement by and between 2046 Wilson Boulevard LLC and JBG/Courthouse Metro, L.L.C., dated June 11, 2013.

FBI

JBG/Company Manager IV, L.L.C.
JBG Investment Fund IX, L.L.C.
0% MM
100%
JBG/DC Manager, L.L.C.
JBG/HQ Member, L.L.C.
VNO/HQ Member LLC
0% MM
50%
50%
JBG/VNO Holdings, L.L.C.
FBI*

* No property is yet owned

Aldi (901 17th Street NE)

No property or contract right to purchase is currently owned. JBG Investment Fund IX, L.L.C. has incurred expenses in pursuit of acquiring this asset, which expenses are the "JBG Included Property" for these purposes, as well as any additional costs incurred in the pursuit or acquisition of the asset and the asset itself, if acquired.

Howard University

No property or contract right to purchase is currently owned. JBG Investment Fund IX, L.L.C. has incurred expenses in pursuit of acquiring this asset, which expenses are the "JBG Included Property" for these purposes, as well as any additional costs incurred in the pursuit or acquisition of the asset and the asset itself, if acquired.

Exhibit B-3

JBG Managing Member Entities

JBG/Company Manager, L.L.C.

JBG/Company Manager II, L.L.C.

JBG/Company Manager IV, L.L.C.

JBG/DC Manager, L.L.C.

JBG/Urban Manager, L.L.C.

FINAL FORM

Exhibit C-1

AGREEMENT AND PLAN OF MERGER

Between

FUND [•] TRANSFERRED LLC

and

FUND [•] OP MERGERCO

Dated as of [•], 2017

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of [•], 2017 (this “Agreement”), is made and entered into by and between Fund [•] OP Mergerco, a Delaware limited liability company (“Mergerco”), and Fund [•] Transferred LLC, a Delaware limited liability company (“Transferred LLC” and together with Mergerco, the “Parties”).

WHEREAS, this Agreement is being entered into and carried out by Transferred LLC and Mergerco in connection with, and as contemplated by that certain Master Transaction Agreement, dated as of October 31, 2016 (the “Transaction Agreement”), by and among Vornado Realty Trust, a Maryland real estate investment trust (“Vornado”), Vornado Realty L.P., a Delaware limited partnership (“Vornado OP”), Vornado DC Spinco, a Maryland real estate investment trust (“Newco”), Vornado DC Spinco OP LP, a Delaware limited partnership (“Newco OP”), JBG Properties Inc., a Maryland corporation, JBG/Operating Partners, L.P., a Delaware limited partnership and certain affiliates of JBG Properties Inc. and JBG/Operating Partners;

WHEREAS, Mergerco is a subsidiary of Newco OP and TRS [•] (“TRS”);

WHEREAS, the Parties hereto wish to effect a business combination through a merger of Mergerco with and into Transferred LLC, with Transferred LLC surviving as a limited liability company owned by Newco OP and TRS (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 18-209 of the Delaware Code, as amended (the “Code”);

WHEREAS, Transferred LLC has acquired ownership of certain JBG Included Interests as set forth on Schedule A (the “Equity Interests”) on the date hereof pursuant to the Restructuring Transactions outlined in 5.8(a) of the Transaction Agreement (the “Restructuring”);

WHEREAS, JBG/Fund [•] Manager, L.L.C., the managing member (the “Managing Member”) of Transferred LLC and the members holding a majority of the membership interests in Transferred LLC (the “Investors”, and together with the Managing Member, the “Members”) have approved this Agreement and the Merger on behalf of Transferred LLC and declared that this Agreement and the Merger of Mergerco with and into Transferred LLC, with Transferred LLC surviving, are advisable, on the terms and subject to the conditions set forth herein;

WHEREAS, Newco OP, the sole managing member of Mergerco, has approved this Agreement and the Merger on behalf of Mergerco and declared that this Agreement and the Merger are advisable, on the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the Merger be treated as follows: (i) with respect to each Member of Transferred LLC that receives Issued OP Units pursuant to the transactions contemplated by this Agreement, the Merger shall be treated as a contribution of the portion of such Member’s interests in Transferred LLC to Newco OP for which such form of consideration is received pursuant to Section 721(a) of the Internal Revenue Code of 1986, as amended (the “IRS Code”), and (ii) with respect to each member of Transferred LLC that receives cash or Issued Newco Shares pursuant to the transactions contemplated by this Agreement, the Merger shall be treated as the sale to Newco OP and TRS of the portion of such member’s interests in Divided LLC for which such form of consideration is received, and Newco OP and TRS, pursuant to Section 1.08 below, agree to report the Merger pursuant to this intent; and

WHEREAS, capitalized terms not otherwise defined herein shall have the respective meaning set forth in the Transaction Agreement.

1

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.01.                       The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 18-209 of the Code, at the Merger Effective Time (as defined below), Transferred LLC and Mergerco shall consummate the Merger, pursuant to which (i) Mergerco shall be merged with and into Transferred LLC and the separate existence of Mergerco shall thereupon cease, and (ii) Transferred LLC shall be the surviving limited liability company in the Merger.

SECTION 1.02.                       Effective Time of the Merger.

At the Closing (as defined below), Transferred LLC shall file the certificate of merger with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the Code (the “Certificate of Merger”), with the Secretary of State of the State of Delaware (the “DSOS”). The Merger shall become effective upon such time as the Certificate of Merger has been filed with the DSOS, or such later time on the date of the Closing designated in such filings in accordance with the Code, as the effective time of the Merger (such time, the “Merger Effective Time”), but in any event the Merger shall become effective after the consummation of the Pre-Combination Transactions as set forth in the Transaction Agreement.

SECTION 1.03.                                           Closing.

The closing of the Merger (the “Closing”) shall be on the date hereof, after the consummation of the Pre-Combination Transactions and simultaneously with the closing of the Combination Transactions pursuant to the Transaction Agreement.

SECTION 1.04.                                           Effects of the Merger.

The Merger shall have the effects specified in Section 18-209 of the Code, and in addition, at the Merger Effective Time, by virtue of the Merger and without any action on the part of a holder of an interest in Transferred LLC or in Mergerco:

(a)                                 Pursuant to Section 1.2([•]) of the Transaction Agreement, the Members of Transferred LLC will receive cash, Issued Newco Shares and Issued OP Units (the “Consideration”) as set forth on Schedule B(1) attached hereto and incorporated herein as consideration for the Merger, and by virtue of the Merger and without any action on the part of Transferred LLC or Mergerco or the Members of Transferred LLC, each interest held in Transferred LLC outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Member of Transferred LLC shall thereafter cease to have any rights, except the right to receive the Consideration as set forth on Schedule B; and

(1) Note to Draft: This schedule will show 1% of the Consideration being paid by the TRS in the form of Issued Newco Shares. Note: If so, a valuation adjustment will be needed.

2

(b)                                 Each interest in Mergerco issued and outstanding immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of Transferred LLC or Mergerco or the Members of Transferred LLC or the members of Mergerco, be converted automatically into an interest in Transferred LLC.

SECTION 1.05.                                           Transferred LLC Limited Liability Company Agreement.

Immediately following the Merger Effective Time, the limited liability company agreement of Transferred LLC shall be amended and restated to be the limited liability company agreement of Mergerco as in effect immediately prior to the Merger Effective Time (the “New Transferred LLC Agreement”).

SECTION 1.06.                                           Managing Member of Transferred LLC.

Immediately following the Merger Effective Time, Newco OP shall be the managing member of Transferred LLC, until its resignation or removal in accordance with the New Transferred LLC Agreement.

SECTION 1.07.                                           Dissenters’ Rights.

No dissenters’ rights or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

SECTION 1.08.                                           Release.

Persons who at any time prior to the Merger Effective Time have been members, partners, shareholders, directors, trustees, officers, agents or employees of Transferred LLC or of any of its affiliates prior to the Merger Effective Time (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, who are not, as of immediately following the Merger Effective Time, directors, trustees, officers or employees of Newco or any of its Subsidiaries are hereby released of and from any further liabilities or obligations whether accruing before or after the date hereof with respect to the Equity Interests, including, without limitation, all Liabilities arising from or in connection with the Transactions and all other activities to implement the Transactions, and all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Merger Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Merger Effective Time), in each case to the extent relating to, arising out of or resulting from the Newco Business, the Newco Assets or the Newco Liabilities (each as defined in the Separation and Distribution Agreement to be entered into by and among Vornado, Vornado OP, Newco and Newco OP, in the form attached to the Transaction Agreement as Exhibit D), but subject to the terms and conditions of the Transaction Agreement.

SECTION 1.09.                                           Intended Tax Treatment of the Merger.

The Parties intend for the transactions contemplated by this Agreement to be treated in accordance with, and agree to report in a manner consistent with, the following for U.S. federal income tax purposes:

(a)                                 With respect to each Member of Transferred LLC that receives Issued OP Units pursuant to the transactions contemplated by this Agreement, the Merger shall be treated as a contribution of the portion of such Member’s interests in Transferred LLC to Newco OP for which such form of

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consideration is received in exchange for Issued OP Units received pursuant to Section 721(a) of the IRS Code in a transaction in which no gain or loss is required to be recognized;

(b)                                 With respect to each Member of Transferred LLC that receives cash or Issued Newco Shares pursuant to the transactions contemplated by this Agreement, the Merger shall be treated as the sale to Newco OP and TRS of the portion of such Member’s interests in Transferred LLC for which such form of consideration is received, as described in Schedule B attached hereto and incorporated herein; and

(c)                                  Transferred LLC will be treated as continuing as a partnership for federal income tax purposes following the Merger, with Newco OP and TRS as its partners.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF TRANSFERRED LLC

Transferred LLC hereby represents and warrants to Mergerco as follows:

SECTION 2.01.                                           Organization, Power and Authority.

Transferred LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Transferred LLC has all requisite limited liability company power and authority to own and operate its assets.

SECTION 2.02.                                           Authorization.

Transferred LLC has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger as contemplated by this Agreement. The execution, delivery and performance by Transferred LLC of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action on behalf of Transferred LLC, and no further limited liability company action on the part of Transferred LLC is required to consummate the transactions contemplated by this Agreement, other than the filing and recordation of the Certificate of Merger and other appropriate merger documents as required by the Code. This Agreement has been duly and validly executed and delivered by Transferred LLC, and assuming the due authorization, execution and delivery by Mergerco, constitutes a valid, binding and enforceable obligation of Transferred LLC, enforceable against Transferred LLC in accordance with its terms.

SECTION 2.03.                                           No Prior Business.

Since the date of its formation, Transferred LLC has not conducted any business, nor has it incurred any liabilities or obligations (direct or indirect, present or contingent), in each case, except in connection with the Transactions and the assets and liabilities of Fund [•] and its subsidiaries related to the Equity Interests.

SECTION 2.04.                                           Assumption of Liabilities.

Pursuant to the Restructuring, Transferred LLC assumed all obligations of certain JBG Included Entities, whether arising before or after the date hereof, to the extent such obligations relate to the Equity Interests. Transferred LLC is subject to and in compliance with the representations and warranties in Article IV of the Transaction Agreement as such representations and warranties were applicable to certain JBG Included Entities’ holding of the Equity Interests and the assets and properties

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that were held by certain JBG Included Entities on the date thereof and are now held by Transferred LLC and its subsidiaries after giving effect to the Restructuring Transactions.

SECTION 2.05.                                           Disclaimer of Representations and Warranties.

THE PARTIES UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE TRANSACTION AGREEMENT, OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, THE TRANSACTION AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE TRANSACTION AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS, APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN THE TRANSACTION AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

GENERAL PROVISIONS

SECTION 3.01.                                           Amendment.

Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by their respective board of directors, managing member or other similar governing body, if necessary; provided, however, that there shall not be any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

SECTION 3.02.                                           Non-Survival.

None of the representations, warranties, or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing; provided, however, that this Section 3.02 shall not limit any covenant or agreement of the each of the Parties hereto to the extent such covenant or agreement by its terms contemplates performance after the Closing, which shall survive the Closing.

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SECTION 3.03.                                           Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the case of any conflict between this Agreement and the Transaction Agreement, the Transaction Agreement shall control.

SECTION 3.04.                                           Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

SECTION 3.05.                                           Entire Agreement.

This Agreement, the Transaction Agreement and the other Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended to confer upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies hereunder.

SECTION 3.06.                                           Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 3.07.                                           Governing Law; Jurisdiction.

This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to conflicts of laws principles (whether of the State of Delaware

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or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware).

SECTION 3.08.                                           Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.08.

SECTION 3.09.                                           Assignment.

This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any assignment referred to in the immediately preceding sentence shall not relieve any Party of any obligation hereunder, and following such assignment this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

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IN WITNESS WHEREOF, Transferred LLC and Mergerco have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Fund [•] Transferred LLC, a Delaware limited liability company

By:
Name:
Title:

Fund [•] OP Mergerco, a Delaware limited liability company

By:	Vornado DC Spinco OP LP

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger by and between Transferred LLC and Mergerco]

FINAL FORM

Exhibit C-2

CONTRIBUTION AND ASSIGNMENT AGREEMENT

Between

JBG SMITH PROPERTIES LP

and

[•] LEGACY LLC

Dated as of [•], 2017

CONTRIBUTION AND ASSIGNMENT AGREEMENT(1)

This CONTRIBUTION AND ASSIGNMENT AGREEMENT, dated as of [•], 2017 (this “Agreement”), is made and entered into by and between JBG SMITH Properties LP, a Delaware limited partnership (the “Operating Partnership”), and [•] Legacy LLC, a Delaware limited liability company (“Legacy LLC” and together with the Operating Partnership, the “Parties”).

WHEREAS, this Agreement is being entered into and carried out by the Operating Partnership and Legacy LLC in connection with, and as contemplated by that certain Master Transaction Agreement, dated as of October 31, 2016 (the “Transaction Agreement”), by and among Vornado Realty Trust, a Maryland real estate investment trust (“Vornado”), Vornado Realty L.P., a Delaware limited partnership (“Vornado OP”), Vornado DC Spinco, a Maryland real estate investment trust (“Newco”), the Operating Partnership, JBG Properties Inc., a Maryland corporation, JBG/Operating Partners, L.P., a Delaware limited partnership and certain affiliates of JBG Properties Inc. and JBG/Operating Partners, L.P.;

WHEREAS, Legacy LLC owns 100% of the outstanding membership interests (the “LLC Interest”) in [•] Transferred LLC (“Transferred LLC”), which is disregarded as an entity separate from Legacy LLC for U.S. federal income tax purposes;

WHEREAS, Legacy LLC has acquired the LLC Interest from JBG [•], L.L.C. (“JBG [•]”) via a merger of Transferred LLC with a subsidiary of Legacy LLC on the date hereof pursuant to the Restructuring Transactions outlined in Section 5.8(a) of the Transaction Agreement (the “Restructuring”);

WHEREAS, pursuant to Section 1.2([•]) of the Transaction Agreement, the Operating Partnership desires to acquire from Legacy LLC, and Legacy LLC desires to contribute and transfer to the Operating Partnership, subject to the terms and conditions set forth herein, the LLC Interest;

WHEREAS, pursuant to Section 1.4 of the Transaction Agreement, Legacy LLC will receive cash, Issued Newco Shares and Issued OP Units (collectively, the “Consideration”), as consideration for the contribution of the LLC Interest;

WHEREAS, immediately following the contribution of the LLC Interest to the Operating Partnershp in exchange for the Consideration, Legacy LLC will distribute the Consideration to its members and liquidate;

WHEREAS, for U.S. federal income tax purposes, (i) the Parties intend that the contribution of the LLC Interest to the Operating Partnership in exchange for the Consideration, followed by the immediate liquidation of Legacy LLC and the distribution of the Consideration to its members, be treated as a merger of Legacy LLC with the Operating Partnership within the meaning of Section 708(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations §1.708-1(c), with such merger treated as an “assets-over” form of merger as provided for in Treasuary Regulations §1.708-1(c)(3)(i), and (ii) each member of Legacy LLC has agreed and consented to treat the receipt of any cash or Issued Newco Shares pursuant to the transactions contemplated by this Agreement as the sale to the Operating Partnership of the portion of such member’s interests in Legacy LLC for which such form of consideration is received, and the Operating Partnership, pursuant to Article IV below,

(1) Please note that this form agreement will be appropriately revised for each contribution set forth in Section 1.2 of the Transaction Agreement.

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agrees to report the payment of any cash and the issuance of any Issued Newco Shares as the purchase from such Legacy LLC member of those interests in Legacy LLC immediately prior to the merger described in clause (i) of this paragraph, all pursuant to Treasury Regulations Section 1.708-1(c)(4);

WHEREAS, Schedule A attached hereto and incorporated herein, specifies the portion and nature of the Consideration to be transferred to each member of Legacy LLC pursuant to the transactions contemplated herein, and the portion of the interests held by such member in Legacy LLC, if any, that is purchased by the Operating Partnership in exchange for such Consideration;

WHEREAS, the closing (the “Closing”) of the transactions contemplated by this Agreement shall be on the date hereof, after the consummation of the Pre-Combinaiton Transactions and simultaneously with the closing of the Combination Transactions pursuant to the Transaction Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the respective meaning set forth in the Transaction Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
CONTRIBUTION

SECTION 1.01.                       Contribution and Assignment.

Upon the terms and subject to the conditions set forth in this Agreement, Legacy LLC hereby contributes, grants, assigns, transfers and conveys and delivers forever to the Operating Partnership, all of Legacy LLC’s rights, title and interest under, in and to the LLC Interest in exchange for the Consideration. The Operating Partnership hereby accepts the foregoing contribution, grant, assignment, transfer and conveyance of the LLC Interest as a contribution by Legacy LLC to the Operating Partnership and hereby pays the Consideration to Legacy LLC, subject to Article IV hereof.

SECTION 1.02.                       Assumption.

Upon the terms and subject to the conditions set forth in this Agreement, Newco OP hereby expressly assumes and agrees to perform, satisfy and discharge, in each case in due course, all of the liabilities and obligations of Legacy LLC relating to the LLC Interest whether arising or accruing before or after the date hereof. Legacy LLC, any of its affiliates, their respective successors and assigns, all persons who at any time prior to the Closing have been shareholders, directors, trustees, officers, agents or employees of Legacy LLC or any of its affiliates (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns and all persons who at any time prior to the Closing are or have been shareholders, directors, trustees, officers, agents or employees of Transferred LLC and who are not, as of immediately following the Closing, directors, trustees, officers or employees of Newco or any of its Subsidiaries are hereby released of and from any further liabilities or obligations whether accruing before or after the date hereof with respect to the LLC Interest, including, without limitation, all Liabilities arising from or in connection with the Transactions and all other activities to implement the Transactions, and all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Closing (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Closing), in each case to the extent relating to,

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arising out of or resulting from the Newco Business, the Newco Assets or the Newco Liabilities (each as defined in the Separation and Distribution Agreement to be entered into by and among Vornado, Vornado OP, Newco and Newco OP, in the form attached to the Transaction Agreement as Exhibit D), but subject to the terms and conditions of the Transaction Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF LEGACY LLC

Legacy LLC hereby represents and warrants to the Operating Partnership as follows:

SECTION 2.01.                       Organization, Power and Authority.

Legacy LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Legacy LLC has all requisite limited liability company power and authority to own and operate its assets.

SECTION 2.02.                       Authorization.

Legacy LLC has full right, authority, power and capacity (a) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Legacy LLC pursuant to this Agreement; (b) to carry out the transactions contemplated hereby and thereby; and (c) to contribute, transfer and deliver all of the LLC Interest to the Operating Partnership (or its designee) in accordance with this Agreement. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Legacy LLC pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Legacy LLC, each enforceable in accordance with its respective terms.

SECTION 2.03.                       No Prior Business.

Since the date of its formation, Legacy LLC has not conducted any business, nor has it incurred any liabilities or obligations (direct or indirect, present or contingent), in each case, except in connection with the Transactions and the assets and liabilities of Transferred LLC and its subsidiaries related to the LLC Interest.

SECTION 2.04.                       Assumption of Liabilities.

Pursuant to the Restructuring, Legacy LLC assumed all obligations of JBG [•], to the extent such obligations relate to the LLC Interest. Legacy LLC is subject to and in compliance with the representations and warranties in Article IV of the Transaction Agreement as such representations and warranties were applicable to JBG [•]’s holding of the LLC Interest and the assets and properties that were held by JBG [•] on the date thereof and are now held by Transferred LLC and its subsidiaries after giving effect to the Restructuring Transactions.

SECTION 2.05.                       Disclaimer of Representations and Warranties.

THE PARTIES UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE TRANSACTION AGREEMENT, OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, THE TRANSACTION AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE TRANSACTION AGREEMENT, ANY ANCILLARY AGREEMENT OR

3

OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS, APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN THE TRANSACTION AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

COVENANTS(2)

SECTION 3.01.                       Subsequent Actions.

Immediately following the contribution of the LLC Interest to the Operating Partnership in exchange for the Consideration pursuant to this Agreement, Legacy LLC will liquidate and distribute the Consideration to its members in accordance with Schedule A.

ARTICLE IV

TAX MATTERS

The Parties intend for the transactions contemplated by this Agreement to be treated in accordance with, and agree to report in a manner consistent with, the following for U.S. federal income tax purposes:

(a)                                 The contribution and assignment of the LLC Interest by Legacy LLC to the Operating Partnership in exchange for the Consideration and the distribution, immediately thereafter, of the Consideration by Legacy LLC to its members in liquidation of Legacy LLC shall be treated as a merger, undertaken by Legacy LLC in the “assets-over” form, of Legacy LLC and the Operating Partnership pursuant to Treasury Regulations Section 1.708-1(c)(3)(i); and

(b)                                 The issuance of the cash and the Issued Newco Shares to Legacy LLC for distribution in the liquidation of Legacy LLC to the members thereof electing such consideration shall be treated as the direct purchase by the Operating Partnership, immediately prior to the merger described in clause (a) of this Article IV, of the membership interests in Legacy LLC from the electing members of

(2) Please note that with respect to the Contribution Agreement of Fund VIII Legacy LLC, an additional covenant will be added obligating Newco OP to keep Fund VIII REIT in existence for a minimum of two years following the closing.

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Legacy LLC, and for the Consideration, described in Schedule A attached hereto and incorporated herein, as contemplated by Treasury Regulations Section 1.708-1(c)(4).

ARTICLE V
GENERAL PROVISIONS

SECTION 5.01.                       Amendment.

Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by their respective boards of directors, general partners or other similar governing body or entity, if necessary; provided, however, that there shall not be any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

SECTION 5.02.                       Non-Survival.

None of the representations, warranties, or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing; provided, however, that this Section 5.02 shall not limit any covenant or agreement of the Parties hereto to the extent such covenant or agreement by its terms contemplates performance after the Closing, which shall survive the Closing.

SECTION 5.03.                       Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the case of any conflict between this Agreement and the Transaction Agreement, the Transaction Agreement shall control.

SECTION 5.04.                       Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

SECTION 5.05.                       Entire Agreement.

This Agreement the Transaction Agreement and the other Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and

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supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended to confer upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies hereunder.

SECTION 5.06.                       Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 5.07.                       Governing Law; Jurisdiction.

(a)                                 This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to conflicts of laws principles (whether of the State of New York or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of New York).

(b)                                 All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the state courts sitting in the City, County and State of New York, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the Southern District of New York, , and the appellate courts to which orders and judgments thereof may be appealed (the “Chosen Courts”). Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party, whether sounding in tort, contract or otherwise, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Chosen Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement will affect the right of any Party to serve process in any manner permitted by Law.

SECTION 5.08.                       Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

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PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.08.

SECTION 5.09.                       Assignment.

This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any assignment referred to in the immediately preceding sentence shall not relieve any Party of any obligation hereunder, and following such assignment this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

[signature page follows]

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IN WITNESS WHEREOF, the Operating Partnership and Legacy LLC have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JBG SMITH PROPERTIES LP, a Delaware limited partnership

By:	[•]

By:
Name:
Title:

[•] LEGACY LLC, a Delaware limited liability company

By:	[•]

By:
Name:
Title:

[Signature Page to Contribution and Assignment Agreement by and between JBG SMITH Properties LP and [•] Legacy LLC]

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FINAL FORM

Exhibit C-3

AGREEMENT AND PLAN OF MERGER

Between

JBG/OPERATING PARTNERS, L.P.

and

[NEWCO OP SUBSIDIARY]

Dated as of [•], 2017

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of [•], 2017 (this “Agreement”), is made and entered into by and between JBG/Operating Partners, L.P., a Delaware limited partnership (the “Merging Entity”), and [Newco OP Subsidiary], a Delaware limited liability company (the “Surviving Entity” and together with the Merging Entity, the “Parties”).

WHEREAS, this Agreement is being entered into and carried out by the Merging Entity and the Surviving Entity in connection with, and as contemplated by that certain Master Transaction Agreement, dated as of October 31, 2016 (the “Transaction Agreement”), by and among Vornado Realty Trust, a Maryland real estate investment trust (“Vornado”), Vornado Realty L.P., a Delaware limited partnership (“Vornado OP”), Vornado DC Spinco, a Maryland real estate investment trust (“Newco”), Vornado DC Spinco OP LP, a Delaware limited partnership (“Newco OP”), JBG Properties Inc., a Maryland corporation (“JBG Properties”), the Merging Entity and certain affiliates of JBG Properties and the Merging Entity;

WHEREAS, the Parties hereto wish to effect a business combination through a merger of the Merging Entity with and into the Surving Entity, with the Surviving Entity surviving (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 and Section 18-209 of the Delaware Code, as amended (the “Code”).

WHEREAS, the Merging Entity currently holds equity interests (the “Equity Interests”) in certain entities that are listed on Schedule A hereto.

WHEREAS, JBG Properties, the general partner of the Merging Entity, has approved this Agreement and the Merger on behalf of the Merging Entity and declared that this Agreement and the Merger of the Merging Entity with and into the Surviving Entity, with the Surviving Entity surviving, are advisable, on the terms and subject to the conditions set forth herein;

WHEREAS, Newco OP, the sole member and managing member of the Surviving Entity, has approved this Agreement and the Merger on behalf of the Surviving Entity and declared that this Agreement and the Merger are advisable, on the terms and subject to the conditions set forth herein; and

WHEREAS, capitalized terms not otherwise defined herein shall have the respective meaning set forth in the Transaction Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.01.        The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 17-211 and Section 18-209 of the Code, at the Merger Effective Time (as defined below), the Surviving Entity and the Merging Entity shall consummate the Merger, pursuant to which (i) the Merging Entity shall be merged with and into the Surviving Entity and the separate existence of the Merging Entity shall thereupon cease, and (ii) the Surviving Entity shall be the surviving limited liability company in the Merger.

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SECTION 1.02.        Effective Time of the Merger.

At the Closing (as defined below), the Surviving Entity shall file a certificate of merger with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the Code (the “Certificate of Merger”), with the Secretary of State of the State of Delaware (the “DSOS”). The Merger shall become effective upon such time as the Certificate of Merger has been filed with the DSOS, or such later time on the date of the Closing designated in such filing in accordance with the Code as the effective time of the Merger (such time, the “Merger Effective Time”), but in any event the Merger shall become effective after the consummation of the Pre-Combination Transactions as set forth in the Transaction Agreement.

SECTION 1.03.        Closing.

The closing of the Merger (the “Closing”) shall be on the date hereof, after the consummation of the Pre-Combination Transactions and simultaneously with the closing of the Combination Transactions pursuant to the Transaction Agreement.

SECTION 1.04.        Effects of the Merger.

The Merger shall have the effects specified in Section 17-211 and Section 18-209 of the Code, and in addition, at the Merger Effective Time, by virtue of the Merger and without any action on the part of a holder of an interest in the Surviving Entity or in the Merging Entity:

(a)           Pursuant to Section 1.2(f)(i) of the Transaction Agreement, the partners of Merging Entity will receive OP Units (the “Consideration”) as set forth on Schedule B attached hereto and incorporated herein as consideration for the Merger, and by virtue of the Merger and without any action on the part of the Merging Entity or the Surviving Entity or any partner in the Merging Entity, from and after the Merger Effective Time, each partnership interest in the Merging Entity shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such partnership interests shall thereafter cease to have any rights, except the right to receive the Consideration applicable thereto;

(b)          Each interest in the Surviving Entity issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and unchanged as an interest in the Surviving Entity.

SECTION 1.05.        Surviving Entity Limited Liability Company Agreement.

Immediately following the Merger Effective Time, the limited liability company agreement of the Surviving Entity as in effect immediately prior to the Merger Effective Time, shall be the limited liability company agreement of the Surviving Entity (the “Surviving LLC Agreement”).

SECTION 1.06.        Managing Member of the Surviving Entity.

Immediately following the Merger Effective Time, Newco OP shall continue to be the sole member and managing member of the Surviving Entity, until its resignation or removal in accordance with the Surviving LLC Agreement.

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SECTION 1.07.        Dissenters’ Rights.

No dissenters’ rights or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

SECTION 1.08.        Release.

Persons who at any time prior to the Merger Effective Time have been members, partners, shareholders, directors, trustees, officers, agents or employees of the Merging Entity or of any of its affiliates prior to the Merger Effective Time (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, who are not, as of immediately following the Merger Effective Time, directors, trustees, officers or employees of Newco or any of its Subsidiaries are hereby released of and from any further liabilities or obligations whether accruing before or after the date hereof with respect to the Equity Interests, including, without limitation, all Liabilities arising from or in connection with the Transactions and all other activities to implement the Transactions, and all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Merger Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Merger Effective Time), in each case to the extent relating to, arising out of or resulting from the Newco Business, the Newco Assets or the Newco Liabilities (each as defined in the Separation and Distribution Agreement to be entered into by and among Vornado, Vornado OP, Newco and Newco OP, in the form attached to the Transaction Agreement as Exhibit D), but subject to the terms and conditions of the Transaction Agreement.

SECTION 1.09.        Intended Tax Treatment of the Merger.

The Parties intend for the Merger to be treated for U.S. federal income tax purposes, and agree to report it in a manner consistent with such treatment, as a merger, undertaken by the Merging Entity, in the “assets-over form” pursuant to Treasury Regulations Section 1.708-1(c)(3)(i), whereby the Merging Entity (i) contributes all of its assets and liabilities to Newco OP, the sole member of the Surviving Entity, which is treated as an entity disregarded from Newco OP for federal income tax purposes, in exchange for OP Units and (ii) immediately thereafter distributes the OP Units to the Merging Entity partners in liquidation of the Merging Entity.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF MERGING ENTITY

The Merging Entity hereby represents and warrants to the Surviving Entity as follows:

SECTION 2.01.        Organization, Power and Authority.

The Merging Entity is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Merging Entity has all requisite limited partnership power and authority to own and operate its assets.

SECTION 2.02.        Authorization.

The Merging Entity has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger as contemplated by this Agreement. The execution, delivery and performance by the Merging Entity of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized

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by all necessary limited partnership action on behalf of the Merging Entity, and no further limited partnership action on the part of the Merging Entity is required to consummate the transactions contemplated by this Agreement, other than the filing and recordation of the Certificate of Merger and other appropriate merger documents as required by the Code. This Agreement has been duly and validly executed and delivered by the Merging Entity, and assuming the due authorization, execution and delivery by the Surviving Entity, constitutes a valid, binding and enforceable obligation of the Merging Entity, enforceable against the Merging Entity in accordance with its terms.

SECTION 2.03.        Disclaimer of Representations and Warranties.

THE PARTIES UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE TRANSACTION AGREEMENT, OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, THE TRANSACTION AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE TRANSACTION AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS, APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN THE TRANSACTION AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

GENERAL PROVISIONS

SECTION 3.01.        Amendment.

Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by their respective general partner or managing members, if necessary; provided, however, that there shall not be any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

SECTION 3.02.        Non-Survival.

None of the representations, warranties, or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing;

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provided, however, that this Section 3.02 shall not limit any covenant or agreement of the each of the Parties hereto to the extent such covenant or agreement by its terms contemplates performance after the Closing, which shall survive the Closing.

SECTION 3.03.        Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the case of any conflict between this Agreement and the Transaction Agreement, the Transaction Agreement shall control.

SECTION 3.04.        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

SECTION 3.05.        Entire Agreement.

This Agreement, the Transaction Agreement and the other Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended to confer upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies hereunder.

SECTION 3.06.        Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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SECTION 3.07.        Governing Law; Jurisdiction.

This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware).

SECTION 3.08.        Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.08.

SECTION 3.09.        Assignment.

This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any assignment referred to in the immediately preceding sentence shall not relieve any Party of any obligation hereunder, and following such assignment this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the Merging Entity and the Surviving Entity have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JBG/Operating Partners, L.P. a Delaware limited partnership

By:	JBG Properties, Inc., its general partner

By:
Name:
Title:

[Newco OP Subsidiary], a Delaware limited liability company

By:	JBG SMITH PROPERTIES LP

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger by and between [Newco OP Subsidiary] and
JBG/Operating Partners, L.P.]

FINAL FORM

Exhibit C-4

CONTRIBUTION AND ASSIGNMENT AGREEMENT

Between

JBG PROPERTIES, INC.

and

JBG SMITH PROPERTIES LP

Dated as of [•], 2017

CONTRIBUTION AND ASSIGNMENT AGREEMENT

THIS CONTRIBUTION AND ASSIGNMENT AGREEMENT, dated as of [•], 2017 (this “Agreement”), is made and entered into by and between JBG Properties Inc., a Maryland corporation (“JBG Properties”), and JBG SMITH Properties LP, a Delaware limited partnership (“Newco OP”, and together with JBG Properties, the “Parties”).

WHEREAS, this Agreement is being entered into and carried out by JBG Properties and Newco OP in connection with, and as contemplated by that certain Master Transaction Agreement, dated as of October 31, 2016 (the “Transaction Agreement”), by and among Vornado Realty Trust, a Maryland real estate investment trust (“Vornado”), Vornado Realty L.P., a Delaware limited partnership (“Vornado OP”), Vornado DC Spinco, a Maryland real estate investment trust (“Newco”), Newco OP, JBG Properties, JBG/Operating Partners, L.P., a Delaware limited partnership, and certain affiliates of JBG Properties and JBG/Operating Partners, L.P.;

WHEREAS, JBG Properties currently owns interests in certain entities (the “Contributed Interests”), which Contributed Interests are set forth on Schedule A hereto;

WHEREAS, pursuant to Section 1.2(f)(ii) of the Transaction Agreement, Newco OP desires to acquire from JBG Properties, and JBG Properties desires to contribute and transfer to Newco OP, subject to the terms and conditions set forth herein, the Contributed Interests;

WHEREAS, pursuant to Section 1.4 of the Transaction Agreement, JBG Properties will receive Issued OP Units (the “Consideration”), as set forth on Schedule B hereto, as consideration for the contribution of the Contributed Interest;

WHEREAS, the closing (the “Closing”) of the transactions contemplated by this Agreement shall be on the date hereof, after the consummation of the Pre-Combination Transactions and simultaneously with the closing of the Combination Transactions pursuant to the Transaction Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Transaction Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I
CONTRIBUTION

SECTION 1.01.                       Contribution and Assignment.

Upon the terms and subject to the conditions set forth in this Agreement, JBG Properties hereby contributes, grants, assigns, transfers and conveys and delivers forever to Newco OP, all of JBG Properties’ rights, title and interest under, in and to the Contributed Interests. Newco OP hereby accepts the foregoing contribution, grant, assignment, transfer and conveyance of the Contributed Interests by JBG Properties to Newco OP.

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SECTION 1.02.                       Assumption.

Upon the terms and subject to the conditions set forth in this Agreement, Newco OP hereby expressly assumes and agrees to perform, satisfy and discharge, in each case, in due course, all of the liabilities and obligations of JBG Properties relating to the Contributed Interests whether arising or accruing before or after the date hereof. JBG Properties, any of its affiliates, their respective successors and assigns, all persons who at any time prior to the Closing have been stockholders, directors, trustees, officers, agents or employees of JBG Properties or any of its affiliates (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and all persons who at any time prior to the Closing are or have been shareholders, directors, trustees, officers, agents or employees of the entities described on Schedule A and who are not, as of immediately following the Closing, directors, trustees, officers or employees of Newco, Newco OP or any Subsidiary of Newco, are hereby released of and from any further liabilities or obligations whether accruing before or after the date hereof with respect to the Contributed Interests, including, without limitation, all Liabilities arising from or in connection with the Transactions and all other activities to implement the Transactions, and all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Closing (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Closing), in each case, to the extent relating to, arising out of or resulting from the Newco Business, the Newco Assets or the Newco Liabilities (each as defined in the Separation and Distribution Agreement to be entered into by and among Vornado, Vornado OP, Newco and Newco OP, in the form attached to the Transaction Agreement as Exhibit D), but subject to the terms and conditions of the Transaction Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF JBG PROPERTIES

JBG Properties hereby represents and warrants to Newco OP as follows:

SECTION 2.01.                       Organization, Power and Authority.

JBG Properties is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. JBG Properties has all requisite corporate power and authority to own and operate its assets.

SECTION 2.02.                       Authorization.

JBG Properties has full right, authority, power and capacity (a) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of JBG Properties pursuant to this Agreement; (b) to carry out the transactions contemplated hereby and thereby; and (c) to contribute, transfer and deliver all of the Contributed Interests to Newco OP (or its designee) in accordance with this Agreement. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of JBG Properties pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of JBG Properties, each enforceable in accordance with its respective terms.

SECTION 2.03.                       Disclaimer of Representations and Warranties.

THE PARTIES UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE TRANSACTION AGREEMENT, OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, THE TRANSACTION AGREEMENT, ANY

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ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE TRANSACTION AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS, APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN THE TRANSACTION AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

TAX MATTERS

The Parties intend for the transactions contemplated by this Agreement to be treated in accordance with, and agree to report in a manner consistent with, the following for U.S. federal income tax purposes: The contribution of the Contributed Interests in exchange for the Consideration as a transaction in which no gain or loss is recognized by JBG Properties or Newco OP under Section 721(a) of the Internal Revenue Code of 1986.

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.01.                       Amendment.

Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by their respective board of directors, general partner or other similar governing body or entity, if necessary; provided, however, that there shall not be any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

SECTION 4.02.                       Non-Survival.

None of the representations, warranties, or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing; provided, however, that this Section 4.02 shall not limit any covenant or agreement of the Parties hereto to the extent such covenant or agreement by its terms contemplates performance after the Closing, which shall survive the Closing.

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SECTION 4.03.                       Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the case of any conflict between this Agreement and the Transaction Agreement, the Transaction Agreement shall control.

SECTION 4.04.                       Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

SECTION 4.05.                       Entire Agreement.

This Agreement, the Transaction Agreement and the other Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended to confer upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies hereunder.

SECTION 4.06.                       Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 4.07.                       Governing Law; Jurisdiction.

(a)                                 This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to conflicts of laws principles (whether of the

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State of New York or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of New York).

(b)                                 All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the state courts sitting in the City, County and State of New York, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the Southern District of New York, and the appellate courts to which orders and judgments thereof may be appealed (the “Chosen Courts”). Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party, whether sounding in tort, contract or otherwise, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Chosen Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement will affect the right of any Party to serve process in any manner permitted by Law.

SECTION 4.08.                       Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.08.

SECTION 4.09.                       Assignment.

This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any assignment referred to in the immediately preceding sentence shall not relieve any Party of any obligation hereunder, and following such assignment this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

[signature page follows]

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IN WITNESS WHEREOF, JBG Properties and Newco OP have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JBG Properties, Inc., a Maryland corporation

By:
Name:
Title:

JBG SMITH Properties LP, a Delaware limited partnership

By: [•]

By:
Name:
Title:

[Signature Page to Contribution and Assignment Agreement by and between JBG SMITH Properties LP and JBG Properties, Inc.]

FINAL FORM

Exhibit C-5

CONTRIBUTION AND ASSIGNMENT AGREEMENT

Between

[NEWCO COMPANY MANAGER]

and

JBG COMPANY MANAGER [•], L.L.C.

Dated as of [•], 2017

CONTRIBUTION AND ASSIGNMENT AGREEMENT(1)

This CONTRIBUTION AND ASSIGNMENT AGREEMENT, dated as of [•], 2017 (this “Agreement”), is made and entered into by and between [Newco Company Manager], a Delaware limited partnership (the “Newco Company Manager”), and JBG Company Manager [•], L.L.C., a Delaware limited liability company (“JBG Company Manager” and together with Newco Company Manager, the “Parties”).

WHEREAS, this Agreement is being entered into and carried out by Newco Company Manager and JBG Company Manager in connection with, and as contemplated by that certain Master Transaction Agreement, dated as of October 31, 2016 (the “Transaction Agreement”), by and among Vornado Realty Trust, a Maryland real estate investment trust (“Vornado”), Vornado Realty L.P., a Delaware limited partnership (“Vornado OP”), Vornado DC Spinco, a Maryland real estate investment trust (“Newco”), Vornado DC Spinco OP LP, a Delaware limited partnership (the “Newco OP”), Newco Company Manager, JBG Properties Inc., a Maryland corporation, JBG/Operating Partners, L.P., a Delaware limited partnership and certain affiliates of JBG Properties Inc. and JBG/Operating Partners, L.P.;

WHEREAS, JBG Company Manager owns interests in certain entities (the “Contributed Interests”), which Contributed Interests are set forth on Schedule A hereto;

WHEREAS, pursuant to Section 1.2(f)(iii) of the Transaction Agreement, the Newco Company Manager, a wholly owned subsidiary of Newco OP, desires to acquire from JBG Company Manager, and JBG Company Manager desires to contribute and transfer to Newco Company Manager, subject to the terms and conditions set forth herein, the Contributed Interests;

WHEREAS, the closing (the “Closing”) of the transactions contemplated by this Agreement shall be on the date hereof, after the consummation of the Pre-Combination Transactions and simultaneously with the closing of the Combination Transactions pursuant to the Transaction Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the respective meaning set forth in the Transaction Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
CONTRIBUTION

SECTION 1.01.                       Contribution and Assignment.

Upon the terms and subject to the conditions set forth in this Agreement, JBG Company Manager hereby contributes, grants, assigns, transfers and conveys and delivers forever to Newco Company Manager, all of JBG Company Manager’s rights, title and interest under, in and to the Contributed Interests. Newco Company Manager hereby accepts the foregoing contribution, grant,

(1) Please note that this form agreement will be appropriately revised for each contribution set forth in Section 1.2 of the Transaction Agreement.

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assignment, transfer and conveyance of the Contributed Interests by JBG Company Manager to New Company Manager.

SECTION 1.02.                       Assumption.

Upon the terms and subject to the conditions set forth in this Agreement, Newco Company Manager hereby expressly assumes and agrees to perform, satisfy and discharge, in each case, in due course, all of the liabilities and obligations of JBG Company Manager relating to the Contributed Interests whether arising or accruing before or after the date hereof. JBG Company Manager, any of its affiliates, their respective successors and assigns, all persons who at any time prior to the Closing have been shareholders, directors, trustees, officers, agents or employees of JBG Company Manager or any of its affiliates (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and all persons who at any time prior to the Closing are or have been shareholders, directors, trustees, officers, agents or employees of the entities described on Schedule A and who are not, as of immediately following the Closing, directors, trustees, officers or employees of Newco Company Manager or any Subsidiary of Newco, are hereby released of and from any further liabilities or obligations whether accruing before or after the date hereof with respect to the Contributed Interests, including, without limitation, all Liabilities arising from or in connection with the Transactions and all other activities to implement the Transactions, and all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Closing (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Closing), in each case, to the extent relating to, arising out of or resulting from the Newco Business, the Newco Assets or the Newco Liabilities (each as defined in the Separation and Distribution Agreement to be entered into by and among Vornado, Vornado OP, Newco and Newco OP, in the form attached to the Transaction Agreement as Exhibit D), but subject to the terms and conditions of the Transaction Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF LEGACY LLC

JBG Company Manager hereby represents and warrants to Newco Company Manager as follows:

SECTION 2.01.                       Organization, Power and Authority.

JBG Company Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. JBG Company Manager has all requisite limited liability company power and authority to own and operate its assets.

SECTION 2.02.                       Authorization.

JBG Company Manager has full right, authority, power and capacity (a) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of JBG Company Manager pursuant to this Agreement; (b) to carry out the transactions contemplated hereby and thereby; and (c) to contribute, transfer and deliver all of the Contributed Interests to Newco Company Manager (or its designee) in accordance with this Agreement. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of JBG Company Manager pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of JBG Company Manager, each enforceable in accordance with its respective terms.

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SECTION 2.03.                       Disclaimer of Representations and Warranties.

THE PARTIES UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE TRANSACTION AGREEMENT, OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, THE TRANSACTION AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE TRANSACTION AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS, APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN THE TRANSACTION AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

TAX MATTERS

The Parties intend for the transactions contemplated by this Agreement be treated in accordance with, and agree to report in a manner consistent with, the following for U.S. federal income tax purposes: The parties acknowledge and agree that the interests have no economic value and are accordingly being transferred to Newco Company Manager for no consideration.

ARTICLE IV
GENERAL PROVISIONS

SECTION 4.01.                       Amendment.

Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by their respective boards of directors, general partners or other similar governing body or entity, if necessary; provided, however, that there shall not be any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

SECTION 4.02.                       Non-Survival.

None of the representations, warranties, or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing; provided, however, that this Section 4.02 shall not limit any covenant or agreement of the Parties hereto to

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the extent such covenant or agreement by its terms contemplates performance after the Closing, which shall survive the Closing.

SECTION 4.03.                       Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the case of any conflict between this Agreement and the Transaction Agreement, the Transaction Agreement shall control.

SECTION 4.04.                       Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

SECTION 4.05.                       Entire Agreement.

This Agreement, the Transaction Agreement and the other Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended to confer upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies hereunder.

SECTION 4.06.                       Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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SECTION 4.07.                       Governing Law; Jurisdiction.

(a)                                 This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to conflicts of laws principles (whether of the State of New York or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of New York).

(b)                                 All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the state courts sitting in the City, County and State of New York, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the Southern District of New York, and the appellate courts to which orders and judgments thereof may be appealed (the “Chosen Courts”). Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party, whether sounding in tort, contract or otherwise, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Chosen Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement will affect the right of any Party to serve process in any manner permitted by Law.

SECTION 4.08.                       Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.08.

SECTION 4.09.                       Assignment.

This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any assignment referred to in the immediately preceding sentence shall not relieve any Party of any obligation hereunder, and following such assignment this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

[signature page follows]

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IN WITNESS WHEREOF, Newco Company Manager and JBG Company Manager have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[NEWCO COMPANY MANAGER], a Delaware limited liability company

By:	[•]

By:
Name:
Title:

JBG COMPANY MANAGER [•], L.L.C., a Delaware limited liability company

By:	[•]

By:
Name:
Title:

[Signature Page to Contribution and Assignment Agreement by and between [Newco Company Manager] and JBG Company Manager]

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FINAL FORM

Exhibit D

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

VORNADO REALTY TRUST,

VORNADO REALTY L.P.,

JBG SMITH PROPERTIES

AND

JBG SMITH PROPERTIES LP

DATED AS OF [•], 2017

4.11	Certain Tax Procedures	39

ARTICLE V CERTAIN OTHER MATTERS		45

5.1	Insurance Matters	45
5.2	Late Payments	47
5.3	Treatment of Payments for Tax Purposes	48
5.4	Post-Effective Time Conduct	48
5.5	Non-Solicitation Covenant	48

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		48

6.1	Agreement for Exchange of Information	48
6.2	Ownership of Information	49
6.3	Compensation for Providing Information	49
6.4	Record Retention	49
6.5	Limitations of Liability	49
6.6	Other Agreements Providing for Exchange of Information	50
6.7	Production of Witnesses; Records; Cooperation	50
6.8	Privileged Matters	51
6.9	Confidentiality	53
6.10	Protective Arrangements	54

ARTICLE VII DISPUTE RESOLUTION		55

7.1	Good-Faith Negotiation	55
7.2	Mediation	55
7.3	Arbitration	56
7.4	Litigation and Unilateral Commencement of Arbitration	57
7.5	Conduct During Dispute Resolution Process	57

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		57

8.1	Further Assurances	57

ARTICLE IX TERMINATION		59

9.1	Termination	59
9.2	Effect of Termination	59

ARTICLE X MISCELLANEOUS		59

10.1	Counterparts; Entire Agreement; Corporate Power	59
10.2	Governing Law	60
10.3	Waiver of Jury Trial	60
10.4	Assignability	61
10.5	Subsidiaries	61
10.6	Third-Party Beneficiaries	61

10.7	Notices	61
10.8	Severability	63
10.9	Force Majeure	63
10.10	No Set-Off	64
10.11	Publicity	64
10.12	Expenses	64
10.13	Headings	64
10.14	Survival of Covenants	64
10.15	Waivers of Default	64
10.16	Specific Performance	65
10.17	Amendments	65
10.18	Interpretation	65
10.19	Limitations of Liability	66
10.20	Performance	66
10.21	Mutual Drafting	66
10.22	No Admission of Liability	66

SCHEDULES

1.1	Employment-Related Agreements
1.2	Newco Contracts
1.3	Newco Intellectual Property
1.4	Newco Properties
2.2(a)(x)	Newco Assets
2.2(b)(v)	Vornado Assets
2.3(a)(vi)	Newco Liabilities
2.3(b)	Vornado Liabilities
2.7(b)(ii)	Agreements, Arrangements, Commitments or Understandings Which Shall Not Terminate
2.13	Newco Assumption of Indebtedness and Other Financing Arrangements

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [•], 2017 (this “Agreement”), is by and among Vornado Realty Trust, a Maryland real estate investment trust (“Vornado”), Vornado Realty L.P., a Delaware limited partnership (“Vornado OP”), JBG Smith Properties, a Maryland real estate investment trust (“Newco”), and JBG Smith Properties LP, a Delaware limited partnership (“Newco OP”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of trustees of Vornado (the “Vornado Board”) has determined that it is in the best interests of Vornado and its shareholders to create a new publicly traded company that shall operate the Newco Business (as defined below);

WHEREAS, in furtherance of the foregoing, the Vornado Board has determined that it is appropriate and desirable to separate the DC Business (as defined below) from the Vornado Business (as defined below) (the “Separation”);

WHEREAS, Vornado, Vornado OP, Newco, Newco OP, JBG Properties Inc. (“JBG Properties”), JBG/Operating Partners, L.P. (“JBG Operating Partners”) and, together with JBG Properties, the “JBG Management Entities”) and certain real estate investment funds sponsored by JBG Properties (each, a “JBG Fund” and, collectively, the “JBG Funds”) are parties to that certain Master Transaction Agreement, dated as of October 31, 2016 (the “Master Agreement”), pursuant to which, among other things, certain Assets and a portion of the business conducted by the JBG Management Entities and the JBG Funds will be combined with the business of Newco (the “Business Combination”);

WHEREAS, in furtherance of the Separation and pursuant to the Plan of Reorganization (as defined below), the Pre-Combination Transactions (as defined below), among others, are contemplated to occur;

WHEREAS, in furtherance of the Business Combination and pursuant to the Master Agreement, immediately following the Vornado Distribution (as defined below), the JBG Funds will contribute, directly or indirectly, by means of contribution, merger or otherwise, certain metropolitan DC real estate Assets to Newco OP or its Subsidiaries and the JBG Management Entities will contribute, directly or indirectly, by means of contribution, merger or otherwise, the JBG Management Business (as defined below) to Newco OP or its Subsidiaries;

WHEREAS, Newco and Newco OP have been organized solely for these purposes, and have not engaged in activities except in preparation for the Separation, the Distribution (as defined below) and the Business Combination;

WHEREAS, for U.S. federal income tax purposes, the Vornado OP Contribution to Newco OP (as defined below) and the Vornado OP Distribution of OP Units (as defined below) together are intended to qualify as a partnership division taking the “assets-over form” (as described in U.S. Treasury Regulations Section 1.708-1(d)) in which no gain or loss is recognized by Vornado OP, Newco OP and Vornado under Sections 721(a), 731(a) and 731(b)

of the Internal Revenue Code of 1986, as amended (the “Code”), and the Vornado Contribution of OP Units (as defined below) and the Vornado Distribution (as defined below) together are intended to qualify as a transaction described in Section 368(a)(1)(D) and Section 355 of the Code;

WHEREAS, Newco and Vornado have prepared or are preparing, and Newco has filed or will file with the SEC (as defined below), the Form 10 (as defined below), which includes the Information Statement (as defined below), which sets forth disclosure concerning Newco, the Separation, the Distribution and the Business Combination; and

WHEREAS, each of Vornado and Newco has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation, the Distribution and the Business Combination and the relationship of Vornado, Newco and the members of their respective Groups following the Separation, the Distribution and the Business Combination.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Newco Group shall be deemed to be an Affiliate of any member of the Vornado Group and (b) no member of the Vornado Group shall be deemed to be an Affiliate of any member of the Newco Group.

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“Agent” shall mean the trust company or bank duly appointed by Vornado and Vornado OP to act as distribution agent, transfer agent and registrar for the Newco Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreement” shall mean all agreements (other than this Agreement) entered into by the Parties and/or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, Permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Business Combination” shall have the meaning set forth in the Recitals.

“Code” shall have the meaning set forth in the Recitals.

“Chosen Court” shall have the meaning set forth in Section 10.2(b).

“DC Business” shall mean the business, operations and activities of the Vornado Group relating primarily to the Newco Properties as conducted at any time prior to the Effective Time by either Vornado or Newco or any of their current or former Subsidiaries.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” means the Vornado OP Distribution of OP Units and the Vornado Distribution.

“Distribution Date” shall mean the date of the consummation of the Distribution.

“Effective Time” shall mean 11:59 p.m., Eastern time, on the Distribution Date.

“Employee Matters Agreement” shall mean the employee matters agreement to be entered into by and between Vornado and Newco (or certain members of their respective

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Groups) in connection with the Separation, the Distribution, the Business Combination or the other transactions contemplated by this Agreement, in the form attached as Exhibit G to the Master Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party or any member of its Group, an event beyond the control of such Party or member of its Group (or any Person acting on its or their behalf), which event (a) does not arise or result from the fault or negligence of such Party or member of its Group (or any Person acting on its or their behalf) and (b) by its nature would not reasonably have been foreseen by such Party or member of its Group (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or, in the case of computer systems, any failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party or any member of its Group of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s or member of its Group’s response thereto, shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10, or such other form as required by the SEC, filed by Newco with the SEC to effect the registration of Newco Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory,

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administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the Newco Group or the Vornado Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, Release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Registrable IP.

“Information Statement” shall mean the information statement to be sent to the holders of Vornado Shares and the holders of Vornado OP Units in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Proceeds” shall mean those monies:

(a)                                 received by an insured from an insurance carrier; or

(b)                                 paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

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“Insurance Termination Date” shall have the meaning set forth in Section 5.1(a).

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (f) intellectual property rights arising from or in respect of any Technology.

“IRS” shall mean the U.S. Internal Revenue Service.

“JBG Fund” shall have the meaning set forth in the Recitals.

“JBG Management Business” shall mean the management business conducted by the JBG Management Entities, which manage various real estate investment funds and other Assets.

“JBG Management Entities” shall have the meaning set forth in the Recitals.

“JBG Operating Partners” shall have the meaning set forth in the Recitals.

“JBG Properties” shall have the meaning set forth in the Recitals.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty, license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration

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tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.9(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees, and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Master Agreement” shall have the meaning set forth in the Recitals.

“Mediation Request” shall have the meaning set forth in Section 7.2.

“Newco” shall have the meaning set forth in the Preamble.

“Newco Accounts” shall have the meaning set forth in Section 2.9(a).

“Newco Assets” shall have the meaning set forth in Section 2.2(a).

“Newco Balance Sheet” shall mean [the unaudited pro forma combined balance sheet of the Newco Business (including any new Assets, activities, expansions, additions, or other modifications resulting from the Business Combination), including any notes and subledgers thereto, as of [•], as presented in the Information Statement mailed to the Record Holders.](1)

“Newco Business” shall mean the DC Business and also, with respect to events that take place after the Effective Time, the DC Business as it is operated by the Newco Group after the Effective Time, including any new Assets, activities, expansions, additions, or other modifications resulting from the Business Combination.

“Newco Bylaws” shall mean the Amended and Restated Bylaws of Newco, substantially in the form of Exhibit M to the Master Agreement.

“Newco Contracts” shall mean the following contracts and agreements to which either Vornado or Newco or any member their respective Groups is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that Newco Contracts shall not include (x) any contract or agreement that is contemplated to be retained by Vornado or any member of the Vornado Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (y) any contract or agreement that would constitute Newco Software or Newco Technology:

(1) NTD: To be revised, as appropriate, to conform to Newco financial statements included in the Information Statement.

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(a)                                 any leases relating primarily to any Newco Property pursuant to which a Third Party leases all or any portion of such Newco Property;

(b)                                 any joint venture, shareholder, equityholder, partnership or similar agreements with any Third Party relating primarily to any Newco Property;

(c)                                  any customer, distribution, supply, marketing, vendor or other contract, agreement or license, in each case with a Third Party and in effect as of the Effective Time, pursuant to which such Third Party provides or receives products or services to or from either Vornado or Newco or any member of their respective Groups, primarily in connection with the DC Business, excluding any such contracts or agreements for services that are addressed in the Transition Services Agreement or any other Ancillary Agreement;

(d)                                 any contract or part thereof providing for any guarantee, indemnity, representation, covenant, warranty or other Liability of, by or in favor of, Vornado or Newco or any member of their respective Groups to the extent in respect of any Newco Liability or the DC Business;

(e)                                  except as otherwise provided in the Master Agreement, any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreement with any Newco Group Employee or consultants of the Newco Group that is in effect as of the Effective Time and set forth on Schedule 1.1;

(f)                                   any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Newco or any member of the Newco Group;

(g)                                  any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the DC Business or entered into by or on behalf of any division, business unit or member of the Newco Group;

(h)                                 any contract, guarantee, note, mortgage, bond, debenture or other agreement providing for indebtedness, whether secured or unsecured, which relates exclusively to the DC Business; and

(i)                                     any contracts, agreements or settlements listed on Schedule 1.2, including the right to recover any amounts under such contracts, agreements or settlements.

“Newco Declaration of Trust” shall mean the Amended and Restated Declaration of Trust of Newco, substantially in the form of Exhibit L to the Master Agreement.

“Newco Financing Arrangements” shall have the meaning set forth in Section 2.13(a).

“Newco Group” shall mean (a) prior to the Effective Time, Newco and each Person that will be a Subsidiary of Newco as of immediately after the Effective Time, including

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the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of Newco; and (b) on and after the Effective Time, Newco and each Person that is a Subsidiary of Newco (including as a result of the Business Combination).

“Newco Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Newco Indemnitees” shall have the meaning set forth in Section 4.3.

“Newco Indemnity Payment” shall have the meaning set forth in Section 4.11(a)(i).

“Newco Intellectual Property” shall mean (a) the Registrable IP set forth on Schedule 1.3 and (b) all Other IP owned by, licensed by or to, or sublicensed by or to either Vornado or Newco or any member of their respective Groups as of the Effective Time exclusively used or exclusively held for use in the DC Business, including any Other IP set forth on Schedule 1.3.

“Newco Liabilities” shall have the meaning set forth in Section 2.3(a).

“Newco OP” shall have the meaning set forth in the Preamble.

“Newco OP Interests” means common limited partnership interests in Newco OP.

“Newco Permits” shall mean all Permits owned or licensed by either Vornado or Newco or any member of their respective Groups primarily used or primarily held for use in the DC Business as of the Effective Time.

“Newco Portion” shall have the meaning set forth in Section 2.8(a).

“Newco Properties” means the real properties listed on Schedule 1.4.

“Newco Shares” means common shares, par value of $0.01 per share, of Newco.

“Newco Software” shall mean all Software owned or licensed by either Vornado or Newco or any member of their respective Groups exclusively used or exclusively held for use in the DC Business as of the Effective Time.

“Newco Technology” shall mean all Technology owned or licensed by either Vornado or Newco or any member of their respective Groups exclusively used or exclusively held for use in the DC Business as of the Effective Time.

“NYSE” shall mean the New York Stock Exchange.

“Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by either Vornado or Newco or any member of their respective Groups as of the Effective Time.

“Parties” shall mean Newco and Vornado.

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“Party” shall mean either Newco or Vornado, as applicable.

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” means the Pre-Combination Transactions set forth in Section 5.8(a) of the Vornado Disclosure Letter (as defined in the Master Agreement).

“Pre-Combination Transactions” shall have the meaning set forth in the Master Agreement.

“Prime Rate” means the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” means any Information, in written, oral, electronic, or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Qualifying Income” means income described in Sections 856(c)(2)(A) through (I) and 856(c)(3)(A) through (I) of the Code.

“Record Date” shall mean the close of business on the date to be determined by the Vornado Board, acting both on behalf of Vornado in its capacity as the general partner of Vornado OP and on its own behalf, as the record date for determining holders of Vornado OP Units entitled to receive Newco OP Interests pursuant to the Vornado OP Distribution of OP Units and for determining holders of Vornado Shares entitled to receive Newco Shares pursuant to the Vornado Distribution.

“Record Holders” shall mean the holders of record of Vornado Shares and the holders of record of the Vornado OP Units, in each case, as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“REIT” shall mean “a real estate investment trust” within the meaning of Section 856 of the Code.

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“REIT Guidance” shall mean either a ruling from the IRS or an opinion of Tax counsel selected by the Party who has given the relevant REIT Savings Notice, which opinion shall be reasonably satisfactory to such Party.

“REIT Savings Notice” shall mean the written notice delivered by Newco or Vornado, as the case may be, pursuant to Section 4.11(a) or Section 4.11(b), respectively.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, trustees, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified REIT Requirements” means the requirements of Sections 856(c)(2) and (3) of the Code.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

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“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the tax matters agreement to be entered into by and between Vornado and Newco (or any members of their respective Groups) in connection with the Separation, the Distribution, the Business Combination or the other transactions contemplated by this Agreement, in the form attached as Exhibit H to the Master Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form, whether or not listed herein, in each case, other than Software.

“Third Party” means any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entity” shall mean any of the entities identified as “Vornado Included Entities” in the Master Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement as defined in the Master Agreement, as it may be amended from time to time.

“Unreleased Newco Liability” shall have the meaning set forth in Section 2.5(b).

“Unreleased Vornado Liability” shall have the meaning set forth in Section 2.5(c).

“Vornado” shall have the meaning set forth in the Preamble.

“Vornado Accounts” shall have the meaning set forth in Section 2.9(a).

“Vornado Assets” shall have the meaning set forth in Section 2.2(b).

“Vornado Board” shall have the meaning set forth in the Recitals.

“Vornado Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or

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discontinued) conducted at any time prior to the Effective Time by either Vornado or Newco or any member of their respective Groups, other than the DC Business.

“Vornado Contribution of OP Units” shall have the meaning set forth on Section 1.1 of the Vornado Disclosure Letter.

“Vornado Disclosure Letter” shall have the meaning set forth in the Master Agreement.

“Vornado Distribution” shall have the meaning set forth on Section 1.1 of the Vornado Disclosure Letter.

“Vornado Group” shall mean Vornado and each Person that is a Subsidiary of Vornado (other than Newco and any other member of the Newco Group).

“Vornado Indemnitees” shall have the meaning set forth in Section 4.2.

“Vornado Indemnity Payment” shall have the meaning set forth in Section 4.11(b)(i).

“Vornado Liabilities” shall have the meaning set forth in Section 2.3(b).

“Vornado Name and Vornado Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Vornado or Newco or any member of their respective Groups using or containing “Vornado Realty” or “Vornado,” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Vornado Shares” means common shares of Vornado, par value $0.04 per share.

“Vornado OP” shall have the meaning set forth in the Preamble.

“Vornado OP Contribution to Newco OP” shall have the meaning set forth on Section 1.1 of the Vornado Disclosure Letter.

“Vornado OP Distribution of OP Units” shall have the meaning set forth on Section 1.1 of the Vornado Disclosure Letter.

“Vornado OP Units” means common limited partnership interests in Vornado OP.

“Vornado Portion” shall have the meaning set forth in Section 2.8(a).

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ARTICLE II

THE SEPARATION

2.1                               Transfer of Assets and Assumption of Liabilities.

(a)                                 On or prior to the Distribution Date, but in any case, prior to the Vornado OP Distribution of OP Units, in accordance with the Plan of Reorganization:

(i)                                     Transfer and Assignment of Newco Assets. Vornado shall, and shall cause the applicable members of the Vornado Group to, contribute, assign, transfer, convey and deliver to the applicable members of the Newco Group, and the applicable members of the Newco Group shall accept from Vornado and the applicable members of the Vornado Group, all of Vornado’s and such Vornado Group members’ respective direct or indirect right, title and interest in and to all of the Newco Assets (it being understood that if any Newco Asset shall be held by a Transferred Entity, such Newco Asset may be assigned, transferred, conveyed and delivered to Newco as a result of the transfer of all of the equity interests in such Transferred Entity from Vornado or the applicable members of the Vornado Group to the applicable member of the Newco Group);

(ii)                                  Acceptance and Assumption of Newco Liabilities. The applicable members of the Newco Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Newco Liabilities in accordance with their respective terms. The applicable members of the Newco Group shall be responsible for all Newco Liabilities, regardless of when or where such Newco Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit Newco from asserting against Third Parties any defenses available to the legal entity that incurred or holds such Newco Liability), or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Newco Liabilities are asserted or determined (including any Newco Liabilities arising out of claims made by Vornado’s or Newco’s respective trustees, officers, employees, agents, Subsidiaries or Affiliates against any member of the Vornado Group or the Newco Group) or whether asserted or determined prior to the date hereof;

(iii)                               Transfer and Assignment of Vornado Assets. Newco shall, and shall cause the applicable members of the Newco Group to, contribute, assign, transfer, convey and deliver to the applicable members of the Vornado Group, and the applicable members of the Vornado Group shall accept from Newco and the applicable members of the Newco Group, all of Newco’s and such Newco Group members’ respective direct or indirect right, title and interest in and to any of the Vornado Assets, if any, held by Newco or any such members of the Newco Group (it being understood that any such Vornado Asset may be assigned, transferred, conveyed and delivered to Vornado as a result of the transfer of all of the equity interests in the entity or entities that own such Vornado Asset from Newco or the applicable members of the Newco Group to the applicable member of the Vornado Group); and

(iv)                              Acceptance and Assumption of Vornado Liabilities. The applicable members of the Vornado Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Liabilities of any Transferred Entity that are Vornado Liabilities in accordance with their respective terms, regardless of when or where such Vornado Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit Vornado from asserting against Third Parties any defenses available to

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the legal entity that incurred or holds such Vornado Liability), or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Vornado Liabilities are asserted or determined (including any Vornado Liabilities arising out of claims made by Vornado’s or Newco’s respective trustees, officers, employees, agents, Subsidiaries or Affiliates against any member of the Vornado Group or the Newco Group) or whether asserted or determined prior to the date hereof.

(b)                                 Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)                                  Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement (including, for the avoidance of doubt, any cash amount required to be contributed by one Party (or any member of such Party’s Group) to the other in accordance with the Plan of Reorganization), such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability. For the avoidance of doubt, in the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s respective Group) shall make a payment in respect of any Liability that the Parties agree is allocated to the other Party (or any member of such other Party’s Group) pursuant to this Agreement or otherwise, such other Party shall reimburse the first Party for the amount so paid as promptly as is reasonably practicable.

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(d)                                 Waiver of Bulk-Sale and Bulk-Transfer Laws. Newco, Newco OP and each member of the Newco Group hereby waives compliance by each and every member of the Vornado Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the Newco Assets or Newco Properties to any member of the Newco Group.

2.2          Newco Assets.(2)

(a)                                 Newco Assets. For purposes of this Agreement, “Newco Assets” shall mean:

(i)                                     all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Vornado or Newco or any member of their respective Groups as of the Effective Time;

(ii)                                  all interests in the Newco Properties of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in the Newco Properties, lessor, sublessor, lessee, sublessee or otherwise, and including all buildings or barges located thereon, and all associated parking areas, fixtures and all other improvements located thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on any Newco Property or otherwise appertaining to or benefitting any Newco Property and/or the improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle, the owner of any Newco Property to related easements, land use rights, air rights, viewshed rights, density credits, water, sewer, electrical and other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road, alley, open or proposed, adjoining any Newco Property, and all easements, rights of way and other appurtenances used or connected with the beneficial use or enjoyment of any Newco Property;

(iii)                               all Assets of either Vornado or Newco or any member of their respective Groups included or reflected as Assets of the Newco Group on the Newco Balance Sheet and any Assets acquired by or for the Newco Business or the Newco Group subsequent to the date of the Newco Balance Sheet which, had they been so acquired on or before such date and owned as of such date would have been reflected on the Newco Balance Sheet if prepared on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the Newco Balance Sheet as may be permitted under the Master Agreement; provided that the amounts set forth on the Newco Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Newco Assets pursuant to this subclause (iii);

(2) NTD: To be further reviewed upon receipt of schedules, final structure memo and Newco financial statements.

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(iv)                              all Assets of either Vornado or Newco or any member of their respective Groups as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to Newco OP or any other member of the Newco Group;

(v)                                 all Newco Contracts as of the Effective Time and all rights, interests or claims of either Vornado or Newco or any member of their respective Groups thereunder as of the Effective Time;

(vi)                              all Newco Intellectual Property, Newco Software and Newco Technology as of the Effective Time and all rights, interests or claims of either Vornado or Newco or any member of their respective Groups thereunder as of the Effective Time;

(vii)                           all Newco Permits as of the Effective Time and all rights, interests or claims of either Vornado or Newco or any member of their respective Groups thereunder as of the Effective Time;

(viii)                        all rights, interests and claims of either Vornado or Newco or any member of their respective Groups as of the Effective Time with respect to Information that is exclusively related to the Newco Assets, the Newco Liabilities, the DC Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the Newco Assets, the Newco Liabilities, the DC Business or the Transferred Entities; and

(ix)                              all other Assets owned or held by Vornado or Newco or any member of their respective Groups immediately prior to the Effective Time that exclusively relate to or are exclusively used in the DC Business; and

(x)                                 any and all Assets set forth on Schedule 2.2(a)(x).

Notwithstanding the foregoing, the Newco Assets shall not in any event include any Asset referred to in subclauses (i) through (v) of Section 2.2(b).

(b)                                 Vornado Assets. For the purposes of this Agreement, “Vornado Assets” shall mean all Assets of either Vornado or Newco or any member of their respective Groups as of the Effective Time, other than the Newco Assets, it being understood that the Vornado Assets shall include:

(i)                                     all Assets that are expressly contemplated by this Agreement, the Master Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Vornado, Vornado OP or any other member of the Vornado Group (including any Vornado Included Interests (as defined in the Master Agreement) that become “Kickout Interests” in accordance with the terms of the Master Agreement);

(ii)                                  all contracts of either Vornado or Newco or any member of their respective Groups as of the Effective Time (other than the Newco Contracts);

17

(iii)                               all Intellectual Property of either Vornado or Newco or any member of their respective Groups as of the Effective Time (other than the Newco Intellectual Property), including the Vornado Name and Vornado Marks;

(iv)                              all Permits of either Vornado or Newco or any member of their respective Groups as of the Effective Time (other than the Newco Permits); and

(v)                                 any and all Assets set forth on Schedule 2.2(b)(v).

2.3          Newco Liabilities; Vornado Liabilities.

(a)                                 Newco Liabilities. For the purposes of this Agreement, “Newco Liabilities” shall mean the following Liabilities of either Vornado or Newco or any member of their respective Groups:

(i)                                     all Liabilities included or reflected as liabilities or obligations of Newco or the members of the Newco Group on the Newco Balance Sheet and all Liabilities arising or assumed after the date of the Newco Balance Sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on the Newco Balance Sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Newco Balance Sheet; provided that the amounts set forth on the Newco Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Newco Liabilities pursuant to this subclause (i);

(ii)                                  all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the DC Business or any Newco Asset;

(iii)                               all Liabilities to the extent relating to, arising out of or resulting from (A) the activities or operations of the Newco Business or the ownership or use of the Newco Assets after the Effective Time by any member of the Newco Group or (B) the activities or operations of any other business conducted by any member of the Newco Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or Representative of any member of the Newco Group (whether or not such act or failure to act is or was within such Person’s authority));

(iv)                              any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Newco or any other member of the Newco Group, and all agreements, obligations and Liabilities of any member of the Newco Group under this Agreement or any of the Ancillary Agreements;

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(v)                                 all Liabilities to the extent relating to, arising out of or resulting from the Newco Contracts, the Newco Intellectual Property, the Newco Software, the Newco Technology or the Newco Permits;

(vi)                              any and all Liabilities set forth on Schedule 2.3(a)(vi); and

(vii)                           all Liabilities arising out of claims made by any Third Party (including Vornado’s or Newco’s respective trustees, officers, shareholders, employees and agents) against any member of the Vornado Group or the Newco Group to the extent relating to, arising out of or resulting from the DC Business or any Newco Asset or the other business, operations, activities or Liabilities referred to in clauses (i) through (vi) above;

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b), and any Liabilities of any member of the Vornado Group pursuant to the Ancillary Agreements, shall not be Newco Liabilities but instead shall be Vornado Liabilities.

(b)                                 Vornado Liabilities. For the purposes of this Agreement, “Vornado Liabilities” shall mean (i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Vornado Group and, prior to the Effective Time, any member of the Newco Group, in each case that are not Newco Liabilities, including any and all Liabilities set forth on Schedule 2.3(b)(3); (ii) Liabilities of either Vornado or Newco or any member of their respective Groups to the extent relating to, arising out of or resulting from the Vornado Business or the Vornado Assets; and (iii) all Liabilities arising out of claims made by any Third Party (including Vornado’s or Newco’s respective trustees, officers, shareholders, employees and agents) against any member of the Vornado Group or the Newco Group to the extent relating to, arising out of or resulting from the Vornado Business or the Vornado Assets.

2.4                               Approvals and Notifications. Approvals and Notifications for Newco Assets. To the extent that the transfer or assignment of any Newco Asset, the assumption of any Newco Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement, any of the Ancillary Agreements or the Master Agreement, as otherwise agreed between Vornado and Newco, or to the extent otherwise required to be made by the applicable Party or any of its Subsidiaries pursuant to the terms of any then-existing contract, neither Vornado nor Newco shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(3) NTD: To include, among other items, all tax protection agreements that may otherwise relate to the Newco Assets, all of which shall constitute Vornado Assets and Vornado Liabilities for purposes of this Agreement.

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2.5          Novation of Liabilities.

(a)           Each of Vornado and Newco, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign (i) all Newco Liabilities or obtain in writing the unconditional release of each member of the Vornado Group that is a party to any such arrangements, or the substitution of a member of the Newco Group if no member of the Newco Group is then a party thereto, so that, in any such case, the members of the Newco Group shall be solely responsible for such Newco Liabilities or (ii) all Vornado Liabilities or obtain in writing the unconditional release of each member of the Newco Group that is a party to any such arrangements, or the substitution of a member of the Vornado Group if no member of the Vornado Group is then a party thereto, so that, in any such case, the members of the Vornado Group shall be solely responsible for such Vornado Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement, the Master Agreement or any of the Ancillary Agreements, neither Vornado nor Newco shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(b)           If Vornado or Newco is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Vornado Group continues to be bound by such Newco Liability (or any agreement, lease, license or other obligation, in each case, pursuant to which any Newco Liability arises) (each, an “Unreleased Newco Liability”), Newco shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Vornado Group, as the case may be, (i) pay, perform and discharge fully all of the obligations or other Liabilities of such member of the Vornado Group that constitute Unreleased Newco Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to the time any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Vornado Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Newco Liabilities shall otherwise become assignable or able to be novated, Vornado shall promptly assign, or cause to be assigned, and Newco or the applicable Newco Group member shall assume, such Unreleased Newco Liabilities without exchange of further consideration.

(c)           If Newco or Vornado is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Newco Group continues to be bound by such Vornado Liability (or any agreement, lease, license or other obligation, in each case, pursuant to which any Vornado Liability arises) (each, an “Unreleased Vornado Liability”), Vornado shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Newco Group, as the case may be, (i) pay, perform and discharge fully all of the obligations or other Liabilities of such member of the Newco Group that constitute Unreleased Vornado Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to the time any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Newco Group. If and when any such consent, substitution, approval, amendment or release shall be

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obtained or the Unreleased Vornado Liabilities shall otherwise become assignable or able to be novated, Newco shall promptly assign, or cause to be assigned, and Vornado or the applicable Vornado Group member shall assume, such Unreleased Vornado Liabilities without exchange of further consideration.

2.6          Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)           On or prior to the Distribution Date or as soon as practicable thereafter, Vornado shall, at the request of Newco and with the reasonable cooperation of Newco and the applicable member(s) of the Newco Group, use commercially reasonable efforts to have any member(s) of the Newco Group removed as guarantor of, indemnitor of or obligor for any Vornado Liability to the extent that they relate to Vornado Liabilities, including the removal of any Security Interest on or in any Newco Asset that may serve as collateral or security for any such Vornado Liability.

(b)           To the extent required to obtain a release from a guarantee or indemnity of any member of the Newco Group, Vornado or one or more members of the Vornado Group shall execute a guarantee or indemnity agreement in the form of the existing guarantee or indemnity or such other form as is agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the removal of any Security Interest on or in any Newco Asset that may serve as collateral or security for any such Vornado Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Vornado would be reasonably unable to comply or (ii) which Vornado would not reasonably be able to avoid breaching.

(c)           Until such time as Vornado or an applicable member of the Vornado Group has obtained, or has caused to be obtained, any removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) Vornado or the relevant member of the Vornado Group that has assumed the Liability related to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor, indemnitor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor, indemnitor or obligor thereunder; and (ii) Vornado, on behalf of itself and the other members of its Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which Newco or a member of its Group is or may be liable unless all obligations of Newco and the members of its Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Newco.

(d)           Until such time as Vornado has obtained, or has caused to be obtained, any removal or release as set forth in clauses (a) and (b) of this Section 2.6, Vornado shall coordinate with Newco with respect to contact with the beneficiary of such guarantee, afford Newco a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep Newco reasonably informed of any discussions with such beneficiaries in which Newco does not participate.

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2.7          Termination of Agreements.

(a)           Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, Newco and each member of the Newco Group, on the one hand, and Vornado and each member of the Vornado Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Newco and/or any member of the Newco Group, on the one hand, and Vornado and/or any member of the Vornado Group, on the other hand, effective or outstanding as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)           The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):(4) (i) this Agreement, the Master Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement, the Master Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Vornado or Newco, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c)           All of the intercompany accounts receivable and accounts payable between any member of the Vornado Group, on the one hand, and any member of the Newco Group, on the other hand, outstanding as of the Effective Time shall, as promptly as is practicable after the Effective Time, be repaid, settled or otherwise eliminated by the member owing such amount, by means of cash payments, a dividend, capital contribution or a combination of the foregoing.

2.8          Treatment of Shared Contracts.

(a)           Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement entered into by a member of the Vornado Group with a

(4) NTD: Schedule 2.7(b)(ii) to contain a list of which agreements will remain in place.

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Third Party that is not a Newco Contract, but pursuant to which the DC Business, as of the Effective Time, has been provided certain revenues or other benefits in respect of the Newco Properties (any such contract or agreement, a “Shared Contract”) shall not be assigned in relevant part to the applicable member(s) of the Newco Group or amended to give the relevant member(s) of the Newco Group any entitlement to such rights and benefits thereunder; provided, however, that the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions to cause (i) the relevant member of the Newco Group to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, to the DC Business pursuant to such Shared Contract and (ii) the relevant member of the Newco Group to bear the burden of the corresponding Liabilities under such Shared Contract. [Notwithstanding the foregoing, no member of the Vornado Group shall be required by this Section 2.8 to maintain in effect any Shared Contract, and no member of the Newco Group shall have any approval or other rights with respect to any amendment, termination or other modification of any Shared Contract; provided, however, that for any Shared Contract that the Newco Group in consultation with JBG Properties identifies as material to the operation of the DC Business, the Parties shall cause the members of their respective Groups to use their respective commercially reasonable efforts to work together (and, if necessary and desirable, to work with the Third Party to any Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any such identified Shared Contract such that (i) a member of the Newco Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the DC Business (the “Newco Portion”), which rights shall be a Newco Asset and which obligations shall be a Newco Liability and (ii) a member of the Vornado Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract relating to the Vornado Business (the “Vornado Portion”), which rights shall be a Vornado Asset and which obligations shall be a Vornado Liability. If the Parties, or a member of their respective Groups, as applicable, do not or are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract as contemplated by the previous sentence, then the Parties shall, and shall cause the members of their Groups to, cooperate in any lawful arrangement to provide that a member of the Newco Group shall receive the interest in the benefits and obligations of the Newco Portion under such Shared Contract and that a member of the Vornado Group shall receive the interest in the benefits and obligations of the Vornado Portion under such Shared Contract. The obligations set forth in this Section 2.8(a) shall terminate on the date that is twelve (12) months after the Effective Time.](5)

(b)           Each of Vornado and Newco shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(5) NTD: JBG will review the list of Shared Contracts, when available, to ascertain whether any are material for purposes of this provision.

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2.9          Bank Accounts; Cash Balances.

Except as otherwise provided in the Transition Services Agreement:

(a)           Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Newco or any other member of the Newco Group (collectively, the “Newco Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Vornado or any other member of the Vornado Group (collectively, the “Vornado Accounts”) so that each such Newco Account and Vornado Account, if currently Linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Vornado Account or Newco Account, respectively, is de-Linked from such Vornado Account or Newco Account, respectively.

(b)           It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the Newco Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Newco or a member of the Newco Group.

(c)           It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Vornado Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Vornado or a member of the Vornado Group.

(d)           With respect to any outstanding checks issued or payments initiated by Vornado, Newco, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively, without limiting the ultimate allocation of Liability for such amounts under this Agreement, the Master Agreement or any of the Ancillary Agreements.

(e)           As between Vornado and Newco (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments made and reimbursements received after the Effective Time by either Vornado or Newco (or any member of their respective Groups) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party (or a member of such other Party’s Group) the amount of such payment or reimbursement without right of set-off.

2.10        Ancillary Agreements. Effective on or prior to the Effective Time, each of Vornado and Newco will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it (or any member of its Group) is a party.

2.11        Disclaimer of Representations and Warranties. EACH OF VORNADO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE VORNADO GROUP) AND

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NEWCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE NEWCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MASTER AGREEMENT, OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, THE MASTER AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MASTER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS, APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN THE MASTER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12        Cooperation. Notwithstanding any provision of this Agreement or the Master Agreement to the contrary, (a) Vornado shall keep JBG Properties reasonably informed and furnish JBG Properties with information relating to the determination of the Assets that are proposed to be transferred to, and Liabilities that are proposed to be assumed by, the Newco Group under this Agreement or any of the Ancillary Agreements on a reasonably current basis and (b) to the extent any of the Ancillary Agreements or exhibits or schedules hereto or thereto are to be completed following the date hereof, Vornado and Newco shall consult with JBG Properties in good faith regarding the terms and conditions to be included in such documents, give JBG Properties a reasonable opportunity to comment on any additions or modifications to such documents, take such comments into account in finalizing such documents and shall not finalize such documents without the prior written consent of JBG Properties (such consent not to be unreasonably withheld, conditioned or delayed).

2.13        Newco Assumption of Indebtedness.

(a)           Prior to and/or immediately after the Effective Time, pursuant to the Plan of Reorganization, but subject to the terms of the Master Agreement, Newco and/or other member(s) of the Newco Group shall continue to be borrowers under and, to the extent the

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borrowers thereunder are any members of the Vornado Group, shall assume all existing indebtedness which relates exclusively to one or more Newco Properties, as set forth in further detail on Schedule 2.13, as such Schedule may be modified by the parties hereto (with the prior written consent of JBG Properties) to reflect changes in accordance with the terms of the Master Agreement (the “Newco Financing Arrangements”). Consistent with the terms set forth in the Master Agreement, Vornado and Newco agree to use commercially reasonable efforts to cause the full release and discharge of Vornado and the other members of the Vornado Group from all obligations pursuant to the Newco Financing Arrangements as of no later than the Effective Time. The parties hereto agree that, subject to the terms of the Master Agreement, Newco or another member of the Newco Group, as the case may be, and not Vornado or any member of the Vornado Group, are and shall be responsible for all costs and expenses incurred in connection with the Newco Financing Arrangements.

(b)           Prior to the Effective Time, Vornado and Newco shall cooperate in the preparation of all materials as may be necessary or advisable to execute the Newco Financing Arrangements in accordance herewith.

2.14        Partnership Agreement. Newco shall, in its capacity as the general partner of and a limited partner in Newco OP, and on behalf of and as attorney in fact for the other limited partners, enter into the limited partnership agreement of Newco OP, effective as of the Effective Time, in the form attached as Exhibit F to the Master Agreement;

2.15        Financial Information Certifications. Vornado’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to the Newco Group insofar as the members of the Newco Group are Subsidiaries of Vornado. In order to enable the principal executive officer and principal financial officer of Newco to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, Vornado, as soon as reasonably practicable following the Distribution Date and in any event prior to such time as Newco is required to file its first quarterly report on Form 10-Q (or annual report on Form 10-K, if earlier), shall provide Newco with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by Vornado (and not by any officer or employee in their individual capacity). Subject to the provisions of the Transition Services Agreement, with respect to any periods following the Distribution Date, the Parties shall cooperate and discuss in good faith any certifications or other supporting documentation required by Newco.

2.16        Vornado OP Distribution of OP Units. Prior to the Vornado Distribution, in accordance with the Plan of Reorganization, Vornado OP shall cause the following to occur:

(a)           Vornado acting in its capacity as the general partner of Vornado OP shall cause Vornado OP to, and Vornado OP shall, declare and effectuate the Vornado OP Distribution of OP Units;

(b)           Vornado shall thereafter effectuate the Vornado Contribution of OP Units; and

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(c)           Newco, acting in its capacity as the general partner of Newco OP, shall consent to, and use commercially reasonable efforts to cause, each of the holders of Vornado OP Units who receive Newco OP Interests in the Vornado OP Distribution of OP Units to be admitted as partners in Newco OP, effective as of immediately following the Vornado Contribution of OP Units.

2.17        Certain Resignations. At or prior to the Distribution Date, Vornado shall cause each director or employee of Vornado and its Subsidiaries who will not be employed by Newco or a Newco Subsidiary after the Distribution Date to resign, effective upon the consummation of the Pre-Combination Transactions, from all boards of directors or similar governing bodies of Newco or any Newco Subsidiary, and from all positions as officers of Newco or any Newco Subsidiary in which they serve.

2.18        Plan of Reorganization. For the avoidance of doubt, the Parties shall modify the Pre-Combination Transactions only in accordance with the principles set forth in Section 5.8(a) of the Master Agreement, and, to the extent necessary, such modifications shall be reflected in the Plan of Reorganization consistent with Section 5.8(a) of the Master Agreement.

ARTICLE III

THE DISTRIBUTION

3.1          Sole and Absolute Discretion; Cooperation.

(a)           Subject to compliance with the terms of the Master Agreement, Vornado shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, subject to compliance with the terms of the Master Agreement, Vornado may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Vornado’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)           Newco shall cooperate with Vornado to accomplish the Distribution and shall, at Vornado’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of Newco Shares on the Form 10. Vornado shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Vornado. Newco and Vornado, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2          Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

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(a)           Notice to NYSE. Vornado shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)           Newco Declaration of Trust and Newco Bylaws. On or prior to the Distribution Date, Vornado and Newco shall take or cause to be taken all necessary actions so that, as of the Effective Time, the Newco Declaration of Trust and the Newco Bylaws shall become the declaration of trust and bylaws of Newco, respectively.

(c)           Newco Trustees and Officers. On or prior to the Distribution Date, Vornado and Newco shall take or cause to be taken all necessary actions so that as of the Effective Time the trustees and executive officers of Newco shall be those set forth in, or determined in accordance with, the Master Agreement, unless otherwise agreed by the Parties and JBG Properties.

(d)           NYSE Listing. Newco shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the Newco Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(e)           Securities Law Matters. Newco shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Vornado and Newco shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement, the Master Agreement and the Ancillary Agreements. Vornado and Newco will prepare, and Newco will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Vornado determines are necessary or desirable to effectuate the Distribution, and Vornado and Newco shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Vornado and Newco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement, the Master Agreement and the other Ancillary Agreements.

(f)            Mailing of Information Statement. Vornado shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Vornado Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(g)           The Distribution Agent. Vornado shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h)           Share-Based Employee Benefit Plans. Vornado and Newco shall take all actions as may be necessary to approve the grants of adjusted equity awards by Vornado (in

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respect of Vornado shares) and Newco (in respect of Newco Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

3.3          Conditions to the Distribution.

(a)           The obligation of Vornado to consummate the Distribution will be subject to the satisfaction or waiver (subject to Section 10.15) at or prior to the Distribution Date of the following conditions (provided, however, that unless the Master Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of JBG Properties):

(i)            the reorganization shall have been completed substantially in accordance with the Plan of Reorganization (other than those steps that are expressly contemplated to occur at or after the Distribution);

(ii)           each of the Transfer Documents shall have been duly executed and delivered by the applicable parties thereto; and

(iii)          the satisfaction or waiver of each of the conditions set forth in Article VII of the Master Agreement, including (i) the satisfaction, or waiver by Vornado and JBG Properties, of the conditions set forth in Section 7.1 of the Master Agreement; (ii) the satisfaction, or waiver by Vornado of the conditions set forth in Section 7.2 of the Master Agreement; and (iii) the satisfaction, or waiver by JBG Properties, of the conditions set forth in Section 7.3 of the Master Agreement, in each case other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution or at the Closing (as defined in the Master Agreement).

(b)           The foregoing conditions are for the sole benefit of Vornado and shall not give rise to or create any duty on the part of Vornado or the Vornado Board to waive or not waive any such condition or in any way limit Vornado’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX, provided that the foregoing shall not limit the right of the parties hereto under the Master Agreement. Any determination made by the Vornado Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the parties hereto. If Vornado waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4          The Vornado Distribution.

(a)           Subject to Section 3.3, on or prior to the Distribution Date, Newco will deliver to the Agent, for the benefit of the holders of record of Vornado Shares as of the Record Date, book-entry transfer authorizations for such number of the outstanding Newco Shares as is necessary to effect the Vornado Distribution, and shall cause the transfer agent for the Vornado Shares to instruct the Agent to distribute at the Effective Time the appropriate number of Newco Shares to each such Record Holder or designated transferee or transferees of such Record Holder by way of direct registration in book-entry form. Newco will not issue paper share certificates in respect of the Newco Shares. The Vornado Distribution shall be effective at the Effective Time.

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(b)           Subject to Section 3.3, each Record Holder will be entitled to receive in the Vornado Distribution one Newco Share for every Vornado Share (or, as determined by Vornado in its sole discretion, one Newco Share for every two Vornado Shares), held in each case by such Record Holder on the Record Date, rounded down to the nearest whole number.

(c)           No fractional shares will be distributed or credited to book-entry accounts in connection with the Vornado Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a shareholder of Newco. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a Newco Share pursuant to the Vornado Distribution, as applicable, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Vornado shall direct the Agent to determine the number of whole and fractional Newco Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Vornado, Vornado OP, Newco or the Agent will be required to guarantee any minimum sale price for the fractional Newco Shares sold in accordance with this Section 3.4(c). None of Vornado, Vornado OP or Newco will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Vornado or Newco. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Vornado Shares or Vornado OP Units, as the case may be, held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares or units.

(d)           Any Newco Shares or cash in lieu of fractional shares with respect to Newco Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to Newco, and Newco shall hold such Newco Shares for the account of such Record Holder, and the parties hereto agree that all obligations to provide such Newco Shares and cash, if any, in lieu of fractional share interests shall be obligations of Newco, subject in each case to applicable escheat or other abandoned property Laws, and Vornado shall have no Liability with respect thereto.

(e)           Until the Newco Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, Newco will regard the Persons entitled to receive such Newco Shares as record holders of Newco Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Newco agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the Newco Shares then held by such

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holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the Newco Shares then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1          Release of Pre-Distribution Claims.

(a)           Newco Release of Vornado. Except (i) as provided in Sections 4.1(c) and 4.1(d), (ii) as may be otherwise expressly provided in this Agreement or any other Ancillary Agreement, and (iii) for any matter for which any member of the Newco Group is entitled to indemnification or contribution pursuant to this Article IV, effective as of the Effective Time, Newco does hereby, for itself and each other member of the Newco Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, trustees, officers, agents or employees of any member of the Newco Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Vornado and the members of the Vornado Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, trustees, officers, agents or employees of any member of the Vornado Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, trustees, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, trustees, officers or employees of Newco or a member of the Newco Group, in each case from: (A) all Newco Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation, the Distribution and the Business Combination, and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Newco Business, the Newco Assets or the Newco Liabilities.

(b)           Vornado Release of Newco. Except (i) as provided in Sections 4.1(c) and 4.1(d), (ii) as may be otherwise expressly provided in this Agreement or any other Ancillary Agreement and (iii) for any matter for which any member of the Vornado Group is entitled to indemnification or contribution pursuant to this Article IV, effective as of the Effective Time, Vornado does hereby, for itself and each other member of the Vornado Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, trustees, officers, agents or employees of any member of the Vornado Group (in each case, in their respective capacities as such), remise, release and forever discharge Newco and the members of the Newco Group and their respective successors and assigns, from (A) all Vornado Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation, the Distribution and the Business Combination, and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being

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contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Vornado Business, the Vornado Assets or the Vornado Liabilities.

(c)           Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, the Master Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)            any Liability provided in or resulting from any agreement among any members of the Vornado Group or the Newco Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;

(ii)           any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)          any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)          any Liability that the parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, the Master Agreement, any Ancillary Agreement or otherwise for claims brought against the parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Master Agreement or the Ancillary Agreements; or

(v)           any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Vornado Group from honoring its existing obligations to indemnify any director, trustee, officer or employee of Newco who was a director, trustee, officer or employee of any member of the Vornado Group on or prior to the Effective Time, to the extent such director, trustee, officer or employee becomes a named defendant in any Action with respect to which such director, trustee, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Newco Liability, Newco shall indemnify Vornado for such Liability (including Vornado’s costs to indemnify the director, trustee, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)           No Claims. Newco shall not make, and shall not permit any member of the Newco Group to make, any claim or demand, or commence any Action asserting any claim or

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demand, including any claim of contribution or any indemnification, against Vornado or any other member of the Vornado Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Vornado shall not make, and shall not permit any other member of the Vornado Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Newco or any other member of the Newco Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)           Execution of Further Releases. At any time at or after the Effective Time, at the request of either Newco or Vornado, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2          Indemnification by Newco. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Newco OP shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless Vornado, Vornado OP, each other member of the Vornado Group and each of their respective past, present and future directors, trustees, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Vornado Indemnitees”), from and against any and all Liabilities of the Vornado Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)           any Newco Liability;

(b)           any failure of Newco, any other member of the Newco Group or any other Person to pay, perform or otherwise promptly discharge any Newco Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)           any breach by Newco or any other member of the Newco Group of this Agreement or any of the Ancillary Agreements; and

(d)           except to the extent it relates to a Vornado Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Newco Group by any member of the Vornado Group that is required to be novated pursuant to Section 2.5 of this Agreement and that survives following the Distribution (other than as a result of a breach thereof by any member of the Vornado Group after the Effective Time).

In order to induce Vornado and Vornado OP to enter into this Agreement and for other good and valuable consideration, Newco hereby irrevocably guarantees the due and punctual performance and observance by Newco OP of its obligations contained in this Section 4.2, subject, in each case, to all of the terms, provisions and conditions herein, and Vornado, Vornado OP and the other Vornado Indemnitees shall not be required to seek recovery pursuant to any set-off of any amounts payable under this Agreement or otherwise prior to seeking recovery from Newco; provided that Newco shall in no event be liable for any percentage of indemnification obligations that exceeds its then current ownership percentage in Newco OP.

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4.3      Indemnification by Vornado. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Vornado OP shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless Newco, Newco OP, each other member of the Newco Group and each of their respective past, present and future directors, trustees, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Newco Indemnitees”), from and against any and all Liabilities of the Newco Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)           any Vornado Liability;

(b)           any failure of Vornado, any other member of the Vornado Group or any other Person to pay, perform or otherwise promptly discharge any Vornado Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)           any breach by Vornado or any other member of the Vornado Group of this Agreement or any of the Ancillary Agreements; and

(d)           except to the extent it relates to a Newco Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Vornado Group by any member of the Newco Group that is required to be novated pursuant to Section 2.5 of this Agreement and that survives following the Distribution (other than as a result of a breach thereof by any member of the Newco Group after the Effective Time).

In order to induce Newco and Newco OP to enter into this Agreement and for other good and valuable consideration, Vornado hereby irrevocably guarantees the due and punctual performance and observance by Vornado OP of its obligations contained in this Section 4.3, subject, in each case, to all of the terms, provisions and conditions herein, and Newco, Newco OP and the other Newco Indemnitees shall not be required to seek recovery pursuant to any set-off of any amounts payable under this Agreement or otherwise prior to seeking recovery from Vornado; provided that Vornado shall in no event be liable for any percentage of indemnification obligations that exceeds its then current ownership percentage in Vornado OP.

4.4          Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)           The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Newco or Vornado (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If

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an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)           The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV; provided that the Indemnitee’s ability or inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c)           Any indemnification payment under this Article IV shall be adjusted in accordance with Section 4.4 of the Tax Matters Agreement.

4.5          Procedures for Indemnification of Third-Party Claims.

(a)           Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Vornado Group or the Newco Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as is reasonably practicable, but in any event within twenty (20) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the

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Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)           Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim, provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any damages to the extent resulting from, or arising out of, such Third-Party Claim; provided, however, that if the Indemnifying Party (i) becomes aware that the facts presented at the time the Indemnifying Party delivered such acknowledgement are not true and/or (ii) becomes aware of new or additional facts that provide a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then the Indemnifying Party may withdraw such acknowledgment. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)           Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)           Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and

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control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)           No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party (or a member of its Group) is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party (or any member of its Group that are parties thereto) and provides for a full, unconditional and irrevocable release of the other Party (and all members of its Group that are parties thereto) from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party or a member of its Group is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

4.6          Additional Matters.

(a)           Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to as indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)           Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party as promptly as is reasonably practicable, but in any event within twenty (20) days (or sooner if the nature of the claim so requires) after becoming aware of such claim; provided that the failure

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by an Indemnitee to so assert any such claim shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have refused to accept responsibility for such claim. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)           Pursuit of Claims Against Third Parties. If (i) a Party or any member of its Group incurs any Liability arising out of this Agreement, the Master Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party or any member of its Group to satisfy the Liability incurred by the incurring Party or any member of its Group; and (iii) a legal or equitable remedy may be available to the other Party or any member of its Group against a Third Party for such Liability, then the other Party or any member of its Group shall use its commercially reasonable efforts to cooperate with the incurring Party or member of its Group, at the incurring Party’s expense, to permit the incurring Party or member of its Group to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)           Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)           Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7          Right of Contribution.

(a)           Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or

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payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)           Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed Newco Assets or Delayed Newco Liabilities (except for the gross negligence or willful misconduct of a member of the Vornado Group) or with the ownership, operation or activities of the DC Business prior to the Effective Time shall be deemed to be the fault of Newco and the other members of the Newco Group, and no such fault shall be deemed to be the fault of Vornado or any other member of the Vornado Group; and (ii) any fault associated with the ownership, operation or activities of the Vornado Business prior to the Effective Time shall be deemed to be the fault of Vornado and the other members of the Vornado Group, and no such fault shall be deemed to be the fault of Newco or any other member of the Newco Group.

4.8          Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Newco Liabilities by Newco or a member of the Newco Group on the terms and conditions set forth in this Agreement and the Transfer Documents is void or unenforceable for any reason; (b) the retention of any Vornado Liabilities by Vornado or a member of the Vornado Group on the terms and conditions set forth in this Agreement and the Transfer Documents is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9          Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10        Survival of Indemnities. The rights and obligations of each of Vornado and Newco and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

4.11        Certain Tax Procedures.

(a)           Indemnification Payments to Newco.

(i)            With respect to any period in which Newco has made or will make an election to be taxed as a REIT, notwithstanding any other provisions in this Agreement or any Ancillary Agreement, any indemnification payments to be made to any member of the Newco Group pursuant to Section 4.3 or 4.4 or any indemnification payments to be made to any member of the Newco Group pursuant to any Ancillary

39

Agreement (a “Newco Indemnity Payment”) for any calendar year shall not exceed the sum of

(A)                               the amount that is determined (x) will not be gross income of Newco or (y) will be Qualifying Income of Newco, in each case for purposes of the Specified REIT Requirements and for any period in which Newco has made any election to be taxed as a REIT, with such determination to be set forth in REIT Guidance, plus

(B)                               such additional amount that is estimated can be paid to Newco in such taxable year without causing Newco to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined (x) as if the payment of such amount did not constitute Qualifying Income and (y) by taking into account any other payments to Newco (and any other relevant member of the Newco Group) during such taxable year that do not constitute Qualifying Income, which determination shall be (xx) made by independent tax accountants to Newco, and (yy) submitted to and approved by Newco’s outside tax counsel.

Newco shall use commercially reasonable efforts to provide Vornado with a REIT Savings Notice at least fifteen (15) business days before the date on which such Newco Indemnity Payment is due, but any failure to deliver such REIT Savings Notice, whether or not timely, shall not be deemed a waiver of, or otherwise vitiate, this Section 4.11(a)(i).

(ii)                                  Vornado shall place (or cause to be placed) the full amount of any Newco Indemnity Payments otherwise required to be made in a mutually agreed escrow account upon mutually acceptable terms, which shall provide that

(A)                               the amount in the escrow account shall be treated as the property of Vornado or the applicable member of the Vornado Group, unless it is released from such escrow account to any Indemnitee,

(B)                               all income earned upon the amount in the escrow account shall be treated as the property of Vornado or the applicable member of the Vornado Group and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other

40

taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by Vornado or the applicable member of the Vornado Group whether or not said income has been distributed during such taxable year,

(C)                               the amount in the escrow account shall be invested only as determined by Vornado in its sole discretion, provided that such investments shall be limited to (i) AAA-rated money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, (ii) interest-bearing securities of, or guaranteed as to all principal and interest by, the United States Government with maturities of 90 days or less, or (iii) bank deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.), and

(D)                               any portion thereof shall not be released to any Newco Indemnitee unless and until Vornado receives any of the following: (x) a letter from Newco’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the Newco Indemnitees without causing Newco to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants or (y) an opinion of outside tax counsel selected by Newco, such opinion to be reasonably satisfactory to Newco, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder, receipt of the additional amount of Newco Indemnity Payments otherwise required to be paid either would be excluded from gross income of Newco for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events amounts shall be released from the escrow account to the applicable Newco Indemnitees in an amount equal to the lesser of the unpaid Newco Indemnity Payments due and owing (determined without regard to this Section

41

4.11(a)) or the maximum amount stated in the letter referred to in clause (D)(x) above.

(iii)                               Any amount held in escrow pursuant to Section 4.11(a)(ii) for ten (10) years shall be released from such escrow to be used as determined by Vornado in its sole and absolute discretion.

(iv)                              Newco shall bear all costs and expenses with respect to the escrow.

(v)                                 Vornado shall cooperate in good faith with Newco (including amending this Section 4.11(a) at the reasonable request of Newco) in order to (1) maximize the portion of the payments that may be made to the Newco Indemnitees hereunder without causing Newco to fail to meet the Specified REIT Requirements, (2) improve Newco’s chances of securing a favorable ruling from the IRS if Newco should seek to obtain such a ruling as to the matters described in Section 4.11(a)(i)(A), or (3) assist Newco in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 4.11(a). Such cooperation shall include, for example, agreeing, at the request of Newco, to make payments hereunder to a taxable REIT subsidiary of Newco or an Affiliate or designee of Newco. Newco shall reimburse Vornado for all reasonable costs and expenses of such cooperation.

(b)                                 Indemnification Payments to Vornado.

(i)                                     With respect to any period in which Vornado has made or will make an election to be taxed as a REIT, notwithstanding any other provisions in this Agreement or any Ancillary Agreement, any indemnification payments to be made to any member of the Vornado Group pursuant to Section 4.2 or 4.4 or any indemnification payments to be made to any member of the Vornado Group pursuant to any Ancillary Agreement (a “Vornado Indemnity Payment”) for any calendar year shall not exceed the sum of

(A)                               the amount that is determined (x) will not be gross income of Vornado or (y) will be Qualifying Income of Vornado, in each case for purposes of the Specified REIT Requirements and for any period in which Vornado has made any election to be taxed as a REIT, with such determination to be set forth in REIT Guidance, plus

(B)                               such additional amount that is estimated can be paid to Vornado in such taxable year without causing Vornado to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined (x) as if the payment of such amount did not constitute Qualifying Income and (y) by taking into account

42

any other payments to Vornado (and any other relevant member of the Vornado Group) during such taxable year that do not constitute Qualifying Income, which determination shall be (xx) made by independent tax accountants to Vornado, and (yy) submitted to and approved by Vornado’s outside tax counsel.

Vornado shall use commercially reasonable efforts to provide Newco with a REIT Savings Notice at least fifteen (15) business days before the date on which such Vornado Indemnity Payment is due, but any failure to deliver such REIT Savings Notice, whether or not timely, shall not be deemed a waiver of, or otherwise vitiate, this Section 4.11(b)(i).

(ii)                                  Newco shall place (or cause to be placed) the full amount of any Vornado Indemnity Payments otherwise required to be made in a mutually agreed escrow account upon mutually acceptable terms, which shall provide that

(A)                               the amount in the escrow account shall be treated as the property of Newco or the applicable member of the Newco Group, unless it is released from such escrow account to any Vornado Indemnitee,

(B)                               all income earned upon the amount in the escrow account shall be treated as the property of Newco or the applicable member of the Newco Group and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by Newco or the applicable member of the Newco Group whether or not said income has been distributed during such taxable year,

(C)                               the amount in the escrow account shall be invested only as determined by Newco in its sole discretion, provided that such investments shall be limited to (i) AAA-rated money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, (ii) interest-bearing securities of, or guaranteed as to all principal and interest by, the United States Government with maturities of 90 days or less, or (iii) bank deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings,

43

Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.), and

(D)                               any portion thereof shall not be released to any Vornado Indemnitee unless and until Newco receives any of the following: (x) a letter from Vornado’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the Vornado Indemnitees without causing Vornado to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants or (y) an opinion of outside tax counsel selected by Vornado, such opinion to be reasonably satisfactory to Vornado, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder, receipt of the additional amount of Vornado Indemnity Payments otherwise required to be paid either would be excluded from gross income of Vornado for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events amounts shall be released from the escrow account to the applicable Vornado Indemnitees in an amount equal to the lesser of the unpaid Vornado Indemnity Payments due and owing (determined without regard to this Section 4.11(b)) or the maximum amount stated in the letter referred to in clause (D)(x) above.

(iii)                               Any amount held in escrow pursuant to Section 4.11(b)(ii) for ten (10) years shall be released from such escrow to be used as determined by Newco in its sole and absolute discretion.

(iv)                              Vornado shall bear all costs and expenses with respect to the escrow.

(v)                                 Newco shall cooperate in good faith with Vornado (including amending this Section 4.11(b) at the reasonable request of Vornado) in order to (1) maximize the portion of the payments that may be made to the Vornado Indemnitees hereunder without causing Vornado to fail to meet the Specified REIT Requirements, (2) improve Vornado’s chances of securing a favorable ruling from the IRS if Vornado should seek to obtain such a ruling as to the matters described in Section 4.11(b)(i)(A), or (3) assist Vornado in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 4.11(b). Such cooperation shall include, for example, agreeing, at the request of Vornado to make

44

payments hereunder to a taxable REIT subsidiary of Vornado or an Affiliate or designee of Vornado. Vornado shall reimburse Newco for all reasonable costs and expenses of such cooperation.

ARTICLE V

CERTAIN OTHER MATTERS

5.1                               Insurance Matters.(6)

(a)                                 In accordance with the Transition Services Agreement, until [•], to the extent permitted by applicable Law, Vornado and Vornado OP shall, and shall cause the relevant members of the Vornado Group to, maintain the insurance coverage applicable to the DC Business pursuant to the terms and conditions and coverages of the existing insurance policies of the Vornado Group in effect as of the Effective Time; provided, however, that in no event shall Vornado, any other member of the Vornado Group or any Vornado Indemnitee have any Liability or obligation whatsoever to any member of the Newco Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Newco Group for any reason whatsoever or shall not be renewed or extended with respect to the DC Business beyond the current expiration date. With respect to each insurance policy, the “Insurance Termination Date” shall be [], or such earlier date as of which the DC Business ceases to be covered by the insurance policies of the Vornado Group in effect as of the Effective Time in accordance with this Section 5.1(a). Prior to the Insurance Termination Date, Vornado and Newco shall discuss in good faith whether to continue any insurance coverages beyond the Insurance Termination Date and shall cooperate in good faith to provide for an orderly transition of insurance coverage following the Insurance Termination Date; provided, however, that Vornado shall not be required to continue any such insurance coverages beyond the Insurance Termination Date.

(b)                                 From and after the Effective Time, with respect to any Losses, damages and Liability incurred by any member of the Newco Group prior to the Insurance Termination Date, Vornado will provide Newco with access to, and Newco may, upon ten (10) days’ prior written notice to Vornado, make claims under, Vornado’s Third Party insurance policies in place prior to the Insurance Termination Date and Vornado’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the Newco Group prior to the Insurance Termination Date; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i)                                     Newco shall report any claim to Vornado, as promptly as is reasonably practicable, and in any event in sufficient time so that such claim may be made in accordance with Vornado’s claim reporting procedures in effect immediately

(6) NTD: Subject to review and revision based on the terms of the Transition Services Agreement.

45

prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by Vornado to Newco in writing);

(ii)                                  Newco and the members of the Newco Group shall exclusively bear and be liable for (and neither Vornado nor any members of the Vornado Group shall have any obligation to repay or reimburse Newco or any member of the Newco Group for), and shall indemnify, hold harmless and reimburse Vornado and the members of the Vornado Group for, any deductibles, self-insured retention, fees and expenses to the extent resulting from any access to, or any claims made by Newco or any other members of the Newco Group or otherwise made in respect of Losses of the DC Business under, any insurance provided pursuant to this Section 5.1(b), including any Indemnity Payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the Newco Group, its employees or Third Parties; and

(iii)                               Newco shall exclusively bear and be liable for (and neither Vornado nor any members of the Vornado Group shall have any obligation to repay or reimburse Newco or any member of the Newco Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Newco or any member of the Newco Group under the policies as provided for in this Section 5.1(b). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Newco Group, on the one hand, and the Vornado Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the Losses of such Group submitted to Vornado’s insurance carrier(s) (including any submissions prior to the Insurance Termination Date). To the extent that the Vornado Group or the Newco Group is allocated more than its pro rata portion of such premium due to the timing of Losses submitted to Vornado’s insurance carrier(s), the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, Vornado may elect not to reinstate the policy aggregate. In the event that, at any time prior to the Insurance Termination Date, Vornado elects not to reinstate the policy aggregate, it shall provide prompt written notice to Newco, and Newco may direct Vornado in writing to, and Vornado shall, in such case, reinstate the policy aggregate; provided that Newco shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

(c)                                  Except as provided in Section 5.1(b), from and after the Insurance Termination Date, neither Newco nor any member of the Newco Group shall have any rights to or under any of the insurance policies of Vornado or any other member of the Vornado Group. At the Insurance Termination Date, Newco shall, unless it has obtained the prior written consent of Vornado or Vornado OP, have in effect all insurance programs required to comply with Newco’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to Newco’s. Such insurance programs may include but are not limited to general liability, commercial auto liability, worker’s compensation, employer’s liability, product/completed operations liability, pollution legal liability, surety bonds, professional services liability, property, cargo,

46

employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.

(d)                                 Neither Newco nor any member of the Newco Group, in connection with making a claim under any insurance policy of Vornado or any member of the Vornado Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between Vornado or any member of the Vornado Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by Vornado or any member of the Vornado Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of Vornado or any member of the Vornado Group under the applicable insurance policy.

(e)                                  All payments and reimbursements by Newco pursuant to this Section 5.1 will be made within fifteen (15) days after Newco’s receipt of an invoice therefor from Vornado. If Vornado incurs costs to enforce Newco’s obligations herein, Newco agrees to indemnify and hold harmless Vornado for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.6(b). Vornado shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Newco Liabilities and/or claims Newco has made or could make in the future, and no member of the Newco Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Vornado’s insurers with respect to any of Vornado’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. Newco shall cooperate with Vornado and share such information as is reasonably necessary in order to permit Vornado to manage and conduct its insurance matters as it deems appropriate. Neither Vornado nor any of the members of the Vornado Group shall have any obligation to secure extended reporting for any claims under any Liability policies of Vornado or any member of the Vornado Group for any acts or omissions by any member of the Newco Group incurred prior to the Insurance Termination Date.

(f)                                   This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Vornado Group in respect of any insurance policy or any other contract or policy of insurance.

(g)                                  Newco does hereby, for itself and each other member of the Newco Group, agree that no member of the Vornado Group shall have any Liability whatsoever as a result of the insurance policies and practices of Vornado and the members of the Vornado Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

5.2                               Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this

47

Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two (2%) percent.

5.3                               Treatment of Payments for Tax Purposes. For all Tax purposes, the Parties and the members of their respective Groups shall treat (i) any payment made pursuant to this Agreement (other than payments representing interest) as either a contribution by the relevant entity or a distribution by the relevant entity (or as adjustments to such contribution or distribution) occurring immediately prior to the applicable contribution or Distribution, as the case may be, or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.4                               Post-Effective Time Conduct. The parties hereto acknowledge that, after the Effective Time, each Party and its Group shall be independent of the other Party and its Group, with responsibility for its and their own actions and inactions and its and their own Liabilities relating to, arising out of or resulting from the conduct of its and their business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party or the members of its Group.

5.5                               Non-Solicitation Covenant. For the period of two (2) years from and after the Effective Time, Newco shall not, and shall procure that the other members of the Newco Group shall not, directly or indirectly, solicit or hire any employees of the Vornado Group who have been engaged in providing services to the Newco Group pursuant to the Transition Services Agreement without the prior written consent of Vornado; provided, however, that (i) an individual shall not be deemed to have been solicited for employment or hired in violation of this Section 5.5 if such employee has ceased to be employed by any member of the Vornado Group for at least six (6) months prior to the date when any solicitation activity occurs, and (ii) this Section 5.5 shall not prohibit any general offers of employment to the public, including through a bona fide search firm, so long as it is not specifically targeted toward employees of the Vornado Group.

ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1                               Agreement for Exchange of Information.

(a)                                 Subject to Section 6.9 and any other applicable confidentiality obligations, each of Vornado and Newco, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group

48

to the extent that (i) such information relates to the DC Business, or any Newco Asset or Newco Liability, if Newco is the requesting Party, or to the Vornado Business, or any Vornado Asset or Vornado Liability, if Vornado is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement, the Master Agreement, any Ancillary Agreement or any Transfer Document; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

6.2                               Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3                               Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information) to the extent that such costs are incurred in connection with such other Party’s provision of information in response to the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4                               Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the parties hereto agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of Vornado’s or JBG Properties’ own information, to retain all information in their respective possession or control on the Effective Time in accordance with the policies of such Persons as in effect on the Effective Time or such other policies as may be reasonably adopted by such Persons after the Effective Time; provided, however, that such policies at least provide for the retention of documents until the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing in this Section 6.4, the Tax Matters Agreement will govern the retention of Tax-related records.

6.5                               Limitations of Liability. No party hereto shall have any Liability to any other party hereto in the event that any information exchanged or provided pursuant to this

49

Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the party providing such information. No party hereto shall have any Liability to any other party if any information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 6.4.

6.6                               Other Agreements Providing for Exchange of Information.

(a)                                 The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in the Master Agreement or any Ancillary Agreement.

(b)                                 Any party hereto that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7                               Production of Witnesses; Records; Cooperation.

(a)                                 After the Effective Time, except in the case of an adversarial Action or Dispute between Vornado and Newco, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, trustees, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, trustees, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, trustees, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, trustees, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

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(c)                                  Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)                                 Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)                                  The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8                               Privileged Matters.

(a)                                 The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Vornado Group and the Newco Group, and that each of the members of the Vornado Group and the Newco Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Vornado Group or the Newco Group, as the case may be.

(b)                                 The Parties agree as follows:

(i)                                     Vornado shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Vornado Business and not to the DC Business, whether or not the Privileged Information is in the possession or under the control of any member of the Vornado Group or any member of the Newco Group. Vornado shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Vornado Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Vornado Group or any member of the Newco Group;

(ii)                                  Newco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the DC Business and not to the Vornado Business, whether or not the Privileged Information is in the possession or under the control of any member of the Newco Group or any member of the Vornado Group. Newco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Newco Liabilities

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resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Newco Group or any member of the Vornado Group; and

(iii)                               if the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to attempt to resolve any disputes as to whether any information relates solely to the Vornado Business, solely to the DC Business, or to both the Vornado Business and the DC Business.

(c)                                  Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties (or one or more members of their respective Groups) have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)                                 If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)                                  In the event of any adversarial Action or Dispute between Vornado and Newco, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)                                   Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, trustees, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5)

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business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)                                  Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Vornado and Newco set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)                                 In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9                               Confidentiality.

(a)                                 Confidentiality. Subject to Section 6.10, from and after the Effective Time until the five (5)-year anniversary of the Effective Time, each of Vornado and Newco, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Vornado’s or JBG Properties’ respective confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement, the Master Agreement or any Ancillary Agreement, then

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such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)                                 No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).

(c)                                  Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

(d)                                 Assignment of Non-Disclosure and Confidentiality Agreements. At or prior to the Effective Time, Vornado shall assign, or cause to be assigned, to a member of the Newco Group any rights under non-disclosure and confidentiality agreements to which any member of the Vornado Group (which is not a member of the Newco Group) is a party to the extent restricting the use or disclosure of information of the DC Business (including any such agreement entered into in connection with the possible sale of the DC Business with any potential purchaser thereof); provided that in the event that such assignment cannot be completed or such agreement also restricts the use or disclosure of information of the Vornado Business, Vornado shall not be required to assign or cause such assignment, but shall enforce, or shall cause to be enforced, such agreements for the benefit of the DC Business as reasonably requested by Newco at Newco’s sole cost and expense.

6.10                        Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or

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any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as is reasonably practicable under the circumstances prior to disclosing or providing such information, shall consult with the other Party on the advisability of taking steps to resist or narrow such disclosure, and shall cooperate, following the other Party’s written request and at the other Party’s expense, in seeking any appropriate protective order requested by the other Party or in any attempt to resist such disclosure. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII
DISPUTE RESOLUTION

7.1                               Good-Faith Negotiation. Either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are Newco Assets, any Liabilities are Newco Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within fifteen (15) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. Any resolution reached by the applicable executives through negotiation shall be subject to final approval by the Chief Administrative Officer of Vornado and the Chief Executive Officer of Newco. If the Parties are unable for any reason to resolve a Dispute within fifteen (15) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, either Party may pursue any and all rights and remedies at Law or in equity available to it with respect to the Dispute. Nothing herein shall limit or otherwise affect the rights of the Parties under Section 10.16.

7.2                               Mediation. Any Dispute not resolved pursuant to Section 7.1 shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then-current JAMS procedures, except as modified herein. The mediation shall be held in such place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator from the JAMS panel. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a party of a Mediation Request, then a Party may request (on written notice to the other Party), that JAMS appoint a mediator in accordance with the then current JAMS procedures from mediators on the JAMS panel. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of

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applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.3.

7.3                               Arbitration.

(a)                                 In the event that a Dispute has not been resolved within sixty (60) days of the appointment of a mediator in accordance with Section 7.2, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the JAMS Comprehensive Arbitration Rules and Procedures. The arbitration shall be held in the same location as the mediation pursuant to Section 7.2. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $5 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $5 million or more. Arbitrators shall be named from the JAMS panel.

(b)                                 The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the JAMS Comprehensive Arbitration Rules and Procedures from the JAMS panel. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the JAMS Comprehensive Arbitration Rules and Procedures. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the JAMS Comprehensive Arbitration Rules and Procedures from the JAMS panel.

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(c)                                  The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and reasonable attorneys’ fees and costs which will be reviewed by the arbitrator(s) for reasonableness; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability to a Third Party with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties and the members of their respective Groups, and may be enforced in any court of competent jurisdiction. The initiation of mediation or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

7.4                               Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.2 and Section 7.3 if (i) such Party has submitted a Mediation Request or Arbitration Request, as applicable, and the other party has failed, within the applicable periods set forth in Section 7.3, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing or (ii) such Party has failed to comply with Section 7.3 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the JAMS Comprehensive Arbitration Rules and Procedures.

7.5                               Conduct During Dispute Resolution Process. Unless otherwise agreed to in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1                               Further Assurances.

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations

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and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, prior to, on and after the Effective Time, each party hereto shall cooperate with the other parties hereto, and without any further consideration, but, from and after the Effective Time, at the expense of the requesting party, execute and deliver, or use commercially reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any Permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take or cause to be taken all such other actions as such party may reasonably be requested to take or cause to be taken by the other parties hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Newco Assets and the Vornado Assets and the assignment and assumption of the Newco Liabilities and the Vornado Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party hereto will, at the reasonable request, cost and expense of another party hereto, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)                                  On or prior to the Effective Time, Vornado and Newco in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Vornado, Newco or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)                                 Vornado and Newco, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of Newco or any other member of the Newco Group, on the one hand, or of Vornado or any other member of the Vornado Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability (except in the case of willful misconduct).

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ARTICLE IX
TERMINATION

9.1                               Termination. This Agreement shall terminate simultaneously with the valid termination of the Master Agreement prior to the Closing Date (as defined in the Master Agreement). Except for a termination described in the immediately preceding sentence, prior to the Closing Date (as defined in the Master Agreement), Newco shall not agree to terminate this Agreement without the prior written consent of JBG Properties, which consent shall not be unreasonably withheld, conditioned or delayed. After the Closing Date (as defined in the Master Agreement), this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the parties hereto.

9.2                               Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no party hereto (nor any of its directors, trustees, officers or employees) shall have any Liability or further obligation to any other party hereto by reason of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1                        Counterparts; Entire Agreement; Corporate Power.

(a)                                 This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(b)                                 This Agreement, the Master Agreement, the Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto contain the entire agreement between the parties hereto with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties hereto other than those set forth or referred to herein or therein.

(c)                                  Vornado represents on behalf of itself and each other member of the Vornado Group, and Newco represents on behalf of itself and each other member of the Newco Group, as follows:

(i)                                     each such Person has the requisite power and authority and has taken all action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)                                  this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

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(d)                                 Each party to this Agreement acknowledges that it and each other party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other parties hereto at any time, it will as promptly as is reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2                        Governing Law.

(a)                                 This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to conflicts of laws principles (whether of the State of New York or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of New York).

(b)                                 All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the state courts sitting in the City, County and State of New York, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the Southern District of New York, and the appellate courts to which orders and judgments thereof may be appealed (the “Chosen Courts”). Each of the parties hereto hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, whether sounding in tort, contract or otherwise, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Chosen Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.7. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Law.

10.3                        Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN

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CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3.

10.4                        Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or other parties thereto, as applicable, and any attempt to do so shall be null and void (provided that prior to the Effective Time, Newco shall not assign this Agreement or consent to an assignment of this Agreement without the prior written consent of JBG Properties, which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties hereto.

10.5                        Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any Person that becomes a Subsidiary of such Party at or after the Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.

10.6                        Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Vornado Indemnitee or Newco Indemnitee in their respective capacities as such, and except for JBG Operating Partners, who shall be a Third Party beneficiary of the rights of Newco under this Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement; provided, however, that JBG Properties shall be a Third Party beneficiary of the rights of JBG Properties as provided in this Agreement and the other Ancillary Agreements.

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10.7                        Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.7):

If to Vornado or, on or prior to the Effective Time, to Newco, then to:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention:                                         Corporation Counsel
Facsimile:                                         (212) 894-7996

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention:                                         Joseph Macnow
Facsimile:              (212) 894-7996

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:                                         William G. Farrar
Facsimile:                                         (212) 558-3588

and, in the case of Newco, with a copy to (which shall not constitute notice):

The JBG Companies
4445 Willard Avenue Suite 400
Chevy Chase, Maryland 20815
Attention:                                         [•]
Facsimile:              [•]

and

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, District of Columbia 20004
Phone:                                                          (202) 637-5868
Facsimile:                                         (202) 637-5910

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Attention:                                         David W. Bonser, Esq.
E-mail:                                                        david.bonser@hoganlovells.com

If to Newco after the Effective Time, then to:

JBG Smith Properties
4445 Willard Avenue Suite 400
Chevy Chase, Maryland 20815
Attention:                                         [•]
Facsimile:                                         [•]

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, District of Columbia 20004
Phone:                                                          (202) 637-5868
Facsimile:                                         (202) 637-5910
Attention:                                         David W. Bonser, Esq.
E-mail:                                                        david.bonser@hoganlovells.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.8                        Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by an arbitration tribunal or a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties hereto shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties hereto.

10.9                        Force Majeure. No party hereto shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

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10.10                 No Set-Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither any Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to such Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.11                 Publicity. Prior to the Effective Time, Vornado and Newco shall consult with JBG Properties before issuing any press release or other public announcement that relates to the transactions contemplated hereby. Any such press release or public announcement shall comply with the requirements in Section 5.3 of the Master Agreement. From and after the Effective Time, the Chief Executive Officer of Newco and the Chief Administrative Officer of Vornado shall consult with each other prior to either Party or any member of their respective Groups issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.12                 Expenses. Except as otherwise expressly set forth in this Agreement, the Master Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, (a) Newco shall be responsible for all reasonable out-of-pocket Third Party fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Form 10, the Plan of Reorganization and the Distribution and the consummation of the transactions contemplated hereby and thereby; and (b) all fees, costs and expenses incurred after the Effective Time shall be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

10.13                 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.14                 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.15                 Waivers of Default. Waiver by a party hereto of any default by another party hereto of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of any other party. No failure or delay by a party hereto in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

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10.16                 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties hereto who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto. For the avoidance of doubt, JBG Properties shall, during the term of this Agreement, have the right to enforce specifically the obligations of Vornado and Newco set forth herein.

10.17                 Amendments. No provisions of this Agreement, including any Exhibit, Schedule or Appendices hereto, or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party hereto against whom it is sought to enforce such waiver, amendment, supplement or modification. In addition, unless the Master Agreement shall have been terminated in accordance with its terms, any such amendment, waiver, supplement or modification shall be subject to the prior written consent of JBG Operating Partners.

10.18                 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [•]. In the case of any conflict between this Agreement and any of the Transition Services Agreement, the Tax Matters Agreement and the Employee Matters Agreement in relation to any matters addressed by such Ancillary Agreement, the applicable Ancillary Agreement shall prevail unless such

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Ancillary Agreement explicitly states that this Agreement shall control. In the case of any conflict between this Agreement and the Master Agreement, the Master Agreement shall control.

10.19                 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, but without limiting any recovery expressly provided by Section 7.3, neither Newco or any member of the Newco Group, on the one hand, nor Vornado or any member of the Vornado Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.20                 Performance. Vornado will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Vornado Group. Newco will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Newco Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.21                 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the parties hereto and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

10.22                 No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocation such Assets and Liabilities between Vornado and Newco and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party, including with respect to the Liabilities of any non-wholly owned Subsidiary of Vornado or Newco.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

VORNADO REALTY TRUST

By:
Name:
Title:

VORNADO REALTY L.P.

By:
Name:
Title:

JBG SMITH PROPERTIES

By:
Name:
Title:

JBG SMITH PROPERTIES LP

By:
Name:
Title:

FINAL FORM

Exhibit E

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT is entered into as of [•], 2017 by and among JBG Smith Properties, a Maryland real estate investment trust (the “Company”), and the holders listed on Schedule I hereto (each an “Initial Holder” and, collectively, the “Initial Holders”).

RECITALS

WHEREAS, the Company and JBG SMITH Properties LP, a Delaware limited partnership (the “Operating Partnership”), have concurrently engaged in certain combination transactions as more fully set forth in that certain Master Transaction Agreement dated as of October 31, 2016 by and among Vornado Realty Trust, Vornado Realty L.P., JBG Properties Inc., JBG/Operating Partners, L.P., certain affiliates of JBG Properties Inc., the Company and the Operating Partnership (the “Combination Transactions”), pursuant to which the Initial Holders have concurrently received, in exchange for their (or certain related parties’) respective interests in the entities participating in the Combination Transactions, common units of limited partnership interest in the Operating Partnership (“OP Units”);

WHEREAS, upon the terms and subject to the conditions contained in the Operating Partnership Agreement (as defined below), OP Units will be redeemable for cash or, at the Company’s option, exchangeable for shares of beneficial interest of the Company, par value $0.01 per share (the “Common Shares”); and

WHEREAS, as a condition to the Combination Transactions, the Company has agreed to grant the Initial Holders and their permitted assignees and transferees the registration rights set forth in Article II hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Registration Rights Agreement, as it may be amended, supplemented or restated from time to time.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, New York are authorized by law to close.

“Charter” means the Articles of Amendment and Restatement of the Company as filed with the Secretary of State of the State of Maryland on [•], 2017, as the same may be amended, modified or restated from time to time.

“Combination Transactions” has the meaning set forth in the recitals hereof.

“Commission” means the Securities and Exchange Commission.

“Common Shares” has the meaning set forth in the recitals hereof.

“Company” has the meaning set forth in the preamble hereof.

“Effectiveness Period” has the meaning set forth in Section 2.1(b).

“End of Suspension Notice” has the meaning set forth in Section 2.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means (i) any Initial Holder who is the record or beneficial owner of any Registrable Security or (ii) any assignee or transferee of such Initial Holder (including assignments or transfers of Registrable Securities to such assignees or transferees as a result of the foreclosure on any loans secured by such Registrable Securities) (x) to the extent permitted under the Operating Partnership Agreement or the Charter, as applicable, and (y) provided such assignee or transferee agrees in writing to be bound by all the provisions hereof.

“Initial Holder” has the meaning set forth in the preamble hereof.

“Issuer Shelf Registration Statement” has the meaning set forth in Section 2.1(b).

“Notice and Questionnaire” has the meaning set forth in Section 2.1(d).

“NYSE” means The New York Stock Exchange.

“OP Units” has the meaning set forth in the recitals hereof.

“Operating Partnership” has the meaning set forth in the recitals hereof.

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“Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of [•](1), 2017, as the same may be amended, modified or restated from time to time.

“Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Primary Shares” has the meaning set forth in Section 2.1(b).

“Registrable Securities” means with respect to any Holder, Common Shares owned, either of record or beneficially, by such Holder that were issued or issuable upon exchange of OP Units and any additional Common Shares issued as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations or otherwise).

As to any particular Registrable Securities of a Holder, they shall cease to be Registrable Securities in respect of such Holder at the earliest time as one of the following shall have occurred: (i) a registration statement (including a Resale Shelf Registration Statement) covering such shares shall have become effective and all such shares have been disposed of pursuant to such effective registration statement or unless such shares were issued pursuant to an effective registration statement, (ii) such shares have been publicly sold under Rule 144, (iii) all such shares may be sold in one transaction pursuant to Rule 144 or (iv) such shares have been otherwise transferred in a transaction that constitutes a sale thereof under the Securities Act, the Company has delivered to the Holder’s transferee a new certificate or other evidence of ownership for such shares not bearing the Securities Act restricted stock legend and such shares subsequently may be resold or otherwise transferred by such transferee without registration under the Securities Act.

“Registration Expenses” shall have the meaning set forth in Section 2.3.

“Registration Statement” shall have the meaning set forth in Section 2.9(a).

“Resale Shelf Registration Statement” shall have the meaning set forth in Section 2.1(a).

“Restricted Shares” means Common Shares issued under an Issuer Shelf Registration Statement which if sold by the holder thereof would constitute “restricted securities” as defined under Rule 144.

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

(1) NTD: Insert combination date

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“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement under the Securities Act pursuant to the terms hereof.

“Shelf Registration Statement” means a Resale Shelf Registration Statement and/or an Issuer Shelf Registration Statement.

“Suspension Notice” shall have the meaning set forth in Section 2.9(a).

ARTICLE II

REGISTRATION RIGHTS

Section 2.1.           Shelf Registration.

(a)           Subject to Section 2.9, the Company shall use commercially reasonable efforts to prepare and file, on or before the first Business Day that is thirteen (13) months after the consummation of the Combination Transactions, a “shelf” registration statement with respect to the resale of the Registrable Securities by the Holders thereof on an appropriate form that complies in all material respects with applicable Commission rules for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Resale Shelf Registration Statement”) and permitting registration of such Registrable Securities for resale by such Holders in accordance with the methods of distribution elected by the Holders and set forth in the Resale Shelf Registration Statement and use commercially reasonable efforts to cause such Resale Shelf Registration Statement to become effective as promptly as practicable thereafter. Subject to Sections 2.1(c) and 2.9, the Company shall keep such Resale Shelf Registration Statement continuously effective for a period ending when all Common Shares covered by the Resale Shelf Registration Statement are no longer Registrable Securities.

(b)           The Company may, at its option, satisfy its obligation to prepare and file a Resale Shelf Registration Statement pursuant to Section 2.1(a) with respect to Common Shares issuable upon exchange of OP Units by preparing and filing a registration statement on an appropriate form that complies in all material respects with applicable Commission rules for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (an “Issuer Shelf Registration Statement”) providing for (i) the issuance by the Company, from time to time, to the Holders of such OP Units, of Common Shares registered under the Securities Act (the “Primary Shares”) and (ii) to the extent such Primary Shares constitute Restricted Shares, the registered resale thereof by their Holders from time to time in accordance with the methods of distribution elected by the Holders and set forth therein (but not an underwritten offering) and using commercially reasonable efforts to cause such Issuer Shelf Registration Statement to be filed by the first Business Day that is thirteen (13) months after the consummation of the Combination Transactions, and to become effective as promptly as practicable thereafter. Subject to Sections 2.1(c) and 2.9, the Company shall keep such Issuer Shelf Registration Statement continuously effective for a period (the “Effectiveness Period”) expiring on the date all of the OP Units pursuant to which Registrable Securities may be issued have been redeemed for Common Shares or Registrable Securities shall cease to exist. If the Company shall exercise its rights under this Section 2.1(b), Holders (other than Holders of

4

Restricted Shares) shall have no right to have Common Shares issued or issuable upon exchange of OP Units included in a Resale Shelf Registration Statement pursuant to Section 2.1(a).

(c)           Subsequent Filing. The Company shall prepare and file such additional registration statements as necessary every three (3) years and use its commercially reasonable efforts to cause such registration statements to become effective so that a Shelf Registration Statement remains continuously effective, subject to Section 2.9, with respect to resales of Registrable Securities as and for the periods required under Sections 2.1(a) or (b), as applicable (such subsequent registration statements to constitute a Resale Shelf Registration Statement or an Issuer Shelf Registration Statement, as the case may be, hereunder).

(d)           Notice and Questionnaire. At the request of the Company, each Holder shall deliver a duly completed and executed written notice (each such notice, a “Notice and Questionnaire”) to the Company (i) notifying the Company of such Holder’s desire to include Registrable Securities held by it in a Resale Shelf Registration Statement, (ii) containing all information about such Holder required to be included in such registration statement in accordance with applicable law, including Item 507 of Regulation S-K promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto, and (iii) pursuant to which such Holder agrees to be bound by the terms and conditions hereof. At the time a Resale Shelf Registration Statement becomes effective, each Holder that has delivered a duly completed and executed Notice and Questionnaire to the Company on or prior to the date ten (10) Business Days prior to such time of effectiveness shall be named as a selling securityholder in such Resale Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver such prospectus to purchasers of Registrable Securities in accordance with applicable law. If required by applicable law, subject to the terms and conditions hereof, after effectiveness of the Resale Shelf Registration Statement, the Company shall file a supplement to such prospectus or amendment to the Resale Shelf Registration Statement not less than once a quarter as necessary to name as selling securityholders therein any Holders that provide to the Company a duly completed and executed Notice and Questionnaire and shall use commercially reasonable efforts to cause any post-effective amendment to such Resale Shelf Registration Statement filed for such purpose to be declared effective by the Commission as promptly as reasonably practicable after the filing thereof. Any Holder that has not delivered a duly completed and executed Notice and Questionnaire shall not be entitled to be named as a Selling Holder in, or have the Registrable Securities held by it covered by, a Resale Shelf Registration Statement.

Section 2.2.           Registration Procedures; Filings; Information. Subject to Section 2.9 hereof, in connection with any Resale Shelf Registration Statement under Section 2.1(a), the Company will use its commercially reasonable efforts to effect the registration of the Registrable Securities covered thereby in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any Issuer Shelf Registration Statement under Section 2.1(b), the Company will use its commercially reasonable efforts to effect the registration of the Primary Shares (including for resale, to the extent provided in clause (ii) of Section 2.1(b)) as quickly as reasonably practicable. In connection with any Shelf Registration Statement:

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(a)           At the request of the Selling Holder, the Company will, prior to filing a Resale Shelf Registration Statement (or an Issuer Shelf Registration Statement providing for resales pursuant to clause (ii) of Section 2.1(b)) or prospectus or any amendment or supplement thereto, furnish without charge to each Selling Holder of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter furnish to such Selling Holder such number of conformed copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein, but excluding any documents to be incorporated by reference therein that are publicly available on the Commission’s EDGAR system), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder.

(b)           After the filing of a Resale Shelf Registration Statement (or an Issuer Shelf Registration Statement providing for resales pursuant to clause (ii) of Section 2.1(b)), the Company will promptly notify each Selling Holder of Registrable Securities covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(c)           The parties hereto hereby acknowledge that, generally, pursuant to Section 18 of the Securities Act, no state securities laws requiring, or with respect to, registration or qualification of securities or securities transactions will apply to a security that is a “covered security” (as defined therein). “Covered securities,” for purposes of Section 18 of the Securities Act, includes securities listed or authorized for listing on the NYSE (or certain other national securities exchanges) and securities of the same issuer that are equal in seniority or senior to such securities. In the event that the Shares cease to constitute covered securities, subject to the conditions set forth in this Agreement, the Company will use its commercially reasonable efforts to (i) register or qualify the Registrable Securities under such other securities or “blue sky” laws of such jurisdictions in the United States (where an exemption does not apply) as any Selling Holder reasonably (in light of such Selling Holder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (c), (B) subject itself to general taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction. The Company will promptly notify each Selling Holder of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose.

(d)           The Company will immediately notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the Company’s receipt of any notification of the suspension of the qualification of any Registrable Securities covered by a Resale Shelf Registration Statement (or

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an Issuer Shelf Registration Statement providing for resales pursuant to clause (ii) of Section 2.1(b)) for sale in any jurisdiction; or (ii) the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and promptly make available to each Selling Holder any such supplement or amendment.

(e)           The Company will use commercially reasonable efforts to cause all Registrable Securities covered by such Resale Shelf Registration Statement or Primary Shares covered by such Issuer Shelf Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(f)            In addition to the Notice and Questionnaire, the Company may require each Selling Holder of Registrable Securities to promptly furnish in writing to the Company such information regarding such selling Holder, the Registrable Securities held by it and the intended method of distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration. No Holder may include Registrable Securities in any registration statement pursuant to this Agreement unless and until such Holder has furnished to the Company such information. Each Holder further agrees to furnish as soon as reasonably practicable to the Company all information required to be disclosed in order to make information previously furnished to the Company by such Holder not misleading in light of the circumstances in which they were made.

(g)           Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 2.2(b) or (d) or upon receipt of a Suspension Notice, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder’s receipt of written notice from the Company that such disposition may be made and, if applicable, copies of any supplemented or amended prospectus contemplated by clause (ii) of Section 2.2(d) or, if applicable, prepared under Section 2.9(a), and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. Each Selling Holder of Registrable Securities agrees that it will immediately notify the Company at any time when a prospectus relating to the registration of such Registrable Securities is required to be delivered under the Securities Act of the happening of an event as a result of which information previously furnished by such Selling Holder to the Company in writing for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.

Section 2.3.           Registration Expenses. In connection with any registration statement required to be filed hereunder, the Company shall pay the following registration expenses incurred in connection with the registration hereunder (the “Registration Expenses”), regardless whether such registration statement is declared effective by the Commission: (i) all registration

7

and filing fees, (ii) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of its counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for the Company, (vii) all fees and disbursements of the Company’s auditors, including in connection with the preparation of comfort letters, and any transfer agent and registrar fees, and (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration. Registration Expenses shall not include any brokerage and sales commission fees and disbursements of any counsel, accountants and other advisors of any Holder, and any transfer taxes relating to the sale or disposition of Common Shares by any Holder.

Section 2.4.           Indemnification by the Company. The Company agrees to indemnify and hold harmless each Selling Holder of Registrable Securities, its officers, directors, agents, partners, members, employees, managers, advisors, sub-advisors, attorneys, representatives and Affiliates, and each Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against, as incurred, any and all losses, claims, damages, liabilities, judgments and expenses (or actions in respect thereof) that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus, prospectus, or free writing prospectus relating to the Registrable Securities (in each case, as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or that arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, liabilities, judgments or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission included in reliance upon and in conformity with information furnished in writing to the Company by such Selling Holder or on such Selling Holder’s behalf expressly for inclusion therein.

Section 2.5.           Indemnification by Holders of Registrable Securities. Each Selling Holder agrees, severally but not jointly or jointly and severally, to indemnify and hold harmless the Company, its officers, directors, agents, employees, attorneys, representatives and Affiliates and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with respect to information relating to such Selling Holder included in reliance upon and in conformity with information furnished in writing by such Selling Holder or on such Selling Holder’s behalf expressly for use in any registration statement, preliminary prospectus, prospectus or free writing prospectus relating to the Registrable Securities, or any amendment or supplement thereto. In case any action or proceeding shall be brought against the Company or its officers, directors or agents or any such controlling person, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to the Company, and the Company or its officers, directors or agents or such controlling person shall have the rights and duties given to such Selling Holder, by Section 2.6; provided, however, that the total obligations of such Selling Holder under this Agreement (including, but not limited to, obligations arising under Section 2.7

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herein) will be limited to an amount equal to the net proceeds actually received by such Selling Holder (after deducting any discounts and commissions) from the disposition of Registrable Securities pursuant to such registration statement.

Section 2.6.           Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 2.4 or 2.5, such person (an “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (an “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Party to give such notice will not relieve such Indemnifying Party of any obligations under this Section 2, except to the extent such Indemnifying Party is materially prejudiced by such failure. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and the Indemnified Party. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by (i) in the case of Persons indemnified pursuant to Section 2.4 hereof, the Selling Holders which owned a majority of the Registrable Securities sold under the applicable registration statement and (ii) in the case of Persons indemnified pursuant to Section 2.5, the Company. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding without any admission of liability by such Indemnified Party.

Section 2.7.           Contribution. If the indemnification provided for in Section 2.4 or 2.5 hereof is held by a court of competent jurisdiction to be unavailable to an Indemnified Party or insufficient in respect of any losses, claims, damages, liabilities, judgments or expenses that otherwise would have been covered by Section 2.4 or 2.5 hereof, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities, judgments or expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and of each Selling Holder, on the other hand, in connection with

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such statements or omissions which resulted in such losses, claims, damages, liabilities, judgments or expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party.

The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities, judgments or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.7, no Selling Holder shall be required to contribute any amount which in the aggregate exceeds the amount by which the net proceeds actually received by such Selling Holder from the sale of its securities to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Selling Holder’s obligations to contribute pursuant to this Section 2.7, if any, are several in proportion to the proceeds of the offering actually received by such Selling Holder bears to the total proceeds of the offering received by all the Selling Holders and not joint.

Section 2.8.           Rule 144. The Company covenants that it will (a) make and keep public information regarding the Company available as those terms are defined in Rule 144, (b) file in a timely manner any reports and documents required to be filed by it under the Securities Act and the Exchange Act, (c) furnish to any Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, and (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (d) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 2.9.           Suspension of Use of Registration Statement.

(a)           Notwithstanding the provisions of Section 2.1(a), the Company shall be permitted to postpone the filing of any Shelf Registration Statement (for purposes of this Section 2.9, the “Registration Statement”), and from time to time to require Holders not to sell under the Registration Statement or to suspend the use or effectiveness thereof, for such times as the Company reasonably may determine is necessary and advisable (but in no event shall the Company be entitled to exercise such right for more than an aggregate of 180 days in any rolling 12-month period commencing on the date of this Agreement, except as a result of a refusal by the Commission to declare any post-effective amendment to the Registration Statement effective

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after the Company has used all commercially reasonable efforts to cause the post-effective amendment to be declared effective by the Commission, in which case, the Company must terminate the black-out period immediately following the effective date of the post-effective amendment), if any of the following events shall occur (each such circumstance a “Suspension Event”): (i) a majority of the Board of Directors of the Company determines in good faith that (A) the offer or sale of any Registrable Securities would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, disposition, corporate reorganization or other material transaction involving the Company or any of its subsidiaries, (B) the sale of Registrable Securities pursuant to the Registration Statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, or (C) (x) the Company has a bona fide business purpose for preserving the confidentiality of a proposed transaction described in clause (A) above, (y) disclosure of such proposed transaction would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (z) such proposed transaction renders the Company unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement a Registration Statement on a post-effective basis, as applicable; or (ii) a majority of the Board of Directors of the Company determines in good faith that it is in the Company’s best interest or it is required by law, rule or regulation to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to ensure that the prospectus included in the Registration Statement (A) contains the information required under Section 10(a)(3) of the Securities Act; (B) discloses any facts or events arising after the effective date of a Shelf Registration Statement (or of the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (C) discloses any material information with respect to the plan of distribution that was not disclosed in the Registration Statement or any material change to such information. Upon the occurrence of any such suspension, the Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to permit resumed use of the Registration Statement or filing thereof as soon as possible.

The Company will provide written notice (a “Suspension Notice”) to the Holders, if any, of the occurrence of any Suspension Event. If, as a result of a Suspension Event, the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Holder agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Holder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in the written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company (at the expense of the Company) all copies of the prospectus covering the Registrable Securities at the time of receipt of the Suspension Notice, other than permanent file copies in the possession of

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such Holder’s counsel. The Holders may recommence effecting sales of the Registrable Securities pursuant to the Registration Statement (or such filings) following receipt by the Holders of any prospectus contemplated by clause (ii) of this Section 2.9(a) and further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Holders and to the Selling Holders’ counsel, if any, promptly following the conclusion of any Suspension Event and its effect.

(b)           In connection with any Registration Statement utilized by the Company to satisfy its obligations under this Agreement, each Holder agrees to cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that it will (i) respond within ten (10) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in such Registration Statement and related prospectus pursuant to the rules and regulations of the Commission, and (ii) provide in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in the Registration Statement and related prospectus.

(c)           If all reports required to be filed by the Company pursuant to the Exchange Act have not been filed by the required date taking into account any permissible extension, upon written notice thereof by the Company to the Holders, the rights of the Holders to offer, sell or distribute any Registrable Securities pursuant to any Registration Statement or to require the Company take action with respect to the registration or sale of any Registrable Securities pursuant to any Registration Statement shall be suspended until the date on which the Company has filed such reports, and the Company shall use commercially reasonable efforts, taking into account the circumstances of the Company at such time, to file the required reports as promptly as commercially practicable, and shall notify the Holders as promptly as practicable when such suspension is no longer required.

Section 2.10.         Additional Shares. The Company, at its option, may register under a Shelf Registration Statement and any filings with any state securities commissions filed pursuant to this Agreement, any number of unissued Common Shares or any Common Shares owned by any other shareholder or shareholders of the Company.

ARTICLE III

MISCELLANEOUS

Section 3.1.           Remedies. In addition to being entitled to exercise all rights provided herein and granted by law, including recovery of damages, the Holders shall be entitled to specific performance of the rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

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Section 3.2.           Amendments and Waivers. The provisions of this Agreement may be amended or waived at any time only by the written agreement of the Company and the Holders of a majority of the Registrable Securities; provided, however, that the provisions of this Agreement may not be amended or waived without the consent of each Holder of Registrable Securities adversely affected by such amendment or waiver if such amendment or waiver adversely affects a portion of the Registrable Securities but does not so adversely affect all of the Registrable Securities; provided, further, that the provisions of the preceding provision may not be amended or waived except in accordance with this sentence. Any waiver, permit, consent or approval of any kind or character on the part of any such Holder of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company. No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 3.3.           Notices. All notices and other communications in connection with this Agreement shall be made in writing by hand delivery, registered first-class mail, telecopier, or air courier guaranteeing overnight delivery:

(1)           if to any Holder, initially to the address indicated in such Holder’s Notice and Questionnaire or, if no Notice and Questionnaire has been delivered, c/o [•], Attention: [•], or to such other address and to such other Persons as any Holder may hereafter specify in writing; and

(2)           if to the Company, initially at [•], Attention: Chief Executive Officer, or to such other address as the Company may hereafter specify in writing.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when received if deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

Section 3.4.           Successors and Assigns; Assignment of Registration Rights. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties. Any Holder may assign its rights under this Agreement without the consent of the Company in connection with a transfer of such Holder’s Registrable Securities permitted under the Operating Partnership Agreement; provided, that the Holder notifies the Company of such proposed transfer and assignment and the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement.

Section 3.5.           Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

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Section 3.6.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to conflict of laws principles.

Section 3.7.           Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 3.8.           Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.9.           Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.10.         Termination. The obligations of the parties hereunder shall terminate with respect to a Holder when it no longer holds Registrable Securities and with respect to the Company upon the end of the Effectiveness Period with respect to any Issuer Shelf Registration Statement and with respect to Resale Shelf Registration Statement when there are no longer Registrable Securities with respect to a Resale Shelf Registration Statement, except, in each case, for any obligations under Sections 2.3, 2.4, 2.5, 2.6, 2.7 and Article III.

Section 3.11.         Consent to Jurisdiction.

(a)           Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland, for the purpose of any action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Maryland state or federal court.

(b)           Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 3.11 shall affect the right of any party to serve legal process in any other manner permitted by law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated by this

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Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each of the Holders and the Company agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section   3.12.       Waiver of Jury Trial. The parties hereto (including any Initial Holder and any subsequent Holder) irrevocably waive any right to trial by jury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

JBG SMITH PROPERTIES

By:
Name:
Title:

[•]
(as Attorney-in-Fact for the Initial Holders listed on Schedule I hereto)

By:

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REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT is entered into as of [•], 2017 by and among JBG Smith Properties, a Maryland real estate investment trust (the “Company”), and the holders listed on Schedule I hereto (each an “Initial Holder” and, collectively, the “Initial Holders”).

RECITALS

WHEREAS, the Company and JBG SMITH Properties LP, a Delaware limited partnership (the “Operating Partnership”), have concurrently engaged in certain combination transactions as more fully set forth in that certain Master Transaction Agreement dated as of October 31, 2016 by and among Vornado Realty Trust, Vornado Realty L.P., JBG Properties Inc., JBG/Operating Partners, L.P., certain affiliates of JBG Properties Inc., the Company and the Operating Partnership (the “Combination Transactions” pursuant to which the Initial Holders have concurrently received, in exchange for their (or certain related parties’) respective interests in the entities participating in the Combination Transactions common shares of beneficial interest of the Company, par value $0.01 per share (the “Common Shares”); and

WHEREAS, as a condition to the Combination Transactions, the Company has agreed to grant the Initial Holders and their permitted assignees and transferees the registration rights set forth in Article II hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.           Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Registration Rights Agreement, as it may be amended, supplemented or restated from time to time.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, New York are authorized by law to close.

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“Charter” means the Articles of Amendment and Restatement of the Company as filed with the Secretary of State of the State of Maryland on [•], 2017, as the same may be amended, modified or restated from time to time.

“Combination Transactions” has the meaning set forth in the recitals hereof.

“Commission” means the Securities and Exchange Commission.

“Common Shares” has the meaning set forth in the recitals hereof.

“Company” has the meaning set forth in the preamble hereof.

“End of Suspension Notice” has the meaning set forth in Section 2.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means (i) any Initial Holder who is the record or beneficial owner of any Registrable Security or (ii) any assignee or transferee of such Initial Holder (including assignments or transfers of Registrable Securities to such assignees or transferees as a result of the foreclosure on any loans secured by such Registrable Securities) (x) to the extent permitted under the Charter, and (y) provided such assignee or transferee agrees in writing to be bound by all the provisions hereof.

“Initial Holder” has the meaning set forth in the preamble hereof.

“Notice and Questionnaire” has the meaning set forth in Section 2.1(d).

“NYSE” means The New York Stock Exchange.

“Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registrable Securities” means with respect to any Holder, Common Shares owned, either of record or beneficially, by such Holder that were received by such Holder or an Initial Holder in the Combination Transactions and any additional Common Shares issued as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations or otherwise).

As to any particular Registrable Securities of a Holder, they shall cease to be Registrable Securities in respect of such Holder at the earliest time as one of the following shall have occurred: (i) a registration statement (including a Resale Shelf Registration Statement) covering such shares shall have become effective and all such shares have been disposed of pursuant to such effective registration statement or unless such shares were issued pursuant to an effective registration statement, (ii) such shares have been publicly sold under Rule 144, (iii) all such shares may be sold in one transaction pursuant to Rule 144 or (iv) such shares have been otherwise transferred in a transaction that constitutes a sale thereof under the Securities Act, the

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Company has delivered to the Holder’s transferee a new certificate or other evidence of ownership for such shares not bearing the Securities Act restricted stock legend and such shares subsequently may be resold or otherwise transferred by such transferee without registration under the Securities Act.

“Registration Expenses” shall have the meaning set forth in Section 2.3.

“Resale Shelf Registration Statement” shall have the meaning set forth in Section 2.1(a).

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement under the Securities Act pursuant to the terms hereof.

“Suspension Notice” shall have the meaning set forth in Section 2.9(a).

ARTICLE II

REGISTRATION RIGHTS

Section 2.1.           Shelf Registration.

(a)           Subject to Section 2.9, the Company shall use commercially reasonable efforts to prepare and file, on or before the first Business Day that is sixty (60) days after the consummation date of the Combination Transactions, a “shelf” registration statement with respect to the resale of the Registrable Securities by the Holders thereof on an appropriate form that complies in all material respects with applicable Commission rules for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Resale Shelf Registration Statement”) and permitting registration of such Registrable Securities for resale by such Holders in accordance with the methods of distribution elected by the Holders and set forth in the Resale Shelf Registration Statement and shall use commercially reasonable efforts to cause such Resale Shelf Registration Statement to become effective as promptly as practicable thereafter. Subject to Sections 2.1(c) and 2.9, the Company shall keep such Resale Shelf Registration Statement continuously effective for a period ending when all Common Shares covered by the Resale Shelf Registration Statement are no longer Registrable Securities.

(b)           [Intentionally Omitted].

(c)           Subsequent Filing. The Company shall prepare and file such additional registration statements as necessary every three (3) years and use its commercially reasonable efforts to cause such registration statements to become effective so that a Resale Shelf Registration Statement remains continuously effective, subject to Section 2.9, with respect to resales of Registrable Securities as and for the periods required under Sections 2.1(a), as

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applicable (such subsequent registration statements to constitute a Resale Shelf Registration Statement hereunder).

(d)                                 Notice and Questionnaire. At the request of the Company, each Holder shall deliver a duly completed and executed written notice (each such notice, a “Notice and Questionnaire”) to the Company (i) notifying the Company of such Holder’s desire to include Registrable Securities held by it in a Resale Shelf Registration Statement, (ii) containing all information about such Holder required to be included in such registration statement in accordance with applicable law, including Item 507 of Regulation S-K promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto, and (iii) pursuant to which such Holder agrees to be bound by the terms and conditions hereof. At the time a Resale Shelf Registration Statement becomes effective, each Holder that has delivered a duly completed and executed Notice and Questionnaire to the Company on or prior to the date ten (10) Business Days prior to such time of effectiveness shall be named as a selling securityholder in such Resale Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver such prospectus to purchasers of Registrable Securities in accordance with applicable law. If required by applicable law, subject to the terms and conditions hereof, after effectiveness of the Resale Shelf Registration Statement, the Company shall file a supplement to such prospectus or amendment to the Resale Shelf Registration Statement not less than once a quarter as necessary to name as selling securityholders therein any Holders that provide to the Company a duly completed and executed Notice and Questionnaire and shall use commercially reasonable efforts to cause any post-effective amendment to such Resale Shelf Registration Statement filed for such purpose to be declared effective by the Commission as promptly as reasonably practicable after the filing thereof. Any Holder that has not delivered a duly completed and executed Notice and Questionnaire shall not be entitled to be named as a Selling Holder in, or have the Registrable Securities held by it covered by, a Resale Shelf Registration Statement.

Section 2.2.                                 Registration Procedures; Filings; Information. Subject to Section 2.9 hereof, in connection with any Resale Shelf Registration Statement under Section 2.1(a), the Company will use its commercially reasonable efforts to effect the registration of the Registrable Securities covered thereby in accordance with the intended method of disposition thereof as quickly as practicable. In connection with any Resale Shelf Registration Statement:

(a)                                 At the request of the Selling Holder, the Company will, prior to filing a Resale Shelf Registration Statement or prospectus or any amendment or supplement thereto, furnish without charge to each Selling Holder of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter furnish to such Selling Holder such number of conformed copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein, but excluding any documents to be incorporated by reference therein that are publicly available on the Commission’s EDGAR system) the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder.

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(b)                                 After the filing of a Resale Shelf Registration Statement, the Company will promptly notify each Selling Holder of Registrable Securities covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(c)                                  The parties hereto hereby acknowledge that, generally, pursuant to Section 18 of the Securities Act, no state securities laws requiring, or with respect to, registration or qualification of securities or securities transactions will apply to a security that is a “covered security” (as defined therein). “Covered securities,” for purposes of Section 18 of the Securities Act, includes securities listed or authorized for listing on the NYSE (or certain other national securities exchanges) and securities of the same issuer that are equal in seniority or senior to such securities. In the event that the Shares cease to constitute covered securities, subject to the conditions set forth in this Agreement, the Company will use its commercially reasonable efforts to (i) register or qualify the Registrable Securities under such other securities or “blue sky” laws of such jurisdictions in the United States (where an exemption does not apply) as any Selling Holder reasonably (in light of such Selling Holder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (c), (B) subject itself to general taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction. The Company will promptly notify each Selling Holder of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose.

(d)                                 The Company will immediately notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the Company’s receipt of any notification of the suspension of the qualification of any Registrable Securities covered by a Resale Shelf Registration Statement for sale in any jurisdiction; or (ii) the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and promptly make available to each Selling Holder any such supplement or amendment.

(e)                                  The Company will use commercially reasonable efforts to cause all Registrable Securities covered by such Resale Shelf Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(f)                                   In addition to the Notice and Questionnaire, the Company may require each Selling Holder of Registrable Securities to promptly furnish in writing to the Company such information regarding such selling Holder, the Registrable Securities held by it and the intended

21

method of distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration. No Holder may include Registrable Securities in any registration statement pursuant to this Agreement unless and until such Holder has furnished to the Company such information. Each Holder further agrees to furnish as soon as reasonably practicable to the Company all information required to be disclosed in order to make information previously furnished to the Company by such Holder not misleading in light of the circumstances in which they were made.

(g)                                  Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 2.2(b) or (d) or upon receipt of a Suspension Notice, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder’s receipt of written notice from the Company that such disposition may be made and, if applicable, copies of any supplemented or amended prospectus contemplated by clause (ii) of Section 2.2(d) or, if applicable, prepared under Section 2.9(a), and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. Each Selling Holder of Registrable Securities agrees that it will immediately notify the Company at any time when a prospectus relating to the registration of such Registrable Securities is required to be delivered under the Securities Act of the happening of an event as a result of which information previously furnished by such Selling Holder to the Company in writing for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.

Section 2.3.                                 Registration Expenses. In connection with any registration statement required to be filed hereunder, the Company shall pay the following registration expenses incurred in connection with the registration hereunder (the “Registration Expenses”), regardless whether such registration statement is declared effective by the Commission: (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of its counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for the Company, (vii) all fees and disbursements of the Company’s auditors, including in connection with the preparation of comfort letters, and any transfer agent and registrar fees, and (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration. Registration Expenses shall not include any brokerage and sales commission fees and disbursements of any counsel, accountants and other advisors of any Holder, and any transfer taxes relating to the sale or disposition of Common Shares by any Holder.

Section 2.4.                                 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Selling Holder of Registrable Securities, its officers, directors, agents, partners, members, employees, managers, advisors, sub-advisors, attorneys, representatives and

22

Affiliates, and each Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against, as incurred, any and all losses, claims, damages, liabilities, judgments and expenses (or actions in respect thereof) that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus, prospectus, or free writing prospectus relating to the Registrable Securities (in each case, as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or that arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, liabilities, judgments or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission included in reliance upon and in conformity with information furnished in writing to the Company by such Selling Holder or on such Selling Holder’s behalf expressly for inclusion therein.

Section 2.5.                                 Indemnification by Holders of Registrable Securities. Each Selling Holder agrees, severally but not jointly or jointly and severally, to indemnify and hold harmless the Company, its officers, directors, agents, employees, attorneys, representatives and Affiliates and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with respect to information relating to such Selling Holder included in reliance upon and in conformity with information furnished in writing by such Selling Holder or on such Selling Holder’s behalf expressly for use in any registration statement, preliminary prospectus, prospectus or free writing prospectus relating to the Registrable Securities, or any amendment or supplement thereto. In case any action or proceeding shall be brought against the Company or its officers, directors or agents or any such controlling person, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to the Company, and the Company or its officers, directors or agents or such controlling person shall have the rights and duties given to such Selling Holder, by Section 2.6; provided, however, that the total obligations of such Selling Holder under this Agreement (including, but not limited to, obligations arising under Section 2.7 herein) will be limited to an amount equal to the net proceeds actually received by such Selling Holder (after deducting any discounts and commissions) from the disposition of Registrable Securities pursuant to such registration statement.

Section 2.6.                                 Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 2.4 or 2.5, such person (an “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (an “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Party to give such notice will not relieve such Indemnifying Party of any obligations under this Section 2, except to the extent such Indemnifying Party is materially prejudiced by such failure. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to

23

the retention of such counsel or (ii) representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and the Indemnified Party. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by (i) in the case of Persons indemnified pursuant to Section 2.4 hereof, the Selling Holders which owned a majority of the Registrable Securities sold under the applicable registration statement and (ii) in the case of Persons indemnified pursuant to Section 2.5, the Company. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding without any admission of liability by such Indemnified Party.

Section 2.7.                                 Contribution. If the indemnification provided for in Section 2.4 or 2.5 hereof is held by a court of competent jurisdiction to be unavailable to an Indemnified Party or insufficient in respect of any losses, claims, damages, liabilities, judgments or expenses that otherwise would have been covered by Section 2.4 or 2.5 hereof, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities, judgments or expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and of each Selling Holder, on the other hand, in connection with such statements or omissions which resulted in such losses, claims, damages, liabilities, judgments or expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party.

The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities, judgments or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.7, no Selling Holder shall be required to contribute any amount which in the aggregate

24

exceeds the amount by which the net proceeds actually received by such Selling Holder from the sale of its securities to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Selling Holder’s obligations to contribute pursuant to this Section 2.7, if any, are several in proportion to the proceeds of the offering actually received by such Selling Holder bears to the total proceeds of the offering received by all the Selling Holders and not joint.

Section 2.8.                                 Rule 144. The Company covenants that it will (a) make and keep public information regarding the Company available as those terms are defined in Rule 144, (b) file in a timely manner any reports and documents required to be filed by it under the Securities Act and the Exchange Act, (c) furnish to any Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, and (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (d) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 2.9.                                 Suspension of Use of Registration Statement.

(a)                                 Notwithstanding the provisions of Section 2.1(a), the Company shall be permitted to postpone the filing of any Resale Shelf Registration Statement, and from time to time to require Holders not to sell under the Resale Shelf Registration Statement or to suspend the use or effectiveness thereof, for such times as the Company reasonably may determine is necessary and advisable (but in no event shall the Company be entitled to exercise such right for more than an aggregate of 180 days in any rolling 12-month period commencing on the date of this Agreement, except as a result of a refusal by the Commission to declare any post-effective amendment to the Resale Shelf Registration Statement effective after the Company has used all commercially reasonable efforts to cause the post-effective amendment to be declared effective by the Commission, in which case, the Company must terminate the black-out period immediately following the effective date of the post-effective amendment), if any of the following events shall occur (each such circumstance a “Suspension Event”): (i) a majority of the Board of Directors of the Company determines in good faith that (A) the offer or sale of any Registrable Securities would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, disposition, corporate reorganization or other material transaction involving the Company or any of its subsidiaries, (B) the sale of Registrable Securities pursuant to the Resale Shelf Registration Statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, or (C) (x) the Company has a bona fide business purpose for preserving the confidentiality of a proposed transaction described in clause (A) above, (y) disclosure of such proposed transaction would have a material adverse effect on the Company or the Company’s ability to consummate such proposed transaction, or (z) such proposed transaction renders the Company unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Resale Shelf Registration Statement (or such filings) to

25

become effective or to promptly amend or supplement a Resale Shelf Registration Statement on a post-effective basis, as applicable; or (ii) a majority of the Board of Directors of the Company determines in good faith that it is in the Company’s best interest or it is required by law, rule or regulation to supplement the Resale Shelf Registration Statement or file a post-effective amendment to the Resale Shelf Registration Statement in order to ensure that the prospectus included in the Resale Shelf Registration Statement (A) contains the information required under Section 10(a)(3) of the Securities Act; (B) discloses any facts or events arising after the effective date of a Resale Shelf Registration Statement (or of the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (C) discloses any material information with respect to the plan of distribution that was not disclosed in the Resale Shelf Registration Statement or any material change to such information. Upon the occurrence of any such suspension, the Company shall use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to become effective or to promptly amend or supplement the Resale Shelf Registration Statement on a post-effective basis or to take such action as is necessary to permit resumed use of the Resale Shelf Registration Statement or filing thereof as soon as possible.

The Company will provide written notice (a “Suspension Notice”) to the Holders, if any, of the occurrence of any Suspension Event. If, as a result of a Suspension Event, the Resale Shelf Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Holder agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Resale Shelf Registration Statement until the Holder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in the written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company (at the expense of the Company) all copies of the prospectus covering the Registrable Securities at the time of receipt of the Suspension Notice, other than permanent file copies in the possession of such Holder’s counsel. The Holders may recommence effecting sales of the Registrable Securities pursuant to the Resale Shelf Registration Statement (or such filings) following receipt by the Holders of any prospectus contemplated by clause (ii) of this Section 2.9(a) and further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Holders and to the Selling Holders’ counsel, if any, promptly following the conclusion of any Suspension Event and its effect.

(b)                                 In connection with any Registration Statement utilized by the Company to satisfy its obligations under this Agreement, each Holder agrees to cooperate with the Company in connection with the preparation of the Resale Shelf Registration Statement, and each Holder agrees that it will (i) respond within ten (10) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in such Resale Shelf Registration Statement and related prospectus pursuant to the rules and regulations

26

of the Commission, and (ii) provide in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in the Resale Shelf Registration Statement and related prospectus.

(c)                                  If all reports required to be filed by the Company pursuant to the Exchange Act have not been filed by the required date taking into account any permissible extension, upon written notice thereof by the Company to the Holders, the rights of the Holders to offer, sell or distribute any Registrable Securities pursuant to any Registration Statement or to require the Company take action with respect to the registration or sale of any Registrable Securities pursuant to any Registration Statement shall be suspended until the date on which the Company has filed such reports, and the Company shall use commercially reasonable efforts, taking into account the circumstances of the Company at such time, to file the required reports as promptly as commercially practicable, and shall notify the Holders as promptly as practicable when such suspension is no longer required.

Section 2.10.                          Additional Shares. The Company, at its option, may register under a Shelf Registration Statement and any filings with any state securities commissions filed pursuant to this Agreement, any number of unissued Common Shares or any Common Shares owned by any other shareholder or shareholders of the Company.

ARTICLE III

MISCELLANEOUS

Section 3.1.                                 Remedies. In addition to being entitled to exercise all rights provided herein and granted by law, including recovery of damages, the Holders shall be entitled to specific performance of the rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

Section 3.2.                                 Amendments and Waivers. The provisions of this Agreement may be amended or waived at any time only by the written agreement of the Company and the Holders of a majority of the Registrable Securities; provided, however, that the provisions of this Agreement may not be amended or waived without the consent of each Holder of Registrable Securities adversely affected by such amendment or waiver if such amendment or waiver adversely affects a portion of the Registrable Securities but does not so adversely affect all of the Registrable Securities; provided, further, that the provisions of the preceding provision may not be amended or waived except in accordance with this sentence. Any waiver, permit, consent or approval of any kind or character on the part of any such Holder of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company. No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

27

Section 3.3.                                 Notices. All notices and other communications in connection with this Agreement shall be made in writing by hand delivery, registered first-class mail, telecopier, or air courier guaranteeing overnight delivery:

(1)                                 if to any Holder, initially to the address indicated in such Holder’s Notice and Questionnaire or, if no Notice and Questionnaire has been delivered, c/o [•], Attention: [•], or to such other address and to such other Persons as any Holder may hereafter specify in writing; and

(2)                                 if to the Company, initially at [•], Attention: Chief Executive Officer, or to such other address as the Company may hereafter specify in writing.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when received if deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

Section 3.4.                                 Successors and Assigns; Assignment of Registration Rights. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties. Any Holder may assign its rights under this Agreement without the consent of the Company in connection with a transfer of such Holder’s Registrable Securities; provided, that the Holder notifies the Company of such proposed transfer and assignment and the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement.

Section 3.5.                                 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 3.6.                                 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to conflict of laws principles.

Section 3.7.                                 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 3.8.                                 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

28

Section 3.9.                                 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.10.                          Termination. The obligations of the parties hereunder shall terminate with respect to a Holder when it no longer holds Registrable Securities and with respect to the Company when there are no longer Registrable Securities with respect to a Resale Shelf Registration Statement, except, in each case, for any obligations under Sections 2.3, 2.4, 2.5, 2.6, 2.7 and Article III.

Section 3.11.                          Consent to Jurisdiction.

(a)                                 Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland, for the purpose of any action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Maryland state or federal court.

(b)                                 Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 3.11 shall affect the right of any party to serve legal process in any other manner permitted by law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each of the Holders and the Company agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 3.12.                          Waiver of Jury Trial. The parties hereto (including any Initial Holder and any subsequent Holder) irrevocably waive any right to trial by jury.

[SIGNATURE PAGE FOLLOWS]

29

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

JBG SMITH PROPERTIES

By:
Name:
Title:

[•]
(as Attorney-in-Fact for the Initial Holders listed on Schedule I hereto)

By:

30

FINAL FORM

Exhibit F

LIMITED PARTNERSHIP AGREEMENT

OF

JBG SMITH PROPERTIES LP

Dated as of: [•], 2017

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

“ERISA”	7
“Excluded Units”	7
“Exchange Act”	7
“Extraordinary Transaction”	7
“final adjustment”	7
“Formation Unit”	7
“Funding Debt”	7
“GAAP”	7
“General Partner”	7
“General Partner Entity”	8
“General Partner Payment”	8
“General Partnership Interest”	8
“Immediate Family”	8
“Incapacity”	8
“Indemnitee”	8
“IRS”	8
“Limited Partner”	9
“Limited Partnership Interest”	9
“Liquidating Event”	9
“Liquidating Gains”	9
“Liquidating Losses”	9
“Liquidator”	9
“LTIP Distribution Amount”	9
“LTIP Unit”	9
“LTIP Unit Initial Sharing Percentage”	9
“LTIP Unitholder”	9
“Majority in Interest”	9
“Master Transaction Agreement”	10
“Net Income”	10
“Net Loss”	10
“New Securities”	10
“Nonrecourse Built-in Gain”	10
“Nonrecourse Deductions”	10
“Nonrecourse Liability”	10
“Notice of Redemption”	10
“Partner”	10
“Partner Minimum Gain”	10
“Partner Nonrecourse Debt”	11
“Partner Nonrecourse Deductions”	11
“Partnership”	11
“Partnership Approval”	11
“Partnership Interest”	11
“Partnership Minimum Gain”	11
“Partnership Record Date”	11
“Partnership Unit” or “Unit”	11
“Partnership Year”	12

“Percentage Interest”		12
“Person”		12
“Predecessor Entity”		12
“Pro Rata Portion”		12
“Publicly Traded”		12
“Qualified REIT Subsidiary”		12
“Recapture Income”		12
“Redeeming Partner”		12
“Redemption Amount”		12
“Redemption Right”		13
“Regulations”		13
“REIT”		13
“REIT Expenses”		13
“REIT Requirements”		13
“Required Cash Payment”		13
“Required Denominator Shares”		13
“Safe Harbors”		13
“SEC”		13
“Securities Act”		13
“Share”		13
“Shareholder Approval”		14
“Shareholder Vote”		14
“Shares Amount”		14
“Specified Redemption Date”		14
“Stock Option Plan”		14
“Subsidiary”		14
“Substituted Limited Partner”		14
“Successor Entity”		14
“Tender Offer”		14
“Terminating Capital Transaction”		14
“Trading Days”		15
“Unit Equivalent”		15
“Unvested LTIP Unit”		15
“Valuation Date”		15
“Value”		15
“Vested LTIP Unit”		15
“Vesting Agreement”		15
“Voting Percentage Interest”		15
“Voting Units”		15

ARTICLE II
ORGANIZATIONAL MATTERS

Section 2.1	Organization	16
Section 2.2	Name	16
Section 2.3	Registered Office and Agent; Principal Office	16
Section 2.4	Power of Attorney	16

v

EXHIBIT A

FORM OF PARTNER REGISTRY

EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

EXHIBIT C

SPECIAL ALLOCATION RULES

EXHIBIT D

NOTICE OF REDEMPTION

EXHIBIT E

DESIGNATION OF THE PREFERENCES, CONVERSION
AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,
LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS
AND CONDITIONS OF REDEMPTION
OF THE
LTIP UNITS

EXHIBIT F

DESIGNATION OF THE PREFERENCES, CONVERSION
AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,
LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS
AND CONDITIONS OF REDEMPTION
OF THE
FORMATION UNITS

EXHIBIT G

CONSTRUCTIVE OWNERSHIP DEFINITION

EXHIBIT H

SCHEDULE OF PARTNERS’ OWNERSHIP
WITH RESPECT TO TENANTS

LIMITED PARTNERSHIP AGREEMENT
OF
JBG SMITH PROPERTIES LP

THIS LIMITED PARTNERSHIP AGREEMENT OF JBG SMITH Properties LP (this “Agreement”), dated as of [•], 2017, is entered into by and among JBG SMITH Properties, a Maryland real estate investment trust (the “General Partner”), as the general partner of and a limited partner in the Partnership, and the General Partner, on behalf of and as attorney in fact for each of the persons and entities identified in the Partner Registry as a Limited Partner in the Partnership, together with any other Persons who become Partners in the Partnership as provided herein.

ARTICLE I
DEFINED TERMS

Section 1.1                                    Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“704(c) Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution, as determined by the General Partner using such reasonable method of valuation as it may adopt. Subject to Exhibit B hereof, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.

“2015 Budget Act Partnership Audit Rules” means the provisions of Subchapter C of Subtitle F, Chapter 63 of the Code, as amended by P.L. 114-74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Regulations promulgated thereunder, published administrative interpretations thereof, any guidance issued thereunder and any successor provisions) or any similar procedures established by a state, local, or non-U.S. taxing authority.

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in

Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit B hereof.

“Affiliate” means, (a) respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or (b) with respect to any Person who is not an individual, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or (iv) any officer, director, general partner or trustee of such Person or any Person referred to in clauses (i), (ii), and (iii) above. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Value” means (i) in the case of any Contributed Property as of the time of its contribution to the Partnership, the 704(c) Value of such property, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed; and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

“Agreement” means this Limited Partnership Agreement, as it may be amended, supplemented or restated from time to time.

“Applicable Year” means the second calendar year that begins after the calendar year in which the Vornado Distribution (as that term is defined in the Master Transaction Agreement) occurs.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5 hereof.

“Bankruptcy” with respect to any Person shall be deemed to have occurred when (a) the Person commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the

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Person is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Person, (c) the Person executes and delivers a general assignment for the benefit of the Person’s creditors, (d) the Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Person in any proceeding of the nature described in clause (b) above, (e) the Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Person or for all or any substantial part of the Person’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Person’s consent or acquiescence of a trustee, receiver of liquidator has not been vacated or stayed within ninety (90) days of such appointment or (h) an appointment referred to in clause (g) is not vacated within ninety (90) days after the expiration of any such stay.

“Book-Up Target” for each LTIP Unit means the lesser of (i) the Common Partnership Unit Economic Balance as determined on the date such LTIP Unit was granted and as reduced (not to less than zero) by allocations of Liquidating Gains pursuant to Section 6.1.E(i) and reallocations of Economic Capital Account Balances to such LTIP Unit as a result of a forfeiture of an LTIP Unit, as determined by the General Partner and (ii) the amount required to be allocated to such LTIP Unit for the Economic Capital Account Balance, to the extent attributable to such LTIP Unit, to be equal to the Common Partnership Unit Economic Balance. Notwithstanding the foregoing, the Book-Up Target shall be equal to zero for any LTIP Unit for which the Economic Capital Account Balance attributable to such LTIP Unit has, at any time, reached an amount equal to the Common Partnership Unit Economic Balance determined as of such time.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit B hereof and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained, with respect to each such Contributed Property or Adjusted Property, strictly in accordance with federal income tax accounting principles.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit B hereof.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.1, 4.2 or 4.3 hereof.

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“Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Partners’ Capital Accounts following the contribution of or adjustment with respect to such property; and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash Amount” means an amount of cash equal to the Value on the Valuation Date of the Shares Amount.

“Certificate” means the Certificate of Limited Partnership of the Partnership as filed in the office of the Delaware Secretary of State on [•], 2017, as amended and/or restated from time to time in accordance with the terms hereof and the Act.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Partnership Unit” means any Partnership Unit other than any series of units of limited partnership interest issued in the future and designated as preferred or that is otherwise different from the Common Partnership Units, including, but not limited to, with respect to the payment of distributions, including distributions upon liquidation.

“Common Partnership Unit Economic Balance” means (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Common Partnership Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section 6.1.E, divided by (ii) the number of the General Partner’s Common Partnership Units.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

“Consent of the Outside Limited Partners” means the Consent of Limited Partners (excluding for this purpose, to the extent any of the following holds Partnership Units, (i) the General Partner or the General Partner Entity, (ii) any Person of which the General Partner or the General Partner Entity directly or indirectly owns or controls more than fifty percent (50%) of the voting interests and (iii) any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner or the General Partner Entity) holding Voting Units representing more than fifty percent (50%) of the Voting Percentage Interest of Voting Units of all Limited Partners which are not excluded pursuant to (i), (ii) and (iii) of the parenthetical above.

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“Constructive Ownership” and “Constructively Own” mean ownership under the constructive ownership rules described in Exhibit G.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act (but excluding cash), contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit B hereof, but shall be deemed an Adjusted Property for such purposes.

“Conversion Factor” means, as of the date of this Agreement, 1.0; provided that in the event that (x) the General Partner Entity (i) declares (and the applicable record date has passed or will have passed before a redeeming Partner would receive cash or common Shares in respect of the Partnership Units being redeemed) or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares, (ii) subdivides or reclassifies its outstanding Shares or (iii) combines its outstanding Shares into a smaller number of Shares, and (y) in connection with any such event described in clauses (i), (ii) or (iii) above does not cause the Partnership to make a comparable distribution of additional Units to all holders of the Partnership’s outstanding Common Partnership Units (and to all holders of Units of any other class issued by the Partnership after the date hereof which are, by their terms, redeemable for cash or, at the General Partner’s election, common Shares as set forth in Section 8.6), or a subdivision or combination of the Partnership’s outstanding Common Partnership Units (and of all Units of any other class issued by the Partnership after the date hereof which are, by their terms, redeemable for cash or, at the General Partner’s election, common Shares as set forth in Section 8.6) in any such case so that the number of Common Partnership Units held directly or indirectly by the General Partner Entity after such distribution, subdivision or combination is equal to the number of the General Partner Entity’s then-outstanding Shares, then upon completion of such declaration, subdivision or combination the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination; and provided further that in case the General Partner Entity (w) shall issue rights or warrants to all holders of Shares entitling them to subscribe for or purchase Shares at a price per share less than the daily market price per Share on the date fixed for the determination of shareholders entitled to receive such rights or warrants, (x) shall not issue similar rights or warrants to all holders of Common Partnership Units entitling them to subscribe for or purchase Shares or Partnership Units at a comparable price (determined, in the case of Partnership Units, by reference to the Conversion Factor), and (y) cannot issue such rights or warrants to a Redeeming Partner as required by the definition of “Shares” set forth in this Article I, then the Conversion Factor in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Factor by a fraction of which the numerator shall be the number of Shares outstanding at the close of business on the date fixed for such determination plus the number of Shares so offered for subscription or purchase, and of which the denominator shall be the number of Shares outstanding at the close of business on the date fixed for such determination plus the number of

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Shares which the aggregate offering price of the total number of Shares so offered for subscription would purchase at such daily market price per share, such increase of the Conversion Factor to become effective immediately after the opening of business on the day following the date fixed for such determination; and provided further that in the event that an entity shall cease to be the General Partner Entity (the “Predecessor Entity”) and another entity shall become the General Partner Entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which is the Value of one Share of the Predecessor Entity, determined as of the time immediately prior to when the Successor Entity becomes the General Partner Entity, and the denominator of which is the Value of one Share of the Successor Entity, determined as of that same date. (For purposes of the second proviso in the preceding sentence, in the event that any shareholders of the Predecessor Entity will receive consideration in connection with the transaction in which the Successor Entity becomes the General Partner Entity, the numerator in the fraction described above for determining the adjustment to the Conversion Factor (that is, the Value of one Share of the Predecessor Entity) shall be the sum of the greatest amount of cash and the fair market value of any securities and other consideration that the holder of one Share in the Predecessor Entity could have received in such transaction (determined without regard to any provisions governing fractional shares).) Except as noted above, any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for the event giving rise thereto; it being intended that (x) adjustments to the Conversion Factor are to be made in order to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Partnership Units and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, that the Conversion Factor applicable to such redemption shall be adjusted to take into account such event.

“Convertible Funding Debt” has the meaning set forth in Section 7.5.D hereof.

“Covered Person” has the meaning set forth in Section 7.8.A hereof.

“Current Partnership Audit Rules” means Subchapter C of Subtitle F, Chapter 63 of the Code as in effect on November 1, 2015, and as subsequently amended prior to the effective date of the 2015 Budget Act Partnership Audit Rules.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (iv) obligations of such Person incurred in connection with entering into a lease which, in accordance with GAAP, should be capitalized.

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“Declaration of Trust” means the Declaration of Trust or other similar organizational document governing the General Partner Entity, as amended, supplemented or restated from time to time.

“Depreciation” means, for each taxable year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Economic Capital Account Balance” means, with respect to LTIP Unitholders and Holders of Formation Units, their Capital Account balances, plus the amount of their shares of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to their ownership of LTIP Units or Formation Units, respectively.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System or any successor system for filing information, documents or reports with the SEC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or Title of ERISA shall be deemed to include a reference to any corresponding provision of future law.

“Excluded Units” shall have the meaning set forth in Section 11.2.C.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Transaction” shall have the meaning set forth in Section 11.2.B.

“final adjustment” shall have the meaning set forth in Section 10.3.B.

“Formation Unit” means a Partnership Unit which is designated as a Formation Unit and which has the rights, preferences and other privileges designated in Exhibit F hereof. The allocation of Formation Units among the Partners shall be set forth in the Partner Registry.

“Funding Debt” means any Debt incurred by or on behalf of the General Partner for the purpose of providing funds to the Partnership.

“GAAP” means U.S. generally accepted accounting principles.

“General Partner” means JBG SMITH Properties, a Maryland real estate investment trust, or any Person who becomes a successor general partner of the Partnership.

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“General Partner Entity” means the General Partner; provided, however, that if (i) the common shares of beneficial interest (or other comparable equity interests) of the General Partner are at any time not Publicly Traded and (ii) the shares of common stock (or other comparable equity interests) of an entity that owns, directly or indirectly, all of the common shares of beneficial interest (or other comparable equity interests) of the General Partner are Publicly Traded, the term “General Partner Entity” shall refer to such entity whose shares of common stock (or other comparable equity securities) are Publicly Traded. If both requirements set forth in clauses (i) and (ii) above are not satisfied, then the term “General Partner Entity” shall mean the General Partner.

“General Partner Payment” has the meaning set forth in Section 15.13 hereof.

“General Partnership Interest” means a Partnership Interest held by the General Partner in its capacity as general partner of the Partnership. A General Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Immediate Family” means, with respect to any natural Person, such natural Person’s spouse, parents, descendants, nephews, nieces, brothers and sisters.

“Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her Person or estate, (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (iii) as to any partnership or limited liability company which is a Partner, the dissolution and commencement of winding up of such partnership or limited liability company, (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership, (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee) or (vi) as to any Partner, the Bankruptcy of such Partner.

“Indemnitee” means (i) any Person made a party to a proceeding or threatened with being made a party to a proceeding by reason of (A) his or its status as the General Partner, or as a trustee, director, officer, shareholder, partner, member, employee, representative or agent of the General Partner or as an officer, employee, representative or agent of the Partnership; (B) his or its status as a Limited Partner; or (C) his or its status as a trustee, director or officer of any Subsidiary or other entity in which the Partnership owns an equity interest or any Subsidiary or other entity in which the General Partner owns an equity interest (so long as the General Partner’s ownership of an interest in such entity is not prohibited by Section 7.5.A) or for which the General Partner, acting on behalf of the Partnership, requests the trustee, director, officer or shareholder to serve as a director, officer, trustee or agent, including serving as a trustee of an employee benefit plan; and (ii) such other Persons (including Affiliates of the General Partner, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

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“Limited Partner” means any Person named as a Limited Partner of the Partnership as set forth in the Partner Registry, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partnership Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.1 hereof.

“Liquidating Gains” means any net capital gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit B of this Agreement.

“Liquidating Losses” means any net capital loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit B of this Agreement.

“Liquidator” has the meaning set forth in Section 13.2.A hereof.

“LTIP Distribution Amount” has the meaning set forth in Exhibit E attached hereto.

“LTIP Unit” means a Partnership Unit which is designated as an LTIP Unit and which has the rights, preferences and other privileges designated in Exhibit E hereof and elsewhere in this Agreement with respect to holders of LTIP Units. The allocation of LTIP Units among the Partners shall be set forth in the Partner Registry. For the avoidance of doubt, a Vested LTIP Unit that has been converted from a Formation Unit is an LTIP Unit, and will be treated as an LTIP effective as of the date of such conversion.

“LTIP Unit Initial Sharing Percentage” means such percentage as set forth in the related Vesting Agreement or other applicable documentation pursuant to which such LTIP Unit is awarded or, if no such percentage is stated, one hundred percent (100%).

“LTIP Unitholder” means a holder of LTIP Units.

“Majority in Interest” means Partners who hold more than fifty percent (50%) of the outstanding Common Partnership Units; provided, however, with respect to any matter to be voted on by the Partners, there shall be included in both the numerator and the denominator of the computation all (x) preferred Partnership Units of any class or series and (y) any other class or series of Partnership Units which, in each case, are expressly entitled to vote thereon pursuant to the terms of such Partnership Unit or this Agreement.

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“Master Transaction Agreement” means the Master Transaction Agreement, dated as of October 31, 2016, by and among Vornado Realty Trust, Vornado Realty L.P., JBG Properties Inc., JBG/Operating Partners, L.P., certain affiliates of JBG Properties Inc. and JBG/Operating Partners, L.P., the General Partner and the Partnership.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit B hereof. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit C hereof, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without taking such item into account.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit B hereof. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit C hereof, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without taking such item into account.

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase shares of beneficial interest (or other comparable equity interest) of the General Partner, excluding grants under any Stock Option Plan, or (ii) any Debt issued by the General Partner that provides any of the rights described in clause (i).

“Nonrecourse Built-in Gain” has the meaning set forth in Regulations Section 1.752-3(a)(2).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means a Notice of Redemption substantially in the form of Exhibit D attached hereto.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners collectively.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner

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Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partner Registry” means the Partner Registry maintained by the General Partner in the books and records of the Partnership, which contains substantially the same information as would be necessary to complete the form of the Partner Registry attached hereto as Exhibit A.

“Partnership” means the limited partnership heretofore formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Approval” has the meaning set forth in Section 11.2.C.

“Partnership Interest” means a Limited Partnership Interest or the General Partnership Interest, as the context requires, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner either (i) for the making of any distribution pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by the General Partner Entity for a distribution to its shareholders of some or all of its portion of such distribution received by the General Partner if the shares of common stock (or comparable equity interests) of the General Partner Entity are Publicly Traded, or (ii) if applicable, for determining the Partners entitled to vote on or consent to any proposed action for which the consent or approval of the Partners is sought pursuant to Section 14.2 hereof.

“Partnership Unit” or “Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 hereof, and includes Common Partnership Units, LTIP Units, Formation Units and any other classes or series of Partnership Units established after the date hereof. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in the Partner Registry. The ownership of Partnership Units shall be evidenced by such form of

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certificate for Partnership Units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities.

“Partnership Year” means the fiscal year of the Partnership.

“Percentage Interest” means, as to a Partner, its interest in the Partnership as determined by dividing the total number of Common Partnership Units (and LTIP Units other than to the extent provided in the applicable LTIP Unit designation) owned by such Partner by the total number of Common Partnership Units (and LTIP Units, other than to the extent provided in the applicable LTIP Unit designation) then outstanding as specified in the Partner Registry (and, when used with respect to a specified class of Partnership Interests, its interest in such class as determined by dividing the total number of units or interests, as the case may be, owned by such Partner in such class by the total number of units or interests, as the case may be, of such class then outstanding as specified in in the Partner Registry).

“Person” means an individual or a real estate investment trust, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other entity.

“Predecessor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

“Pro Rata Portion” has the meaning set forth in Section 8.6.A hereof.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange or another national securities exchange or designated for quotation on the NASDAQ National Market, or any successor to any of the foregoing.

“Qualified REIT Subsidiary” means any Subsidiary of the General Partner that is a “qualified REIT subsidiary” within the meaning Section 856(i) of the Code. Except as otherwise specifically provided herein, a Qualified REIT Subsidiary of the General Partner that holds as its only assets direct and/or indirect interests in the Partnership will not be treated as an entity separate from the General Partner.

“Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Redeeming Partner” has the meaning set forth in Section 8.6.A hereof.

“Redemption Amount” means either the Cash Amount or the Shares Amount, as determined by the General Partner in its sole and absolute discretion; provided, however, that if the Shares are not Publicly Traded at the time a Redeeming Partner exercises its Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount. A Redeeming Partner shall have no right, without

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the General Partner’s consent, in its sole and absolute discretion, to receive the Redemption Amount in the form of the Shares Amount.

“Redemption Right” has the meaning set forth in Section 8.6.A hereof.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust under Section 856 of the Code.

“REIT Expenses” shall mean (i) costs and expenses relating to the continuity of existence of the General Partner and any Person in which the General Partner owns an equity interest, to the extent not prohibited by Section 7.5.A, other than the Partnership (which Persons shall, for purposes of this definition, be included within the definition of “General Partner”), including taxes, fees and assessments associated therewith (other than federal, state or local income taxes imposed upon the General Partner as a result of the General Partner’s failure to distribute to its shareholders an amount equal to its taxable income), any and all costs, expenses or fees payable to any trustee or director of the General Partner or such Persons, (ii) costs and expenses relating to any offer or registration of securities by the General Partner (the proceeds of which will be contributed or advanced to the Partnership) and all statements, reports, fees and expenses incidental thereto, (iii) costs and expenses associated with the preparation and filing of any periodic reports by the General Partner under federal, state or local laws or regulations, including filings with the SEC, (iv) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the SEC, and (v) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business; provided, however, that any of the foregoing expenses that are determined by the General Partner to be expenses relating to the ownership and operation of, or for the benefit of, the Partnership shall be treated as reimbursable expenses under Section 7.4.B hereof rather than as “REIT Expenses”.

“REIT Requirements” has the meaning set forth in Section 5.1.A hereof.

“Required Cash Payment” has the meaning set forth in Section 8.6.A hereof.

“Required Denominator Shares” has the meaning set forth in Section 11.2.C.

“Safe Harbors” has the meaning set forth in Section 11.6.F hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means a share of beneficial interest (or other comparable equity interest) of the General Partner Entity. Shares may be issued in one or more classes or series in accordance with the terms of the Declaration of Trust (or, if the General Partner is not the General Partner Entity, the organizational documents of the General Partner Entity). In the event that there is more than one class or series of Shares, the term “Shares” shall, as the context

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requires, be deemed to refer to the class or series of Shares that correspond to the class or series of Partnership Interests for which the reference to Shares is made. When used with reference to Common Partnership Units, the term “Shares” refers to common shares of beneficial interest (or other comparable equity interest) of the General Partner Entity.

“Shareholder Approval” has the meaning set forth in Section 11.2.B(1).

“Shareholder Vote” has the meaning set forth in Section 11.2.B(1).

“Shares Amount” means a number of Shares equal to the product of the number of Partnership Units offered for redemption by a Redeeming Partner times the Conversion Factor; provided, that in the event the General Partner Entity issues to all holders of Shares rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Shares or any other securities or property (collectively, the “rights”), then the Shares Amount shall also include such rights that a holder of that number of Shares would be entitled to receive.

“Specified Redemption Date” means (i) prior to January 1, 2020, the date that is sixty-one (61) days after the date of receipt by the General Partner of a Notice of Redemption, or, if such day is not a Business Day, the first Business Day thereafter; and (ii) after the Applicable Year, the tenth Business Day after receipt by the General Partner of a Notice of Redemption, unless the General Partner, pursuant to its authority in Sections 11.3.F and 11.6.F that the Partnership should continue to seek to qualify for one of the Safe Harbors, in which event the Specified Redemption Date shall continue to be the date specified in clause (i) and the General Partner shall give notice of such determination to the holders of Units.

“Stock Option Plan” means any share or stock incentive plan or similar compensation arrangement of the General Partner Entity, the Partnership or any Affiliate of the Partnership or the General Partner Entity, as the context may require.

“Subsidiary” means, with respect to any Person, any real estate investment trust, corporation, partnership, limited liability company or other entity of which a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 hereof.

“Successor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

“Tender Offer” has the meaning set forth in Section 11.2.B(2).

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership for cash or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership for cash.

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“Trading Days” means days on which the primary trading market for Shares, if any, is open for trading.

“Unit Equivalent” has the meaning set forth in Section 8.6.A hereof.

“Unvested LTIP Unit” has the meaning set forth in Exhibit E attached hereto.

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to any outstanding Shares of the General Partner Entity that are Publicly Traded, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the date with respect to which value must be determined or, if such day is not a Business Day, the immediately preceding Business Day. The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day. In the event that the outstanding Shares of the General Partner Entity are Publicly Traded and the Shares Amount includes rights that a holder of Shares would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event that the Shares of the General Partner Entity are not Publicly Traded, the Value of the Shares Amount per Partnership Unit offered for redemption (which will be the Cash Amount per Partnership Unit offered for redemption payable pursuant to Section 8.6.A hereof) means the amount that a holder of one Partnership Unit would receive if each of the assets of the Partnership were to be sold for its fair market value on the Specified Redemption Date, the Partnership were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the Partners in accordance with the terms of this Agreement. Such Value shall be determined by the General Partner, acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Partnership if each asset of the Partnership (and each asset of each partnership, limited liability company, joint venture or other entity in which the Partnership owns a direct or indirect interest) were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Partnership’s minority interest in any property or any illiquidity of the Partnership’s interest in any property).

“Vested LTIP Unit” has the meaning set forth in Exhibit E attached hereto.

“Vesting Agreement” has the meaning set forth in Exhibit E attached hereto.

“Voting Percentage Interest” means, as to a Partner, its voting interest in the Partnership as determined by dividing the total number of Voting Units owned by such Partner by the total number of Voting Units then outstanding as specified in in the Partner Registry.

“Voting Units” means Common Partnership Units, LTIP Units and any other Partnership Units that vote together with the Partnership Common Units as a single class.

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ARTICLE II
ORGANIZATIONAL MATTERS

Section 2.1                                    Organization.

The Partnership is a limited partnership under, and has been formed pursuant to, the Act and upon the terms and conditions set forth herein. The Partners hereby confirm and agree to their status as partners of the Partnership. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2                                    Name.

The name of the Partnership is JBG SMITH Properties LP. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3                                    Registered Office and Agent; Principal Office.

The address of the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Trust Company. The General Partner may, from time to time, designate a new registered agent and/or registered office for the Partnership and, notwithstanding any provision in this Agreement, may amend this Agreement and the Certificate to reflect such designation without the consent of the Limited Partners or any other Person. The principal office of the Partnership shall be JBG SMITH Properties LP, [•], or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4                                    Power of Attorney.

A.                                    General. Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1)                                 execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or any

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Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII or XIII hereof or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of a Partnership Interest; and

(2)                                 execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement.

B.                                    Irrevocable Nature. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner or any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the

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Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.5                                    Term.

The term of the Partnership commenced on the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until it is dissolved pursuant to the provisions of Article XIII hereof or as otherwise provided by law.

Section 2.6                                    Admission of Limited Partners.

On the date hereof, and subsequently upon the execution of this Agreement or a counterpart of this Agreement, each of the Persons identified as a limited partner of the Partnership in the Partner Registry is hereby admitted to the Partnership as a limited partner of the Partnership.

ARTICLE III
PURPOSE

Section 3.1                                    Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership formed pursuant to the Act; (ii) to enter into any corporation, partnership, joint venture, trust, limited liability company or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged, directly or indirectly, in any of the foregoing; (iii) to continue the active management and operation of the “Vornado Included Interests” and the “JBG Included Interests” (as those terms are defined in the Master Transaction Agreement); and (iv) to do anything necessary, convenient or incidental to the foregoing; provided, however, that any such business shall be limited to and conducted in such a manner as to permit the General Partner Entity (or the General Partner, as applicable) at all times to qualify as a REIT, unless the General Partner Entity (or the General Partner, as applicable) ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership or voluntarily revokes its election to be a REIT.

Section 3.2                                    Powers.

The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Partnership by the General Partner pursuant to this Agreement including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership (i) shall not take, or shall refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (x) could adversely affect the ability of the General Partner Entity (or the General

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Partner, as applicable) to qualify and continue to qualify as a REIT, (y) could subject the General Partner Entity (or the General Partner, as applicable) to any additional taxes under Section 857 or Section 4981 of the Code or any other related or successor provision of the Code or (z) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner Entity (or the General Partner, if different) its securities or the Partnership, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing, (ii) until December 31, 2020 shall not, without the approval of the board of trustees of the General Partner, contribute any of the “Vornado Included Interests” and the “JBG Included Interests” (as those terms are defined in the Master Transaction Agreement) to any REIT or other entity that is not a partnership or a disregarded entity for United States federal income tax purposes, and (iii) none of the employees of the Partnership or any of its Subsidiaries shall render services for Hotco, L.L.C. or any of its Subsidiaries or successors.

Section 3.3                                    Representations and Warranties by the Parties.

A.                                    Each Partner that is an individual represents and warrants to each other Partner that (i) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder, (ii) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any agreement by which such Partner or any of such Partner’s property is or are bound, or any statute, regulation, order or other law to which such Partner is subject, (iii) such Partner is a “United States person” within the meaning of Section 7701(a)(30) of the Code, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

B.                                    Each Partner that is not an individual represents and warrants to each other Partner that (i) its execution and delivery of this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, director(s) and/or shareholder(s), as the case may be, as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its certificate of limited partnership, partnership agreement, trust agreement, limited liability company operating agreement, declaration of trust, charter or bylaws, as the case may be, any agreement by which such Partner or any of such Partner’s properties or any of its partners, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, trustees, beneficiaries or shareholders, as the case may be, is or are subject, (iii) such Partner is a “United States person” within the meaning of Section 7701(a)(30) of the Code and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

C.                                    Each Partner represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high

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net worth that it does not anticipate a need for the funds it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

D.                                    Each Partner further represents, warrants, covenants and agrees as follows; and

(1)                                 Upon request of the General Partner, it will promptly disclose to the General Partner the amount of Shares or other capital shares of the General Partner that it actually owns or Constructively Owns.

E.                                     The representations and warranties contained in this Section 3.3 shall survive the execution and delivery of this Agreement by each Partner and the dissolution and winding up of the Partnership.

F.                                      Each Partner hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner or, if different, the General Partner Entity have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, which may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied

Section 3.4                                    Partnership Only for Purposes Specified.

The Partnership shall be a partnership only for the purposes specified in Section 3.1 above, and this Agreement shall not be deemed to create a partnership among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 above.

ARTICLE IV
CAPITAL CONTRIBUTIONS AND ISSUANCES
OF PARTNERSHIP INTERESTS

Section 4.1                                    Capital Contributions of the Partners.

A.                                    Capital Contributions. At the time of their respective execution of this Agreement, the Partners shall make or shall have made Capital Contributions as set forth in the Partner Registry. The Partners shall own Partnership Units of the class or series and in the amounts set forth in the Partner Registry and shall have a Percentage Interest in the Partnership which shall be set forth in the Partner Registry, which Percentage Interest shall be adjusted in the Partner Registry from time to time by the General Partner to the extent necessary to reflect accurately exchanges, redemptions, additional Capital Contributions, the issuance of additional Partnership Units (pursuant to any merger or otherwise), or similar events having an effect on any Partner’s Percentage Interest in accordance with the terms of this Agreement. Except as provided in Sections 4.2, 7.5 and 10.5, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership. Each Limited Partner that contributes any Contributed Property shall promptly provide the General Partner with any information regarding such Contributed Property that is requested by the General Partner,

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including for Partnership tax return reporting purposes. Cash Capital Contributions by the General Partner or the General Partner Entity will be deemed to equal the cash contributed by the General Partner or the General Partner Entity, as the case may be, plus (a) in the case of cash contributions funded by an offering of any equity interests in or other securities of the General Partner or, if different, the General Partner Entity, the offering costs attributable to the cash contributed to the Partnership, and (b) in the case of Partnership Units issued pursuant to Section 7.5.C hereof, an amount equal to the difference between the Value of the Shares sold pursuant to any Stock Option Plan and the net proceeds of such sale.

B.                                    General Partnership Interest. A number of Partnership Units held by the General Partner equal to one percent (1%) of all outstanding Partnership Units shall be deemed to be the General Partner Partnership Units and shall be the General Partnership Interest. All other Partnership Units held by the General Partner shall be Limited Partnership Interests and shall be held by the General Partner in its capacity as a Limited Partner in the Partnership.

C.                                    Capital Contributions By Merger. To the extent the Partnership acquires any property by the merger of any other Person into the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into the Partnership shall become Limited Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement and as set forth in the Partner Registry, as amended to reflect such deemed Capital Contributions.

Section 4.2                                    Issuances of Partnership Interests.

A.                                    General. The General Partner is hereby authorized, without the need for any vote or approval of any Partner or any other Person who may hold Partnership Units or Partnership Interests, to cause the Partnership from time to time to issue to any existing Partner (including the General Partner and the General Partner Entity) or to any other Person, and to admit such Person as a limited partner in the Partnership, Partnership Units (including, without limitation, Common Partnership Units and preferred Partnership Units), in each case in exchange for the contribution by such Person of property or other assets, in one or more classes, or in one or more series of any of such classes, or otherwise with such designations, preferences, redemption and conversion rights and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of Limited Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions, (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership, (iv) the rights, if any, of each such class to vote on matters that require the vote or Consent of the Limited Partners, and (v) the consideration, if any, to be received by the Partnership; provided that, no such Partnership Units shall be issued to the General Partner Entity or, if different, the General Partner unless either (a)(1) the additional Partnership Interests are issued in connection with the grant, award or issuance of Shares or other securities by the General Partner Entity, which securities have designations, preferences and other rights such that the economic interests attributable to such securities are substantially similar to the designations, preferences and other rights (except voting rights) of the additional

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Partnership Interests issued to the General Partner Entity in accordance with this Section 4.2.A, and (2) the General Partner Entity shall make a Capital Contribution to the Partnership in an amount equal to the proceeds, if any, raised in connection with such issuance, (b) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class, or (c) the additional Partnership Interests are issued in connection with a contribution of property to the Partnership by the General Partner Entity. In addition, the General Partner Entity may acquire Units from other Partners pursuant to this Agreement. In the event that the Partnership issues Partnership Interests pursuant to this Section 4.2.A, the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Section 5.6, Section 6.2 and Section 8.6 hereof) as it deems necessary to reflect the issuance of such additional Partnership Interests.

B.                                    Issuances and Repurchases of Shares.

(i)                                     In accordance with, and subject to the terms of Section 4.3 hereof, the General Partner Entity shall not issue any Shares (other than Shares issued pursuant to Section 8.6 or pursuant to a dividend or distribution (including any share split) of Shares to all of its shareholders that results in an adjustment to the Conversion Factor pursuant to subclause (i), (ii) or (iii) of clause (x) of the definition thereof), unless (i) the General Partner shall cause, pursuant to Section 4.2.A hereof, the Partnership to issue to the General Partner Entity or the General Partner Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be; and (ii) in exchange therefor, the General Partner Entity contributes or lends, as the case may be, or otherwise causes to be contributed or lent, as the case may be, to the Partnership the proceeds, if any, from the grant, award or issuance of such Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, and, if applicable, from the exercise of rights contained in such Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be (or, in the case of an acquisition described in Section 7.4.F in which all or a portion of the cash required to consummate such acquisition is to be obtained by the General Partner Entity through an issuance of Shares described in Section 4.2, the General Partner Entity complies with such Section 7.4.F). Without limiting the foregoing, the General Partner Entity is expressly authorized to issue Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, for less than fair market value, and the General Partner is expressly authorized to cause the Partnership to issue to the General Partner Entity corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership (for example, and not by way of limitation, the issuance of Shares and corresponding Partnership Units pursuant to an employee share purchase plan providing for employee purchases of Shares at a discount from fair market value or employee share options that have an exercise price that is less than the fair market value of the Shares, either at the time of issuance or at the time of exercise, or in order to comply with the REIT share ownership requirements set forth in Section 856(a)(5) of the Code); and (y) the General Partner Entity contributes all proceeds from such issuance and exercise to the Partnership.

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(ii)                                  If the General Partner Entity exercises its rights under its organizational documents to purchase Shares or otherwise elects to purchase from the holders thereof Shares, other equity securities of the General Partner Entity, New Securities or Convertible Funding Debt, then the General Partner Entity shall cause the Partnership to purchase from the General Partner Entity (a) in the case of a purchase of Shares, that number of Partnership Units of the appropriate class (rounded to the nearest whole Partnership Unit) held by the General Partner Entity equal to the product obtained by multiplying the number of Shares purchased by the General Partner Entity times a fraction, the numerator of which is one and the denominator of which is the Conversion Factor, or (b) in the case of the purchase of any other securities, Partnership Units or other corresponding interest in the Partnership on the same terms and for the same aggregate price that the General Partner Entity purchased such securities.

C.                                    Classes of Partnership Units. Subject to Section 4.2.A above, the Partnership shall have one class of Common Partnership Units entitled “Common Partnership Units” which shall be issued to the General Partner in respect of its General Partnership Interest and the General Partner Entity and, if different, the General Partner in respect of their respective Limited Partnership Interests. The General Partner may, in its sole and absolute discretion, issue to newly admitted Partners Common Partnership Units or Partnership Units of any other class established by the Partnership in accordance with Section 4.2.A in exchange for the contribution by such Partners of cash, real estate partnership interests, stock, notes or any other assets or consideration; provided that any Partnership Unit that is not specifically designated by the General Partner as being of a particular class shall be deemed to be a Common Partnership Unit unless the context clearly requires otherwise.

D.                                    Issuance of LTIP Units. The Partnership shall be authorized to issue Partnership Units of a series designated as “LTIP Units.” From time to time the General Partner may issue LTIP Units to Persons providing services to or for the benefit of the Partnership. LTIP Units are intended to qualify as profits interests in the Partnership and for the avoidance of doubt, the provisions of Section 4.5 shall not apply to the issuance of LTIP Units. LTIP Units shall have the terms set forth in Exhibit E attached hereto and made part hereof.

E.                                     Issuance of Formation Units. The Partnership shall be authorized to issue Partnership Units of a series designated as “Formation Units” in connection with the transactions described in the Master Transaction Agreement. Formation Units shall have the terms set forth in Exhibit F attached hereto and made part hereof.

Section 4.3                                    Contribution of Proceeds of Issuance of Securities by the General Partner Entity.

In connection with any primary offering by the General Partner Entity of its Shares and any other issuance of Shares, other equity securities of the General Partner Entity, New Securities or Convertible Funding Debt pursuant to Section 4.2, the General Partner Entity shall contribute to the Partnership any proceeds (or a portion thereof) raised in connection with such issuance in exchange for Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Shares, other equity securities of the General Partner Entity, New Securities or Convertible Funding Debt contributed

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to the Partnership; provided, that, in each case, if the proceeds actually received by the General Partner Entity are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner Entity shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the net proceeds of such issuance plus the amount of such underwriter’s discount and other expenses paid by the General Partner Entity (which discount and expense shall be treated as an expense for the benefit of the Partnership in accordance with Section 7.4). In the case of employee purchases of New Securities at a discount from fair market value, the amount of such discount representing compensation to the employee, as determined by the General Partner, shall be treated as an expense of the issuance of such New Securities.

Section 4.4                                    No Preemptive Rights.

Except to the extent expressly granted by the General Partner (on behalf of the Partnership) pursuant to another agreement, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any Partnership Units or other Partnership Interests.

Section 4.5                                    Other Contribution Provisions.

In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash for the fair market value of such services, and the Partner had contributed such cash to the capital of the Partnership.

Section 4.6                                    No Interest on Capital.

No Partner shall be entitled to interest on its Capital Contributions or its Capital Account.

ARTICLE V
DISTRIBUTIONS

Section 5.1                                    Requirement and Characterization of Distributions.

A.                                    General. The General Partner shall have the exclusive right and authority to declare and cause the Partnership to make distributions as and when the General Partner deems appropriate or desirable in its sole discretion. Notwithstanding anything to the contrary contained herein, in no event may a Partner receive a distribution with respect to a Partnership Unit for a quarter or shorter period if such Partner is entitled to receive a distribution for such quarter or shorter period with respect to a Share for which such Partnership Unit has been redeemed or exchanged. Unless otherwise expressly provided for herein or in an agreement at the time a new class of Partnership Interests is created in accordance with Article IV hereof, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest. For so long as the General Partner Entity or the General Partner elects to qualify as a REIT, the General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the General Partner Entity or the

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General Partner (as applicable) as a REIT, to make distributions to the Partners in amounts such that the General Partner Entity or General Partner will receive amounts sufficient to enable the General Partner Entity or the General Partner (as applicable) to pay shareholder dividends that will (1) satisfy the requirements for qualification as a REIT under the Code and the Regulations (the “REIT Requirements”) and (2) avoid any federal income or excise tax liability for the General Partner Entity or the General Partner (as applicable).

B.                                    Method. When, as and if declared by the General Partner, the Partnership will make distributions to the General Partner Entity in any amount necessary to enable the General Partner Entity to pay REIT Expenses, and thereafter as follows:

(i)                                     First, to the holders of Partnership Interests of each class, if any, that is entitled to any preference in distribution in accordance with the rights of such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests in such class on such Partnership Record Date); and

(ii)                                  second, to the holders of Partnership Interests of each class that are not entitled to any preference in distribution pro rata to each such class in accordance with the terms of such class (and, within each such class, pro rata in proportion to the respective Percentage Interests in such class on such Partnership Record Date).

In making distributions pursuant to this Section 5.1.B, the General Partner shall take into account the provisions of Paragraph 2 of Exhibit E to this Agreement.

Section 5.2                                    Amounts Withheld.

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the Partners or Assignees shall be treated as amounts distributed to the Partners or Assignees pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.3                                    Distributions Upon Liquidation.

Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

Section 5.4                                    Restricted Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate Section 17-607 of the Act or other applicable law.

Section 5.5                                    Revisions to Reflect Issuance of Additional Partnership Interests.

If the Partnership issues additional Partnership Interests to the General Partner Entity or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall

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make such revisions to this Article V as it deems necessary to reflect the issuance of such additional Partnership Interests.

Section 5.6                                    Non-Pro Rata Distribution.

Notwithstanding anything in this Agreement to the contrary, the General Partner is expressly authorized, in its sole discretion, to declare and cause the Partnership to make a non-pro rata distribution, with no other Limited Partners receiving any portion of such distribution, to Vornado Realty Trust or Vornado DC Spinco of 100% of the Partnership’s ownership interests in Vornado DC Spinco GP LLC; provided that Vornado Realty Trust or Vornado DC Spinco, as applicable, is a Partner of the Partnership at the time of such distribution.

ARTICLE VI
ALLOCATIONS

Section 6.1                                    Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit B hereof) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A.                                    Net Income. After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto, Net Income shall be allocated (i) first, to the General Partner to the extent that Net Losses previously allocated to the General Partner pursuant to Section 6.1.B(iii) below exceed Net Income previously allocated to the General Partner pursuant to this clause (i) of Section 6.1.A; (ii) second, to the General Partner and the Limited Partners, in proportion to the amount of Net Losses allocated to each such Partner pursuant to Section 6.1.B(ii), to the extent Net Losses previously allocated to each such Partner pursuant to such Section 6.1.B(ii) exceed Net Income previously allocated to each such Partner pursuant to this Section 6.1.A(ii); (iii) third, to the General Partner and the Limited Partners, in proportion to the amount of Net Losses allocated to each such Partner pursuant to Section 6.1.B(i), to the extent Net Losses previously allocated to such Partner pursuant to Section 6.1.B(i) exceed Net Income previously allocated to each such Partner pursuant to this Section 6.1.A(iii); fourth, to the holders of any Partnership Interests that are entitled to any preference in distributions, in accordance with the rights of such class of Partnership Interests, until each has been allocated, on a cumulative basis pursuant to this Section 6.1.A(iv), Net Income equal to the amount of distributions received which are attributable to the preference of such class or Partnership Interest (and, within such class, pro rata in proportion to the respective Percentage Interest in such class as of the last day of the period for which such allocation is being made); and (v) fifth, with respect to Partnership Interests that are not entitled to any preference in distributions, pro rata to each such class in accordance with the terms of such class as set forth in this Agreement (and, within such class, pro rata in proportion to the respective Percentage Interest in such class as of the last day of the period for such allocation is being made).

B.                                    Net Losses. After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto, Net Losses shall be allocated:

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(i)                                     first, to each Partner who holds Partnership Interests not entitled to any preference in distributions, pro rata to each such class in accordance with the terms of such class as set forth in this Agreement (and, within such class, pro rata to each Partner in proportion to the respective Percentage Interests held by such Partner in such class as of the last day of the period for which the allocation is being made), until the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership under state law as described in Regulation Section 1.704-1(b)(2)(ii)(c)(2) and reduced by the Partner’s share of capital attributable to its interest in a class entitled to any preference in distribution) of each such Partner is zero;

(ii)                                  second, to each Partner who holds Partnership Interests entitled to any preference in distributions, pro rata to each such class in accordance with the terms of such class as set forth in this Agreement (and, within such class, pro rata to each Partner in proportion to the respective Percentage Interests held by such Partner in such class as of the last day of the period for which the allocation is being made), until the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership under state law as described in Regulation Section 1.704-1(b)(2)(ii)(c)(2)) of each such Partner is zero; and

(iii)                               third, to the General Partner.

C.                                    Allocation of Nonrecourse Debt. For purposes of Regulations Section 1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with any permissible method determined by the General Partner, except that such excess Nonrecourse Liabilities shall be allocated first (under the fifth sentence of Treasury Regulations Section 1.752-3(a)(3)) to each Partner up to the amount of built-in gain that is allocable to the Partner on “section 704(c) property” (as defined under Regulations Section 1.704-3(a)(3)(ii)) or property for which “reverse section 704(c) allocations” are applicable as described in Regulations Section 1.704-3(a)(6)(i), where such property is subject to the excess Nonrecourse Liabilities to the extent that such built-in gain exceeds Nonrecourse Built-in Gain with respect to such property.

D.                                    Recapture Income. Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible after taking into account other required allocations of gain pursuant to Exhibit C hereof, be characterized as Recapture Income, as required by Regulations Section 1.1245-1(e).

E.                                     Special Allocations with Respect to LTIP Units.

(i)                                     After giving effect to the special allocations set forth in Section 1 of Exhibit C hereto, and notwithstanding the provisions of Sections 6.1.A and 6.1.B above, but subject to the prior allocation of income and gain under Subsections 6.1.A(i) through (v) above, any remaining Liquidating Gains shall first be allocated to the holders of LTIP Units until the Economic Capital Account Balances of such holders, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Common Partnership Unit Economic Balance, multiplied by (ii) the number of their LTIP Units; provided that no such Liquidating Gains will be allocated

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with respect to any particular LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit.

(ii)                                  Liquidating Gain allocated to an LTIP Unitholder under this Section 6.1.E will be attributed to specific LTIP Units of such LTIP Unitholder for purposes of determining (i) allocations under this Section 6.1.E, (ii) the effect of the forfeiture or conversion of specific LTIP Units on such LTIP Unitholder’s Economic Capital Account Balance and (iii) the ability of such LTIP Unitholder to convert specific LTIP Units into Common Partnership Units. Such Liquidating Gain will be attributed to LTIP Units in the following order: (i) first, to Vested LTIP Units that have been converted from Formation Units, (ii) second, to Vested LTIP Units held for more than two years, (iii) third, to Vested LTIP Units held for two years or less, (iv) fourth, to Unvested LTIP Units that have remaining vesting conditions that only require continued employment or service to the Partnership, the General Partner, the General Partner Entity or an Affiliate of either for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting), and (v) fifth, to other Unvested LTIP Units (with such Liquidating Gains being attributed in order of issuance from earliest issued to latest issued). Within each such category, Liquidating Gain will be allocated serially (i.e., entirely to the first unit in the category, then entirely to the next unit in the category, and so on, until a full allocation is made to the last unit in the category) in the order of smallest Book-Up Target to largest Book-Up Target until the Economic Capital Account Balance of such LTIP Unitholder attributable to such LTIP Unitholder’s ownership of each LTIP Unit in the category is equal to the Common Partnership Unit Economic Balance; provided, however, that if there is not sufficient Liquidating Gain for the Economic Capital Account Balance of such LTIP Unitholder attributable to such LTIP Unitholder’s ownership of each LTIP Unit to be equal to the Common Partnership Unit Economic Balance and the Book-Up Target for any LTIP Unit is less than the amount required to be allocated to the LTIP Unit for the Economic Capital Account attributable to the LTIP Unit to equal the Common Partnership Unit Economic Balance, then Liquidating Gains shall be allocated pursuant to the waterfall set forth in 6.1.E(ii)(i)—(v) above until the Book-Up Target of each such LTIP Unit in each category has been reduced to zero and, thereafter, any remaining Liquidating Gain shall be further allocated pursuant to such waterfall until the Economic Capital Account Balance of an LTIP Unitholder attributable to such LTIP Unitholder’s ownership of each LTIP Unit in the category is equal to the Common Partnership Unit Economic Balance.

(iii)                               After giving effect to the special allocations set forth in Section 1 of Exhibit C hereto, and notwithstanding the provisions of Sections 6.1.A and 6.1.B above, in the event that, due to distributions with respect to Common Partnership Units in which the LTIP Units do not participate or otherwise, the Economic Capital Account Balance of any present or former holder of LTIP Units, to the extent attributable to the holder’s ownership of LTIP Units, exceeds the target balance specified above, the amount of such excess shall be re-allocated to such LTIP Unitholder’s remaining LTIP Units to the same extent and in the same manner as would apply pursuant to Section 6.1.E(iv) below in the event of a forfeiture of LTIP Units. To the extent such excess may not be re-allocated, any remaining Liquidating Losses shall be allocated to such LTIP Unitholder to the extent necessary to reduce or eliminate the disparity; provided, however, that if Liquidating Losses are insufficient to completely eliminate all such

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disparities, such losses shall be allocated among the LTIP Unitholders as reasonably determined by the General Partner.

(iv)          If an LTIP Unitholder forfeits any LTIP Units to which Liquidating Gain has previously been allocated under this Section 6.1.E, the Capital Account associated with such forfeited LTIP Units will be re-allocated to that LTIP Unitholder’s remaining LTIP Units using a methodology similar to that described in Section 6.1.E(ii) above to the extent necessary to cause such LTIP Unitholder’s Economic Capital Account Balance attributable to each LTIP Unit to equal the Common Partnership Unit Economic Balance.

(v)           In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 6.1.E, Net Income allocable under Section 6.1.A and any Net Losses shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated.

(vi)          The parties agree that the intent of this Section 6.1.E is to make the Capital Account balance associated with each LTIP Unit economically equivalent to the Capital Account balance associated with the General Partner Entity’s Common Partnership Units (on a per-unit basis), but only if the Partnership has recognized cumulative net gains with respect to its assets since the issuance of the relevant LTIP Unit.

F.             Special Allocations with Respect to Formation Units. The principles of Section 6.1.E shall apply in respect of allocation of Liquidating Gains and Liquidating Losses to unvested Formation Units as if they were unvested LTIP Units, until the Economic Capital Account Balance per Formation Unit is, as nearly as possible, equal to the product of (x) the number of Common Partnership Units into which such Formation Unit is convertible (as if such Formation Unit were vested), and (y) the Common Partnership Unit Economic Balance, applying correlative changes to the Book-Up Target for this purpose. The parties agree that the intent of this Section 6.1.F is to make the Capital Account balance associated with each Formation Unit economically equivalent to the Capital Account balance associated with the General Partner Entity’s Common Partnership Units (on an “as converted” basis), but only if the Partnership has recognized cumulative net gains with respect to its assets since the issuance of the relevant Formation Unit, and to achieve the economic result consistent with Exhibit F.

G.            Allocations to Ensure Intended Results. Recognizing the complexity of the allocations pursuant to this Article VI, the General Partner is authorized to modify these allocations (including by making allocations of gross items of income, gain, loss or deduction rather than allocations of net items) to ensure that they achieve the intended results, to the extent permitted by Section 704(b) of the Code and the Regulations thereunder.

Section 6.2            Revisions to Allocations to Reflect Issuance of Additional Partnership Interests.

If the Partnership issues additional Partnership Interests to the General Partner Entity or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article VI and to the Partner Registry hereof as it deems necessary to reflect the terms of the issuance of such additional Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

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ARTICLE VII
MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1            Management.

A.            Powers of General Partner. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Sections 7.3 and 7.6.A hereof, shall have full power and authority to do all things deemed necessary, desirable or convenient by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(1)                                 the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner Entity or the General Partner (as applicable) (as long as the General Partner Entity or the General Partner chooses to attempt to qualify as a REIT) to avoid the payment of any U.S. federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders sufficient to permit the General Partner Entity or the General Partner (as applicable) to satisfy the REIT Requirements), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, including without limitation, the assumption or guarantee of the debt of the General Partner, its Subsidiaries or the Partnership’s Subsidiaries, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations the General Partner deems necessary or desirable for the conduct of the activities of the Partnership;

(2)                                 the making of tax, regulatory and other filings or elections, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3)                                 the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership (including the acquisition of any new assets, the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership or any Subsidiary of the Partnership with or into another entity

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(all of the foregoing subject to any prior approval only to the extent required by Section 7.3 hereof);

(4)                                 the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including, without limitation, the financing of the conduct of the operations of the Partnership, the General Partner, the General Partner Entity or any of the Partnership’s or the General Partner Entity’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the General Partner Entity) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to, and equity investments in, its Subsidiaries;

(5)                                 the management, operation, leasing, landscaping, repair, alteration, demolition, disposition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership or any Person in which the Partnership has made a direct or indirect equity investment;

(6)                                 the negotiation, execution, delivery and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary or convenient to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including, without limitation, contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(7)                                 the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(8)                                 holding, managing, investing and reinvesting cash and other assets of the Partnership;

(9)                                 the collection and receipt of revenues and income of the Partnership;

(10)                          the establishment of one or more divisions of the Partnership, the selection and designation of powers, authority and duties and the dismissal of employees of the Partnership (including, without limitation, employees who may be designated as officers with titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or hiring, including waivers of conflicts of interest and the

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payment of their expenses and compensation out of the Partnership’s assets;

(11)                          the maintenance of such insurance (including, without limitation, directors, trustees and officers insurance) for the benefit of the Partnership and the Partners (including, without limitation, the General Partner Entity) and the directors, trustees and offers thereof as the General Partner deems necessary or appropriate;

(12)                          the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or the General Partner Entity or third parties) in, and the contribution of property to, any further limited or general partnerships, joint ventures, limited liability companies, real estate investment trusts, corporations, entities that are treated as REITs, “taxable REIT subsidiaries” or as foreign corporations for federal income tax purposes, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of funds or property or the making of loans to, its or the General Partner Entity’s Subsidiaries and any other Person in which it has an equity investment from time to time or the incurrence of indebtedness on behalf of such Persons or the guarantee of obligations of such Persons and the making of any tax, regulatory or other filing or election with respect to any of the foregoing Persons); provided, however, that as long as the General Partner Entity has determined to attempt to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner Entity to fail to qualify as a REIT;

(13)                          the control of any matters affecting the rights and obligations of the Partnership or any Subsidiary of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership or any Subsidiary of the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the representation of the Partnership or any Subsidiary of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurrence of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(14)                          the undertaking of any action in connection with the Partnership’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

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(15)                          the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt;

(16)                          the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(17)                          the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership or any Subsidiary of the Partnership;

(18)                          the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, individually or jointly with any such Subsidiary or other Person;

(19)                          the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(20)                          the making, execution, delivery and performance of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or other legal instruments or agreements in writing necessary, appropriate or convenient, in the judgment of the General Partner, for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(21)                          the issuance of additional Partnership Units and other partnership interests, as appropriate and in the General Partner’s sole discretion, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article IV hereof;

(22)                          the distribution of cash to acquire Partnership Units held by a Limited Partner in connection with a Limited Partner’s exercise of its Redemption Right under Section 8.6 hereof;

(23)                          the amendment and restatement of the Partner Registry to reflect at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance and transfer of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the

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matter or event being reflected in the Partner Registry hereof otherwise is authorized by this Agreement;

(24)                          the registration of any class of securities under the Securities Act or the Exchange Act, and the listing of any debt securities of the Partnership on any exchange;

(25)                          the taking of any and all acts and things necessary or prudent, as determined by the General Partner, to ensure that the Partnership will not be classified as an association taxable as a corporation for U.S. federal income tax purposes or a “publicly traded partnership” for purposes of Section 7704 of the Code, including but not limited to imposing restrictions on transfers, restrictions on the number of Partners and restrictions on redemptions if reasonably necessary to avoid the Partnership being classified as an association taxable as a corporation for U.S. federal income tax purposes; provided, however, that the General Partner shall impose restrictions on transfers and restrictions on redemptions through the end of the Applicable Year to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code;

(26)                          the filing of applications, communicating and otherwise dealing with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;

(27)                          taking of any action necessary or appropriate to comply with all regulatory requirements applicable to the Partnership in respect of its business, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, filings and documents, if any, required under the Exchange Act, the Securities Act, or by any national securities exchange requirements;

(28)                          the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(29)                          the approval and/or implementation of any merger (including a triangular merger), consolidation or other combination between the Partnership and another person that is not prohibited under this Agreement, whether with or without Consent; the terms of Section 17-211(g) of the Act shall be applicable such that the General Partner shall have the right to effect any amendment to this Agreement or effect the adoption of a new partnership agreement for a limited partnership if it is the surviving or resulting limited partnership on the merger or consolidation (except as may be expressly prohibited by this Agreement, including Article XIV with respect to amendments requiring Consent of Limited Partners);

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(30)                          the taking of any action necessary or appropriate to enable the General Partner Entity to qualify as a REIT;

(31)                          to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the General Partner Entity at all times to qualify as a REIT) and to possess and enjoy all the rights and powers of a general partner as provided by the Act; and

(32)                          the taking of any and all actions necessary or desirable in furtherance of, in connection with or incidental to the foregoing.

B.            No Approval by Limited Partners. Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement (except as provided in Section 7.3), the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

C.            Insurance. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and its Subsidiaries and, (ii) liability insurance for the Indemnitees hereunder and (iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be necessary.

D.            Working Capital and Other Reserves. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital reserves and other cash or similar balances in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time, including upon liquidation of the Partnership pursuant to Section 13.2 hereof.

E.            Tax Consequences of General Partner Entity and Limited Partners. The Limited Partners expressly acknowledge that the General Partner, in considering whether to dispose of any of the Partnership assets, shall take into account the tax consequences to the General Partner Entity of any such disposition and shall have no liability whatsoever to the Partnership or any Limited Partner for decisions that are based upon or influenced by such tax consequences. In addition, in exercising its authority under this Agreement with respect to other matters, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner Entity) of any action taken (or not

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taken) by the General Partner taken pursuant to its authority under this Agreement and in accordance with the terms of Section 7.3.

Section 7.2            Certificate of Limited Partnership.

The General Partner has filed the Certificate with the Secretary of State of the State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate or convenient, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto or restatement thereof to any Limited Partner.

Section 7.3            Restrictions on General Partner Authority.

The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written Consent of (i) all Partners adversely affected or (ii) such lower percentage of the Limited Partnership Interests as may be specifically provided for under a provision of this Agreement or the Act.

Section 7.4            Reimbursement of the General Partner.

A.            No Compensation. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles V and VI hereof regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

B.            Responsibility for Partnership Expenses. The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations. The General Partner and, if different, the General Partner Entity shall be reimbursed on a monthly basis, without duplication, or on such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses it directly or indirectly incurs relating to the ownership and operation of the Partnership, or for the benefit of the Partnership, including, without limitation, (i) expenses relating to the ownership of interests in and operation of the Partnership, (ii) compensation of the officers and employees including, without limitation, payments under any stock option or incentive plan that provides for stock units, or other phantom stock, pursuant to which employees will receive payments based upon dividends on or the value of Shares, (iii) auditing expenses, (iv) director fees and expenses of the General Partner Entity, (v) all costs and expenses of the General Partner Entity

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being a public company, including costs of filings with the Securities and Exchange Commission, reports and other distributions to its shareholders, (vi) all costs and expenses associated with litigation involving the General Partner and the General Partner Entity, the Partnership or any Subsidiary, (vii) all expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, (viii) expenses related to the operations of the General Partner and the General Partner Entity and to the management and administration of any Subsidiaries of the General Partner Entity or the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees and (ix) any and all salaries, compensation and expenses of officers and employees of the General Partner and General Partner Entity; provided that (x), the amount of any such reimbursement shall be reduced by (i) any interest earned by the General Partner or General Partner Entity with respect to bank accounts or other instruments or accounts held by it as permitted in Section 7.5.A below (which interest is considered to belong to the Partnership and shall be paid over to the Partnership to the extent not applied to reimburse the General Partner for expenses hereunder), (ii) any amount derived by the General Partner or General Partner Entity from any investments permitted in Section 7.5.A below; (iii) if the General Partner or General Partner Entity qualifies as a REIT, the Partnership shall not be responsible for any taxes that the General Partner Entity would not have been required to pay if that entity qualified as a REIT for federal income tax purposes or any taxes imposed on the General Partner or General Partner Entity by reason of that entity’s failure to distribute to its shareholders an amount equal to its taxable income (provided that the funds to make such distributions were in fact available to the General Partner or the General Partner Entity therefor); (iv) the Partnership shall not be responsible for expenses or liabilities incurred by the General Partner or General Partner Entity in connection with any business or assets of the General Partner or General Partner Entity other than its ownership of Partnership Interests or operation of the business of the Partnership or ownership of assets to the extent permitted in Section 7.5.A; and (v) the Partnership shall not be responsible for any expenses or liabilities of the General Partner or General Partner Entity that are excluded from the scope of the indemnification provisions of Section 7.7.A by reason of the provisions of clause (i), (ii) or (iii) thereof; and (y) REIT Expenses shall not be treated as Partnership expenses for purposes of this Section 7.4.B. The General Partner shall determine in good faith the amount of expenses incurred by it related to the ownership and operation of, or for the benefit of, the Partnership. If certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner or General Partner Entity), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable. Such reimbursements shall be in addition to any reimbursement to the General Partner pursuant to Section 10.3.C hereof and as a result of indemnification pursuant to Section 7.7 below. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner or General Partner Entity.

C.            Partnership Interest Issuance Expenses. The General Partner and, if different, the General Partner Entity shall also be reimbursed, without duplication, for all expenses it directly or indirectly incurs relating to any issuance of additional Partnership Interests, Shares, Debt of the Partnership, Funding Debt of the General Partner or the General Partner Entity or rights, options, warrants or convertible or exchangeable securities pursuant to Article IV hereof (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of

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which expenses are considered by the Partners to constitute expenses of, and for the benefit of, the Partnership.

D.            Purchases of Shares by the General Partner Entity. In the event that the General Partner Entity shall elect to purchase from its shareholders Shares in connection with a share repurchase or similar program or for the purpose of delivering such Shares to satisfy an obligation under any distribution reinvestment or share purchase program adopted by the General Partner Entity, any employee share purchase plan adopted by the General Partner Entity or any similar obligation or arrangement undertaken by the General Partner Entity in the future, the purchase price paid by the General Partner Entity for such Shares and any other expenses incurred by the General Partner Entity in connection with such purchase shall be considered REIT Expenses and shall be reimbursed to the General Partner Entity, subject to the conditions that: (i) if such Shares subsequently are to be sold by the General Partner Entity, the General Partner Entity pays to the Partnership any proceeds received by the General Partner Entity for such Shares (which sales proceeds shall include the amount of distributions reinvested under any distribution reinvestment or similar program; provided that a transfer of Shares for Partnership Units pursuant to Section 8.6 hereof would not be considered a sale for United States federal, state and local income tax purposes); and (ii) if such Shares are not retransferred by the General Partner Entity within thirty (30) days after the purchase thereof, the General Partner Entity shall cause the Partnership to cancel a number of Partnership Units of the appropriate class (rounded to the nearest whole Partnership Unit) held by the General Partner Entity or the General Partner equal to the product attained by multiplying the number of such Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor in effect on the date of such cancellation (in which case such reimbursement shall be treated as a distribution in redemption of Partnership Units held by the General Partner Entity or the General Partner, as the case may be).

E.            Reimbursement not a Distribution. Except as set forth in the succeeding sentence, if and to the extent any reimbursement made pursuant to this Section 7.4 is determined for U.S. federal income tax purposes not to constitute a payment of expenses of the Partnership, the amount so determined shall constitute a guaranteed payment with respect to capital within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as a distribution for purposes of computing the Partners’ Capital Accounts. Amounts deemed paid by the Partnership to the General Partner Entity in connection with redemption of Partnership Units pursuant to Section 7.4.D shall be treated as a distribution for purposes of computing the Partner’s Capital Accounts.

F.             Funding for Certain Capital Transactions. In the event that the General Partner Entity shall undertake to acquire (whether by merger, consolidation, purchase, or otherwise) the assets or equity interests of another Person and such acquisition shall require the payment of cash by the General Partner Entity (whether to such Person or to any other selling party or parties in such transaction or to one or more creditors, if any, of such Person or such selling party or parties), (a) the Partnership shall advance to the General Partner Entity the cash required to consummate such acquisition if, and to the extent that, such cash is not to be obtained by the General Partner Entity through an issuance of Shares described in Section 4.2, (b) the General Partner Entity shall, upon consummation of such acquisition, transfer to the Partnership (or cause to be transferred to the Partnership), in full and complete satisfaction of such advance,

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the assets or equity interests of such Person acquired by the General Partner Entity in such acquisition (or equity interests in Persons owning all of such assets or equity interests), and (c) pursuant to and in accordance with Section 4.2, the Partnership shall issue to the General Partner Entity, Partnership Interests and/or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights that are substantially similar to those of any additional Shares, other equity securities, New Securities and/or Convertible Funding Debt, as the case may be, issued by the General Partner Entity in connection with such acquisition (whether issued directly to participants in the acquisition transaction or to third parties in order to obtain cash to complete the acquisition). In addition to, and without limiting, the foregoing, in the event that the General Partner Entity engages in a transaction in which (x) the General Partner Entity (or a wholly owned direct or indirect Subsidiary of the General Partner Entity) merges with another entity (referred to as the “Parent Entity”) that is organized in the UPREIT form (i.e., where the Parent Entity holds substantially all of its assets and conducts substantially all of its operations through a partnership, limited liability company or other entity (referred to as an “Operating Entity”)) (“UPREIT”) and the General Partner Entity survives such merger, (y) such Operating Entity merges with or is otherwise acquired by the Partnership in exchange in whole or in part for Partnership Interests, and (z) the General Partner Entity is required or elects to pay part of the consideration in connection with such merger involving the Parent Entity in the form of cash and part of the consideration in the form of Shares, the Partnership shall distribute to the General Partner Entity with respect to its existing Partnership Interest an amount of cash sufficient to complete such transaction and the General Partner Entity shall cause the Partnership to cancel a number of Partnership Units (rounded to the nearest whole number) held by the General Partner Entity equal to the product attained by multiplying the number of additional Shares that the General Partner Entity would have issued to the Parent Entity or the owners of the Parent Entity in such transaction if the entire consideration therefor were to have been paid in Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor. It is understood and agreed among the Partners that this Section 7.4.F shall be construed and implemented in a manner that is consistent with the General Partner Entity’s REIT status.

Section 7.5                                    Outside Activities of the General Partner.

A.                                    General. The General Partner Entity shall not directly or indirectly enter into or conduct any material business other than in connection with the ownership, acquisition and disposition of Partnership Interests and the management of the business of the Partnership, and such activities as are incidental thereto. The General Partner Entity and any Affiliates of the General Partner Entity may acquire Limited Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partnership Interests. Without the Consent of the Outside Limited Partners, the assets of the General Partner Entity shall be limited to Partnership Interests and permitted debt obligations of the Partnership (as contemplated by Section 7.5.D below) and permitted assets of the Partnership (as contemplated in Section 7.10), so that Shares and Partnership Units are completely fungible except as otherwise specifically provided herein; provided, that the General Partner Entity shall be permitted to hold (i) interests in entities, including Qualified REIT Subsidiaries, that hold no material assets; (ii) interests in Qualified REIT Subsidiaries (or other entities that are not taxed as corporations for federal income tax purposes) that own only interests in the Partnership and/or interests in other Qualified REIT Subsidiaries (or other entities that are not taxed as corporations for federal income tax

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purposes) that either hold no assets or hold only interests in the Partnership; (iii) assets and/or interests in entities, including Qualified REIT Subsidiaries, that hold assets, having an aggregate value not greater than five percent (5%) of the total market value of the General Partner Entity (determined by reference to the value of all outstanding equity securities of the General Partner Entity), provided that (X) the General Partner Entity will apply the net income from such assets (other than net income derived as a result of a Qualified REIT Subsidiary’s ownership of an interest in the Partnership) to offset REIT Expenses before utilizing the distribution provisions of Section 5.1.B, (Y) the General Partner Entity will contribute or cause to be contributed all net income generated by such assets and/or interests (other than net income derived as a result of a Qualified REIT Subsidiary’s ownership of an interest in the Partnership) to the Operating Partnership (after taking into account REIT Expenses as described in clause (X) above), and (Z) the General Partner Entity will use commercially reasonable efforts to transfer or cause to be transferred such assets and interests (other than interests in Qualified REIT Subsidiaries and the Partnership) to the Operating Partnership or an entity controlled by the Operating Partnership as soon as such a transfer can be made without causing the General Partner Entity, the General Partner or the Operating Partnership to incur any material expenses in connection therewith; (iv) such bank accounts or similar instruments or account in its own name as it deems necessary to carry out its responsibilities and purposes as contemplated under this Agreement and its organizational documents; (v) cash held for payment of administrative expenses or pending distribution to security holders of the General Partner Entity or any wholly owned Subsidiary thereof or pending contribution to the Partnership; and (vi) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of the Partnership and its Subsidiaries; and, provided, further, that the General Partner Entity shall be permitted to acquire, directly or through a Qualified REIT Subsidiary (or other entities that are not taxed as corporations for federal income tax purposes), up to a one percent (1%) interest in any partnership or limited liability company at least ninety-nine percent (99%) of the equity of which is owned directly or indirectly by the Partnership. The General Partner Entity and any of its Affiliates may acquire Limited Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partnership Interests.

B.                                    Forfeiture of Shares. In the event the Partnership or the General Partner Entity acquires Shares as a result of the forfeiture of such Shares under a restricted or similar share plan, then the General Partner Entity shall cause the Partnership to cancel that number of Partnership Units of the appropriate class equal to the number of Shares so acquired divided by the Conversion Factor, and, if the Partnership acquired such Shares, it shall transfer such Shares to the General Partner Entity for cancellation.

C.                                    Stock Option Plan. If at any time or from time to time, the General Partner Entity sells Shares pursuant to any Stock Option Plan, the General Partner Entity shall transfer the net proceeds of the sale of such Shares to the Partnership as an additional Capital Contribution in exchange for an amount of additional Partnership Units equal to the number of Shares so sold divided by the Conversion Factor.

D.                                    Funding Debt. The General Partner Entity, the General Partner or a wholly owned subsidiary of either or them may incur a Funding Debt, including, with respect to the General Partner Entity, a Funding Debt that is convertible into Shares or otherwise

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constitutes a class of New Securities (“Convertible Funding Debt”), subject to the condition that the borrowing entity lends to the Partnership the net proceeds of such Funding Debt; provided, that Convertible Funding Debt shall be issued pursuant to Section 4.2.B above; and, provided, further, that the General Partner Entity shall not be obligated to lend the net proceeds of any Funding Debt to the Partnership in a manner that would be inconsistent with the General Partner Entity’s ability to remain qualified as a REIT. If the General Partner Entity, the General Partner or a wholly owned subsidiary of either of them enters into any Funding Debt, the loan to the Partnership shall be on comparable terms and conditions, including interest rate, repayment schedule and costs and expenses, as are applicable with respect to or incurred in connection with such Funding Debt.

Section 7.6                                    Transactions with Affiliates.

A.                                    The Partnership may lend or contribute funds or other assets to its or the General Partner Entity’s Subsidiaries or other Persons in which it or the General Partner Entity has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner Entity. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person

B.                                    Except as provided in Section 7.5.A, the Partnership may transfer assets to joint ventures, other partnerships, limited liability companies, real estate investment trusts, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

C.                                    Except as expressly permitted by this Agreement (i) neither the General Partner Entity nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, and (ii) the Partnership shall not, directly or indirectly, sell, transfer or convey any property to, or purchase any property from, or borrow funds form, or lend funds to, any Partner or any Affiliate of the Partnership that is not also a Subsidiary of the Partnership, except in the case of each of clauses (i) and (ii) pursuant to transactions that are determined by the General Partner in good faith to be on terms that are fair and reasonable.

D.                                    The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner Entity, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner or any Subsidiaries of the Partnership.

E.                                     The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, and without the approval of the Limited Partners, a right of first opportunity arrangement, a non-competition arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

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Section 7.7                                    Indemnification.

A.                                    General. To the fullest extent permitted by law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from or in connection with any and all claims, demands, subpoenas, requests for information, formal or informal investigations, actions, suits or proceedings, whether civil, criminal, administrative or investigative, incurred by the Indemnitee and relating to the Partnership, the General Partner or the General Partner Entity or the direct or indirect operations of, or the direct or indirect ownership of property by, the Partnership or the General Partner or the General Partner Entity as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership and any insurance proceeds from the liability policy covering the General Partner and any Indemnitee, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.7.

B.                                    Advancement of Expenses. To the fullest extent permitted by law, reasonable expenses expected to be incurred by an Indemnitee shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, made or threatened to be made against an Indemnitee, upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in Section 7.7.A has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

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C.                                    No Limitation of Rights. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

D.                                    Insurance. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Indemnitee or Person against such liability under the provisions of this Agreement.

E.                                     Benefit Plan Fiduciary. For purposes of this Section 7.7, (i) the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan, (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.7 and (iii) actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

F.                                      No Personal Liability for Limited Partners. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

G.                                    Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H.                                   Benefit. The provisions of this Section 7.7 are also for the benefit of the Indemnitees, their employees, officers, directors, trustees, heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitation on the Partnership’s liability to any Indemnitee under this Section 7.7, as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or related to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

I.                                        Indemnification Payments Not Distributions. If and to the extent any payments to the General Partner or the General Partner Entity pursuant to this Section 7.7 constitute gross income to the General Partner or the General Partner Entity (as opposed to the

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repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

J.                                        Exception to Indemnification of the General Partner. Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

Section 7.8                                    Liability of the Covered Persons.

A.                                    General. Notwithstanding anything to the contrary set forth in this Agreement, to the fullest extent permitted by law, none of the General Partner, its Affiliates, or any of their respective officers, trustees, directors, shareholders, partners, members, employees, representatives or agents or any officer, employee, representative or agent of the Partnership and its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable or accountable for monetary damages or otherwise to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the Covered Person’s conduct did not constitute bad faith, gross negligence or willful misconduct.

B.                                    No Obligation to Consider Separate Interests of Limited Partners or Shareholders. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, the Limited Partners and the shareholders of the General Partner collectively, that the General Partner is under no obligation to consider or give priority to the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees or to such shareholders) in deciding whether to cause the Partnership to take (or decline to take) any actions. Any decisions or actions taken or not taken in accordance with the terms of this Agreement shall not constitute a breach of any duty owed to the Partnership or the Limited Partners by law or equity, fiduciary or otherwise. The General Partner shall not be liable for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.

C.                                    Actions of Agents. Subject to its obligations and duties as General Partner set forth in Section 7.1.A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees and agents. The General Partner shall not be liable to the Partnership or any Partner for any misconduct or negligence on the part of any such employee or agent appointed by the General Partner in good faith.

D.                                    Effect of Amendment. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Covered Person’s liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with

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respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

E.                                     Limitations of Fiduciary Duty. Sections 7.1.B, 7.1.E and this Section 7.8 and any other Section of this Agreement limiting the liability of the General Partner and/or its trustees, directors and officers shall constitute an express limitation of any duties, fiduciary or otherwise, that they would owe the Partnership or the Limited Partners if such duty would be imposed by any law, in equity or otherwise.

F.                                      Good Faith Reliance on Agreement. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, any Covered Person acting under this Agreement or otherwise shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person under the Act or otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person to the maximum extent permitted by law.

G.                                    General Partner’s Discretion. Whenever in this Agreement the General Partner or the General Partner Entity is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” or under a similar grant of authority or latitude, the General Partner or General Partner Entity, as the case may be, shall be entitled to consider such interests and factors as it desires and may consider its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partners, or (ii) in its “good faith” or under another express standard, the General Partner or General Partner Entity, as the case may be, shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or by law or any other agreement contemplated herein.

Section 7.9                                    Other Matters Concerning the General Partner.

A.                                    Reliance on Documents. The General Partner may rely and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B.                                    Reliance on Advisors. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C.                                    Action Through Agents. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized

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officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

D.                                    Actions to Maintain REIT Status or Avoid Taxation of the General Partner Entity or the General Partner (as applicable). Notwithstanding any other provisions of this Agreement (other than the limitations on the General Partner’s and General Partner Entity’s authority set forth in Sections 7.3, 7.5 and 7.6.A) or the Act, any action of the General Partner or General Partner Entity on behalf of the Partnership or any decision of the General Partner or General Partner Entity to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner Entity or the General Partner (as applicable) to continue to satisfy the REIT Requirements or (ii) to avoid the General Partner Entity or the General Partner (as applicable) incurring any taxes under Section 337(d), 857, 1374 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10                             Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine in its sole and absolute discretion, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner (or such other entity) for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its commercially reasonable efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11                             Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement (other than the limitations on the General Partner’s and General Partner Entity’s authority set forth in Sections 7.3, 7.5 and 7.6.A), any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership, to enter into any contracts on behalf of the Partnership and to take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing, in each case except to the extent that such action imposes, or

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purports to impose, liability on the Limited Partner. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.12                             Loans by Third Parties.

The Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of property and any borrowings from, or guarantees of Debt of the General Partner Entity or any of its Affiliates) with any Person upon such terms as the General Partner determines appropriate; provided, that the Partnership shall not incur any Debt that is recourse to the General Partner unless, and then only to the extent that, the General Partner has expressly agreed.

ARTICLE VIII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1                                    Limitation of Liability.

The Limited Partners, including the General Partner Entity, in its capacity as a Limited Partner, shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

Section 8.2                                    Management of Business.

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, trustee, director, member, employee, partner or agent of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, trustee, director, member, employee, partner or agent of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

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Section 8.3                                    Outside Activities of Limited Partners.

Subject to any agreements entered into pursuant to Section 7.6.E hereof and any other agreements entered into by a Limited Partner or its Affiliates with General Partner, the Partnership or any of their respective Subsidiaries, any Limited Partner (other than the General Partner) and any officer, trustee, director, member, employee, agent, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner, officer, director, manager, employee, agent, trustee, Affiliates, member, shareholder or Assignee of any Limited Partner. None of the Limited Partners (other than the General Partner) nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein), and no such Person (other than the General Partner) shall have any obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4                                    Return of Capital.

Except pursuant to the right of redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Exhibit C hereof or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses, distributions or credits.

Section 8.5                                    Rights of Limited Partners Relating to the Partnership.

A.                                    General. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.D below, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):

(1)                                 to obtain a copy of the most recent annual and quarterly reports prepared by the General Partner Entity and distributed to shareholders, including annual and quarterly reports filed with the SEC by the General Partner Entity pursuant to the Exchange Act;

(2)                                 to obtain a copy of the Partnership’s U.S. federal, state and local income tax returns for each Partnership Year;

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(3)                                 to obtain a current list of the name and last known business, residence or mailing address of each Partner as reflected in the Partnership’s records;

(4)                                 to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(5)                                 to obtain true and full information regarding the amount of cash and a description and statement of the Agreed Value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

B.            Notice of Conversion Factor. The Partnership shall notify each Limited Partner, upon request, of the then current Conversion Factor.

C.            Notice of Extraordinary Transaction of the General Partner Entity. The General Partner Entity shall not make any extraordinary distributions of cash or property to its shareholders or effect an Extraordinary Transaction without notifying the Limited Partners of its intention to make such distribution or effect such merger, sale or other extraordinary transaction not later than the time, if any, at which the General Partner Entity is required to provide notice of such transaction to its shareholders (or, if earlier, at least (20) days prior to the record date to determine shareholders eligible to receive such distribution or to vote upon the Extraordinary Transaction (or, if no such record date is applicable, at least twenty (20) days before consummation of such Extraordinary Transaction)). This provision for such notice shall not be deemed (i) to permit any transaction that otherwise is prohibited by this Agreement or requires a Consent of the Partners or (ii) to require a Consent of the Limited Partners to a transaction that does not otherwise require Consent under this Agreement. Each Limited Partner agrees, as a condition to the receipt of the notice pursuant hereto, to keep confidential the information set forth therein until such time as the General Partner Entity has made public disclosure thereof and to use such information during such period of confidentiality solely for purposes of determining whether or not to exercise the Redemption Right (if applicable) and to execute a confidentiality agreement provided by the General Partner Entity; provided, however, that a Limited Partner may disclose such information to its attorney, accountant and/or financial advisor for purposes of obtaining advice with respect to such exercise so long as such attorney, accountant and/or financial advisor agrees to receive and hold such information subject to this confidentiality requirement.

D.            Confidentiality. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential, provided, however, that this Section 8.5.D shall not affect the notice requirements set forth in Section 8.5.C.

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Section 8.6            Redemption Right.

A.            General. (i) Subject to Sections 8.6B and 8.6.C hereof, on or after the date one (1) year after [•], 2017(1) (or, if later than [•], 2017, the date of the issuance of a Common Partnership Unit to a Limited Partner pursuant to Article IV hereof), which one-year period shall commence upon the issuance of such Partnership Unit regardless of whether such Partnership Unit is designated upon issuance as a Common Partnership Unit or otherwise, or on or after such date prior to the expiration of such one-year period as the General Partner, in its sole and absolute discretion, designates with respect to any or all Partnership Units then outstanding, the holder of a Partnership Unit (if other than the General Partner or the General Partner Entity or any Subsidiary of either the General Partner or the General Partner Entity) shall have the right (the “Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date such Partnership Unit (provided that such Partnership Unit is a Common Partnership Unit) at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner and the General Partner Entity) by the Limited Partner who is exercising the redemption right (the “Redeeming Partner”); provided, however, a Limited Partner may not exercise the Redemption Right for less than one thousand (1,000) Partnership Units at any one time or, if such Limited Partner holds less than one thousand (1,000) Partnership Units, all of the Partnership Units held by such Partner; provided further that, with respect to a Limited Partner which is an entity, such Limited Partner may exercise the Redemption Right for fewer than one thousand (1,000) Partnership Units without regard to whether or not such Limited Partner is exercising the Redemption Right for all of the Partnership Units held by such Limited Partner as long as such Limited Partner is exercising the Redemption Right on behalf of one or more of its equity owners in respect of one hundred percent (100%) of such equity owners’ interests in such Limited Partner. The Redeeming Partner shall have no right, with respect to any Partnership Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date unless the record date for such distribution was a date prior to the Specified Redemption Date. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner. Any Partnership Units redeemed by the Partnership pursuant to this Section 8.6.A shall be cancelled upon such redemption.

(ii)           [Notwithstanding the terms of Section 8.6.A(i) or anything else in this Agreement to the contrary, if there shall have been a merger or consolidation of the General Partner Entity, or a sale or all or substantially all of the assets of the General Partner Entity as an entirety, and in either case, in connection therewith, the shareholders of the General Partner Entity are obligated to accept cash and/or debt obligations in full or partial consideration for their Shares, then the portion of the Redemption Amount per Partnership Unit that corresponds to the portion of Value of the total consideration receivable for one Share multiplied by the Conversion Factor (a “Unit Equivalent”) that is required to be accepted in cash and/or debt obligations shall thereafter be an amount of cash equal to the sum of (i) the cash payable for a Unit Equivalent on

(1)                                 NTD: To be the day that the separation, distribution, and combination takes place.

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the date of the closing of such merger, consolidation or sale and (ii) the Value on the date of the closing of such merger, consolidation, or sale of the debt obligations to be received with respect to a Unit Equivalent, adjusted as set forth below (this amount of cash is referred to as the “Required Cash Payment”) (the percentage that the Required Cash Payment represents of the total Redemption Amount with respect to a Partnership Unit, determined as of such closing date, is referred to as the “Pro Rata Portion”). The balance of the Redemption Amount per Partnership Unit shall be determined as provided for in the definitions of Conversion Factor, Redemption Amount, Shares Amount, Cash Amount and Value].

(iii)          Notwithstanding the foregoing, if the General Partner Entity provides notice to the Limited Partners pursuant to Section 8.5.C hereof, the Redemption Right shall be exercisable, without regard to whether the Partnership Units have been outstanding for any specified period, during the period commencing on the date on which the General Partner Entity provides such notice and ending on the record date to determine shareholders eligible to receive such distribution or participate in such Extraordinary Transaction (or if none, ending on the date of consummation of such distribution or Extraordinary Transaction). If this subparagraph (iii) applies, the Specified Redemption Date is the date on which the Partnership and the General Partner receive notice of exercise of the Redemption Right, rather than ten (10) Business Days after receipt of the Notice of Redemption.

B.            General Partner Entity Assumption of Right. (i) Notwithstanding the provisions of Section 8.6.A, a Limited Partner that exercises the Redemption Right shall be deemed to have offered to sell the Partnership Units described in the Notice of Redemption to the General Partner Entity, and the General Partner Entity may, in its sole and absolute discretion (subject to any limitations on ownership and transfer of Shares set forth in the Declaration of Trust), elect to assume directly and satisfy a Redemption Right by paying to the Redeeming Partner either the Cash Amount or the Shares Amount, as the General Partner Entity determines in its sole and absolute discretion, on the Specified Redemption Date, whereupon the General Partner Entity shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. Payment of the Redemption Amount in the form of Shares shall be in Shares (i) duly authorized, validly issued, fully paid and nonassessable, free and clear of any pledge, lien, encumbrance or restriction, other than those provided in the organizational documents of the General Partner Entity, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Shares entered into by the Redeeming Partner, and shall bear a legend in form and substance determined by the General Partner Entity, and (ii) registered under Section 12 of the Exchange Act and listed for trading on the exchange or national market on which the Shares are Publicly Traded; provided, that in the event that the Shares are not Publicly Traded at the time a Redeeming Partner exercises its Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount. Unless the General Partner Entity (in its sole and absolute discretion) shall exercise its right to assume and directly satisfy the Redemption Right, the General Partner Entity shall not have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner’s exercise of the Redemption Right. In the event the General Partner Entity shall exercise its right to assume and directly satisfy the Redemption Right, the Partnership shall have no obligation to pay any amount to the

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Redeeming Partner with respect to such Redeeming Partner’s exercise of such Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner Entity shall treat the transaction between the General Partner Entity and the Redeeming Partner, for federal income tax purposes, as a sale of the Redeeming Partner’s Partnership Units to the General Partner Entity.

(ii)           In the event that the General Partner Entity determines to pay the Redeeming Partner the Redemption Amount in the form of Shares, the total number of Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner’s Partnership Units shall be the applicable Shares Amount. In the event this amount is not a whole number of Shares, the Redeeming Partner shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner Entity determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming Partner.

(iii)          Each Redeeming Partner agrees to execute such documents or provide such information or materials as the General Partner Entity may reasonably require in connection with the issuance of Shares upon exercise of the Redemption Right.

C.            Exceptions to Exercise of Redemption Right. Notwithstanding the provisions of Section 8.6.A and Section 8.6.B, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6.A to the extent that the delivery of Shares to such Partner on the Specified Redemption Date by the General Partner pursuant to Section 8.6.B (regardless of whether or not the General Partner Entity would in fact exercise its rights under Section 8.6.B) would (i) be prohibited, as determined in the sole discretion of the General Partner Entity, under the Declaration of Trust, (ii) cause the acquisition of Shares by such Partner to be “integrated” with any other distribution of Shares for purposes of complying with the Securities Act or (iii) would otherwise be prohibited under applicable federal or state securities laws or regulations. Notwithstanding the foregoing, the General Partner Entity may, in its sole and absolute discretion, waive such prohibition set forth in this Section 8.6C.

D.            No Liens on Partnership Units Delivered for Redemption. Each Limited Partner covenants and agrees with the General Partner that all Partnership Units delivered for redemption shall be delivered to the Partnership or the General Partner Entity, as the case may be, free and clear of all liens, and, notwithstanding anything contained herein to the contrary, neither the General Partner Entity nor the Partnership shall be under any obligation to acquire Partnership Units which are or may be subject to any liens. Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Partnership Units to the Partnership or the General Partner Entity, such Limited Partner shall assume and pay such transfer tax.

E.            Additional Partnership Interests; Modification of Holding Period. In the event that the Partnership issues Partnership Interests to any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such amendments to this Section 8.6 as it determines are necessary to reflect the issuance of such Partnership Interests (including setting forth any restrictions on the exercise of the Redemption Right with respect to such Partnership Interests); provided, however, that no such revisions shall materially adversely affect the rights

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of any other Limited Partner to exercise its Redemption Right without that Limited Partner’s prior written consent. In addition, the General Partner may, with respect to any holder or holders of Partnership Units, at any time and from time to time, as it shall determine in its sole and absolute discretion, (i) reduce or waive the length of the period prior to which such holder or holders may not exercise the Redemption Right or (ii) reduce or waive the length of the period between the exercise of the Redemption Right and the Specified Redemption Date.

F.             LTIP Unit Exception and Redemption of Common Partnership Units Issued Upon Conversion of LTIP Units. Subject to Section 8.6.G hereof, holders of LTIP Units shall not be entitled to the Redemption Right provided for in Section 8.6.A of this Agreement, unless and until such LTIP Units have been converted into Common Partnership Units (or any other class or series of Partnership Units entitled to such Redemption Right) in accordance with their terms. Notwithstanding the foregoing, and except as otherwise permitted by Section 8.6.G or the award, plan or other agreement pursuant to which an LTIP Unit was issued, the Redemption Right shall not be exercisable with respect to any Common Partnership Unit issued upon conversion of an LTIP Unit until on or after the date that is two years after the date on which the LTIP Unit was issued, provided however, that the foregoing restriction shall not apply if the Redemption Right is exercised by an LTIP Unitholder in connection with a transaction that falls within the definition of a “change of control” under the agreement or agreements pursuant to which the LTIP Units were issued to him or her and provided further that the one (1) year requirement set forth in the first sentence of Subsection 8.6.A(i) shall not apply with respect to Common Partnership Units issued upon conversion of LTIP Units.

G.            Formation Unit Exception and Redemption of Common Partnership Units Issued Upon Conversion of LTIP Units Into Which Formation Units Were Converted. Holders of Formation Units shall not be entitled to the Redemption Right provided for in Section 8.6.A of this Agreement, unless and until such Formation Units (i) have been converted into LTIP Units and (ii) such LTIP Units have subsequently been converted into Common Partnership Units (or any other class or series of Partnership Units entitled to such Redemption Right), in each case in accordance with their terms. Notwithstanding the foregoing, and except as otherwise permitted by the award, plan or other agreement pursuant to which a Formation Unit was issued, the Redemption Right shall not be exercisable with respect to any Common Partnership Unit issued upon conversion of an LTIP Unit into which a Formation Unit was previously converted until on or after the date that is two years after the date on which the Formation Unit was issued, provided however, that the first sentence of Subsection 8.6.A(i) shall not apply with respect to Common Partnership Units issued upon conversion of LTIP Units into which Formation Units were previously converted. For the avoidance of doubt, the foregoing prohibition shall no longer apply upon (i) the termination of employment of the applicable holder of Formation Units with the General Partner or its affiliates (a) by the General Partner (or its successor) without Cause (as defined in the applicable Formation Unit agreement) or (b) the applicable holder of Formation Units for Good Reason (as defined in the applicable Formation Unit agreement) or (ii) the occurrence of a Change in Control (as defined in the applicable Formation Unit agreement).

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ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1            Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with GAAP, or such other basis as the General Partner determines to be necessary or appropriate.

Section 9.2            Fiscal Year.

The fiscal year of the Partnership shall be the calendar year.

Section 9.3            Reports.

A.                                    Annual Reports. As soon as practicable, but in no event later than the date on which the General Partner Entity mails its annual report to its shareholders, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

B.            Quarterly Reports. If and to the extent that the General Partner Entity mails quarterly reports to its shareholders, as soon as practicable, but in no event later than the date on which such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the General Partner Entity, if such statements are prepared solely on a consolidated basis with the General Partner Entity, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

C.            Other Reports. The Partnership shall also cause to be prepared such reports and/or information as are necessary for the General Partner or the General Partner Entity to determine its qualification as a REIT and its compliance with the REIT Requirements, but only for so long as such entity elects to remain qualified as a REIT.

D.            Delivery Method. Notwithstanding the foregoing, the General Partner may deliver to the Limited Partners each of the reports described above, as well as any other

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communications that it may provide hereunder, by e-mail or by any other electronic means, provided that if a report is filed with the SEC via EDGAR it shall be deemed to have been delivered to each Limited Partner.

ARTICLE X
TAX MATTERS

Section 10.1          Preparation of Tax Returns.

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for U.S. federal and state income tax purposes and shall furnish by July 31 of the year immediately following each taxable year, or as soon as reasonably practicable thereafter, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes. If required under the Code or applicable state or local income tax law, the General Partner shall also arrange for the preparation and timely filing of all returns of income, gains, deductions, losses and other items required of the Subsidiaries of the Partnership for U.S. federal income tax purposes and shall use all reasonable efforts to furnish, by July 31 of the year immediately following each taxable year, or as soon as reasonably practicable thereafter, the tax information required by the Limited Partners for U.S. federal and state income tax reporting purposes. The General Partner shall hire PriceWaterhouseCoopers to develop a model relating to the application of Section 704(c) of the Code to the Partnership and the Limited Partners.

Section 10.2          Tax Elections.

A.            Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

B.            To the extent provided for in Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor under which the fair market value of any Partnership Interests issued after the effective date of such Regulations (or other guidance) will be treated as equal to the liquidation value of such Partnership Interests (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Partnership Interests, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of such Partnership Interests while the safe harbor election remains effective.

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Section 10.3          Tax Matters Partner.

A.            General. The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes pursuant to Section 6231(a)(7) of the Code under the Current Partnership Audit Rules and the “partnership representative” pursuant to Section 6223(a) of the Code under the 2015 Budget Act Partnership Audit Rules. So long as Section 6230(e) of the Current Partnership Audit Rules is in effect, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the General Partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and the Assignees.

B.            Powers. The General Partner is authorized, but not required (and the Partners hereby consent to the tax matters partner and the partnership representative, as relevant, taking the following actions):

(1)                                 to elect out of the 2015 Budget Act Partnership Audit Rules, if available;

(2)                                 to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the General Partner may expressly state that such agreement shall bind the Partnership and all Partners, except that, so long as the Current Partnership Audit Rules are in effect, such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations under the Current Partnership Audit Rules) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Current Partnership Audit Rules) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Current Partnership Audit Rules);

(3)                                 in the event that a notice of a final administrative adjustment assessed by the IRS or any other tax authority, at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the General Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(4)                                 to intervene in any action brought by any other Partner for judicial review of a final adjustment;

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(5)                                 to file a request for an administrative adjustment with the IRS or other tax authority at any time and, if any part of such request is not allowed by the IRS or other tax authority, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(6)                                 to enter into an agreement with the IRS or other tax authority to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(7)                                 to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations, including, without limitation, the following actions to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

a.                                      electing to have the alternative method for the underpayment of taxes set forth in Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, apply to the Partnership and its current or former Partners; and

b.                                      for Partnership level assessments under Section 6225 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, determining apportionment of responsibility for payment among the current or former Partners, setting aside reserves from available funds of the Partnership, withholding of distributions to the Partners, and requiring current or former Partners to make cash payments to the Partnership for their share of the Partnership level assessments; and

(8)                                 to take any other action required or permitted by the Code and Regulations in connection with its role as the tax matters partner and the partnership representative, as relevant.

The taking of any action and the incurring of any expense by the General Partner in connection with any such audit or proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the General Partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 of this Agreement shall be fully applicable to the tax matters partner and the partnership representative, as relevant, in its capacity as such. In addition, the General Partner shall be entitled to indemnification set forth in Section 7.7 for any liability for tax imposed on the Partnership under the 2015 Budget Act Partnership Audit Rules that is collected from the General Partner.

The current and former Partners agree to provide the following information and documentation to the Partnership and the tax partner to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

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(1)                                 information and documentation to determine and prove eligibility of the Partnership to elect out of the 2015 Budget Act Partnership Audit Rules;

(2)                                 information and documentation to reduce the Partnership level assessment consistent with Section 6225(c) of the Code, as included in the 2015 Budget Act Partnership Audit Rules; and

(3)                                 information and documentation to prove payment of the attributable liability under Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules.

In addition to the foregoing, and notwithstanding any other provision of this Agreement, including, without limitation, Section 14.1 of this Agreement, the General Partner is authorized (without any requirement of the consent or approval of any other Partners) to make all such amendments to this Section 10.3 as it shall determine, in its sole judgment, to be necessary, desirable or appropriate to implement the 2015 Budget Act Partnership Audit Rules and any regulations, procedures, rulings, notices, or other administrative interpretations thereof promulgated by the U.S. Treasury Department.

C.            Reimbursement. The tax matters partner and the partnership representative shall receive no compensation for their services. All third-party costs and expenses incurred by the tax matters partner and the partnership representative in performing their respective duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting and/or law firm to assist the tax matters partner and the partnership representative in discharging their respective duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

D.            Survival. The obligations of each Partner under this Section 10.3 shall survive such Partner’s withdrawal from the Partnership, and each Partner agrees to execute such documentation requested by the Partnership at the time of such Partner’s withdrawal from the Partnership to acknowledge and confirm such Partner’s continuing obligations under this Section 10.3.

Section 10.4          Organizational Expenses.

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a one hundred eighty (180) month period as provided in Section 709 of the Code.

Section 10.5          Withholding.

Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of U.S. federal, state, local, or foreign taxes (including any interest, penalties, additions to tax or additional amounts) that the General Partner determines that the Partnership is required to withhold or pay with respect to any cash or property distributable, allocable or otherwise transferred to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or

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paid by the Partnership pursuant to Section 1441, 1442, 1445, or 1446 of the Code. Any amount withheld with respect to a Limited Partner pursuant to this Section 10.5 shall be treated as paid or distributed, as applicable, to such Limited Partner for all purposes under this Agreement to the extent that the Partnership is contemporaneously making distributions against which such amount can be offset. Any amount paid on behalf of or with respect to a Limited Partner, in excess of any such amount of contemporaneous distributions against which such amount paid can be offset, shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed or otherwise paid to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan. Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder. Upon a Limited Partner’s complete withdrawal from the Partnership, such Limited Partner shall be required to restore funds to the Partnership to the extent that the cumulative amount of taxes withheld from or paid on behalf of, or with respect to, such Limited Partner exceeds the sum of such amounts (i) repaid to the Partnership by such Limited Partner, (ii) withheld from distributions to such Limited Partner and (iii) paid by the General Partner on behalf of such Limited Partner.

ARTICLE XI
TRANSFERS AND WITHDRAWALS

Section 11.1          Transfer.

A.            Definition. The term “transfer,” when used in this Article XI with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which

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the General Partner purports to assign all or any part of its General Partnership Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partnership Interest to another Person, and includes a transfer, sale, merger, consolidation, combination, assignment, bequest, conveyance, devise, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition, whether voluntary or involuntary, by operation of law or otherwise. The term “transfer” when used in this Article XI does not include (i) any redemption or repurchase of Partnership Units by the Partnership from a Partner (including the General Partner), (ii) any acquisition of Partnership Units from a Limited Partner by the General Partner Entity pursuant to Section 8.6 hereof or otherwise or (iii) any distribution of Partnership Units by a Limited Partner to its beneficial owners. When used in this Article XI, the verb “transfer” shall have correlative meaning. No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse (for alimony, support or otherwise), or to legal process, and no part of the interest of a Limited Partner may be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement or consented to in writing by the General Partner, in its sole and absolute discretion.

B.            General. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void ab initio.

Section 11.2          Transfers of Partnership Interests of General Partner and General Partner Entity.

A.                                    Neither the General Partner nor the General Partner Entity shall transfer any of its Partnership Interests (including both its Limited Partnership Interests and its General Partnership Interests), and, if the General Partner Entity is not the General Partner, the General Partner Entity may not transfer any of its direct or indirect interests in the General Partner, or withdraw from the Partnership, except (i) in connection with a transaction permitted under Section 11.2.B, (ii) in connection with any merger (including a triangular merger), consolidation or other combination with or into another Person following the consummation of which the equity holders of the surviving entity are substantially identical to the shareholders of the General Partner Entity, (iii) with the Consent of the Outside Limited Partners; or (iv) to any Person that is, at the time of such transfer, an Affiliate of the General Partner Entity that is controlled by the General Partner Entity, including any Qualified REIT Subsidiary.

B.            Extraordinary Transactions. Notwithstanding the restrictions set forth in Section 11.2.A or any other provision of this Agreement, the General Partner Entity shall not engage in any merger (including, without limitation, a triangular merger), consolidation or other combination with or into another Person, sale of all or substantially all of its assets or any reclassification, recapitalization or other change in outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of Conversion Factor) (each, an “Extraordinary Transaction”), unless, in connection with such Extraordinary Transaction:

(1)           the General Partner shall have obtained Partnership Approval of the Extraordinary Transaction, as set forth below, if (x) the Extraordinary Transaction would result in the Partners receiving consideration for their Partnership Units pursuant to

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clause (2) below and the General Partner Entity is required to seek the approval of its common shareholders of the Extraordinary Transaction (“Shareholder Approval”) in a shareholder vote (a “Shareholder Vote”), or (y) the General Partner Entity would be required to obtain Shareholder Approval of the Extraordinary Transaction but for the fact that a Tender Offer shall have been accepted with respect to a sufficient number of Shares to permit consummation of the Extraordinary Transaction without Shareholder Approval, and

(2)           all Partners either will receive, or will have the right to receive, for each Partnership Unit cash, securities or other property in the same form as, and equal in amount to the product of the Conversion Factor and the greatest amount of, the cash, securities or other property paid to a holder of Shares, if any, corresponding to such Partnership Unit in consideration of one such Share at any time during the period from and after the date on which the Extraordinary Transaction is consummated; provided, however, that if in connection with the Extraordinary Transaction, a purchase, tender or exchange offer (a “Tender Offer”) shall have been made to and accepted by the holders of the percentage required for the approval of the merger under the organizational documents of the General Partner Entity, each holder of Partnership Units shall receive, or shall have the right to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

C.            Partnership Approval. As used above, “Partnership Approval” means Consent of the Limited Partners holding Voting Units representing a Voting Percentage Interest that equals or exceeds, as applicable, either the percentage of (x) the Shares outstanding or (y) the Shares cast in the Shareholder Vote ((x) or (y), as applicable, the “Required Denominator Shares”) required to be voted in favor of the Extraordinary Transaction in the Shareholder Vote, provided that, for purposes of determining whether Partnership Approval has been obtained, the Voting Percentage Interest of Limited Partners consenting to the Extraordinary Transaction shall be calculated as follows: Such Voting Percentage Interest shall be equal to the sum of (i) the Voting Percentage Interest of the Voting Units held by Limited Partners consenting to the Extraordinary Transaction (excluding for this purpose any Partnership Units held by (1) the General Partner or the General Partner Entity, (2) any Person of which the General Partner or the General Partner Entity directly or indirectly owns or controls more than fifty percent (50%) of either the voting interests or economic interests and (3) any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner or the General Partner Entity (collectively, the “Excluded Units”)), plus (ii) the product of (1) the Voting Percentage Interest attributable to the Excluded Units, multiplied by (2) either (x) the percentage of the Required Denominator Shares voted in favor of the Extraordinary Transaction by the General Partner Entity’s shareholders in the Shareholder Vote to obtain Shareholder Approval, or (y) in the event a Tender Offer shall have been accepted with respect to a sufficient number of Shares to permit consummation of the Extraordinary Transaction without Shareholder Approval, the percentage of outstanding Shares with respect to which such Tender Offer shall have been accepted.

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D.            Except with Consent of the Outside Limited Partners or pursuant to an Extraordinary Transaction effected pursuant to Section 11.2.B above, the General Partner shall not enter into an agreement or other arrangement providing for or facilitating the creation of a general partner of the Partnership other than the General Partner, unless the successor general partner (i) is a direct or indirect controlled Affiliate of the General Partner, and (ii) executes and delivers a counterpart to this Agreement in which such successor general partner agrees to be fully bound by all of the terms and conditions contained herein that are applicable to the General Partner.

Section 11.3          Limited Partners’ Rights to Transfer.

A.            General. Except as provided in Section 11.3.B or in connection with the exercise of a Redemption Right pursuant to Section 8.6, no Limited Partner shall transfer all or any portion of its Partnership Interest to any transferee without the written consent of the General Partner, which consent may be withheld in its sole and absolute discretion; provided, however, that if a Limited Partner is subject to Incapacity, such Incapacitated Limited Partner may transfer all or any portion of its Partnership Interest;

B.            Transfers to Affiliates. Subject to Sections 11.3.E, 11.3.F, 11.3.G, 11.4, 11.5 and 11.6, a Limited Partner (other than the General Partner and the General Partner Entity, in their capacities as a Limited Partner) may transfer all or any portion of its Partnership Interest to any of its Affiliates and such transferee shall be admitted as a Substituted Limited Partner, all without obtaining the consent of the General Partner.

C.            Incapacitated Limited Partners. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

D.            Permitted Transfers. Subject to Sections 11.3.E, 11.3.F, 11.3.G, 11.4, 11.5 and 11.6, a Limited Partner (other than the General Partner and the General Partner Entity, in their capacities as a Limited Partner) may transfer, with or without the consent of the General Partner, all or a portion of its Partnership Interest (i) in the case of a Limited Partner who is an individual, to a member of his Immediate Family, any trust formed for the benefit of himself and/or members of his Immediate Family, or any partnership, limited liability company, joint venture, corporation or other business entity comprised only of himself and/or members of his Immediate Family and entities the ownership interests in which are owned by or for the benefit of himself and/or members of his Immediate Family, (ii) in the case of a Limited Partner which is a trust, to the beneficiaries of such trust, (iii) in the case of a Limited Partner which is a partnership, limited liability company, joint venture, corporation or other business entity to which Partnership Units were transferred pursuant to clause (i) above, to its partners, owners or shareholders, as the case may be, who are members of the Immediate Family of or are actually the Person(s) who transferred Partnership Units to it pursuant to clause (i) above, (iv) in the case of a Limited Partner which acquired Partnership Units as of the date hereof and which is a

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partnership, limited liability company, joint venture, corporation or other business entity, to its partners, owners, shareholders or Affiliates thereof, as the case may be, or the Persons owning the beneficial interests in any of its partners, owners or shareholders or Affiliates thereof (it being understood that this clause (iv) will apply to all of each Person’s Partnership Interests whether the Partnership Units relating thereto were acquired on the date hereof or hereafter), (v) in the case of a Limited Partner which is a partnership, limited liability company, joint venture, corporation or other business entity other than any of the foregoing described in clause (iii) or (iv), in accordance with the terms of any agreement between such Limited Partner and the Partnership pursuant to which such Partnership Interest was issued, (vi) pursuant to a gift or other transfer without consideration, (vii) pursuant to applicable laws of descent or distribution, (viii) to another Limited Partner, and (ix) pursuant to a grant of security interest or other encumbrance thereof effectuated in a bona fide pledge transaction with a bona fide financial institution as a result of the exercise of remedies related thereto, subject to the provisions of Section 11.3.G hereof. A trust or other entity will be considered formed “for the benefit” of a Partner’s Immediate Family even though some other Person has a remainder interest under or with respect to such trust or other entity.

E.            No Transfers Violating Securities Laws. Without limiting the generality of Section 11.3.A hereof, the General Partner may prohibit any transfer by a Limited Partner of its Partnership Interest if, in the opinion of legal counsel to the Partnership, such transfer would require filing of a registration statement under the Securities Act or Exchange Act or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

F.             No Transfers Affecting Tax Status of Partnership. No transfer of Partnership Units by a Limited Partner (including a redemption or exchange pursuant to Section 8.6 hereof) may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it could result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of the Partnership for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners other than the General Partner or the General Partner Entity or any Subsidiary of either the General Partner or the General Partner Entity or pursuant to a transaction not prohibited under Section 11.2 hereof), (ii) in the opinion of legal counsel for the Partnership, it would adversely affect the ability of the General Partner Entity or the General Partner (as applicable) to continue to qualify as a REIT or would subject the General Partner Entity or the General Partner (as applicable) to any additional taxes under Section 857 or Section 4981 of the Code, (iii) such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code), (iv) such transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101, (v) such transfer would subject the Partnership to regulation under the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or the fiduciary responsibility provisions of ERISA, or (vi) such transfer (x) is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, (y) otherwise could cause the Partnership to be treated as a “publicly traded

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partnership” within the meaning of Section 7704(b) of the Code and the regulations promulgated thereunder, or (z) is not described in one of the Safe Harbors; provided, however, that this clause (vi) shall cease to apply after the end of the Applicable Year if (1) the classification of the Partnership as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and the regulations promulgated thereunder could not reasonably be expected to cause the Partnership to be taxable as a corporation for federal income tax purposes and (2) the General Partner receives an opinion of nationally recognized counsel at the beginning of the relevant taxable year to the effect that, based on its actual and proposed method of operation, the Partnership will meet the gross income requirements of Section 7704(c)(2) with respect to such taxable year, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate from the Partnership, executed by a person with the knowledge necessary to make the representations contained therein.

G.            No Transfers to Holders of Nonrecourse Liabilities. No pledge or transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability without the consent of the General Partner, in its sole and absolute discretion; provided, that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Redemption Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

H.            Register. The General Partner shall keep a register for the Partnership on which the transfer, pledge or release of Partnership Units shall be shown and pursuant to which entries shall be made to effect all transfers, pledges or releases as required by the applicable sections of Article 8 of the Uniform Commercial Code, as amended, in effect in the State of Delaware. The General Partner shall (i) place proper entries in such register clearly showing each transfer and each pledge and grant of security interest and the transfer and assignment pursuant thereto, such entries to be endorsed by the General Partner, and (ii) maintain the register and make the register available for inspection by all of the Partners and their pledgees at all times during the term of this Agreement. Nothing herein shall be deemed a consent to any pledge or transfer otherwise prohibited under this Agreement.

Section 11.4          Substituted Limited Partners.

A.            Consent of General Partner. No Limited Partner shall have the right to substitute a transferee as a Limited Partner in his or its place (including any transferees permitted by Section 11.3). The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership, the General Partner or any Partner. A Person shall be admitted to the Partnership as a Substituted Limited Partner only upon the aforementioned consent of the General Partner and the furnishing to the General Partner of (i) evidence of acceptance in form

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satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents of the General Partner in order to effect such Person’s admission as a Substituted Limited Partner. The admission of any Person as a Substituted Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission. The General Partner hereby grants its consent to the admission as a Substituted Limited Partner to any bona fide financial institution that loans money or otherwise extends credit to a holder of Partnership Units and thereafter becomes the owner of such Partnership Units pursuant to the exercise by such financial institution of its rights under a pledge of such Partnership Units granted in connection with such loan or extension of credit.

B.            Rights of Substituted Limited Partner. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

C.            Amendment and Restatement of the Partner Registry. Upon the admission of a Substituted Limited Partner, the General Partner shall amend and restate the Partner Registry to reflect the name, address, Capital Account, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address, Capital Account, number of Partnership Units and Percentage Interest of the predecessor of such Substituted Limited Partner.

Section 11.5          Assignees.

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, Recapture Income, and any other items, gain, loss, deduction and credit of the Partnership attributable to the Partnership Interest assigned to such transferee, but shall not be deemed to be a holder of a Partnership Interest for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Interest in any matter presented to the Limited Partners for a vote (such Partnership Interest being deemed to have been voted on such matter in the same proportion as all other Partnership Interest held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such Partnership Interest, such transferee shall be subject to all of the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of his or its Partnership Interest.

Section 11.6          General Provisions.

A.            Withdrawal of Limited Partner. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Interest in accordance with this Article XI and the transferee of such Partnership Interest being admitted to the Partnership as a Substituted Limited Partner or pursuant to

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redemption of all of its Partnership Units, or the acquisition thereof by the General Partner Entity, under Section 8.6.

B.            Termination of Status as Limited Partner. Any Limited Partner who shall transfer all of its Partnership Interest in a transfer permitted pursuant to this Article XI or pursuant to redemption of all of its Partnership Units under Section 8.6 hereof shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Interest as Substituted Limited Partners. Similarly, any Limited Partner who shall transfer all of its Partnership Units pursuant to a redemption of all of its Partnership Units, or the acquisition thereof by the General Partner Entity, under Section 8.6 shall cease to be a Limited Partner.

C.            Timing of Transfers. Transfers pursuant to this Article XI may only be made upon ten (10) Business Days prior notice to the General Partner, unless the General Partner otherwise agrees.

D.            Allocations. If any Partnership Interest is transferred during any quarterly segment of the Partnership’s fiscal year in compliance with the provisions of this Article XI or redeemed or transferred pursuant to Section 8.6 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code and the corresponding Regulations, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly, or a monthly proration period, in which event Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be prorated based upon the applicable method selected by the General Partner). Solely for purposes of making such allocations, at the discretion of the General Partner, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Partner as of midnight on the last day of said month. All distributions attributable to such Partnership Interest with respect to which the Partnership Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions thereafter attributable to such Partnership Interest shall be made to the transferee Partner.

E.            Additional Restrictions. Notwithstanding anything to the contrary herein, and in addition to any other restrictions on transfer herein contained, including without limitation the provisions of this Article XI, in no event may any transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.6 hereof) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for U.S. federal or state income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners other than the General Partner, or pursuant to a transaction not prohibited under Section 11.2 hereof);

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(v) if in the opinion of counsel to the Partnership, such transfer would cause the Partnership to cease to be classified as a partnership for U.S. federal income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners other than the General Partner, or pursuant to a transaction not prohibited under Section 11.2 hereof); (vi) if such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code); (vii) if such transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.1-101; (viii) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (ix) if such transfer is effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code; (x) if such transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; (xi) if such transfer could adversely affect the ability of the General Partner Entity or the General Partner (as applicable) to remain qualified as a REIT; or (xii) if in the opinion of legal counsel for the Partnership, such transfer would adversely affect the ability of the General Partner Entity or the General Partner (as applicable) to continue to qualify as a REIT or subject the General Partner Entity or the General Partner (as applicable) to any additional taxes under Section 857 or Section 4981 of the Code.

F.             Avoidance of “Publicly Traded Partnership” Status. The General Partner shall (a) use commercially reasonable efforts (as determined by it in its sole discretion exercised in good faith) to monitor the transfers of interests in the Partnership to determine (i) if such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and (ii) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”) and (b) take such steps as it believes are commercially reasonable and appropriate (as determined by it in its sole discretion exercised in good faith) to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the Safe Harbors is met; provided, however, that this clause (b) shall cease to apply after the end of the Applicable Year if (1) the classification of the Partnership as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and the regulations promulgated thereunder could not reasonably be expected to cause the Partnership to be taxable as a corporation for federal income tax purposes and (2) the General Partner receives an opinion of nationally recognized counsel at the beginning of the relevant taxable year to the effect that, based on its actual and proposed method of operation, the Partnership will meet the gross income requirements of Section 7704(c)(2) with respect to such taxable year, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate from the Partnership, executed by a person with the knowledge necessary to make the representations contained therein.

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ARTICLE XII
ADMISSION OF PARTNERS

Section 12.1          Admission of Successor General Partner.

A successor to all of the General Partner’s General Partnership Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner’s executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partnership Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6.D hereof.

Section 12.2          Admission of Additional Limited Partners.

A.            General. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

B.            General Partner’s Consent. No Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent shall be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission. Regardless of the means by which any Additional Limited Partner is admitted to the Partnership, such Additional Limited Partner shall, automatically upon such admission, become subject to and bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.4 hereof.

C.            Allocations to Additional Limited Partners. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code and the corresponding Regulations, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Net Income, Net Losses, and each item thereof would be prorated based upon the applicable period selected by the General Partner). Solely for purposes of making such allocations, at the discretion of the General Partner, each of such items for the calendar month in

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which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner. All distributions with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 12.3                             Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment and restatement of the Partner Registry) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

ARTICLE XIII
DISSOLUTION AND LIQUIDATION

Section 13.1                             Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”) :

(i)                                     an event of withdrawal of the General Partner, as defined in the Act (other than an event of Bankruptcy), unless, (a) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (b) within ninety (90) days after such event of withdrawal a Majority in Interest of the remaining Partners (or such greater percentage as may be required by the Act and determined in accordance with the Act) Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner;

(ii)                                  from and after the date of this Agreement through [December 31, 2067], an election to dissolve the Partnership made by the General Partner with the Consent of a Majority in Interest;

(iii)                               on or after [January 1, 2068], an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion;

(iv)                              entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

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(v)                                 ninety (90) days after the sale of all or substantially all of the assets and properties of the Partnership for cash or for marketable securities; or

(vi)                              a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or within ninety days after of the entry of such order or judgment a Majority in Interest of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

Section 13.2                             Winding Up.

A.                                    General. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner (or, in the event there is no remaining General Partner, any Person elected by a Majority in Interest of the Limited Partners (the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include equity or other securities of the General Partner or any other entity) shall be applied and distributed in the following order:

(1)                                 First, in satisfaction of all of the Partnership’s debts and liabilities to creditors other than the Partners (whether by payment or the making of reasonable provision for payment thereof);

(2)                                 Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(3)                                 Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners;

(4)                                 Fourth, to the holders of Partnership Interests of any class or series that is entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series of Partnership Interests (and, within each such class or series, to each holder thereof pro rata based on its Percentage Interest in such class); and

(5)                                 The balance, if any, to the General Partner and Limited Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

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The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIII, other than reimbursement of its expenses as provided in Section 7.4.

B.                                    Deferred Liquidation. Notwithstanding the provisions of Section 13.2.A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C.                                    Deferred Liquidation. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article XIII may be:

(1)                                 distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

(2)                                 withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; provided, that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2.A as soon as practicable.

Section 13.3                             Compliance with Timing Requirements of Regulations.

Subject to Section 13.4 below, in the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XIII to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit

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balance in his or its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

Section 13.4                             Deemed Distribution and Recontribution.

Notwithstanding any other provision of this Article XIII, in the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes and for purposes of maintaining Capital Accounts pursuant to Exhibit B hereto, the Partnership shall be deemed to have contributed all Partnership property and liabilities to a new limited partnership in exchange for an interest in such new limited partnership and immediately thereafter, the Partnership will be deemed to liquidate by distributing interests in the new limited partnership to the Partners.

Section 13.5                             Rights of Limited Partners.

Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.6                             Notice of Dissolution.

In the event a Liquidating Event occurs or an event occurs that would, but for provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

Section 13.7                             Termination of Partnership and Cancellation of Certificate of Limited Partnership.

Upon the completion of the winding up of the Partnership and liquidation of its assets, as provided in Section 13.2 hereof, the Partnership shall be terminated by filing a certificate of cancellation with the Secretary of State of the State of Delaware, canceling all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and taking such other actions as may be necessary to terminate the Partnership.

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Section 13.8                             Reasonable Time for Winding Up.

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

Section 13.9                             Waiver of Partition.

Each Partner hereby waives any right to partition of the Partnership property.

Section 13.10                      Liability of Liquidator.

The Liquidator shall be indemnified and held harmless by the Partnership in the same manner and to the same degree as an Indemnitee may be indemnified pursuant to Section 7.7 hereof.

ARTICLE XIV
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

Section 14.1                             Amendments.

A.                                    General. Amendments to this Agreement may be proposed only by the General Partner. Following such proposal (except an amendment pursuant to Section 14.1.B below), the General Partner shall submit any proposed amendment to the Limited Partners and shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal. Except as otherwise provided in this Agreement, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of a Majority in Interest.

B.                                    Amendments Not Requiring Limited Partner Approval. Subject to Section 14.1.C and 14.1.D, the General Partner shall have the power, without the Consent of the Limited Partners, to amend this Agreement as may be required to reflect any changes to this Agreement that the General Partner deems necessary or appropriate in its sole discretion. Without limitation, the General Partner shall have the power, without the Consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)                                     to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

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(ii)                                  to reflect the issuance of additional Partnership Units or the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

(iii)                               to set forth or amend the designations, rights (including redemption rights that differ from those specified in Section 8.6), powers, duties, and preferences of Partnership Units issued pursuant to Section 4.2.A hereof;

(iv)                              to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity or correct any provision in this Agreement not inconsistent with law or with other provisions;

(v)                                 to reflect such changes as are reasonably necessary for the General Partner to maintain its status as a REIT, including changes which may be necessitated due to a change in applicable law (or an authoritative interpretation thereof) or a ruling of the IRS;

(vi)                              to include provisions in this Agreement that may be referenced in any rulings, regulations, notices, announcements, or other guidance regarding the federal income tax treatment of compensatory partnership interests issued and made effective after the date hereof or in connection with any elections that the General Partner determines to be necessary or advisable in respect of any such guidance. Any such amendment may include, without limitation, (a) a provision authorizing or directing the General Partner to make any election under the such guidance, (b) a covenant by the Partnership and all of the Partners to agree to comply with the such guidance, (c) an amendment to the capital account maintenance provisions and the allocation provisions contained in this Agreement so that such provisions comply with (I) the provisions of the Code and the Regulations as they apply to the issuance of compensatory partnership interests and (II) the requirements of such guidance and any election made by the General Partner with respect thereto, including, a provision requiring “forfeiture allocations” as appropriate. Any such amendments to this Agreement shall be binding upon all Partners; and

(vii)                           to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall notify the Limited Partners when any action under this Section 14.1.B is taken.

C.                                    Amendments Requiring Certain Limited Partner Approval. Notwithstanding Sections 14.1.A and 14.1.B hereof, this Agreement shall not be amended with respect to any Partner adversely affected without the Consent of such Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a General Partnership Interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; (iii) impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership; (iv) alter or modify Article V or Article XII (including the related definitions) or the rights of such Partner to receive distributions pursuant to such Articles, or Article VI (including the related definitions) or the allocations specified in Article VI (except as permitted pursuant to Section 4.2, Section 5.6, Section 6.2 and Section

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14.1.B(iii) hereof), in each case in a manner adverse to such Partner; (v) alter or modify Section 8.6 (including the related definitions), including the Redemption Right and Shares Amount as set forth in Section 8.6, in a manner adverse to such Partner (except as permitted in Section 8.6.E); (vi) cause the termination of the Partnership prior to the time set forth in Section 2.5 or 13.1; or (vii) amend this Section 14.1.C; provided, however, that the Consent of each Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis; provided, further, that for the avoidance of doubt, Consent of a majority of the holders of Formation Units shall be required for any amendment or action that disproportionately and adversely affects holders of Formation Units (including without limitation any amendments to or impacting Sections 6.1.E.2, 6.1.F and 6.1.G) and Consent of a majority of the LTIP Unitholders shall be required for any amendment or action that disproportionately and adversely affects holders of LTIP Units. Any amendment consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such Consent by any other Partner. For the avoidance of doubt, any amendment that would require the Consent of Partners adversely affected pursuant to this Section 14.1.C shall be effective with respect to all Partners who are not adversely affected thereby without the Consent of such Partners.

D.                                    Other Amendments Requiring Limited Partner Approval. Notwithstanding Section 14.1.A or Section 14.1.B hereof, the General Partner shall not amend Sections 4.2.A, 4.2.B, 7.5, 7.6, 11.2, 11.3, 14.1.D or 14.2 without the Consent of the Outside Limited Partners.

E.                                     Amendment and Restatement of the Partner Registry Not An Amendment. Notwithstanding anything in this Article XIV or elsewhere in this Agreement to the contrary, any amendment and restatement of the Partner Registry by the General Partner to reflect events or changes otherwise authorized or permitted by this Agreement, whether pursuant to Section 7.1.A(20) hereof or otherwise, shall not be deemed an amendment of this Agreement and may be done at any time and from time to time, as necessary by the General Partner without the Consent of the Limited Partners.

F.                                      Amendment by Merger. In the event that the Partnership participates in any merger (including a triangular merger), consolidation or combination with another entity in a transaction not otherwise prohibited by this Agreement and as a result of such merger, consolidation or combination this Agreement is to be amended (or a new agreement for a limited partnership or limited liability company, as applicable, is to be adopted for the surviving entity) and any of the Limited Partners will hold equity interests in the continuing or surviving entity, then any such amendments to this Agreement (or changes from this Agreement reflected in the new agreement for the surviving entity) that would have required the consents provided in Section 14.1.C and 14.1.D shall require such consents.

Section 14.2                             Meetings of the Partners.

A.                                    General. Meetings of the Partners may be called only by the General Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting; provided that a Partner’s attendance at any meeting of Partners

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shall be deemed a waiver of the foregoing notice requirement with respect to such Partner (except where such attendance is to object to the holding of such meeting). Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.1.A above. Except as otherwise expressly provided in this Agreement, the Consent of holders of a Majority in Interest shall control.

B.                                    Actions Without a Meeting. Except as otherwise expressly provided by this Agreement, any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a Majority in Interest (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a Majority in Interest (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

C.                                    Proxy. Each Limited Partner may authorize any Person or Persons to act for such Limited Partner by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Limited Partner executive such proxy.

D.                                    Conduct of Meeting. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the shareholders of the General Partner.

E.                                     Record Date. The General Partner may set, in advance, the Partnership Record Date for the purpose of determining the Partners (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, (x) shall not be prior to the close of business on the day the Partnership Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Partners, not less than ten (10) days, before the date on which the meeting is to be held or Consent is to be given and (y) shall be, with respect to the determination of the existence of Partnership Approval, the record date established by the General Partner Entity for the approval of its shareholders for the event constituting an Extraordinary Transaction. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting

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of the Partners has been made as provided in this section, such determination shall apply to any adjournment thereof.

ARTICLE XV
GENERAL PROVISIONS

Section 15.1                             Addresses and Notice.

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to such Partner or Assignee at the address set forth in the Partner Registry or such other address of which such Partner or Assignee shall notify the General Partner in writing. Notwithstanding the foregoing, the General Partner may elect to deliver any such notice, demand, request or report by e-mail or by any other electronic means, in which case such communication shall be deemed given or made one day after being sent.

Section 15.2                             Titles and Captions.

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3                             Pronouns and Plurals.

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4                             Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5                             Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6                             Creditors; Other Third Parties.

Other than as expressly set forth herein with regard to any Indemnitee, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership or other third party having dealings with the Partnership, it being understood

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and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

Section 15.7                             Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.8                             Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing his or its signature hereto.

Section 15.9                             Applicable Law.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.10                      Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11                      Entire Agreement.

This Agreement and all Exhibits attached hereto (which Exhibits are incorporated herein by reference as if fully set forth herein) contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any prior written or oral understandings or agreements among them with respect thereto.

Section 15.12                      No Rights as Shareholders.

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as shareholders of the General Partner Entity or the General Partner (if different), including, without limitation, any right to receive dividends or other distributions made to shareholders of the General Partner Entity or the General Partner (if different) or to vote or to consent or receive notice as shareholders in respect to any meeting of shareholders for the election of directors of the General Partner Entity or the General Partner (if different) or any other matter.

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Section 15.13                      Limitation to Preserve REIT Status.

To the extent that any amount paid or credited to the General Partner or the General Partner Entity or its officers, directors, employees or agents pursuant to Section 7.4 or Section 7.7 hereof would constitute gross income to the General Partner Entity or the General Partner (if it is to be qualified as a REIT) for purposes of Section 856(c)(2) or 856(c)(3) of the Code (a “General Partner Payment”) then, notwithstanding any other provision of this Agreement, the amount of such General Partner Payments for any fiscal year shall not exceed the lesser of:

(i)                                     an amount equal to the excess, if any, of (a) 5% of the General Partner Entity’s or the General Partner’s (if it is to be qualified as a REIT) total gross income (but not including the amount of any General Partner Payments) for the fiscal year over (b) the amount of gross income (within the meaning of Section 856(c)(2) of the Code) derived by the General Partner Entity or the General Partner (if it is to be qualified as a REIT) from sources other than those described in subsections (A) through (H) of Section 856(c)(2) of the Code (but not including the amount of any General Partner Payments); or

(ii)                                  an amount equal to the excess, if any of (a) 25% of the General Partner Entity’s or the General Partner’s (if it is to be qualified as a REIT) total gross income (but not including the amount of any General Partner Payments) for the fiscal year over (b) the amount of gross income (within the meaning of Section 856(c)(3) of the Code) derived by the General Partner Entity or the General Partner (if it is to be qualified as a REIT) from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code (but not including the amount of any General Partner Payments);

provided, however, that General Partner Payments in excess of the amounts set forth in subparagraphs (i) and (ii) above may be made if the General Partner Entity or the General Partner (if it is to be qualified as a REIT), as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts would not adversely affect the General Partner Entity’s or the General Partner’s (if it is to be qualified as a REIT) ability to qualify as a REIT. To the extent General Partner Payments may not be made in a year due to the foregoing limitations, such General Partner Payments shall carry over and be treated as arising in the following year, provided, however, that such amounts shall not carry over for more than five years, and if not paid within such five year period, shall expire; provided, further, that (i) as General Partner Payments are made, such payments shall be applied first to carry over amounts outstanding, if any, and (ii) with respect to carry over amounts for more than one Partnership Year, such payments shall be applied to the earliest Partnership Year first.

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IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the date first written above.

JBG SMITH PROPERTIES

By:
	Name:	[•]
	Title:	[•]

[Signature Page to JBG SMITH Properties LP Partnership Agreement]

FINAL FORM
Exhibit G

FORM OF
EMPLOYEE MATTERS AGREEMENT
BY AND BETWEEN
VORNADO REALTY TRUST,
VORNADO REALTY L.P.,
JBG SMITH PROPERTIES
AND
JBG SMITH PROPERTIES LP

DATED AS OF •, 2017

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (the “Agreement”), dated as of •, 2017, is by and among Vornado Realty Trust, a Maryland real estate investment trust (“Vornado”), Vornado Realty L.P., a Delaware limited partnership (“VRLP”), JBG SMITH Properties, a Maryland real estate investment trust (“Newco”), and JBG SMITH Properties LP, a Delaware limited partnership (“Newco LP” and together with Vornado, VRLP and Newco, each a “Party” and collectively, the “Parties”).

WHEREAS, the board of trustees of Vornado (the “Vornado Board”) has determined that it is in the best interests of Vornado and its shareholders to create a new publicly traded company that will operate the DC Business (as defined below);

WHEREAS, in furtherance of the foregoing, the Vornado Board has determined that it is appropriate and desirable to separate the DC Business from the Vornado Business (the “Separation”);

WHEREAS, Vornado and VRLP (the “Vornado Parties”), and JBG Properties Inc., a Maryland corporation and JBG/Operating Partners, L.P., a Delaware limited partnership, together with certain JBG entities (the “JBG Parties”), and Newco and Newco LP, are parties to that certain Master Transaction Agreement dated as of October 31, 2016 (the “Transaction Agreement”), pursuant to which the Vornado Parties and the JBG Parties will effectuate a series of transactions resulting in the acquisition, transfer and contribution of assets and interests, including the DC Business, to Newco and Newco LP, a Delaware limited partnership;

WHEREAS, in furtherance of the foregoing, the Parties have entered into a Separation and Distribution Agreement, dated as of •, 2017 (the “Separation Agreement”), and have entered or will enter into other Transaction Documents that will govern certain matters relating to the Distribution (as defined below) and the relationship of Vornado, Newco and their respective Affiliates prior to and following the Distribution Date (as defined below); and

WHEREAS, pursuant to the Separation Agreement, the Parties have agreed to enter into this Agreement for the purpose of allocating assets, liabilities and responsibilities with respect to certain human resources, employee compensation and benefits matters between them to the extent not provided in, or that vary from, the Separation Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

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ARTICLE I
DEFINITIONS

1.1                               Definitions. The following terms shall have the following meanings:

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of the Transaction Documents (a) no member of the Newco Group shall be deemed to be an Affiliate of any member of the Vornado Group and (b) no member of the Vornado Group shall be deemed to be an Affiliate of any member of the Newco Group.

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement.

“Benefit Plan” means, with respect to an entity, any “employee benefit plan” (as defined in Section 3(3) of ERISA), and each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, operating partnership unit, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, paid time-off, disability or accident insurance plan, program, arrangement, agreement or commitment, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or with respect to which such entity has any Liability).

“Closing” has the meaning given such term in the Transaction Agreement.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and any similar state group health plan continuation Law, together with all regulations and proposed regulations promulgated thereunder, including any amendments or other modifications of such Laws and regulations that may be made from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

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“DC Business” shall mean the business, operations and activities of the Vornado Group relating to the Newco Properties as defined in the Separation Agreement as conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries.

“DCP” has the meaning ascribed thereto in Section 6.1 of this Agreement.

“DCP II” has the meaning ascribed thereto in Section 6.1 of this Agreement.

“Distribution” shall have the meaning set forth in the recitals to the Separation Agreement.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Vornado Board in its sole and absolute discretion.

“Effective Time” shall mean 11:59 p.m., Eastern time, on the Distribution Date.

“Employee” means any individual set forth in Schedule 1.1 who is a full-time or part-time employee of the applicable entity and provides substantially all of such individual’s services for the benefit of the DC Business and who is intended to become a Newco Group Employee if such individual remains employed (or is on an approved leave) at the Effective Time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” has the meaning ascribed thereto in the Separation Agreement.

“Former Employee” means any former Employee of Vornado or an Affiliate of Vornado or of Newco or an Affiliate of Newco, as of immediately prior to the Effective Time, whether having last been employed by a member of the Vornado Group or a member of the Newco Group, including retired Employees.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the Newco Group or the Vornado Group, as the context requires.

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“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall have the meaning ascribed thereto in the Separation Agreement.

“Newco” has the meaning ascribed thereto in the preamble to this Agreement.

“Newco 401(k) Plan” has the meaning ascribed thereto in Section 3.1(a) of this Agreement.

“Newco Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by a member of the Newco Group after the Effective Time, but excluding any Vornado Benefit Plan.

“Newco Common Share” shall mean a share of common stock, par value $0.01 per share, of Newco.

“Newco Equity Plan” has the meaning ascribed thereto in Section 5.1 of this Agreement.

“Newco Group” shall mean (a) prior to the Effective Time, Newco and each Person that will be a Subsidiary of Newco as of immediately after the Effective Time, including the Transferred Entities (as defined in the Separation Agreement), even if, prior to the Effective Time, such Person is not a Subsidiary of Newco; and (b) on and after the Effective Time, Newco and each Person that is a Subsidiary of Newco.

“Newco Group Employee” means any person who, immediately following the Effective Time, is an Employee of any member of the Newco Group, including any such Employee who is on an approved leave at such time (other than long-term disability leave, in which case such Employee will become a Newco Group Employee upon return to active employment as set forth in Section 2.1 below).

“Newco Participant” shall mean any Newco Group Employee who was, prior to the Effective Time, a participant in the applicable Vornado Benefit Plan or is, after the Effective Time, a participant in the applicable Newco Benefit Plan, or is a beneficiary, dependent or alternate payee of such a participant.

“Parties” has the meaning ascribed thereto in the preamble to this Agreement.

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“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Separation” has the meaning ascribed thereto in the recitals to this Agreement.

“Separation Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests, or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Terminating Employee” means an Employee of Vornado or any of its Affiliates whose employment is not intended to be continued by Vornado or any of its Affiliates following the Effective Time and is not assigned to a member of the Newco Group, and whose employment is involuntarily terminated by Vornado as of or following the Effective Time.

“Transaction Documents” means all agreements entered into by the Parties or the members of their respective Groups (but as to which no third party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including this Agreement, the Separation Agreement, the Transition Services Agreement, the Tax Matters Agreement and the Transfer Documents, as such terms are defined in the Separation Agreement (if not defined in this Agreement).

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and between Vornado and Newco or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by the Separation Agreement.

“U.S.” means the United States of America.

“Vornado 401(k) Plan” shall mean the Vornado Realty Trust 401(k) Plan.

“Vornado Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by Vornado or any of its Affiliates.

“Vornado Board” has the meaning ascribed thereto in the recitals to this Agreement.

“Vornado Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or

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discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the DC Business.

“Vornado Common Share” shall mean a common share, par value of $0.04 per share, of Vornado.

“Vornado Equity Plan” shall mean the Vornado Realty Trust 2010 Omnibus Share Plan.

“Vornado Group” shall mean Vornado and each Person that is a Subsidiary of Vornado (other than any member of the Newco Group).

“Vornado Group Employee” shall mean any person who, immediately following the Effective Time, is an Employee of any member of the Vornado Group, including any such Employee who is on an approved leave at such time.

“Vornado Nonqualified Deferred Compensation Plans” has the meaning ascribed thereto in Section 6.1 of this Agreement.

“Vornado Participant” shall mean any Vornado Group Employee or Vornado Former Employee and who is, at any time prior to, on, or after the Effective Time, a participant in the applicable Vornado Benefit Plan or is a beneficiary, dependent or alternate payee of such a participant.

“Welfare Plan” shall mean a plan that provides for health, welfare or other insurance benefits within the meaning of Section 3(1) of ERISA.

ARTICLE II
EMPLOYMENT GENERALLY

2.1                               Continuation of Employment. Except as otherwise provided on Schedule 2.1 of this Agreement or as required by applicable local Law, Vornado and its Affiliates shall take all actions necessary to ensure that, as of immediately prior to the Effective Time, the Employees, including any such Employees who are on short-term disability leave or other approved leave of absence, are employed by a member of the Newco Group; provided, that with respect to any such Employee who is on long-term disability leave as of the Effective Time, employment will not transfer at the Effective Time, but upon such Employee’s return to active employment, Newco shall offer the Employee employment with Newco on comparable terms for its similarly-situated Employees and, absent the Employee’s express rejection of such offer and subject to applicable law, such Employee will be deemed to have accepted such offer and will become a Newco Group Employee as soon as practicable after return to active employment. In the case of any Employee who becomes a Newco Group Employee on a date following the Effective Time, all references in this Agreement to the Effective Time shall be deemed to be the references to the date on which such Employee becomes a Newco Group Employee.

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2.2                               Employment and Benefit Plan Liabilities. Except as specifically set forth on Schedule 2.2 or otherwise in this Agreement or the Separation Agreement, Vornado and its Affiliates will retain, and Newco shall have no obligations for, (i) any Liabilities relating to or with respect to employment, compensation, severance, employment practices, and similar claims (including any legal action, suit, investigation, inquiry, proceeding, arbitration, order or other claim) of Terminating Employees and Former Employees, regardless of when incurred, and (ii) any Liabilities relating to or with respect to employment, compensation, severance, employment practices, and similar claims (including any legal action, suit, investigation, inquiry, proceeding, arbitration, order or other claim) arising on or prior to the Effective Time in respect of a Newco Group Employee’s employment with the Vornado Group. Newco shall be responsible for all employment-related Liabilities in respect of the Newco Group Employees’ employment with the Newco Group arising after the Effective Time. Except as may otherwise be agreed to between the Parties, Vornado and its Affiliates will retain, and Newco shall have no obligations for, any Liabilities in respect of any Vornado Benefit Plan, regardless of when incurred.

2.3                               Service Recognition. Newco shall give, or shall cause its Affiliates to give, each Newco Group Employee full credit for purposes of eligibility to participate, vesting and accrual of pension, paid time off and vacation benefits under any Newco Benefit Plan (other than a defined benefit pension plan) for such Newco Group Employee’s service with Vornado or any of its Affiliates prior to the Effective Time to the same extent such service was recognized by the corresponding Vornado Benefit Plan immediately prior to the Effective Time and for purposes of any severance benefits; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits or as otherwise provided by applicable local Law.

2.4                               Employment Agreements. With respect to any employment agreements with Newco Group Employees that are not with Newco or a member of the Newco Group or which do not transfer to a Newco Group member by operation of applicable Law, the Parties shall use reasonable best efforts to assign the applicable Contract to a member of the Newco Group and Newco shall, or shall cause a member of the Newco Group to, assume and perform such employment agreements.

2.5                               No Separation From Service or Termination of Employment. The Distribution and the assignment, transfer, or continuation of employment of any Employee of Vornado or any of its Affiliates in connection therewith (including in accordance with Section 2.1 hereof) shall not be deemed a separation from service or termination of employment entitling such Employee to be eligible to participate in, or to receive payment of, severance or other termination payments or benefits under any applicable Law, Vornado Benefit Plan or Newco Benefit Plan provided, however, that any Terminating Employee, shall be deemed to have incurred a separation from service and shall be eligible to receive severance and benefits in accordance with the applicable Vornado Benefit Plan.

2.6                               Former Employees. Newco shall have no Liability with respect to (1) Former Employees or (2) as provided in the Transaction Agreement, former employees of JBG or its Affiliates who had a termination event on or prior to the Closing, in each case, regardless of when such Liability arises. Vornado shall retain Liability, if any, with respect to Former

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Employees. Notwithstanding the foregoing, if after the Effective Time Newco hires a Former Employee (not in violation of the nonsolicitation obligations in Section 5.6 of the Separation Agreement), then Newco shall be responsible for any prospective compensation and benefits provided to such person.

2.7                               Collective Bargaining Agreements. On and after the Effective Time, Newco or its Affiliates shall (a) recognize, as may be required by law, the International Union of Operating Engineers Local 99-99A, AFL-CIO (“Local 99”) and Service Employees International Union Local 32BJ (“Local 32BJ”) as the certified labor representative of the Newco Group Employees covered by the collective bargaining agreement (“Represented Employees”) between, respectively, Local 99 and Vornado /Charles E. Smith for Charles E. Smith Real Estate Services L.P. Buildings, dated January 1, 2015 — December 31, 2017, Local 32BJ and Charles E. Smith Realty, dated October 15, 2015 — October 15, 2019 and between Local 32BJ and H Street Management, LLC at Riverhouse Apartments Complex, dated October 1, 2016 — September 30, 2020 and all existing letters of understanding, letters of agreement, and memoranda of agreement (“CBAs”), and, (b) assume and be bound by, for their durations, the CBAs between such parties governing the terms and conditions of the Represented Employees and in effect immediately before the Effective Time. The terms and conditions of the employment of the Represented Employees shall be governed by the applicable CBAs. To the extent required by the National Labor Relations Act (“NLRA”) or any agreement with a labor union or similar employee organization representing any Newco Group Employees, Vornado and JBG shall each comply in all material respects with the NLRA and the terms of any agreement with any labor union or similar employee organization representing any Newco Group Employee, including any all notification and/or consultation requirements. Neither Newco nor its Affiliates shall have any other obligations, or any Liabilities, other than as set forth in this Section 2.7, relating to or with respect to any Employees, Terminating Employees or Former Employees under the NLRA.

ARTICLE III
RETIREMENT PLANS

3.1                               The Vornado 401(k) Plan and Newco 401(k) Plan.

(a)                                 Establishment of Plan and Trust. Newco or one of its Affiliates shall adopt or otherwise make available a retirement plan and related trust that are qualified and tax-exempt pursuant to Code Sections 401(a) and 501(a), respectively, and that is intended to meet the requirements of Code Section 401(k) (the “Newco 401(k) Plan”), and any trust agreement or other plan documents reasonably necessary in connection therewith, and shall cause a trustee to be appointed for the Newco 401(k) Plan. Vornado and Newco acknowledge and agree that the JBG Properties, Inc. Employee 401(k) Savings Plan may serve as the Newco 401(k) Plan.

(b)                                 Assumption of Liabilities Transfer of Assets. As soon as practicable after the Effective Time and subject to Applicable Law, to the extent applicable, Vornado will take all action necessary to cause each Newco Group Employee who so elects, to be eligible to receive a distribution of his account balances in the Vornado 401(k) Plan and Newco shall cause the Newco 401(k) Plan to permit the roll-over of any Newco Participant balances in the Vornado 401(k) Plan and shall cause the Newco 401(k) Plan to accept any outstanding loans (and

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promissory notes evidencing the transfer of outstanding loans) for such Newco Participants, provided that the Newco 401(k) Plan shall not be obligated to accept the rollover of any employer securities.

(c)                                  Contributions Under the Vornado 401(k) Plan as of the Effective Time. All employer contributions, including employee deferrals, matching contributions (including any true-up contributions, if applicable), profit-sharing contributions, and employer non-elective contributions, accrued by Newco Participants under the Vornado 401(k) Plan through the Effective Time, determined in accordance with the terms and provisions of the Vornado 401(k) Plan, ERISA and the Code, and based on all service performed and compensation accrued through the Effective Time, shall be deposited by Vornado in the Vornado 401(k) Plan and allocated to the Vornado 401(k) Plan accounts of the applicable Newco Participants prior to the Effective Time.

3.2                               Reservation of Rights. Except as provided in Section 3.1, the Parties hereby acknowledge that nothing in this Article III shall be construed to require (a) Vornado or any of its Affiliates to continue the Vornado 401(k) Plan before or after the Effective Time, and (b) Newco or any of its Affiliates to continue the Newco 401(k) Plan after the Effective Time following its establishment and receipt of the asset and Liability transfer described in Section 3.1. The Parties agree that (i) Vornado reserves the right, in its sole discretion, to amend or terminate the Vornado 401(k) Plan at any time following the date of this Agreement in accordance with its terms and applicable Law, and (ii) Newco reserves the right, in its sole discretion, to amend or terminate the Newco 401(k) Plan at any time following the date of this Agreement in accordance with its terms and applicable Law; provided that no such amendment to either the Vornado 401(k) Plan or the Newco 401(k) Plan shall prevent the actions described in Section 3.1.

ARTICLE IV
HEALTH AND WELFARE PLANS

4.1                               Newco Health and Welfare Plans.

(a)                                 Cessation of Participation in Vornado Health and Welfare Plans. Effective no later than the Effective Time, Newco Group Employees shall cease to be eligible to actively participate in the Vornado Welfare Plans. No later than the Effective Time, Newco (acting directly or through its Affiliates) shall establish or otherwise make available the Newco Welfare Plans, which shall be in a form and on terms determined by Newco.

(b)           Allocation of Health and Welfare Plan Liabilities. All outstanding Liabilities relating to, arising out of, or resulting from health and welfare claims incurred by or on behalf of Newco Employees or their covered dependents under the Vornado Welfare Plans on or before the Effective Time, including claims incurred but not reported, shall be retained by Vornado or the applicable member of the Vornado Group.

(c)                                  Waiver of Conditions. To the extent permitted by applicable Law and the terms of the applicable Newco Welfare Plan, Newco (acting directly or through its Affiliates)

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shall cause the Newco Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any Newco Group Employee, other than limitations that were in effect with respect to the Newco Group Employee under the corresponding Vornado Welfare Plan immediately prior to the Effective Time, and (ii) waive any waiting period limitation or evidence of insurability requirement applicable to a Newco Group Employee other than limitations or requirements that were in effect with respect to such Newco Group Employee under the corresponding Vornado Welfare Plan immediately prior to the Effective Time and requirements imposed by insurers. Such waivers described in clauses (i) and (ii) of the foregoing sentence, with respect to the Newco Welfare Plans, shall apply to initial enrollment effective immediately following the Effective Time. Following the initial enrollment, pre-existing condition limitations, exclusions, and services conditions under the Newco Welfare Plans may apply only to the extent allowable under applicable Law.

(d)                                 Deductibles, Etc. To the extent permitted by applicable Law and the terms of the applicable Newco Welfare Plan, expenses incurred by any Newco Group Employee and credited during the year that includes the Distribution Date for purposes of calculating deductibles, co-payments and out-of-pocket maximums under a Vornado Welfare Plan shall be taken into account as if such expense had been incurred under the corresponding Newco Welfare Plan.

4.2                               COBRA and HIPAA Compliance. Vornado shall continue to be responsible for compliance with the health care continuation requirements of COBRA (including the requirements under the American Recovery and Reinvestment Act), the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Vornado Welfare Plans with respect to any Newco Group Employees or any of their covered dependents who incur a qualifying event or loss of coverage under COBRA at or before the Effective Time (including as a result of the Separation and Distribution). Newco shall assume responsibility for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Newco Welfare Plans, with respect to any Newco Group Employees or any of their covered dependents who incur a qualifying event or loss of coverage under the Newco Welfare Plans after the Effective Time.

4.3                               Time-Off Benefits. Newco shall credit each Newco Group Employee immediately following the Effective Time with the amount of accrued but unused paid time-off as such Newco Group Employee had under the applicable Vornado paid time-off policy immediately prior to the Effective Time.

4.4                               Incurred Claim Definition. For purposes of this Article IV, a claim or Liability is deemed to be incurred: (a) with respect to medical, dental, vision and/or prescription drug benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are incurred; (b) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; (c) with respect to disability benefits, upon the date of an Employee’s disability, as determined by the disability benefit insurance carrier or claim

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administrator, giving rise to such claim or Liability; and (d) with respect to a period of continuous hospitalization, upon the date of admission to the hospital.

4.5                               Workers Compensation. The ownership and administration of workers compensation insurance shall be governed by Section 5.1 of the Separation Agreement regarding insurance matters. For the avoidance of doubt, nothing in this Agreement shall be interpreted to allocate between the Parties the claims and Liabilities under any workers compensation insurance policies.

4.6                               Reservation of Rights. The Parties hereby acknowledge and agree that nothing in this Article IV shall be construed to require (a) Vornado or any of its Affiliates to continue any Vornado Benefit Plan before or after the Effective Time, or (b) Newco or any of its Affiliates to continue any Newco Benefit Plan before or after the Effective Time, in each case, except as set forth in Article VII. Each of Vornado and Newco reserves the right, in its sole discretion, to amend or terminate any Vornado Benefit Plan and any Newco Benefit Plan, respectively, at any time after the date of this Agreement, to the extent permitted or required under the terms of the applicable Vornado Benefit Plan, Newco Benefit Plan or applicable Law; provided that no such amendment or termination shall prevent the actions described in Article IV.

ARTICLE V
EQUITY PLANS AND AWARDS

5.1                               Establishment of Newco Equity Plan. As of or prior to the Effective Time, Newco shall adopt an omnibus equity compensation plan (the “Newco Equity Plan”) pursuant to which equity awards may be granted to Newco Group Employees. Vornado and Newco shall take all actions as may be necessary or advisable to adopt and obtain approval of the Newco Equity Plan (and the awards in respect of Newco Common Shares thereunder) in order to satisfy the requirement of Rule 16b-3 under the Exchange Act, and the applicable rules and regulations of any applicable exchange on which Newco Common Shares will be traded. The Newco Equity Plan shall be approved prior to the Effective Time by VRLP as Newco’s sole shareholder.

5.2                               Formation Unit Grants. Promptly after the Closing, Newco will grant a number of Formation Units (as defined in the limited partnership agreement of Newco LP, dated as of •, 2017) under the Newco Equity Plan up to $100,000,000 divided by the average of the high and low prices of the Newco stock on the NYSE on the first trading day following the Effective Time (the “Formation Unit Pool”). Seventy-five percent (75%) of the Formation Unit Pool will be allocable by JBG and the remaining twenty-five percent (25%) of the Formation Unit Pool will be allocable by Vornado, in each case as mutually agreed by Vornado and JBG prior to the Effective Time (or as otherwise committed to the individuals and in the amounts set forth on Schedule 5.2).

5.3                               Liabilities for Settlement of Vornado Awards. For awards made under the Vornado Equity Plan to Newco Group Employees that remain unvested or unsettled as of the Effective Time Vornado will, in its discretion, (x) cause the awards to become vested at the Effective Time, (y) cause the awards to continue to vest after the Effective Time subject to the Newco Group Employee’s continued service to Newco, and/or (z) provide the Newco Group

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Employee a cash payment in respect of an award that may otherwise be forfeited in connection with the transactions contemplated by the Transaction Agreement. Vornado shall be responsible for all Liabilities (including, for the avoidance of doubt, the employer portion of any payroll taxes) associated with awards made under the Vornado Equity Plan, including without limitation such awards made to Newco Group Employees at the time they were Vornado Group Employees. Newco shall be responsible for all Liabilities associated with awards made under the Newco Equity Plan.

5.4                               Reservation of Rights. The Parties hereby acknowledge and agree that nothing in this Article V shall be construed to require (a) Vornado or any of its Affiliates to continue the Vornado Equity Plan before or after the Effective Time, or (b) Newco or any of its Affiliates to continue the Newco Equity Plan before or after the Effective Time. Each of Vornado and Newco reserves the right, in its sole discretion, to amend or terminate the Vornado Equity Plan (and the awards thereunder) and the Newco Equity Plan (and the awards thereunder), respectively, at any time after the date of this Agreement, to the extent permitted or required under the terms of the Vornado Equity Plan, Newco Equity Plan or applicable Law; provided that no such amendment or termination shall prevent the actions described in Article V.

ARTICLE VI
NONQUALIFIED PLANS

6.1                               Deferred Compensation Plans. Effective no later than the Effective Time, Newco Group Employees shall cease to be eligible to actively participate in the Vornado Realty Trust Nonqualified Deferred Compensation Plan (the “DCP”) and/or the Vornado Realty Trust Nonqualified Deferred Compensation Plan II (the “DCP II”) and no further deferrals shall be made to the DCP or the DCP II on behalf of Newco Group Employees with respect to compensation or earnings for services on or for the year in which the Effective Time occurs. Each Newco Group Employee who immediately prior to the Effective Time was a participant in, or entitled to future benefits under, the DCP, the DCP II and/or the Vornado Realty Trust Nonqualified Deferred Compensation Plan (together, the “Vornado Nonqualified Deferred Compensation Plans”) shall continue to have such rights, privileges and obligations under the Vornado Nonqualified Deferred Compensation Plans as are provided thereunder. A Newco Group Employee shall not be deemed to have separated from service or incurred a termination of employment for purposes of the Vornado Nonqualified Deferred Compensation Plans until such Newco Group Employee incurs a separation from service (within the meaning of Section 409A of the Code) from Newco and the Newco Affiliates (and provided such Newco Group Employee is not employed by or providing services to Vornado or any Vornado Affiliate). Newco agrees to promptly notify Vornado if and when a Newco Group Employee who is a participant of the Vornado Nonqualified Deferred Compensation Plans separates from service with Newco and the Newco Affiliates.

6.2                               Liabilities for Payment of Deferred Compensation Accounts. Vornado shall remain responsible for all Liabilities associated with the accounts of each Newco Group Employee under the Vornado Nonqualified Deferred Compensation Plans.

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6.3                               Reservation of Rights. The Parties hereby acknowledge and agree that nothing in this Article VI shall be construed to require Vornado or any of its Affiliates to continue the Vornado Nonqualified Deferred Compensation Plans before or after the Effective Time. Vornado reserves the right, in its sole discretion, to amend or terminate the Vornado Nonqualified Deferred Compensation Plans at any time after the date of this Agreement, to the extent permitted or required under the terms of the Vornado Nonqualified Deferred Compensation Plans or applicable Law.

ARTICLE VII
ADDITIONAL COMPENSATION MATTERS; SEVERANCE

7.1                               Annual Cash Incentive Awards. As of the Effective Time, Newco Group Employees shall cease participating in each Vornado annual bonus plan or policy (“Vornado Annual Bonus Plans”). As of the Effective Time, (i) Newco shall establish annual bonus plans or policies (“Newco Annual Bonus Plans”) and (ii) Newco Group Employees who were eligible to participate in the Vornado Bonus Plans shall be eligible to participate in the Newco Bonus Plans. Newco shall be solely responsible for funding, paying and discharging all obligations under the Newco Annual Bonus Plans and Vornado shall have no Liability with respect to annual bonuses to be paid to Newco group employees with respect to the calendar year in which the Effective Time occurs. Vornado shall remain solely responsible for funding and discharging all obligations under the Vornado Annual Bonus Plans with respect to annual bonuses to be paid to Newco group employees with respect to performance periods ending on or prior to the Effective Time.

7.2                               Assumption of Severance Liabilities.

(a)                                 Severance Liabilities. Newco shall be responsible for the severance obligations, if any, to Newco Group Employees whose employment is terminated after the Effective Time and neither Vornado nor JBG shall have Liability with respect to such severance obligations, except as set forth in the Transaction Agreement.

(b)                                 Severance Agreements. In the event any Newco Group Employee is eligible for severance benefits on account of a termination of employment on or after the Effective Time, Newco shall require such employee, as a condition of receiving severance benefits, to agree in writing to a release of existing claims and confidentiality and non-solicitation provisions in favor of Newco, Vornado, and JBG, in a form substantially the same as Schedule 7.2(b); provided that for a Newco Group Employee who is subject to an individual employment or severance agreement or arrangement, the release of claims shall be as set forth in such individual employment or severance agreement or arrangement.

7.3                               Reservation of Rights. The Parties hereby acknowledge that, except for the obligations described in this Article VII, nothing in this Article VII shall be construed to require either Vornado or Newco (and their respective Affiliates) to continue any cash incentive awards program, deferred compensation plan, or severance plan after the Effective Time. The Parties agree that each of Vornado and Newco reserves the right, in its sole discretion, to amend or terminate any cash incentive awards program, deferred compensation plan, or severance plan

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maintained by the Vornado Group or the Newco Group, respectively, at any time after the Effective Time to the extent permitted under the terms of the applicable cash incentive awards program, deferred compensation plan, or severance plan and applicable Law; provided that no such amendment shall prevent the actions described in this Article VII.

ARTICLE VIII
GENERAL AND ADMINISTRATIVE

8.1                               Non-Termination of Employment; No Third-Party Beneficiaries. Except as expressly provided for in this Agreement or the Separation Agreement, no provision of this Agreement or any of the other Transaction Documents shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Vornado Group Employee, Newco Group Employee or any Former Employee, or future Employee of Vornado or any of its Affiliates or of Newco or any of its Affiliates under any Vornado Benefit Plan or Newco Benefit Plan or otherwise, nor shall any such provision be construed as an amendment to any employee benefit plan or other employee compensatory or benefit arrangement. Furthermore, nothing in this Agreement is intended to confer upon any Employee or Former Employee any right to continued employment, any recall or similar rights to an Employee on layoff or any type of approved leave, or to change the employment status of any Employee from “at will.”

8.2                               Beneficiary Designation/Release of Information/Right to Reimbursement. Newco shall seek to obtain, before or as soon as reasonably practicable following the Effective Time, beneficiary designations, authorizations for the release of Information and rights to reimbursement from all Newco Participants under Newco Benefit Plans .

8.3                               Not a Change in Control. The Parties acknowledge and agree that the transactions contemplated by the Separation Agreement and this Agreement do not constitute a “change in control” for purposes of any Vornado Benefit Plan.

8.4                               Code Section 409A. Notwithstanding anything to the contrary herein, if any of the provisions of this Agreement would result in imposition of taxes and/or penalties under Section 409A of the Code, Vornado and Newco shall cooperate in good faith to modify the applicable provision so that such taxes and/or penalties do not apply in order to comply with the provisions of Section 409A of the Code, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions.

ARTICLE IX
MISCELLANEOUS

9.1                               Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained therein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

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9.2                               Affiliates. Each of Vornado and Newco shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by each of their respective Affiliates.

9.3                               Corporate Power. Vornado represents on behalf of itself and on behalf of other members of the Vornado Group, and Newco represents on behalf of itself and on behalf of other members of the Newco Group, as follows:

(a)                                 each such Person has the requisite trust power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby; and

(b)                                 this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

9.4                               Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York including all matters of validity, construction, effect, enforceability, performance and remedies.

9.5                               Survival of Covenants. Except as expressly set forth in any other Transaction Document, the covenants and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein or therein, shall survive each of the transactions described in the Plan of Reorganization (as defined in the Separation Agreement) and the Distribution and shall remain in full force and effect.

9.6                               Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any other Transaction Document for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under the Transaction Documents, as applicable, as soon as reasonably practicable.

9.7                               Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original

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via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.7):

If to Vornado, to:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention: Corporation Counsel
Facsimile: (212) 894-7996

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:                                         William G. Farrar
                                                Matthew M. Friestedt

Facsimile:                                         (212) 558-3588

If to Newco, to:

JBG Properties Inc.

4445 Willard Avenue, Suite 400

Chevy Chase, Maryland 20815

Attention:                                         W. Matthew Kelly

E-mail:                                                        mkelly@jbg.com

with a copy (until the Effective Time) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:                                         William G. Farrar
                                                                                                Matthew M. Friestedt
Facsimile:                                         (212) 558-3588

with a copy (following the Effective Time ) to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, District of Columbia 20004
Attention:                                         David W. Bonser, Esq.
E-mail:                                                        david.bonser@hoganlovells.com

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9.8          Termination. Notwithstanding any provision to the contrary, in the event that the Transaction Agreement is terminated prior to the Closing, this Agreement shall terminate automatically and be of no further force and effect. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any Liability to any Person by reason of this Agreement.

9.9          Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

9.10        Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules hereto) and the applicable provisions of the Separation Agreement together constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

9.11        Indemnification; Dispute Resolutions. Article IV of the Separation Agreement governs the Parties’ indemnification rights and obligations and Article VII of the Separation Agreement governs the resolution of any dispute between the Parties.

9.12        Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, except that Vornado may assign (i) any or all of its rights and obligations under this Agreement to any of its Affiliates and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of Vornado; provided, however, that, in each case, no such assignment shall release Vornado from any Liability or obligation under this Agreement nor change any of the steps in the Plan of Reorganization (as defined in the Separation Agreement). Except as provided in Article IV of the Separation Agreement with respect to Indemnified Parties (as defined in the Separation Agreement), this Agreement is for the sole benefit of the Parties and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.13        Public Announcements. From and after the Effective Time, Vornado and Newco shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable

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Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

9.14        Specific Performance. Subject to the provisions of Article VII of the Separation Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

9.15        Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

9.16        Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (iv) references to “$” shall mean U.S. dollars, (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (vi) the word “or” shall not be exclusive, (vii) references to “written” or “in writing” include in electronic form, (viii) unless the context requires otherwise, references to “Party” shall mean Vornado or Newco, as appropriate, and references to “Parties” shall mean Vornado and Newco, (ix) provisions shall apply, when appropriate, to successive events and transactions, (x) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (xi) Vornado and Newco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (xii) a reference to any Person includes such Person’s successors and permitted assigns.

9.17        Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same

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agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[Remainder of this page intentionally left blank.]

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                IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

VORNADO REALTY TRUST

By:
Name:
Title:

VORNADO REALTY L.P.

By VORNADO REALTY TRUST, its General Partner

By:
Name:
Title:

JBG SMITH Properties, a Maryland real estate investment trust

By:
Name:
Title:

JBG SMITH Properties LP, a Delaware limited partnership

By:	JBG SMITH Properties GP LLC, a Delaware limited
liability company, its general partner

	By:	Vornado Realty L.P., a Delaware limited
partnership, its manager

		By:	Vornado Realty Trust, a Maryland real
estate investment trust, its general partner

By:
Name:
Title:

FINAL FORM

Exhibit H

TAX MATTERS AGREEMENT

between

VORNADO REALTY TRUST

and

JBG SMITH PROPERTIES

dated as of

[          ], 2017

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7.3	Covenants of Vornado	21
7.4	Newco Further Assurances	22
7.5	Vornado Further Assurances	22
7.6	Notices and Exceptions	22
7.7	Relief	23
7.8	Operating Rules	23
7.9	REIT Certificates	24

SECTION 8. General Provisions		24

8.1	Predecessors or Successors	24
8.2	Construction	25
8.3	Counterparts	25
8.4	Notices	25
8.5	Amendments	26
8.6	Assignment	26
8.7	Successors and Assigns	26
8.8	Change in Law	26
8.9	Authorization, Etc.	26
8.10	Termination	26
8.11	Subsidiaries	26
8.12	Third-Party Beneficiaries	27
8.13	Governing Law	27
8.14	Waiver of Jury Trial	27
8.15	Severability	27
8.16	Waiver	27
8.17	No Double Recovery	27
8.18	No Strict Construction; Interpretation	27

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TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (the “Agreement”) is dated as of [        ], 2017 by and between Vornado Realty Trust, a Maryland real estate investment trust (“Vornado”) and JBG Smith Properties, a Maryland real estate investment trust and a Subsidiary of Vornado immediately prior to the Vornado Distribution (as defined below) (“Newco” and, together with Vornado, the “Parties,” and each, a “Party”). Unless otherwise indicated, all “Section” references in this Agreement are to Sections of the Agreement.

RECITALS

WHEREAS, the board of directors of Vornado determined that it is in the best interest of Vornado and its stockholders to separate the businesses of Newco from Vornado’s other businesses on the terms and conditions set forth in the Separation and Distribution Agreement by and among Vornado, Vornado Realty L.P., a Delaware limited partnership (“Vornado OP”), Newco, and JBG Smith Properties LP, a Delaware limited partnership (“Newco OP”), dated on or about the date hereof (the “Separation and Distribution Agreement”);

WHEREAS, the board of directors of Vornado has authorized the distribution of all of the issued and outstanding common shares, par value $0.01 per share, of Newco (the “Newco Shares”) to the holders of record, as of the record date, of common shares of Vornado, par value $0.04 per share (the “Vornado Shares”), entitled to participate in such distributions, with such distribution to be made on a pro rata basis (such distribution, the “Vornado Distribution”);

WHEREAS, Vornado and Newco intend for the Transactions (as defined below) to be treated in accordance with the Agreed Treatment (as defined below), including for the Vornado Contribution of OP Units (as defined below) and the Vornado Distribution together to qualify for the Tax-Free Status (as defined below);

WHEREAS, the boards of directors of Vornado and Newco have each determined that the Vornado Distribution and the other transactions contemplated by the Separation and Distribution Agreement are in the best interests of their respective companies and stockholders and have approved the Separation and Distribution Agreement;

WHEREAS, the Parties contemplate that, pursuant to the Master Transaction Agreement (as defined below), immediately after the Vornado Distribution and the Effective Time (as defined below), the transactions described in such agreement will occur (pursuant to which, inter alia, Newco and Newco OP will issue Equity Interests (as defined below) to certain Persons);

WHEREAS, the Parties set forth in the Separation and Distribution Agreement and the Master Transaction Agreement (as defined below) the principal arrangements between them regarding the separation of the Newco Group (as defined below) from the Vornado Group (as defined below); and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes (as defined below) arising prior to, as a result of, and subsequent to the Vornado Distribution, and to provide for and agree upon other matters relating to Taxes (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

SECTION 1.                       Definition of Terms. For purposes of this Agreement, the following terms have the following meanings:

“Acquisition Transaction Requiring Notice” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported, permitted or solicited by management or shareholders of Newco or any of its Subsidiaries, is a hostile acquisition, or otherwise, as a result of which Newco or such Subsidiary would merge or consolidate with or enter into any other reorganization transaction with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Newco or such Subsidiary and/or one or more holders of outstanding shares of Equity Interests of Newco or such Subsidiary, as the case may be, a number of shares of Equity Interests of Newco or such Subsidiary that would, when combined with any other changes in ownership of the Equity Interests of Newco or such Subsidiary pertinent for purposes of Section 355(e) of the Code (but not taking into account Excepted Transactions), comprise an Applicable Percentage Interest in Newco or such Subsidiary (A) by value, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) by vote, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Acquisition Transaction Requiring Notice shall not include (A) the adoption by Newco of, or issuance of stock pursuant to, a shareholder rights plan or (B) issuances of Equity Interests by Newco or any of its Subsidiaries that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power shall be treated as an indirect acquisition of Equity Interests by the shareholders whose voting power is increased thereby and any redemption of shares of Equity Interests shall be treated as an indirect acquisition of Equity Interests by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code or published IRS guidance with respect thereto shall be incorporated in this definition and its interpretation.

“Agreed Treatment” means the treatment of:

(i)                                     the Vornado OP Contribution to Newco OP and the Vornado OP Distribution of OP Units together as a partnership division taking the “assets-over form” (as described in Treasury Regulations Section 1.708-1(d)) in which no gain or loss is recognized by Vornado OP, Newco OP, and Vornado pursuant to Sections 721(a), 731(a), and 731(b) of the Code and

(ii)                                  the Vornado Contribution of OP Units and the Vornado Distribution in accordance with the Tax-Free Status.

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“Agreement” has the meaning set forth in the preamble hereof.

“Applicable Percentage Interest” means a five percent (5%) or greater interest, except that (i) if ten percent (10%) or more of the Vornado Included Interests are Kickout Interests, “Applicable Percentage Interest” means a two percent (2%) or greater interest and (ii) if twenty percent (20%) or more of the Vornado Included Interests are Kickout Interests, “Applicable Percentage Interest” means a one percent (1%) or greater interest.

“Applicable Year” has the meaning assigned to such term in the Partnership Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday on which banks in the State of New York are closed.

“Closing” has the meaning assigned to such term in the Master Transaction Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” means Vornado and Newco.

“Company” means Vornado or Newco, as the context requires.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise.

“Controlling Party” means, with respect to a Tax Contest, the Person that has responsibility, control and discretion in handling, defending, settling or contesting such Tax Contest.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Distribution Comparison Analysis” means, for a Party whose required amount of distributions under Section 857(a) of the Code is reduced, the actual reduction in distributions undertaken by such Party, as determined by a Tax Arbitrator, taking into account the distribution history (or where such history is not available, the projected distributions) of such Party, in each case as appropriate in the discretion of such Tax Arbitrator.

“Distribution Date” means the Date on which Vornado distributes the Newco Shares to the holders of the Vornado Shares.

“Distribution Tax Counsel” means Sullivan & Cromwell LLP.

“Distribution Taxes” means (x) any Taxes arising from a Relevant Final Determination (including, for the avoidance of doubt, (i) Taxes imposed because “Section 1374 treatment” (as that phrase is defined in Treasury Regulations Section 1.337(d)-7(b)) applies or Taxes imposed because of the application of Temporary Treasury Regulations Section 1.337(d)-7T(b)(4) to Vornado, Newco, or any of their respective Subsidiaries and (ii) Spin-Failure Related REIT

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Compliance Taxes) and all reasonable costs and expenses associated with such Taxes and (y) all costs, expenses and damages associated with shareholders litigation or controversies and any amount paid by a Party in respect of the liability of its shareholders, whether paid to its shareholders or to any Tax Authority, resulting from the failure or alleged failure of the Vornado Contribution of OP Units and the Vornado Distribution together to qualify for the Tax-Free Status and all reasonable costs and expenses associated with such payments.

“Effective Time” has the meaning assigned to such term in the Separation and Distribution Agreement.

“Employee Matters Agreement” has the meaning assigned to such term in the Master Transaction Agreement.

“Equity Incentive Plan” has the meaning assigned to such term in the Master Transaction Agreement.

“Equity Interest” means any instrument treated as equity for United States federal income tax purposes.

“Excepted Disposals” means (i) expenditure of cash paid to acquire assets in an arm’s length transaction, (ii) transfers of property to a disregarded entity of the transferor, (iii) payment of indebtedness, (iv) any disposal of any property whose proceeds are reinvested in the business of the Company within six month of such disposal (it being understood that reinvestment in the business does not include increases in working capital, cash or marketable securities or similar assets).

“Excepted Transactions” means (i) the transactions described in the Master Transaction Agreement or any conversion of OP Units issued pursuant to the Master Transaction Agreement into Newco Shares, (ii) the issuance of Newco Shares and OP Units pursuant to the Employee Matters Agreement or the Equity Incentive Plan or any conversion of OP Units issued pursuant to the Employee Matters Agreement or the Equity Incentive Plan into Newco Shares, (iii) any sale or other disposition of Newco Shares by the persons receiving such Newco Shares pursuant to the previous clauses of this definition, if such sales or other dispositions satisfy the requirements of Treasury Regulations Section 1.355-7(d)(7), and (iv) any prior Acquisition Transaction Requiring Notice with respect to which Newco has notified Vornado pursuant to Section 7.6(e).

“Expert Law Firm” means a law firm nationally recognized for its expertise in the matter for which its opinion is sought that is reasonably satisfactory to the Party seeking such opinion.

“Fifty-Percent Equity Interest” means, in respect of any corporation (within the meaning of the Code), stock or other equity interests of such corporation possessing (i) at least fifty percent (50%) of the total combined voting power of all classes of stock or equity interests entitled to vote or (ii) at least fifty percent (50%) of the total value of shares of all classes of stock or of the total value of all equity interests.

“Final Determination” means a determination within the meaning of Section 1313 of the Code or any similar provision of Local Tax Law.

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“Group” means the Vornado Group or the Newco Group, as the context requires.

“Indemnification-Receipt Related Corporate Taxes” means Taxes imposed on a Vornado Indemnified Party at the entity level if, as the result of a accruing or receiving an amount required to be paid pursuant to Sections 2.2(a)(i) or 2.2(a)(ii), such party is unable to comply with the requirements of operating as a REIT (including as a result of Newco failing to qualify as a REIT for any period).

“Indemnified Party” means each Newco Indemnified Party and each Vornado Indemnified Party, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 4.4.

“IRS” means the Internal Revenue Service.

“JBG Tax Group” has the meaning assigned to such term in the Master Transaction Agreement.

“Kickout Interests” has the meaning assigned to such term in the Master Transaction Agreement.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any federal, state, local or foreign court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

“Local” means pertaining to a jurisdiction (whether within or outside the United States of America), other than the Federal Government of the United States of America.

“Master Transaction Agreement” means the Master Transaction Agreement by and among Vornado, Vornado OP, JBG Properties Inc., JBG/Operating Partners, L.P., the JBG Parties Set Forth on Schedule A, Newco and Newco OP, dated as of October 31, 2016.

“Newco” has the meaning set forth in the preamble hereof.

“Newco Business” means the “Washington, D.C. Segment Active Business,” as set forth and to the extent described in the Tax Opinion Representation Letter, that constitutes an active trade or business, within the meaning of Section 355(b) of the Code, of the separate affiliated group of Newco, as represented in the Tax Opinion Representation Letter.

“Newco Group” means (i) with respect to any Tax Year (or portion thereof) ending at or before the Effective Time, Newco and each of its Subsidiaries at the Effective Time and (ii) with respect to any Tax Year (or portion thereof) beginning after the Effective Time, Newco and each Subsidiary of Newco (but only while such Subsidiary is a Subsidiary of Newco).

“Newco Indemnified Party” includes each member of the Newco Group, each of their Representatives, each of their respective heirs, executors, trustees, administrators, successors, and assigns.

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“Newco OP” has the meaning set forth in the recitals to this Agreement.

“Newco Shares” has the meaning set forth in the recitals to this Agreement.

“Newco Taint” means any violation of a covenant or any inaccuracy or falsity of a representation made by Newco in Section 7.1, 7.2, or 7.4 of this Agreement, the taking of a Restricted Action by Newco, any inaccuracy or falsity of the representation made in Section 4.13(p) of the Master Transaction Agreement, any violation of the covenant in Section 6.3(f) of the Master Transaction Agreement, or any acquisition of stock of Newco (after applying Section 7.8 hereof and other than pursuant to the Master Transaction Agreement) by any member of the JBG Tax Group.

“Non-Controlling Party” has the meaning set forth in Section 5.3(a).

“Non-Preparer” means any Company that is not responsible for the preparation and filing of the applicable Tax Return pursuant to Section 3.1.

“Parties” has the meaning set forth in the preamble hereof.

“Partnership Agreement” has the meaning assigned to such term in the Master Transaction Agreement.

“Payment Date” means (x) with respect to any U.S. federal income tax return, the date on which any required installment of estimated taxes determined under Section 6655 of the Code is due, the date on which (determined without regard to extensions) filing the return determined under Section 6072 of the Code is required, and the date the return is filed and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Permitted Acquisition” means any acquisition (as a result of the Vornado Distribution) of Newco Shares solely by reason of holding Vornado Shares, but does not include such an acquisition if such Vornado Shares, before such acquisition, were itself acquired in a manner to which the flush language of Section 355(e)(3)(A) of the Code applies (thus causing, for the avoidance of doubt, Section 355(e)(3)(A)(i), (ii), (iii) or (iv) of the Code not to apply).

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture, or other entity of any kind.

“Post-Distribution Period” means any Tax Year or other taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Year or other taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period through the end of the day on the Distribution Date.

“Preparer” means the Company that is responsible for the preparation and filing of the applicable Tax Return pursuant to Section 3.1.

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“Protective Section 336(e) Election” has the meaning set forth in Section 4.5.

“Real Estate Taxes” means ad valorem and other property Taxes measured by reference to the value of realty and not measured by reference to income or gross receipts.

“Reasonable Cause Exceptions” has the meaning assigned to such term in the Master Transaction Agreement.

“Receiving Party” has the meaning set forth in Section 6.3.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Relevant Final Determination” means a Final Determination that the Vornado Contribution of OP Units and the Vornado Distribution failed to qualify for the Tax-Free Status (including, for the avoidance of doubt, as a result of the application of Section 355(d) or Section 355(e) of the Code) or that amounts are required to be taken into account under Treasury Regulations Section 1.337(d)-7(b) or Temporary Treasury Regulations Section 1.337(d)-7T(b).

“Relevant Gain” means, in respect of a Party to be indemnified, gain or income that arises to such Party as a result of a Relevant Final Determination.

“Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Restricted Action” means any action by Newco or any of its Subsidiaries inconsistent with the covenants set forth in Section 7.2; and, for the avoidance of doubt, an action shall be and remain a Restricted Action even if Newco or any of its Subsidiaries is permitted to take such an action pursuant to Section 7.8.

“Restriction Period” means the period beginning on the Distribution Date and ending twenty-four (24) months after the Distribution Date.

“Satisfactory Guidance” means either a ruling from the IRS or an Unqualified Opinion, in either case reasonably satisfactory to Vornado in both form and substance.

“Separation and Distribution Agreement” has the meaning set forth in the recitals hereof.

“Spin-Failure Related REIT Compliance Taxes” means, in case of a Relevant Final Determination, and in respect of a Party that otherwise qualifies as a REIT (or would have so qualified in the absence of such Relevant Final Determination), Taxes imposed on such Party as a result of (i) such Party’s being treated as having failed to distribute, in the taxable year that includes the Distribution Date, any amount of Relevant Gain, (ii) the application of any of the provisions of Subchapter M of Chapter 1 of Subtitle A of the Code and any related provisions (including, for the avoidance of doubt, Section 856(c)(7), 856(g)(5), 857(b)(3), 857(b)(5) or 4981 of the Code) to such Party as a result of such Party’s having Relevant Gain, (iii) such Party being unable to comply with the requirements of operating as a REIT as a result of recognizing any amount of Relevant Gain or as a result of the application of Section 856(c)(8) of the Code to

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such Party due to the failure of the Vornado Distribution to satisfy the exception to Section 355(h) of the Code described in Section 355(h)(2)(A) of the Code, and (iv) all costs, expenses and damages associated with shareholders litigation or controversies and any amount paid by a Party in respect of the liability of its shareholders, whether paid to its shareholders or to any Tax Authority, in connection with clauses (i), (ii), (iii) hereof, and all reasonable costs and expenses associated with such payments.

“Straddle Period” means any taxable period beginning on or prior to, and ending after, the Distribution Date.

“Subsidiary” when used with respect to any Person, means (i) (A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, employment, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, together with any reasonable expenses, including attorneys’ fees, incurred in defending against any such Tax.

“Tax Arbitrator” means an arbitrator selected pursuant to the Tax Arbitrator Designation Process.

“Tax Arbitrator Designation Process” means (i) the good faith attempt of the Parties to agree upon an arbitrator who is expert as to the relevant matter to resolve it and (ii) if such attempt fails within three (3) days, the determination, on the next day, by lot from a pool of arbitrators whose names have been put forth by the Parties in confidence in equal numbers and who are experts to resolve the matters put before them.

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“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof (including, for the avoidance of doubt, any Local governmental authority) that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a reduction in the Tax liability of a taxpayer (or of the affiliated group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means the qualification of the Vornado Contribution of OP Units and the Vornado Distribution together (a) as a transaction described in Section 368(a)(1)(D) and Section 355 of the Code, (b) as a transaction in which the stock distributed by Vornado is “qualified property” for purposes of Section 355(d) and Section 355(e) of the Code, and (c) as a transaction in which shareholders of Vornado will not recognize gain or loss upon the Vornado Distribution under Section 355(a) of the Code.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Opinion” means the opinion to be delivered by Distribution Tax Counsel to Vornado in connection with the Transactions.

“Tax Opinion Representation Letter” means the Officer’s Certificate of Vornado, dated [ ], 2017, as amended or supplemented, including any appendices and exhibits attached thereto or included therewith, submitted to Distribution Tax Counsel.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

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“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Transactions” means the Pre-Combination Transactions as that term is defined in the Master Transaction Agreement.

“Transfer Taxes” has the meaning assigned to such term in the Master Transaction Agreement.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

“Unqualified Opinion” means an unqualified “will” opinion of an Expert Law Firm that permits reliance by Vornado. For the avoidance of doubt, an Unqualified Opinion may be based on factual representations and assumptions that are reasonably satisfactory to Vornado. Vornado and its affiliates shall use commercially reasonable efforts to provide to the Expert Law Firm any representations reasonably requested by Expert Law Firm in order to issue its Unqualified Opinion.

“Vornado” has the meaning set forth in the preamble hereof.

“Vornado Business” means the “New York Segment Active Business,” as set forth in the Tax Opinion Representation Letter that constitutes an active trade or business, within the meaning of Section 355(b) of the Code, of the separate affiliated group of Vornado, as represented in the Tax Opinion Representation Letter.

“Vornado Contribution of OP Units” has the meaning assigned to such term in Section 1.1 of the Vornado Disclosure Letter.

“Vornado Disclosure Letter” has the meaning assigned to such term in the Master Transaction Agreement.

“Vornado Distribution” has the meaning set forth in the recitals hereof.

“Vornado Group” means Vornado and each Subsidiary of Vornado (but only while such Subsidiary is a Subsidiary of Vornado) other than any Person that is a member of the Newco Group (but only during the period such Person is treated as a member of the Newco Group).

“Vornado Included Interests” has the meaning assigned to such term in the Master Transaction Agreement.

“Vornado Indemnified Party” includes each member of the Vornado Group, each of their Representatives, each of their respective heirs, executors, trustees, administrators, successors and assigns.

“Vornado Newco REIT Taxes” means:

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(i)                                     Taxes in respect of a Pre-Distribution Period that are imposed on Newco or a Vornado REIT that, in each case:

(x)                                 are not Distribution Taxes and

(y)                                 would not be imposed but for an action taken by Vornado after the Vornado Distribution (such as the filing of an amended Tax Return), and

(ii)                                  Taxes in respect of any period that are imposed on Newco or a Vornado REIT that, in each case:

(x)                                 are not Distribution Taxes and

(y)                                 would not be imposed but for the failure of Vornado to qualify as a REIT for the taxable year of Vornado that includes the Vornado Distribution.

“Vornado OP” has the meaning set forth in the recitals to this Agreement.

“Vornado OP Contribution to Newco OP” has the meaning assigned to such term in Section 1.1 of the Vornado Disclosure Letter.

“Vornado OP Distribution of OP Units” has the meaning assigned to such term in Section 1.1 of the Vornado Disclosure Letter.

“Vornado Shares” has the meaning set forth in the recitals to this Agreement.

“Vornado Taint” means any violation of a covenant or any inaccuracy or falsity of a representation made by Vornado in Section 7.1, 7.3 or 7.5 of this Agreement.

“Vornado REIT” has the meaning assigned to such term in the Master Transaction Agreement.

SECTION 2.                         Allocation of Taxes and Tax-Related Losses.

2.1                               Allocation of Taxes. Except as provided in Section 2.2 (Allocation of Distribution Taxes) and subject to the allocation of Transfer Taxes pursuant to the Master Transaction Agreement, Taxes shall be allocated as follows:

(a)                                 Vornado shall be liable for and shall be allocated any Vornado Newco REIT Taxes.

(b)                                 Newco shall be liable for and shall be allocated any Taxes attributable to members of the Newco Group for any period other than Vornado Newco REIT Taxes.

(c)                                  Real Estate Taxes, whenever due, shall be borne and paid by the Party liable therefor under applicable Law and shall not be allocated pursuant to the other provisions of this Section 2. As a result, Vornado shall not be required to indemnify Newco on account of any Real Estate Taxes and Newco shall not be required to indemnify Vornado on account of any Real Estate Taxes.

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(d)                                 To the extent Vornado is liable for Taxes under this Section 2.1, it shall indemnify Newco for such Taxes. To the extent Newco is liable for Taxes under this Section 2.1, it shall indemnify Vornado for such Taxes.

2.2                               Allocation of Distribution Taxes. Notwithstanding any other provision of this Agreement:

(a)                                 Newco shall indemnify and hold harmless each Vornado Indemnified Party from and against any liability of such party for:

(i)                                     Distribution Taxes to the extent such Distribution Taxes result from a Newco Taint, provided, however, that Newco shall have no obligation to indemnify any Vornado Indemnified Party hereunder if there has occurred, prior to such Newco Taint, a Vornado Taint from which such Distribution Taxes result; provided further, in the case Newco’s obligation to indemnify arises pursuant to the provision of this Section 2.2(a)(i) immediately before this further proviso, Vornado shall determine its REIT compliance requirements in its reasonable discretion and shall use commercially reasonable efforts to minimize Spin-Failure Related REIT Compliance Taxes,

(ii)                                  Any Taxes imposed on such party under Section 856(c)(7), 856(g)(5), 857(b)(3), 857(b)(5) or 4981 of the Code, as the result of accruing or receiving an amount required to be paid pursuant to Section 2.2(a)(i) or this Section 2.2(a)(ii) (including as a result of Newco failing to qualify as a REIT for any Post-Distribution Period), and

(iii)                               Any Indemnification-Receipt Related Corporate Taxes.

It is understood and agreed that, in determining the amounts payable under Sections 2.2(a)(ii) and 2.2(a)(iii) above, there shall be included all costs, expenses and damages associated with shareholders litigation or controversies and any amount paid by Vornado in respect of the liability of its shareholders, whether paid to its shareholders or to any Tax Authority, in connection with liability that may arise to shareholders as a result of receiving or accruing an amount payable under this Section 2.2(a), and all reasonable costs and expenses associated with such payments.

(b)                                 Vornado shall indemnify and hold harmless each Newco Indemnified Party from and against any liability of such party for Distribution Taxes to the extent such Distribution Taxes result from a Vornado Taint, provided, however, that Vornado shall have no obligation to indemnify any Newco Indemnified Party hereunder if there has occurred, prior to such Vornado Taint, a Newco Taint from which such Distribution Taxes result.

2.3                               Tax Payments. Each Company shall be liable for and shall pay the Taxes allocated to it by this Section 2 either to the applicable Tax Authority or to the other Company in accordance with Section 4 and the other applicable provisions of this Agreement.

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2.4                               Closing of Tax Year. Each member of the Newco Group shall, unless prohibited by applicable Tax Law, close its Tax Year on the Distribution Date for each applicable Tax. If applicable Tax Law does not permit a member of the Newco Group to close its Tax Year on the Distribution Date or in any case in which a Tax is assessed with respect to a Straddle Period, the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the period up to and including the Distribution Date, on the one hand, and (ii) to the period subsequent to the Distribution Date, on the other hand, by means of a closing of the books and records of such member of the Newco Group as of the close of the Distribution Date, provided that Taxes, exemptions, allowances or deductions that are calculated on a periodic basis shall be allocated between the period ending on the Distribution Date and the period after the Distribution Date in proportion to the number of days in each such period.

2.5                               Allocation of Tax Attributes. Vornado shall consult with Newco in good faith and consider in good faith any comments provided by Newco with respect to the portion, if any, of any earnings and profits and other Tax attributes to be allocated to the Newco Group, and Vornado shall in good faith advise Newco in writing of the such portion, if any, which Vornado shall have determined shall be allocated or apportioned to the Newco Group under applicable Tax Law. Newco and all members of the Newco Group shall prepare all Tax Returns in accordance with such written notice. In the event that, as a result of a Final Determination, the allocation provided by Vornado is required to be adjusted in accordance with such Final Determination, Vornado shall promptly notify Newco in writing of such adjustment and Newco and all members of the Newco Group shall prepare all Tax Returns, from the date of such notification, in accordance with the adjusted amounts set forth in such notification. For the avoidance of doubt, Vornado shall not be liable to Newco or any member of the Newco Group for any failure of any determination under this Section 2.5 to be accurate under applicable Tax Law.

SECTION 3.                         Preparation and Filing of Tax Returns.

3.1                               Returns.

(a)                                 Tax Returns to be Prepared by Vornado. Vornado shall be responsible for preparing and filing (or causing to be prepared and filed):

(i)                                     all Tax Returns which relate to one or more members of the Vornado Group for any Tax Year and

(ii)                                  all Tax Returns which relate to one or more members of the Newco Group for any Pre-Distribution Period or Straddle Period if such return includes a Tax for which Vornado is liable under Section 2.1(a), provided, however, that Newco shall furnish any relevant information, including pro-forma returns, disclosures, apportionment data and supporting schedules, relating to any member of the Newco Group necessary for completing any Tax Return for any Pre-Distribution Period or Straddle Period in a format suitable for inclusion in such return, and provided further, that Newco shall have the right to review and reasonably comment with respect to items on (x) such returns if and to the extent such items directly relate to a Tax for which Newco would be liable under

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Section 2.1(b) or (y) such items could reasonably be expected to affect the qualification of Newco as a REIT for any Post-Distribution Period, such comments not to be unreasonably rejected.

(b)                                 Tax Returns to be Prepared by Newco. Subject to Section 3.1(d), Newco shall be responsible for preparing and filing (or causing to be prepared and filed) all Tax Returns which relate to one or more members of the Newco Group and for which Vornado is not responsible under Section 3.1(a).

(c)                                  Agent. Subject to the other applicable provisions of this Agreement (including, without limitation, Section 5), Newco irrevocably designates, and agrees to cause each member of the Newco Group to designate, Vornado as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Vornado may deem reasonably appropriate in matters relating to the preparation or filing of any Tax Return described in Section 3.1(a)(ii) (subject to Vornado complying with the “provided further” clause in such Section).

(d)                                 Tax Returns Relating to Distribution Taxes. No member of the Newco Group shall file or caused to be filed any Tax Return which relates to matters involving Distribution Taxes without the consent of Vornado (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything in this Agreement to the contrary, Vornado shall not be liable for any Distribution Taxes under Section 2.2(b) to the extent such Distribution Taxes arise from a breach of this Section 3.1(d) by any member of the Newco Group.

(e)                                  Manner of Tax Return Preparation. The Parties shall prepare and file all Tax Returns, and take all other actions, in a manner consistent with this Agreement, and, to the extent not inconsistent with this Agreement, the Tax Opinion Representation Letter and the Tax Opinion; except that if a Party asserts that such consistency is contrary to the requirements of applicable Law, the Parties shall cooperate in good faith to resolve such objection and, if the Parties shall be unable to resolve such objection, the dispute shall be resolved by a Tax Arbitrator, who shall be required to resolve the matter with reasonable promptness in light of the need for the timely filing of Tax Returns, with the costs and fees of hiring such Tax Arbitrator shared by the Parties in an equitable manner based on the resolution of the objection. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement. Subject to the preceding sentences of this Section 3.1(e), Vornado shall have the exclusive right, in its reasonable discretion, with respect to any Tax Return described in Section 3.1(a) to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) the elections that will be made on such Tax Return, (iv) whether any amended Tax Return(s) shall be filed, (v) whether any claim(s) for refund shall be made, (vi) whether any refund shall be paid by way of refund or credited against any liability for the related Tax, and (vii) whether to retain outside firms to prepare or review such Tax Returns (subject to Vornado

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complying with the “provided further” clause in Section 3.1(a)(ii) in respect of the Tax Returns described in Section 3.1(a)(ii)).

3.2                               Provision of Information.

(a)                                 Vornado shall provide to Newco, and Newco shall provide to Vornado, any information about members of the Vornado Group or the Newco Group, respectively, that the Preparer reasonably requires to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Preparer is responsible pursuant to Section 3.1 and to properly and timely file all such Tax Returns.

(b)                                 If a member of the Newco Group supplies information to a member of the Vornado Group, or a member of the Vornado Group supplies information to a member of the Newco Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge, the accuracy of the information so supplied.

3.3                               Special Rules Relating to the Preparation of Tax Returns. All Tax Returns that include any members of the Newco Group or Vornado Group shall be prepared in a manner that is consistent with the Tax Opinion Representation Letter and the Tax Opinion. Except as otherwise set forth in this Agreement, all Tax Returns for which Vornado is responsible under Section 3.1(a) shall be prepared (x) in accordance with elections, Tax accounting methods and other practices used with respect to such Tax Returns filed prior to the Distribution Date (unless such past practices are not permissible under applicable law), or (y) to the extent any items are not covered by past practices (or in the event such past practices are not permissible under applicable Tax Law), in accordance with reasonable practices selected by Vornado, provided such practices would not adversely affect the qualification of Newco as a REIT for any Post-Distribution Period.

3.4                               Refunds, Credits or Offsets.

(a)                                 Any refunds, credits or offsets with respect to Taxes allocated to, and actually paid by, Vornado (or actually paid, at whatever time, by any entity that was a Subsidiary of Vornado during any period up to and including the Distribution Date) pursuant to this Agreement shall be for the account of Vornado. Any refunds, credits or offsets with respect to Taxes not allocated to Vornado pursuant to the preceding sentence shall be for the account of Newco. For the avoidance of doubt, consistent with Section 2.1(d), any refunds, credits, or offsets with respect to Real Estate Taxes shall belong to the Party entitled thereto under applicable Law and shall not otherwise be allocated pursuant to this Section 3.4.

(b)                                 Vornado shall forward to Newco, or reimburse Newco for, any such refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any reasonable expenses incurred in

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connection therewith, that are for the account of Newco within fifteen (15) Business Days from receipt thereof by Vornado. Newco shall forward to Vornado, or reimburse Vornado for, any refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any reasonable expenses incurred in connection therewith, that are for the account of Vornado within fifteen (15) Business Days from receipt thereof by Newco. If, subsequent to a Tax Authority’s allowance of a refund, credit or offset, such Tax Authority reduces or eliminates such allowance, any refund, credit or offset, plus any interest received thereon, forwarded or reimbursed under this Section 3.4 shall be returned to the party who had forwarded or reimbursed such refund, credit or offset and interest upon the request of such forwarding party in an amount equal to the applicable reduction, including any interest received thereon.

3.5                               Carrybacks. To the extent permitted under applicable Tax Laws, the Newco Group shall make the appropriate elections in respect of any Tax Returns to waive any option to carry back any net operating loss, any credits or any similar item from a Post-Distribution Period to any Pre-Distribution Period or to any Straddle Period. Any refund of or credit for Taxes resulting from any such carryback by a member of the Newco Group that cannot be waived shall be payable to Newco net of any Taxes incurred with respect to the receipt or accrual thereof and any reasonable expenses incurred in connection therewith.

3.6                               Amended Returns. Any amended Tax Return or claim for Tax refund, credit or offset with respect to any member of the Newco Group may be made (or be caused to be made) only by the Company responsible for preparing the original Tax Return with respect to such member pursuant to Section 3.1(a) (and, for the avoidance of doubt, subject to the same review and comment rights set forth in Section 3.1(a), to the extent applicable). Such Company shall not, without the prior written consent of the other Company (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any such amended Tax Return or claim for Tax refund, credit or offset to the extent that such filing, if accepted, is likely to increase the Taxes allocated to, or the Tax indemnity obligations under this Agreement of, such other Company for any Tax Year (or portion thereof).

SECTION 4.                         Tax Payments.

4.1                               Payment of Taxes to Tax Authority. Vornado shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1(a), and Newco shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1(b).

4.2                               Indemnification Payments.

(a)                                 Tax Payments Made by the Vornado Group. If any Vornado Indemnified Party is required to make a payment to a Tax Authority for Taxes allocated to Newco under this Agreement, Newco will pay the amount of Taxes allocated to it to Vornado not later than the later of (i) ten (10) Business Days after receiving notification requesting

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such amount, and (ii) one (1) Business Day prior to the date such payment is required to be made to such Tax Authority.

(b)                                 Tax Payments Made by the Newco Group. If any Newco Indemnified Party is required to make a payment to a Tax Authority for Taxes allocated to Vornado under this Agreement, Vornado will pay the amount of Taxes allocated to it to Newco not later than the later of (i) ten (10) Business Days after receiving notification requesting such amount, and (ii) one (1) Business Day prior to the date such payment is required to be made to such Tax Authority.

4.3                               Interest on Late Payments. Any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the rate specified for late payments in the Separation and Distribution Agreement or, if higher and if with respect to a payment to indemnify for a Tax to which the “large corporate underpayment” provision within the meaning of Section 6621(c) of the Code applies, such interest rate that would be applicable at such time to such “large corporate underpayment.”

4.4                               Tax Consequences of Payments and Adjustments. For all Tax purposes, the Parties hereto shall treat (i) any payment made pursuant to this Agreement (other than payments representing interest) as either a contribution by the relevant entity or a distribution by the relevant entity (or as adjustments to such contribution or distribution) occurring immediately prior to the Vornado OP Contribution to Newco OP, the Vornado OP Distribution of OP Units, the Vornado Contribution of OP Units or the Vornado Distribution, as the case may be, or as a payment of an assumed or retained liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law. If the receipt or accrual of any indemnity payment under this Agreement causes, directly or indirectly, an increase in the taxable income of the recipient under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in taxable income. For the avoidance of doubt, any liability for Taxes due to an increase in taxable income described in the immediately preceding sentence shall be governed by this Section 4.4 and not by Section 2.1. To the extent that Taxes for which any Party hereto (the “Indemnifying Party”) is required to pay an Indemnified Party pursuant to this Agreement (i) may be deducted or credited in determining the amount of any other Taxes required to be paid by the Indemnified Party (for example, state Taxes which are permitted to be deducted in determining federal Taxes) or (ii) reduces the amount required to be distributed by the Indemnified Party under Section 857(a), the amount of any payment made to the Indemnified Party by the Indemnifying Party shall be decreased by taking into account, in the case of (i), any resulting reduction in other Taxes actually realized by the Indemnified Party and, in the case of (ii), the reduction of the amount actually distributed by the Indemnified Party (determined pursuant to the Distribution Comparison Analysis). If such a reduction in Taxes or reduction of such amount required to be so distributed of the Indemnified Party occurs following the payment made to the Indemnified Party with respect to the relevant indemnified Taxes, the Indemnified Party shall promptly repay the Indemnifying Party the

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amount of such reduction when actually realized. If the Tax Benefit arising from the foregoing reduction of Taxes or the reduction of such amount so required to be distributed described in this Section 4.4 is subsequently decreased or eliminated, then the Indemnifying Party shall promptly pay the Indemnified Party the amount of the decrease in such Tax Benefit or such reduction, as applicable. If an adjustment to the liability for Taxes for which one Party or any of its Subsidiaries is responsible hereunder (i) gives rise to a Tax Benefit to the other Party or any of its Subsidiaries or (ii) reduces the amount required to be distributed by such other Party under Section 857(a), including, in each case, as a result of an election set forth in Section 4.5, such latter Party shall, on an annual basis, pay such former Party, in the case of (i), any resulting reduction in Taxes actually realized by such latter Party as a result of such Tax Benefit and, in the case of (ii), the reduction of the amount actually distributed by the Indemnified Party (determined pursuant to the Distribution Comparison Analysis).

4.5                               Section 336(e) Election. The Parties agree that (i) Vornado and Newco shall enter into a written, binding agreement and (ii) Vornado shall timely make a protective election under Section 336(e) of the Code (and any similar provision of any Local Tax Law) and Treasury Regulation Section 1.336-2(j) (a “Protective Section 336(e) Election”) with respect to the Vornado Distribution, in each case, in accordance with Treasury Regulation Section 1.336-2(h). Vornado shall timely file such forms as may be contemplated by applicable Tax Law or administrative practice to effect such Protective Section 336(e) Election. To the extent, pursuant to a Final Determination, the Vornado Distribution constitutes a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), the Parties shall not, and shall not permit any of their respective Subsidiaries to, take any position for Tax purposes inconsistent with the relevant Protective Section 336(e) Election, except as may be required pursuant to a Final Determination.

SECTION 5.                         Cooperation and Tax Contests.

5.1                               Cooperation. In addition to the obligations enumerated in Sections 3.2 and 5.4, Vornado and Newco will cooperate (and cause their respective Subsidiaries and Representatives to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Subsidiaries or Representatives) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

5.2                               Notices of Tax Contests. Each Company shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to (i) Taxes for which it is or may reasonably be expected to be indemnified by such other Company hereunder or (ii) Tax Items that may reasonably be expected to affect the amount or treatment of Tax Items of such other Company. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters; provided, however, that failure

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to give such notification shall not affect the indemnification provided hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified Company shall deliver to the indemnifying Company such additional information with respect to such Tax Contest in its possession that the indemnifying Company may reasonably request.

5.3                               Control of Tax Contests.

(a)                                 Controlling Party. Subject to the limitations set forth in Sections 5.3(b) and 5.3(c), each Preparer (or the appropriate member of its Group) shall be the Controlling Party with respect to any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Company is responsible for preparing and filing (or causing to be prepared and filed) pursuant to Section 3 of this Agreement, in which case any Non-Preparer that could have liability under this Agreement for a Tax to which such Tax Contest relates shall be treated as the “Non-Controlling Party.” Notwithstanding the immediately preceding sentence, if a Non-Preparer (x) acknowledges to the Preparer in writing its full liability under this Agreement to indemnify for any Tax, and (y) provides to the Preparer evidence (that is satisfactory to the Preparer as determined in the Preparer’s reasonable discretion) of the Non-Preparer’s financial readiness and capacity to make such indemnity payment, then thereafter with respect to the Tax Contest relating solely to such Tax the Non-Preparer shall be the Controlling Party (subject to Section 5.3(b)) and the Preparer shall be treated as the Non-Controlling Party.

(b)                                 Non-Controlling Party Participation Rights. With respect to a Tax Contest of any Tax Return that could result in a Tax liability that is allocated under this Agreement, (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) the Controlling Party shall keep the Non-Controlling Party updated and informed, and shall consult with the Non-Controlling Party, (iii) the Controlling Party shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Controlling Party shall not settle or compromise such Tax Contest (x) that relates to the REIT qualification of the Non-Controlling Party or a Subsidiary thereof that has elected to be treated as a REIT or (y) that relates to Distribution Taxes, without (in each case) the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c)                                  Vornado Control in Tax Contests Relating to Distribution Taxes and the Tax-Free Status. Notwithstanding paragraphs (a) and (b) of this Section 5.3, Vornado shall be the Controlling Party with respect to (i) any Tax Contest involving Distribution Taxes, and (ii) any Tax Contest involving the qualification of the Vornado Contribution of OP Units and the Vornado Distribution for the Tax-Free Status.

5.4                               Cooperation Regarding Tax Contests. The Parties shall provide each other with all information relating to a Tax Contest which is needed by the other Party to handle, participate in, defend, settle or contest the Tax Contest. At the request of any Party, the other Party shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the

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requesting Party to exercise its rights under this Agreement in respect of a Tax Contest. Newco shall assist Vornado, and Vornado shall assist Newco, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The Indemnifying Party shall reimburse the Indemnified Party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 5.4.

SECTION 6.                         Tax Records.

6.1                               Retention of Tax Records. Each of Vornado and Newco shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statute of limitations, as extended, and (y) seven years after the Distribution Date.

6.2                               Access to Tax Records. Newco shall make available, and cause its Subsidiaries to make available, to members of the Vornado Group for inspection and copying (x) all Tax Records in their possession that relate to a Pre-Distribution Period, and (y) the portion of any Tax Record in their possession that relates to a Post-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Vornado Group or with respect to any Tax Contest with respect to such return. Vornado shall make available, and cause its Subsidiaries to make available, to members of the Newco Group for inspection and copying the portion of any Tax Record in their possession that relates to (i) a Vornado Included Interest and (ii) is reasonably necessary for the preparation of a Tax Return by a member of the Newco Group or with respect to any Tax Contest with respect to such return; provided, however, that, for the avoidance of doubt, this provision shall not require Vornado to furnish any information pertaining to the status or qualification of Vornado as a REIT or the compliance of any activities or assets of Vornado that are not Vornado Included Interests with applicable REIT requirements.

6.3                               Confidentiality. Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one Party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent that such information or document (i) is previously known to or in the possession of the other Party (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

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SECTION 7.                         Representations and Covenants.

7.1                               Covenants of Vornado and Newco.

(a)                                 Vornado hereby covenants that, to the fullest extent permissible under United States federal income and state Tax Laws, it will, and will cause the members of the Vornado Group to, treat the applicable Transactions in accordance with the Agreed Treatment. Newco hereby covenants that, to the fullest extent permissible under United States federal income and state Tax Laws, it will, and will cause each Subsidiary of Newco to, treat the applicable Transactions in accordance with the Agreed Treatment.

(b)                                 Vornado further covenants that, as of and following the date hereof, Vornado shall not and shall cause the members of the Vornado Group not to take any action that (or fail to take any action the omission of which) would be inconsistent with the applicable Transactions qualifying for the Agreed Treatment or Newco qualifying as a REIT at the time of the Vornado Distribution or for any Pre-Distribution Period. Newco further covenants that, as of and following the date hereof, Newco shall not and shall cause the members of the Newco Group not to take any action that (or fail to take any action the omission of which) would be inconsistent with the applicable Transactions qualifying for the Agreed Treatment or Newco qualifying as a REIT at the time of the Vornado Distribution or for any Post-Distribution Period.

7.2                               Covenants of Newco. Without limiting the generality of the provisions of Section 7.1, Newco, on behalf of itself and each member of the Newco Group, agrees and covenants that Newco and each member of the Newco Group will not, directly or indirectly, during the Restriction Period, (i) take any action that would result in Newco’s ceasing to be engaged in the active conduct of the Newco Business within the meaning of Section 355(b)(2)(A) of the Code, (ii) redeem or otherwise repurchase (directly or indirectly) any of Newco’s outstanding stock other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696, (iii) vary the relative voting rights of separate classes of Newco’s stock or convert one class of Newco’s stock into another class of its stock, (iv) liquidate or partially liquidate Newco, (v) merge or consolidate Newco with any other corporation, (vi) sell or otherwise dispose of the assets of Newco and its Subsidiaries, or take any other action or actions if such sale, other disposition or other action or actions in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing thirty percent (30%) or more of the fair market value of the assets of the Newco Group, not taking into account any Excepted Disposals, or (vii) take any other action or actions that in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock or equity securities of Newco representing a Fifty-Percent Equity Interest in Newco, other than a Permitted Acquisition. Newco covenants that so long as it qualifies as a REIT at the time of the Vornado Distribution (determined as if the taxable year of Newco ended at such time), it will qualify as a REIT for the taxable year in which the Vornado Distribution occurs so long as Section 856(c)(8) of the Code does not apply.

7.3                               Covenants of Vornado. Without limiting the generality of the provisions of Section 7.1, Vornado, on behalf of itself and each member of the Vornado Group, agrees and covenants that Vornado and each member of the Vornado Group will not, directly or indirectly, during the Restriction Period, (i) take any action that would result in Vornado’s ceasing to be engaged in the active conduct of the Vornado Business within the meaning of

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Section 355(b)(2)(A) of the Code, (ii) redeem or otherwise repurchase (directly or indirectly) any of Vornado’s outstanding stock other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696, (iii) vary the relative voting rights of separate classes of Vornado’s stock or convert one class of Vornado’s stock into another class of its stock, (iv) liquidate or partially liquidate Vornado, (v) merge or consolidate Vornado with any other corporation, (vi) sell or otherwise dispose of (other than in the ordinary course of business) the assets of Vornado and its Subsidiaries, or take any other action or actions if such sale, other disposition or other action or actions in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing fifty percent (50%) or more of the fair market value of the assets of the Vornado Group, or (vii) take any other action or actions that in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock or equity securities of Vornado representing a Fifty-Percent Equity Interest in Vornado. Vornado further covenants that (i) it qualifies and will qualify as a REIT for its taxable year that includes the date of the Vornado Distribution and at all times during the two years thereafter and (ii) from the time of the effective date of its REIT election, Newco has qualified as a REIT and will continue to qualify as a REIT to the time of the Vornado Distribution (determined as if the taxable year of Newco ended at such time).

7.4                               Newco Further Assurances. Newco represents that it knows of no facts that are not known to Vornado and would be inconsistent with the applicable Transactions qualifying for the Agreed Treatment. Newco further represents that, in reliance on the covenant set forth in Section 7.3, from the time of the effective date of its REIT election to the date of this Agreement, it has qualified as a REIT and that it has no intention, and knows no facts which would cause it, not to so qualify hereafter. Newco further covenants that, based on and subject to the covenant of Vornado set forth in Section 7.3, it qualifies and will qualify as a REIT for its entire taxable year that includes the date of the Vornado Distribution and through the end of the Applicable Year.

7.5                               Vornado Further Assurances. Vornado represents that it knows of no facts that would be inconsistent with the Transactions qualifying for the Agreed Treatment. Vornado further represents that, from the time of its formation to the date of this Agreement, it has qualified as a REIT and that it has no intention, and knows no facts which would cause it, not to so qualify hereafter. Vornado further covenants that it qualifies and will qualify as a REIT for its entire taxable year that includes the date of the Vornado Distribution and through the end of the Applicable Year.

7.6                               Notices and Exceptions.

(a)                                 If Newco or any of its Subsidiaries determines that it desires to take a Restricted Action, Newco shall notify Vornado of this fact in writing. Nonetheless, Newco or any of its Subsidiaries may take a Restricted Action if Vornado consents in writing to such Restricted Action, or if Newco provides Vornado with Satisfactory Guidance concluding that such Restricted Action will not alter the Tax-Free Status of the Vornado Contribution of OP Units and the Vornado Distribution in respect of Vornado or Vornado’s shareholders.

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(b)                                 Newco and each of its Subsidiaries agree that Vornado and each Vornado Indemnified Party are to have no liability for any Tax resulting from any Restricted Actions permitted pursuant to this Section 7.8 and, subject to Section 2.2, agree to indemnify and hold harmless each Vornado Indemnified Party against any such Tax. Newco shall bear all costs incurred by it, and all reasonable costs incurred by Vornado, in connection with requesting and/or obtaining any Satisfactory Guidance.

(c)                                  Newco shall promptly notify Vornado in the event that Newco has knowledge that any of the representations made in Section 7.4 is false.

(d)                                 Vornado shall promptly notify Newco in the event that Vornado has knowledge that any of the representations made in Section 7.5 is false.

(e)                                  If Newco or any of its Subsidiaries proposes to enter into any Acquisition Transaction Requiring Notice or, to the extent Newco has the right to prohibit any Acquisition Transaction Requiring Notice, proposes to permit any Acquisition Transaction Requiring Notice to occur, in each case, during the Restriction Period, Newco shall provide Vornado no later than ten (10) days before the signing of any written agreement with respect to any Acquisition Transaction Requiring Notice, with a written description of such transaction (including the type and amount of Equity Interests in Newco or any Subsidiary of Newco that are the subject of such transaction).

7.7                               Relief.

(a)                                 For the avoidance of doubt, Vornado shall have the right to seek injunctive relief to prevent Newco or any of its Subsidiaries from taking any action that is not consistent with the covenants of Newco or any of its Subsidiaries under Section 7.1 or 7.2.

(b)                                 Nothing in this Agreement shall be construed to give any Newco Indemnified Party any right to remedies other than indemnification for any increase in the actual Tax liability (and/or decrease in Tax Benefit) of such Newco Indemnified Party that results from Vornado Group’s failure to comply with the covenants in made in Section 7.1 or 7.3.

7.8                               Operating Rules. For the avoidance of doubt, for purposes of Sections 7.2 and 7.3, (i) any arrangement whereby a Person that is a corporation has the right to satisfy an obligation to purchase property by delivering either cash or its own stock shall be treated as an arrangement to which Treasury Regulations Section 1.355-7(e) applies, (ii) the acquisitions of Newco Shares and units of Newco OP pursuant to the Combination Transactions (as that term is defined in the Master Transaction Agreement) are taken into account in determining whether one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock or equity securities of Newco representing a Fifty-Percent Equity Interest in Newco, (iii) the issuance of any compensatory stock or compensatory stock options, the issuance of any stock pursuant to any equity award, compensatory option, or restricted stock unit, or the repurchase of any restricted stock, if such issuance or repurchase satisfies the conditions of Treasury Regulation Section 1.355-7(d)(8)(i), shall not be taken into

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account, and (iv) the issuance of stock to a retirement plan qualified under Section 401(a) or 403(a) of the Code in a transaction that satisfies the requirements of Treasury Regulation Section 1.355-7(d)(9) shall not be taken into account; provided, however, that, for the avoidance of doubt, in the case of clauses (i) and (ii) of this Section 7.8, the issuance by Newco of Newco Shares in exchange for OP Units which OP Units have been taken into account for purposes of determining whether one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock or equity securities of Newco representing a Fifty-Percent Equity Interest in Newco shall not be taken into account duplicatively for such purposes.

7.9                               REIT Certificates. On each of the first three anniversaries of the Vornado Distribution,

(a)                                 Newco will deliver to Vornado a written opinion of an Expert Law Firm, dated as of such date and in form and substance reasonably satisfactory to Vornado and in reliance on the tax opinions described in Sections 7.3(e)(i) and 7.3(e)(iii) of the Master Transaction Agreement (relating to the REIT qualification of the Vornado REITs and Vornado, respectively), to the effect that, commencing with Newco’s taxable year in which the Vornado Distribution occurs, Newco has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Newco to meet, through the date of such opinion, and its proposed method of operation will enable Newco to continue to meet, the requirements for qualification and taxation as a REIT under the Code, which opinion will (i) be subject to customary exceptions, assumptions and qualifications (including Reasonable Cause Exceptions) and (ii) be based on customary representations contained in an officer’s certificate from Newco (including Reasonable Cause Exceptions); and

(b)                                 Vornado will deliver to Newco a written opinion of an Expert Law Firm, dated as of such date and in form and substance reasonably satisfactory to Newco and upon which Newco and its REIT counsel shall be entitled to rely for future opinions, to the effect that, commencing with Vornado’s first taxable year with respect to which Vornado made an election pursuant to Section 856(c)(1) of the Code to be taxed as a REIT, Vornado has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Vornado to meet, through the date of such opinion, and its proposed method of operation will enable Vornado to continue to meet, the requirements for qualification and taxation as a REIT under the Code, which opinion will (i) be subject to customary exceptions, assumptions and qualifications (including Reasonable Cause Exceptions) and (ii) be based on customary representations contained in an officer’s certificate from Vornado (including Reasonable Cause Exceptions), executed by an officer with the knowledge necessary to make the representations contained therein.

SECTION 8.                         General Provisions.

8.1                               Predecessors or Successors. Any reference to Vornado, Newco, a Person, or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations

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Section   301.7701-3) of Vornado, Newco, such Person, or such Subsidiary, respectively, including within the meaning of Section 355(e)(4)(D) of the Code and the Treasury Regulations promulgated thereunder. For the avoidance of doubt, no member of the Vornado Group shall be deemed to be a predecessor or successor of Newco and no member of the Newco Group shall be deemed to be a predecessor or successor of Vornado.

8.2                               Construction. This Agreement and so much of the Separation and Distribution Agreement as relates to the subject matter hereof shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

8.3                               Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

8.4                               Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

If to Vornado, to:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention: Secretary and General Counsel
E-mail: arice@vno.com

with a copy (until 12:01 a.m., Eastern time, on the Distribution Date) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: William G. Farrar
Facsimile: (212) 558-3588

If to Newco, to:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention: Secretary and General Counsel
E-mail: arice@vno.com

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with a copy (until 12:01 a.m., Eastern time, on the Distribution Date) to:

JBG Properties Inc.
4445 Willard Avenue, Suite 400
Chevy Chase, Maryland 20815
Attention: W. Matthew Kelly
E-mail: mkelly@jbg.com

8.5                               Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

8.6                               Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that, subject to compliance with Section 7, if applicable, either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

8.7                               Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.8                               Change in Law. Any reference to a provision of the Code, the Treasury Regulations or any other Tax Law shall include a reference to any applicable successor provision or law.

8.9                               Authorization, Etc. Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or the Party’s charter or bylaws or any agreement, instrument or order binding such Party.

8.10                        Termination. Notwithstanding any provision to the contrary, in the event that the Master Transaction Agreement is terminated prior to the Closing, this Agreement shall terminate and be of no further force and effect. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Vornado Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

8.11                        Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

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8.12                        Third-Party Beneficiaries. Except with respect to Vornado Indemnified Parties and Newco Indemnified Parties, and in each case, only where and as indicated herein, this Agreement is solely for the benefit of the Parties and their respective Subsidiaries and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any Newco Indemnified Parties any rights or remedies against Newco hereunder, and this Agreement is not intended to confer upon any Vornado Indemnified Parties any rights or remedies against Vornado hereunder.

8.13                        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

8.14                        Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

8.15                        Severability. In the event any one or more of the provisions contained in this Agreement were to be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.16                        Waiver. The Parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

8.17                        No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

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8.18                        No Strict Construction; Interpretation.

(a)           Each of Vornado and Newco acknowledges that this Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

(b)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

VORNADO REALTY TRUST

By:
Name:
Title:

JBG SMITH PROPERTIES

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]

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FINAL FORM

Exhibit I

FORM OF

ASSET MANAGEMENT SUBCONTRACT

[Newco Manager, LLC]

THIS ASSET MANAGEMENT SUBCONTRACT (this “Agreement”) is made this [ ] day of [ ], 2017, by and among [INSERT THE NAME OF THE JBG FUND, a Delaware ] (the “Fund”), [INSERT THE NAME OF THE GENERAL PARTNER OR MANAGING MEMBER OF THE FUND, a Delaware limited liability company], on behalf of itself and in its capacity as the [general partner] [managing member] of the Fund (the “Fund Manager”), and [Newco Manager, LLC], a Delaware limited liability company (the “JBGS Manager”).

WHEREAS, the Fund has been organized as a [limited partnership] [limited liability company] and is governed by [INSERT THE NAME OF THE AGREEMENT] (the “Operating Agreement”); capitalized terms used herein but not defined, shall have the meanings ascribed to them in the Operating Agreement;

WHEREAS, the Fund Manager is the [general partner] [managing member] of the Fund under the Operating Agreement and provides asset management and other related services to the Fund (the “Asset Services”) and receives the [USE THE DEFINED TERM FROM THE RELEVANT AGREEMENT WITH RESPECT TO THE ASSET MANAGEMENT FEE] and certain Additional Fees (as defined below) as compensation for such Services;

WHEREAS, the Fund Manager desires to subcontract the Asset Services, other than those specified in Exhibit A, to the JBGS Manager (collectively, the “Services”), whereby the JBGS Manager shall perform such Services on behalf of the Fund Manager;

WHEREAS, in consideration for the JBGS Manager performing the Services, the Fund Manager desires to pay to the JBGS Manager the [USE THE DEFINED TERM FROM THE RELEVANT AGREEMENT WITH RESPECT TO THE ASSET MANAGEMENT FEE] and the Additional Fees;

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each party hereto agrees as follows:

1.                                      Services.

(a)                                 The JBGS Manager hereby agrees to perform, as a subcontractor to the Fund Manager, the Services, all in accordance with the standards, terms and provisions set forth in the Operating Agreement to the extent required or permitted to be provided by the Fund Manager and subject to the applicable restrictions on the Fund Manager’s authority, including without limitation, as set forth in Section thereof. [INSERT APPROPRIATE REFERENCE TO THE MAJOR DECISIONS SECTION AND/OR OTHER APPROVAL PROVISIONS OF THE OPERATING AGREEMENT] The JBGS Manager may, in its discretion, retain other professionals, including, but not limited to, contractors, custodians, agents, accountants, lawyers and other consultants and service providers of whatsoever nature, to assist it in rendering the Services.

(b)                                 Except with respect to [Reimbursable Expenses] [THE BRACKETED LANGUAGE TO BE CUSTOMIZED BASED ON THE APPLICABLE FUND TERMS OR PROVISIONS FROM THE OPERATING AGREEMENT WHICH REQUIRE OR PERMIT REIMBURSEMENT OF EXPENSES TO THE FUND MANAGER OR ITS AFFILIATES], the JBGS Manager agrees to pay all expenses related to the performance of its duties under this Agreement.

2.                                      Term. This Agreement shall continue in effect until the removal of the Fund Manager as the [general partner] [managing member] of the Fund under the Operating Agreement, at which time this Agreement shall automatically terminate. Upon termination of this Agreement, the JBGS Manager will deliver to the Fund Manager all files and other materials relating to the Services and the Fund Manager shall deliver any accrued but unpaid [USE THE DEFINED TERM FROM THE RELEVANT AGREEMENT WITH RESPECT TO THE ASSET MANAGEMENT FEE] and Additional Fees.

3.                                      Compensation. In consideration for the Services provided to the Fund by the JBGS Manager hereunder, to the extent that the JBGS Manager does not receive such amounts directly from the Fund, the Fund Manager shall pay to the JBGS Manager (i) the [USE THE DEFINED TERM FROM THE RELEVANT AGREEMENT WITH RESPECT TO THE ASSET MANAGEMENT FEE] (which shall be prorated for the current fiscal quarter) and [(ii) the fees, expenses and reimbursements (other than [Reimbursable Expenses]) payable to the Fund Manager with respect to the Services pursuant to the Operating Agreement, including [Transaction Fees] (such fees and expenses and reimbursements are collectively referred to as, the “Additional Fees”). Such payments shall be due and payable as set forth in Section 3.6 of the Operating Agreement.] [THE BRACKETED LANGUAGE TO BE CUSTOMIZED BASED ON THE APPLICABLE FUND SUCH THAT ALL FEES PAYABLE BY THE FUND TO THE FUND MANAGER OR ITS AFFILIATES ARE PAYABLE TO JBGS MANAGER UNLESS OTHERWISE PAYABLE TO A SUBSIDIARY OF NEWCO PURSUANT TO A SEPARATE AGREEMENT]

4.                                      Third Party Beneficiary. The JBGS Manager is an intended third party beneficiary of [Section 3.6 and Schedule D] and all other provisions of the Operating Agreement with respect to the Services, the [Managing Member Fee] and the fees, reimbursements, indemnification or other compensation or rights or obligations of the Fund Manager with respect to the Services under the Operating Agreement, and shall be entitled to the benefits arising thereunder. The Fund Manager hereby agrees not to initiate and not to consent to any amendments of the Operating Agreement altering the Services, the [USE THE DEFINED TERM FROM THE RELEVANT AGREEMENT WITH RESPECT TO THE ASSET MANAGEMENT

2

FEE] or any other terms of the Operating Agreement with respect to the fees, reimbursements, indemnification or other compensation or rights or obligations of the Fund Manager with respect to the Services or such fees, including, without limitation [Section 3.6, Section 8.1 and Schedule D] of the Operating Agreement, without the prior written consent of the JBGS Manager. [THE BRACKETED LANGUAGE TO BE CUSTOMIZED BASED ON THE APPLICABLE FUND]

5.                                      Assignment; Successors. Except as set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. Any such assignment made without the prior written consent of the other parties shall be void and deemed ineffective. Notwithstanding the above, the JBGS Manager shall have the right to assign this Agreement, and any rights or obligations hereunder without the prior written consent of any other parties, to (i) an Affiliate (as defined below) of [Newco] or the JBGS Manager, or (ii) any successor by operation of law of [Newco] or the JBGS Manager or any Affiliate thereof. This Agreement shall be binding upon the successors and permitted assigns of the parties hereto. “Affiliate,” for purposes of this section, means, with respect to any person, (i) any person directly or indirectly controlling, controlled by, or under common control with such person, (ii) any person directly or indirectly owning or controlling 51% or more of the outstanding voting securities of such person, (iii) any officer, partner, member, director or trustee of such person, and (iv) if such person is an officer, partner, member, director or trustee, any person for which such person acts in any such capacity. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, including the day-to-day management control of such person, whether through the ownership of voting securities, by contract or otherwise.

6.                                      Other Activities. This Agreement shall not be construed or applied to prevent the JBGS Manager or any of its affiliates from engaging in any other business or activities, including those which may be similar to the investments or business of the Fund or the Fund Manager. This Agreement shall not be construed to create any partnership relationship between JBGS Manager and the Fund Manager, and JBGS Manager shall be deemed for all purposes an independent contractor.

7.                                      Notices. Any notice, demand, consent, approval, request or other communication or document to be provided hereunder to a party hereto shall be given in writing, and shall be deemed to have been given upon receipt of such notice by the other party.

8.                                      Entire Agreement. This Agreement represents the complete understanding and entire agreement between the parties hereto as to the subject matter hereof, and supersedes all prior and contemporaneous written or oral negotiations, representations, warranties, statements or agreements between the parties hereto as to the same.

9.                                      Amendment. This Agreement may be amended only by an instrument executed and delivered by each party hereto.

10.                               Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or

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conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

JBG/Fund III Manager, L.L.C.

By:
Name:
Title:

[Newco Manager, LLC]

By:
Name:
Title:

Acknowledged and Agreed:

[JBG FUND]

By:	[JBG/Fund Manager, L.L.C.],
Its [general partner] [managing member]

By:
Name:
Title:

FINAL FORM

Exhibit J

FIRPTA CERTIFICATE

Section        1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a “United States real property interest” (as that term is defined in Section 897(c)(1) of the Code and Section 1.897-1(c) of the Treasury Regulations) must withhold tax if the transferor is a foreign person. For U.S. federal income tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a United States real property interest under local law) will be the transferor of the property and not the disregarded entity. To confirm that withholding of tax is not required upon the disposition of a United States real property interest by [] (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor or, if Transferor is an individual, on behalf of himself/herself:

1.                                      Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate, or a nonresident alien individual (as those terms are defined in the Code and Treasury Regulations);

2.                                      Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations;

3.                                      Transferor’s U.S. employer identification number or, if Transferor is an individual, Transferor’s social security number is []; and

4.                                      Transferor’s office address or, if Transferor is an individual, Transferor’s home address is [].

Transferor understands that this certification may be disclosed to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment, or both.

[Signature page follows]

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and, if Transferor is not an individual, I further declare that I have authority to sign this document on behalf of Transferor.

Name of Transferor

Dated: [], 2017
Signature of Transferor (or, if signing on behalf of Transferor that is an entity, signature of person authorized to sign on behalf of the entity)

Name of person authorized to sign on behalf of Transferor that is an entity

Title of person authorized to sign on behalf of Transferor that is an entity

FINAL FORM

Exhibit K

JBG SMITH Properties

2017 Omnibus Share Plan

(As approved by shareholders on •, 2017)

Table of Contents

1.	Purpose	2

2.	Shares Available for Awards	2

3.	Administration	3

4.	Eligibility	3

5.	Awards	4

6.	Stock Options	5

7.	Stock Appreciation Rights	5

8.	Performance Shares	6

9.	Restricted Stock	6

10.	Other Stock-Based Awards	6

11.	Operating Partnership Units	8

12.	Award Agreements	9

13.	Withholding	9

14.	Nontransferability	11

15.	No Right to Employment	11

16.	Adjustment of and Changes in Shares	12

17.	Amendment	12

18.	Section 409A	12

19.	Effective Date	13

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1.                                      Purpose

The purpose of the 2017 Omnibus Share Plan of JBG SMITH Properties, as amended from time to time (the “Plan”), is to promote the financial interests of JBG SMITH Properties (the “Trust”), including its growth and performance, by encouraging employees of the Trust and its subsidiaries, including officers (together, the “Employees”), its non-employee trustees of the Trust and non-employee directors of its subsidiaries (together, the “Non-Employee Trustees”), and certain non-employee advisors and consultants that provide bona fide services to the Trust or its subsidiaries (together, the “Consultants”) to acquire an ownership position in the Trust, enhancing the ability of the Trust and its subsidiaries to attract and retain Employees, Non-Employee Trustees and Consultants of outstanding ability, and providing Employees, Non-Employee Trustees and Consultants with a way to acquire or increase their proprietary interest in the Trust’s success and to further align the interests of the Employees, Non-Employee Trustees and Consultants with shareholders of the Trust.

2.                                      Shares Available for Awards

Subject to the provisions of this Section 2 or any adjustment as provided in Section 18, awards may be granted under the Plan with respect to • Share Equivalents (as defined below), which, in accordance with the share counting provisions of this Section 2, would result in the issuance of up to a maximum of • common shares, par value $.01, of beneficial interest in the Trust (the “Shares”) if all awards granted under the Plan were Full Value Awards (as defined below) and • Shares if all awards granted under the Plan were not Full Value Awards. No Participant (as defined in Section 3) who is an Employee shall be granted during any period of 12 consecutive months stock options, stock appreciation rights or any award intended to be “performance-based compensation” (as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to more than • Shares (subject to adjustment as provided in Section 18). The Shares issued under the Plan may be authorized and unissued Shares or treasury Shares, as the Trust may from time to time determine. Any Shares that are subject to awards that are not Full Value Awards shall be counted against the number of Share Equivalents available for the grant of awards under the Plan, as set forth in the first sentence of this Section 2, as one Share Equivalent for every Share granted pursuant to an award; any Shares that are subject to awards that are Full Value Awards shall be counted as one Share Equivalent for every Share granted pursuant to an award. “Full Value Award” means an award under the Plan other than a stock option, stock appreciation right or other award that does not deliver to a Participant on the grant date of such award the full value of the underlying Shares or underlying OP Units (as defined in Section 11). “Share Equivalent” shall be the measuring unit for purposes of the Plan to determine the number of Shares that may be subject to awards hereunder, which number of Shares shall not in any event exceed •, subject to the provisions of this Section 2 or any adjustment as provided in Section 18.

The Committee (as defined in Section 3) may, without affecting the number of Share Equivalents available pursuant to this Section 2, authorize the issuance or assumption of benefits under the Plan in connection with any merger, consolidation, acquisition of property or stock, reorganization or similar transaction upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A (as defined in Section 18) and any other applicable provisions of the Code.

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Shares subject to an award granted under the Plan that expires unexercised, that is forfeited, terminated or cancelled, in whole or in part, or is paid in cash in lieu of Shares, shall thereafter again be available for grant under the Plan; provided, however, that the number of Share Equivalents that shall again be available for the grant under the Plan shall be increased by one Share Equivalent for each Share that is subject to a Full Value Award at the time such Full Value Award expires or is forfeited, terminated or cancelled and by one Share Equivalent for each Share that is subject to an award that is not a Full Value Award at the time such award expires or is forfeited, terminated or cancelled. Awards that use Shares as a reference but that are paid or settled in whole or in part in cash shall not affect the number of Share Equivalents available under the Plan pursuant to this Section 2 to the extent paid or settled in cash. The number of Share Equivalents available for the purpose of awards under the Plan shall be reduced by (i) one of the gross number of Shares for which stock options or stock appreciation rights are exercised, regardless of whether any of the Shares underlying such awards are not actually issued to the Participant as the result of a net settlement and (ii) one of any Shares withheld to satisfy any tax withholding obligation with respect to any award that is not a Full Value Award and one Share for each Share withheld to satisfy any tax withholding obligation with respect to any Full Value Award, as described further in Section 15.

The maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of incentive stock options within the meaning of Section 422 of the Code shall not exceed • Shares (as adjusted pursuant to the provisions of Section 18).

3.                                      Administration

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Trustees of the Trust. A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee. Notwithstanding anything to the contrary contained herein, the Board of Trustees may, in its sole discretion, at any time and from time to time, grant awards or administer the Plan. In any such case, the Board of Trustees will have all of the authority and responsibility granted to the Committee herein.

Subject to the provisions of the Plan, the Committee shall select the Employees, Non-Employee Trustees and Consultants who will be participants in the Plan (together, the “Participants”). The Committee shall (i) determine the type of awards to be made to Participants, determine the Shares or share units subject to awards, and (ii) have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan, based on, among other things, information made available to the Committee by the management of the Trust. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in its administration of the Plan, as described herein, shall be final and conclusive.

4.                                      Eligibility

All Employees who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance

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of the Trust, as determined by the Committee, and Non-Employee Trustees and Consultants, as determined by the Committee, are eligible to be Participants in the Plan.

5.                                      Awards

Awards under the Plan may consist of the following: stock options (either incentive stock options within the meaning of Section 422 of the Code or non-qualified stock options), stock appreciation rights, performance shares, grants of restricted stock and other-stock based awards, including OP Units (as defined in Section 11). Awards of performance shares, restricted stock or share units and other-stock based awards may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions). Unless the Committee otherwise specifies in the award agreement, if dividends or dividend equivalent rights are granted, dividends and dividend equivalents shall be paid to the Participant at the same time as the Trust pays dividends to common shareholders (even if the Shares subject to the underlying award are held by the Trust) but not less than annually and not later than the fifteenth day of the third month following the end of the calendar year in which the dividends or dividend equivalents are credited (or, if later, the fifteenth day of the third month following the end of the calendar year in which the dividends or dividend equivalents are no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A (as defined in Section 18)); provided, however, that dividend and dividend equivalent payments in the case of an award that is subject to performance vesting conditions shall be treated as unvested so long as such award remains unvested, and any such dividend and dividend equivalent payments that would otherwise have been paid during the vesting period shall instead be accumulated (and, if paid in cash, reinvested in additional Shares based on the Surrender Value (as defined in Section 6) of the Shares on the date of reinvestment) and paid within 30 days following the date on which such award is determined by the Committee to have satisfied such performance vesting conditions. Any dividends or dividend equivalents that are accumulated and paid after the date specified in the preceding sentence may be treated separately from the right to other amounts under the award.

Notwithstanding any other provision of the Plan to the contrary, Full Value Awards (a) that vest on the basis of the Participant’s continued employment or service shall be subject to a minimum vesting schedule of at least three years (with no more than one-third of the Shares subject thereto vesting earlier than a date 60 days prior to the first anniversary of the date on which such award is granted and on each of the next two anniversaries of such initial vesting date) and (b) that vest on the basis of the attainment of performance goals shall provide for a performance period that ends no earlier than 60 days prior to the first anniversary of the commencement of the period over which performance is evaluated; provided, however, that the foregoing limitations shall not preclude the acceleration of vesting of any such award upon the involuntary termination, death, disability or retirement of the Participant or upon an actual change in control (and not, for example, the commencement of a tender offer for the Trust’s shares or shareholder approval of a transaction that, if consummated, would result in an actual change in control). Notwithstanding the foregoing, (i) Full Value Awards with respect to 5% of the maximum aggregate number of Share Equivalents available for the purpose of awards under the Plan pursuant to Section 2 may be granted under the Plan to any one or more Participants without respect to such minimum vesting provisions and (ii) Full Value Awards granted in connection with the Spinoff (as defined in Section 21) shall not be

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subject to the provisions of this paragraph and shall not be counted against the 5% exception in clause (i).

6.                                      Stock Options

The Committee shall establish the option price at the time each stock option is granted, which price shall not be less than 100% of the Fair Market Value (as defined below) of the Shares on that date. Stock options shall be exercisable for such period as specified by the Committee but in no event may options be exercisable more than ten years after their date of grant. The option price of each Share as to which a stock option is exercised shall be paid in full at the time of such exercise. Such payment shall be made (i) in cash, (ii) by tender of Shares owned by the Participant valued at Surrender Value as of the date of exercise, (iii) to the extent approved by the Committee in its sole discretion, by surrender of all or part of the Shares issuable upon exercise of the option by the largest whole number of Shares with a Surrender Value that does not exceed the aggregate exercise price; provided, however, that the Trust shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Shares to be issued, (iv) in such other consideration as the Committee deems appropriate, or (v) by a combination of cash, Shares and such other consideration.

For purposes of the Plan, (i) “Fair Market Value” means, with respect to a Share, the average of the high and the low prices reported for the Shares on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee in a manner consistent with Section 409A, unless determined as otherwise specified herein; provided that the “Fair Market Value” for purposes of any award granted in connection with the Spinoff pursuant to a legally binding right that existed prior to the Spinoff may be determined based on the volume-weighted average trading price of the Shares for up to 20 trading days following (but not including) the date of the Spinoff, and (ii) “Surrender Value” means, with respect to a Share, the closing price reported for the Shares on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee in a manner consistent with Section 409A, unless determined as otherwise specified herein. For purposes of the grant of any award, the applicable date will be the trading day on which the award is granted or, if the date the award is granted is not a trading day, the trading day immediately prior to the date the award is granted. For purposes of the exercise of any award, the applicable date is the date a notice of exercise is received by the Trust or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Trust.

7.                                      Stock Appreciation Rights

Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option, or may be freestanding and unrelated to a stock option. Stock appreciation rights granted in tandem with or in addition to a stock option may be granted either at the same time as the stock option or at a later time. The Committee shall establish the grant price of each stock appreciation right granted at the time each such stock appreciation right is granted, which price shall not be less than 100% of the Fair Market Value of the Shares subject to such award on that date. A stock appreciation right shall entitle the Participant to receive from the Trust an amount equal to the increase of

5

the Fair Market Value of the Shares on the exercise of the stock appreciation right over the grant price. The Committee, in its sole discretion, shall determine whether the stock appreciation right shall be settled in cash, Shares or a combination of cash and Shares.

8.                                      Performance Shares

Performance shares may be granted in the form of actual Shares or share units having a value equal to an identical number of Shares. In the event that a certificate is issued in respect of Shares subject to a grant of performance shares, such certificate shall be registered in the name of the Participant but shall be held by the Trust until the time the Shares subject to the grant of performance shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee. The Committee, in its sole discretion, shall determine whether performance shares granted in the form of share units shall be paid in cash, Shares, or a combination of cash and Shares.

Notwithstanding anything to the contrary herein, performance shares granted under this Section 8 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Trust under Section 162(m) of the Code. In such event, the Committee shall follow procedures substantially equivalent to those set forth in Section 10 for Performance-Based Awards (as defined in Section 10).

9.                                      Restricted Stock

Restricted stock may be granted in the form of actual Shares or share units having a value equal to an identical number of Shares. In the event that a certificate is issued in respect of Shares subject to a grant of restricted stock, such certificate shall be registered in the name of the Participant but shall be held by the Trust until the end of the restricted period. The employment conditions and the length of the period for vesting of restricted stock shall be established by the Committee at time of grant. The Committee, in its sole discretion, shall determine whether restricted stock granted in the form of share units shall be paid in cash, Shares, or a combination of cash and Shares.

Notwithstanding anything to the contrary herein, restricted stock granted under this Section 9 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Trust under Section 162(m) of the Code. In such event, the Committee shall follow procedures substantially equivalent to those set forth in Section 10 for Performance-Based Awards.

10.                               Other Stock-Based Awards

Other types of equity-based or equity-related awards (including the grant or offer for sale of unrestricted Shares and performance stock and performance units settled in shares or cash) may be granted under such terms and conditions as may be determined by the Committee in its sole discretion.

Notwithstanding anything to the contrary herein, any other stock-based awards may, at the discretion of the Committee, be granted in a manner that is intended to be deductible by the Trust under Section 162(m) of the Code (a “Performance-Based Award”). In such event, the Committee shall follow the following procedures:

6

A Participant’s Performance-Based Award shall be determined based on the attainment of written objective performance goals approved by the Committee for a performance period generally of one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. At the same time as the performance goals are established, the Committee will prescribe a formula to determine the amount of the Performance-Based Award that may be payable based upon the level of attainment of the performance goal during the performance period.

The performance goals shall be based on one or more of the following business criteria (either separately or in combination) with regard to the Trust (or a subsidiary, division, other operational unit or administrative department of the Trust): (i) pre-tax income, (ii) after-tax income, (iii) net income (meaning net income as reflected in the Trust’s financial reports for the applicable period, on an aggregate, diluted and/or per share basis), (iv) operating income, (v) cash flow, (vi) earnings per share, (vii) return on equity, (viii) return on invested capital or assets, (ix) cash and/or funds available for distribution, (x) appreciation in the Fair Market Value of Shares, (xi) return on investment, (xii) total return to shareholders, (xiii) net earnings growth, (xiv) stock appreciation (meaning an increase in the price or value of the Shares after the date of grant of an award and during the applicable period), (xv) related return ratios, (xvi) increase in revenues, (xvii) net earnings, (xviii) changes (or the absence of changes) in the per share or aggregate market price of the Shares, (xix) number of securities sold, (xx) earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in the Trust’s financial reports for the applicable period, (xxi) total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in the Trust’s financial reports for the applicable period), (xxii) total shareholder return, (xxiii) funds from operations, as determined and reported by the Trust in its financial reports and (xxiv) increase in net asset value per Share.

Performance criteria may be absolute amounts or percentages of amounts or may be relative to the performance of a peer group of real estate investment trusts or other corporations or indices.

Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles (“GAAP”) and all determinations shall be made in accordance with GAAP, as applied by the Trust in the preparation of its periodic reports to shareholders.

In addition, the performance goals may be based upon the attainment of specified levels of Trust (or subsidiary, division, other operational unit or administrative department of the Trust) performance under one or more of the measures described above relative to the performance of other real estate investment trusts or the historic performance of the Trust. To the extent permitted by Section 162(m) of the Code, unless the Committee provides otherwise at the time of establishing the performance goals, for each fiscal year of the Trust, the Committee may (i) designate additional business criteria on which the performance goals may be based or (ii) provide for objectively determinable adjustments, modifications or amendments, as determined in accordance with GAAP, to any of the performance criteria described above for one or more of the items of gain, loss, profit or

7

expense: (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a segment of a business, (C) related to a change in accounting principle under GAAP, (D) related to discontinued operations that do not qualify as a segment of business under GAAP, and (E) attributable to the business operations of any entity acquired by the Trust during the fiscal year.

Following the completion of each performance period, the Committee shall have the sole discretion to determine, based on information made available to the Committee by the management of the Trust, whether the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less (but not more) than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion, after the end of such performance period and after the Committee’s certification described above.

11.                               Operating Partnership Units

Awards may be granted under the Plan in the form of undivided fractional limited partnership interests in JBG SMITH Properties LP (together with any successor entity, the “Operating Partnership”), a Delaware limited partnership, the entity through which the Trust conducts its business and an entity that has elected to be treated as a partnership for federal income tax purposes, of one or more classes (“OP Units”) established pursuant to the Operating Partnership’s agreement of limited partnership, as amended from time to time. Awards of OP Units shall be valued by reference to, or otherwise determined by reference to or based on, Shares. OP Units awarded under the Plan may be (1) convertible, exchangeable or redeemable for other limited partnership interests in the Operating Partnership (including OP Units of a different class or series) or Shares, or (2) valued by reference to the book value, fair value or performance of the Operating Partnership. Awards of OP Units are intended to qualify as “profits interests” within the meaning of IRS Revenue Procedure 93-27, as clarified by IRS Revenue Procedure 2001-43, with respect to a Participant in the Plan who is rendering services to or for the benefit of the Operating Partnership, including its subsidiaries.

For purposes of calculating the number of Shares underlying an award of OP Units relative to the total number of Share Equivalents available for issuance under the Plan, the Committee shall establish in good faith the maximum number of Shares to which a Participant receiving such award of OP Units may be entitled upon fulfillment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, partnership capital account allocations, value accretion factors, conversion ratios, exchange ratios and other similar criteria. If and when any such conditions are no longer capable of being met, in whole or in part, the number of Shares underlying such awards of OP Units shall be reduced accordingly by the Committee, and the number of Share Equivalents shall be increased by one Share Equivalent for each Share so reduced. Awards of OP Units may be granted either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible Participants to whom, and the time or times at which, awards of OP Units shall be made; the number of OP Units to be awarded; the price, if any, to be paid by the Participant for the acquisition of such OP

8

Units; and the restrictions and conditions applicable to such award of OP Units. Conditions may be based on continuing employment (or other service relationship), computation of financial metrics (including with reference to the book value of the Operating Partnership or the value of shares of common stock of the Trust) and/or achievement of pre-established performance goals and objectives, with related length of the service period for vesting, minimum or maximum performance thresholds, measurement procedures and length of the performance period to be established by the Committee at the time of grant, in its sole discretion. The Committee may allow awards of OP Units to be held through a limited partnership, or similar “look-through” entity, and the Committee may require such limited partnership or similar entity to impose restrictions on its partners or other beneficial owners that are not inconsistent with the provisions of this Section 11. The provisions of the grant of OP Units need not be the same with respect to each Participant.

Notwithstanding Section 5 of the Plan, the award agreement or other award documentation in respect of an award of OP Units may provide that the recipient of an award under this Section 11 shall be entitled to receive, currently or on a deferred or contingent basis, dividends or dividend equivalents with respect to the number of Shares underlying the award or other distributions from the Operating Partnership prior to vesting (whether based on a period of time or based on attainment of specified performance conditions), as determined at the time of grant by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or OP Units.

OP Units awarded under this Section 11 may be issued for no cash consideration.

12.                               Award Agreements

Each award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such award, in addition to the terms and conditions specified in the Plan.

13.                               Change in Control

In the event of a Change in Control, a Participant’s award will be treated as set forth in the applicable award agreement, or, in the case of OP Units, shall also be governed by the applicable agreement of the limited partnership of the Operating Partnership and any exhibits thereto. In addition, notwithstanding the foregoing, in the event of a Change in Control, to the extent determined by the Committee to be permitted under Section 409A, the Committee may take one or more of the following actions with respect to outstanding awards, in its sole discretion: (i) settle such awards for an amount (as determined in the sole discretion of the Committee) of cash or securities, where in the case of stock options and stock appreciation rights, the value of such amount, if any, will be equal to the in-the-money spread value (if any) of such awards; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance

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conditions to continue (as is or as adjusted by the Committee) after closing or (v) provide that for a period of at least 20 days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. For the avoidance of doubt, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.

Unless otherwise set forth in an award agreement, a “Change in Control” of the Trust means the occurrence of one of the following events:

(i)            Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding Common Shares (the “Outstanding Trust Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Trust entitled to vote generally in the election of directors (the “Outstanding Trust Voting Securities”); provided, however, that, for purposes of this Section 13(i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Trust, (b) any acquisition by the Trust, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Trust or any of its affiliates or (d) any acquisition by any entity pursuant to a transaction that complies with Sections 13(iii)(1), (2) and (3);

(ii)           Any time at which individuals who, as of the date hereof, constitute the Board of Directors of the Trust (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Trust (the “Board”); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Trust’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)          Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Trust or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Trust, or the acquisition of assets or stock of another entity by the Trust or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such

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Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Trust Common Stock and the Outstanding Trust Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Trust or all or substantially all of the Trust’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Trust Common Stock and the Outstanding Trust Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Trust or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)          Approval by the stockholders of the Trust of a complete liquidation or dissolution of the Trust.

14.                               Clawback/Forfeiture

Awards granted under the Plan will be subject to the requirement that the awards be repaid to the Trust after they have been distributed to the Participant (x) to the extent set forth in this Plan or an award agreement or (y) to the extent the Participant is, or in the future becomes, subject to (1) any Trust clawback or recapture policy, including any such policy that is adopted to comply with the requirements of any applicable laws, or (2) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

15.                               Withholding

The Trust shall have the right to deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery of any Shares or the payment of cash under the Plan, any taxes required by law to be withheld therefrom. The Committee, in its sole discretion, may permit a Participant who is an employee of the Trust or its subsidiaries to elect to satisfy such withholding obligation by having the Trust retain the number of Shares whose Fair Market Value equals the minimum statutory amount of taxes required by applicable law to be withheld. Any fraction of a Share required to satisfy such obligation shall be disregarded, and the amount due shall instead be paid in cash to or by the Participant, as the case may be.

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16.                               Nontransferability

No award under the Plan shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. Notwithstanding the foregoing, the Committee may determine, at the time of grant or thereafter, that an award (other than stock options intended to be incentive stock options within the meaning of Section 422 of the Code) is transferable by the Participant to such Participant’s immediate family members (or trusts, partnerships, or limited liability companies established for such immediate family members). For this purpose, immediate family member means, except as otherwise defined by the Committee, the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws and persons related by reason of legal adoption. Such transferees may transfer an award only by will or the laws of descent or distribution. An award transferred pursuant to this Section 16 shall remain subject to the provisions of the Plan, and shall be subject to such other rules as the Committee shall determine. Upon transfer of a stock option, any related stock appreciation right shall be canceled. Except in the case of a holder’s incapacity, an award shall be exercisable only by the holder thereof.

17.                               No Right to Employment

No person shall have any claim or right to be granted an award, and the grant of an award shall not be construed as giving a Participant any right to continue his or her service to the Trust or its subsidiaries as an Employee, Non-Employee Trustee or Consultant. Further, the Trust and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

18.                               Adjustment of and Changes in Shares

In the event of any change in the outstanding Shares by reason of any share dividend or split, reverse split, recapitalization, merger, consolidation, spinoff, combination or exchange of Shares or other corporate change, or any distributions to common shareholders other than regular cash dividends, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number of Share Equivalents for which awards may be granted under the Plan, (ii) the number or kind of Shares or other securities issued or reserved for issuance pursuant to outstanding awards, (iii) the individual Participant limitation set forth in Section 2, and (iv) the number of Shares set forth in Section 2 that can be issued through incentive stock options within the meaning of Section 422 of the Code; provided, however, that no such substitution or adjustment shall be required if the Committee determines that such action could cause an award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code (“Section 409A”) or otherwise could subject a Participant to the additional tax imposed under Section 409A in respect of an outstanding award; and further provided that no Participant shall have the right to require the Committee to make any adjustment or substitution under this Section 18 or have any claim or right whatsoever against the Trust or any of its subsidiaries or affiliates or any of their respective trustees, directors, officer or employees in respect of any action taken or not taken under this Section 18.

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19.                               Amendment

The Committee may amend or terminate the Plan or any portion thereof from time to time, provided that no amendment shall be made without shareholder approval if such amendment (i) would increase the maximum aggregate number of Shares that may be issued under the Plan (other than pursuant to Section 18), (ii) would materially modify the requirements for participation in the Plan, (iii) would result in a material increase in the benefits accrued to Participants under the Plan, (iv) would reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights (other than pursuant to Section 18) or (v) requires shareholder approval to comply with any applicable laws, regulations or rules, including the rules of a securities exchange or self-regulatory agency. Notwithstanding anything contrary in this Plan, if there is a change in applicable tax law such that OP Units become taxable to the holder of such OP Units as ordinary income, the Operating Partnership, at any time at the election of the general partner of the Operating Partnership, may cause the OP Units to be restructured and/or substituted for other awards in a way that permits a tax deduction to the Operating Partnership or the Trust while preserving substantially similar pre-tax economics to the holder of such OP Units.

20.                               Section 409A

It is the Trust’s intent that awards under the Plan be exempt from, or comply with, the requirements of Section 409A, and that the Plan be administered and interpreted accordingly. If and to the extent that any award made under the Plan is determined by the Trust to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a Participant by reason of the Participant’s termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Trust), such payment or benefit shall not be made or provided before the date that is six months after the date of the Participant’s separation from service (or the Participant’s earlier death).

21.                               Effective Date

The Plan was adopted on •, 2017 by the Compensation Committee of the Board of Trustees of Vornado Realty Trust, subject to the approval of Vornado Realty L.P. (as the sole shareholder of the Trust), and shall be effective as of the date the Trust is separated (the “Spinoff”) from Vornado Realty Trust (the “Effective Date”). Subject to earlier termination pursuant to Section 19, the Plan shall have a term of ten years from the Effective Date; provided, however, that all awards made under the Plan before its termination, and the Committee’s authority to administer the terms of such awards, will remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable award agreements.

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FINAL FORM
Exhibit L

JBG SMITH PROPERTIES

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: JBG SMITH Properties, a Maryland real estate investment trust (the “Trust”) formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended and restated:

ARTICLE I

FORMATION

The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

NAME

The name of the Trust is:

JBG SMITH Properties

ARTICLE III

PURPOSES AND POWERS

Section 3.1 Purposes. The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property, including, without limitation or obligation, engaging in business as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”).

Section 3.2 Powers. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 or any successor statute and all other powers set forth in the Declaration of Trust of the Trust (the “Declaration of Trust”) which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Trust in the State of Maryland is The Corporation Trust Incorporated, whose post office address is 351 West Camden Street, Baltimore, MD 21201. The resident agent is a Maryland corporation. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) may from time to time determine.

ARTICLE V

BOARD OF TRUSTEES

Section 5.1 Powers. Subject to any express limitations contained in the Declaration of Trust or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property and business of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Trustees included in the Declaration of Trust or in the Bylaws of the Trust (the “Bylaws”) shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

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The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status under the Code of the Trust as a REIT; to determine that compliance with any restriction or limitations on ownership and transfers of shares of the Trust’s beneficial interest set forth in Article VII of the Declaration of Trust is no longer required in order for the Trust to qualify as a REIT; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Section 5.2 Number and Classification. The number of Trustees (hereinafter the “Trustees”) initially shall be six, which number may be increased or decreased pursuant to the Bylaws or this Section 5.2. No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his or her term. The names of the current Trustees who shall serve until their successors are duly elected and qualify are:

[•]

Effective upon Closing (as defined in the Master Transaction Agreement, dated as of October 31, 2016, by and among Vornado Realty Trust (“Vornado”), Vornado Realty L.P., JBG Properties Inc., JBG Operating/Partners L.P., certain affiliates of JBG Properties Inc. and JBG Operating/Partners L.P., the Trust and JBG SMITH Properties LP (the “Master Agreement”)), the number of Trustees shall be increased to twelve and the Trustees (other than any Trustee elected solely by holders of one or more classes or series of Preferred Shares) shall be classified, with respect to the terms for which they severally hold office, into three classes, one class (“Class I”) to hold office initially for a term expiring at the annual meeting of shareholders in 2018, another class (“Class II”) to hold office initially for a term expiring at the annual meeting of shareholders in 2019 and another class (“Class III”) to hold office initially for a term expiring at the annual meeting of shareholders in 2020, with the members of each class to hold office until their successors are duly elected and qualify. At the annual meeting of shareholders held in 2018, the successors to the Trustees whose terms expire at such meeting shall be elected to hold

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office for a term expiring at the annual meeting of shareholders held in 2020 and until their successors are duly elected and qualify. At the annual meeting of shareholders held in 2019 and each annual meeting of shareholders held thereafter, the successors to the Trustees whose terms expire at each annual meeting shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors are duly elected and qualify. Upon Closing (as defined in the Master Agreement), the names and class of the Trustees who shall serve until their successors are duly elected and qualify shall be:

Class I

[•]

Class II

[•]

Class III

[•]

The Trustees shall be elected in the manner provided in the Bylaws and (subject to the following paragraph) any vacancy on the Board of Trustees may be filled in the manner provided in the Bylaws. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

The Trust elects, pursuant to Section 3-802(b) of the Maryland General Corporation Law (the “MGCL”), that, except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares, any and all vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 5.3 Removal. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Trustees, a Trustee may be removed at any time, but only for cause and then only by the affirmative vote of the holders of a majority of

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the Shares then outstanding and entitled to vote generally in the election of Trustees. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through willful misconduct, bad faith or active and deliberate dishonesty. Any amendment to this Section 5.3 that amends or removes the requirement of cause for the removal of Trustees shall not apply to or affect in any respect the applicability of the preceding sentence with respect to any Trustee in office at the time of such amendment.

Section 5.4 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Trustees shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of Shares or the payment of other distributions on Shares; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Declaration of Trust (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of Shares) or of the Bylaws; the number of Shares of any class or series of the Trust; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares of the Trust; any matter relating to the acquisition, holding and disposition of any assets by the Trust; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership

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(limited or general) or other organization; the compensation of Trustees, officers, employees or agents of the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Trustees.

Section 5.5 Business Opportunities.

(a)                                 The Trust shall have the power to renounce, by resolution of the Board of Trustees, any interest or expectancy of the Trust in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are (i) presented to the Trust or (ii) developed by or presented to one or more Trustees or officers of the Trust.

(b)                                 A Trustee of the Trust who is also a trustee, officer, employee or agent of Vornado or any of Vornado’s affiliates (each such Trustee, a “Covered Person”) shall not have a duty to communicate or present any business opportunity to the Trust, and the Trust renounces, on its behalf and on behalf of its subsidiaries, any potential interest or expectation in, or right to be offered or to participate in such business opportunity and waives to the maximum extent permitted by Maryland law any claim against a Covered Person arising from the fact that he or she does not present, communicate or offer such business opportunity to the Trust or any of its subsidiaries or pursues such business opportunity or facilitates the pursuit of such business opportunity by others; provided, however, that the foregoing shall not apply in a case in which a Covered Person is presented with a business opportunity in writing expressly in his or her capacity as a Trustee of the Trust. The taking by a Covered Person for himself or herself, or the offering or other transfer to another person or entity, of any potential business opportunity, in accordance with the provisions of this Section 5.5(b), shall not constitute or be construed or interpreted as (i) an act or omission of the Trustee committed in bad faith or as the result of active or deliberate dishonesty or (ii) receipt by the Covered Person of an improper benefit or profit in money, property, services or otherwise. No amendment or repeal of the foregoing provision of this Declaration of Trust shall affect the treatment of, or obligations with respect to, any business opportunity of which a Covered

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Person learned prior to such amendment or repeal.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

Section 6.1 Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has authority to issue [•] common shares of beneficial interest, par value $0.01 per share (“Common Shares”), and [•] preferred shares of beneficial interest, par value $0.01 per share (“Preferred Shares”). The Board of Trustees shall have the power, without approval of the holders of shares of beneficial interest, to classify any unissued Common Shares and the Preferred Shares into one or more class or series of capital stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of such shares. If shares of one class are classified or reclassified into shares of another class of shares pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph. The Board of Trustees, with the approval of a majority of the entire Board and without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

Section 6.2 Common Shares. Subject to the provisions of Article VII and except as may otherwise be specified in the Declaration of Trust, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote.

Section 6.3 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate

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that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.3 may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.4 Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws.

Section 6.5 Dividends and Other Distributions. The Board of Trustees may from time to time authorize, and cause the Trust to declare to shareholders, such dividends or other distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to cause the Trust to declare and pay such dividends and other distributions as shall be necessary for the Trust to qualify under the Code as a REIT; however, shareholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the

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Trust. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.5 shall be subject to the provisions of any class or series of Shares at the time outstanding. Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

Section 6.6 General Nature of Shares. All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust or give his or her legal representatives any rights against other shareholders, the Trustees or the property of the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

Section 6.7 Fractional Shares. The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 6.8 Declaration and Bylaws. The rights of all shareholders and the terms of all Shares are subject to the provisions of the Declaration of Trust and the Bylaws.

Section 6.9 Divisions and Combinations of Shares. Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of shareholders, so long as the number of shares combined into one share in any such combination or series of combinations

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within any period of twelve months is not greater than ten.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions. For the purposes of this Article VII, the following terms shall have the following meanings:

“Adoption Time” shall mean the date and time upon which the Articles of Amendment and Restatement containing this Article VII are accepted for record by the SDAT.

“Beneficial Ownership” shall mean ownership of Equity Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Beneficiary” shall mean one or more beneficiaries of the Special Trust as determined pursuant to Section 7.3.6.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Constructive Ownership” shall mean ownership of Equity Shares either directly or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Constructive Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive), or such other percentage determined by the Board in accordance with Section 7.2.8, of the outstanding Equity Shares of any class or series.

“Equity Shares” shall mean Shares of any class or series, including, without limitation, Common Shares and Preferred Shares.

“Market Price” shall mean the last reported sales price of Equity Shares of the relevant class or series reported on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if the Equity Shares of the relevant class or series are

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not then traded on the New York Stock Exchange, the last reported sales price of Equity Shares of the relevant class or series on the trading day immediately preceding the relevant date, as reported on any other exchange or quotation system over which the Equity Shares of the relevant class or series may be traded, or if the Equity Shares of the relevant class or series are not then traded over any exchange or quotation system, then the market price of the Equity Shares of the relevant class or series on the relevant date as determined by the Board.

“Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive), or such other percentage determined by the Board in accordance with Section 7.2.8, of the outstanding Equity Shares of any class or series.

“Ownership Limitation Termination Date” shall mean, with respect to any or all of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfer of Equity Shares set forth herein, the first day after the Adoption Time on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with such restriction or limitation on Beneficial Ownership, Constructive Ownership or Transfer of Equity Shares is no longer required in order for the Trust to qualify as a REIT.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter which participates in a public offering of Equity Shares for a period of 25 days following the purchase by such underwriter of those Equity Shares, but only with respect to such Equity Shares.

“Prohibited Owner” shall mean with respect to any purported Transfer or other event, any Person that, but for the provisions of Section 7.2.2, would have Beneficially Owned or

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Constructively Owned the Equity Shares that were transferred to a Special Trust and, if appropriate in the context, shall also mean any Person who would have been the record owner of the Equity Shares that the Prohibited Owner would have so owned.

“Special Trust” shall mean any trust provided for in Section 7.3.

“Special Trustee” shall mean the Person unaffiliated with the Trust and the Prohibited Owner that is appointed by the Trust to serve as trustee of the Special Trust.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

Section 7.2 Equity Shares.

Section 7.2.1 Restrictions on Ownership and Transfer.

(a)                                 Except as provided in Section 7.2.8(a)(ii), from the Adoption Time and prior to the Ownership Limitation Termination Date, no Person shall Beneficially Own Equity Shares of any class or series in excess of the Ownership Limit with respect to Equity Shares of such class or series and no Person shall Constructively Own Equity Shares of any class or series in excess of the Constructive Ownership Limit with respect to Equity Shares of such class or series.

(b)                                 Except as provided in Section 7.2.8(a)(ii), from the Adoption Time and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning Equity Shares of any class or series in excess of the Ownership Limit with respect to Equity Shares of such class or series shall be void ab initio as to the Transfer of such Equity Shares that would be otherwise Beneficially Owned by such Person in excess of such Ownership Limit; and the intended transferee shall acquire no rights to such Equity Shares.

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(c)                                  Except as provided in Section 7.2.8(a)(ii), from the Adoption Time and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Person Constructively Owning Equity Shares of any class or series in excess of the Constructive Ownership Limit with respect to Equity Shares of such class or series shall be void ab initio as to the Transfer of such Equity Shares that would be otherwise Constructively Owned by such Person in excess of such Constructive Ownership Limit; and the intended transferee shall acquire no rights in such Equity Shares.

(d)                                 From the Adoption Time and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in Equity Shares being beneficially owned by fewer than 100 Persons (within the meaning of Section 856(a)(5) of the Code and the Treasury Regulations promulgated thereunder) shall be void ab initio as to the Transfer of such Equity Shares that would be otherwise Beneficially Owned by the transferee; and the intended transferee shall acquire no rights in such Equity Shares.

(e)                                  From the Adoption Time and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in the Trust being “closely held” (within the meaning of Section 856(h) of the Code) or otherwise failing to qualify as a REIT, shall be void ab initio as to the Transfer of the Equity Shares that would cause the Trust to be “closely held” (within the meaning of Section 856(h) of the Code) or otherwise fail to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), and the intended transferee shall acquire no rights in such Equity Shares.

(f)                                   From the Adoption Time and prior to the Ownership Limitation Termination Date, no Person shall Beneficially Own or Constructively Own Equity Shares of any class or series that would cause the Trust to be “closely held” (within the meaning

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of Section 856(h) of the Code) or otherwise fail to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(g)                                  Notwithstanding anything to the contrary herein, from the Adoption Time until the consummation of the Pre-Combination Transactions (as defined in the Master Agreement), the provisions of this Article VII, including without limitation the Ownership Limit and the Constructive Ownership Limit, shall not apply to the ownership of Equity Shares of any class or series by, or the Transfer of Equity Shares of any class or series to, Vornado or any of its subsidiaries.

Section 7.2.2 Transfer of Equity Shares to Special Trust.

(a)                                 If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, there is a purported or attempted Transfer that, if effective, would cause any Person to Beneficially Own Equity Shares of any class or series in excess of the Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), the Equity Shares that would have been Beneficially Owned in excess of such Ownership Limit (rounded up to the nearest whole Share) shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the purported or attempted Transfer.

(b)                                 If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, there is a purported or attempted Transfer that, if effective, would cause any Person to Constructively Own Equity Shares of any class or series in excess of the Constructive Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), the Equity Shares that would have been Constructively Owned in

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excess of such Constructive Ownership Limit (rounded up to the nearest whole Share) shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the purported or attempted Transfer.

(c)                                  If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, there is a purported or attempted Transfer that, if effective, would cause the Trust to become “closely held” (within the meaning of Section 856(h) of the Code) or otherwise fail to qualify as a REIT, then the Equity Shares being Transferred that would have caused the Trust to become “closely held” (within the meaning of Section 856(h) of the Code) or otherwise fail to qualify as a REIT (rounded up to the nearest whole share) shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the purported or attempted Transfer.

(d)                                 If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, any Person (the “Beneficial Purchaser”) purchases or otherwise acquires an interest in a Person that Beneficially Owns Equity Shares (the “Beneficial Purchase”) and, as a result, the Beneficial Purchaser would Beneficially Own Equity Shares of any class or series in excess of the Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), such number of Equity Shares, the acquisition of Beneficial Ownership of which would cause the Beneficial Purchaser to Beneficially Own Equity Shares in excess of such Ownership Limit (rounded up to the nearest whole Share), shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the Beneficial Purchase. In determining which Equity Shares are so transferred to a Special Trust, Equity Shares Beneficially Owned by the Beneficial Purchaser prior to the Beneficial Purchase shall be transferred to the Special Trust before any Equity Shares Beneficially Owned by the Person, an interest in which is being so purchased or acquired, are so transferred.

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(e)                                  If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, any Person (the “Constructive Purchaser”) purchases or otherwise acquires an interest in a Person that Constructively Owns Equity Shares (the “Constructive Purchase”) and, as a result, the Constructive Purchaser would Constructively Own Equity Shares of any class or series in excess of the Constructive Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), such number of Equity Shares, the acquisition of Constructive Ownership of which would cause the Constructive Purchaser to Constructively Own Equity Shares in excess of such Constructive Ownership Limit (rounded up to the nearest whole Share), shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the Constructive Purchase. In determining which Equity Shares are so transferred to a Special Trust, Equity Shares Constructively Owned by the Constructive Purchaser prior to the Constructive Purchase shall be transferred to the Special Trust before any Equity Shares Constructively Owned by the Person, an interest in which is being so purchased or acquired, are so transferred.

(f)                                   If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, there is a redemption, repurchase, restructuring or similar transaction with respect to a Person that Beneficially Owns Equity Shares (the “Beneficial Entity”) and, as a result, any Person holding a direct or indirect interest in the Beneficial Entity would Beneficially Own Equity Shares of any class or series in excess of the Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), such number of Equity Shares, the Beneficial Ownership of which by the Beneficial Entity would cause such Person to Beneficially Own Equity Shares in excess of such Ownership Limit (rounded up to the nearest whole Share), shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of such redemption, repurchase, restructuring or similar transaction. In determining which Equity Shares are so

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transferred to a Special Trust, Equity Shares of the relevant class or series Beneficially Owned by the Beneficial Entity shall be transferred to the Special Trust before any Equity Shares Beneficially Owned by the Person holding an interest in the Beneficial Entity (independently of such Person’s interest in the Entity) are so transferred.

(g)                                  If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, there is a redemption, repurchase, restructuring or similar transaction with respect to a Person that Constructively Owns Equity Shares (the “Constructive Entity”) and, as a result, any Person holding a direct or indirect interest in the Constructive Entity would Constructively Own Equity Shares of any class or series in excess of the Constructive Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), such number of Equity Shares, the Constructive Ownership of which by the Constructive Entity would cause such Person to Constructively Own Equity Shares in excess of such Constructive Ownership Limit (rounded up to the nearest whole Share), shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of such redemption, repurchase, restructuring or similar transaction. In determining which Equity Shares are so transferred to a Special Trust, Equity Shares of the relevant class or series Constructively Owned by the Constructive Entity shall be transferred to the Special Trust before any Equity Shares Constructively Owned by the Person holding an interest in the Constructive Entity (independently of such Person’s interest in the Entity) are so transferred.

(h)                                 If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, an event, other than an event described in Sections 7.2.2(a) through (g), occurs that would, if effective, result in any Person Constructively Owning Equity Shares of any class or series in excess of the Constructive Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), the smallest whole number of Equity Shares of such class or series Constructively Owned by such Person which, if transferred

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to a Special Trust, would result in such Person’s Constructive Ownership of Equity Shares not being in excess of such Constructive Ownership Limit, shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the relevant event.

(i)                                     If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, an event, other than an event described in Sections 7.2.2(a) through (g), occurs that would, if effective, result in any Person Beneficially Owning Equity Shares of any class or series in excess of the Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), the smallest whole number of Equity Shares of such class or series Beneficially Owned by such Person which, if transferred to a Special Trust, would result in such Person’s Beneficial Ownership of Equity Shares not being in excess of such Ownership Limit, shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the relevant event.

(j)                                    If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, an event, other than an event described in Sections 7.2.2(a) through (g), occurs that, if effective, would cause the Trust to become “closely held” (within the meaning of Section 856(h) of the Code) or otherwise fail to qualify as a REIT, then the Equity Shares that would have caused the Trust to become “closely held” (within the meaning of Section 856(h) of the Code) or otherwise fail to qualify as a REIT (rounded up to the nearest whole share) shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the event that would have caused such violation.

(k)                                 To the extent that, upon a transfer of Equity Shares pursuant to this Section 7.2.2, a violation of any provision of this Article VII would nonetheless be continuing (for example, where the ownership of Equity Shares by a single Special Trust would violate the restrictions in Section 7.2.1(d)), then Equity Shares may be transferred to that

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number of Special Trusts, each having a distinct Special Trustee and Beneficiary or Beneficiaries that are distinct from those of each other Special Trust, such that no violation of this Article VII results.

(l)                                     In determining which Equity Shares are to be transferred to a Special Trust in accordance with this Section 7.2.2, Equity Shares shall be so transferred to the Special Trust in such a manner as minimizes the aggregate value of the Equity Shares that are transferred to the Special Trust and, to the extent not inconsistent herewith, on a pro rata basis.

Section 7.2.3 Remedies For Breach. If the Board of Trustees or its designees shall at any time determine that a Transfer has taken place in violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 7.2.1, the Board of Trustees or its designees may take such action as it deems advisable to refuse to give effect or to prevent such Transfer (or any Transfer related to such intent), including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Sections 7.2.1(a) through (c) or Section 7.2.1(e) shall automatically result in the transfer to a Special Trust as provided in Section 7.2.2, irrespective of any action (or non-action) by the Board of Trustees.

Section 7.2.4 Notice of Ownership or Attempted Ownership in Violation of Section 7.2.1. Any Person who acquires or attempts to acquire Beneficial or Constructive Ownership of Equity Shares in violation of Section 7.2.1, shall immediately give written notice to the Trust of such event or, in the case of such a proposed or attempted acquisition, give at least 15 days’ prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or attempted acquisition on the Trust’s status as a REIT.

Section 7.2.5 Owners Required to Provide Information. From the Adoption Time and prior to the Ownership Limitation Termination Date:

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(a)                                 Every Beneficial Owner and Constructive Owner of more than 1.0% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Equity Shares of any class or series shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares Beneficially Owned and/or Constructively Owned, and a description of how such Equity Shares are held. Each such Beneficial Owner and Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership and/or Constructive Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit and the Constructive Ownership Limit.

(b)                                 Each Person who is a Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust’s status as a REIT or to comply with regulations promulgated under the REIT provisions of the Code or the requirements of any other taxing authority or governmental authority, or to determine such compliance.

Section 7.2.6 Remedies Not Limited. Subject to Section 5.1, nothing contained in this Article VII shall limit the power of the Board of Trustees to take such other action as it deems necessary or advisable to preserve the Trust’s status as a REIT.

Section 7.2.7 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1 and any ambiguity with respect to which Equity Shares are transferred to a Special Trust in a given situation, the Board of Trustees shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees may

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determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

Section 7.2.8 Modifications of Ownership Limit.

(a)                                 The Board of Trustees may from time to time, prospectively or retroactively, (i) increase or decrease the Ownership Limit and/or the Constructive Ownership Limit with respect to one or more classes or series of Equity Shares for one or more Persons and increase or decrease the Ownership Limit and the Constructive Ownership Limit with respect to one or more classes or series of Equity Shares for all other Persons and (ii) exempt one or more Persons from the Ownership Limit and Constructive Ownership Limit, as the case may be, with respect to a class or series of Equity Shares, if in each case the Board of Trustees obtains such representations, covenants and undertakings as the Board of Trustees may deem appropriate in order to conclude that increasing or decreasing the Ownership Limit or the Constructive Ownership Limit or granting the exemption, as the case may be, will not cause the Trust to lose its status as a REIT under the Code.

(b)                              Prior to modifications or exemptions of any Ownership Limit or Constructive Ownership Limit pursuant to this Section 7.2.8, the Board of Trustees may require such opinions of counsel, affidavits, undertakings or agreements or a ruling from the Internal Revenue Service as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT, and any such modification or exemption may be subject to such conditions or restrictions as the Board may impose.

(c)                                  No decreased Ownership Limit or Constructive Ownership Limit will be effective for any Person whose percentage of ownership of Equity Shares is in excess of such decreased Ownership Limit or Constructive Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Equity Shares equals or falls below the decreased Ownership Limit or Constructive Ownership Limit (the “Reduced Limit Trigger”); provided, however, until the Reduced Limit Trigger occurs, such Person (other than a Person for whom an exemption has been granted pursuant to Section 7.2.8(a)(ii)) shall not be entitled to

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make any further acquisition of Equity Shares to the extent such acquisition would result in such Person Beneficially Owning or Constructively Owning in excess of the lesser of (i) the number of Equity Shares owned by such Person on the date the adoption of the decreased Ownership Limit or Constructive Ownership Limit or (ii) if, after the adoption of such decreased Ownership Limit or Constructive Ownership Limit, such Person Transfers Equity Shares, the number of Equity Shares owned by such Person after such Transfer or Transfers, and such acquisition in excess of the lesser of (i) or (ii) above shall be a violation of the Ownership Limit or Constructive Ownership Limit.

Section 7.2.9 Legend. (a) Each certificate for Equity Shares, if certificated, or the notice in lieu of a certificate, if any, shall bear substantially the following legend:

The Equity Shares evidenced by this certificate are subject to restrictions on transfer and ownership for the purpose, among others, of the Trust’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, (i) no Person may Beneficially Own Equity Shares in excess of the Ownership Limit; (ii) no Person may Constructively Own Equity Shares in excess of the Constructive Ownership Limit; (iii) no Person may Transfer Equity Shares if such Transfer would result in the Equity Shares of the Trust being owned by fewer than 100 Persons; and (iv) no Person may Transfer Equity Shares if such Transfer would result in the Trust being “closely held” under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which causes or will cause a Person to Beneficially or Constructively Own Equity Shares in excess or in violation of the above limitations must immediately notify the Trust. Attempted Transfers in violation of the restrictions described above will be void ab initio, and if the Beneficial Ownership, Constructive Ownership or Transfer of the Equity Shares represented hereby violates the restrictions on transfer or ownership set forth in clauses (i), (ii) or (iv), the Equity Shares represented hereby will be automatically transferred to a Special Trust for the benefit of one or more Beneficiaries. In addition, the Trust may redeem Equity Shares upon the terms and

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conditions specified by the Board of Trustees in its sole and absolute discretion if the Board of Trustees determines that ownership or a Transfer or other event may violate the restrictions described above. All capitalized terms in this legend have the meanings set forth in the Declaration of Trust, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Shares of the Trust on request and without charge. Requests for such a copy may be directed to the Secretary of the Trust at its principal office.

Instead of the foregoing legend, a certificate or notice in lieu of a certificate may state that the Trust will furnish a full statement about certain restrictions on transfer and ownership of the Equity Shares to a shareholder on request and without charge.

Section 7.3 Transfer of Equity Shares in Special Trust.

Section 7.3.1 Ownership in Trust. The Equity Shares transferred to the Special Trust pursuant to Section 7.2.2 shall be held in trust by a Special Trustee for the exclusive benefit of one or more Beneficiaries. The Special Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Beneficiary shall be designated by the Trust as provided in Section 7.3.6. Equity Shares so held in a Special Trust shall be issued and outstanding shares of beneficial interest in the Trust. The Prohibited Owner shall have no rights in such Equity Shares. The Prohibited Owner shall not benefit economically from ownership of any Equity Shares held in a Special Trust by the Special Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Equity Shares held in the Special Trust.

Section 7.3.2 Dividend Rights. The Special Trustee shall have all rights to dividends or other distributions with respect to Equity Shares held in a Special Trust, which rights shall be exercised for the exclusive benefit of the Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that the Equity Shares have been transferred to the Special Trustee shall be paid by the recipient of such dividend or other distribution to the Special Trustee upon demand and any dividend or other distribution authorized but unpaid shall

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be paid when due to the Special Trustee. Any dividend or other distribution so paid to the Special Trustee shall be held in trust for the Beneficiary.

Section 7.3.3 Voting Rights. The Special Trustee shall have all voting rights with respect to the Equity Shares held in a Special Trust, which rights shall be exercised for the exclusive benefit of the Beneficiary. The Prohibited Owner shall have no voting rights with respect to Equity Shares held in a Special Trust and, subject to Maryland law, effective as of the date that the Equity Shares have been transferred to the Special Trustee, the Special Trustee shall have the authority (at the Special Trustee’s sole and absolute discretion) (a) to rescind as void any vote cast by Prohibited Owner prior to the discovery by the Trust that the Equity Shares have been transferred to the Special Trustee and (b) to recast such vote; provided, however, that if the Trust has already taken irreversible trust action, then the Special Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Equity Shares have been transferred into a Special Trust, the Trust shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section 7.3.4 Sale of Equity Shares by Special Trustee. Within 20 days of receiving notice from the Special Trust that Equity Shares have been transferred to a Special Trust, the Special Trustee shall sell such Equity Shares to a Person or Persons designated by the Special Trustee, whose ownership of the Equity Shares will not violate the ownership limitations set forth in Section 7.2.1. Upon such sale, the interest of the Beneficiary in the Equity Shares sold shall terminate and the Special Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (i) the price such Prohibited Owner paid (or proposed to pay) for the Equity Shares, or if the transaction or event that caused the Equity Shares to be transferred to the Special Trust did not involve a purchase of such shares at Market Price, a price per share equal to

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the Market Price of such Equity Shares on the date of the event that resulted in the transfer to the Special Trust and (ii) the price per share received by the Special Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Equity Shares. The Special Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Special Trustee pursuant to Section 7.3.2 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner and any other amounts held in the Special Trust with respect to such Equity Shares shall be immediately paid to the Beneficiary. If, prior to the discovery by the Trust that Equity Shares have been transferred to the Special Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Special Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Special Trustee upon demand.

Section 7.3.5 Purchase Right in Equity Shares. Equity Shares transferred to a Special Trust shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price such Prohibited Owner paid (or proposed to pay) for the Equity Shares, or if the transaction or event that caused the Equity Shares to be transferred to the Special Trust did not involve a purchase of such shares at Market Price, a price per share equal to the Market Price of such Equity Shares on the date of the event that resulted in the transfer to the Special Trust and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust may reduce the amount so payable by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Special Trustee pursuant to Section 7.3.2 of this Article VII and pay the amount of such reduction to the Special Trustee for the benefit of the Beneficiary. The Trust shall have the right to accept such offer until the Special Trustee has sold the shares held in the Special Trust pursuant to Section 7.3.4. Upon such a sale to the Trust, the interest of the Beneficiary in the

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Equity Shares sold shall terminate and the Special Trustee shall distribute the net proceeds of the sale to the Prohibited Owner, and distribute any dividends or other distributions held by the Special Trustee with respect to such Equity Shares to the Beneficiary.

Section 7.3.6 Designation of Beneficiaries. By written notice to the Special Trustee, the Trust shall designate one or more nonprofit organizations to be the Beneficiary of the interest in a Special Trust such that (i) the Equity Shares held in the Special Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Special Trustee before the automatic transfer provided in Section 7.2.2 shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.

Section 7.4 Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 7.5 New York Stock Exchange Transactions. Nothing in this Article VII, shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

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ARTICLE VIII

SHAREHOLDERS

Section 8.1 Meetings. There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

Section 8.2 Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 5.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of the Declaration of Trust as provided in Article X; (c) termination of the Trust as provided in Section 12.2; (d) merger or consolidation of the Trust, to the extent a vote of the shareholders is required by Title 8; (e) the sale or disposition of substantially all of the property of the Trust, to the same extent as a stockholder of a Maryland corporation would be entitled to vote on such sale or disposition under the MGCL; and (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting, or by written consent, shall in any way bind the Board of Trustees.

Section 8.3 Preemptive and Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.1, or as may otherwise be provided by contract approved by the Board of Trustees, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any

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additional Shares of the Trust or any other security of the Trust which it may issue or sell. Holders of shares of beneficial interest shall not be entitled to exercise any rights of an objecting shareholder provided for under Title 8 and Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Trustees, upon the affirmative vote of a majority of the Board of Trustees and upon such terms and conditions as may be specified by the Board of Trustees, shall determine that such rights apply, with respect to all or any classes or series of shares of beneficial interest, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights. Notwithstanding the foregoing, in the event the Trust is subject to the Maryland Control Share Acquisition Act, holders of shares of beneficial interest shall be entitled to exercise rights of an objecting shareholder under Section 3-708(a) of the MGCL.

Section 8.4 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Trustees and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 8.5 Board Approval. The submission of any action of the Trust to the shareholders for their consideration shall first be approved by the Board of Trustees.

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Section 8.6 Action By Shareholders without a Meeting. The Bylaws may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders entitled to cast the minimum number of votes that would be necessary to approve the matter at a meeting at which all Shares entitled to vote thereon were present and voted, as required by statute, the Declaration of Trust or the Bylaws, as the case may be.

ARTICLE IX

LIABILITY LIMITATION, INDEMNIFICATION

AND TRANSACTIONS WITH THE TRUST

Section 9.1 Limitation of Shareholder Liability. No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a shareholder.

Section 9.2 Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no present or former Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. No Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee’s or officer’s action or failure to act was the result of

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active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 9.3 Express Exculpatory Clauses in Instruments. Neither the shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity of enforceability of such instrument and shall not render any shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

Section 9.4 Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Trustee or officer of the Trust and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by this Declaration of Trust shall vest immediately upon election of a Trustee or officer. The Trust may, with the approval of its Board of Trustees, provide such indemnification and advance for expenses to an individual who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust. The indemnification and payment or reimbursement of expenses provided in this Declaration of Trust shall not be deemed exclusive of or limit in any way other rights to which any person seeking

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indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Section 9.4, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9.4, shall apply to or affect in any respect the applicability of the preceding paragraph of this Section 9.4 with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Section 9.5 Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

Section 9.6 Insurance. The Trust may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.

Section 9.7 No Limitation. The indemnification provided herein shall not be deemed to limit the right of the Trust to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Trust may be entitled under any agreement, vote of shareholders or disinterested trustees, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

ARTICLE X

AMENDMENTS

Section 10.1 General. The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust,

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of any Shares. All rights and powers conferred by the Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. An amendment to the Declaration of Trust (a) shall be filed for record as provided in Section 13.5 and (b) shall become effective as of the later of the time the SDAT accepts the amendment for record or the time established in the amendment, not to exceed 30 days after the amendment is accepted for record. All references to the Declaration of Trust shall include all amendments thereto.

Section 10.2 By Trustees. The Trustees may amend the Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the shareholders, (i) to qualify under the Code as a REIT or as a real estate investment trust under Title 8, (ii) in any respect in which the charter of a corporation may be amended in accordance with Section 2-605 of the Corporations and Associations Article of the Annotated Code of Maryland and (iii) as otherwise provided in the Declaration of Trust.

Section 10.3 By Shareholders. Except as otherwise provided in the Declaration of Trust, any amendment to the Declaration of Trust shall be valid only if declared advisable by the Board of Trustees and approved by the affirmative vote of majority of all the votes entitled to be cast on the matter.

ARTICLE XI

MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the property of the Trust. Any such action must be approved (a) by the Board of Trustees and (b) if a vote of shareholders is required by Title 8, after notice to all shareholders entitled to vote on the matter, by the affirmative vote of a majority of votes entitled to be cast on the matter.

ARTICLE XII

DURATION AND TERMINATION OF TRUST

Section 12.1 Duration. The Trust shall continue perpetually unless terminated

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pursuant to Section 12.2 or pursuant to any applicable provision of Title 8.

Section 12.2 Termination.

(a)                                 Subject to the provisions of any class or series of Shares at the time outstanding, after approval by a majority of the entire Board of Trustees, the Trust may be terminated at any meeting of shareholders, by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Upon the termination of the Trust:

(i)                                     The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii)                                  The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business. The Trustees may appoint any officer of the Trust or any other person to supervise the winding up of the affairs of the Trust and delegate to such officer or such person any or all powers of the Trustees in this regard.

(iii)                               After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust, in cash or in kind or partly each, among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

(b)                                 After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute

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and file with the Trust’s records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Governing Law. The Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

Section 13.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

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Section 13.3 Severability.

(a)                                 The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 10.2.

(b)                                 If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

Section 13.4 Construction. In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

Section 13.5 Recordation. The Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any

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amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

THIRD: The amendment to and restatement of the Declaration of Trust of the Trust as hereinabove set forth have been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

FOURTH: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment and restatement was 1,000, consisting of 1,000 Common Shares, $0.01 par value per share. The aggregate par value of all shares of beneficial interest having par value was $10.00.

FIFTH: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment and restatement of the Declaration of Trust is [•], consisting of [•] Common Shares, $0.01 par value per share, and [•] Preferred Shares, $0.01 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value is $[•].

The undersigned acknowledges these Articles of Amendment and Restatement to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this [•] day of [•], 2017.

ATTEST:	JBG SMITH Properties

(SEAL)
Secretary	Chief Executive Officer

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FINAL FORM

Exhibit M

JBG SMITH PROPERTIES

BYLAWS

ARTICLE I

OFFICES

Section 1.                        PRINCIPAL OFFICE. The principal office of the Trust in the State of Maryland shall be located at such place as the Board of Trustees may designate.

Section 2.                        ADDITIONAL OFFICES. The Trust may have additional offices, including a principal executive office, at such places as the Board of Trustees may from time to time determine or the business of the Trust may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1.                        PLACE. All meetings of shareholders shall be held at the principal executive office of the Trust or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

Section 2.                        ANNUAL MEETING. An annual meeting of shareholders for the election of trustees and the transaction of any business within the powers of the Trust shall be held on the date and at the time and place set by the Board of Trustees.

Section 3.                        SPECIAL MEETINGS. Each of the chairman of the board, chief executive officer, president and a majority of the Board of Trustees then in office shall have the exclusive power to call a special meeting of shareholders. A special meeting of shareholders shall be held on the date and at the time and place set by the chairman of the board, chief executive officer, president or Board of Trustees, whoever has called the meeting.

Section 4.                        NOTICE. Not less than ten nor more than 90 days before each meeting of shareholders, the secretary shall give to each shareholder entitled to vote at such meeting and to each shareholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such shareholder personally, by leaving it at the shareholder’s residence or usual place of business or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at the shareholder’s address as it appears on the records of the Trust, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the shareholder by an electronic transmission to any address or number of the shareholder at which the shareholder receives electronic transmissions.

The Trust may give a single notice to all shareholders who share an address, which single notice shall be effective as to any shareholder at such address, unless such shareholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more shareholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

Subject to Section 12(a) of this Article II, any business of the Trust may be transacted at an annual meeting of shareholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of shareholders except as specifically designated in the notice. The Trust may postpone or cancel a meeting of shareholders by making a “public announcement” (as defined in Section 12(c)(3) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section.

Section 5.                        ORGANIZATION AND CONDUCT. Every meeting of shareholders shall be conducted by an individual appointed by the Board of Trustees to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting in the following order: the vice chairman of the board, if there is one, the chief executive officer, the president, the vice presidents in their order of rank and seniority, the secretary or, in the absence of such officers, a chairman chosen by the shareholders by the vote of a majority of the votes cast by shareholders present in person or by proxy. The secretary or, in the secretary’s absence, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Trustees or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of shareholders, an assistant secretary or, in the absence of all assistant secretaries, an individual appointed by the Board of Trustees or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of shareholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the shareholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to shareholders of record of the Trust, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to shareholders of record of the Trust entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any shareholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later

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date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6.                        QUORUM. At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the Declaration of Trust of the Trust (the “Declaration of Trust”) for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the shareholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

The shareholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough shareholders to leave fewer than would be required to establish a quorum.

Section 7.                        VOTING. A plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a trustee. Each share may be voted for as many individuals as there are trustees to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Declaration of Trust. Unless otherwise provided by statute or by the Declaration of Trust, each outstanding share of beneficial interest, regardless of class, entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of shareholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

Section 8.                        PROXIES. A holder of record of shares of beneficial interest of the Trust may cast votes in person or by proxy executed by the shareholder or by the shareholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Trust before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Section 9.                        VOTING OF SHARES BY CERTAIN HOLDERS. Shares of beneficial interest of the Trust registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, manager, general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other

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person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares. Any trustee or fiduciary, in such capacity, may vote shares of beneficial interest registered in such trustee’s or fiduciary’s name, either in person or by proxy.

Shares of beneficial interest of the Trust directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Trustees may adopt by resolution a procedure by which a shareholder may certify in writing to the Trust that any shares of beneficial interest registered in the name of the shareholder are held for the account of a specified person other than the shareholder. The resolution shall set forth the class of shareholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Trust; and any other provisions with respect to the procedure which the Board of Trustees considers necessary or desirable. On receipt by the Trust of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified shares of beneficial interest in place of the shareholder who makes the certification.

Section 10.                 INSPECTORS. The Board of Trustees or the chairman of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the chairman of the meeting, the inspectors, if any, shall (i) determine the number of shares of beneficial interest represented at the meeting in person or by proxy and the validity and effect of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the chairman of the meeting, (iv) hear and determine all challenges and questions arising in connection with the right to vote, and (v) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11.                 REPORTS TO SHAREHOLDERS. The president or some other executive officer designated by the Board of Trustees shall prepare annually a full and correct statement of the affairs of the Trust, which shall include a balance sheet and a financial statement of operations for the preceding fiscal year. The statement of affairs shall be submitted at the annual meeting of the shareholders and, within 20 days after the annual meeting of shareholders, placed on file at the principal office of the Trust.

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Section 12.                 ADVANCE NOTICE OF SHAREHOLDER NOMINEES FOR TRUSTEE AND OTHER SHAREHOLDER PROPOSALS.

(a) Annual Meetings of Shareholders.                    (1) Nominations of individuals for election to the Board of Trustees and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Trust’s notice of meeting, (ii) by or at the direction of the Board of Trustees (and to the extent required by the Master Transaction Agreement, dated as of October 31, 2016, by and among Vornado Realty Trust, Vornado Realty L.P., JBG Properties Inc., JBG/Operating Partners, L.P., certain affiliates of JBG Properties Inc. and JBG/Operating Partners, L.P., the Trust and JBG SMITH Properties LP (f/k/a Vornado DC Spinco OP LP) (the “Master Agreement”), in accordance with Section 5.13 of the Master Agreement) or (iii) by any shareholder of the Trust who was a shareholder of record both at the time of giving of notice by the shareholder as provided for in this Section 12(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 12(a).

(2)                                 For any nomination or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)(1) of this Section 12, the shareholder must have given timely notice thereof in writing to the secretary of the Trust and any such other business must otherwise be a proper matter for action by the shareholders. To be timely, a shareholder’s notice shall set forth all information required under this Section 12 and shall be delivered to the secretary at the principal executive office of the Trust not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 12(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that, in connection with the Trust’s first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the shareholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a shareholder’s notice as described above.

(3)                                 Such shareholder’s notice shall set forth:

(i)                                     as to each individual whom the shareholder proposes to nominate for election or reelection as a trustee (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”);

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(ii)                                  as to any other business that the shareholder proposes to bring before the meeting, a description of such business, the shareholder’s reasons for proposing such business at the meeting and any material interest in such business of such shareholder or any Shareholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the shareholder or the Shareholder Associated Person therefrom;

(iii)                               as to the shareholder giving the notice, any Proposed Nominee and any Shareholder Associated Person,

(A)                               the class, series and number of all shares of beneficial interest or other securities of the Trust or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such shareholder, Proposed Nominee or Shareholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such shares or other security) in any Company Securities of any such person,

(B)                               the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such shareholder, Proposed Nominee or Shareholder Associated Person,

(C)                               whether and the extent to which such shareholder, Proposed Nominee or Shareholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of (x) Company Securities or (y) any security of any entity that was listed in the Peer Group in the Share Performance Graph in the most recent annual report to security holders of the Trust (a “Peer Group Company”) for such shareholder, Proposed Nominee or Shareholder Associated Person or (II) increase or decrease the voting power of such shareholder, Proposed Nominee or Shareholder Associated Person in the Trust or any affiliate thereof (or, as applicable, in any Peer Group Company) disproportionately to such person’s economic interest in the Company Securities (or, as applicable, in any Peer Group Company) and

(D)                               any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Trust), by security holdings or otherwise, of such shareholder, Proposed Nominee or Shareholder Associated Person, in the Trust or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such shareholder, Proposed Nominee or Shareholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

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(iv)                              as to the shareholder giving the notice, any Shareholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 12(a) and any Proposed Nominee,

(A)                               the name and address of such shareholder, as they appear on the Trust’s share ledger, and the current name and business address, if different, of each such Shareholder Associated Person and any Proposed Nominee,

(B)                               the investment strategy or objective, if any, of such shareholder and each such Shareholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such shareholder and each such Shareholder Associated Person; and

(C)                               whether any such shareholder or any Shareholder Associated Person has received any financial assistance, funding or other consideration from any other person in respect of the nomination or such other business.

(v)                                 the name and address of any person who contacted or was contacted by the shareholder giving the notice or any Shareholder Associated Person about the Proposed Nominee or other business proposal prior to the date of such shareholder’s notice; and

(vi)                              to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the Proposed Nominee or the proposal of other business on the date of such shareholder’s notice.

(4)                                 Such shareholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee (i) certifying that such Proposed Nominee (a) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Trust in connection with service or action as a trustee that has not been disclosed to the Trust and (b) will serve as a trustee of the Trust if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Trust, upon request, to the shareholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange on which any securities of the Trust are listed or over-the-counter market on which any securities of the Trust are traded).

(5)                                 Notwithstanding anything in this subsection (a) of this Section 12 to the contrary, in the event that the number of trustees to be elected to the Board of Trustees is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 12(c)(3) of this Article II) for the preceding year’s annual meeting, a shareholder’s notice required by this Section 12(a)

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shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Trust not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Trust.

(6)                                 For purposes of this Section 12, “Shareholder Associated Person” of any shareholder shall mean (i) any person acting in concert with, such shareholder, (ii) any beneficial owner of shares of beneficial interest of the Trust owned of record or beneficially by such shareholder (other than a shareholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such shareholder or Shareholder Associated Person.

(b)                                 Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Trust’s notice of meeting. Nominations of individuals for election to the Board of Trustees may be made at a special meeting of shareholders at which trustees are to be elected only (i) by or at the direction of the Board of Trustees or (ii) provided that the special meeting has been called in accordance with Section 3(a) of this Article II for the purpose of electing trustees, by any shareholder of the Trust who is a shareholder of record both at the time of giving of notice provided for in this Section 12 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 12. In the event the Trust calls a special meeting of shareholders for the purpose of electing one or more individuals to the Board of Trustees, any shareholder may nominate an individual or individuals (as the case may be) for election as a trustee as specified in the Trust’s notice of meeting, if the shareholder’s notice, containing the information required by paragraphs (a)(3) and (4) of this Section 12 is delivered to the secretary at the principal executive office of the Trust not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Trustees to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a shareholder’s notice as described above.

(c)                                  General. (1) If information submitted pursuant to this Section 12 by any shareholder proposing a nominee for election as a trustee or any proposal for other business at a meeting of shareholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 12. Any such shareholder shall notify the Trust of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Trustees, any such shareholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Trustees or any authorized officer of the Trust, to demonstrate the accuracy of any information submitted by the shareholder pursuant to this Section 12 and (B) a written update of any information (including, if requested by the

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Trust, written confirmation by such shareholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the shareholder pursuant to this Section 12 as of an earlier date. If a shareholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 12.

(2)                                 Only such individuals who are nominated in accordance with this Section 12 shall be eligible for election by shareholders as trustees, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with this Section 12. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 12.

(3)                                 For purposes of this Section 12, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public announcement” shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (B) in a document publicly filed by the Trust with the Securities and Exchange Commission pursuant to the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(4)                                 Notwithstanding the foregoing provisions of this Section 12, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12. Nothing in this Section 12 shall be deemed to affect any right of a shareholder to request inclusion of a proposal in, or the right of the Trust to omit a proposal from, the Trust’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 12 shall require disclosure of revocable proxies received by the shareholder or Shareholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such shareholder or Shareholder Associated Person under Section 14(a) of the Exchange Act.

(5)                                 For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Section 13.                                    CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Declaration of Trust or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the “MGCL”), shall not apply to any acquisition by any person of shares of beneficial interest of the Trust. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

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Section 14.                                    SHAREHOLDERS’ CONSENT IN LIEU OF MEETING. Any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each shareholder entitled to vote on the matter and filed with the minutes of proceedings of the shareholders or (b) if the action is advised, and submitted to the shareholders for approval, by the Board of Trustees and a consent in writing or by electronic transmission of shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of shareholders is delivered to the Trust in accordance with the Maryland REIT Law or the other applicable provisions of the Corporations and Associations Article of the Annotated Code of Maryland (collectively, the “MRL”). The Trust shall give notice of any action taken by less than unanimous consent to each shareholder not later than ten days after the effective time of such action.

ARTICLE III

TRUSTEES

Section 1.                                           GENERAL POWERS. The business and affairs of the Trust shall be managed under the direction of its Board of Trustees.

Section 2.                                           NUMBER, TENURE, QUALIFICATIONS AND RESIGNATION. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Trustees may establish, increase or decrease the number of trustees, provided that the number thereof shall never be less than the minimum number required by the MRL, nor more than 15, and further provided that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. In case of failure to elect trustees at the designated time, the trustees holding over shall continue to serve as trustees until their successors are elected and qualify. Any trustee of the Trust may resign at any time by delivering his or her resignation to the Board of Trustees, the chairman of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3.                                           ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Trustees shall be held immediately after and at the same place as the annual meeting of shareholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Trustees. The Board of Trustees may provide, by resolution, the time and place of regular meetings of the Board of Trustees without other notice than such resolution.

Section 4.                                           SPECIAL MEETINGS. Special meetings of the Board of Trustees may be called by or at the request of the chairman of the board, the chief executive officer, the president or a majority of the trustees then in office. The person or persons authorized to call special meetings of the Board of Trustees may fix the time and place of any special meeting of the Board of Trustees called by them. The Board of Trustees may provide, by resolution, the

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time and place for special meetings of the Board of Trustees without other notice than such resolution.

Section 5.                                           NOTICE. Notice of any special meeting of the Board of Trustees shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each trustee at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the trustee or his or her agent is personally given such notice in a telephone call to which the trustee or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Trust by the trustee. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Trust by the trustee and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6.                                           QUORUM. A majority of the trustees shall constitute a quorum for transaction of business at any meeting of the Board of Trustees, provided that, if less than a majority of such trustees is present at such meeting, a majority of the trustees present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Declaration of Trust or these Bylaws, the vote of a majority or other percentage of a particular group of trustees is required for action, a quorum must also include a majority or such other percentage of such group.

The trustees present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough trustees to leave fewer than required to establish a quorum.

Section 7.                                           VOTING. The action of a majority of the trustees present at a meeting at which a quorum is present shall be the action of the Board of Trustees, unless the concurrence of a greater proportion is required for such action by applicable law, the Declaration of Trust or these Bylaws. If enough trustees have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of trustees necessary to constitute a quorum at such meeting shall be the action of the Board of Trustees, unless the concurrence of a greater proportion is required for such action by applicable law, the Declaration of Trust or these Bylaws.

Section 8.                                           ORGANIZATION. At each meeting of the Board of Trustees, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any,

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shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the board, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president, a trustee chosen by a majority of the trustees present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary of the Trust or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9.                                           TELEPHONE MEETINGS. Trustees may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10.                                    CONSENT BY TRUSTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Trustees may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each trustee and is filed with the minutes of proceedings of the Board of Trustees.

Section 11.                                    VACANCIES. If for any reason any or all the trustees cease to be trustees, such event shall not terminate the Trust or affect these Bylaws or the powers of the remaining trustees hereunder. Except as may be provided by the Board of Trustees in setting the terms of any class or series of preferred shares of beneficial interest, any vacancy on the Board of Trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. To the extent required by the Master Agreement, any vacancy on the Board of Trustees shall be filled with a “Replacement Designee” (as defined in the Master Agreement) in accordance with the Master Agreement. Any trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is elected and qualifies.

Section 12.                                    COMPENSATION. Trustees shall not receive any stated salary for their services as trustees but, by resolution of the trustees, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Trust and for any service or activity they performed or engaged in as trustees. Trustees may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the trustees or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as trustees; but nothing herein contained shall be construed to preclude any trustees from serving the Trust in any other capacity and receiving compensation therefor.

Section 13.                                    RELIANCE. Each trustee and officer of the Trust shall, in the performance of his or her duties with respect to the Trust, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Trust whom the trustee or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the trustee or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a trustee, by a committee of the

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Board of Trustees on which the trustee does not serve, as to a matter within its designated authority, if the trustee reasonably believes the committee to merit confidence.

Section 14.                                       RATIFICATION. The Board of Trustees or the shareholders may ratify and make binding on the Trust any action or inaction by the Trust or its officers to the extent that the Board of Trustees or the shareholders could have originally authorized the matter. Moreover, any action or inaction questioned in any shareholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a trustee, officer or shareholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Trustees or by the shareholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Trust and its shareholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 15.                                       INTERESTED TRUSTEE TRANSACTIONS. Section 2-419 of the MGCL shall be available for and apply to any contract or other transaction between the Trust and any of its trustees or between the Trust and any other trust, corporation, firm or other entity in which any of its trustees is a trustee or director or has a material financial interest.

Section 16.                                    CERTAIN RIGHTS OF TRUSTEES AND OFFICERS. Any trustee or officer, in his or her personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Trust.

Section 17.                                    EMERGENCY PROVISIONS. Notwithstanding any other provision in the Declaration of Trust or these Bylaws, this Section 17 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Trustees under Article III of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Trustees, (i) a meeting of the Board of Trustees or a committee thereof may be called by any trustee or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Trustees during such an Emergency may be given less than 24 hours prior to the meeting to as many trustees and by such means as may be feasible at the time, including publication, television or radio; and (iii) the number of trustees necessary to constitute a quorum shall be one-third of the entire Board of Trustees.

ARTICLE IV

COMMITTEES

Section 1.                                           NUMBER, TENURE AND QUALIFICATIONS. The Board of Trustees may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and other committees, composed of one or more trustees, to serve at the pleasure of the Board of Trustees. To the extent required by the Master Agreement, the membership of each of the Audit

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Committee, Compensation Committee and Nominating and Corporate Governance Committee shall consist of an equal number of JBG Board Designees and Vornado Board Designees (each as defined in the Master Agreement) (or if applicable, their respective Replacement Designees).

Section 2.                                           POWERS. The Board of Trustees may delegate to committees appointed under Section 1 of this Article IV any of the powers of the Board of Trustees. Except as may be otherwise provided by the Board of Trustees, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more trustees, as the committee deems appropriate in its sole and absolute discretion.

Section 3.                                           MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Trustees. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Trustees may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another trustee to act in the place of such absent member.

Section 4.                                           TELEPHONE MEETINGS. Members of a committee of the Board of Trustees may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5.                                           CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Trustees may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6.                                           VACANCIES. Subject to the provisions hereof, the Board of Trustees shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 1.                                           GENERAL PROVISIONS. The officers of the Trust shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a

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chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Trustees may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Trust shall be elected annually by the Board of Trustees, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Trust and such officer or agent.

Section 2.              REMOVAL AND RESIGNATION. Any officer or agent of the Trust may be removed, with or without cause, by the Board of Trustees if in its judgment the best interests of the Trust would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Trust may resign at any time by delivering his or her resignation to the Board of Trustees, the chairman of the board, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Trust.

Section 3.              VACANCIES. A vacancy in any office may be filled by the Board of Trustees for the balance of the term.

Section 4.              CHIEF EXECUTIVE OFFICER. The Board of Trustees may designate a chief executive officer. The chief executive officer shall have general responsibility for implementation of the policies of the Trust, as determined by the Board of Trustees, and for the management of the business and affairs of the Trust. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Trustees from time to time.

Section 5.              CHIEF OPERATING OFFICER. The Board of Trustees may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as determined by the Board of Trustees or the chief executive officer.

Section 6.              CHIEF FINANCIAL OFFICER. The Board of Trustees may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as determined by the Board of Trustees or the chief executive officer.

Section 7.              CHAIRMAN OF THE BOARD. The Board of Trustees may designate from among its members a chairman of the board, who shall not, solely by reason of these Bylaws, be an officer of the Trust. The Board of Trustees may designate the chairman of

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the board as an executive or non-executive chairman. The chairman of the board shall preside over the meetings of the Board of Trustees. The chairman of the board shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Trustees.

Section 8.              PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Trust. In the absence of a designation of a chief operating officer by the Board of Trustees, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Trustees from time to time.

Section 9.              VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Trustees. The Board of Trustees may designate one or more vice presidents as executive vice president, senior vice president, or vice president for particular areas of responsibility.

Section 10.            SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the shareholders, the Board of Trustees and committees of the Board of Trustees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the trust records and of the seal of the Trust; (d) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) have general charge of the share transfer books of the Trust; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Trustees.

Section 11.            TREASURER. The treasurer shall have the custody of the funds and securities of the Trust, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust, shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Board of Trustees and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Trustees. In the absence of a designation of a chief financial officer by the Board of Trustees, the treasurer shall be the chief financial officer of the Trust.

The treasurer shall disburse the funds of the Trust as may be ordered by the Board of Trustees, taking proper vouchers for such disbursements, and shall render to the president and Board of Trustees, at the regular meetings of the Board of Trustees or whenever it may so

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require, an account of all his or her transactions as treasurer and of the financial condition of the Trust.

Section 12.            ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Trustees.

Section 13.            COMPENSATION. The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Trustees and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a trustee.

ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1.              CONTRACTS. The Board of Trustees may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Trust when duly authorized or ratified by action of the Board of Trustees and executed by an authorized person.

Section 2.              CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by such officer or agent of the Trust in such manner as shall from time to time be determined by the Board of Trustees.

Section 3.              DEPOSITS. All funds of the Trust not otherwise employed shall be deposited or invested from time to time to the credit of the Trust as the Board of Trustees, the chief executive officer, the president, the chief financial officer, or any other officer designated by the Board of Trustees may determine.

ARTICLE VII

SHARES

Section 1.                                           CERTIFICATES. Except as may be otherwise provided by the Board of Trustees, shareholders of the Trust are not entitled to certificates evidencing the shares of beneficial interest held by them. In the event that the Trust issues shares of beneficial interest evidenced by certificates, such certificates shall be in such form as prescribed by the Board of Trustees or a duly authorized officer, shall contain the statements and information required by the MRL and shall be signed by the officers of the Trust in any manner permitted by the MRL. In the event that the Trust issues shares of beneficial interest without certificates, to the extent then required by the MRL, the Trust shall provide to the record holders of such shares a written

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statement of the information required by the MRL to be included on share certificates. There shall be no differences in the rights and obligations of shareholders based on whether or not their shares are evidenced by certificates.

Section 2.             TRANSFERS. All transfers of shares shall be made on the books of the Trust, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Trustees or any officer of the Trust may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Trustees that such shares shall no longer be evidenced by certificates. Upon the transfer of any uncertificated shares the Trust shall provide to the record holders of such shares, to the extent then required by the MRL, a written statement of the information required by the MRL to be included on share certificates.

The Trust shall be entitled to treat the holder of record of any share of beneficial interest as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of beneficial interest will be subject in all respects to the Declaration of Trust and all of the terms and conditions contained therein.

Section 3.              REPLACEMENT CERTIFICATE. Any officer of the Trust may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Trust alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such shareholder and the Board of Trustees has determined that such certificates may be issued. Unless otherwise determined by an officer of the Trust, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Trust a bond in such sums as it may direct as indemnity against any claim that may be made against the Trust.

Section 4.              FIXING OF RECORD DATE. The Board of Trustees may set, in advance, a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or determining shareholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of shareholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of shareholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of shareholders of record is to be held or taken.

When a record date for the determination of shareholders entitled to notice of and

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to vote at any meeting of shareholders has been set as provided in this section, such record date shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

Section 5.              SHARE LEDGER. The Trust shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate share ledger containing the name and address of each shareholder and the number of shares of each class held by such shareholder.

Section 6.              FRACTIONAL SHARES; ISSUANCE OF UNITS. The Board of Trustees may authorize the Trust to issue fractional shares or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Declaration of Trust or these Bylaws, the Board of Trustees may authorize the issuance of units consisting of different securities of the Trust. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Trust, except that the Board of Trustees may provide that for a specified period securities of the Trust issued in such unit may be transferred on the books of the Trust only in such unit.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Trustees shall have the power, from time to time, to fix the fiscal year of the Trust by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1.              AUTHORIZATION. Dividends and other distributions upon the shares of beneficial interest of the Trust may be authorized by the Board of Trustees, subject to the provisions of law and the Declaration of Trust. Dividends and other distributions may be paid in cash, property or shares of beneficial interest of the Trust, subject to the provisions of law and the Declaration of Trust.

Section 2.              CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Trust available for dividends or other distributions such sum or sums as the Board of Trustees may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Trust or for such other purpose as the Board of Trustees shall determine, and the Board of Trustees may modify or abolish any such reserve.

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ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the Declaration of Trust, the Board of Trustees may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Trust as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

Section 1.                        SEAL. The Board of Trustees may authorize the adoption of a seal by the Trust. The seal shall contain the name of the Trust and the year of its formation and the words “Formed Maryland.” The Board of Trustees may authorize one or more duplicate seals and provide for the custody thereof.

Section 2.                        AFFIXING SEAL. Whenever the Trust is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Trust.

ARTICLE XII

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former trustee or officer of the Trust and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Declaration of Trust and these Bylaws shall vest immediately upon election of a trustee or officer. The Trust may, with the approval of its Board of Trustees, provide such indemnification and advance for expenses to an individual who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

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Neither the amendment nor repeal of this Article XII, nor the adoption or amendment of any other provision of the Declaration of Trust or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph of this Article XII with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

ARTICLE XIII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Declaration of Trust or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XIV

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Trust consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the right or on behalf of the Trust, (b) any action asserting a claim of breach of any duty owed by any trustee, officer, other employee, or agent of the Trust to the Trust or to the shareholders of the Trust, (c) any action asserting a claim against the Trust or any trustee, officer, other employee, or agent of the Trust arising pursuant to any provision of the MRL, the Declaration of Trust or these Bylaws, or (d) any action asserting a claim against the Trust or any trustee or officer or other employee of the Trust that is governed by the internal affairs doctrine. In the event that any action or proceeding described in the this Article XIV is pending in the Circuit Court for Baltimore City, Maryland, any shareholder that is a party to such action, proceeding or claim shall cooperate in seeking to have the action or proceeding assigned to the Business & Technology Case Management Program.

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ARTICLE XV

AMENDMENT OF BYLAWS

The Board of Trustees shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws. For a period of two years following the Closing (as defined in the Master Agreement), any amendment to (i) Article II, Section 12(a)(1), (ii) Article III, Section 11, (iii) Article IV, Section 1 or (iv) this sentence of the Bylaws shall be valid only if approved by a majority of the entire Board of Trustees, including a majority of each of the JBG Board Designees and Vornado Board Designees.

ARTICLE XVI

MISCELLANEOUS

All references to the Declaration of Trust shall include all amendments and supplements thereto and any other documents filed with and accepted for record by the State Department of Assessments and Taxation related thereto.

ARTICLE XVII

SEVERABILITY

If any provision of these Bylaws shall be held invalid or unenforceable in any respect, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable any other provision of these Bylaws in any jurisdiction.

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FINAL FORM

Exhibit N

FORM OF GROUND LEASE ESTOPPEL

, 201

Ladies and Gentlemen:

The undersigned warrants, represents, agrees and certifies to                       (“Lessee”), its successors and assigns, and any holder or proposed holder of a mortgage or deed of trust encumbering Lessee’s leasehold interest in the [Premises](1) (“Lender”), and its successor and assigns, as of the date hereof as follows:

1.         It is the ground lessor under that certain ground lease dated                ,               (together with all amendments, modifications and supplements thereto, collectively, the “Lease”), between the undersigned (or its predecessor-in-interest), as lessor (“Lessor”) and Lessee (or its predecessor-in-interest), as ground lessee covering property located at                     ,          (the “Premises”). A true and correct copy of the Lease is attached hereto as Exhibit A.

2.         The Lease is in full force and effect. The Lease has not been assigned, modified, supplemented or amended except as described on Exhibit A hereto. There are no other agreements, whether oral or written, between Lessee and Lessor with respect to the Lease or concerning the Premises.

3.         The term of the Lease commenced on                     ,        , and expires on                 ,       , subject to the following renewal options: .

4.         The current fixed rent under the Lease is $            per annum, payable in             installments, and has been paid in full through , 20 . No additional rent or charge (including, without limitation, as applicable, taxes, maintenance, operating expenses or otherwise) that has been billed to Lessee by Lessor is overdue. There are no provisions for, and Lessor has no rights with respect to, terminating the Lease or increasing the rent payable thereunder, except as expressly set forth in the Lease. The amount of the security deposit presently held by Lessor under the Lease is $ .

5.         Lessor has not delivered or received any notices of default under the Lease; to the best knowledge of Lessor, there is no default by Lessee or Lessor under the Lease, nor has any event or omission occurred which, with the giving of notice or the lapse of time, or both, would constitute a default thereunder. To the best knowledge of Lessor, Lessee has no defense, set-offs, basis for withholding rent, claims or counterclaims against Lessor for any failure of performance of any of the terms of the Lease.

6.         Lessee has no options, rights of first refusal, termination, renewal or extension, or other rights to extend or otherwise modify the Lease, except as follows: .

7.         Any improvements required by the terms of the Lease to be made by Lessee have been completed to the satisfaction of Lessor, and Lessee’s current use and operation of the Premises complies with any use covenants or operating requirements contained in the Lease.

(1) Conform to underlying lease.

8.         Lessor is the record and beneficial owner of the Premises, and the Lease is not subordinate, and has not been subordinated by Lessor, to any mortgage, lien or other encumbrance. Lessor has not assigned, conveyed, transferred, sold, encumbered or mortgaged its interest in the Lease or the Premises, and there are no mortgages, deeds of trust or other security interests encumbering the Lessor’s fee interest in the Premises.

9.         No third party has any option or preferential right to purchase all or any part of the Premises from Lessor.

10.      Lessor has not received written notice of any pending eminent domain proceedings or other governmental actions or any judicial actions of any kind against Lessor’s interest in the Premises.

11.      This Ground Lease Estoppel, the covenants, terms and conditions hereof and the rights and obligations created hereby shall run with the land and be binding upon and inure to the benefit of Lessor, Lessee, Lender and their respective successors and assigns. Lessor, and the person or persons executing this certificate on behalf of Lessor, have the power and authority to execute this certificate.

LESSOR:

By:
Name:
Title:

Agreed and Approved

LESSEE:

By:
Name:
Title:

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